As filed with the United States Securities and Exchange Commission on August 23, 2023

Registration Statement No. 333-271920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Anzu Special Acquisition Corp I

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	86-1369123
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

12610 Race Track Road, Suite 250

Tampa, FL 33626

Telephone: (202) 742-5870

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Whitney Haring-Smith

Chief Executive Officer

Anzu Special Acquisition Corp I

12610 Race Track Road, Suite 250

Tampa, FL 33626

Telephone: (202) 742-5870

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin R. Salon Andrew P. Campbell David P. Slotkin Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, DC 20037 Tel: (202) 887-1500	Christopher J. Melsha Melodie R. Rose Andrew M. Nick Fredrikson & Byron, P.A. 60 South Sixth Street Suite 1500 Minneapolis, MN Tel: (612) 492-7000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 23, 2023

PROXY STATEMENT/PROSPECTUS

ANZU SPECIAL ACQUISITION CORP I

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

PROSPECTUS FOR ISSUANCE OF UP TO 15,000,000 SHARES OF CLASS A COMMON STOCK IN THE MERGER

PROSPECTUS FOR OFFER TO EXCHANGE SHARES OF CLASS A COMMON STOCK

FOR

SERIES A CONVERTIBLE PREFERRED STOCK

Dear Stockholder:

On April 17, 2023, Anzu Special Acquisition Corp I, a Delaware corporation (“Anzu,” “we,” “our” and “us”), and Envoy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Anzu (“Merger Sub”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) with Envoy Medical Corporation, a Minnesota corporation (“Envoy”), pursuant to which, and subject to certain conditions, Merger Sub will merge with and into Envoy, with Envoy surviving the merger as a wholly owned subsidiary of Anzu (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). References to “New Envoy” mean Anzu after giving effect to the closing of the Merger (the “Closing”), at which time Anzu will be renamed “Envoy Medical, Inc.”

Subject to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the common stock of Envoy, par value $0.01 per share (the “Envoy Common Stock”) (including shares issued upon the exercise or conversion of the Envoy Warrants, Envoy Convertible Notes and Envoy Preferred Stock (each as defined below)), will be automatically cancelled and converted into the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of Anzu (the “Anzu Class A Common Stock” and, after the Closing, “New Envoy Class A Common Stock”) calculated based on the Exchange Ratio. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined below) divided by (b) the Fully Diluted Share Number (as defined below). As of the date of this proxy statement/prospectus, we currently estimate that the Exchange Ratio will be approximately 0.06378.

The “Aggregate Closing Merger Consideration” means a number of shares of Anzu Class A Common Stock equal to the (a) quotient obtained by dividing (i) the sum of (x) $150,000,000 minus (y) all Envoy debt outstanding as of immediately prior to the Effective Time, not to include the Envoy Convertible Notes, plus (z) the expenses that have been paid or will be paid prior to the close of business immediately preceding the Closing (the “Company Transaction Expenses”) by (ii) $10.00, minus (b) a number of shares of Anzu Class A Common Stock equal to the quotient obtained by dividing (x) the amount of Company Transaction Expenses in excess of $10,000,000, if any, by (y) $10.00, and rounded up to the nearest whole share. The “Fully Diluted Share Number” means the sum of (i) the aggregate number of Envoy Common Stock issued and outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of Envoy Preferred Stock, plus (iii) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the exercise (on a net exercise basis) and conversion of the Envoy Warrants in accordance therewith (as amended by the Warrant Amendment Agreements (as defined herein)), plus (iv) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Envoy Convertible Notes in accordance therewith (as amended by the Convertible Note Amendment Agreements (as defined herein)).

In connection with the Business Combination, each holder of Envoy Preferred Stock has agreed to convert each issued and outstanding share of Envoy Preferred Stock in accordance with the terms thereof immediately prior to the Effective Time. In addition, immediately prior to the Effective Time, each outstanding warrant for Envoy Common Stock will automatically, depending on the applicable exercise price, be cancelled or exercised on a net exercise basis and converted into shares of Envoy Common Stock, and each outstanding Envoy Convertible Note will be converted into shares of Envoy Common Stock. Further, at the Effective Time, all outstanding options to purchase Envoy Common Stock will be cancelled in exchange for nominal consideration.

Concurrently with the execution and delivery of the Business Combination Agreement, Anzu and Anzu SPAC GP I LLC (the “Sponsor”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase, and Anzu agreed to issue and sell to Sponsor, at least 1,000,000 shares of New Envoy Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at a price of $10.00 per share, for gross proceeds of at least $10,000,000, in a private placement to be consummated as promptly as practicable following the Closing and the filing of the Certificate of Designation, for the Series A Preferred Stock (the “Certificate of Designation”), on the terms and subject to the conditions set forth in the Subscription Agreement (the “PIPE Transaction”). On August 23, 2023, Anzu and the Sponsor entered into Amendment No. 2 to the Subscription Agreement (the "Subscription Agreement Amendment"), pursuant to which the Sponsor has agreed to subscribe for and purchase up to 500,000 additional shares of Series A Preferred Stock (the "Additional PIPE Shares") at a price of $10.00 per share, for additional gross proceeds of up to $5,000,000. The Subscription Agreement Amendment provides that the Sponsor will subscribe for and purchase the Additional PIPE Shares (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the principal amount of the Envoy Bridge Note, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement.

The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of New Envoy, senior to New Envoy Class A Common Stock.

Concurrently with the execution and delivery of the Business Combination Agreement, Anzu and the Sponsor entered into the sponsor support and forfeiture agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, (i) subject to and upon the Closing, to forfeit 10,010,000 shares of Anzu’s Class B common stock, par value $0.0001 per share (the “Anzu Class B Common Stock” and, collectively with Anzu Class A Common Stock, the “Anzu Common Stock”) less the Retained Sponsor Shares (as defined below), (ii) subject to and upon the Closing, to forfeit all 12,500,000 of the outstanding private warrants issued to the Sponsor in connection with Anzu’s initial public offering (the “private warrants”), each exercisable for one share of Anzu Class A Common Stock, (iii) to vote 10,500,000 shares of Anzu Class B Common Stock held by the Sponsor (the “Covered Shares”), or approximately 70.3% of the issued and outstanding shares of Anzu Common Stock as of the date of the Sponsor Support Agreement, in favor of the approval and adoption of the Business Combination Agreement, the Merger and all other transactions, (iv) to appear at such meeting or otherwise cause the Covered Shares to be counted as present at the Anzu stockholder meeting for purposes of constituting a quorum, and (v) to vote the Covered Shares against any proposals which are in competition with or materially inconsistent with, the Business Combination Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. “Retained Sponsor Shares” means an amount of Anzu Class B Common Stock equal to (a) 4,500,000 shares in the aggregate, minus (b) the Expense Excess Shares (as defined in the accompanying proxy statement/prospectus), if any; provided, however, that the Sponsor agreed to exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer. The Sponsor has further agreed that any dividends arising from such Series A Preferred Stock held by the Sponsor shall accrue and not require timely payment at any time when New Envoy has less than $10,000,000 of net tangible assets. In addition, 50% of the Retained Sponsor Shares (the “Contingent Sponsor Shares”) will be unvested and subject to forfeiture upon the Closing and will vest upon the United States Food and Drug Administration’s approval of the Envoy Acclaim® fully implantable cochlear implant or upon a change of control of New Envoy.

Pursuant to Amended and Restated Certificate of Incorporation of Anzu, dated March 3, 2021 and as amended on February 28, 2023 (the “Current Charter”), we are providing holders of shares of Anzu Class A Common Stock with the right to demand that Anzu redeem, upon the Closing, shares of Anzu Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes). For illustrative purposes, based on the balance of the Trust Account of $       as of         , 2023, the estimated per-share redemption price would have been approximately $       . Holders of shares of Anzu Class A Common Stock may elect to redeem their shares of Anzu Class A Common Stock even if they vote for the proposal to approve the Business Combination Agreement (the “Business Combination Proposal”). Each redemption of shares of Anzu Class A Common Stock by holders of shares of Anzu Class A Common Stock will reduce the amount of funds held in the Trust Account.

We are providing the accompanying proxy statement/prospectus, including the accompanying proxy card, to our stockholders in connection with the solicitation of proxies to be voted at the 2023 special meeting of Anzu’s stockholders (the “Special Meeting”), including any adjournments or postponements of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by our stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend, we urge you to read the accompanying proxy statement/prospectus in its entirety. In particular, when you consider the recommendation by the board of directors of Anzu (the “Anzu Board”) regarding these proposals, you should keep in mind that the directors and officers of Anzu, as well as its largest stockholder, the Sponsor, have interests in the Business Combination that are different from or in addition to, or which may conflict with, your interests as a stockholder. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Agreement — Interests of the Sponsor and Anzu’s Directors and Officers in the Business Combination” beginning on page 181 for a discussion of these considerations. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus will also be used in connection with an exchange offer to be conducted by Anzu (the “Exchange Offer”) pursuant to which each holder of Anzu Class A Common Stock that elects not to redeem its shares of Anzu Class A Common Stock in connection with the Business Combination or that validly withdraws a previously made redemption election at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting (the “Eligible Stockholders”) may elect to exchange each share of Anzu Class A Common Stock for one share of Series A Preferred Stock (such consideration, the “Exchange Offer Consideration”). The Exchange Offer will expire at 5:00 p.m., New York City time, on                      , 2023 (the business day immediately prior to the date of the Special Meeting) unless extended or terminated in Anzu’s sole discretion (the “Expiration Time”).

The determination of shares of Anzu Class A Common Stock validly tendered and not properly withdrawn pursuant to the Exchange Offer shall be made in Anzu’s sole discretion. In addition, Anzu’s obligation to exchange for Series A Preferred Stock any shares of Anzu Class A Common Stock validly tendered and not properly withdrawn pursuant to the Exchange Offer is subject to the satisfaction or waiver of various closing conditions, including: (a) with respect to each Eligible Stockholder, such Eligible Stockholder electing not to redeem its shares of Anzu Class A Common Stock or withdrawing a previously made redemption election at any time prior to the vote being taken with respect to the Business Combination Proposal at the Special Meeting; (b) the absence of any applicable law or order of a governmental authority prohibiting, rendering illegal or enjoining the consummation of the Exchange Offer or the other transactions contemplated by the Business Combination Agreement; (c) the consummation of the Merger in accordance with the terms of the Business Combination Agreement; and (d) the filing and effectiveness of the Proposed Charter (as defined in the accompanying proxy statement/prospectus) and the Certificate of Designation with the Delaware Secretary of State. Certain of these conditions are beyond Anzu’s control, and Anzu cannot provide you any assurance that these conditions will be satisfied or that the Exchange Offer will close. If Anzu makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition to the Exchange Offer, Anzu will disseminate additional Exchange Offer materials and extend the Exchange Offer by five (5) or ten (10) business days, to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended.

The Anzu Board has authorized and approved the Exchange Offer. Neither Anzu nor the Anzu Board, its officers and employees, nor any other person is making any recommendation as to whether you should tender shares of Anzu Class A Common Stock in the Exchange Offer. You must make your own decision whether to tender shares of Anzu Class A Common Stock in the Exchange Offer. If you wish to tender shares of Anzu Class A Common Stock in the Exchange Offer, you should follow the instructions beginning on page 92 of the accompanying proxy statement/prospectus. If you wish to withdraw your tender, you may do so by following the instructions set forth in the accompanying proxy statement/prospectus.

Anzu’s units, the Anzu Class A Common Stock and Anzu’s public warrants are currently listed on the Nasdaq Capital Market ( “Nasdaq”) under the symbols “ANZUU,” “ANZU” and “ANZUW,” respectively. Following the Closing, New Envoy intends to continue to have its New Envoy Class A Common Stock and New Envoy Warrants listed on Nasdaq under the symbols “COCH” and “COCHW,” respectively. Neither Anzu nor New Envoy intends to apply to list the Series A Preferred Stock on Nasdaq or any other national securities exchange.

Only holders of record of Anzu Common Stock at the close of business on          , 2023 (the “Record Date”), are entitled to notice of the Special Meeting and the right to vote and have their votes counted at the Special Meeting and any adjournments of the Special Meeting.

The Anzu Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that Anzu’s stockholders vote “FOR” the adoption and approval of the Business Combination Agreement and the other matters to be considered at the Special Meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200.

Sincerely,

Dr. Whitney Haring-Smith
Chief Executive Officer

Anzu is an “emerging growth company” and “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

The accompanying proxy statement/prospectus provides Anzu stockholders with detailed information about the Business Combination and the other matters to be considered at the Special Meeting of Anzu and the Exchange Offer. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION, THE EXCHANGE OFFER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                    , 2023, and is first being mailed to Anzu stockholders on or about                   , 2023.

ANZU SPECIAL ACQUISITION CORP I

12610 Race Track Road, Suite 250

Tampa, FL 33626

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF ANZU SPECIAL ACQUISITION CORP I:

NOTICE IS HEREBY GIVEN that the 2023 special meeting of the stockholders of Anzu Special Acquisition Corp I, a Delaware corporation (“Anzu”), will be held at                  New York City time, on              , 2023, in virtual format (the “Special Meeting”). You are cordially invited to attend and participate in the Special Meeting online by visiting                   . The Special Meeting will be held for the following purposes:

(1)	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination Agreement, dated as of April 17, 2023, as amended by Amendment No. 1, dated as of May 12, 2023 (“Amendment No. 1” and collectively, the “Business Combination Agreement”), by and among Anzu, Envoy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Anzu (“Merger Sub”), and Envoy Medical Corporation, a Minnesota corporation (“Envoy”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Envoy, with Envoy surviving the merger as a wholly owned subsidiary of Anzu (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection with the Business Combination Agreement, the “Business Combination”). Following the closing of the Merger (the “Closing”), Anzu will be renamed “Envoy Medical, Inc.”, which is referred to herein as “New Envoy” in the accompanying proxy statement/prospectus. Copies the Business Combination Agreement and Amendment No. 1 are attached as Annex A-1 and Annex A-2, respectively, to the accompanying proxy statement/prospectus, respectively (the “Business Combination Proposal”);
(2)	The Charter Proposal — to consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of New Envoy (the “Proposed Charter”), to be approved and adopted in connection with the Business Combination Agreement, the form of which is attached as Annex B to the accompanying proxy statement/prospectus (the “Charter Proposal”);
(3)	The Advisory Charter Proposals — to consider and vote on a non-binding, advisory basis, upon separate proposals to approve the following amendments to the Current Charter (as defined below):

(i)    to change the total number of shares of all classes of authorized capital stock of Anzu from 441,000,000 shares, consisting of 400,000,000 shares of Class A common stock (the “Anzu Class A Common Stock”), 40,000,000 shares of Class B common stock (the “Anzu Class B Common Stock”) and 1,000,000 shares of preferred stock, to a total of            shares, consisting of                  shares of Class A common stock and                 shares of preferred stock (Proposal No. 3A);

(ii)    to provide that the Anzu board of directors (the “Anzu Board”) be divided into three classes with only one class of directors being elected each year and each class serving three-year terms (Proposal No. 3B);

(iii)    to eliminate the classification of Anzu Class B Common Stock (Proposal No. 3C);

(iv)    to provide that the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of at least a majority of the voting power of Anzu stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (Proposal No. 3D);

(v)    to provide that the vote of two-thirds of the total voting power of all the then-outstanding voting securities shall be required to adopt, amend or repeal Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article X of the Proposed Charter (Proposal No. 3E); and

(vi)    to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time), change Anzu’s name from “Anzu Special Acquisition Corp I” to “Envoy Medical, Inc.,” and make certain other changes that the Anzu Board deems appropriate for a public operating company (Proposal No. 3F);

(4)	Proposal No. 4 — The Director Election Proposal — to consider and vote upon a proposal to elect seven directors to serve on the board of directors of New Envoy (the “Director Election Proposal”);
(5)	Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq’s applicable listing rules, the issuance of up to 15,000,000 shares of Anzu Class A Common Stock to Envoy shareholders pursuant to the Business Combination Agreement and an aggregate of at least 4,500,000 and up to 5,500,000 shares of Series A Preferred Stock to the Sponsor and GAT, including the approval of the issuance of the New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock (the “Nasdaq Proposal”);
(6)	Proposal No. 6 — The New Envoy Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Envoy Medical, Inc. 2023 Equity Incentive Plan, a copy of which is attached as Annex C to the accompanying proxy statement/prospectus (the “New Envoy Incentive Plan Proposal”);
(7)	Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve the Envoy Medical, Inc. 2023 Employee Stock Purchase Plan, a copy of which is attached as Annex D to the accompanying proxy statement/prospectus (the “ESPP Proposal”); and
(8)	Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by the officer presiding over the Special Meeting that more time is necessary for Anzu to solicit proxies necessary to approve the Proposals and consummate the Merger and the other transactions contemplated by the Business Combination Agreement, including the Exchange Offer (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the New Envoy Incentive Plan Proposal and the ESPP Proposal, each, a “Proposal” and collectively, the “Proposals”).

We also will transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the accompanying proxy statement/prospectus. Whether or not you intend to attend the Special Meeting, we urge you to read the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of shares of Anzu Common Stock at the close of business on           , 2023, the record date for the Special Meeting (the “Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Anzu stockholders of record entitled to vote at the Special Meeting will be available for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting for ten (10) days before the Special Meeting at the principal executive offices of Anzu. The eligible Anzu stockholder list will also be available at that time on the Special Meeting website for examination by any stockholder attending the Special Meeting via live audio webcast.

Pursuant to the Amended and Restated Certificate of Incorporation of Anzu, dated March 3, 2021 and as amended on February 28, 2023 (the “Current Charter”), Anzu will provide holders of shares of Anzu Class A Common Stock with the opportunity to redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with Anzu’s initial public offering (the “Trust Account”), calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes). For illustrative purposes, based on the balance of the Trust Account of approximately $                   on         , 2023, the estimated per-share redemption price would have been approximately $        . Holders of Anzu Class A Common Stock may elect to redeem their shares of Anzu Class A Common Stock even if they vote for the Business Combination Proposal. Each redemption of shares of Anzu Class A Common Stock by our stockholders will reduce the amount of funds held in the Trust Account.

After careful consideration, the Anzu Board has determined that the Business Combination is fair to and in the best interests of Anzu and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the New Envoy Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, if presented at the Special Meeting.

The approval of each of the Business Combination Proposal and the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The approval of each of the Advisory Charter Proposals, the Nasdaq Proposal, the New Envoy Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Approval of the Charter Proposal also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock outstanding, voting as a separate class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Anzu Class B Common Stock entitled to vote thereon and actually cast at the Special Meeting. Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal.

Currently, Anzu SPAC GP I LLC, a Delaware limited liability company (the “Sponsor”) (in which certain of Anzu’s directors and officers are directly or indirectly members), and Anzu’s current directors and officers collectively own approximately 70.96% of the outstanding shares of Anzu Common Stock, consisting of shares of Anzu Class B Common Stock. Pursuant to the Sponsor Support Agreement (as defined in the accompanying proxy statement/prospectus), the Sponsor has agreed to vote any shares of Anzu Common Stock owned by it in favor of each of the Proposals presented at the Special Meeting. Given that the Sponsor owns 98.82% of the outstanding shares of Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), each of the Proposals (other than the Charter Proposal, which also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding and Anzu Class B Common Stock outstanding, each voting as a separate class) will be approved if the Sponsor votes in favor of such Proposals, even if all other stockholders vote against such Proposals.

All Anzu stockholders are cordially invited to attend the Special Meeting in virtual format. Anzu stockholders may attend, vote, and examine the list of Anzu stockholders entitled to vote at the Special Meeting by visiting https://www.                      and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please sign, date, and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200.

Thank you for your participation. We look forward to your continued support.

BY ORDER OF THE BOARD OF DIRECTORS

Dr. Whitney Haring-Smith
Chairman of the Board

, 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE ANZU REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ANZU’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE AMERICAN STOCK TRANSFER & TRUST COMPANY’S DEPOSIT AND WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN ANY SHARES YOU TENDERED FOR REDEMPTION WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF ANZU STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                 , 2023: This notice of meeting and the accompanying proxy statement are being made available to stockholders on or about                        , 2023 and are available at                         .

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Anzu (File No. 333-271920) (the ”Registration Statement”), constitutes a prospectus of Anzu under Section 5 of the Securities Act, with respect to (i) the issuance of shares of Anzu Class A Common Stock in the event that the Business Combination described below is consummated and (ii) the issuance of Series A Preferred Stock in connection with the Exchange Offer. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of Anzu stockholders at which Anzu stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

Anzu files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Anzu’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Dr. Whitney Haring-Smith, Chairman and Chief Executive Officer

Anzu Special Acquisition Corp I

12610 Race Track Road, Suite 250

Tampa, Florida 33626

Tel: (202) 742-5870

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor and information agent at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

E-mail: Anzu.info@investor.morrowsodali.com

If you are a stockholder of Anzu and would like to request documents, please note that to receive timely delivery of the documents in advance of the Special Meeting of Anzu to be held on       , 2023, you must request the information no later than       , 2023, five (5) business days prior to the date of the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus:

●	“2022 Working Capital Loan” means the unsecured promissory note, issued by Anzu to the Sponsor on March 29, 2022, pursuant to which the Sponsor may provide up to $1,500,000 to Anzu as a working capital loan;
●	“2023 Working Capital Loan” means the unsecured promissory note, issued by Anzu to the Sponsor on March 21, 2023, pursuant to which the Sponsor may provide up to $1,190,000 to Anzu as a working capital loan;
●	“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights and Lock-Up Agreement, by and among Anzu, the Sponsor, certain shareholders of Envoy and certain other stockholders of Anzu, to be entered into in connection with the closing of the Business Combination;
●	“Acclaim” means Envoy’s Acclaim® fully implantable cochlear implant;
●	“Aggregate Closing Merger Consideration” means a number of shares of Anzu Class A Common Stock equal to the (a) quotient obtained by dividing (i) the sum of (x) $150,000,000 minus (y) all Envoy debt outstanding as of immediately prior to the Effective Time, not to include the Envoy Convertible Notes, plus (z) the expenses that have been paid or will be paid prior to the close of business immediately preceding the Closing (the “Company Transaction Expenses”) by (ii) $10.00, minus (b) a number of shares of Anzu Class A Common Stock equal to the quotient obtained by dividing (x) the amount of Company Transaction Expenses in excess of $10,000,000, if any, by (y) $10.00, and rounded up to the nearest whole share;
●	“Amendment No. 1” means Amendment No. 1 to the Business Combination Agreement, dated May 12, 2023, by and among Anzu, Merger Sub and Envoy;
●	“Anzu” means Anzu Special Acquisition Corp I, a Delaware corporation, which is expected to be renamed “Envoy Medical, Inc.” upon the closing of the Business Combination (unless the context otherwise requires, references to “Anzu” after the closing of the Business Combination refer to New Envoy, including its operating subsidiary, Envoy);
●	“Anzu Board” means the board of directors of Anzu Special Acquisition Corp I;
●	“Anzu Class B Holders” means the holders of Anzu Class B Common Stock;
●	“Anzu Common Stock” means, prior to the Merger, Anzu Class A Common Stock and Anzu Class B Common Stock collectively;
●	“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement;
●	“Business Combination Agreement” means the Business Combination Agreement, dated as of April 17, 2023, as amended by Amendment No. 1 and as may be further amended and/or restated from time to time, by and among Anzu, Merger Sub and Envoy;
●	“Certificate of Designation” means the certificate of designation designating the Series A Preferred Stock, the form of which is attached as Annex F to this proxy statement/prospectus;
●	“Closing” means the closing of the Merger;
●	“Code” means the Internal Revenue Code of 1986, as amended;
●	“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $11.50, subject to certain customary adjustments such as stock splits and combinations, or the distribution of options, rights or warrants, as described in the Certificate of Designation;
●	“Covered Shares” means the 10,500,000 shares of Anzu Class B Common Stock held by the Sponsor;

●	“Current Bylaws” means the bylaws of Anzu, which are filed as Exhibit 3.3 to the Registration Statement of which this proxy statement/prospectus forms a part;
●	“Current Charter” means the current amended and restated certificate of incorporation of Anzu, dated March 3, 2021 and as amended on February 28, 2023, which are filed as Exhibits 3.1 and 3.2, respectively, to the Registration Statement of which this proxy statement/prospectus forms a part;
●	“Current Governing Documents” means the Current Charter and Current Bylaws;
●	“DGCL” means the Delaware General Corporation Law, as amended;
●	“Effective Time” means the effective time of the Merger;
●	“Eligible Stockholder” means a holder of Anzu Class A Common Stock that elects not to redeem his, her or its shares of Anzu Class A Common Stock in connection with the Business Combination or that validly withdraws a previously made redemption election at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting;
●	“Envoy” means Envoy Medical Corporation, a Minnesota corporation;
●	“Envoy Board” means the board of directors of Envoy Medical Corporation;
●	“Envoy Common Stock” means Envoy’s common stock, with a par value of $0.01 per share;
●	“Envoy Convertible Notes” means the convertible promissory notes which will convert into shares of Envoy Common Stock in accordance with the terms thereof immediately prior to the Effective Time;
●	“Envoy Options” means all options to purchase shares of Envoy Common Stock that are outstanding as of immediately prior to the Effective Time;
●	“Envoy Preferred Stock” means Envoy’s preferred stock, par value $0.01 per share, including the preferred stock designated as Envoy Series A preferred stock in Envoy’s certificate of incorporation, which the holders thereof have agreed to convert in accordance with the terms thereof immediately prior to the Effective Time;
●	“Envoy Warrants” means all warrants to purchase shares of Envoy Common Stock, which will convert into shares of Envoy Common Stock in accordance with the terms thereof immediately prior to the Effective Time;
●	“ESPP” means the Envoy Medical, Inc. 2023 Employee Stock Purchase Plan, the form of which is attached hereto as Annex D;
●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;
●	“Exchange Agent” means American Stock Transfer & Trust Company, LLC, as the exchange agent for the Exchange Offer;
●	“Exchange Ratio” means (i) (a) the Aggregate Closing Merger Consideration divided by (b) $10.00, divided by (ii) the Fully Diluted Share Number;
●	“Extension” means the amendment to Anzu’s amended and restated certificate of incorporation, dated March 3, 2021, to extend the date by which Anzu has to consummate an initial business combination from March 4, 2023 to September 30, 2023 (or such earlier date as determined by the Anzu Board), which was approved by Anzu’s stockholders during the February Special Meeting.
●	“February Special Meeting” means the special meeting of Anzu’s stockholders held on February 28, 2023, during which Anzu’s stockholders approved a proposal to amend Anzu’s amended and restated certificate of incorporation, dated March 3, 2021, to extend the date by which Anzu has to consummate an initial business combination to September 30, 2023 (or such earlier date as determined by the Anzu Board).

●	“Fully Diluted Share Number” means the sum of (i) the aggregate number of Envoy Common Stock issued and outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of Envoy Preferred Stock, plus (iii) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the exercise (on a net exercise basis) and conversion of the Envoy Warrants in accordance therewith (as amended by the Warrant Amendment Agreements (as defined herein)), plus (iv) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Envoy Convertible Notes in accordance therewith (as amended by the Convertible Note Amendment Agreements);
●	“GAAP” means accounting principles generally accepted in the United States;
●	“Grant Thornton” means Grant Thornton LLP, an independent registered public accounting firm serving as auditors for Envoy;
●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
●	“IRS” means the Internal Revenue Service;
●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;
●	“Letter Agreement” means that certain letter agreement, dated as of March 1, 2021, by and among Anzu, the Sponsor and Anzu’s officers and directors, which is filed as Exhibit 10.1 to the Registration Statement of which this proxy statement/prospectus forms a part;
●	“Merger” means the merger of Merger Sub with and into Envoy, with Envoy surviving as a wholly owned subsidiary of Anzu, pursuant to the terms of the Business Combination Agreement;
●	“Merger Consideration” means the shares of Anzu Class A Common Stock that the securityholders of Envoy have the right to receive upon consummation of the Merger;
●	“Merger Sub” means Envoy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Anzu;
●	“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.0001 per share;
●	“Nasdaq” means Nasdaq Capital Market;
●	“New Envoy” means Anzu following the Closing (at which time, subject to stockholder approval, Anzu will be renamed “Envoy Medical, Inc.”);
●	“New Envoy Board” means the board of directors of Envoy Medical, Inc. following the Closing;
●	“New Envoy Class A Common Stock” means shares of Anzu Class A Common Stock following the Closing;
●	“New Envoy Incentive Plan” means the Envoy Medical, Inc. 2023 Equity Incentive Plan, the form of which is attached hereto as Annex C;
●	“New Envoy Warrants” means the public warrants following the Closing;
●	“Original Issuance Price” means a deemed original issuance price of $10.00 per share of Series A Preferred Stock;
●	“per share merger consideration” means the right to receive a number of shares of Anzu Class A Common Stock based on the Exchange Ratio;
●	“PIPE Closing” means the closing of the PIPE Transaction;
●	“PIPE Transaction” means the issuance of an aggregate of at least 1,000,000 and up to 1,500,000 shares of Series A Preferred Stock to the Sponsor in a private placement at a price of $10.00 per share, for an aggregate purchase price of at least $10,000,000 and up to $15,000,000;

v

●	“private warrants” means the 12,500,000 warrants of Anzu sold to the Sponsor in a private placement that took place simultaneously with Anzu’s initial public offering;
●	“Proposed Bylaws” means the amended and restated bylaws of New Envoy following the Merger, the form of which is filed as Exhibit 3.5 to the Registration Statement of which this proxy statement/prospectus forms a part;
●	“Proposed Charter” means the second amended and restated certificate of incorporation of New Envoy, the form of which is attached as Annex B to this proxy statement/prospectus;
●	“Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;
●	“public warrants” means the 14,166,666 redeemable warrants exercisable for shares of Anzu Class A Common Stock included in the units issued in Anzu’s initial public offering;
●	“Record Date” means , 2023;
●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;
●	“SEC” means the Securities and Exchange Commission;
●	“Securities Act” means the Securities Act of 1933, as amended;
●	“Series A Preferred Stock” means New Envoy’s Series A convertible preferred stock, par value $0.0001 per share;
●	“Shareholder Support Agreements” means the agreements dated April 17, 2023 by and among each of Envoy’s Key Shareholders, as defined therein, Anzu and Envoy, the form of which is filed as Exhibit 10.16 to the Registration Statement of which this proxy statement/prospectus forms a part;
●	“Special Meeting” means the special meeting of the stockholders of Anzu that is a subject of this proxy statement/prospectus;
●	“Sponsor” means Anzu SPAC GP I LLC, a Delaware limited liability company and an affiliate of certain of Anzu’s officers and directors;
●	“Sponsor Support Agreement” means the sponsor support and forfeiture agreement dated April 17, 2023 by and among the Sponsor, Anzu and Envoy, as amended or modified from time to time, a copy of which is filed as Exhibit 10.15 to the Registration Statement of which this proxy statement/prospectus forms a part;
●	“Subscription Agreement” means that certain Subscription Agreement, dated April 17, 2023, by and between Anzu and the Sponsor, a copy of which is filed as Exhibit 10.13 to the Registration Statement of which this proxy statement/prospectus forms a part, as amended by Amendment No. 1 to the Subscription Agreement, dated May 12, 2023, a copy of which is filed as Exhibit 10.14 to the Registration Statement of which this proxy statement/prospectus forms a part and the Subscription Agreement Amendment;
●	“Subscription Agreement Amendment” means Amendment No. 2 to the Subscription Agreement, dated as of August 23, 2023;
●	“Transaction Documents” means the Business Combination Agreement, including all schedules and exhibits thereto, the Subscription Agreement, and all other agreements, certificates and instruments executed and delivered by Anzu, Merger Sub or Envoy in connection with the Business Combination;
●	“Trust Account” means the U.S.-based trust account, maintained by American Stock Transfer & Trust Company, LLC, acting as trustee, into which the proceeds from Anzu’s initial public offering and concurrent private placement of warrants was deposited;
●	“Withum” means WithumSmith+Brown, PC, an independent registered public accounting firm serving as auditors for Anzu; and
●	“Working Capital Loans” means the 2022 Working Capital Loan and the 2023 Working Capital Loan.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS;

MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Envoy’s or Anzu’s business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Envoy’s or Anzu’s expectations concerning the outlook for their business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets, as well as any information concerning possible or assumed future operations of Envoy as set forth in the sections of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Envoy Medical Corporation” and “Information About Envoy.” Forward-looking statements also include statements regarding the expected benefits of the Business Combination between Envoy and Anzu.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	The ability to meet the conditions of the Business Combination, including approval by stockholders of Anzu;
●	The occurrence of any event, change or other circumstances that could give risk to the termination of the Business Combination Agreement or any other agreement described in this proxy statement/prospectus;
●	New Envoy’s performance following the Business Combination;
●	Changes in the market price of shares of New Envoy Class A Common Stock after the Business Combination, which may be affected by factors different from those currently affecting the price of shares of Anzu Class A Common Stock;
●	New Envoy’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;
●	Unpredictability in the medical device industry, the regulatory process to approve medical devices, and the clinical development process of Envoy products;
●	Competition in the medical device industry, and the failure to introduce new products and services in a timely manner or at competitive prices to compete successfully against competitors;
●	Disruptions in relationships with Envoy’s suppliers, or disruptions in Envoy’s own production capabilities for some of the key components and materials of its products;
●	Changes in the need for capital and the availability of financing and capital to fund these needs;
●	Envoy’s ability to realize some or all of the anticipated benefits of the transaction;
●	Changes in interest rates or rates of inflation;
●	Legal, regulatory and other proceedings could be costly and time-consuming to defend;
●	Changes in applicable laws or regulations, or the application thereof on Envoy;
●	A loss of any of Envoy’s key intellectual property rights or failure to adequately protect intellectual property rights;

●	If Anzu’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their Anzu Class A Common Stock into a pro rata portion of the funds held in the Trust Account;
●	The Anzu Board did not obtain a third-party fairness opinion in determining whether to proceed with the Business Combination or the Exchange Offer;
●	The Exchange Offer may be terminated, cancelled or delayed;
●	The financial and other interests of the Anzu Board may have influenced the Anzu Board’s decision to approve the Business Combination;
●	New Envoy’s ability to maintain the listing of its securities on Nasdaq following the Business Combination;
●	The effects of catastrophic events, including war, terrorism and other international conflicts; and
●	The other matters described in the section entitled “Risk Factors.”

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and the risk that the Business Combination could disrupt current plans, operations and business relationships, or pose difficulties in attracting or retaining employees for Envoy.

You are cautioned not to place undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Envoy nor Anzu undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Envoy or Anzu will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Anzu’s public filings with the SEC or, upon and following the consummation of the Business Combination, in New Envoy’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, are based on industry sources and the good faith estimates of Envoy’s management. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Envoy is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Envoy Medical Corporation” in this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to Anzu stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

Q.	Why am I receiving this proxy statement/prospectus?
A.	Anzu and Envoy have agreed to a Business Combination pursuant to the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Copies of the Business Combination Agreement and Amendment No. 1 are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively, which Anzu encourages its stockholders to read it in their entirety. Anzu’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination, including the Merger of Merger Sub with and into Envoy, with Envoy surviving as a wholly owned subsidiary of Anzu and the securityholders of Envoy becoming stockholders of Anzu, and the issuance of shares of Anzu Class A Common Stock to Envoy securityholders in the Merger. We refer to this proposal as the “Business Combination Proposal.” See the sections entitled “The Business Combination Proposal” and “The Business Combination Agreement.”

In addition, this proxy statement/prospectus is being provided in connection with the Exchange Offer pursuant to which holders of Anzu Class A Common Stock who elect not to redeem their shares of Anzu Class A Common Stock in connection with the Business Combination, or validly withdraws a previously made redemption election at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting, may elect to exchange each share of Anzu Class A Common Stock for one share of Series A Preferred Stock. See the sections entitled “Questions and Answers About the Exchange Offer” and “The Exchange Offer.”

Q.	Are there any other matters being presented to stockholders at the meeting?
A.	In addition to voting on the Business Combination Proposal, the stockholders of Anzu will vote on the following:
1.	A proposal to approve the Proposed Charter, to be approved and adopted in connection with the Business Combination Agreement. We refer to this Proposal as the “Charter Proposal.” The form of the Proposed Charter is attached as Annex B to this proxy statement/prospectus. See the section entitled “Proposal No. 2 — The Charter Proposal.”
2.	Separate Proposals, on a non-binding, advisory basis, to approve the amendments to the Current Charter:
(i)

to change the total number of shares of all classes of authorized capital stock of Anzu from 441,000,000 shares, consisting of 400,000,000 shares of Anzu Class A Common Stock, 40,000,000 shares of Anzu Class B Common Stock and 1,000,000 shares of preferred stock, to a total of              shares, consisting of                  shares of Class A common stock and                 shares of preferred stock;

(ii)	to provide that the Anzu Board be divided into three classes with only one class of directors being elected each year and each class serving three-year terms;
(iii)	to eliminate the classification of Anzu Class B Common Stock;
(iv)

to provide that the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of at least a majority of the voting power of Anzu stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL;

(v)

to provide that the vote of two-thirds of the total voting power of all of the then-outstanding voting securities shall be required to adopt, amend or repeal Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article X of the Proposed Charter; and

(vi)

to remove the various provisions applicable only to special purpose acquisition companies (“SPACs”) (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Anzu Board deems appropriate for a public operating company. We refer to these proposals collectively as the “Advisory Charter Proposals.” See the section entitled “Proposal No. 3 — The Advisory Charter Proposals.”

3.	The election of seven directors who, upon the closing of the Business Combination, will be the directors of New Envoy. For the purposes of this Special Meeting, only holders of Anzu Class B Common Stock will be entitled to consider and vote upon the proposal to approve the election of the seven director nominees. We refer to this Proposal as the “Director Election Proposal.” Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal. See the section entitled “Proposal No. 4 — The Director Election Proposal.”
4.	A proposal, as required by Nasdaq rules, to approve the issuance of up to 15,000,000 shares of Anzu Class A Common Stock to Envoy shareholders pursuant to the Business Combination Agreement and an aggregate of at least 4,500,000 and up to 5,500,000 shares of Series A Preferred Stock to the Sponsor and GAT, including the approval of the issuance of the New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock. We refer to this proposal as the “Nasdaq Proposal.” See the section entitled “Proposal No. 5 — The Nasdaq Proposal.”
5.	A proposal to approve the New Envoy Incentive Plan. We refer to this Proposal as the “New Envoy Incentive Plan Proposal.” A copy of the New Envoy Incentive Plan is attached as Annex C to this proxy statement/prospectus. See the section entitled “Proposal No. 6 — The New Envoy Incentive Plan Proposal.”
6.	A proposal to approve the ESPP. We refer to this Proposal as the “ESPP Proposal.” A copy of the ESPP is attached as Annex D to this proxy statement/prospectus. See the section entitled “Proposal No. 7 — The ESPP Proposal.”
7.	A proposal to adjourn the Special Meeting to a later date or dates if it is determined by the officer presiding over the Special Meeting that more time is necessary for Anzu to solicit proxies necessary to approve the Proposals and consummate the Merger and the other transactions contemplated by the Business Combination Agreement, including the Exchange Offer. We refer to this Proposal as the “Adjournment Proposal.” See the section entitled “Proposal No. 8 — The Adjournment Proposal.”

Anzu will hold the Special Meeting to consider and vote upon the Business Combination Proposal, the Charter Proposal, each of the Advisory Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Proposal, the ESPP Proposal and the Adjournment Proposal (collectively, the “Proposals”). This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the New Envoy Incentive Plan Proposal, the ESPP Proposal, and on the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of New Envoy. If any of the Proposals are not approved or the director nominees are not elected and the applicable closing condition in the Business Combination Agreement is not waived, the remaining Proposals will not be presented to stockholders for a vote.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	Why is Anzu providing stockholders with the opportunity to vote on the Business Combination?
A:

In connection with the Business Combination, we expect to issue up to an aggregate of 15,000,000 shares of Anzu Class A Common Stock, representing up to approximately 101% of the shares of the Anzu Common Stock outstanding on the date of this proxy statement/prospectus. Nasdaq listing rules require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Because we expect to issue 20% or more of our outstanding voting power and outstanding shares of Anzu Common Stock in connection with the Business Combination, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq listing rules. Approval of Anzu’s stockholders is also required for the adoption of the Proposed Charter and to enable New Envoy to issue equity awards under the New Envoy Incentive Plan. The closing of the Business Combination is conditioned

x

on the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the New Envoy Incentive Plan Proposal and the ESPP Proposal at the Special Meeting.

Q.	What will happen to Anzu Common Stock upon consummation of the Business Combination?
A.	Anzu’s units, the Anzu Class A Common Stock and the public warrants are currently listed on Nasdaq under the symbols “ANZUU,” “ANZU,” and “ANZUW,” respectively. Following the Closing, New Envoy intends to continue to have its New Envoy Class A Common Stock and New Envoy Warrants listed on Nasdaq under the symbols “COCH” and “COCHW,” respectively. Anzu’s units will cease to be listed on Nasdaq following consummation of the Business Combination and such units will automatically be separated into their component securities without any action necessary on the part of the holders of such units.

Pursuant to the Sponsor Support Agreement, the Sponsor will automatically forfeit and cancel 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, and 12,500,000 private warrants and will exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer. Each remaining outstanding share of Anzu Class B Common Stock will automatically convert into one share of Anzu Class A Common Stock at the Closing, the Anzu Class B Common Stock will cease to exist and New Envoy will thereafter have a single class of common stock. It is a condition to the consummation of the Business Combination that the shares of Anzu Class A Common Stock to be issued to the securityholders of Envoy in the Merger are approved for continued listing on Nasdaq (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Holders of Anzu Class A Common Stock who do not elect to have their Anzu Class A Common Stock redeemed for a pro rata share of the funds held in the Trust Account need not submit their Anzu Class A Common Stock, and such shares will remain outstanding.

Q.	Why is Anzu proposing the Business Combination?
A.	Anzu was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On March 4, 2021, Anzu consummated its initial public offering of 42,000,000 units, with each unit consisting of one share of Anzu Class A Common Stock. On April 14, 2021, Anzu issued an additional 500,000 units, with each unit consisting of one-third of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Anzu Class A Common Stock at a price of $11.50, raising total gross proceeds of approximately $425,000,000. Since its initial public offering, Anzu’s activity has been limited to the evaluation and pursuit of business combination candidates.

Envoy is a hearing health company focused on providing innovative technologies across the hearing health spectrum. Envoy is in development of the first fully implanted device for hearing loss and is dedicated to pushing hearing technology beyond the status quo to improve access, usability, compliance and, ultimately, quality of life.

Based on Anzu’s due diligence investigations of Envoy and the industry in which Envoy operates, including the financial and other information provided by Envoy to Anzu in the course of evaluating a business combination with Envoy and negotiating the Business Combination Agreement, Anzu believes that Envoy is a leading innovator in an attractive industry with a strong growth prospects, competing in a market estimated at over $80 billion in untapped potential market opportunity in the United States. As a result, Anzu believes that a business combination with Envoy will provide Anzu stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Agreement — Anzu Board’s Reasons for Approval of the Business Combination.”

Q.	Did the Anzu Board obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?
A.	No. The Anzu Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The Anzu Board considered whether to seek a third-party fairness opinion and held general discussions — not specific to Envoy or the Business Combination — with multiple potential providers. Based on those discussions, the Anzu Board determined that general practice for third-party fairness opinion providers was to require financial projections in order to prepare fairness opinions with respect to company valuations. Anzu’s officers and directors have substantial experience in evaluating the merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the management team of the Sponsor, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Anzu’s officers and directors have substantial experience with mergers and acquisitions. Specifically, the Anzu Board consists of two lawyers, each with an extensive background in corporate finance and transactions, a former partner of a prominent accounting firm, as well as multiple members who are either board members or advisors of private technology and medical companies and public financing companies. Further, the Anzu Board relied on management of the Sponsor, an investment firm that focuses on valuing and making investments in industrial and life science technology companies with transformative technologies, including pre-revenue companies. Since third-party fairness opinion providers generally conduct a discounted cash flow (“DCF”) analysis to support their opinion, forward modeling of cash flows is an important element of the analysis. The Anzu Board did not receive or rely upon financial projections for Envoy in considering the valuation of Envoy beyond the anticipated cost to obtain FDA approval of the Acclaim device. As such, a DCF analysis was not conducted regarding Envoy. Furthermore, the Anzu Board did not believe that DCF was an appropriate valuation methodology for Envoy, given its innovative technology roadmap, potential strategic value in the cochlear space, and current stage of commercialization.

Accordingly, investors will be relying solely on the judgment of the Anzu Board in valuing Envoy and assuming the risk that the Anzu Board may not have properly valued the business. However, Anzu’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, the Anzu Board and its management team, together with Anzu’s advisors, conducted significant due diligence on Envoy. Based on the foregoing, the Anzu Board concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of Anzu’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Envoy’s fair market value was at least 80% of the assets held in the Trust Account (excluding the taxes payable on interest earned on the Trust Account) at the time of execution of the Business Combination Agreement. There can be no assurance, however, that the Anzu Board was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by the Anzu Board in approving the Business Combination, see the section entitled “The Business Combination Agreement.”

Q.	Do I have redemption rights?
A.	If you are a holder of Anzu Class A Common Stock, you have the right to demand that Anzu redeem such shares for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the Anzu Class A Common Stock as “redemption rights.”

Under the Current Charter, the Business Combination may not be consummated if Anzu has net tangible assets of less than $5,000,001 immediately following the Closing, after taking into account the redemption for cash of all Anzu Class A Common Stock properly demanded to be redeemed by holders of Anzu Class A Common Stock, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of New Envoy will exceed this threshold as a result of the PIPE Transaction, all of the Anzu Class A Common Stock may be redeemed and Anzu can still consummate the Business Combination. However, New Envoy must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to continue to be listed on Nasdaq, which is a condition to closing the Business Combination.

Anzu stockholders who exercise their redemption rights and do not subsequently revoke the redemption right will not be entitled to participate in the Exchange Offer. See the section entitled “Questions and Answers About the Exchange Offer.”

Q.	How do I exercise my redemption rights?
A.

A holder of Anzu Class A Common Stock may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such Proposal at all, and regardless if it is a holder of Anzu Class A Common Stock on the Record Date. If you are a holder of Anzu Class A Common Stock and wish to exercise your redemption rights, you must demand that Anzu redeem your Anzu Class A Common Stock for cash, and deliver your Anzu Class A Common Stock to Anzu’s transfer agent physically or electronically using The Depository Trust Company’s Deposit and Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the date of the Special Meeting. Any holder of Anzu Class A Common Stock seeking redemption will be entitled to a full pro rata portion of the funds then held in the Trust Account (which, for illustrative purposes, was $      , or $    per share of Anzu Class A Common Stock, as of the Record Date), including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes. Such amount will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of Anzu Class A Common Stock, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to Anzu’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that Anzu’s transfer agent return the shares (physically or electronically). You may make such request by contacting Anzu’s transfer agent at the address listed at the end of this section.

Only holders of Anzu Class A Common Stock who do not elect to redeem their shares of Anzu Class A Common Stock or who revoke a previously made redemption election may participate in the Exchange Offer. See the section entitled “Questions and Answers About the Exchange Offer.”

Any written demand for redemption must be received by Anzu’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered to the transfer agent.

If you are a holder of Anzu Class A Common Stock (including through the ownership of Anzu units) and you exercise your redemption rights, such exercise will not result in the loss of any public warrants that you may hold (including those contained in any units you hold). Your public warrants will become exercisable to purchase one share of New Envoy Class A Common Stock for a purchase price of $11.50 per share beginning 30 days after the consummation of the Business Combination.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?
A.	Any repurchases of securities traded on an established securities market that are made on or after January 1, 2023 are subject to a 1% excise tax as imposed by the Inflation Reduction Act of 2022 (the “IR Act”). In the case of stock that is traded on an established securities market, such as the Anzu Class A Common Stock, the fair market value of the stock for purpose of calculating the excise tax is the market price of the stock (as determined under any permissible method chosen by the repurchasing corporation) on the date the stock is repurchased. In addition, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which the shares are repurchased. In February 2023, Anzu entered into an agreement with a rated insurance agency to cover any federal excise tax liability imposed under the IR Act in connection with redemptions of shares of Anzu Class A Common Stock in the event Anzu liquidates in calendar year 2023. Anzu will not reduce the redemption price per share of Anzu Class A Common Stock for redemptions made in connection with the Special Meeting to cover any excise tax that may be applicable to such redemptions under the IR Act.
Q.	Do I have appraisal rights if I object to the Business Combination?
A.	No. Neither Anzu stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal Rights.”

Holders of Envoy Common Stock have the right to exercise statutory dissenter rights to obtain cash payment in an amount equal to the fair value of their Envoy Common Stock in lieu of shares of New Envoy Class A Common Stock to be issued as Merger Consideration if they follow the procedures set forth in Section 302A.473 of the Minnesota Business Corporation Act. Holders of Envoy Common Stock will receive additional information regarding the exercise of dissenter rights in the information statement provided by Envoy in connection with the special meeting of shareholders at which Envoy shareholders will vote to approve the Business Combination.

Q.	How are the funds in the Trust Account currently being held?
A.	Anzu intends, until the earlier of (a) the consummation of the Business Combination or any other business combination and (b) the liquidation of the Trust Account, to continue to maintain the Trust Account funds in cash equivalents, which currently consist of United States government securities and government money market funds registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, a proposed rule that would provide SPACs a safe harbor from registration under the Investment Company Act if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC in certain circumstances. To mitigate the risk of Anzu being deemed an investment company under the Investment Company Act, Anzu could liquidate the investments in the Trust Account and hold all funds in the Trust Account in cash. However, Anzu intends to maintain the Trust Account in cash equivalents as described above. As a result, the risk that Anzu may be considered an unregistered investment company is greater than that of a SPAC that has elected to liquidate such investments and to hold all funds in its trust account in cash. If Anzu is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, its activities would be severely restricted and it may be subject to regulatory enforcement or other risks. For more information, see the section entitled “Risk Factors — If Anzu is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, Anzu may abandon its efforts to consummate the Business Combination or another potential business combination and liquidate.”

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A.

As of the Record Date, $       remained in the Trust Account. After consummation of the Business Combination, the funds held in the Trust Account will be used to pay, on a pro rata basis, holders of the Anzu Class A Common Stock who properly exercise their redemption rights, to pay fees and expenses incurred in connection with the Business Combination and to scale New Envoy for core profitability, develop new products and services, expand internationally, pay down or retire debt, acquire complementary businesses or brands, and for working capital and general corporate purposes.

Q.	What happens if a substantial number of holders of shares of Anzu Class A Common Stock vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.	Holders of shares of Anzu Class A Common Stock may vote in favor of the Business Combination Proposal and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of holders of shares of Anzu Class A Common Stock are substantially reduced as a result of redemption by holders of shares of Anzu Class A Common Stock. Although the requirement that Anzu have at least $5,000,001 of net tangible assets will be satisfied as a result of the PIPE Transaction even if all of the shares of Anzu Class A Common Stock are redeemed, with fewer shares of New Envoy Class A Common Stock and holders of shares of New Envoy Class A Common Stock, the trading markets for New Envoy Class A Common Stock and New Envoy Warrants following the closing of the Business Combination may be less liquid than the market for Anzu Class A Common Stock and public warrants were prior to the Merger, and New Envoy may not be able to meet the listing standards of Nasdaq or an alternative national securities exchange. For example, New Envoy must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to continue to be listed on Nasdaq, which is a condition to closing the Business Combination. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Envoy’s business will be reduced and New Envoy may not be able to fully achieve its business plans or goals.
Q.	What happens if the Business Combination is not consummated?
A.	If Anzu does not complete the Business Combination with Envoy for whatever reason, Anzu intends to search for another target business with which to complete an initial business combination. If Anzu does not complete the Business Combination with Envoy or another business combination by September 30, 2023 (or such earlier date as determined by the Anzu Board), Anzu must redeem 100% of the outstanding shares of Anzu Class A Common Stock, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable). The Anzu Class B Holders are not entitled to redemption rights with respect to their Anzu Class B Common Stock in the event a business combination is not effected in the required time period, and, accordingly, the Anzu Class B Common Stock held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q.	How do the Sponsor and the officers and directors of Anzu intend to vote on the Proposals?
A.	The Anzu Class B Holders beneficially own and are entitled to vote an aggregate of approximately 71.1% of the outstanding shares of Anzu Common Stock. The Anzu Class B Holders have agreed to vote their shares in favor of the Business Combination Proposal pursuant to the Sponsor Support Agreement and the Letter Agreement. Further, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its shares in favor of each of the Proposals presented at the Special Meeting. Anzu’s current directors and officers have also indicated that they intend to vote their shares in favor of all other proposals being presented to holders of Anzu Common Stock at the Special Meeting. Given that the Sponsor owns 98.82% of outstanding shares of Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), each of the Proposals (other than the Charter Proposal, which also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock outstanding, voting as a separate class) will be approved if the Sponsor votes in favor of such proposal, even if all other stockholders vote against such proposals.
Q.	Will Anzu enter into any financing arrangements in connection with the Business Combination?
A.	Yes. On April 17, 2023, in connection with the execution of the Business Combination Agreement, Anzu entered into the Subscription Agreement with the Sponsor, pursuant to which the Sponsor agreed to subscribe for and purchase, and Anzu agreed to issue and sell to Sponsor, at least 1,000,000 shares of Series A Preferred Stock in a private placement at a price of $10.00 per share for an aggregate commitment of at least $10,000,000. The Sponsor’s obligations under the Subscription Agreement are subject to certain customary conditions, including the Closing. The purpose of the PIPE Transaction is to ensure that New Envoy has a minimum amount of capital to operate and grow its business following the consummation of the Business Combination. The Sponsor will be entitled to convert its Series A Preferred Stock into New Envoy Class A Common Stock based on the Conversion Price of $11.50 per share, subject to certain customary adjustments in the event of certain events affecting the price of the New Envoy Class A Common Stock, such as stock splits and combinations, or the distribution of options, rights or warrants, as described in the Certificate of Designation. On August 23, 2023, Anzu and the Sponsor entered into Amendment No. 2 to the Subscription Agreement (the "Subscription Agreement Amendment"), pursuant to which the Sponsor has agreed to subscribe for and purchase up to 500,000 additional shares of Series A Preferred Stock (the "Additional PIPE Shares") at a price of $10.00 per share, for additional gross proceeds of up to $5,000,000. The Subscription Agreement Amendment provides that the Sponsor will subscribe for and purchase the Additional PIPE Shares (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the principal amount of the Envoy Bridge Note, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement.

In addition, on April 17, 2023, prior to entering into the Business Combination Agreement, Anzu, Envoy (for purposes of the Forward Purchase Agreement (as defined below), New Envoy, following the Business Combination, together with Anzu prior to the Business Combination, as the case may be, are referred to in this section as the “Counterparty”), and Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, together with MSOF and MCP, the “Seller”) entered into an agreement (as amended by Amendment No. 1 to the Forward Purchase Agreement, dated as of May 25, 2023, the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). The purpose of the Forward Purchase Transaction is to decrease the amount of redemptions in connection with the Special Meeting and potentially increase the amount of working capital available to New Envoy following the Closing.

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase through a broker in the open market, following the period for making redemption elections and prior to the Closing, shares of Anzu Class A Common Stock from holders of Anzu Class A Common Stock (other than Anzu or affiliates of Anzu) including from holders who have previously elected to redeem their Anzu Class A Common Stock (such purchased shares of Anzu Class A Common Stock, the “FPA Shares”) pursuant to the redemption rights set forth in the Current Charter in connection with the Business Combination (such holders, “Redeeming Holders”). Purchases by the Seller, if any, will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid to holders who elect to redeem their Anzu Class A Common Stock in connection with the Business Combination. Excluding the shares of Anzu Class A Common Stock transferred to Seller as the Share Consideration (as defined below), the aggregate total number of FPA Shares (the “Number of FPA Shares”) will in no event be more than 4,300,000 FPA Shares (the “Maximum Number of FPA Shares”). The Number of FPA Shares is subject to reduction as described under “Optional Early Termination” in the Forward Purchase Agreement. Seller

also may transfer any FPA Shares as needed to beneficially own no more than 9.9% of the total number of shares of Anzu Class A Common Stock outstanding on a post-combination basis. The Seller in its sole discretion may request warrants of the Counterparty exercisable for shares of Anzu Class A Common Stock in an amount equal to (i) the Maximum Number of FPA Shares less (ii) the Number of Shares specified in the supplement of the Forward Purchase Agreement (the “Pricing Date Notice”). Seller has agreed to waive any redemption rights in connection with the Business Combination with respect to the FPA Shares. Such waiver may reduce the number of shares of Anzu Class A Common Stock redeemed in connection with the Business Combination, which could alter the perception of the potential strength of the Business Combination. Seller will not vote any of the FPA Shares in favor of the Business Combination Proposal.

Further, concurrently with the Business Combination Agreement, Envoy entered into a convertible promissory note (the “Envoy Bridge Note”) pursuant to which it will borrow at least $10,000,000 from GAT Funding, LLC (“GAT,” or the “Envoy Bridge Note Holder”), which is an entity owned by Glen A. Taylor, a member of the Envoy Board and a holder of more than 5% of the Envoy Common Stock, and the holder of all of the outstanding shares of Envoy Preferred Stock, prior to the Closing. On August 23, 2023, Envoy and GAT entered into Amendment No. 1 to the Envoy Bridge Note (the "Envoy Bridge Note Amendment"), pursuant to which Envoy may borrow up to an additional $5,000,000 (the "Additional Envoy Bridge Note Principal"). The Envoy Bridge Note Amendment provides that Envoy will borrow the Additional Envoy Bridge Note Principal (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the gross proceeds from the Additional PIPE Shares, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement; additionally, Envoy may borrow up to $2,000,000 in additional principal if the Closing does not occur by September 30, 2023, which amount would be deemed Additional Envoy Bridge Note Principal. Contingent upon, and effective concurrently with, the PIPE Closing, New Envoy will issue shares of Series A Preferred Stock to GAT in exchange for the Envoy Bridge Note. GAT will have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggyback rights, pursuant to the A&R Registration Rights Agreement (as described below) with respect to any shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

Q.	When do you expect the Business Combination to be completed?
A.

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for        , 2023; however, such Special Meeting could be adjourned or postponed to a later date, as described elsewhere in this proxy statement/prospectus. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What do I need to do now?
A.	Anzu urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder of Anzu. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q.	When and where will the meeting take place?
A.

The Special Meeting will be held on         , 2023 at         a.m., New York City time, solely over the Internet by means of a live audio webcast. You may attend the Special Meeting webcast by accessing the web portal located at         and following the instructions set forth below. Stockholders participating in the Special Meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the Special Meeting, virtual attendees will be able to:

●	vote via the web portal during the Special Meeting webcast; and
●	submit questions or comments to Anzu’s directors, officers and external auditors during the Special Meeting via the Special Meeting webcast.

Stockholders may submit questions or comments during the meeting through the Special Meeting webcast by typing in the “Submit a question” box.

Q.	How do I attend the Special Meeting?
A.	The Special Meeting will be a virtual meeting. Any stockholder wishing to attend the Special Meeting must register in advance. To register for and attend the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Anzu Common Stock:
●	Shares Held of Record. If you are a record holder, and you wish to attend the virtual Special Meeting, go to , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Special Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.
●	Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual Special Meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to American Stock Transfer & Trust Company, LLC at proxy@equiniti.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. “Street name” holders should contact American Stock Transfer & Trust Company, LLC on or before .

Stockholders will also have the option to listen to the Special Meeting by telephone by calling:

●	Within the U.S. and Canada: (toll-free)
●	Outside of the U.S. and Canada: (standard rates apply)

The passcode for telephone access is:                    . You will not be able to vote or submit questions unless you register for and log in to the Special Meeting webcast as described above.

Q.	How do I vote?
A.	If you are a holder of record of Anzu Common Stock on the Record Date, you may vote by attending the Special Meeting in person and submitting a ballot via the Special Meeting webcast or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual Special Meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.	No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the Proposals because the broker has not received instructions from the beneficial owners on how to vote on the Proposals and the broker does not have discretionary authority to vote in the absence of such instructions. Under the applicable Nasdaq rules and interpretations, brokers do not have discretionary authority to vote on any of the Proposals to be considered at the Special Meeting. Accordingly, your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposal. Broker non-votes will have no effect on each of the Advisory Charter Proposals, Director Election Proposal, Nasdaq Proposal, New Envoy Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal, if presented. For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor.

Q.	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A.	Anzu will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposal. Abstentions will have no effect on each of the Advisory Charter Proposals, the Director Election Proposal, Nasdaq Proposal, the New Envoy Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented.
Q.	May I change my vote after I have mailed my signed proxy card?
A.	Yes. Stockholders of record may send a later-dated, signed proxy card to Anzu’s transfer agent at the address set forth below so that it is received prior to the vote at the Special Meeting, or submit a ballot through the web portal during the Special Meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to Anzu’s transfer agent, which must be received prior to the vote at the Special Meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you wish to attend the virtual Special Meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.
Q.	What constitutes a quorum for the Special Meeting?
A:

A quorum is the minimum number of shares of Anzu Common Stock that must be present to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of all the outstanding shares entitled to vote at the meeting are represented at the Special Meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. Holders of shares of Anzu Class A Common Stock and Anzu Class B Common Stock are entitled vote together as a single class on all matters to be considered at the Special Meeting except for the Charter Proposal and the Director Election Proposal.

Q.	What stockholder vote thresholds are required for the approval of each proposal brought before the Special Meeting?
A.	Proposal No. 1 — The Business Combination Proposal. The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. There are currently 4,312,774 shares of Anzu Class A Common Stock outstanding and 10,625,000 shares of Anzu Class B Common Stock outstanding; therefore, at least 7,468,888 shares of Anzu Common Stock must be voted in favor of the Business Combination Proposal. The Anzu Class B Holders own and are entitled to vote an aggregate of approximately 71.1% of the outstanding shares of Anzu Common Stock, which represents a majority of outstanding shares of Anzu Common Stock, and have agreed to vote in favor of the Business Combination Proposal.

Proposal No. 2 — The Charter Proposal. The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The approval of the Charter Proposal also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock outstanding, voting as a separate class.

Proposal No. 3 — The Advisory Charter Proposals. The approval on a non-binding, advisory basis of each of the Advisory Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. The approval (or lack of approval) of each of the Advisory Charter Proposals will have no effect on the Proposed Charter if the Charter Proposal is approved by the Anzu stockholders.

Proposal No. 4 — The Director Election Proposal. The election of directors requires a plurality vote of the Anzu Class B Common Stock present and entitled to vote at the Special Meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” them are elected as directors. For purposes of this Special Meeting, only holders of Anzu Class B Common Stock will be entitled to consider and vote upon the Director Election Proposal. Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal.

Proposal No. 5 — The Nasdaq Proposal. The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Proposal No. 6 — The New Envoy Incentive Plan Proposal. The approval of the New Envoy Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Proposal No. 7 — The ESPP Proposal. The approval of the ESPP Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Proposal No. 8 — The Adjournment Proposal. The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Q.	What happens if I fail to take any action with respect to the Special Meeting?
A.	If you fail to take any action with respect to the meeting and the Business Combination is approved by the holders of Anzu Common Stock and consummated, you will continue to hold shares of New Envoy Class A Common Stock following the Closing, and the business of Envoy will become the business of Anzu. As a corollary, failure to deliver your stock to Anzu’s transfer agent no later than two (2) business days prior to the date of the Special Meeting means you will not have any right in connection with the Merger to redeem your shares for a pro rata share of the funds held in the Trust Account.

If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of Anzu, and Anzu will continue to search for another target business with which to complete an initial business combination. If Anzu does not complete an initial business combination by September 30, 2023 (or such earlier date as determined by the Anzu Board), Anzu must cease all operations except for the purpose of winding up, redeem 100% of the outstanding shares of Anzu Class A Common Stock, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Anzu Board, dissolve and liquidate.

Q.	What should I do if I receive more than one set of voting materials?
A.	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Anzu Common Stock.
Q.	Who can help answer my questions?
A.	If you have questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Anzu Special Acquisition Corp I
12610 Race Track Road

Suite 250
Tampa, Florida 33626
Tel: (202) 742-5870

or the proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

E-mail: Anzu.info@investor.morrowsodali.com

You may also obtain additional information about Anzu from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Anzu Class A Common Stock and you intend to seek redemption of your shares, you will need to deliver your shares to Anzu’s transfer agent at the address below at least two (2) business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: SPAC team

E-mail: spacsupport@astfinancial.com

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are answers to some questions that Anzu stockholders may have regarding the Exchange Offer. The following description does not purport to be complete. Anzu urges you to read carefully this entire proxy statement/prospectus, including the annexes, and the documents incorporated by reference into this proxy statement/prospectus and the Schedule TO, as each may be amended or supplemented from time to time, and other relevant documents filed by Anzu with the SEC, because the information in this section does not provide all the information that might be important to you.

Q:What is the Exchange Offer?

A:

Pursuant to the terms of the Business Combination Agreement, Anzu is conducting the Exchange Offer pursuant to which each holder of Anzu Class A Common Stock that elects not to redeem its shares of Anzu Class A Common Stock in connection with the Business Combination may elect to exchange each share of Anzu Class A Common Stock for one share of Series A Preferred Stock. The Exchange Offer will close as soon as reasonably practicable following the completion of the Merger, unless extended or terminated in Anzu’s sole discretion. For more information, see “The Exchange Offer.”

Q:Why is Anzu making the Exchange Offer?

A:

We are offering holders of Anzu Class A Common Stock the opportunity to hold an instrument with additional features and protections, and which matches the terms of the Series A Preferred Stock being offered in connection with the PIPE Transaction. The Series A Preferred Stock will rank senior to the New Envoy Class A Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation or dissolution. Series A Preferred Holders will be entitled to receive dividends at a rate of 12% per annum on the deemed original issuance price of $10.00 per share (the “Original Issuance Price”) and will be also entitled to fully participate in any dividends or other distributions declared or paid on the New Envoy Class A Common Stock. Additionally, the Series A Preferred Stock is convertible into shares of New Envoy Class A Common Stock, subject to the conversion procedures and based on the Conversion Price described in the Certificate of Designation. See the section entitled “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock.”

Q:Who is entitled to participate in the Exchange Offer?

A:

Any U.S. holders of Anzu Class A Common Stock that have elected not to redeem their shares of Anzu Class A Common Stock in connection with the Business Combination or have withdrawn a previously made redemption election at any time prior to the time the vote is taken with respect to the Business Combination Proposal during the period this Exchange Offer is open may participate in this Exchange Offer. Non-U.S. stockholders should consult their advisors in considering whether they may participate in this Exchange Offer in accordance with the laws of their home countries and, if they participate, whether there are any restrictions or limitations on transactions in the shares of Anzu Class A Common Stock or Series A Preferred Stock that that may apply in their home countries.

An Anzu stockholder’s decision whether to participate in the Exchange Offer and to exchange its shares of Anzu Class A Common Stock for the Exchange Offer Consideration, however, will involve risks, including, but not limited to, extremely limited voting rights for holders of Series A Preferred Stock, the lack of a public market for the Series A Preferred Stock and that New Envoy’s ability to make scheduled dividend payments on the Series A Preferred Stock will depend on Envoy’s financial condition and operating performance, which may not be sufficient to enable New Envoy to pay any dividends on the Series A Preferred Stock. Anzu stockholders should be aware of and carefully consider the risk factors set forth in “Risk Factors - Risks Related to the Exchange Offer,” as well as the other risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this proxy statement/prospectus, before deciding whether to participate in the Exchange Offer.

Q:

Can an Anzu stockholder elect to exchange its shares of Anzu Class A Common Stock in the Exchange Offer if such stockholder previously elected to redeem such shares in connection with the Business Combination and has not withdrawn such redemption election?

A:

No, only Anzu stockholders who have not previously elected to redeem their shares of Anzu Class A Common Stock in connection with the Business Combination (or who have withdrawn a previously made redemption election) are allowed to exchange their shares for Series A Preferred Stock in the Exchange Offer.

Q:	What are the key terms of the Series A Preferred Stock and will holders have any special rights as a holder of such preferred stock?
A:

The Proposed Charter, if adopted, will authorize the issuance by New Envoy of up to               shares of preferred stock and the Certificate of Designation will designate a series of such preferred stock of New Envoy as the “Series A Convertible Preferred Stock” and the number of share of Series A Preferred Stock authorized thereunder shall not exceed              . The Certificate of Designation, the form of which is attached as Annex F to this proxy statement/prospectus, will set forth the powers, rights and preferences and qualifications, limitations and restrictions of the Series A Preferred Stock, and will be filed with the Secretary of State of the State of Delaware immediately following the Closing.

The holders of Series A Preferred Stock (each, a “Series A Preferred Holder” and collectively, the “Series A Preferred Holders”) will be entitled to dividends (“Regular Dividends”) at the rate of 12% per annum on the Original Issuance Price. The Series A Preferred Holders will be also entitled to fully participate in any dividends or other distributions declared or paid on the New Envoy Class A Common Stock (“Participating Dividends” and, together with Regular Dividends, “Dividends”). Regular Dividends will be payable in cash quarterly in arrears. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of New Envoy, senior to New Envoy Class A Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy, each share of Series A Preferred Stock will be entitled to receive an amount equal to the greater of (i) the Original Issuance Price plus any accrued and unpaid Dividends on such share of Series A Preferred Stock up to, but excluding, the date of payment of such amounts and (ii) the amount a Series A Preferred Holder would have received had such Series A Preferred Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy, converted such share of Series A Preferred Stock into New Envoy Class A Common Stock pursuant to the terms of the Certificate of Designation.

Each Series A Preferred Holder will have the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of New Envoy Class A Common Stock based on a conversion price of $11.50 per share, subject to certain customary adjustments (the “Conversion Price”). New Envoy may mandatorily convert the Series A Preferred Stock to New Envoy Class A Common Stock based on the Conversion Price if, at any time commencing 90 days following the Closing, the closing price per share of New Envoy Class A Common Stock is greater than $15.00 for any 20 trading days within any period of 30 consecutive trading days.

For more information on the terms of the Series A Preferred Stock, see the section entitled “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock.”

Q:	Will the Series A Preferred Stock be listed on Nasdaq or another national securities exchange?
A:

Neither we nor New Envoy intend to apply to list the Series A Preferred Stock on Nasdaq or any other national securities exchange. However, as described above, the Series A Preferred Stock is convertible into shares of New Envoy Class A Common Stock, which will be listed on Nasdaq.

Q:	What will Anzu stockholders receive in the Exchange Offer? Will I have to pay any fees or commissions?
A:	In the Exchange Offer, Eligible Stockholders will have the right to exchange each of their shares of Anzu Class A Common Stock for one share of Series A Preferred Stock.

If you are the record owner of your shares of Anzu Class A Common Stock and you tender your shares directly to American Stock Transfer & Trust Company, LLC, which we refer to as the Exchange Agent, you will not have to pay brokerage fees, commissions, or similar expenses. If you own shares of Anzu Class A Common Stock through a broker, dealer, commercial bank, trust company, or other nominee and your broker, dealer, commercial bank, trust company, or other nominee tenders your shares of Anzu Class A Common Stock on your behalf, your broker, dealer, commercial bank, trust company, or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or nominee to determine whether any charges will apply. Anzu will only deliver whole shares of Series A Preferred Stock in the Exchange Offer.

Q:	How will shares of Anzu Class A Common Stock that are not tendered in the Exchange Offer be affected after the Merger?
A:

Non-tendering holders of shares of Anzu Class A Common Stock that do not elect to redeem their shares of Anzu Class A Common Stock in connection with the Business Combination will hold shares of New Envoy Class A Common Stock following the Closing. See the section entitled “Comparison of Corporate Governance, Stockholder Rights and Warrant Holder Rights.” Non-tendering holders of shares of Anzu Class A Common Stock that elect to redeem their shares of Anzu Class A Common Stock in connection with the Business Combination will be entitled to receive a pro rata portion of the funds held in the Trust Account in cash for their shares of Anzu Class A Common Stock, subject to the conditions of the Current Charter.

Q:	Are there risks associated with the Exchange Offer that I should consider?
A:

Yes. There are a number of risks related to the Exchange Offer that are described in the section entitled “Risk Factors — Risks Related to the Exchange Offer,” as well as the other risks included in the section entitled “Risk Factors.”

Q:	When is the Exchange Offer expected to be completed?
A:

Anzu expects to complete the Exchange Offer as soon as reasonably practicable following the completion of the Merger, subject to the satisfaction or waiver of the other conditions to the Exchange Offer. However, there is no guarantee that the conditions to the Exchange Offer will be satisfied or waived or that the Exchange Offer will close.

Q:	What are the anticipated U.S. federal income tax consequences of the Exchange Offer to holders of shares of Anzu Class A Common Stock?
A:

The exchange of shares of Anzu Class A Common Stock for shares of Series A Preferred Stock pursuant to the Exchange Offer is intended to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036(a) of the Code. Assuming the exchange so qualifies, for U.S. federal income tax purposes, a holder of shares of Anzu Class A Common Stock generally will not recognize gain or loss upon the exchange of its Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer. However, the closing of the Exchange Offer is not conditioned on such tax treatment and no assurances be given that the IRS would agree with such tax treatment or that a court would sustain such tax treatment if challenged. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Exchange of Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer” for a discussion of material U.S. federal income tax consequences of the Exchange Offer to holders of shares of Anzu Class A Common Stock.

Q:	Are Anzu’s stockholders entitled to appraisal rights in connection with the Exchange Offer?
A:	No. Anzu’s stockholders are not entitled to exercise appraisal rights in connection with the Exchange Offer.
Q:	How long do Anzu stockholders have to decide whether to exchange their shares of Anzu Class A Common Stock for shares of Series A Preferred Stock?
A:

You will have until 5:00 p.m. New York City time on                   , 2023 (the business day immediately prior to the date of the Special Meeting), unless the Exchange Offer is extended in Anzu’s sole discretion (such time, or such later time to which the Exchange Offer has been so extended, is referred to as the “Expiration Time”).

Anzu stockholders must tender their shares of Anzu Class A Common Stock in accordance with the procedures set forth in this proxy statement/prospectus. In all cases, Anzu will exchange shares validly tendered and accepted for exchange pursuant to the Exchange Offer only after timely receipt by the Exchange Agent of shares (or timely confirmation of a book-entry transfer of such shares into the Exchange Agent’s account at DTC as described elsewhere in this proxy statement/prospectus), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Q:	What is the process for exchanging shares of Anzu Class A Common Stock?
A:	For you to validly tender your shares of Anzu Class A Common Stock pursuant to the Exchange Offer, prior to the Expiration Time:
●	If your shares are directly registered in your own name in Anzu’s stockholders register, including if you are a record holder and you hold shares in book-entry form on the books of Anzu’s transfer agent, the following must be received by the Exchange Agent at one of its addresses set forth in the letter of transmittal prior to the Expiration Time: (a) the letter of transmittal, properly completed and duly executed and (b) any other documents required by the letter of transmittal.
●	If your shares are held in “street” name and are being tendered by book-entry transfer into an account maintained at the DTC, the following must be received by American Stock Transfer & Trust Company, LLC, which is acting as the Exchange Agent in connection with the Exchange Offer, at one of its addresses set forth in the letter of transmittal prior to the Expiration Time: (a) the letter of transmittal, properly completed and duly executed, or an agent’s message; (b) a book-entry confirmation from DTC; and (c) any other required documents.
●	If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered.

See “The Exchange Offer — Procedures for Tendering Shares of Anzu Class A Common Stock” for more information.

Q:	Until what time can the shares of Anzu Class A Common Stock tendered pursuant to the Exchange Offer be withdrawn and when do you expect the Exchange Offer to be completed?
A:

An Anzu stockholder may properly withdraw shares of Anzu Class A Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Time. On and after the Expiration Time, Anzu stockholders that have tendered their shares pursuant to the Exchange Offer will no longer be able to withdraw their shares and tenders of shares of Anzu Class A Common Stock made pursuant to the Exchange Offer will be irrevocable; provided, that, if Anzu has not yet accepted shares of Anzu Class A Common Stock tendered for exchange, any Anzu stockholder may withdraw its tendered shares after the 60th day following commencement of the Exchange Offer pursuant to Section 14(d)(5) of the Exchange Act.

As promptly as practicable following the Expiration Time, Anzu will accept for exchange and, at or as promptly as practicable thereafter (calculated as set forth in Rule 14e-1(c) under the Exchange Act), deliver the Exchange Offer Consideration (by delivery by Anzu of shares of Series A Preferred Stock to the exchange agent appointed by Anzu for the Exchange Offer) for all shares of Anzu Class A Common Stock validly tendered and not properly withdrawn pursuant to the Exchange Offer as of the Expiration Time.

Q:	What obligation does Anzu have to accept any shares of Anzu Class A Common Stock for exchange?
A:

The determination of shares of Anzu Class A Common Stock validly tendered and not properly withdrawn pursuant to the Exchange Offer shall be made in Anzu’s sole discretion. In addition, Anzu’s obligation to exchange for Series A Preferred Stock any shares of Anzu Class A Common Stock validly tendered and not properly withdrawn pursuant to the Exchange Offer is subject to the satisfaction or waiver of various closing conditions, including: (a) with respect to each Eligible Stockholder, such Eligible Stockholder electing not to redeem its shares of Anzu Class A Common Stock or withdrawing a previously made redemption election at any time prior to the vote being taken with respect to the Business Combination Proposal at the Special Meeting; (b) the absence of any applicable law or order of a governmental authority prohibiting, rendering illegal or enjoining the consummation of the Exchange Offer or the other transactions contemplated by the Business Combination Agreement; (c) the consummation of the Merger in accordance with the terms of the Business Combination Agreement; and (d) the filing and effectiveness of the Proposed Charter (as defined in the accompanying proxy statement/prospectus) and the Certificate of Designation with the Delaware Secretary of State. Certain of these conditions are beyond Anzu’s control, and Anzu cannot provide you any assurance that these conditions will be satisfied or that the Exchange Offer will close. If Anzu makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition to the Exchange Offer, Anzu will disseminate additional Exchange Offer materials and extend the Exchange Offer by five (5) or ten (10) business days, to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

Q:	What is the procedure to withdraw previously tendered shares of Anzu Class A Common Stock?
A:

To properly withdraw previously tendered shares, Anzu stockholders must instruct the Exchange Agent to arrange for the withdrawal of such shares by a written or facsimile transmission notice of withdrawal, which must be timely received by the Exchange Agent prior to the Expiration Time at the appropriate address set forth on the back cover of this proxy statement/prospectus. Any notice of withdrawal must specify the name of the person having tendered the shares of Anzu Class A Common Stock to be withdrawn, the number of tendered shares of Anzu Class A Common Stock to be withdrawn and the name of the holder of the tendered shares of Anzu Class A Common Stock to be withdrawn, if different from that of the person who tendered such shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal shall be determined by Anzu, in its sole discretion, which determination shall be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of tendered shares of Anzu Class A Common Stock shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Anzu or any of its affiliates or assignees, the Exchange Agent, or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of shares of Anzu Class A Common Stock may not be rescinded, and any shares of Anzu Class A Common Stock properly withdrawn shall be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Anzu Class A Common Stock may be retendered by following one of the procedures for tendering described above.

Q:	Can the Exchange Offer be extended and, if so, under what circumstances?
A:

Anzu may extend the Exchange Offer to such other date and time in Anzu’s sole discretion, and Anzu will extend the Exchange Offer for any minimum period as required by the SEC or Nasdaq applicable to the Exchange Offer.

Q:	How will Anzu stockholders be notified if the Exchange Offer is extended?
A:

Any extension of the Exchange Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Exchange Offer was otherwise scheduled to expire. Without limiting the manner in which Anzu may choose to make any public announcement, Anzu currently intends to make announcements regarding the Exchange Offer by issuing a press release and making an appropriate filing with the SEC.

Q:	Who can answer my questions?
A:	If you have any questions about the Exchange Offer or need additional copies of this prospectus, you should contact:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: SPAC team

E-mail: spacsupport@astfinancial.com

Q:	Where can I find more information on Anzu relating to the Exchange Offer?
A:

You can find more information on the Exchange Offer in the Schedule TO, to be filed by Anzu with the SEC following effectiveness of the Registration Statement, of which this proxy statement/prospectus is a part. Before making any decision with respect to the Exchange Offer, Anzu stockholders are encouraged to read the Schedule TO (including the prospectus, related letter of transmittal and other offer documents), as it may be amended or supplemented from time to time, and other relevant documents filed by Anzu with the SEC carefully when they become available because they will contain important information about the proposed transactions. Investors will be able to obtain free copies of the Schedule TO, as it may be amended from time to time, and other relevant documents filed by Anzu with the SEC (when they become available) at http://www.sec.gov, the SEC’s website, or free of charge by contacting Anzu Special Acquisition Corp I at 12610 Race Track Road, Suite 250, Tampa, FL 33626 or at (202) 742-5870.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information set forth elsewhere in this proxy statement/prospectus and does not purport to contain all of the information that may be important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement and Amendment No. 1, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus, respectively. The Business Combination Agreement is the legal document that governs the Merger and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement and the Merger are also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” For a complete description of certain agreements related to the Business Combination Agreement, see the section entitled “The Business Combination Agreement — Related Agreements.”

The Parties to the Business Combination

Anzu

Anzu Special Acquisition Corp I was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Anzu was incorporated under the laws of the State of Delaware on December 28, 2020. In connection with the Closing, Anzu intends to change its name to “Envoy Medical, Inc.” We refer to Anzu after giving effect to the Closing as “New Envoy.”

Anzu’s units, Class A Common Stock and public warrants are listed on Nasdaq under the symbols “ANZUU,” “ANZU,” and “ANZUW,” respectively. Anzu intends to apply to continue the listing of New Envoy Class A Common Stock and New Envoy Warrants on Nasdaq under the symbols “COCH” and “COCHW,” respectively, upon the Closing. The Anzu units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of Anzu’s principal executive office is 12610 Race Track Road, Suite 250, Tampa, Florida 33626, and its telephone number is (202) 742-5870. After the consummation of the Business Combination, Anzu’s principal executive office will be that of Envoy.

Merger Sub

Merger Sub is a Delaware corporation and wholly owned subsidiary of Anzu formed solely for the purpose of effectuating the Merger described herein. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 12610 Race Track Road, Suite 250, Tampa, Florida 33626, and its telephone number is (202) 742-5870. As a result of the consummation of the Merger, Merger Sub will cease to exist.

Envoy

Envoy Medical Corporation is a hearing health company dedicated to providing patients with improved access, usability, independence and quality of life through innovative medical technologies. Founded in 1995, Envoy’s vision is to create fully implanted hearing devices that leverage the natural ear — not an artificial microphone — to pick up sound. In recent years, Envoy has focused almost exclusively on developing the Acclaim® fully implantable cochlear implant, its lead product candidate. Envoy has a limited operating history and has incurred losses in each year of its operation. As of June 30, 2023, Envoy has an accumulated deficit of $252.5 million.

The mailing address of Envoy’s principal executive office is 4875 White Bear Parkway, White Bear Lake, Minnesota 55110, and its telephone number is (877) 900-3277. After the consummation of the Business Combination, Envoy will be a wholly owned subsidiary of New Envoy.

This proxy statement/prospectus includes certain registered trademarks, including trademarks that are the property of Envoy and its affiliates. This proxy statement/prospectus also includes other trademarks, service marks and trade names owned by Envoy or other companies. All trademarks, service marks and traded names included herein are the property of their respective owners.

The Business Combination Agreement

Structure of the Merger

The Business Combination Agreement provides, among other things, for Merger Sub to merge with and into Envoy, with Envoy surviving as a wholly owned subsidiary of Anzu and the securityholders of Envoy becoming securityholders of Anzu.

Closing and Effective Time

As a result of the Merger, and without any action on the part of Anzu, Envoy, Merger Sub or the holders of any of their respective securities:

●	Each share of Envoy Common Stock issued and outstanding immediately prior to the Effective Time (including Envoy Common Stock issued upon the exercise or conversion of Envoy Warrants, Envoy Convertible Notes or Envoy Preferred Stock, in each case immediately prior to the Effective Time) shall be cancelled and converted into the right to receive a number of shares of New Envoy Class A Common Stock equal to the Exchange Ratio (as defined below).
●	Each share of Envoy Preferred Stock issued and outstanding immediately prior to the Effective Time shall convert into shares of Envoy Common Stock in accordance with the terms thereof, as agreed by the holder of such Envoy Preferred Stock.
●	Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Envoy Common Stock.
●	Each outstanding Envoy Option will be cancelled in exchange for nominal consideration.
●	Each outstanding Envoy Warrant will automatically, depending on the applicable exercise price, be cancelled or exercised on a net exercise basis and converted into shares of Envoy Common Stock in accordance with its terms.
●	Each outstanding Envoy Convertible Note will automatically be converted into shares of Envoy Common Stock in accordance with its terms.

The “Exchange Ratio” means the quotient obtained by dividing (x) the Aggregate Closing Merger Consideration by (y) Company Fully Diluted Capital Stock. The “Aggregate Closing Merger Consideration” means a number of shares of Anzu Class A Common Stock equal to the (a) quotient obtained by dividing (i) the Aggregate Closing Merger Consideration Value, by (ii) $10.00, minus (b) the Aggregate Excess Company Transaction Expenses Shares. “Company Fully Diluted Capital Stock” means, without duplication, (A) the aggregate number of shares of Envoy Common Stock that are issued and outstanding as of immediately prior to the Effective Time, plus (B) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of Envoy Preferred Stock, plus (C) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the exercise (on a net exercise basis) and conversion of the Envoy Warrants in accordance therewith (as amended by the Warrant Amendment Agreements), plus (D) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Envoy Convertible Notes in accordance therewith (as amended by the Convertible Note Amendment Agreements).

As of the date of this proxy statement/prospectus, we currently estimate that the Exchange Ratio will be approximately 0.06378.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Envoy, certain of which are qualified by materiality, material adverse effect, knowledge and other qualifiers and may be further modified and limited by disclosure schedules. Under the Business Combination Agreement, Envoy has made customary representations and warranties, including relating, among other things, to proper organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against Envoy of the Business Combination Agreement; absence of conflicts; required filings, permits, consent, approval or authorization of governmental authorities; compliance with laws, organizational documents and material contracts; financial statements and internal controls; absence of undisclosed liabilities; absence of certain changes or events; litigation; benefit plans; labor matters; assets and real property; tax matters; environmental matters; brokers’ fees and third-party expenses; intellectual property matters; material contracts; insurance; transactions with significant vendors of Envoy; interested party transactions; board approval; information disclosed in the proxy statement; and anti-corruption and trade compliance.

The Business Combination Agreement contains representations and warranties of each of Anzu and Merger Sub certain of which are qualified by materiality, material adverse effect, knowledge and other qualifiers and may be further modified and limited by disclosure schedules. Under the Business Combination Agreement, Anzu and Merger Sub have made customary representations and warranties, including relating, among other things, to proper organization and qualification; subsidiaries; capitalization; absence of conflicts; required filings, permits, consent, approval or authorization of governmental authorities; compliance with laws, organizational documents and material contracts; reports filed with the SEC, financial statements and internal controls, compliance under the Sarbanes-Oxley Act; absence of undisclosed liabilities; absence of certain changes or events; litigation; business activities; tax matters; brokers’ fees; interested party transactions; Nasdaq listing; board approval; and the Trust Account.

Covenants

The Business Combination Agreement contains additional covenants, including, among others, providing for (i) the parties to conduct their respective businesses in the ordinary course through the Closing, subject to certain exceptions, (ii) the parties to not initiate any negotiations or enter into any agreements for certain alternative transactions, (iii) Envoy to prepare and deliver to Anzu certain consolidated financial statements of Envoy, (iv) Anzu and Envoy jointly to prepare, and Anzu to file, a proxy statement/prospectus on Form S-4 and take certain other actions to obtain the requisite approval of Anzu stockholders of certain proposals regarding the Business Combination and (v) the parties to use reasonable best efforts to obtain necessary approvals from governmental agencies.

Conditions to Closing of the Business Combination

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective stockholders of Anzu and Envoy, (ii) effectiveness of the Registration Statement, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) receipt of approval for listing on Nasdaq or another national securities exchange of the shares of Anzu Class A Common Stock to be issued in connection with the Business Combination, (vi) that Anzu have at least $5,000,001 of net tangible assets upon the Closing, (vii) the absence of any injunctions or laws prohibiting the Business Combination, (viii) the absence of a Company Material Adverse Effect or SPAC Material Adverse Effect, (ix) the aggregate number of shares of Envoy held by shareholders of Envoy who have demanded appraisal for such Envoy stock in accordance with the Minnesota Statues being less than 5% of the shares of Envoy’s capital stock outstanding at the record date for the Envoy shareholder meeting and (x) customary bringdown of the representations, warranties and covenants of the parties therein.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of Anzu and Envoy, (ii) by written notice by Anzu or Envoy if the Effective Time shall not have occurred prior the Outside Date (as defined in the Business Combination Agreement); (iii) by written notice by either Anzu or Envoy if any governmental authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced, or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination; (iv) by written notice by Anzu or Envoy, if certain approvals of the shareholders of Anzu, to the extent required under the Business Combination Agreement, are not obtained as set forth therein, (v) by written notice by Anzu if certain approvals of the stockholders of Envoy, to the extent required under the Business Combination Agreement, are not obtained within seventeen (17) business days after the Registration Statement on Form S-4 has been declared effective by the SEC and delivered or otherwise made available to stockholders; (vi) by written notice by Anzu upon a breach of any representation, warranty, covenant or agreement on the part of Envoy set forth in the Business Combination Agreement; (vii) by written notice by Envoy upon a breach of any representation, warranty, covenant or agreement on the part of Anzu set forth in the Business Combination Agreement; (viii) by written notice by Anzu if Envoy fails to deliver certain financial statements on or before April 30, 2023; (ix) by written notice by Anzu if the aggregate number of shares of Envoy held by shareholders of Envoy who have demanded appraisal for such Envoy stock in accordance with the Minnesota Statues equals or exceeds 5% of the shares of Envoy’s capital stock outstanding at the record date for the Envoy shareholder meeting; or (x) by written notice by Anzu if Envoy, without Anzu’s prior written consent, waives, releases, settles, compromises or otherwise resolves any Action (as defined in the Business Combination Agreement) with certain exceptions, and (xi) by written notice by either Anzu or Envoy if, immediately following the Closing, Anzu will not have $5,000,001 of net tangible assets.

Pro Forma Ownership of Anzu Upon Closing

Assuming that all of the Envoy Options and Envoy Warrants are exercised or forfeited prior to the closing of the Business Combination as described in “The Business Combination Agreement,” up to approximately 15,000,000 shares of Anzu Class A Common Stock will be issued to Envoy’s former shareholders.

Based on the assumptions in the preceding paragraph, and further assuming that no shares of Anzu Class A Common Stock are redeemed or exchanged for shares of Series A Preferred Stock pursuant to the terms of the Exchange Offer as described in “The Exchange Offer,” immediately after the closing of the Business Combination, Envoy’s former shareholders will hold approximately 71.7% of the issued and outstanding New Envoy Class A Common Stock (representing approximately 71.7% of New Envoy’s voting power), the Sponsor will hold approximately 4.8% of the issued and outstanding New Envoy Class A Common Stock (representing approximately 4.8% of New Envoy’s voting power), and the current stockholders of Anzu will hold approximately 20.6% of the issued and outstanding New Envoy Class A Common Stock (representing approximately 20.6% of New Envoy’s voting power).

Assuming that (i) no shares of Anzu Class A Common Stock are redeemed or exchanged for shares of Series A Preferred Stock pursuant to the terms of the Exchange Offer as described in “The Exchange Offer,” (ii) the full outstanding principal balance of the Envoy Bridge Note is outstanding and (iii) no additional Subscription Agreements will be executed, an aggregate of approximately 4,500,000 shares of Series A Preferred Stock will be outstanding immediately after the closing of the Business Combination. The Series A Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders, except that the holders of Series A Preferred Stock will be entitled to certain consent rights on matters set forth in the section entitled “Description of New Envoy Securities —Preferred Stock —Series A Preferred Stock —Voting Rights.”

Based on the assumptions in the preceding paragraph, immediately after the closing of the Business Combination, the Sponsor will hold approximately 77.8% of the issued and outstanding shares of Series A Preferred Stock, and GAT will hold approximately 22.2% of the issued and outstanding shares of Series A Preferred Stock.

The following tables illustrate the potential impact of redemptions on the per share value of the shares owned by non-redeeming shareholders at the following redemption levels:

	Assuming No Redemptions(1)
	Assuming No		Assuming 50%		Assuming 100%
	Exchange Offer		Exchange Offer		Exchange Offer
(Shares in thousands)	Shares	Value per share	Shares	Value per share	Shares	Value per share
Base Scenario(4)	20,928	$1.18	18,772	$1.32	16,615	$1.49
Base Scenario (as converted)(5)	24,842	$1.00	24,561	$1.01	24,279	$1.02
Base Scenario (as converted) plus assumed exercise of all warrants(6)(8)	43,308	$0.57	43,027	$0.58	42,745	$0.58
Base Scenario (as converted) plus assumed exercise of all warrants and Contingent Sponsor Shares(7)(8)	44,308	$0.56	44,027	$0.56	43,745	$0.57

	Assuming 50% Redemptions(2)
	Assuming No Exchange Offer		Assuming 50% Exchange Offer		Assuming 100% Exchange Offer
(Shares in thousands)	Shares	Value per share	Shares	Value per share	Shares	Value per share
Base Scenario(4)	20,971	$1.38	19,893	$1.45	18,815	$1.53
Base Scenario (as converted)(5)	24,884	$1.16	24,743	$1.17	24,603	$1.17
Base Scenario (as converted) plus assumed exercise of all warrants(6)(8)	41,194	$0.70	41,053	$0.70	40,913	$0.71
Base Scenario (as converted) plus assumed exercise of all warrants and Contingent Sponsor Shares(7)(8)	42,194	$0.68	42,053	$0.69	41,913	$0.69

	Assuming Maximum
	Redemptions(3)
(Shares in thousands)	Shares	Value per share
Base Scenario(4)	21,001	$1.57
Base Scenario (as converted)(5)	25,671	$1.28
Base Scenario (as converted) plus assumed exercise of all warrants(6)(8)	39,837	$0.83
Base Scenario (as converted) plus assumed exercise of all warrants and Contingent Sponsor Shares(7)(8)	40,837	$0.81
(1)	Assumes that no shares of Anzu Class A Common Stock are redeemed, and zero shares exchanged into the Series A Preferred Stock under No Exchange Offer, 2,156,387 shares of Anzu Class A Common Stock exchanged into the Series A Preferred Stock under 50% Exchange Offer, and 4,312,774 shares of Anzu Class A Common Stock exchanged into the Series A Preferred Stock under 100% Exchange Offer.
(2)	Assumes that 2,156,387 shares of Anzu Class A Common Stock, or 50% of public shares outstanding are redeemed and repurchased by Meteora Parties with redemption elections subsequently reversed, 43,128 shares are issued to Meteora Parties as 2% Share Consideration, and zero shares exchanged into the Series A Preferred Stock under No Exchange Offer, 1,078,194 shares exchanged into the Series A Preferred Stock under 50% Exchange Offer, and 2,156,387 shares of Anzu Class A Common Stock exchanged into the Series A Preferred Stock under 100% Exchange Offer.
(3)	Assumes that 4,312,774 shares of Anzu Class A Common Stock, or 100% of public shares outstanding are redeemed, of which 4,300,000 shares are repurchased by Meteora Parties with redemption elections subsequently reversed, and 86,000 shares are issued to Meteora Parties as 2% Share Consideration.
(4)	The Base scenario represents the post-Closing share ownership of New Envoy assuming various levels of redemption by holders of New Envoy Common Stock.
(5)	The Base scenario (as converted) represents the number of New Envoy Common Stock assuming the holders of Series A Preferred Stock converted their shares into shares of New Envoy Class A Common Stock based on the ratio determined by the Original Issuance Price of $10.00 per share divided by the Conversion Price of $11.50 per share pursuant to Certificate of Designation.
(6)	Represents the Base scenarios (as converted) plus assumed exercise of warrants, which consist of 14,166,666 Anzu public warrants and 4,300,000 Shortfall Warrants issued under the No Redemption Scenarios and 2,143,613 Shortfall Warrants issued under the 50% Redemption Scenarios. Assuming that New Envoy were in a net income position, the Warrants would have resulted in 18,466,666 potentially dilutive shares under the No Redemption Scenarios and 16,310,279 potentially dilutive shares under the 50% Redemption Scenarios, and 14,166,666 potentially dilutive shares under the Maximum Redemption Scenario for the six months ended June 30, 2023.
(7)	Represents the Base scenarios (as converted) plus assumed exercise of warrants noted in 6 above and issuance of the Contingent Sponsor Shares. Assuming that New Envoy were in a net income position, the Contingent Sponsor Shares would have resulted in 1,000,000 potentially dilutive shares for the six months ended June 30, 2023.
(8)	Does not account for any proceeds being paid to New Envoy in connection with the payment of the exercise prices of warrants or the issuance of contingent shares.

The tables below present possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios and Exchange Offers. The maximum redemption scenario represents the maximum redemptions that may occur, but which would still allow for the satisfaction of the Net Tangible Asset Test requirement. In an effort to illustrate the extent of such dilution, the table below assumes (i) 4,312,774 shares of Anzu Class A Common Stock are redeemed and Meteora Parties purchase 4,300,000 shares under Forward Purchase Agreement, (ii) the issuance of 86,000 shares, which represents the 2% Share Consideration to the Meteroa Parties, (iii) the exercise of 14,166,666 Anzu public warrants, (iv) the issuance of 15,000,000 shares of Anzu Class A Common Stock to Envoy shareholders, pursuant to the Business Combination Agreement, (v) the Sponsor’s forfeiture of 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, and the exchange of 2,500,000 shares of the Retained Sponsor Shares for 2,500,000 shares of Series A Preferred Stock in a private exchange offer and the conversion of 4,500,000 shares of Anzu Class B Common Stock into 1,000,000 shares of New Envoy Class A Common Stock and 2,500,000 shares of Series A Preferred Stock, (vi) the issuance of 1,435,750 shares of Series A Preferred Stock to the Anzu-affiliated PIPE investor, (vii) the conversion of the Envoy Bridge Note into 1,435,750 shares of Series A Preferred Stock, and (viii) issuance of 1,000,000 shares of Contingent Sponsor Shares, but does not assume the issuance of any equity awards under New Envoy Equity Incentive Plan.

The number of shares in the below table represents the number of shares of New Envoy Common Stock assuming the Series A Preferred holders converted their shares into shares of New Envoy Class A Common Stock based on the ratio determined by the Original Issuance Price of $10.00 per share divided by the Conversion Price of $11.50 per share pursuant to Certificate of Designation.

	Assuming No Redemptions
	Assuming No		Assuming 50%		Assuming 100%
	Exchange Offer		Exchange Offer		Exchange Offer
	Shares		Shares		Shares
(Shares in thousands)	(as converted)%		(as converted)%		(as converted)%
Anzu stockholders (Public shares)	4,313	9.73%	4,032	9.16%	3,750	8.57%
Shares issued to Envoy shareholders	15,000	33.85%	15,000	34.07%	15,000	34.29%
Sponsor shares	3,174	7.17%	3,174	7.20%	3,174	7.26%
Shares issued to Anzu-Affiliated PIPE Investor	870	1.96%	870	1.98%	870	1.99%
Shares issued in conversion of the Bridge Note	870	1.96%	870	1.98%	870	1.99%
Shares underlying public warrants	14,166	31.98%	14,166	32.17%	14,166	32.37%
Meteora Parties shares*	100	0.23%	100	0.23%	100	0.23%
Shares underlying Shortfall Warrants	4,300	9.70%	4,300	9.77%	4,300	9.83%
Contingent Sponsor Shares	1,000	2.26%	1,000	2.27%	1,000	2.29%
Other Parties shares**	515	1.16%	515	1.17%	515	1.18%
Fully diluted shares	44,308	100%	44,027	100%	43,745	100%

	Assuming 50% Redemptions
	Assuming No		Assuming 50%		Assuming 100%
	Exchange Offer		Exchange Offer		Exchange Offer
	Shares		Shares		Shares
(Shares in thousands)	(as converted)%		(as converted)%		(as converted)%
Anzu stockholders (Public shares)	2,156	5.11%	2,015	4.79%	1,875	4.47%
Shares issued to Envoy shareholders	15,000	35.55%	15,000	35.67%	15,000	35.79%
Sponsor shares	3,174	7.52%	3,174	7.55%	3,174	7.57%
Shares issued to Anzu-Affiliated PIPE Investor	870	2.06%	870	2.07%	870	2.07%
Shares issued in conversion of the Bridge Note	870	2.06%	870	2.07%	870	2.07%
Shares underlying public warrants	14,166	33.58%	14,166	33.68%	14,166	33.80%
Meteora Parties shares*	2,300	5.45%	2,300	5.47%	2,300	5.49%
Shares underlying Shortfall Warrants	2,144	5.08%	2,144	5.10%	2,144	5.12%
Contingent Sponsor Shares	1,000	2.37%	1,000	2.38%	1,000	2.39%
Other Parties shares**	515	1.22%	515	1.22%	515	1.23%
Fully diluted shares	42,194	100%	42,053	100%	41,913	100%

	Assuming 100%
	Redemption
	Shares
(Shares in thousands)	(as converted)%
Anzu stockholders (Public shares)	—	0.00%
Shares issued to Envoy shareholders	15,000	36.73%
Sponsor shares	3,174	7.77%
Shares issued to Anzu-Affiliated PIPE Investor	1,248	3.06%
Shares issued in conversion of the Bridge Note	1,248	3.05%
Shares underlying public warrants	14,166	34.70%
Meteora Parties shares*	4,486	11.00%
Shares underlying Shortfall Warrants	—	0.00%
Contingent Sponsor Shares	1,000	2.45%
Other Parties shares**	515	1.26%
Fully diluted shares	40,837	100%
*

Meteora Parties includes Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, together with MSOF and MCP, collectively the “Seller”).

**	Other Parties include former and current directors and officers of Anzu, parties to the Extension Support Agreements and Legacy Forward Purchasers.

See the section entitled “The Business Combination Agreement.”

Related Agreements

Subscription Agreement

On April 17, 2023, Anzu entered into the Subscription Agreement with the Sponsor pursuant to which the Sponsor agreed to subscribe for and purchase, and Anzu agreed to issue and sell to Sponsor, an aggregate of at least 1,000,000 shares of Series A Preferred Stock in a private placement at a price of $10.00 per share for an aggregate commitment of at least $10,000,000 as promptly as practicable following the Closing and the filing of the Certificate of Designation. The Sponsor’s obligations under the Subscription Agreement are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE Transaction is to ensure that New Envoy has a minimum amount of capital to operate and grow its business following the consummation of the Business Combination. On August 23, 2023, Anzu and the Sponsor entered into Amendment No. 2 to the Subscription Agreement (the “Subscription Agreement Amendment”), pursuant to which the Sponsor has agreed to subscribe for and purchase up to 500,000 additional shares of Series A Preferred Stock (the “Additional PIPE Shares”) at a price of $10.00 per share, for additional gross proceeds of up to $5,000,000. The Subscription Agreement Amendment provides that the Sponsor will subscribe for and purchase the Additional PIPE Shares (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the principal amount of the Envoy Bridge Note, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement.

Registration Rights Agreement

Anzu, the Sponsor, certain shareholders of Envoy and certain other stockholders of Anzu will enter into an A&R Registration Rights Agreement pursuant to which Anzu will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Envoy Class A Common Stock (including shares of New Envoy Class A Common Stock issuable upon the exercise of New Envoy Warrants and upon the conversion of shares of Series A Preferred Stock) and other equity securities of New Envoy that are held by parties thereto from time to time. In certain circumstances, various parties to the A&R Registration Rights Agreement will also be entitled customary demand and/or piggyback registration rights, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement. In addition, the A&R Registration Rights Agreement provides that New Envoy will pay certain expenses relating to such registrations and indemnify the security holders against certain liabilities. The rights granted under the A&R Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to Anzu securities, and all such prior agreements shall be terminated.

In addition, GAT and Mr. Taylor have agreed not to transfer their shares of New Envoy Class A Common Stock during the Lock-Up Period (as defined below), except to certain permitted transferees, subject to the terms and conditions contemplated by the A&R Registration Rights Agreement. The A&R Registration Rights Agreement provides that the Lock-Up Period begins on the closing date of the Business Combination and ends on the date that is six months following such date; provided, however, that after the closing of the Business Combination, the Lock-Up Period will end, with respect to certain restricted securities, as defined in the A&R Registration Rights Agreement, on the earlier of (A) the date on which the closing price for the New Envoy Class A Common Stock equals or exceeds $10.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing after the closing of the Business Combination, or (B) such date on which New Envoy completes a liquidation, merger, stock exchange or other similar transaction that results in all of Anzu’s stockholders having the right to exchange their shares of New Envoy Class A Common Stock for cash, securities or other property (the “Lock-Up Period”).

Envoy Bridge Financing

On April 17, 2023, concurrently with the execution and delivery of the Business Combination Agreement, Envoy entered into the Envoy Bridge Note pursuant to which it will borrow at least $10,000,000 from GAT. On August 23, 2023, Envoy and GAT entered into Amendment No. 1 to the Envoy Bridge Note (the "Envoy Bridge Note Amendment"), pursuant to which Envoy may borrow up to an additional $5,000,000 (the "Additional Envoy Bridge Note Principal"). The Envoy Bridge Note Amendment provides that Envoy will borrow the Additional Envoy Bridge Note Principal (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the gross proceeds from the Additional PIPE Shares, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement; additionally, Envoy may borrow up to $2,000,000 in additional principal if the Closing does not occur by September 30, 2023, which amount would be deemed Additional Envoy Bridge Note Principal. Contingent upon, and effective concurrently with, the PIPE Closing, Anzu will issue shares of Series A Preferred Stock to GAT equal to the outstanding principal of the Envoy Bridge Note, plus accrued and unpaid interest, divided by $10.00, in exchange for the Envoy Bridge Note. GAT will have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggyback rights, pursuant to the A&R Registration Rights Agreement with respect to any shares of Anzu Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

Envoy Support Agreements

On April 17, 2023, Anzu entered into Shareholder Support Agreements by and among Anzu, Envoy and executives, directors and certain 5% or greater shareholders of Envoy (the “Key Shareholders”). The Key Shareholders consist of Glen A. Taylor, Paul Waldon (and certain of his affiliates), Brent T. Lucas (and certain of his affiliates) and Allen Lenzmeier (and certain of his affiliates). Pursuant to the Shareholder Support Agreements, the Key Shareholders, who collectively own approximately 40.1% of the issued and outstanding shares of Envoy Common Stock on a fully diluted basis as of the date of the Shareholder Support Agreement, agreed to, among other things, vote (a) in favor of the Business Combination Agreement and the transactions contemplated thereby; (b) to authorize and approve any amendment or amendments to Envoy’s Articles of Incorporation or other organizational documents of Envoy that are reasonably necessary for purposes of effecting the transactions contemplated by the Business Combination Agreement and (c) against, and withhold consent with respect to (i) any issuance or acquisition of shares of capital stock or other equity securities of Envoy, merger, purchase of all or substantially all of Envoy’s assets or other business combination transaction involving Envoy (other than the Business Combination), (ii) any change in the business, management or board of directors of Envoy (other than in connection with the Business Combination) and (ii) any other matter, action or proposal that would reasonably be expected to (x) result in a breach of any of Envoy’s covenants, agreements or obligations under the Business Combination Agreement, (y) result in any of the conditions to the Closing set forth in the Business Combination Agreement not being satisfied or (z) impede, frustrate, prevent or nullify any provision of the Business Combination Agreement or any of the transactions contemplated thereby. Each Key Shareholder also agreed that, until the earlier of the consummation of the Business Combination or the termination of the Shareholder Support Agreement, each Key Shareholder will not, among other things, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any shares of Envoy Common Stock or other Envoy securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing, (b) deposit any of its shares of Envoy Common Stock or other Envoy securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its shares of Envoy Common Stock or other Envoy securities that conflicts with any of the covenants or agreements set forth in the Shareholder Support Agreements or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Envoy Common Stock or other Envoy securities.

Sponsor Support Agreement

Anzu and the Sponsor, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed, among other things, (A) forfeit the Anzu Class B Common Stock less the Retained Sponsor Shares (as defined below), (B) subject to and upon the Closing, to forfeit all 12,500,000 of the private warrants, each exercisable for one share of Anzu Class A Common Stock, (C) to vote the Covered Shares in favor of the approval and adoption of the Business Combination Agreement, the Merger and all other Transactions, (D) to appear at such meeting or otherwise cause the Covered Shares to be counted as present at the Special Meeting for purposes of constituting a quorum, and (E) to vote the Covered Shares against any proposals which are in competition with or materially inconsistent with, the Business Combination Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. “Retained Sponsor Shares” means an amount of Anzu Class B Common Stock equal to (a) 4,500,000 shares in the aggregate, minus (b) the Expense Excess Shares, if any; provided, however, that the Sponsor has agreed to exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer. The Sponsor has further agreed that any dividends arising from such Series A Preferred Stock held by the Sponsor shall accrue and not require timely payment at any time when New Envoy has less than $10,000,000 of net tangible assets. In addition, 50% of the Retained Sponsor Shares (the “Contingent Sponsor Shares”) will be unvested and subject to forfeiture upon the Closing and will vest upon the United States Food and Drug Administration’s (the “FDA”) approval of Envoy’s Acclaim® fully implantable cochlear implant (the “Acclaim”) or upon a change of control of New Envoy.

Option Cancellation Agreement

In connection with the execution of the Business Combination Agreement, each holder of Envoy Options entered into an option cancellation agreement (collectively, the “Option Cancellation Agreements”) with Envoy pursuant to which, at the Effective Time, each outstanding Envoy Option will be cancelled in exchange for nominal consideration, and the holder thereof will not have any rights with respect to such option except as provided for in the Option Cancellation Agreements.

Warrant Amendment Agreement

In connection with the execution of the Business Combination Agreement, each holder of Envoy Warrants entered into a Warrant Amendment Agreement with Envoy (collectively, the “Warrant Amendment Agreements”) pursuant to which, immediately prior to the Effective Time, each outstanding Envoy Warrant will be exercised on a net exercise basis and converted into shares of Envoy Common Stock in accordance with the provisions thereof (as amended by the Warrant Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with the terms of the Business Combination Agreement.

Convertible Note Amendment Agreement

In connection with the execution of the Business Combination Agreement, each holder of Envoy Convertible Notes entered into a convertible note amendment agreement (collectively, the “Convertible Note Amendment Agreements”) with Envoy pursuant to which, immediately prior to the Effective Time, each outstanding Envoy Convertible Note will be converted into shares of Envoy Common Stock in accordance with the provisions thereof (as amended by the Convertible Note Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with the terms of the Business Combination Agreement.

Forward Share Purchase Agreement

On April 17, 2023, prior to entering into the Business Combination Agreement, Anzu, Envoy (for purposes of the Forward Purchase Agreement, New Envoy, following the Business Combination, together with Anzu prior to the Business Combination, as the case may be, are referred to in this section as the “Counterparty”), and the Seller entered into a Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction. The purpose of the Forward Purchase Transaction is to decrease the amount of redemptions in connection with the Special Meeting and potentially increase the amount of working capital available to New Envoy following the Closing.

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase through a broker in the open market, following the period for making redemption elections and prior to the Closing, the FPA Shares pursuant to the redemption rights set forth in the Current Charter in connection with the Business Combination. Purchases by the Seller, if any, will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid to holders who elect to redeem their Anzu Class A Common Stock in connection with the Business Combination. Excluding the shares of Anzu Class A Common Stock transferred to Seller as the Share Consideration, the Number of FPA Shares will in no event exceed the Maximum Number of FPA Shares. The Number of FPA Shares is subject to reduction as described under “Optional Early Termination” in the Forward Purchase Agreement. Seller also may transfer any FPA Shares as needed to beneficially own no more than 9.9% of the total number of shares of Anzu Class A Common Stock outstanding on a post-combination basis. The Seller may, in its sole discretion, request warrants of the Counterparty exercisable for shares of Anzu Class A Common Stock in an amount equal to (i) the Maximum Number of FPA Shares less (ii)  the Number of Shares specified in the Pricing Date Notice. Seller has agreed to waive any redemption rights in connection with the Business Combination with respect to the FPA Shares. Such waiver may reduce the number of shares of Anzu Class A Common Stock redeemed in connection with the Business Combination, which could alter the perception of the potential strength of the Business Combination. Seller will not vote any of the FPA Shares in favor of the Business Combination Proposal.

Termination of Legacy Forward Share Purchase Agreements

On December 6, 2021, Anzu entered into forward purchase agreements (collectively, the “Legacy Forward Purchase Agreements”) with certain institutional investors and anchored by Arena Capital Advisors, LLC and Fir Tree Partners (collectively, the “Legacy Forward Purchasers”), pursuant to which the Legacy Forward Purchasers agreed, subject to certain conditions, to purchase up to an aggregate of $80,000,000 of unsecured convertible notes and up to an aggregate of $40,000,000 of forward purchase securities in private placements to occur immediately prior to the closing of Anzu’s initial business combination. The Legacy Forward Purchase Agreements were filed as Exhibits 10.1 and 10.2 to Anzu’s Current Report on Form 8-K filed with the SEC on December 7, 2021.

On April 17, 2023, concurrently with the execution of the Business Combination Agreement, Anzu and the Legacy Forward Purchasers terminated the Legacy Forward Purchase Agreements because the Legacy Forward Purchasers did not intend to exercise their option to purchase securities pursuant to the Legacy Forward Purchase Agreements.

Anzu Sponsor and Officers and Directors

As of the Record Date, the Sponsor and Anzu’s current directors and officers beneficially owned and were entitled to vote an aggregate of 10,600,000 shares of Anzu Class B Common Stock. The Anzu Class B Common Stock currently constitutes 70.96% of the outstanding Anzu Common Stock. In connection with the Business Combination, each remaining outstanding share of Anzu Class B Common Stock will automatically convert into one share of Anzu Class A Common Stock at the Closing, the Anzu Class B Common Stock will cease to exist and New Envoy will thereafter have a single class of common stock, the New Envoy Class A Common Stock. The Sponsor will automatically forfeit and cancel 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, upon the Closing and will exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer pursuant to the Sponsor Support Agreement. The Sponsor also purchased an aggregate of 12,500,000 private warrants simultaneously with the consummation of Anzu’s initial public offering, which will be forfeited pursuant to the Sponsor Support Agreement.

In connection with Anzu’s initial public offering, the Sponsor and each of Anzu’s officers and directors agreed to vote their Anzu Class B Common Stock, as well as any Anzu Common Stock acquired in the aftermarket, in favor of the Business Combination Proposal. The Sponsor and each of Anzu’s officers and directors has also indicated that he, she or it intends to vote his, her or its shares in favor of all other Proposals being presented to Anzu common stockholders at the Special Meeting.

In connection with the Closing, Anzu has agreed to cause the Sponsor and Anzu’s officers and directors to amend the existing lock-up restrictions contained in the Letter Agreement related to shares of New Envoy held by them following the Closing, pursuant to the Letter Agreement Amendment to be entered into prior to the Closing (the “Letter Agreement Amendment”). The Letter Agreement Amendment will provide that the shares of New Envoy held by the parties to the Letter Agreement Amendment will be subject to the Lock-Up Period during which they will agree, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of such shares of New Envoy.

Date, Time and Place of Special Meeting of Anzu’s Stockholders

The Special Meeting of stockholders of Anzu will be held at                   a.m., New York City time, on              , 2023 to consider and vote upon the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the New Envoy Incentive Plan Proposal, the ESPP Proposal and/or if necessary, the Adjournment Proposal if Anzu is not able to consummate the Merger for any reason. The Special Meeting will be held virtually at www.            .

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned Anzu Common Stock at the close of business on               , 2023, which is the Record Date for the Special Meeting. Stockholders will have one vote for each share of Anzu Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted. Anzu’s warrants do not have voting rights. Holders of Anzu Class A Common Stock and Anzu Class B Common Stock are entitled to vote together as a single class on all matters to be considered at the Special Meeting except for the Charter Proposal and the Director Election Proposal. On the Record Date, there were            shares of Anzu Common Stock entitled to vote at the Special Meeting, of which            were shares of Anzu Class A Common Stock and            were shares of Anzu Class B Common Stock.

Quorum and Vote of Anzu Stockholders

A quorum of Anzu stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the outstanding shares entitled to vote at the Special Meeting are represented in person via the web portal for the Special Meeting webcast or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Sponsor holds approximately 70.3% of the outstanding Anzu Common Stock. Such shares will be voted in favor of the Business Combination Proposal and each of the other proposals presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:

●	The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. There are currently 4,312,774 shares of Anzu Class A Common Stock outstanding and 10,625,000 shares of Anzu Class B Common Stock outstanding; assuming all outstanding shares are present and entitled to vote at the Special Meeting to approve the

Business Combination, at least 7,468,888 shares of Anzu Common Stock must be voted in favor of the Business Combination Proposal. The Anzu Class B Holders own and are entitled to vote an aggregate of approximately 71.1% of the outstanding Anzu Common Stock, which represents a majority of the outstanding shares of Anzu Common Stock, and have agreed to vote in favor of the Business Combination Proposal.
●	The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Approval of the Charter Proposal also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock outstanding, voting as a separate class.
●	The approval of each of the Advisory Charter Proposals, on a non-binding, advisory basis, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. In accordance with SEC guidance, each of the Advisory Charter Proposals is being presented separately and will be voted upon on a non-binding, advisory basis. In the judgment of the Anzu Board, these provisions are necessary to adequately address the needs of New Envoy and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, New Envoy intends that the Proposed Charter will take effect at the consummation of the Business Combination, assuming approval of the Charter Proposal.
●	The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Anzu Class B Common Stock entitled to vote thereon and actually cast at the Special Meeting. Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal. A plurality means that the individuals who receive the largest number of votes cast “FOR” them are elected as directors. For the purposes of this Special Meeting, only holders of Anzu Class B Common Stock will be entitled to consider and vote upon a proposal to approve the Director Election Proposal.
●	The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.
●	The approval of the New Envoy Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.
●	The approval of the ESPP Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.
●	The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposal. Abstentions and broker non-votes will have no effect on each of the Advisory Charter Proposals, Director Election Proposal, Nasdaq Proposal, New Envoy Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal, if presented. For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor.

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the New Envoy Incentive Plan Proposal, the ESPP Proposal and the election of the seven nominees identified in this proxy statement/prospectus. If any such Proposal is not approved or the seven nominees are not elected, the other Proposals will not be presented to the stockholders for a vote.

Redemption Rights

Pursuant to the Current Charter, a holder of Anzu Class A Common Stock may demand that Anzu redeem such shares for cash if the Business Combination is consummated. Holders of Anzu Class A Common Stock will be entitled to receive a pro rata portion of the funds held in the Trust Account in cash for these shares only if they deliver their shares to Anzu’s transfer agent no later than two (2) business days prior to the date of the Special Meeting. Holders of Anzu Class A Common Stock do not need to affirmatively vote for or against the Business Combination Proposal or vote at all, or be a holder of such Anzu Class A Common Stock as of the Record Date to exercise redemption rights. If the Business Combination is not completed, no shares will be redeemed for cash. If a holder of Anzu Class A Common Stock properly demands redemption, Anzu will redeem each such share for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes). As of                   , 2023, the Record Date, this would amount to approximately $               per share of Anzu Class A Common Stock. If a holder of Anzu Class A Common Stock exercises its redemption rights, then he, she or it will be exchanging his, her or its shares of Anzu Class A Common Stock for cash and will no longer own his, her or its shares. See the section entitled “Special Meeting of Anzu Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to exercise your redemption rights.

Any repurchases of securities traded on an established securities market that are made on or after January 1, 2023 are subject to a 1% excise tax as imposed by the IR Act and effective as of January 1, 2023. In the case of stock that is traded on an established securities market, such as the Anzu Class A Common Stock, the fair market value of the stock for purpose of calculating the excise tax is the market price of the stock (as determined under any permissible method chosen by the repurchasing corporation) on the date the stock is repurchased. In addition, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which the shares are repurchased. In February 2023, Anzu entered into an agreement with a rated insurance agency to cover any federal excise tax liability imposed under the IR Act in connection with redemptions of shares of Anzu Class A Common Stock in the event Anzu liquidates in calendar year 2023. Anzu will not reduce the redemption price per share of Anzu Class A Common Stock for redemptions made in connection with the Special Meeting to cover any excise tax that may be applicable to such redemptions under the IR Act.

Under the Current Charter, the Business Combination may not be consummated if Anzu has net tangible assets of less than $5,000,001 immediately following the Closing, after taking into account the redemption for cash of all Anzu Class A Common Stock properly demanded to be redeemed by holders of Anzu Class A Common Stock, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of New Envoy will exceed this threshold as a result of the PIPE Transaction, all of the Anzu Class A Common Stock may be redeemed and Anzu can still consummate the Business Combination. However, New Envoy must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to continue to be listed on Nasdaq, which is a condition to closing the Business Combination.

Holders of Anzu warrants will not have redemption rights with respect to such securities.

Appraisal Rights

Neither stockholders of Anzu nor holders of units or warrants of Anzu have appraisal rights in connection with the Merger under Delaware law.

Holders of Envoy Common Stock have the right to exercise statutory dissenter rights to obtain cash payment in an amount equal to the fair value of their Envoy Common Stock in lieu of shares of New Envoy Class A Common Stock to be issued as Merger Consideration if they follow the procedures set forth in Section 302A.473 of the Minnesota Business Corporation Act. Holders of Envoy Common Stock will receive additional information regarding the exercise of dissenter rights in the information statement provided by Envoy in connection with the special meeting of shareholders at which Envoy shareholders will vote to approve the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Anzu has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder of record grants a proxy, it may still change its vote by sending a later-dated, signed proxy card to Anzu’s transfer agent so that it is received prior to the vote at the Special Meeting, or by submitting a ballot through the web portal during the Special Meeting webcast. A stockholder of record also may revoke its proxy by sending a notice of revocation to Anzu’s transfer agent, which must be received prior to the vote at the Special Meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. See the section entitled “Special Meeting of Anzu Stockholders — Revoking Your Proxy.”

Interests of the Sponsor and Anzu’s Directors and Officers in the Business Combination

When you consider the recommendation of the Anzu Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor (which is affiliated with certain of Anzu’s officers and directors) and Anzu’s directors and officers have interests in such Proposal that may be different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

●	If the Business Combination with Envoy or another business combination is not consummated by September 30, 2023 (or such earlier date as determined by the Anzu Board), Anzu will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Anzu Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the Anzu Board, dissolving and liquidating. In such event, the 10,625,000 shares of Anzu Class B Common Stock held by the Sponsor and Anzu’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Anzu’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each remaining outstanding share of Anzu Class B Common Stock will convert into one share of Anzu Class A Common Stock at the Closing. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, and will exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer in connection with the consummation of the Business Combination. Such shares had an aggregate market value of $ based upon the closing price of $ per share on Nasdaq on , 2023, the Record Date.
●	The Sponsor, which is affiliated with certain of Anzu’s directors and officers, purchased an aggregate of 12,500,000 private warrants from Anzu for an aggregate purchase price of $12,500,000 (or $1.00 per warrant) simultaneously with the consummation of Anzu’s initial public offering. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit all 12,500,000 of the private warrants in connection with the consummation of the Business Combination. The private warrants will become worthless if Anzu does not consummate a business combination by September 30, 2023 (or such earlier date as determined by the Anzu Board).
●	If Anzu is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the funds held in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Anzu for services rendered or contracted for or products sold to Anzu. If Anzu consummates the Business Combination, on the other hand, New Envoy will be liable for all such claims.
●	The Sponsor and Anzu’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Anzu’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Anzu fails to consummate an initial business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Anzu may not be able to reimburse these expenses if the Business Combination with Envoy or another business combination is not completed by September 30, 2023 (or such earlier date as determined by the Anzu Board). As of the Record Date, the Sponsor and Anzu’s officers and directors and their affiliates had incurred approximately $ of unpaid reimbursable expenses.
●	It is currently contemplated that Dr. Haring-Smith and Ms. Kantor will be directors of New Envoy after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, Dr. Haring-Smith and Ms. Kantor will receive any cash fees, stock options or stock awards that the New Envoy Board determines to pay to its non-executive directors.

●	The Business Combination Agreement provides for the continued indemnification of Anzu’s current directors and officers and the continuation of directors and officers liability insurance covering Anzu’s current directors and officers.
●	Concurrently with the Business Combination Agreement, Anzu and the Sponsor entered into the Subscription Agreement, pursuant to which the Sponsor agreed to subscribe for and purchase, and Anzu agreed to issue and sell to the Sponsor, 1,000,000 shares of Series A Preferred Stock at a price of $10.00 per share, for gross proceeds of $10,000,000, in a private placement to be consummated as promptly as practicable following the Closing and the filing of the Certificate of Designation, on the terms and subject to the conditions set forth in the Subscription Agreement.
●	Anzu’s officers and directors (or their affiliates) may make loans from time to time to Anzu to fund certain capital requirements. On March 29, 2022, Anzu issued the 2022 Working Capital Loan to the Sponsor pursuant to which the Sponsor may provide up to $1,500,000 to Anzu as a working capital loan, which was repayable in full upon March 29, 2023. On March 21, 2023, Anzu and the Sponsor extended the maturity of the 2022 Working Capital Loan to the earlier of (i) December 31, 2023 or (ii) the consummation of our initial business combination. On March 21, 2023, Anzu issued the 2023 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,190,000 to Anzu as a working capital loan. As of the date of this proxy statement/prospectus, $1,500,000 remains outstanding under the 2022 Working Capital Loan and $1,190,000 remains outstanding under the 2023 Working Capital Loan. If the Business Combination is consummated, the Working Capital Loans may be repaid out of the proceeds of the Trust Account. If the Business Combination is not consummated, a portion of the working capital held outside the Trust Account will be used to repay the Working Capital Loans. Anzu does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts, including amounts under the Working Capital Loans, in the event the Business Combination or another business combination is not consummated. Pursuant to the terms of the Sponsor Support Agreement, subject to and upon the Closing, the Sponsor has agreed to forego its right to convert up to $1,500,000 of such loans into warrants.

In connection with the February Special Meeting, Anzu and the Sponsor entered into extension support agreements with several unaffiliated third parties (the “Extension Support Agreements”), pursuant to which each third party agreed to (i) notify the Sponsor at least three (3) business days prior to the February Special Meeting regarding the number of shares of Anzu Class A Common Stock that such third party intended to redeem and the number of shares of Anzu Class A Common Stock that such third party intended to retain in connection with the February Special Meeting and (ii) vote (and to cause its controlled affiliates to vote) all shares of Anzu Class A Common Stock beneficially owned by them on the record date for the February Special Meeting in favor of the Extension. In exchange, the Sponsor agreed to transfer, immediately following consummation of a business combination, 20,000 shares of Anzu Class B Common Stock to each third party for every 100,000 shares of Anzu Class A Common Stock held by such third party immediately following the special meeting for such business combination, up to a maximum of 100,000 shares of Anzu Class B Common Stock to each third party.

On December 6, 2021, concurrently with the execution of the Legacy Forward Purchase Agreements, the Sponsor and the Legacy Forward Purchasers entered into side letter agreements, pursuant to which the Sponsor agreed to transfer an aggregate of 110,000 shares of Anzu Class B Common Stock to the Legacy Forward Purchasers substantially concurrently with the closing of the Business Combination. The agreement to transfer the aggregate of 110,000 shares of Anzu Class B Common Stock was made to incentivize the Legacy Forward Purchasers to enter into the Legacy Forward Purchase Agreements in December 2021 and the transfer of the shares was not conditioned on the purchase of the unsecured convertible notes and forward purchase securities by the Legacy Forward Purchasers.

Other than as described above, no agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Anzu will file a Current Report on Form 8-K with the SEC to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of the Sponsor or one or more of Anzu’s directors may result in a conflict of interest on the part of such director(s) between what he, she or it may believe is in the best interests of Anzu and its stockholders and what he, she or it may believe is best for himself, herself or itself in determining to recommend that stockholders vote for the Proposals. In addition, Anzu’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Recommendation to Stockholders

The Anzu Board believes that the Business Combination is fair to and in the best interest of Anzu’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the election of the seven director nominees identified in this proxy statement/prospectus, “FOR” the Nasdaq Proposal, “FOR” the New Envoy Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented.

For the purposes of this Special Meeting, only holders of Anzu Class B Common Stock will be entitled to consider and vote on the Director Election Proposal. Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal.

Emerging Growth Company

Anzu is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, Anzu is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Anzu has elected to take advantage of such extended transition period.

New Envoy will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of Anzu’s initial public offering), (2) the last day of the fiscal year in which New Envoy has total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which New Envoy is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which New Envoy has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

Risk Factors

In evaluating the Proposals to be presented at the Special Meeting and the transactions described in this proxy statement/prospectus, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.” The following is a summary of some these risks.

Risks Related to Envoy’s Business and Operations

●	Envoy is an early-stage company with a history of losses. Envoy has not been profitable historically and may not be able to achieve profitability in the future.
●	Envoy has generated limited revenue from product sales and may never be profitable.
●	If the Acclaim contains design or manufacturing defects, our business and financial results could be harmed.
●	Envoy expects that it will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue its product development efforts or other operations.
●	Raising additional capital would cause dilution to Envoy’s existing stockholders and may adversely affect the rights of existing stockholders.
●	Failure of a key information technology system, process or site could have an adverse effect on our business.
●	Envoy has identified material weaknesses in its internal control over financial reporting. If Envoy is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, Envoy may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Envoy and the value of New Envoy’s stock.
●	Envoy’s financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.
●	Envoy may not succeed in advancing the development of our product, achieve manufacturing stability and capacity, demonstrate sufficient clinical evidence, commercialize its product or generate significant revenues.
●	Clinical failure can occur at any stage of clinical development. Envoy’s clinical experience to date does not necessarily predict future results and may not have revealed certain potential limitations of the technology or potential complications from the Acclaim and may require further clinical validation. Any product version Envoy advances through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.
●	The successful commercialization of the Acclaim, if it receives FDA approval, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for Envoy’s product candidates could limit Envoy’s ability to market those products and decrease our ability to generate revenue.
●	Envoy operates in a very competitive business environment, and if Envoy is unable to compete successfully against its existing or potential competitors, its business, financial condition and results of operations may be adversely affected.
●	Envoy expects to derive most of its revenues from sales of the Acclaim. Envoy’s inability to successfully commercialize this product candidate, or any subsequent decline in demand for this product candidate, could severely harm its ability to generate revenues.
●	If healthcare professionals do not recommend Envoy’s product to their patients, the Acclaim may not achieve market acceptance and Envoy may not become profitable.
●	Envoy will be dependent upon contract manufacturing organizations and material suppliers, making it vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm its business.
●	Envoy’s business plan relies on certain assumptions about the market for our product; however, the size and expected growth of its addressable market has not been established with precision and may be smaller than we estimate, and even if the addressable market is as large as Envoy estimated, it may not be able to capture market share.
●	New Envoy will depend on third parties to manage our pre-clinical studies and clinical trials, perform related data collection and analysis, and to enroll patients for our clinical trials, and, as a result, it may face costs and delays that are beyond our control.
●	Envoy is highly dependent on key members of its executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Risks Related to the Business Combination

●	Anzu’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
●	New Envoy Warrants and Shortfall Warrants will become exercisable for, and shares of Series A Preferred Stock will be convertible into, New Envoy Class A Common Stock, each of which would increase the number of shares eligible for future resale in the public market and result in dilution to New Envoy stockholders.

●	The Anzu Board did not obtain a third-party fairness opinion in determining whether to proceed with the Business Combination.
●	Termination of the Business Combination Agreement could negatively impact Anzu.
●	The consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of Envoy and Anzu, including the approval of the stockholders of Anzu.
●	The market price of shares of New Envoy Class A Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Anzu Class A Common Stock.
●	Anzu’s Sponsor, current directors, executive officers and their affiliates own shares of Anzu Common Stock and Anzu private warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

Risks Related to the Exchange Offer

●	The Exchange Offer may be terminated, cancelled or delayed.
●	Anzu may choose to waive certain of the conditions of the Exchange Offer that it is permitted by law to waive.
●	Anzu has not obtained a third-party determination that the Exchange Offer is fair to holders of Anzu Class A Common Stock.
●	There is no public market for the Series A Preferred Stock being offered in the Exchange Offer and shares of the Series A Preferred Stock will be less liquid than shares of New Envoy Class A Common Stock.
●	As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

SUMMARY OF THE MATERIAL TERMS OF THE EXCHANGE OFFER

This summary highlights selected information set forth elsewhere in this proxy statement/prospectus and does not purport to contain all of the information that may be important to you. The material terms of the Exchange Offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this proxy statement/prospectus entitled “The Exchange Offer” and “Description of New Envoy Securities.” References in this section to “we,” “our,” “us,” the “Company,” or “Anzu” generally refer to Anzu Special Acquisition Corp I.

Offeror	Anzu Special Acquisition Corp I.

Anzu Class A Common Stock Subject to the Exchange Offer	All outstanding shares of Anzu Class A Common Stock that are not redeemed in connection with the Special Meeting.

Holders Eligible to Participate in the Exchange Offer

Each holder of Anzu Class A Common Stock that elects not to redeem its shares of Anzu Class A Common Stock in connection with the Business Combination or that validly withdraws a previously made redemption election at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting (“Eligible Stockholders”) will be eligible to participate in the Exchange Offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this proxy statement/prospectus and the accompanying letter of transmittal, shares of Anzu Class A Common Stock validly tendered in the Exchange Offer for newly issued shares of Series A Preferred Stock. The Exchange Offer will be available only to Eligible Stockholders. In exchange for each share of Anzu Class A Common Stock properly tendered (and not validly withdrawn) prior to the Expiration Time and accepted by us, Eligible Stockholders will receive one share of Series A Preferred Stock.

If the Exchange Offer is consummated, each share of Series A Preferred Stock will be senior to each share of New Envoy Class A Common Stock with respect to the payment of dividends and as to distribution of assets upon the occurrence of a liquidation event.

We will not consummate the Exchange Offer unless the Merger is consummated in accordance with the terms of the Business Combination Agreement (the “Merger Condition”). For additional information regarding the Merger Condition, see “The Exchange Offer — Conditions of the Exchange Offer.”

Expiration Time

The Exchange Offer will expire at the Expiration Time, which is 5:00 p.m., New York City time, on                , 2023, unless extended or earlier terminated by us in our sole discretion. See “The Exchange Offer — Expiration Time; Extension; Termination; Amendment.”

Withdrawal; Non-Acceptance

You may withdraw shares of Anzu Class A Common Stock validly tendered in the Exchange Offer at any time prior to the Expiration Time. In addition, if not previously returned, you may withdraw any shares of Anzu Class A Common Stock validly tendered in the Exchange Offer that are not accepted by us for exchange after the expiration of 60 days after the commencement of the Exchange Offer. To withdraw previously tendered shares of Anzu Class A Common Stock, you are required to submit a notice of withdrawal to the Exchange Agent in accordance with the procedures described herein and in the letter of transmittal.

If we decide for any reason not to accept any shares of Anzu Class A Common Stock validly tendered for exchange, the shares will be returned to the tendering holder at our expense promptly after the expiration or termination of the Exchange Offer.

Any withdrawn or unaccepted shares of Anzu Class A Common Stock that were tendered through DTC’s Automated Tender Offer Program (“ATOP”) will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered shares of Anzu Class A Common Stock, see “The Exchange Offer — Withdrawal Rights.”

Settlement Date

We will issue Series A Preferred Stock in exchange for properly tendered (and not validly withdrawn) shares of Anzu Class A Common Stock that are accepted for exchange promptly after the Expiration Time.

Exchange Offer Consideration

In exchange for each share of Anzu Class A Common Stock properly tendered (and not validly withdrawn) by the Expiration Time and accepted by us, participating holders of Anzu Class A Common Stock will receive one share of Series A Preferred Stock.

Trading and Related Matters

The issuance of the shares of Series A Preferred Stock pursuant to the Exchange Offer (including the shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock) is being registered under the Securities Act and will be freely tradable, except by our affiliates. Neither Anzu nor New Envoy intend to apply to list the Series A Preferred Stock on Nasdaq or any other national securities exchange.

Differences in Rights of New Envoy Class A Common Stock and Series A Preferred Stock

Holders of Anzu Class A Common Stock who do not elect exchange or redeem their shares of Anzu Class A Common Stock will hold shares of New Envoy Class A Common Stock following the closing of the Business Combination. The New Envoy Class A Common Stock and Series A Preferred Stock have different rights. For more information about these differences, see “The Exchange Offer — Comparison of New Envoy Class A Common Stock and Series A Preferred Stock.”

Conditions of the Exchange Offer

The Exchange Offer is subject to the satisfaction of certain conditions, including the Merger Condition. For a complete description of the conditions of the Exchange Offer, see “The Exchange Offer — Conditions of the Exchange Offer.”

Procedures for Tendering Shares of Anzu Class A Common Stock

If your shares of Anzu Class A Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct such holder to tender your shares of Anzu Class A Common Stock on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through DTC’s ATOP. See “The Exchange Offer — Procedures for Tendering Shares of Anzu Class A Common Stock” and “The Exchange Offer — The Depository Trust Company Book-Entry Transfer Procedures.”

For further information on how to tender shares of Anzu Class A Common Stock, contact the Information Agent or the Exchange Agent at the telephone number set forth on the back cover of this proxy statement/prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Amendment and Termination

We have the right to terminate or withdraw, in our reasonable discretion, the Exchange Offer at any time and for any reason if the conditions to the Exchange Offer are not met by the Expiration Time, regardless of the circumstances giving rise to such condition (other than any action or failure to act by us). We reserve the right, subject to applicable law, (i) to waive certain of the conditions of the Exchange Offer on or prior to the Expiration Time and (ii) to amend the terms of the Exchange Offer. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. In the event that the Exchange Offer is terminated, validly withdrawn or otherwise not consummated on or prior to the Expiration Time, no consideration will be paid or become payable to holders who have properly tendered their shares of Anzu Class A Common Stock pursuant to the Exchange Offer. In any such event, the shares previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer — Expiration Time; Extension; Termination; Amendment.”

Consequences of Failure to Exchange Anzu Class A Common Stock

Shares of Anzu Class A Common Stock not accepted for exchange in the Exchange Offer will remain outstanding after consummation of the Exchange Offer, and holders of such shares will hold shares of New Envoy Class A Common Stock following the closing of the Business Combination. If a sufficiently large number of shares of New Envoy Class A Common Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining shares of New Envoy Class A Common Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the New Envoy Class A Common Stock. Further, the rights of holders of New Envoy Class A Common Stock will rank junior to the Series A Preferred Stock. See “The Exchange Offer — Consequences of Failure to Exchange Anzu Class A Common Stock in the Exchange Offer” and “Risk Factors — Risks Related to the Exchange Offer.”

Material U.S. Federal Income Tax Considerations of the Exchange Offer

See “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Exchange of Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer” and “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Ownership and Disposition of the Series A Preferred Stock received pursuant to the Exchange Offer.” You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offer in light of your own particular circumstances.

Brokerage Commissions

No brokerage commissions are payable by the holders of Anzu Class A Common Stock to the Exchange Agent or us. If your shares of Anzu Class A Common Stock are held through a broker or other nominee who tenders the shares on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.

No Appraisal Rights in Connection with the Exchange Offer

Holders of Anzu Class A Common Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. We will not independently provide such a right.

Risk Factors

Your decision whether to participate in the Exchange Offer and to exchange your shares of Anzu Class A Common Stock for the Exchange Offer Consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors — Risks Related to the Exchange Offer,” as well as the other risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this proxy statement/prospectus, before deciding whether to participate in the Exchange Offer.

Regulatory Approvals

We are not aware of any other material regulatory approvals necessary to complete the Exchange Offer, other than effectiveness of the Registration Statement (of which this proxy statement/prospectus forms a part) and our obligation to file a Schedule TO with the SEC and to otherwise comply with applicable securities laws.

Exchange Agent	American Stock Transfer & Trust Company, LLC

Information Agent	Morrow Sodali LLC

Further Information

If you have questions about the terms of the Exchange Offer or the procedures for tendering shares of Anzu Class A Common Stock in the Exchange Offer or require assistance in tendering your shares of Anzu Class A Common Stock, please contact the Information Agent or the Exchange Agent. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus, our annual, quarterly and current reports and other information that we reference in this proxy statement/prospectus, please contact either the Information Agent or Exchange Agent or the Company.

SUMMARY OF THE MATERIAL TERMS OF THE SERIES A PREFERRED STOCK

The following summary contains basic terms about the Series A Preferred Stock to be issued as Exchange Offer Consideration in the Exchange Offer and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete description of the terms of the Series A Preferred Stock, see the section of this proxy statement/prospectus entitled “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock.” We urge you to read the Certificate of Designation, a copy of which is attached as Annex E to this proxy statement/prospectus carefully and in its entirety because it describes your rights as a holder of shares of Series A Preferred Stock. Terms used but not defined in this “Summary of the Material Terms of the Series A Preferred Stock” section have the meaning ascribed to them in the section entitled “Description of New Envoy Securities.”

Dividends

The Series A Preferred Stock will be entitled to dividends (“Regular Dividends”) at the rate of 12% per annum on the deemed original issuance price of $10.00 per share of Series A Preferred Stock (the “Original Issuance Price”). Regular Dividends will be payable in cash quarterly in arrears on each Regular Dividend Payment Date to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Regular Dividend Record Date, if, as and when authorized by the New Envoy Board, or any duly authorized committee thereof. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a Regular Dividend with respect to any Regular Dividend Record Date equal to the Regular Dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. Solely with respect to the first four Regular Dividends after the Closing, the Company shall maintain the funds allocated for such Regular Dividends, to the extent that such funds are available immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement, in a separate account for the purpose of paying such Regular Dividends timely on the applicable Regular Dividend Payment Date.

The Series A Preferred Holders will be also entitled to fully participate in any dividends or other distributions declared or paid on the New Envoy Class A Common Stock (“Participating Dividends” and, together with Regular Dividends, “Dividends”) such that: (1) the record date and the payment date for such Participating Dividend occur on the same dates as the record date and payment date, respectively, for such New Envoy Class A Common Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Series A Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the New Envoy Class A Common Stock Participating Dividend in respect of a number of shares of New Envoy Class A Common Stock equal to the number of shares of New Envoy Class A Common Stock that would be issuable in respect of one share of Series A Preferred Stock if such share of Series A Preferred Stock was converted as of a conversion date occurring immediately prior to such record date.

Penalties as a result of failure to pay dividends

If New Envoy fails to pay any Regular Dividend in full in cash on the applicable Regular Dividend Payment Date, then an additional dividend on the amount of the unpaid portion of such Regular Dividend shall automatically accrue at a rate equal to the Regular Dividend Rate, whether declared and whether assets are legally available for their payment.

Ranking

The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to the New Envoy Class A Common Stock.

Optional Conversion

Each Series A Preferred Holder will have the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of New Envoy Class A Common Stock based on the Conversion Price.

Mandatory Conversion

New Envoy may mandatorily convert the Series A Preferred Stock to New Envoy Class A Common Stock based on the Conversion Price if, at any time commencing 90 days following the Closing, the closing price per share of New Envoy Class A Common Stock is greater than $15.00 for any 20 trading days within any period of 30 consecutive trading days.

Voting Rights

Holders of Series A Preferred Stock generally have no voting rights, except as set forth below in this “—Voting Rights” section or as otherwise required by law.

The affirmative vote of the holders of at least the majority of the outstanding shares of Series A Preferred Stock is required for the Company to create, authorize or issue any class or series that rank senior or pari passu to the Series A Preferred Stock or to amend any provisions of the Proposed Charter so as to materially and adversely affect any rights of the Series A Preferred Stock.

No Maturity	The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

Listing	Neither Anzu nor New Envoy intend to apply to list the Series A Preferred Stock on Nasdaq or any other national securities exchange.

Material U.S. Federal Income Tax Considerations

For a discussion of the material U.S. federal income tax consequences of acquiring, holding and disposing of Series A Preferred Stock received in the Exchange Offer, see “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisors for a full understanding of the tax considerations of owning the Series A Preferred Stock in light of your own particular circumstances.

Book-Entry Form

The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of DTC. No physical share certificates will be issued in respect of the Series A Preferred Stock.

MARKET PRICE AND DIVIDEND INFORMATION

Anzu’s units, Anzu Class A Common Stock and public warrants are currently listed on Nasdaq under the symbols “ANZUU,” “ANZU” and “ANZUW,” respectively.

The closing price of Anzu’s units, Anzu Class A Common Stock and public warrants as of April 17, 2023, the last trading day before the announcement of the execution of the Business Combination Agreement, was $10.08, $10.07 and $0.04, respectively. As of   , 2023, the Record Date for the Special Meeting, the most recent closing price for Anzu’s units, Anzu Class A Common Stock and public warrants was $                  , $             and $               , respectively.

Holders of Anzu’s units, Anzu Class A Common Stock and public warrants should obtain current market quotations for their securities. The market price of Anzu’s securities could vary at any time before the Business Combination.

Market Information of Anzu Class A Common Stock, Public Warrants and Anzu Units

The Anzu Class A Common Stock, public warrants and Anzu units are currently listed on Nasdaq under the symbols “ANZU,” “ANZUW” and “ANZUU,” respectively. The closing price of the Anzu Class A Common Stock, our public warrants and the Anzu units on August , 2023 was $, $ and $, respectively.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Anzu Class A Common Stock, our public warrants and the Anzu units as reported on Nasdaq for periods prior to August , 2023:

Quarter Ended	Low Sales Price of Anzu Class A Common Stock	High Sales Price of Anzu Class A Common Stock	Low Sales Price of Public Warrants	High Sales Price of Public Warrants	Low Sales Price of Units	High Sales Price of Units
June 30, 2023	$9.98	$10.28	$0.03	$0.06	$9.94	$10.61
March 31, 2023	$9.93	$10.09	$0.03	$0.09	$9.88	$10.14
December 31, 2022	$9.84	$10.03	$0.02	$0.09	$9.84	$10.02
September 30, 2022	$9.79	$9.85	$0.04	$0.13	$9.79	$9.87
June 30, 2022	$9.75	$9.84	$0.11	$0.34	$9.79	$9.93
March 31, 2022	$9.68	$9.78	$0.20	$0.82	$9.82	$10.36
December 31, 2021	$9.69	$9.85	$0.58	$0.85	$9.86	$10.09
September 30, 2021	$9.64	$9.74	$0.60	$1.05	$9.82	$10.00
June 30, 2021	$9.62	$9.83	$0.50	$0.96	$9.91	$10.12

As of August, 2023, there were holders of record of the Anzu Class A Common Stock, holders of record of our public warrants, and         holders of record of the Anzu units.

Dividend Policy

Anzu has not paid any cash dividends on the Anzu Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon, among other things, the dividend rights of the Series A Preferred Stock pursuant to the Certificate of Designation, the revenues and earnings, if any, capital requirements and general financial condition of New Envoy subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Envoy Board. Except with respect to dividends on shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designation, the Anzu Board is not currently contemplating and does not anticipate declaring cash or stock dividends, nor is it currently expected that the New Envoy Board will declare any cash or stock dividends in the foreseeable future. Further, the ability of the New Envoy Board to declare cash or stock dividends may be limited by the terms of financing or other agreements entered into by New Envoy or its subsidiaries from time to time.

Price Range of Envoy’s Securities

Historical market price information regarding Envoy is not provided because there is no public market for Envoy’s securities. For information regarding Envoy’s liquidity and capital resources, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Envoy Medical Corporation — Liquidity and Capital Resources.”

RISK FACTORS

If the Business Combination is completed, New Envoy will operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond its control. You should carefully consider the risks described below before voting your shares. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, New Envoy’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of shares of New Envoy Class A Common Stock or, if the Business Combination is not consummated, shares of Anzu Class A Common Stock and other securities could decline, and you may lose part or all of the value of any shares of New Envoy Class A Common Stock or, if the Business Combination is not consummated, of any shares of Anzu Class A Common Stock or securities convertible or exchangeable for shares of New Envoy Class A Common Stock (including the Series A Preferred Stock) or, if the Business Combination is not consummated, Anzu Class A Common Stock that you hold. Additional risks and uncertainties not presently known to Envoy and Anzu or that they do not currently believe are important to an investor, if they materialize, also may adversely affect Envoy’s business or the Business Combination. The following discussion should be read in conjunction with Envoy’s financial statements and notes thereto included herein. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Envoy’s Business and Operations

Unless the context requires otherwise, references to “Envoy,” “we,” “us” or “our” in this section are to the business and operations of Envoy prior to the Business Combination and to New Envoy and its subsidiaries following the Business Combination.

We are an early-stage company with a history of losses. We have not been profitable historically and may not be able to achieve profitability in the future.

We are a development-stage medical device company with a limited operating history. In recent years, we have focused almost exclusively on developing our lead product candidate, the Acclaim. We have funded our operations to date primarily through the issuance of our equity securities and convertible debt.

We have a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the medical device industry. To date, we have not generated any revenue from the sale of the Acclaim. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Envoy Medical Corporation” for additional information. We have incurred losses in each year since our inception, including net losses of approximately $15.9 million and $8.7 million for the years ended December 31, 2022 and 2021, respectively, and $13.2 million and $26.5 million for the three and six months ended June 30, 2023. As of June 30, 2023 and December 31, 2022 and 2021, we had an accumulated deficit of approximately $252.5 million, $226.0 million and $210.0 million, respectively. Substantially all of our operating losses in such years resulted from costs incurred in connection with the development of the Acclaim and from general and administrative costs associated with our operations.

We will incur significant expenses related to clinical trials to obtain approval of the FDA to market the Acclaim. If we obtain FDA marketing approval for the Acclaim we will likely incur significant sales, marketing, and outsourced manufacturing expenses, as well as continued research and development expenses. Furthermore, if the Merger is completed, we expect to incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing a medical device, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

We expect to continue to incur significant losses until we receive the necessary regulatory approvals to commercialize the Acclaim in the United States, which we may not be successful in achieving. We anticipate that our expenses will increase substantially if and as we:

●	continue the research and development of the Acclaim, including through clinical trials;
●	seek additional regulatory and marketing approvals in jurisdictions outside the United States;
●	establish a sales, marketing, and distribution infrastructure to commercialize our product candidate;

●	rely on our third-party suppliers and manufacturers to obtain adequate supply of materials and components for our products;
●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidate;
●	seek to maintain, protect, and expand our intellectual property portfolio;
●	seek to identify, hire, and retain skilled personnel;
●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts; and
●	experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

The amount of any future operating losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Even if we obtain regulatory approvals to market the Acclaim or any future product candidates, our future revenue will depend upon the size of any markets in which our products and product candidates receive approval and our ability to achieve sufficient market acceptance, pricing and reimbursement from third-party payors for our products and product candidates. Further, the operating losses that we incur may fluctuate significantly from quarter-to-quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Other unanticipated costs may also arise. If we continue to generate operating losses, there will be an adverse effect on our results of operations, financial condition, and the market price of the New Envoy Class A Common Stock.

We have generated limited revenue from product sales and may never be profitable.

While we have historically obtained revenue from our legacy Esteem® product, such revenue has been limited, and we have not generated any revenue from sales of the Acclaim. Our ability to generate revenue and achieve profitability mainly depends on our ability to obtain FDA approval for the Acclaim and, if we obtain such approval, to successfully scale up production and market the device. We do not know when, or if, we will generate any such revenue. Our ability to generate future revenue from product sales will depend heavily on our success in many areas, including but not limited to:

●	completing research and development of the Acclaim in a timely and successful manner;
●	completing our pivotal clinical study in the United States successfully;
●	obtaining FDA approval for the Acclaim;
●	maintaining and enhancing a commercially viable, sustainable, scalable, reproducible and transferable manufacturing process for the Acclaim that is compliant with current good manufacturing practices, (“cGMP”);
●	establishing and maintaining supply and, if applicable, manufacturing relationships with third parties that can provide, in both amount and quality, adequate products to support development and the market demand for the Acclaim, if and when it is approved;
●	identifying, assessing, acquiring and/or developing new product candidates;
●	launching and commercializing any product candidates for which we obtain regulatory and marketing approval, either directly by establishing a sales force, marketing and distribution infrastructure, and/or with collaborators or distributors in the United States, Europe and other potential markets that we will target;
●	accurately identifying demand for the Acclaim and any future product candidates;
●	exposing and educating physicians and other medical professionals with respect to the use of our products;

●	obtaining market acceptance of the Acclaim and any future product candidates from the medical community and third-party payors;
●	ensuring our product candidates are approved for reimbursement from governmental agencies, health care providers and insurers in jurisdictions where they have been approved for marketing;
●	addressing any competing technological and market developments that impact the Acclaim and any future product candidates or their prospective usage by medical professionals;
●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations under such arrangements;
●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, patent applications, trade secrets and know-how;
●	avoiding and defending against third-party interference or infringement claims; and
●	attracting, hiring and retaining qualified personnel.

We anticipate incurring significant incremental costs associated with commercializing the Acclaim. Our expenses could increase beyond expectations if we are required by the FDA, or other domestic or foreign regulatory agencies, to change our product design or manufacturing processes or to perform studies in addition to those that we currently anticipate. Even if we are successful in obtaining regulatory approvals to market the Acclaim, our revenue earned from such product candidate will be dependent in part upon the size of the markets in the territories for which we gain regulatory approval for such product candidate, the accepted price for such product candidate, our ability to obtain reimbursement for such product candidate at any price, and the expenses associated with manufacturing and marketing such product candidate for such markets. Therefore, we may not generate significant revenue from the sale of the Acclaim, even if we obtain FDA approval. Further, if we are not able to generate significant revenue from the sale of our approved products, we may be forced to curtail or cease our operations, in which case our investors may lose the full amount of their investment in us. Due to the numerous risks and uncertainties involved in product development, it is difficult to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability.

If the Acclaim contains design or manufacturing defects, our business and financial results could be harmed.

To date, we have completed initial patient implants of the Acclaim as part of our early feasibility study. As our device has no history of commercial operation, we have a limited frame of reference from which to evaluate the long-term performance of the Acclaim. There can be no assurance that we will be able to detect and fix any defects in the Acclaim in time to maintain our FDA trial schedule. Once we have commenced with implantation in additional patients, we may discover latent defects in design, manufacture or construction that may cause our systems not to perform as expected or to cause side effects. The Acclaim also requires software to operate, which may need to be modified and updated over time.

There can be no assurance that we will be able to detect and fix any defects in the hardware or software of the Acclaim on the timescale necessary to maintain our clinical trial schedule, or at all. Further, such defects may not become apparent until our systems are implanted in patients and may cause adverse effects that cause harm to patients and require redesign of the Acclaim, which may result in great expense, harm to our reputation, and harm to our results of operations, financial condition, and the trading price of the New Envoy Class A Common Stock.

We expect that we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue our product development efforts or other operations.

As of June 30, 2023, our cash and cash equivalents were approximately $0.2 million. Although we expect to obtain cash through the transactions contemplated by the Business Combination Agreement, including the PIPE Transaction and the funds remaining in the Trust Account following the Closing, we do not currently know how much will remain in the Trust Account following the Closing. Further, the expenses we will be obligated to pay in relation to the Business Combination will be substantial. As result, we expect that we will require substantial additional capital to commercialize the Acclaim. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

●	the progress, results and costs of our planned studies and pivotal clinical trials;
●	the cost, timing and outcomes of regulatory review of the Acclaim;
●	the scope, progress, results and costs of product development, testing, manufacturing, preclinical development and, if applicable, clinical trials for any other product candidates that we may develop or otherwise obtain in the future;
●	the costs of manufacturing the Acclaim, including costs related to engaging third-party manufacturers therefor;
●	the cost of our future activities, including establishing sales, marketing and distribution capabilities for any product or product candidates in any particular geography where we receive marketing approval for such product candidates;
●	the terms and timing of any collaborative, licensing and other arrangements that we may establish;
●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and
●	the level of revenue, if any, received from commercial sales of any product candidates for which we receive marketing approval.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize the Acclaim. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the value of our securities to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue our research and development program or the development or commercialization, if any, of the Acclaim or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially and adversely affect our business, financial condition, results of operations and value of our securities.

Raising additional capital would cause dilution to our existing stockholders, and may adversely affect the rights of existing stockholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity or otherwise, including through additional preferred stock or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Future sales of Envoy Common Stock or of securities convertible into Envoy Common Stock, or the perception that such sales may occur, could cause immediate dilution and adversely affect the value of Envoy Common Stock.

Failure of a key information technology system, process or site could have an adverse effect on our business.

We rely extensively on information technology systems to conduct our business. These systems affect, among other things, ordering and managing materials from suppliers, summarizing and reporting results of operations, complying with regulatory, legal or tax requirements, data security and other processes necessary to manage our business. Our information technology systems and those of our third-party service providers, vendors, strategic partners and other contractors or consultants are vulnerable to damage or interruption from computer viruses and malware (e.g., ransomware), natural disasters, terrorism, war, telecommunication and electrical failures, hacking, cyberattacks, phishing attacks and other social engineering schemes, malicious code, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased and evolved. As a result of the COVID-19 pandemic, we and our third-party service providers and partners may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Although we have implemented cybersecurity protections to safeguard our data, including our patient and subject data, we can provide no assurances that these protections will prevent all cybersecurity breaches. We primarily use common off-the-shelf software systems, such as Microsoft 365, which receive frequent security updates from the software providers. We also utilize a third-party vendor to maintain our IT system networks, and as a result of limited internal IT resources, we are only able to perform limited due diligence on our third-party IT vendors. We receive periodic security monitoring from our cybersecurity insurance provider.

However, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. Our third-party service providers and partners are also subject to these heightened risks. If our systems are damaged or cease to function properly due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may experience interruptions in our operations, which could have an adverse effect on our business.

We and certain of our service providers are from time to time subject to cyberattacks and security incidents. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if such an event were to occur, it could lead to unauthorized access, disclosure and use of non-public information, including information from the patient information we create, receive, maintain or transmit, which are governed by HIPAA and other laws. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and damage to our reputation, which would, in turn, materially and adversely affect our results of operations, financial condition, liquidity, and the value of our securities.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The global financial crisis caused extreme volatility and disruptions in the capital and credit markets. Factors such as geopolitical events (including the ongoing war in Ukraine), inflationary pressures, impacts from the COVID-19 pandemic, and the U.S. election cycles have contributed to this volatility. Recently, among other effects, volatile economic conditions have caused rising levels of inflation, increases in interest rates by central banks with the intent of slowing inflation, and a reduction of available capital following increased interest rates. These global economic conditions could result in a variety of risks to our business, including difficulty in raising funding from capital markets and increased interest rates on loans used to finance our business. Such impacts would materially and adversely affect our financial condition, liquidity and the value of our securities.

Our primary exposures to inflationary pressures to date have been through increases in the market cost of employee compensation, third-party vendor pricing, and component procurement. In particular, since 2022, we have had to increase employee salaries and benefits to aid employee retention and to compete for new employees. If labor costs in our market continue to rise, we expect we will need to continue to increase our compensation levels. We have also seen an increase in pricing from third-party vendors such as advisors, attorneys, and consultants. The per part pricing of components has also increased, and, in many instances, without advanced warning. If we increase production of the Acclaim for clinical trials and, if the Acclaim obtains FDA approval, eventual commercialization, we will also have greater exposure to rising costs of components if inflation rates remain high. These increases in expenses could materially and adversely affect our financial condition, liquidity and the trading price of our securities.

Recent increases in interest rates may also affect our ability to finance the continued development of the Acclaim, the cost of FDA trials, and additional costs of commercializing the Acclaim. In recent years, we have financed our operations through convertible loans from a related party, which we believe to be favorable to Envoy at below market interest rates. However, we expect that loans on such favorable terms will no longer be available to us following the Business Combination, and increased interest rates would make borrowing more expensive and may reduce the availability of equity financing. Our inability to raise additional funds on favorable terms, or at all, would materially and adversely affect our results of operations, financial condition, liquidity, the trading price of our securities, and our growth prospects.

If we are able to proceed to FDA trials for the Acclaim and, if the Acclaim obtains FDA approval and eventual commercialization, we may be exposed to the risk of supply chain disruptions from events such as the COVID-19 pandemic, the ongoing war in Ukraine, and other global, national, regional, and local events that cannot yet be predicted. Supply constraints resulting from such events may also cause or exacerbate inflation. If such events prevent us from obtaining necessary components for production of Acclaim devices, or substantially raise the prices for such components, we may be delayed in the FDA trial process, or we may be unable to produce sufficient Acclaim devices to meet demand, which would materially and adversely affect our results of operations and financial condition.

Envoy has identified material weaknesses in its internal control over financial reporting. If Envoy is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, Envoy may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Envoy and the value of New Envoy’s stock.

As a privately held company, Envoy was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, New Envoy will be required to provide management’s attestation on internal control over financial reporting. If New Envoy is unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in its consolidated financial statements, failure to meet its reporting obligations on a timely basis, increases in compliance costs, and subject New Envoy to adverse regulatory consequences, all of which may adversely affect investor confidence in New Envoy and the value of New Envoy Common Stock.

In connection with the preparation and audit of Envoy’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of New Envoy’s financial statements will not be prevented or detected on a timely basis. The following material weaknesses were identified:

●	Envoy did not maintain a sufficient complement of personnel with accounting knowledge, experience and training to appropriately analyze, record and disclose certain accounting matters to provide reasonable assurance of preventing material misstatements.
●	Envoy’s management did not implement a formal risk assessment that addresses risks relevant to financial reporting objectives, including fraud risks.
●	Envoy did not design, document and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to the preparation, posting, modification and review of journal entries.
●	Envoy did not design and maintain effective controls over certain information technology general controls for information systems that are relevant to the preparation of its consolidated financial statements, including ineffective controls around user access and segregation of duties.

The material weaknesses related to the insufficient complement of personnel and formal accounting policies, and the lack of procedures and controls resulted in adjustments to several accounts and disclosures. The information technology deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could result in potential misstatements that would not be prevented or detected. Each of these material weaknesses could result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Envoy has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include the following steps:

●	hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting;
●	designing and implementing effective processes and controls over significant accounts and disclosure;
●	designing and implementing security management and change management controls over information technology systems, including adjusting user access levels and implementing external logging of activity and periodic review of such logs; and
●	engaging an accounting advisory firm to assist with the documentation, evaluation, remediation and testing of Envoy’s internal control over financial reporting based on the criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

While Envoy is designing and implementing measures to remediate its existing material weaknesses, Envoy cannot predict the success of such measures or the outcome of its assessment of these measures at this time. Envoy’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, information technology systems and applications, or other factors. If New Envoy fails to remediate Envoy’s existing material weaknesses or identifies new material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to conclude that its internal control over financial reporting are effective, it is possible that a material misstatement of Envoy’s financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of New Envoy’s financial reports, and the value of New Envoy’s securities could be materially and adversely affected.

Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

As described in our accompanying financial statements, our audited financial statements as of December 31, 2022 and unaudited financial statements as of June 30, 2023 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

We are a development-stage company, and are subject to all of the risks inherent in the establishment of a new product. We may not receive, or may be delayed in receiving, the necessary approval or clearance for the Acclaim.

Furthermore, even if our technology receives the necessary regulatory approvals and becomes commercially viable, our business models may not generate sufficient revenue necessary to support our business. If we are unable to address any issues mentioned above, or encounter other problems, expenses, difficulties, complications, and delays in connection with the establishment and expansion of our business, our entire business may fail, in which case you may lose part of, or your entire investment.

We have a history of net losses and negative cash flow from operations since our inception and we expect such losses and negative cash flows from operations to continue in the foreseeable future. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs related to developing our business, including research and development costs, manufacturing costs, employee-related costs, costs of complying with government regulations, intellectual property development and prosecution costs, marketing and promotion costs, capital expenditures, general and administrative expenses, and costs associated with operating as a public company following the Closing.

Our ability to generate revenue from our operations and, ultimately, achieve profitability will depend on, among other factors, whether we can complete the development and commercialization of our product candidate, whether we can manufacture the Acclaim on a commercial scale in such amounts and at such costs as we anticipate, and whether we can achieve market acceptance of our products, services and business models. We may never generate any revenue or operate on a profitable basis. Even if we achieve profitability, we may not be able to sustain it. If we are unable to achieve sustainable profitability, our financial condition and the price of our securities will be materially and adversely affected.

Clinical failure can occur at any stage of clinical development. Our clinical experience to date does not necessarily predict future results and may not have revealed certain potential limitations of the technology or potential complications from the Acclaim and may require further clinical validation. Any product version we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of clinical development. We are currently in the process of the early feasibility study for the Acclaim, and we hope to make an Investigational Device Exemption (“IDE”) submission in early 2024. As we have limited clinical experience, our ability to identify potential problems and/or inefficiencies concerning current and future versions of the Acclaim in advance of its use in general and expanded groups of patients may be limited, and we cannot assure you that actual clinical performances will be satisfactory to support proposed indications and regulatory approvals and clinical acceptance and adoption, or that its use will not result in unanticipated complications. If the results of our feasibility study are not satisfactory, our U.S. pivotal study could be delayed or may not occur. Furthermore, there can be no assurance that the implementation of our plan will be successful. In addition, the results of our clinical trials are subject to human analyses and interpretation of the data accumulated, which could be affected by various errors due to, among other factors, lack of sufficient clinical experience with the Acclaim, assumptions used in the statistical analysis of results, interpretation errors in the analysis of the clinical trials results, or uncertainty in the actual efficacy of the Acclaim in its current clinical stage. Therefore, the safety and efficacy of the Acclaim and the clinical results to date will require further independent professional validation and clinical study. If the Acclaim does not function as expected over time, we may not be able to develop the Acclaim at the rate or to the stage we desire, we could be subject to liability claims, our reputation may be harmed, the Acclaim may not achieve regulatory clearances, and the Acclaim may not be widely adopted by healthcare providers and patients. If the Acclaim is not widely adopted, our business, financial condition, and results of operations will be materially and adversely affected.

The successful commercialization of the Acclaim, if it receives FDA approval, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue.

The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors will be essential for most patients to be able to afford the Acclaim. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will affect our ability to successfully commercialize the Acclaim. Even if we obtain coverage for the Acclaim by a third-party payor, the resulting reimbursement payment rates may not be adequate. We can provide no assurance that coverage and reimbursement in the United States, the European Union, or elsewhere will be available for any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new products will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices before they will reimburse healthcare providers who use such therapies. Although we are confident that the Acclaim will be eligible for reimbursement, we cannot guarantee what third-party payors will decide with respect to the coverage and reimbursement for the Acclaim, if approved.

Obtaining and maintaining reimbursement status is time consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and medical devices. However, no uniform policy for coverage and reimbursement for such products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that may require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and we believe that changes in these rules and regulations are likely.

Outside the United States, our international operations will generally be subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of our products. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates, if approved. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

If we are unable to obtain reimbursement coverage or adequate reimbursement levels, our results of operations, financial condition, the value of our securities, and our future prospects will be materially and adversely affected.

We operate in a very competitive business environment, and if we are unable to compete successfully against our existing or potential competitors, our business, financial condition and results of operations may be adversely affected.

The Acclaim will be subject to intense competition. The industry in which we operate is competitive, subject to change and sensitive to the introduction of new products, procedures or other market activities of industry participants. We will compete with large, diversified medical device companies, including Sonova, Demant, Cochlear, and others. We also compete with smaller companies similar to us.

At any time, these competitors and other potential market entrants may develop new products, procedures or treatment alternatives that could render our products obsolete or uncompetitive. In addition, one or more of such competitors may gain a market advantage by developing and patenting competitive products, procedures or treatment alternatives earlier than we can, obtaining regulatory clearances or approvals more rapidly than we can or selling competitive products at prices lower than ours. If medical research were to lead to the discovery of alternative therapies or technologies that better treat or cure hearing loss, our profitability could suffer through a reduction in sales or a loss in market share to a competitor. Many of our current and potential competitors have substantially greater sales and financial resources than we do. These competitors may also have more established distribution networks, a broader offering of products, entrenched relationships with physicians and distributors or greater experience in launching, marketing, distributing and selling products or treatment alternatives.

We also compete with our competitors to engage the services of independent sales agents, both those presently working with us and those with whom we hope to work as we expand. In addition, we compete with our competitors to acquire technologies and technology licenses complementary to our products or procedures or advantageous to our business. If we are unable to compete successfully against our existing or potential competitors, our business, financial condition and results of operations will be adversely affected, and we may not be able to grow at our expected rate, if at all.

We expect to derive most of our revenues from sales of the Acclaim. Our inability to successfully commercialize this product candidate or any subsequent decline in demand for this product candidate, could severely harm our ability to generate revenues.

We are currently dependent on the successful commercialization of the Acclaim to generate revenues. As a result, factors adversely affecting our ability to successfully commercialize, or the pricing of or demand for, this product could have a material adverse effect on our financial condition and results of operations. If we are unable to successfully commercialize or create market demand for the Acclaim, we will have limited ability to generate revenues.

Furthermore, we may be vulnerable to fluctuations in demand for the Acclaim, and a reduction in demand for the Acclaim would have a material adverse effect on our results of operations and financial condition. Such fluctuations in demand may be due to many factors, many of which are beyond our control, including, among others:

●	market acceptance of a new product, including healthcare professionals’ and patients’ preferences;
●	market acceptance of the clinical safety and performance of the Acclaim;
●	development of similarly cost-effective products by our competitors;
●	development delays of the Acclaim;
●	adverse medical side effects suffered by patients using the Acclaim, whether actually resulting from the use of the Acclaim or not;
●	changes in regulatory policies toward hearing loss technologies;
●	changes in regulatory approval, clearance requirements and licensure for our product;
●	third-party claims of intellectual property infringement;
●	budget constraints and the availability of reimbursement or insurance coverage from third-party payors for the Acclaim;
●	any developments affecting the long-term implantation and use of the Acclaim; and
●	adverse responses from certain of our competitors to the offering of the Acclaim.

If healthcare professionals do not recommend our product to their patients, Acclaim may not achieve market acceptance and we may not become profitable.

If healthcare professionals, including physicians, do not recommend or prescribe our product to their patients, the Acclaim may not achieve market acceptance and we may not become profitable. In addition, physicians have historically been slow to change their medical diagnostic and treatment practices because of perceived liability risks arising from the use of new products. Delayed adoption of the Acclaim by healthcare professionals could lead to a delayed adoption by patients. Healthcare professionals may not recommend the Acclaim until certain conditions have been satisfied, including, among others:

●	there is sufficient long-term clinical and health-economic evidence to convince them to alter their existing hearing loss treatments and recommendations;
●	there are recommendations from prominent physicians, educators and/or associations indicating that the Acclaim is safe and effective;
●	we obtain favorable data from clinical and health-economic studies for the Acclaim;
●	reimbursement or insurance coverage from government and private third-party payors is available;
●	healthcare professionals obtain required approvals and licensures for the handling, storage, dispensing and disposal of the Acclaim; and
●	healthcare professionals become familiar with the advantages of the Acclaim in comparison to other hearing loss solutions.

We cannot predict when, if ever, healthcare professionals and patients will adopt the use of the Acclaim on a large scale. Even if favorable data is obtained from clinical studies for the regulatory approval of the Acclaim, there can be no assurance that prominent physicians would endorse it for use by their patients. If the Acclaim does not achieve an adequate level of acceptance by patients, healthcare professionals, and government and private third-party payors, we may not generate significant product revenues, we may not become profitable, in which case our results of operations, cash flows and the value of our securities will be materially and adversely affected.

We will be dependent upon contract manufacturing organizations and material suppliers, making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

Our production of Acclaim devices is currently limited to production of prototype devices and devices for our early feasibility study. As a result, our purchases of supplies and components are limited to date.

However, we expect that we will need to significantly increase our production rates to meet the supply of Acclaim devices needed for our clinical trials and, if the Acclaim obtains FDA approval, for eventual commercialization, which we are targeting to obtain in 2026. We also expect that some of the critical materials and components used in manufacturing the Acclaim may be sourced from single suppliers, which may expose us to greater risks as we increase production of Acclaim devices than if our supplier base were more diversified. For example, our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our increased requirements. An interruption in the supply of a key component could significantly delay our production of the Acclaim or increase our production costs.

When we increase production, our reliance on these third-party suppliers will also subject us to other risks that could harm our business, including:

●	we are not, and will not in the near future be, a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than us;
●	we may not be able to obtain an adequate supply of components in a timely manner, on commercially reasonable terms or at all;
●	our suppliers, especially new suppliers, may make errors in manufacturing that could adversely affect the efficacy or safety of our products or cause delays in shipment;
●	we may have difficulty locating and qualifying additional or alternative suppliers;
●	switching components or suppliers may require product redesign and possibly resubmission to the FDA or other similar foreign regulatory agencies, which could impede or delay our commercial activities;
●	one or more of our suppliers may be unwilling or unable to supply components for our products in a timely manner, on commercially reasonable terms or at all;
●	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner or at all; and
●	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could materially impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on a limited number of suppliers, we may be susceptible to supply shortages while looking for alternate suppliers, which could materially and adversely affect our business, financial condition, results of operations and the trading price of our securities.

Our business plan relies on certain assumptions about the market for our product; however, the size and expected growth of our addressable market has not been established with precision and may be smaller than we estimate, and even if the addressable market is as large as we have estimated, we may not be able to capture market share.

Our estimates of the addressable market for the Acclaim are based on a number of internal and third-party estimates and assumptions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and our estimates may not be correct. As a result, the projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize, or if non-surgical treatments gain more widespread acceptance. In addition, even if the Acclaim gains acceptance, technological or medical advances could provide alternatives to address hearing loss that are less invasive or offer other benefits over Acclaim. As a result, our estimates of the addressable market for our current or future products and procedures may prove to be incorrect. If the addressable market is not as large as we believe, our business, financial condition and results of operations and business prospects would be materially and adversely affected.

We will depend on third parties to manage our pre-clinical studies and clinical trials, perform related data collection and analysis, and to enroll patients for our clinical trials, and, as a result, we may face costs and delays that are beyond our control.

We rely upon third-party vendors, including Contract Research Organization (“CROs”), to monitor and manage data for our ongoing preclinical studies and will rely on them to manage our clinical trials. We also rely on CROs for execution of our preclinical studies and will rely on them for execution of our clinical trials. Although we control only certain aspects of their activities, we are and will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the vendors and CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with good clinical practice (“GCP”), cGMP, the Helsinki Declaration, the International Conference on Harmonization Guideline for Good Clinical Practice, applicable European Commission Directives on Clinical Trials, laws and regulations applicable to clinical trials conducted in other territories, and good laboratory practices, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, including GCP and cGMP regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, European Medicines Agency, or EMA, or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with third-party CROs or vendors terminate, we may not be able to enter into arrangements with alternative CROs or vendors or do so on commercially reasonable terms. In addition, our CROs are not our employees, and, except for remedies available to us under our agreements with such CROs, we cannot control whether they devote sufficient time and resources to our ongoing clinical programs. If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Our CROs may also generate higher costs than anticipated, which could adversely affect our results of operations and the commercial prospects for our product candidate, increase our costs and delay our ability to generate revenue.

Replacing or finding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, we may encounter similar challenges or delays in the future, which could have a material adverse effect on our business, financial condition and prospects.

We are highly dependent on key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends on the continued services of key members of our senior management. In particular, and to a critical extent, we are dependent on the continued efforts and services of the members of our management team. If we lose the services of such key members of our management team, we would likely be forced to expend significant time and money in the pursuit of replacement individuals, which may result in a delay in the implementation of our business plan and plan of operations. We may not be able to find satisfactory replacements on terms that would not be unduly expensive or burdensome to us. We do not currently carry a key-man life insurance policy that would assist us in recouping our costs in the event of the death or disability of our management team. The loss of members of our management team, or our inability to attract or retain other qualified individuals, could have a material adverse effect on our business, results of operations and financial condition.

Certain of our directors, director nominees and/or officers may have interests that are different from holders of Envoy Common Stock.

Certain of our directors and officers may have different interests than other holders of Envoy Common Stock.

Mr. Taylor, a member of the Envoy Board, holds approximately 20% of the currently outstanding shares of Envoy Common Stock, holds all of the outstanding shares of Envoy Preferred Stock, and indirectly holds the GAT Convertible Note, which will be converted into approximately 74.8 million shares of Envoy Common Stock immediately prior to the Closing of the Business Combination. Mr. Taylor also indirectly holds the Envoy Bridge Note, which will convert into shares of Series A Preferred Stock immediately after the Closing of the Business Combination. As a result of these holdings, Mr. Taylor has the ability to exert significant influence over matters submitted to a vote of our shareholders.

Further, Randy Nitzsche, a member of the Envoy Board, serves as the Chief Executive Officer of Northland, financial advisor to Anzu, which will receive a fee upon the completion of the Business Combination. As a result of Mr. Nitzsche’s interest in Northland, he may have a different interest from other holders of Envoy Common Stock with respect to the Business Combination because Northland will receive a success fee of $1,500,000 from Anzu upon completion of the transaction. Although Mr. Taylor no longer holds any interest in Northland, he previously held an approximately 49% ownership interest in Northland’s holding company parent until its acquisition by First National of Nebraska on May 1, 2023.

Mr. Lucas, a member of the Envoy Board and the Chief Executive Officer of Envoy, is expected to continue as Chief Executive Officer of New Envoy. As a result, he has interest in continued employment with New Envoy that is different from other holders of Envoy Common Stock.

Following the closing of the Business Combination, Anzu will appoint a representative to the New Envoy Board. As a result, Anzu, Anzu’s appointee, and their related parties may have interests in other companies that are different from other holders of Envoy Common Stock.

For additional information regarding related party transactions and potential conflicts of interest, see “Certain Relationships and Related Party Transactions.” Upon Closing, we will adopt a code of ethics and conduct that will require our employees, officers and directors to disclose any situation that reasonably would be expected to give rise to a conflict of interest. If we enter into transactions with related parties that are not in the best interest of our company, our business, financial condition, and results of operations may be materially and adversely affected.

Our management team does not have experience managing a public company.

The members of our management team do not have experience managing a publicly traded company, interacting with public company investors or complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Envoy’s Intellectual Property

Unless the context requires otherwise, references to “Envoy,” “we,” “us” or “our” in this section are to the business and operations of Envoy prior to the Business Combination and to New Envoy and its subsidiaries following the Business Combination.

If we are unable to obtain significant patent protection for our products, or if our patents and other intellectual property rights do not adequately protect our products, we may be unable to gain significant market share and be unable to operate our business profitably.

We will rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products. These legal means, however, afford only limited protection and may not completely protect our rights.

As of April 30, 2023, our exclusively owned patent portfolio included 23 issued patents in the United States and three issued patents in other countries. We cannot assure you that our intellectual property position will not be challenged or that all patents for which we have applied will be granted. The validity and breadth of claims in patents involve complex legal and factual questions and, therefore, may be highly uncertain. Uncertainties and risks that we face include the following:

●	our pending or future patent applications may not result in the issuance of patents;
●	the scope of any existing or future patent protection may not exclude competitors or provide competitive advantages to us;
●	our patents may not be held valid or enforceable if subsequently challenged;
●	other parties may claim that our products and designs infringe the proprietary rights of others and even if we are successful in defending our patents and proprietary rights, the cost of such litigation may adversely affect our business; and
●	other parties may develop similar products, duplicate our products, or design around our patents.

The patent prosecution process is expensive and time-consuming, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner, or in all jurisdictions. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our developments before it is too late to obtain patent protection.

In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, most countries outside of the United States do not allow patents for methods of treating the human body. This may preclude us from obtaining method patents outside of the United States having similar scope to those we have obtained or may obtain in the future in the United States. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (the “USPTO”) or patent offices in foreign jurisdictions, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology and compete directly with us, without payment to us.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products and techniques, or limit the duration of the patent protection of our technology.

While we are aware of several third-party patents of interest, we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by others. However, there can be no assurances that we do not infringe any patents or other proprietary rights held by third parties. If our products were found to infringe any proprietary right of another party, we could be required to pay significant damages or license fees to such party and/or cease production, marketing and distribution of those products.

We also rely on trade secrets and other unpatented proprietary technology. There can be no assurances that we can meaningfully protect our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants that include customary intellectual property assignment obligations. Litigation may also be necessary to defend infringement claims of third parties or to enforce patent rights we hold or to protect trade secrets or techniques we own. There can be no assurances, however, that the agreements will not be breached, adequate remedies for any breach would be available or competitors will not discover our trade secrets or independently develop comparable intellectual property. If we are unable to successfully protect our intellectual property, our business, financial condition, and results of operations will be materially and adversely affected.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent and/or applications and any patent rights we may obtain in the future. While an unintentional lapse of a patent or patent application can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products, we may not be able to stop a competitor from marketing products that are the same as or similar to our products, which would have a material adverse effect on our business.

We may become a party to lawsuits or administrative proceedings involving patents or other intellectual property. If we were to lose any future intellectual property lawsuits, a court could require us to pay significant damages and/or prevent us from selling our products.

We may become a party to lawsuits or administrative proceedings involving patents or other intellectual property, including interference proceedings, post grant review and inter partes review before the USPTO or the equivalent foreign patent authority. A legal proceeding, regardless of the outcome, could drain our financial resources and divert the time and effort of our management. Protracted litigation to defend or prosecute our intellectual property rights could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue selling, developing and marketing our products and techniques. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the value of our securities to decline.

Because competition in our industry is intense, competitors may infringe or otherwise violate our issued patents, patents of our licensors or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming, and could distract our technical and management personnel from their normal responsibilities. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims or file administrative actions against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding or administrative action could put one or more of our patents at risk of being invalidated or interpreted narrowly. Our competitors may assert invalidity on various grounds, including lack of novelty, obviousness or that we were not the first applicant to file a patent application related to our product. We may elect to enter into license agreements in order to settle patent infringement claims or to resolve disputes before litigation, and any such license agreements may require us to pay royalties and other fees that could be significant. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure.

Our competitors, many of which have made substantial investments in patent portfolios, trade secrets, trademarks and competing technologies, may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that may prevent, limit or otherwise interfere with our ability to make, use, sell and/or export our products or to use our technologies or product names. Moreover, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” purchase patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our products and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments. Negative results in litigation regarding our intellectual property, or the requirement to make substantial expenditures in litigation (regardless of whether we ultimately prevail) would have material adverse effect on our liquidity, business, financial condition, results of operations, and the value of our securities.

If we fail to execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets, the value of our products and our business and competitive position could be harmed.

In addition to patent protection, we also rely on protection of copyright, trade secrets, know-how and confidential and proprietary information. We generally enter into confidentiality and invention assignment agreements with our employees, consultants and third parties upon their commencement of a relationship with us. However, we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property. In addition, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, financial condition and results of operations. In particular, a failure to protect our proprietary rights may allow competitors to copy our products and procedures, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how and technology.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not provide adequate protection for our proprietary information, such as in the case of misappropriation of a trade secret by an employee or third party with authorized access. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. While we have agreements with many of our employees, consultants and third parties that obligate them to assign their inventions to us, these agreements may not be self-executing, not all employees or consultants may enter into such agreements, or employees or consultants may breach or violate the terms of these agreements, and we may not have adequate remedies for any such breach or violation. If any of our intellectual property or confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed.

We rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors and have registered or applied to register many of these trademarks. There can be no assurance that our trademark applications will be approved. Third parties may also oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, there can be no assurance that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. We also license third parties to use our trademarks. In an effort to preserve our trademark rights, we enter into license agreements with these third parties, which govern the use of our trademarks and require our licensees to abide by quality control standards with respect to the goods and services that they provide under our trademarks. Although we make efforts to monitor the use of our trademarks by our licensees, there can be no assurance that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, our trademark rights could be diluted. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Patent terms may not be sufficient to effectively protect our products and business for an adequate period of time.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its first effective non-provisional filing date. Although various extensions may be available, the term of a patent, and the protection it affords, is limited. Even if patents covering our technologies and their uses are obtained, once the patent has expired, we may be open to competition. In addition, although upon issuance in the United States a patent’s term can be extended based on certain delays caused by the USPTO, this extension can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. If we do not have sufficient patent terms to protect our products, technologies and their uses, our business would be materially adversely affected.

We may be unable to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending their intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property. If we are unable to fully protect our intellectual property, our business will be materially and adversely affected.

We may be subject to claims that we or our employees have misappropriated the intellectual property of a third party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors and third parties may claim an ownership interest in intellectual property we regard as our own.

Many of our employees and consultants were previously employed at or engaged by other medical device companies, including our competitors or potential competitors. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, misappropriated the intellectual property or disclosed the alleged trade secrets or other proprietary information of these former employers, competitors or other third parties. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that our agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Litigation may be necessary to defend against claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages or a settlement payment, a court could prohibit us from using technologies, features or other intellectual property that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers, competitors or third parties. An inability to incorporate technologies, features or other intellectual property that are important or essential to our products could have a material adverse effect on our business and competitive position, and may prevent us from selling our products. In addition, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could materially and adversely affect our business, financial condition, operating results, cash flows and prospects.

Risks Related to Regulation and Litigation

Envoy and its directors are defendants in ongoing litigation brought by certain of its shareholders, the results of which could materially harm New Envoy’s financial position and future prospects if determined adversely to the defendants.

In January 2020, Envoy, the members of the Envoy Board, and GAT, an entity affiliated with Envoy director and Mr. Taylor were sued by certain Envoy shareholders in the District Court of Ramsey County, Minnesota. We believe that the plaintiffs, together with their related parties, hold approximately     % of the outstanding shares of Envoy Common Stock on a fully diluted basis. The plaintiffs brought claims of breach of fiduciary duty against Mr. Taylor as shareholder, breach of fiduciary duty against the members of the Envoy Board in their role as directors, common law fraud against each of the directors, unjust enrichment against Mr. Taylor and GAT, and against each of the directors for aiding and abetting and conspiracy in relation to the claims against Mr. Taylor and GAT. See “Information About Envoy — Legal Proceedings.” The plaintiffs’ claims stem from the financing transactions entered into between Envoy and Mr. Taylor or GAT, respectively, pursuant to which Taylor or GAT, respectively, provided funding to Envoy in exchange for the issuance of preferred stock, convertible notes and warrants. The plaintiffs claim the terms of these transactions were unreasonably favorable to Mr. Taylor and GAT with respect to financial, governance and other rights, and were not sufficiently disclosed to shareholders.

Plaintiffs expressly state in their complaint that they do not seek monetary relief from Envoy, but that Envoy was named as a defendant in order to effect any equitable relief that could be granted. However, the director defendants may seek indemnification from Envoy for any damages awarded that are in excess of the coverage limits available under Envoy’s director and officer indemnification insurance. Based on expert reports submitted by the plaintiffs, the plaintiffs appear to seek between approximately $2.6 million and $78.6 million in damages, depending on various methodologies and assumptions. Envoy and the director defendants have retained expert witnesses to rebut the plaintiffs’ claims as to both liability and damages. Envoy and the directors continue to believe that the lawsuit is meritless and have been defending this matter vigorously. Envoy cannot currently estimate the amount, if any, that Envoy would be obligated to pay to indemnify directors if the plaintiffs were successful on the merits. The litigation is currently in the discovery phase, with trial currently scheduled for April 2024. Envoy is unable to predict the outcome of this legal proceeding or whether an adverse result in this case would have a material adverse effect on Envoy’s financial position and future prospects.

In June 2023, Envoy received an additional complaint raising claims that are substantially the same as the claims raised in the existing plaintiffs litigation and brought by parties that Envoy believes to be affiliated or associated with the plaintiffs and that are represented by the same law firm. This complaint has not yet been filed with the Minnesota courts. In addition to the defenses that Envoy has in the existing plaintiffs litigation, Envoy believes that it has statute of limitations defenses with respect to certain claims in the additional complaint.

These and other governmental investigations or inquiries, as well as lawsuits, in which we are and may in the future become involved may result in additional claims and lawsuits being brought against us by governmental agencies or private parties. It is not possible at this time to predict either the outcome or the potential financial impact of the pending shareholder litigation described above. It is also not possible at this time to predict the additional expenses related to such ongoing litigation, which may be significant. Although we and the defendant directors in the proceeding described above believe the plaintiffs’ claims are without merit, the outcome in any litigation proceeding is unpredictable and an adverse judgment against us and such other defendants could:

●	adversely affect our business, financial condition and results of operations;
●	result in reputational harm and reduced market acceptance and demand for our products;
●	cause us to incur significant liabilities, costs and expenses; and
●	cause our senior management to be distracted from the execution of its business strategy.

Further, this pending litigation could negatively affect our ability to raise capital and impair our ability to engage in strategic transactions.

Our product candidates and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

The Acclaim and possibly other future product candidates we develop will be regulated by the FDA and the EU Notified Bodies as medical devices. Our product candidate is subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts, the U.S. Department of Justice (the “DOJ”), and the U.S. Health and Human Services Office of the Inspector General (the “HHS”). The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations our product candidate is subject to are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales for any approved product. Failure to comply with applicable regulations could jeopardize our ability to sell our future products, if cleared or approved, and result in enforcement actions such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties.

The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in stockholders losing their entire investment.

We may not receive, or may be delayed in receiving, the necessary clearances or approvals for our future products, and failure to timely obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

Before a new medical device, or a new intended use of, claim for, or significant modification to an existing device, can be marketed in the United States, a company must first submit an application for and receive either 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the Federal Food, Drug and Cosmetic Act, de novo classification, or a premarket application (“PMA”) from the FDA, unless an exemption applies. Most Class I devices and some Class II devices are exempt from these premarket review requirements. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is substantially equivalent to a legally marketed predicate device, which includes a device that has previously been cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be substantially equivalent, the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.

In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, clinical trial, manufacturing and labeling data.

The FDA also allows the submission of a direct de novo petition. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act of 2012 (FDASIA), a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination.

The 510(k), de novo and PMA processes can be expensive, lengthy and unpredictable. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is filed with the

FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device, which may limit the market for the device.

Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device or other restrictions or requirements, which may limit the market for the device.

The FDA or applicable foreign regulatory body can delay, limit or deny clearance or approval of a medical device for many reasons, including:

●	our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory body that our product candidates are safe or effective for their intended uses;
●	the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;
●	serious and unexpected adverse effects experienced by participants in our clinical trials;
●	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;
●	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;
●	the manufacturing process or facilities we use may not meet applicable requirements; and
●	the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In order to sell our products in member countries of the European Economic Area, or EEA, our products must comply with the essential requirements of Council Directive 93/42/EEC (the “EU Medical Devices Directive”). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européenne (“CE”) mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements, we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue a European Community (“EC”), Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a “Notified Body.” Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

If we receive regulatory clearance or approval of the Acclaim or other future products, we will remain subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration, and listing of devices. For example, we will be required to submit periodic reports to the

FDA as a condition of PMA approval. These reports will include information about failures and certain adverse events associated with the device after its clearance or approval. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, and lower than anticipated sales. Even after we have obtained the proper regulatory authorization to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA and state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state or foreign regulatory authorities, which may include any of the following sanctions:

●	untitled letters or warning letters;
●	fines, injunctions, consent decrees and civil penalties;
●	recalls, termination of distribution, administrative detention, or seizure of our products;
●	customer notifications or repair, replacement or refunds;
●	operating restrictions or partial suspension or total shutdown of production;
●	delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorization of new products, new intended uses, or modifications to existing products;
●	withdrawals or suspensions of product clearances or approvals, resulting in prohibitions on sales of our products;
●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and
●	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

In addition, the FDA or state or foreign authorities may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay clearance or approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain any approvals we are able to obtain. Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

Our products must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the Quality System Regulation (“QSR”), which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices.

Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA or state or foreign requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers or our employees.

Any of these actions could significantly and negatively affect the supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Advertising and promotion of our future products that obtains approval in the United States may be heavily scrutinized by the FDA, the DOJ, HHS, state attorneys general, members of Congress, and the public. In addition, advertising and promotion of any future product that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

We expect that, if cleared or approved, our products, including the Acclaim, will be authorized by the requisite regulatory authorities for specific indications. We expect to train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. Furthermore, the use of our devices for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among healthcare providers and patients.

If the FDA or any state or foreign regulatory body determines that our promotional materials or trainings constitute the promotion of an off-label use, it could request that we modify our trainings or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. We may become subject to such actions and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations. Equivalent laws and potential consequences exist in foreign jurisdictions.

In addition, if our products are cleared or approved, healthcare providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

If the Acclaim or other future products receive clearance or approval, we will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other regulatory bodies could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Physicians, other healthcare providers, and third-party payors will play a primary role with respect to any future products for which we obtain marketing approval. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products.

Restrictions under applicable federal and state healthcare laws and regulations include the following:

●	The U.S. federal healthcare program Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration to those who prescribe, purchase, or recommend medical devices, including certain discounts, or engaging consultants as speakers or consultants, may be subject to scrutiny if they do not fit squarely within the exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti- kickback liability. Moreover, there are no safe harbors for many common practices, such as educational and research grants. Liability may be established without a person or entity having actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws, including, without limitation, our advisory and consulting agreements with certain physicians.

●	The federal civil False Claims Act prohibits, among other things, any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. In recent years, several healthcare companies have faced enforcement actions under the federal civil False Claims Act for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product or causing false claims to be submitted because of a company’s marketing of the product for unapproved, and thus non-reimbursable, uses. Federal civil False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of tens of thousands of dollars per false claim or statement. Healthcare companies also are subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs.
●	The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), imposes criminal and civil liability for knowingly and willfully executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. In addition, HIPAA, as amended by HITECH and its respective implementing regulations impose obligations, including mandatory contractual terms, on covered healthcare providers, health plans, as well as their business associates, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.
●	The Physician Payment Sunshine Act, implemented as the Open Payments program, requires manufacturers of certain products reimbursed by Medicare, Medicaid, or the Children’s Health Insurance Program to track and report to the federal government payments and transfers of value that they make to physicians and teaching hospitals, certain other healthcare professionals beginning in 2022, group purchasing organizations, and ownership interests held by physicians and their families, and provides for public disclosures of these data. Manufacturers are required to submit annual reports to the government and failure to do so may result in civil monetary penalties for all payments, transfers of value and ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws and regulations.
●	Many states have adopted laws and regulations analogous to the federal laws cited above, including state anti-kickback and false claims laws, which may apply to items or services reimbursed under Medicaid and other state programs or, in several states, regardless of the payer. Several states have enacted legislation requiring medical device companies to, among other things, establish marketing compliance programs; file periodic reports with the state, including reports on gifts and payments to individual health care providers; make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities; and/or register their sales representatives. Some states prohibit specified sales and marketing practices, including the provision of gifts, meals, or other items to certain health care providers.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations involve substantial costs. Additionally, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. Exclusion, suspension and debarment from government funded healthcare programs would significantly impact our ability to commercialize, sell or distribute any product. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Changes in laws or regulations relating to data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business or could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

We receive health information and other highly sensitive or confidential information and data of patients and other third parties (e.g., healthcare providers who refer Acclaim to patients), which we compile and analyze. Collection and use of this data raises privacy and data protection concerns, which could negatively impact our business. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations, and may be inconsistent among countries and regions we intend to operate in (e.g., the United States, the European Union, the UK), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that we may not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or practices including ours. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and candidate products, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process patients’ data or develop new services and features.

In particular, we are subject to U.S. data protection laws and regulations (i.e., laws and regulations that address privacy and data security) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for us (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect our business. For instance, California enacted the California Consumer Privacy Act, or the CCPA, on June 28, 2018, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states.

In addition, we possess health information that is subject to privacy and security requirements under HITECH and its implementing regulations. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers (the “Covered Entities”), and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only Covered Entities, HITECH makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards. As part of our normal operations, we collect, process and retain personal identifying information regarding patients, including as a business associate of Covered Entities, so we are subject to HIPAA, including changes implemented through HITECH, and we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

HIPAA requires Covered Entities (like many of our potential customers) and business associates, like us, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorney’s fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions, international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data. For example, European legislators adopted the European

Union’s General Data Protection Regulation (2016/679), or the GDPR, which became effective on May 25, 2018, and are now in the process of finalizing the ePrivacy Regulation to replace the European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC). The GDPR, supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, imposes more stringent European Union data protection requirements and provides for significant penalties for noncompliance.

Further, the United Kingdom’s initiating a process to leave the European Union has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, the United Kingdom has brought the GDPR into domestic law with the Data Protection Act 2018 which has remained in force following United Kingdom’s departure from the European Union.

Virtually every jurisdiction in which we expect to operate has established its own data security and privacy legal framework with which we must, and our target customers will need to, comply, including the rules and regulation mentioned above. We may also need to comply with varying and possibly conflicting privacy laws and regulations in other jurisdictions. As a result, we could face regulatory actions, including significant fines or penalties, adverse publicity and possible loss of business.

While we have implemented various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance. Any failure or perceived failure by us to comply with our contractual or legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers or partners may limit the adoption and use of, and reduce the overall demand for, our products and services. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put the data we have received at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

If we do not obtain and maintain international regulatory registrations, clearances or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. Approval procedures vary among countries and can involve additional testing.

The time required to obtain approval outside of the United States may differ substantially from that required to obtain FDA approval. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the clearance or approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, clearances or approvals, can be expensive and time-consuming, and we may not receive regulatory clearances or approvals in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations, clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our future products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. It is difficult to predict how these executive actions will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member states. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation.

The Medical Devices Regulation became applicable on May 26, 2021.

Among other things, the Medical Devices Regulation:

●	strengthens the rules on placing devices on the market and reinforce surveillance once they are available;
●	establishes explicit provisions on manufacturers’ responsibilities for follow-up regarding the quality, performance and safety of devices placed on the market;
●	improves the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;
●	sets up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and
●	provides strengthened rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Healthcare reform laws could adversely affect our products and financial condition.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

●	changes to manufacturing methods;
●	change in protocol design;
●	additional treatment arm (control);
●	recall, replacement, or discontinuance of one or more of our products; and
●	additional recordkeeping.

In addition, in the United States, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. There have been executive, judicial and Congressional challenges to certain aspects of the Affordable Care Act (the “ACA”). Concurrently, Congress considered legislation to repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been enacted. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminated the health insurer tax. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. On June 17, 2021, the Supreme Court, in a vote of 7-2, issued an opinion upholding the ACA individual mandate, concluding that the plaintiffs did not have standing to challenge the constitutionality of the individual mandate. It is unclear how other such litigation and the healthcare reform measures of the Biden administration will impact the ACA and our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, COVID-19 relief legislation suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2021. In addition, the Inflation Reduction Act of 2022 extended the Affordable Care Act Premium Tax Credits subsidies to remain accessible through 2025.

Some of the provisions of the ACA have yet to be fully implemented, and certain provisions have been subject to judicial and Congressional challenges. For example, the Tax Cuts and Jobs Act eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Code, commonly referred to as the “individual mandate,” effective January 1, 2019. It is unclear how litigation, including all future hearings and appeals, and other efforts to challenge, repeal or replace the ACA, or portions thereof, will affect our future products or our business. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our future products and achieve profitability.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Other General Risks Related to Anzu

Unless the context requires otherwise, references to “Anzu,” “we,” “us” or “our” in this section are to the business and operations of Anzu prior to the Business Combination and to New Envoy and its subsidiaries following the Business Combination.

We identified a material weakness in our internal control over financial reporting. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

As discussed elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to the interpretation and accounting for extinguishment of a significant contingent obligation.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to continue to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Anzu has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Anzu is unable to consummate a business combination, including the Business Combination, holders of shares of Anzu Class A Common Stock may be forced to wait until after September 30, 2023 before receiving distributions from the Trust Account.

Anzu is a development-stage blank check company, and as it has no operating history and is subject to mandatory liquidation and subsequent dissolution requirements. Anzu currently has until September 30, 2023 or such earlier date as determined by the Anzu

Board, to complete a business combination (unless such date is subsequently extended by the stockholders of Anzu). Anzu has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend the Current Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to Anzu. Only after the expiration of this full-time period will public security holders be entitled to distributions from the Trust Account if Anzu is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment and public security holders may be forced to sell their Anzu Class A Common Stock or warrants, potentially at a loss. In addition, if Anzu fails to complete an initial business combination by September 30, 2023 or such earlier date as determined by the Anzu Board (unless the time for such completion is extended), there will be no Redemption Rights or liquidating distributions with respect to the warrants, which will expire worthless, unless Anzu amends the Current Charter to extend its life and certain other agreements it has entered into.

If Anzu is unable to complete the Business Combination or another business combination by September 30, 2023 or such earlier date as determined by the Anzu Board, Anzu will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Anzu Class A Common Stock and, subject to the approval of its remaining stockholders and the Anzu Board,, dissolving and liquidating. In such event, holders of shares of Anzu Class A Common Stock may only receive $10.00 per share (or less than such amount in certain circumstances) and Anzu warrants will expire worthless.

If Anzu is unable to complete the Business Combination or another business combination within the required time period, Anzu will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the shares of Anzu Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes), divided by the number of then issued and outstanding shares of Anzu Class A Common Stock, which redemption will completely extinguish the rights as stockholders of the holders of shares of Anzu Class A Common Stock (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Anzu’s remaining stockholders and the Anzu Board, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, holders of shares of Anzu Class A Common Stock may only receive $10.00 per share (or less than such amount in certain circumstances), and Anzu warrants will expire worthless. In certain circumstances, holders of shares of Anzu Class A Common Stock may receive less than $10.00 per share on the redemption of their shares.

Following the consummation of the Business Combination, New Envoy’s only significant asset will be its ownership interest in Envoy and such ownership may not be sufficient to pay dividends or make distributions or loans to enable New Envoy to pay any dividends on the New Envoy Class A Common Stock or Series A Preferred Stock or satisfy its other financial obligations.

Following the consummation of the Business Combination, New Envoy will have no direct operations and no significant assets other than its ownership of Envoy. Certain of Anzu’s investors, the Envoy equity holders, and directors and officers of Envoy and its affiliates will become stockholders of New Envoy at that time. New Envoy will depend on Envoy for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to New Envoy Class A Common Stock and Series A Preferred Stock. The financial condition and operating requirements of Envoy may limit New Envoy’s ability to obtain cash from Envoy. The earnings from, or other available assets of, Envoy may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Envoy Class A Common Stock or Series A Preferred Stock or satisfy its other financial obligations. For more information on the terms of the Series A Preferred Stock, see the section entitled “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock.”

We have incurred, and expect to continue to incur, significant costs in pursuit of our acquisition plans, and our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We have incurred, and expect to continue to incur, significant costs in pursuit of our acquisition plans. As of June 30, 2023, we had $132,773 in our operating bank account. As of June 30, 2023, we had negative working capital of $8,949,755, which was composed primarily of accrued expenses in connection with searching for target businesses, performing business due diligence and negotiating business combination agreements, including in connection with the Business Combination. The investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments require substantial management time and attention and substantial costs for accountants, attorneys and others. We have spent substantial time and attention and incurred significant costs in pursuing potential transactions that have not been completed and we may continue to do so. Such costs likely will not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete our initial business combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred, which could adversely affect subsequent attempts to locate and acquire or merge with another business.

On March 29, 2022, we issued the 2022 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,500,000 to us as a working capital loan, of which $1,500,000 was outstanding as of the date of this proxy statement/prospectus. On March 21, 2023, we issued the 2023 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,190,000 to us as a working capital loan, of which $1,190,000 was outstanding as of the date of this proxy statement/prospectus. In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us additional funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the Business Combination or another business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. We do not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts, including amounts under the Working Capital Loans, in the event the Business Combination or another business combination is not consummated. Pursuant to the terms of the Sponsor Support Agreement, subject to and upon the Closing, the Sponsor has agreed to forego its right to convert up to $1,500,000 of such loans that may be convertible into warrants at a price of $1.00 per warrant at the option of the Sponsor, which would be identical to the private warrants.

We may need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing to complete our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we have not completed our initial business combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern. Management’s plans to address this need are further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Anzu.” Our plans to raise capital and to consummate our initial business combination may not be successful.

In the event of liquidation by Anzu, third parties may bring claims against Anzu and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Current Charter, Anzu must complete the Business Combination or another business combination by September 30, 2023 or such earlier date as determined by the Anzu Board, or Anzu must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Anzu Class A Common Stock and, subject to the approval of its remaining stockholders and the Anzu Board, dissolving and liquidating. In such event, third parties may bring claims against Anzu.

The Sponsor has agreed that it will be liable if and to the extent any claims by a third party (other than the independent auditors) for services rendered or products sold to Anzu, or a prospective target business with which Anzu has discussed entering into a transaction agreement, reduce the amount of funds held in the Trust Account to below (1) $10.00 per share of Anzu Class A Common Stock or (2) such lesser amount per share of Anzu Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of Anzu’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Anzu has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Anzu and, therefore, the Sponsor may not be able to satisfy those obligations. None of Anzu’s other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Anzu is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Anzu otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate.

The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that we, a potential Business Combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete a Business Combination and may make it more difficult to complete a Business Combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds held in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued the SPAC Rule Proposals that would, among other items, impose additional disclosure requirements in business combination transactions involving SPACs and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, as well as when projections are disclosed in connection with proposed business combination transactions; increase the potential liability of certain participants in proposed business combination transactions; and provide a safe harbor from registration under the Investment Company Act, if certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities are satisfied. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs.

Certain of the procedures that we, Envoy or another potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing the Business Combination or another potential business combination, and may make it more difficult to complete the Business Combination or another potential business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds held in the Trust Account or liquidate Anzu at an earlier time than we might otherwise choose. If we were to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash, it would reduce the dollar amount that holders of Anzu Class A Common Stock would receive upon any redemption or liquidation of Anzu. In the event of our liquidation, our public warrants and private would expire worthless, and our securityholders would lose the opportunity to invest in a successor operating business following the Business Combination or another potential business combination, including the potential appreciation in the value of our securities following such a transaction.

If Anzu is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, Anzu may abandon its efforts to consummate the Business Combination or another potential business combination and liquidate.

As described above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as Anzu could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a business combination. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). The company would then be required to complete a business combination no later than 24 months after the effective date of the IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like Anzu, in certain circumstances. To mitigate the risk of Anzu being deemed to be an investment company under the Investment Company Act, Anzu could liquidate the investments in the Trust Account and hold all funds in the Trust Account in cash. However, Anzu intends, until the earlier of (a) the consummation of the Business Combination or another potential business combination and (b) the liquidation of the Trust Account, to continue to maintain the Trust Account funds in cash equivalents, which currently consist of United States government securities and government money market funds registered under the Investment Company Act.

It is possible that a claim could be made that Anzu has been operating as an unregistered investment company. For so long as the Trust Account Funds are held in cash equivalents as described above, the risk that Anzu may be considered an unregistered investment company is greater than that of a SPAC that has elected to liquidate such investments and to hold all funds in its trust account in cash. If Anzu is deemed to be an investment company and subject to compliance with and registration under the Investment Company Act, its activities would be severely restricted. In addition, Anzu would be subject to additional burdensome regulatory requirements and expenses for which it has not allotted funds. As a result, if Anzu is deemed an investment company under the Investment Company Act, Anzu may abandon its efforts to consummate the Business Combination or another potential business combination and instead liquidate. In the event of Anzu’s liquidation, its public warrants and private warrants would expire worthless, and Anzu’s securityholders would lose the opportunity to invest in Envoy or another successor operating business following the Business Combination or another potential business combination, including the potential appreciation in the market price of Anzu’s securities following such a transaction. If Anzu is deemed to be an investment company, there is also a risk of an enforcement action brought by the SEC, and contracts pertaining to the Business Combination or another potential business combination could potentially be voidable.

A new 1% U.S. federal excise tax could be imposed on Anzu in connection with redemptions or repurchases by Anzu of its shares.

On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations, such as Anzu, and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. In the case of stock that is traded on an established securities market, such as the Anzu Class A Common Stock, the fair market value of the stock for purpose of calculating the excise tax is the value of the stock (as determined under any permissible method chosen by the repurchasing corporation) on the date the stock is repurchased. In addition, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which the shares are repurchased. In February 2023, we bound with a rated insurance carrier an insurance policy related to potential federal excise tax liability imposed under the IR Act in connection with redemptions of shares of Anzu Class A Common Stock only in the event of a liquidation of Anzu in calendar year 2023. We will not reduce the redemption price per share of Anzu Class A Common Stock for redemptions made in connection with the Special Meeting to cover any excise tax that may be applicable to such redemptions under the IR Act.

On December 27, 2022, the Treasury issued guidance announcing its intention to issue proposed regulations that would, in certain circumstances, exempt share repurchases or redemptions by corporations from the excise tax. In particular, the proposed regulations generally would exempt from the excise tax redemptions of stock in connection with certain corporate liquidating distributions and redemptions of stock that occur in the same taxable year as those corporate liquidating distributions. However, until final regulations are promulgated, no assurances can be given as to the scope and ultimate application of any exceptions to the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with the Business Combination, extension vote or otherwise, including in connection with the Special Meeting, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax on a redemption of our stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued by us in connection with the Business Combination, including the shares of Anzu Class A Common Stock issued to the Envoy stockholders in connection with the Business Combination and shares if Series A Preferred Stock issued in connection with the PIPE Transaction (or otherwise issued by us not in connection with the Business Combination or the PIPE Transaction, but issued within the same taxable year of the redemption treated as a repurchase of stock), and (iv) the content of forthcoming regulations and other guidance from the Treasury. Further, the imposition of the excise tax as a result of redemptions in connection with the Business Combination, extension vote or otherwise, including in connection with the Special Meeting, could reduce the cash available to New Envoy following the Business Combination, which could cause the other stockholders of New Envoy to economically bear the impact of such excise tax.

Anzu’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds held in the Trust Account available for distribution to holders of shares of Anzu Class A Common Stock in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per share of Anzu Class A Common Stock and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Anzu’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Anzu currently expects that its independent directors would take legal action on Anzu’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Anzu’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Anzu’s independent directors choose not to enforce these indemnification obligations, the amount of funds held in the Trust Account available for distribution to holders of shares of Anzu Class A Common Stock may be reduced below $10.00 per share.

Risks Related to the Business Combination

Unless the context requires otherwise, references to “Anzu,” “we,” “us” or “our” in this section are to Anzu prior to the Business Combination and to New Envoy and its subsidiaries following the Business Combination.

Holders of shares of Anzu Class A Common Stock will experience immediate dilution as a consequence of the issuance of New Envoy Class A Common Stock as consideration in the Business Combination, and will experience additional dilution following the Closing as a result of the issuance of New Envoy Class A Common Stock (i) under the New Envoy Incentive Plan, (ii) pursuant to the conversion of the Series A Preferred Stock or (iii) pursuant to the future exercise of New Envoy Warrants. Having a minority share position may reduce the influence that our current stockholders have on the management of New Envoy.

It is anticipated that, following the Business Combination, (i) holders of shares of Anzu Class A Common Stock will own approximately 20.6% of the outstanding New Envoy Class A Common Stock, (ii) the Envoy stockholders will collectively own approximately 71.7% of the outstanding New Envoy Class A Common Stock (without taking into account any Anzu Class A Common Stock held by the Envoy stockholders prior to the consummation of the Business Combination) and (iii) the Sponsor will own approximately 4.8% of the outstanding New Envoy Class A Common Stock. These percentages assume (1) that no additional Holders of shares of Anzu Class A Common Stock exercise their redemption rights, following those who did so in connection with the February Special Meeting, or elect to exchange their shares of Anzu Class A Common Stock for Series A Preferred Stock in the Exchange Offer, (2) all of the Envoy Options and Envoy Warrants are exercised or forfeited prior to the closing of the Business Combination, (3) no New Envoy Warrants are exercised and (4) neither Anzu nor Envoy issue any additional equity securities prior to the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by Anzu’s existing stockholders in New Envoy will be different.

In addition, immediately after the closing of the Business Combination, the Sponsor will hold approximately 77.8% of the issued and outstanding shares of Series A Preferred Stock, and GAT will hold approximately 22.2% of the issued and outstanding shares of Series A Preferred Stock. These percentages assume that (i) no shares of Anzu Class A Common Stock are redeemed or exchanged for shares of Series A Preferred Stock in the Exchange Offer, (ii) that the full outstanding principal balance of the Envoy Bridge Note is outstanding and (iii) no additional Subscription Agreements will be executed, an aggregate of approximately 4,500,000 shares of Series A Preferred Stock will be issued to the Sponsor and GAT. Each holder of Series A Preferred Stock will be entitled to convert its Series A Preferred Stock into New Envoy Class A Common Stock based on the Conversion Price of $11.50 per share, subject to certain customary adjustments in the event of certain events affecting the price of the New Envoy Class A Common Stock, such as stock splits and combinations, or the distribution of options, rights or warrants, as described in the Certificate of Designation. New Envoy may mandatorily convert the Series A Preferred Stock to New Envoy Class A Common Stock based on the Conversion Price if, at any time commencing 90 days following the Closing, the closing price per share of New Envoy Class A Common Stock is greater than $15.00 for any 20 trading days within any period of 30 consecutive trading days. Therefore, we cannot be certain how many shares of New Envoy Class A Common Stock will be outstanding during the period following the Business Combination.

Furthermore, assuming no further redemptions (after giving effect to the redemptions in connection with the February Special Meeting from the Trust Account), the pro forma amount of cash per share of Anzu Class A Common Stock, which we calculate as the amount of available cash divided by (a) the number of shares of Anzu Class A Common Stock outstanding immediately prior to the Closing less (b) any shares of Anzu Class A Common Stock for which redemption rights have been exercised (but without giving effect to the exercise of any warrants), is $        per share. Assuming maximum redemptions, the pro forma amount of cash per share of Anzu Class A Common Stock would be $         per share.

The following tables illustrate the potential impact of redemptions on the per share value of the shares owned by non-redeeming shareholders at the following redemption levels:

	Assuming No Redemptions(1)
	Assuming No		Assuming 50%		Assuming 100%
	Exchange Offer		Exchange Offer		Exchange Offer
(Shares in thousands)	Shares	Value per share	Shares	Value per share	Shares	Value per share
Base Scenario(4)	20,928	$1.18	18,772	$1.32	16,615	$1.49
Base Scenario (as converted)(5)	24,842	$1.00	24,561	$1.01	24,279	$1.02
Base Scenario (as converted) plus assumed exercise of all warrants(6)(8)	43,308	$0.57	43,027	$0.58	42,745	$0.58
Base Scenario (as converted) plus assumed exercise of all warrants and Contingent Sponsor Shares(7)(8)	44,308	$0.56	44,027	$0.56	43,745	$0.57

	Assuming 50% Redemptions(2)
	Assuming No Exchange Offer		Assuming 50% Exchange Offer		Assuming 100% Exchange Offer
(Shares in thousands)	Shares	Value per share	Shares	Value per share	Shares	Value per share
Base Scenario(4)	20,971	$1.38	19,893	$1.45	18,815	$1.53
Base Scenario (as converted)(5)	24,884	$1.16	24,743	$1.17	24,603	$1.17
Base Scenario (as converted) plus assumed exercise of all warrants(6)(8)	41,194	$0.70	41,053	$0.70	40,913	$0.71
Base Scenario (as converted) plus assumed exercise of all warrants and Contingent Sponsor Shares(7)(8)	42,194	$0.68	42,053	$0.69	41,913	$0.69

	Assuming Maximum
	Redemptions(3)
(Shares in thousands)	Shares	Value per share
Base Scenario(4)	21,001	$1.57
Base Scenario (as converted)(5)	25,671	$1.28
Base Scenario (as converted) plus assumed exercise of all warrants (6)(8)	39,837	$0.83
Base Scenario (as converted) plus assumed exercise of all warrants and Contingent Sponsor Shares(7)(8)	40,837	$0.81
(1)	Assumes that no shares of Anzu Class A Common Stock are redeemed, and zero shares exchanged into the Series A Preferred Stock under No Exchange Offer, 2,156,387 shares of Anzu Class A Common Stock exchanged into the Series A Preferred Stock under 50% Exchange Offer, and 4,312,774 shares of Anzu Class A Common Stock exchanged into the Series A Preferred Stock under 100% Exchange Offer.
(2)	Assumes that 2,156,387 shares of Anzu Class A Common Stock, or 50% of public shares outstanding are redeemed and repurchased by Meteora Parties with redemption elections subsequently reversed, 43,128 shares are issued to Meteora Parties as 2% Share Consideration, and zero shares exchanged into the Series A Preferred Stock under No Exchange Offer, 1,078,194 shares exchanged into the Series A Preferred Stock under 50% Exchange Offer, and 2,156,387 shares of Anzu Class A Common Stock exchanged into the Series A Preferred Stock under 100% Exchange Offer.
(3)	Assumes that 4,312,774 shares of Anzu Class A Common Stock, or 100% of public shares outstanding are redeemed, of which 4,300,000 shares are repurchased by Meteora Parties with redemption elections subsequently reversed, and 86,000 shares are issued to Meteora Parties as 2% Share Consideration.
(4)	The Base scenario represents the post-Closing share ownership of New Envoy assuming various levels of redemption by holders of New Envoy Common Stock.

(5)	The Base scenario (as converted) represents the number of New Envoy Common Stock assuming the holders of Series A Preferred Stock converted their shares into shares of New Envoy Class A Common Stock based on the ratio determined by dividing the Original Issuance Price of $10.00 by the Conversion Price of $11.50 pursuant to Certificate of Designation.
(6)	Represents the Base scenarios (as converted) plus assumed exercise of warrants, which consist of 14,166,666 Anzu public warrants and 4,300,000 Shortfall Warrants issued under the No Redemption Scenarios and 2,143,613 Shortfall Warrants issued under the 50% Redemption Scenarios. Assuming that New Envoy were in a net income position, the Warrants would have resulted in 18,466,666 potentially dilutive shares under the No Redemption Scenarios and 16,310,279 potentially dilutive shares under the 50% Redemption Scenarios, and 14,166,666 potentially dilutive shares under the Maximum Redemption Scenario for the six months ended June 30, 2023.
(7)	Represents the Base scenarios (as converted) plus assumed exercise of warrants noted in 6) above and issuance of the Contingent Sponsor Shares. Assuming that New Envoy were in a net income position, the Contingent Sponsor Shares would have resulted in 1,000,000 potentially dilutive shares for the six months ended June 30, 2023.
(8)	Does not account for any proceeds being paid to New Envoy in connection with the payment of the exercise prices of warrants or the issuance of contingent shares.

Your post-closing New Envoy Class A Common Stock ownership may also be substantially diluted by the exercise of New Envoy Warrants.

The issuance of additional New Envoy Class A Common Stock will significantly dilute the equity interests of existing holders of New Envoy securities and may adversely affect prevailing market prices for New Envoy Class A Common Stock or New Envoy Warrants. Such dilution may also reduce the influence that you may have on the management of New Envoy through the matters that are presented for voting to New Envoy’s stockholders.

The tables below present possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying scenarios for redemptions and the Exchange Offer. The maximum redemption scenario represents the maximum redemptions that may occur, but which would still allow for the satisfaction of the Net Tangible Asset Test requirement. In an effort to illustrate the extent of such dilution, the table below assumes (i) 4,312,774 shares of Anzu Class A Common Stock are redeemed and the Meteora Parties purchase 4,300,000 shares under the Forward Purchase Agreement, (ii) the issuance of 86,000 shares of Anzu Class A Common Stock, which represents the 2% Share Consideration, to the Meteora Parties, (iii) the exercise of 14,166,666 Anzu public warrants, (iv) the issuance of 15,000,000 shares of Anzu Class A Common Stock to Envoy shareholders pursuant to the Business Combination Agreement, (v) the Sponsor’s forfeiture of 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, and the exchange of 2,500,000 shares of the Retained Sponsor Shares for 2,500,000 shares of Series A Preferred Stock in a private exchange offer and the conversion of 4,5000,000 shares of Anzu Class B Common Stock into 1,000,000 shares of New Envoy Class A Common Stock and 2,500,000 shares of Series A Preferred Stock, (vi) the issuance of 1,435,750 shares of Series A Preferred Stock to the Anzu-affiliated PIPE investor, (vii) the conversion of the Bridge Note into 1,435,750 shares of Series A Preferred Stock, and (viii) the issuance of 1,000,000 Contingent Sponsor Shares, but does not assume the issuance of any equity awards under the New Envoy Incentive Plan.

The number of shares in the below table represents the number of shares of New Envoy Class A Common Stock assuming the Series A Preferred holders converted their shares into shares of New Envoy Class A Common Stock based on the ratio determined by dividing the Original Issuance Price of $10.00 by the Conversion Price of $11.50 pursuant to Certificate of Designation.

	Assuming No Redemptions
	Assuming No Exchange Offer		Assuming 50% Exchange Offer		Assuming 100% Exchange Offer
(Shares in thousands)	Shares (as converted)%		Shares (as converted)%		Shares (as converted)%
Anzu stockholders (Public shares)	4,313	9.73%	4,032	9.16%	3,750	8.57%
Shares issued to Envoy shareholders	15,000	33.85%	15,000	34.07%	15,000	34.29%
Sponsor shares	3,174	7.17%	3,174	7.20%	3,174	7.26%
Shares issued to Anzu-Affiliated PIPE Investor	870	1.96%	870	1.98%	870	1.99%
Shares issued in conversion of the Bridge Note	870	1.96%	870	1.98%	870	1.99%
Shares underlying public warrants	14,166	31.98%	14,166	32.17%	14,166	32.37%
Meteora Parties shares*	100	0.23%	100	0.23%	100	0.23%
Shares underlying Shortfall Warrants	4,300	9.70%	4,300	9.77%	4,300	9.83%
Contingent Sponsor Shares	1,000	2.26%	1,000	2.27%	1,000	2.29%
Other Parties shares**	515	1.16%	515	1.17%	515	1.18%
Fully diluted shares	44,308	100%	44,027	100%	43,745	100%

	Assuming 50% Redemptions
	Assuming No Exchange Offer		Assuming 50% Exchange Offer		Assuming 100% Exchange Offer
(Shares in thousands)	Shares (as converted)%		Shares (as converted)%		Shares (as converted)%
Anzu stockholders (Public shares)	2,156	5.11%	2,015	4.79%	1,875	4.47%
Shares issued to Envoy shareholders	15,000	35.55%	15,000	35.67%	15,000	35.79%
Sponsor shares	3,174	7.52%	3,174	7.55%	3,174	7.57%
Shares issued to Anzu-Affiliated PIPE Investor	870	2.06%	870	2.07%	870	2.07%
Shares issued in conversion of the Bridge Note	870	2.06%	870	2.07%	870	2.07%
Shares underlying public warrants	14,166	33.58%	14,166	33.68%	14,166	33.80%
Meteora Parties shares*	2,300	5.45%	2,300	5.47%	2,300	5.49%
Shares underlying Shortfall Warrants	2,144	5.08%	2,144	5.10%	2,144	5.12%
Contingent Sponsor Shares	1,000	2.37%	1,000	2.38%	1,000	2.39%
Other Parties shares**	515	1.22%	515	1.22%	515	1.23%
Fully diluted shares	42,194	100%	42,053	100%	41,913	100%

	Assuming 100% Redemption
(Shares in thousands)	Shares (as converted)%
Anzu stockholders (Public shares)	—	0.00%
Shares issued to Envoy shareholders	15,000	37.63%
Sponsor shares	3,174	7.77%
Shares issued to Anzu-Affiliated PIPE Investor	1,248	3.06%
Shares issued in conversion of the Bridge Note	1,248	3.05%
Shares underlying public warrants	14,166	34.70%
Meteora Parties shares*	4,486	11.00%
Shares underlying Shortfall Warrants	—	0.00%
Contingent Sponsor Shares	1,000	2.45%
Other Parties shares**	515	1.26%
Fully diluted shares	40,837	100%
*

Meteora Parties includes Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, together with MSOF and MCP, collectively the “Seller”).

**	Other Parties include former and current directors and officers of Anzu, parties to the Extension Support Agreements and Legacy Forward Purchasers.

We cannot be certain as to the number of shares of Anzu Class A Common Stock that will be redeemed and as to the potential impact to holders of shares of Anzu Class A Common Stock who do elect to redeem their shares of Anzu Class A Common Stock. There is no guarantee that the decision of a holder of Anzu Class A Common Stock to redeem its shares of Anzu Class A Common Stock for a pro rata portion of the funds held in the Trust Account will put the holder of Anzu Class A Common Stock in a better future economic position.

There is no assurance as to the price at which a holder of Anzu Class A Common Stock may be able to sell its shares of New Envoy Class A Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination and including redemptions of shares of Anzu Class A Common Stock, may cause an increase or decrease in the share price and may result in a lower value realized now than a holder of Anzu Class A Common Stock might realize in the future had the holder of Anzu Class A Common Stock not redeemed its shares. Similarly, if a holder of Anzu Class A Common Stock does not redeem its shares, the holder of Anzu Class A Common Stock will bear the risk of ownership of the shares of New Envoy Class A Common Stock after the consummation of any initial business combination, and there can be no assurance that a holder of Anzu Class A Common Stock can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A holder of Anzu Class A Common Stock should consult that holder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On                       , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of Anzu Class A Common Stock on Nasdaq was $                     . Holders of shares of Anzu Class A Common Stock should be aware that, while we are unable to predict the price per share of New Envoy Class A Common Stock following the consummation of the Business Combination - and accordingly we are unable to predict the potential impact of redemptions on the per share value of shares of Anzu Class A Common Stock owned by non-redeeming holders of shares of Anzu Class A Common Stock - increased levels of redemptions by holders of shares of Anzu Class A Common Stock may be a result of the price per share of Anzu Class A Common Stock falling below the redemption price. We expect that more holders of shares of Anzu Class A Common Stock may elect to redeem their shares of Anzu Class A Common Stock if the share price of the Anzu Class A Common Stock is below the projected redemption price of $                     per share, and we expect that more holders of shares of Anzu Class A Common Stock may elect not to redeem their shares of Anzu Class A Common Stock if the share price of the Anzu Class A Common Stock is above the projected redemption price of $                     per share. Each share of Anzu Class A Common Stock that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to New Envoy from the Trust Account and (ii) a corresponding increase in each holder of shares of Anzu Class A Common Stock pro rata ownership interest in New Envoy following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $                     per share that was calculated based on $                     in the Trust Account, a hypothetical 1% increase or decrease in the number of shares of Anzu Class A Common Stock redeemed would result in a decrease or increase, respectively, of $                     of cash available in the Trust Account. In addition, if a holder of shares of Anzu Class A Common Stock does not redeem his, her or its shares, but if other holders of shares of Anzu Class A Common Stock do elect to redeem, the non-redeeming holders of shares of Anzu Class A Common Stock would own shares with a lower book value per share,

which would decrease from $                     per share (assuming no redemptions) to $                     per share (assuming maximum redemption scenario) on a pro forma basis as of                     . In addition, the net loss per share for non-redeeming holders of shares of Anzu Class A Common Stock would increase from $                     per share (assuming no redemptions) to $                      per share (assuming maximum redemptions) on a pro forma basis for                      .

New Envoy Warrants and Shortfall Warrants will become exercisable for, and shares of Series A Preferred Stock will be convertible into, New Envoy Class A Common Stock, each of which would increase the number of shares eligible for future resale in the public market and result in dilution to New Envoy stockholders.

If the Business Combination is completed, outstanding New Envoy Warrants to purchase an aggregate of        shares of New Envoy Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. The New Envoy Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of the New Envoy Warrants will be $11.50 per share. In addition, if the Business Combination is completed,         shares of Series A Preferred Stock will become convertible subject to the conversion procedures and based on the Conversion Price described in the Certificate of Designation (assuming that (i) no shares of Anzu Class A Common Stock are redeemed or exchanged for shares of Series A Preferred Stock in the Exchange Offer, (ii) the full outstanding principal balance of the Envoy Bridge Note is outstanding and (iii) no additional Subscription Agreements will be executed). In addition, the Seller may request Shortfall Warrants in its sole discretion pursuant to the terms of the Forward Purchase Agreement. The Shortfall Warrants will (i) have an exercise price initially equal to the Reset Price, (ii) expire on June 30, 2024 and (iii) not provide for cashless exercise or net share settlement. The Form of Shortfall Warrant shall be agreed upon by the parties to the Forward Purchase Agreement no later than 15 calendar days prior to the Closing. To the extent such New Envoy Warrants and Shortfall Warrants are exercised and such shares of Series A Preferred Stock are converted, additional shares of New Envoy Class A Common Stock will be issued, which will result in dilution to the holders of New Envoy Class A Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the New Envoy Warrants and Shortfall Warrants and the conversion of the Series A Preferred Stock will increase if a large number of holders of shares of Anzu Class A Common Stock elect to redeem their shares in connection with the Business Combination. Further, the redemption of Anzu Class A Common Stock without any accompanying redemption of Anzu Warrants will increase the dilutive effect of the exercise of New Envoy Warrants. Sales of substantial numbers of such shares in the public market or the fact that such New Envoy Warrants and Shortfall Warrants may be exercised and such shares of Series A Preferred Stock may be converted could adversely affect the market price of New Envoy Class A Common Stock. However, there is no guarantee that the New Envoy Warrants or Shortfall Warrants will ever be in-the-money prior to their expiration, and the historical trading prices for shares of Anzu Class A Common Stock have varied between a low of approximately $       per share on         to a high of approximately $       per share on       , and have not approached the $11.50 per share exercise price for the New Envoy Warrants. The per share exercise price for the Shortfall Warrants will initially be the redemption price per share of Anzu Class A Common Stock in connection with the Special Meeting and will be subject to adjustment as set forth in the Forward Purchase Agreement. As such, the New Envoy Warrants and Shortfall Warrants may expire worthless.

Anzu may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then outstanding public warrants.

The warrants were issued in registered form under the warrant agreement. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this proxy statement/prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the warrant agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants, provided that any amendment that solely affects the terms of the private warrants or any provision of the warrant agreement solely with respect to the private warrants will also require at least 65% of the then outstanding private warrants. Accordingly, Anzu may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Anzu’s ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is broad. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Anzu Class A Common Stock purchasable upon exercise of a warrant.

Anzu may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Anzu has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Anzu Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which Anzu gives proper notice of such redemption and provided certain other conditions are met. Shares of Anzu Class A Common Stock have never traded above $18.00 per share. If and when the warrants become redeemable by Anzu, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Anzu may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, Anzu may redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the price per share of Anzu Class A Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below under “Description of New Envoy Securities — Warrants — The Public Warrants — Redemption of warrants when the price per share of New Envoy Class A Common Stock equals or exceeds $10.00”). The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares of common stock received is capped at 0.361 shares of Anzu Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. Anzu has no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the warrant agreement, in the event Anzu decides to redeem the warrants, it is required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date.

Anzu may not have sufficient funds to consummate the Business Combination.

As of                     , 2023, Anzu had approximately $                     available to it outside the Trust Account to fund its working capital requirements. If Anzu is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. Other than pursuant to the terms of the Working Capital Loans, none of such persons is under any obligation to advance funds to Anzu in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Anzu upon completion of the Business Combination. Anzu does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts in the event the Business Combination or another business combination is not consummated. If Anzu is unable to consummate the Business Combination because it does not have sufficient funds available, Anzu will be forced to cease operations and liquidate the Trust Account. Consequently, holders of shares of Anzu Class A Common Stock may receive less than $10.00 per share and their warrants will expire worthless.

Nasdaq may delist New Envoy’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Envoy to additional trading restrictions.

Currently, Anzu’s units, Anzu Class A Common Stock and public warrants are publicly traded on Nasdaq. We intend to list the New Envoy Class A Common Stock and New Envoy Warrants on Nasdaq under the symbols “COCH” and “COCHW”, respectively, upon the Closing. Anzu cannot assure you that its securities will continue to be listed on Nasdaq following the Business Combination. In order to continue listing its securities on Nasdaq following the Business Combination, New Envoy will be required to maintain certain financial, distribution and stock price levels. Additionally, in connection with the Business Combination, New Envoy will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. In addition to the listing requirements for the New Envoy Class A Common Stock, Nasdaq imposes listing standards on warrants. We cannot assure you that New Envoy will be able to meet those initial listing requirements at that time.

If Nasdaq delists New Envoy’s securities from trading on its exchange and New Envoy is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that the New Envoy Class A Common Stock is a “penny stock” which will require brokers trading in New Envoy Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Anzu’s units, Anzu Class A Common Stock and public warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of a company’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Anzu is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Anzu was no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the Business Combination.

If holders of shares of Anzu Class A Common Stock fail to properly demand redemption rights, they will not be entitled to convert their shares of Anzu Class A Common Stock into a pro rata portion of the funds held in the Trust Account.

Anzu stockholders holding shares of Anzu Class A Common Stock may demand that Anzu convert their shares of Anzu Class A Common Stock into a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes). To demand redemption rights, Anzu stockholders must deliver their shares to Anzu’s transfer agent no later than two (2) business days prior to the Special Meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the funds held in the Trust Account. See the section of this proxy statement/prospectus entitled “Special Meeting of Anzu Stockholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights.

The consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of Envoy and Anzu, including the approval of the stockholders of Anzu.

The Business Combination is subject to a number of conditions, including the condition that Anzu have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Anzu Class A Common Stock issued in connection with the Business Combination be approved for listing on Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of stockholder approvals, continued effectiveness of the Registration Statement (of which this proxy statement/prospectus is a part), the truth and accuracy of Anzu’s and Envoy’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either Anzu or Envoy may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus entitled “The Business Combination Agreement — Termination.”

Termination of the Business Combination Agreement could negatively impact Anzu.

If the Business Combination is not completed for any reason, including as a result of Envoy stockholders declining to adopt the Business Combination Agreement or Anzu stockholders declining to approve the Proposals required to affect the Business Combination, the ongoing business of Anzu may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Anzu would be subject to a number of risks, including the following:

●	Anzu may experience negative reactions from the financial markets, including negative impacts on the stock price of shares of Anzu Class A Common Stock (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);
●	Anzu will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether the Business Combination is completed; and
●	since the Business Combination Agreement restricts the conduct of Anzu’s businesses prior to completion of the Business Combination, Anzu may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement — Other Covenants and Agreements.”

If the Business Combination Agreement is terminated and the Anzu Board seeks another merger or business combination, Anzu stockholders cannot be certain that Anzu will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed by September 30, 2023 or such earlier date as determined by the Anzu Board. See “The Business Combination Agreement — Termination.”

Envoy will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Envoy and consequently on Anzu. These uncertainties may impair Envoy’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Envoy to seek to change existing business relationships with Envoy. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Envoy from making certain expenditures and taking other specified actions without the consent of Anzu until the Business Combination occurs. These restrictions may prevent Envoy from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination Agreement — Other Covenants and Agreements.”

There are risks to Anzu stockholders who are not affiliates of the Sponsor of becoming stockholders of New Envoy through the Business Combination rather than acquiring securities of Envoy directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Anzu Class A Common Stock and Series A Preferred Stock in connection therewith, investors will not receive the benefit of any outside independent review of Anzu’s and Envoy’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer-manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of Anzu’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced the Anzu Board in making its recommendation that you vote in favor of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. See “Special Meeting of Anzu Stockholders — Recommendation of Anzu Board of Directors.”

BofA Securities Inc. and Barclays Capital Inc., the underwriters in Anzu’s initial public offering (the “Anzu IPO”), were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the Anzu IPO, yet both underwriters gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus.

Pursuant to that certain Underwriting Agreement, dated March 1, 2021, by and between Anzu, BofA Securities Inc. and Barclays Capital Inc., (the “Underwriting Agreement”), the underwriters were entitled to approximately $14,875,000 in deferred underwriting fees as consideration for services rendered to Anzu in connection with the Anzu IPO, which were to become payable upon consummation of a business combination transaction. On September 9, 2022, BofA Securities, Inc. formally notified Anzu in writing that it would not act in any capacity in connection with any business combination and gratuitously waived its entitlement to all deferred underwriting fees. On February 14, 2023, Barclays Capital Inc. notified Anzu in writing that it would not act in any capacity in connection with the Business Combination and gratuitously waived its entitlement to all deferred underwriting fees solely with respect to the Business Combination. Neither underwriter specified reasons for its refusal to act in any capacity in connection with the Business Combination or the waiver of its entitlement to the deferred underwriting fees. Further, neither of the underwriters were involved in the Business Combination and have no further ongoing relationship with Anzu. Except for each underwriter’s disclosure regarding the waiver of its deferred underwriting fees and notification to Anzu that it would not act in any capacity in connection with the Business Combination, the underwriters were not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure. Neither underwriter has had any role in the Business Combination. The deferred underwriting fees were to be paid in consideration of services rendered in connection with the Anzu IPO, and such services have already been rendered. The underwriters received no additional consideration for the waiver of its entitlement to the deferred underwriting fees. Investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for Anzu to complete the Business Combination.

The exercise of Anzu’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Anzu’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Anzu to agree to amend the Business Combination Agreement, to consent to certain actions taken by Envoy or to waive rights that Anzu is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Envoy’s business, a request by Envoy to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Envoy’s business and would entitle Anzu to terminate the Business Combination Agreement. In any of such circumstances, it would be at Anzu’s discretion, acting through the Anzu Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for Anzu and what he or they may believe is best for himself or themselves in determining whether to take the requested action. As of the date of this proxy statement/prospectus, Anzu does not believe there will be any changes or waivers that Anzu’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Anzu will circulate a new or amended proxy statement/prospectus and resolicit Anzu’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the Proposals being voted upon.

Future resales of the shares of New Envoy Class A Common Stock issued in connection with the Business Combination may cause the market prices of shares of New Envoy Class A Common Stock and New Envoy Warrants to drop significantly, even if Envoy’s business is doing well.

Concurrently with the closing of the Business Combination, Envoy, certain stockholders of Envoy, the Sponsor and Anzu’s current officers and directors will enter into the A&R Registration Rights Agreement pursuant to which New Envoy will agree to register for resale certain shares of New Envoy Class A Common Stock and other equity securities of New Envoy that are held by the parties thereto from time to time. The A&R Registration Rights Agreement will provide various parties with customary demand registration rights and piggyback registration rights with respect to registration statements. The A&R Registration Rights Agreement provides that New Envoy will pay certain expenses relating to such registrations and indemnify the security holders against certain liabilities. The rights granted under the A&R Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to Anzu securities, and all such prior agreements shall be terminated.

Under the A&R Registration Rights Agreement, GAT and Mr. Taylor have agreed not to transfer their shares of New Envoy Class A Common Stock, except to certain permitted transferees, during the Lock-Up Period. The Sponsor and our officers and directors will agree not to transfer their shares of New Envoy Class A Common Stock during the Lock-Up Period pursuant to the Letter Agreement Amendment. See the sections of this proxy statement/prospectus entitled “The Business Combination Agreement — Related Agreements — Registration Rights Agreement.”

Upon expiration of the Lock-Up Period and upon the effectiveness of any registration statement New Envoy files pursuant to the above-referenced A&R Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the holders may sell large amounts of shares of New Envoy Class A Common Stock and New Envoy Warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the shares of New Envoy Class A Common Stock or New Envoy Warrants or putting significant downward pressure on the price of the shares of New Envoy Class A Common Stock or New Envoy Warrants. Additionally, downward pressure on the market prices of the shares of New Envoy Class A Common Stock or New Envoy Warrants likely will result from sales of shares of New Envoy Class A Common Stock issued in connection with the exercise of New Envoy Warrants. Further, sales of shares of New Envoy Class A Common Stock or New Envoy Warrants upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of shares of New Envoy Class A Common Stock or New Envoy Warrants could have a tendency to depress the price of the shares of New Envoy Class A Common Stock or New Envoy Warrants, respectively, which could increase the potential for short sales.

We cannot predict the size of future issuances of shares of New Envoy Class A Common Stock or New Envoy Warrants or the effect, if any, that future issuances and sales of shares of New Envoy Class A Common Stock or New Envoy Warrants will have on the market prices of the shares of New Envoy Class A Common Stock or New Envoy Warrants. Sales of substantial amounts of shares of New Envoy Class A Common Stock (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of shares of New Envoy Class A Common Stock or New Envoy Warrants.

The Anzu Board did not obtain a third-party fairness opinion in determining whether to proceed with the Business Combination.

The Anzu Board did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. The Anzu Board considered whether to seek a third-party fairness opinion and held general discussions — not specific to Envoy or the Business Combination — with multiple potential providers. Based on those discussions, the Anzu Board determined that general practice for third-party fairness opinion providers was to require financial projections in order to prepare fairness opinions with respect to company valuations. Since third-party fairness opinion providers generally conduct a discounted cash flow (“DCF”)

analysis to support their opinion, forward modeling of cash flows is an important element of the analysis. The Anzu Board did not receive or rely upon financial projections for Envoy in considering the valuation of Envoy beyond the anticipated cost to obtain FDA approval of the Acclaim device. As such, a DCF analysis was not conducted regarding Envoy. Furthermore, the Anzu Board did not believe that DCF was an appropriate valuation methodology for Envoy, given its innovative technology roadmap, potential strategic value in the cochlear space, and current stage of commercialization.

In analyzing the Business Combination, the Anzu Board and management conducted due diligence on Envoy and researched the industry in which Envoy operates and concluded that the Business Combination was in the best interests of Anzu. Accordingly, investors will be relying solely on the judgment of the Anzu Board and management in valuing Envoy’s business, and the Anzu Board and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares for cash, which could potentially impact Anzu’s ability to consummate the Business Combination or adversely affect Envoy’s liquidity following the consummation of the Business Combination.

Anzu and Envoy have incurred, and expect to continue to incur, significant transaction and transition costs in connection with the Business Combination.

Anzu and Envoy have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Envoy following the Closing.

Envoy’s stockholders will have their rights as stockholders governed by New Envoy’s organizational documents.

As a result of the completion of the Business Combination, Envoy’s shareholders may become holders of shares of New Envoy Class A Common Stock, which will be governed by New Envoy’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Envoy shareholders and the rights that Envoy shareholders who become stockholders of New Envoy will have as stockholders of New Envoy. See “Comparison of Corporate Governance, Stockholder Rights and Warrant Holder Rights.”

Subsequent to the completion of the Business Combination, New Envoy may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its price per share of common stock, which could cause you to lose some or all of your investment.

Although Anzu has conducted extensive due diligence on Envoy, there is no assurance that this diligence surfaced all material issues that may be present in Envoy’s business, that it has uncovered all material issues through a customary amount of due diligence, or that factors outside of Envoy’s business and outside of its control will not later arise. As a result of these factors, New Envoy may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Anzu’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Anzu’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on New Envoy’s liquidity, the fact that New Envoy reports charges of this nature could contribute to negative market perceptions of it or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Anzu’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Anzu’s stockholders will own a smaller percentage of New Envoy than they currently own of Anzu. At the Closing, existing Envoy shareholders would hold approximately 71.7% of the issued and outstanding shares of New Envoy Class A Common Stock and current stockholders of Anzu (including the Sponsor) would hold approximately 28.3% of the issued and outstanding shares of New Envoy Class A Common Stock (assuming no holder of shares of Anzu Class A Common Stock exercises redemption rights or exchanges its shares of Anzu Class A Common Stock for shares of Series A Preferred Stock pursuant to the terms of the Exchange Offer as described in this proxy statement/prospectus and after taking into account shares of Anzu Class B Common Stock to be forfeited by the Sponsor, as described in the Sponsor Support Agreement). Consequently,

Anzu’s stockholders, as a group, will have reduced ownership and voting power in New Envoy compared to their ownership and voting power in Anzu.

The Anzu Board have potential conflicts of interest in recommending that Anzu stockholders vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and approval of the other Proposals described in this proxy statement/prospectus.

When considering the recommendation of the Anzu Board that Anzu stockholders vote in favor of the approval of the Business Combination, Anzu stockholders should be aware that Anzu’s directors and executive officers, and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Anzu stockholders generally. These interests include:

●	If the Business Combination with Envoy or another business combination is not consummated by September 30, 2023 or such earlier date as determined by the Anzu Board, Anzu will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Anzu Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes), divided by the number of then issued and outstanding shares of Anzu Class A Common Stock, which redemption will completely extinguish the rights of holders of shares of Anzu Class A Common Stock as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and, subject to the approval of its remaining stockholders and the Anzu Board and applicable law, dissolving and liquidating. In such event, the 10,625,000 shares of Anzu Class B Common Stock (of which the Sponsor holds 10,500,000 shares, and Anzu’s current and former directors collectively hold 125,000 shares as of the date of this proxy statement/prospectus), which were originally acquired by the Sponsor for $25,000 (or $0.004 per share, before taking into account the forfeiture of 1,450,000 shares of Anzu Class B Common Stock following the expiration of the unexercised portion of the underwriters’ over-allotment option from Anzu’s initial public offering), would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such Anzu Class B Common Stock had an implied aggregate market value of approximately $ (before consideration of any liquidity discount) based upon the closing price of shares of Anzu Class A Common Stock of $ per share on Nasdaq on , 2023.
●	The Sponsor paid $25,000 (or $0.004 per share, before taking into account the forfeiture of 1,450,000 shares of Anzu Class B Common Stock following the expiration of the unexercised portion of the underwriters’ over-allotment option from Anzu’s initial public offering) to purchase 10,625,000 shares of Anzu Class B Common Stock and $12,500,000 to purchase 12,500,000 private warrants in a private placement from Anzu for $1.00 per private warrant. The shares of Anzu Class B Common Stock held by the Sponsor had an aggregate value of approximately $ based upon the closing price of the shares of Anzu Class A Common Stock of $ per share on Nasdaq on , 2023. The Sponsor will forfeit 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer and forfeit all 12,500,000 private warrants upon the Closing pursuant to the terms of the Sponsor Support Agreement. The Anzu Class B Common Stock and private warrants will become worthless if Anzu does not consummate a business combination by September 30, 2023 or such earlier date as determined by the Anzu Board. If the Business Combination with Envoy is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the consummation of the Business Combination.
●	In connection with Anzu’s initial public offering, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Teresa A. Harris, Priya Cherian Huskins and Susan J. Kantor, Anzu’s independent directors at the time of Anzu’s initial public offering, in exchange for $187.50 in the aggregate. Additionally, in connection with Daniel J. Hirsch’s and Diane L. Dewbrey’s appointments to the Anzu Board, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Daniel J. Hirsch and Diane L. Dewbrey in exchange for $10,500 in the aggregate. In addition, Ms. Huskins and Ms. Kantor each owns a less than 2% economic interest in the Sponsor.
●	The Sponsor will be subject to the Lock-Up Period on sales of shares of New Envoy Class A Common Stock after the Closing, which has been reduced from Anzu’s initial public offering.
●	If Anzu is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Anzu for services rendered or contracted for or products sold to Anzu. If Anzu consummates the Business Combination, on the other hand, New Envoy will be liable for all such claims.
●	The Sponsor and Anzu’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Anzu’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Anzu fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Anzu may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by September 30, 2023 or such earlier date as determined by the Anzu Board. As of the Record Date, the Sponsor and Anzu’s officers and directors and their affiliates had incurred approximately $ of unpaid reimbursable expenses.
●	The Business Combination Agreement provides for the continued indemnification of Anzu’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering Anzu’s current directors and officers.
●	Anzu’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to Anzu to fund certain capital requirements. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Anzu outside of the Trust Account. As of , 2023, there was $ held outside of the Trust Account and $ outstanding and awaiting reimbursement under the Working Capital Loans between Anzu and the Sponsor.
●	The Sponsor has designated Dr. Whitney Haring-Smith to serve as a member of the New Envoy Board following the closing of the Business Combination, and it is currently contemplated that Ms. Kantor will serve as a member of the New Envoy Board following the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus.) Therefore, in the future Dr. Whitney Haring-Smith and Ms. Kantor will receive any cash fees, stock options or stock awards that the Envoy Board determines to pay to its non-executive directors.
●	The Sponsor has agreed to invest an aggregate amount of at least $10,000,000 and up to $15,000,000 to purchase at least 1,000,000 and up to 1,500,000 shares of Series A Preferred Stock in connection with the PIPE Transaction to be completed as promptly as practicable following the Closing and the filing of the Certificate of Designation.
●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other stockholders. The Sponsor will lose substantially all of its investment in Anzu and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed prior to September 30, 2023 or such earlier date as determined by the Anzu Board. Thus, if the Business Combination with Envoy is not consummated, Anzu may seek to complete a business combination with a less favorable target company or on terms less favorable to Anzu stockholders rather than choose to dissolve and liquidate.
●	As a result of multiple business affiliations, Anzu’s officers and directors may have legal obligations relating to presenting business opportunities to multiple entities. Furthermore, the Current Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Anzu’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Anzu does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for a business combination. Anzu’s management is not aware of any such corporate opportunities not being offered to Anzu and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

These financial interests of Anzu’s officers and directors, and entities affiliated with them, may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the proposal to vote in favor of the Business Combination and other Proposals to be presented to Anzu stockholders.

Anzu’s Sponsor, current directors’ and executive officers’ and affiliates own shares of Anzu Class B Common Stock and Anzu private warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination with Envoy or another business combination is not consummated by September 30, 2023 or such earlier date as determined by the Anzu Board, Anzu will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Anzu Class A Common Stock for a pro rata portion of the funds held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes) which redemption will completely extinguish the rights of holders of shares of Anzu Class A Common Stock as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining stockholders and the Anzu Board and applicable law, dissolving and liquidating. In such event, the 10,625,000 shares of Anzu Class B Common Stock, which were originally acquired by the Sponsor for $25,000 (or $0.004 per share, before taking into account the forfeiture of 1,450,000 shares of Anzu Class B Common Stock following the expiration of the unexercised portion of the underwriters’ over-allotment option from Anzu’s initial public offering), would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Further, the Sponsor purchased an aggregate of 12,500,000 Anzu private warrants in a private placement at a price of $1.00 per warrant, for an aggregate purchase price of $12,500,000. The Anzu private warrants will become worthless if Anzu does not consummate a business combination by September 30, 2023 or such earlier date as determined by the Anzu Board. On the other hand, if the Business Combination is consummated, each remaining outstanding share of Anzu Class B Common Stock will be automatically converted into one share of New Envoy Class A Common Stock subject to adjustment described herein. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer and forfeit all 12,500,000 of the private warrants in connection with the consummation of the Business Combination. Such Anzu Class B Common Stock and Anzu private warrants held by the Sponsor had an aggregate market value of approximately $                and $               , respectively, based upon the closing price of shares of Anzu Class A Common Stock and the Anzu public warrants of $                per share and $                per warrant, respectively, on Nasdaq on                , 2023.

In addition, the Sponsor has agreed to invest an aggregate of at least $10,000,000 and up to $15,000,000 as part of the PIPE Transaction, which investment will not take place if the Business Combination is not approved. These financial interests may have influenced the decision of Anzu’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Anzu Board to vote for the Business Combination Proposal and other Proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and Anzu’s Directors and Officers in the Transactions.”

The market prices of shares of New Envoy Class A Common Stock and New Envoy Warrants after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Anzu Class A Common Stock or Anzu public warrants, respectively.

Upon completion of the Business Combination, holders of shares of Envoy will become holders of shares of New Envoy Class A Common Stock. Prior to the Business Combination, Anzu has had limited operations. Upon completion of the Business Combination, New Envoy’s results of operations will depend upon the performance of Envoy’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Anzu.

The Sponsor, an affiliate of current officers and directors of Anzu, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the Anzu Board’s decision to pursue and approve the Business Combination and the Anzu Board’s decision to recommend that Anzu’s stockholders approve the Business Combination and the other matters presented for approval at the Special Meeting.

If the Business Combination or another business combination is not consummated by Anzu by September 30, 2023 or such earlier date as determined by the Anzu Board, the Sponsor, an affiliate of current officers and directors of Anzu, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Anzu for services rendered or contracted for or for products sold to Anzu, but only if such a vendor or target business has not executed a waiver agreement. If Anzu consummates the Business Combination, on the other hand, New Envoy will be liable for all such claims. Anzu has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Anzu.

These obligations of the Sponsor may have influenced the Anzu Board’s decision to pursue the Business Combination with Envoy or the Anzu Board’s decision to approve the Business Combination. In considering the recommendations of the Anzu Board to vote for the Business Combination Proposal and other Proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and Anzu’s Directors and Officers in the Transactions.”

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Anzu or Envoy may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Envoy or Anzu, including, but not limited to the following events (except, in certain cases where the change has a disproportionate effect on a party):

●	general business or economic conditions in or affecting the United States or any other jurisdiction in which the parties operate, or changes therein, or the global economy generally;
●	acts of war, sabotage or terrorism (including cyberterrorism) in the United States or any other jurisdiction in which the parties operate;
●	changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other jurisdiction in which the parties operate, or changes therein, including changes in interest rates and changes in exchange rates;
●	changes in any applicable laws, regulatory policies or GAAP or any guidance relating thereto or any official interpretation thereof;
●	any change, event, effect or occurrence that is generally applicable to the industries or markets in which the parties operate; or
●	changes attributable to the public announcement or pendency of the Business Combination or the execution or performance of the Business Combination Agreement.

Furthermore, Anzu or Envoy may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the shares of New Envoy Class A Common Stock and New Envoy Warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Anzu expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Anzu expects to achieve from the Business Combination. If the Business Combination is not consummated by September 30, 2023, Anzu will need to amend the Current Charter to extend its deadline to complete a business combination.

Envoy and Anzu have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Envoy’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Envoy and your investment decision.

Envoy and Anzu have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Anzu and Envoy, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of New Envoy following the Business Combination. Certain adjustments and assumptions have been made regarding New Envoy after giving effect to the Business Combination. Envoy and Anzu believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect New Envoy’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect New Envoy’s results of operations and financial condition and the actual financial condition and results of operations of New Envoy following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

If the benefits of the Business Combination or the valuation of Envoy in the Business Combination do not meet the expectations of investors or securities analysts, the value of, prior to the Business Combination, Anzu’s securities or, following the Business Combination, New Envoy’s securities, may decline.

If the benefits of the Business Combination or the valuation of Envoy in the Business Combination do not meet the expectations of investors or securities analysts, the market price of the shares of Anzu Class A Common Stock prior to the consummation of the Business Combination may decline. The trading prices of the shares of Anzu Class A Common Stock at the time of the Business Combination may vary significantly from their trading prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Anzu stockholders vote to approve the Business Combination. Because the number of shares of Anzu Class A Common Stock to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the shares of Anzu Class A Common Stock, the trading price of shares of Anzu Class A Common Stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the trading price of shares of New Envoy Class A Common Stock could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Envoy’s securities. Accordingly, the valuation ascribed to Envoy in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Recently, the valuation of the stock market and certain companies that may be deemed comparable to Envoy have declined. If an active market for Envoy’s securities develops and continues, the trading price of shares of the New Envoy Class A Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Envoy’s control. Any of the factors listed below could have a material adverse effect on your investment in shares of New Envoy Class A Common Stock and shares of New Envoy Class A Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of New Envoy Class A Common Stock may not recover and may experience a further decline.

Factors affecting the trading price of shares of the New Envoy Class A Common Stock may include:

●	actual or anticipated fluctuations in Envoy’s quarterly and annual financial results or the quarterly or annual financial results of companies perceived to be similar to Envoy;
●	changes in the market’s expectations about Envoy’s operating results;
●	success of competitors;
●	Envoy’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning Envoy or the industries in which Envoy operates in general;
●	operating and share price performance of other companies that investors deem comparable to Envoy;
●	Envoy’s ability to market new and enhanced products and services on a timely basis;
●	changes in laws and regulations affecting Envoy’s business;
●	commencement of, or involvement in, litigation involving Envoy;
●	changes in Envoy’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	volume of shares of New Envoy Class A Common Stock available for public sale;

●	any major change in Envoy’s Board or management;
●	sales of substantial amounts of shares of New Envoy Class A Common Stock by Envoy’s directors, executive officers or significant stockholders or the perception that such sales could occur;
●	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism; and
●	occurrence of natural disasters, pandemics or other unanticipated catastrophes.

Broad market and industry factors may materially harm the trading price of shares of New Envoy Class A Common Stock irrespective of Envoy’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of shares of New Envoy Class A Common Stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Envoy could depress its share price regardless of its business, prospects, financial conditions, or results of operations. A decline in the trading price of shares of New Envoy Class A Common Stock also could adversely affect Envoy’s ability to issue additional securities and its ability to obtain additional financing in the future.

If the Business Combination is not completed, potential target businesses may have leverage over Anzu in negotiating an initial business combination, Anzu’s ability to conduct due diligence on a potential target may decrease as Anzu approaches its dissolution deadline, and it may have insufficient working capital to continue to pursue one or more potential target businesses, each of which could undermine its ability to complete an initial business combination on terms that would produce value for Anzu stockholders.

Any potential target business with which Anzu enters into negotiations concerning an initial business combination will be aware that, unless Anzu amends its existing articles to extend its life and amend certain other agreements it has entered into, then Anzu must complete its initial business combination by September 30, 2023 or such earlier date as determined by the Anzu Board. Consequently, if Anzu is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Anzu does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Anzu gets closer to the timeframe described above. In addition, Anzu may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Anzu may have insufficient working capital to continue efforts to pursue a business combination.

Anzu’s stockholders may be held liable for claims by third parties against Anzu to the extent of distributions received by them.

If Anzu is unable to complete the Business Combination or another business combination within the required time period, Anzu will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding shares of Anzu Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes), divided by the number of then-outstanding shares of Anzu Class A Common Stock, which redemption will completely extinguish Anzu the rights of holders of shares of Anzu Class A Common Stock as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Anzu’s remaining stockholders and the Anzu Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Anzu cannot assure you that it will properly assess all claims that may be potentially brought against Anzu. As a result, Anzu’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Anzu cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Anzu.

Additionally, if Anzu files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance or preference. As a result, a bankruptcy court could seek to recover some or all amounts received by Anzu stockholders. Furthermore, the Anzu Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Anzu to claims of punitive damages, by paying holders of shares of Anzu Class A Common Stock from the Trust Account prior to addressing the claims of creditors. Anzu cannot assure you that claims will not be brought against it for these reasons.

Anzu may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Anzu’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, Anzu is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

If, before distributing the proceeds in the Trust Account to Anzu stockholders, Anzu files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Anzu stockholders and the per share amount that would otherwise be received by Anzu stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Anzu stockholders, Anzu files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Anzu’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of Anzu stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Anzu stockholders in connection with Anzu’s liquidation may be reduced. There will be no liquidating distributions with respect to Anzu warrants, which will expire worthless.

The Sponsor, as well as Anzu’s current and former officers and directors, have agreed to vote in favor of the Business Combination, regardless of how the holders of shares of Anzu Class A Common Stock vote.

The Anzu Class B Holders have agreed to vote any Anzu equity securities, including the Anzu Class B Common Stock, held by them in favor of the Business Combination. The Anzu Class B Holders own and are entitled to vote an aggregate of approximately 71.1% of the outstanding shares of Anzu Common Stock. Unlike some other blank check companies in which the initial stockholders agree to vote their Anzu Class B Common Stock in accordance with the majority of the votes cast by the holders of shares of Anzu Class A Common Stock in connection with an initial business combination, the Anzu Class B Holders have agreed (and their permitted transferees will agree), pursuant to the terms of the Letter Agreement, to vote their Anzu Class B Common Stock and any Anzu Class A Common Stock held by them in favor of our initial business combination. Our sponsor, directors and officers may from time to time purchase Anzu Class A Common Stock prior to our initial business combination. Our Current Charter provides that, if we seek stockholder approval of an initial business combination, such initial business combination will be approved if we receive the affirmative vote of a majority of the shares of common stock voted at such meeting, including the Anzu Class B Common Stock. As a result, the Sponsor would have the ability approve any initial business combination, including the Business Combination, without any holders of shares of Anzu Class A Common Stock voting in favor of such initial business combination in order to have such initial business combination approved. Accordingly, the Letter Agreement will allow us to obtain the requisite stockholder approval for the Business Combination.

The Sponsor currently owns a majority of, and possesses controlling voting power with respect to, the outstanding shares of Anzu Common Stock, which will limit the influence of holders of shares of Anzu Class A Common Stock on corporate matters.

The Sponsor owns and is entitled to vote an aggregate of approximately 70.3% of the outstanding shares of Anzu Common Stock, which represents a majority of outstanding shares of Anzu Common Stock. As such, the Sponsor has the ability to outright control our affairs through the election and removal of the entire board of directors and all other matters requiring stockholder approval, including a future business combination, merger or consolidation of Anzu, or a sale of all or substantially all of our assets. This concentrated control limits our public float and could discourage others from initiating any such potential merger, consolidation or sale or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your participation in corporate matters, through stockholder votes and otherwise.

In addition, the Sponsor has agreed to vote its shares in favor of an initial business combination. These shares are sufficient to approve the Business Combination and all other Proposals being presented at the Special Meeting (other than the Charter Proposal). Accordingly, we expect to be able to obtain the necessary stockholder approval for the Business Combination and other Proposals (other than the Charter Proposal) in connection with the Special Meeting, even if holders of shares of Anzu Class A Common Stock vote against the Business Combination and such Proposals.

There has been a recent meaningful drop in the market values of growth-oriented companies. Accordingly, securities of growth companies may be more volatile than other securities and may involve special risks. A market perception of these risks may also result in higher redemptions of cash from the Trust Account.

There has been a recent meaningful drop in the market values of early stage and growth-oriented companies like Envoy. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops. As a result, shares of Anzu Class A Common Stock are subject to potential downward pressures which may be worsened by high redemptions of the cash available from the Trust Account in connection with the Special Meeting. If there are substantial redemptions in connection with the Special Meeting, there will be a lower float of New Envoy Class A Common Stock outstanding following the consummation of the Business Combination, which may cause further volatility in the price of New Envoy’s securities.

Risks Related to the Exchange Offer

Unless the context requires otherwise, references to “Anzu,” “we,” “us” or “our” in this section are to Anzu prior to the Business Combination and to New Envoy and its subsidiaries following the Business Combination.

The Exchange Offer may be terminated, cancelled or delayed.

We reserve the right to extend the Exchange Offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Time. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. During any extension of the Exchange Offer, shares of Anzu Class A Common Stock that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Time if any condition is not met. If the Exchange Offer is terminated, no shares of Anzu Class A Common Stock validly tendered in the Exchange Offer will be accepted for exchange and any such shares that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

Even if the Exchange Offer is completed, the Exchange Offer may not be completed on the schedule described in this proxy statement/prospectus. The Exchange Offer may be delayed by a waiver of certain of the conditions of the Exchange Offer. The Exchange Offer may also be delayed if the Special Meeting is adjourned or if the Business Combination is not approved at the Special Meeting. Accordingly, holders of Anzu Class A Common Stock participating in the Exchange Offer may have to wait longer than expected to receive their consideration.

We may choose to waive certain of the conditions of the Exchange Offer that we are permitted by law to waive.

The consummation of the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer — Conditions of the Exchange Offer.” Certain of these conditions may be waived by us in whole or in part at any time or from time to time in our sole discretion, in accordance with law. Accordingly, we may elect to waive certain conditions to allow the Exchange Offer to close, notwithstanding the fact that one or more conditions may not have been satisfied.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Anzu Class A Common Stock.

Neither we, the Anzu Board, the Exchange Agent, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether you should tender your Anzu Class A Common Stock in the Exchange Offer. We have not authorized any person to make such a recommendation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Anzu Class A Common Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

In the future, we may acquire shares of Anzu Class A Common Stock that are not accepted in the Exchange Offer for consideration different than that in the Exchange Offer.

In the future and prior to the Closing, we may acquire shares of Anzu Class A Common Stock that are not accepted in the Exchange Offer through open market purchases, redemptions, privately negotiated transactions, a future tender or exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, based on factors prevailing at the time, which may be greater or less than the value of the Series A Preferred Stock being exchanged for the Anzu Class A Common Stock in the Exchange Offer and could be for cash or other consideration.

If New Envoy Class A Common Stock is delisted from trading, the ability of holders of Series A Preferred Stock to transfer or sell their shares of Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

The Series A Preferred Stock does not contain provisions that are intended to protect the holders of Series A Preferred Stock if New Envoy Class A Common Stock is delisted from trading on a national securities exchange. Accordingly, if New Envoy Class A Common Stock is delisted from trading on a national securities exchange, the ability of holders of Series A Preferred Stock to transfer or sell their shares may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

There is no public market for the Series A Preferred Stock being offered in the Exchange Offer and shares of the Series A Preferred Stock will be less liquid than shares of New Envoy Class A Common Stock .

There is no established public trading market for the Series A Preferred Stock, and we do not expect a market to develop. In addition, New Envoy does not intend to apply to list the Series A Preferred Stock on any national securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Series A Preferred Stock will be limited.

As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

For holders who elect to receive Series A Preferred Stock in connection with the Exchange Offer, the Series A Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders, except the holders of Series A Preferred Stock will be entitled to certain consent rights on matters set forth in the section entitled “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock — Voting Rights.”

Following the consummation of the Business Combination, New Envoy’s ability to make scheduled dividend payments on the Series A Preferred Stock will depend on Envoy’s financial condition and operating performance, which may not be sufficient to enable New Envoy to pay any dividends on the Series A Preferred Stock.

Following the consummation of the Business Combination, New Envoy will have no direct operations and no significant assets other than its ownership of Envoy. New Envoy will depend on Envoy for distributions, loans and other payments to generate the funds necessary to pay any dividends with respect to the Series A Preferred Stock. The financial condition and operating requirements of Envoy may limit New Envoy’s ability to obtain cash from Envoy, and Envoy has a history of net losses and negative cash flow from operations since its inception and expects such losses and negative cash flows from operations to continue in the foreseeable future. For further discussion of the risks related to Envoy’s financial condition and operating performance, see “Risk Factors — Risks Related to Envoy’s Business and Operations.” The earnings from, or other available assets of, Envoy may not be sufficient to pay dividends or make distributions or loans to enable New Envoy to pay any dividends on the Series A Preferred Stock. If New Envoy fails to pay any dividend on the Series A Preferred stock, then an additional dividend on the amount of the unpaid portion of such dividend will automatically accrue at a rate equal to 12% per annum on the Original Issuance Price, whether declared and whether assets are legally available for their payment, and no additional remedies will be provided in the event of New Envoy’s failure to pay dividends on the Series A Preferred Stock. For more information on the terms of the Series A Preferred Stock, see the section entitled “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock.”

Risks Related to Ownership of New Envoy Class A Common Stock and Series A Preferred Stock Following the Business Combination

Unless the context requires otherwise, references to “Anzu,” “we,” “us” or “our” in this section are to Anzu prior to the Business Combination and to New Envoy and its subsidiaries following the Business Combination.

The price of shares of New Envoy Class A Common Stock may be volatile or may decline regardless of New Envoy’s operating performance. You may lose some or all of your investment.

The trading price of shares of New Envoy Class A Common Stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “Risks Related to Envoy’s Business and Operations” and the following:

●	our operating and financial performance and prospects;
●	quarterly or annual earnings or those of other companies in our industry compared to market expectations;
●	conditions that impact demand for our products and/or services;
●	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;
●	the public’s reaction to our press releases, other public announcements and filings with the SEC;
●	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;
●	the size of our public float;
●	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;
●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;
●	strategic actions by us or our competitors, such as acquisitions or restructurings;
●	changes in laws or regulations which adversely affect our industry or us;
●	privacy and data protection laws, privacy or data breaches, or the loss of data;
●	changes in accounting standards, policies, guidance, interpretations or principles;
●	changes in senior management or key personnel;
●	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;
●	changes in our dividend policy;
●	adverse resolution of new or pending litigation against us; and
●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of shares of New Envoy Class A Common Stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of New Envoy Class A Common Stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

While we will pay dividends on shares of Series A Preferred Stock pursuant to the Certificate of Designation, we do not intend to pay dividends on shares of New Envoy Class A Common Stock for the foreseeable future.

Except with respect to dividends on shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designation, we currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, while we will pay dividends on shares of Series A Preferred Stock, we do not anticipate declaring or paying any cash dividends on shares of New Envoy Class A Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of New Envoy Board and will depend on, among other things, the dividend rights of the Series A Preferred Stock pursuant to the Certificate of Designation, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that New Envoy Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on shares of New Envoy Class A Common Stock. As a result, you may have to sell some or all of your shares of New Envoy Class A Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of shares of New Envoy Class A Common Stock.

Our issuance of additional shares of New Envoy Class A Common Stock or securities convertible into or exchangeable for New Envoy Class A Common Stock could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect the stock price of New Envoy Class A Common Stock and New Envoy Preferred Stock.

In connection with the Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of New Envoy Class A Common Stock issued or reserved for issuance under the New Envoy Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

From time to time in the future, we may also issue additional shares of New Envoy Class A Common Stock or securities convertible into New Envoy Class A Common Stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of New Envoy Class A Common Stock or securities convertible into New Envoy Class A Common Stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of New Envoy Class A Common Stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of shares of New Envoy Class A Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of New Envoy Class A Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of New Envoy Class A Common Stock bear the risk that our future offerings may reduce the market price of shares of New Envoy Class A Common Stock and dilute their percentage ownership. See “Description of New Envoy Securities.”

Future sales, or the perception of future sales, of New Envoy Class A Common Stock by us or our existing stockholders in the public market following the Closing could cause the market prices for New Envoy Class A Common Stock and the New Envoy Warrants to decline.

The sale of substantial amounts of shares of New Envoy Class A Common Stock and the New Envoy Warrants in the public market, or the perception that such sales could occur, could harm the prevailing market prices of shares of New Envoy Class A

Common Stock and New Envoy Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All shares issued as Merger Consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144), including our directors, executive officers and other affiliates, and certain other former Envoy stockholders.

In connection with the Business Combination, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the A&R Registration Rights Agreement, certain stockholders of Envoy will have the right, subject to certain conditions, to require us to register the sale of their shares of New Envoy Class A Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market prices of shares of New Envoy Class A Common Stock and New Envoy Warrants to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately                % of New Envoy Class A Common Stock (assuming no additional redemptions) or                % (assuming maximum redemptions). See “The Business Combination Agreement — Related Agreements — Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of New Envoy Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of New Envoy Class A Common Stock or other securities.

In addition, the shares of New Envoy Class A Common Stock reserved for future issuance under the New Envoy Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the New Envoy Incentive Plan will be equal to               % of the total number of shares of New Envoy Class A Common Stock outstanding after the Closing after giving effect to any shares issued pursuant to the PIPE Transaction. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Envoy Class A Common Stock or securities convertible into or exchangeable for shares of New Envoy Class A Common Stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 covering               % of the shares of New Envoy Class A Common Stock as of the Closing (assuming no additional redemptions) and               % of the shares of New Envoy Class A Common Stock as of the Closing (assuming maximum redemptions), each as calculated on a fully diluted basis as provided above is expected to cover not more than               shares of New Envoy Class A Common Stock (assuming no additional redemptions) and               shares of New Envoy Class A Common Stock (assuming maximum redemptions).

Envoy’s management has limited experience in operating a public company.

Envoy’s executive officers have limited experience in the management of a publicly traded company. Envoy’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of New Envoy. Envoy may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for New Envoy to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that New Envoy will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

New Envoy Class A Common Stock will be subordinated to shares of Series A Preferred Stock issued in connection with the PIPE Transaction, the Exchange Offer and the Envoy Bridge Financing.

The Series A Preferred Stock to be issued in connection with the PIPE Transaction, the Exchange Offer and the Envoy Bridge Financing will be convertible into shares of New Envoy Class A Common Stock at any time at the holder’s option, and in certain circumstances at New Envoy’s option, subject to the conversion procedures and based on the Conversion Price and procedures described in the Certificate of Designation. As described in the Certificate of Designation, shares of Series A Preferred Stock will rank senior to shares of New Envoy Class A Common Stock, with respect to rights on the distribution of assets in any voluntary or involuntary liquidation, dissolutions or winding up of the affairs of New Envoy.

Following the consummation of the Business Combination, New Envoy will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Envoy will face increased legal, accounting, administrative and other costs and expenses as a public company that New Envoy does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“PCAOB”) and the national securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Envoy to carry out activities Envoy has not done previously. For example, New Envoy will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Envoy could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Envoy reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Envoy’ status as a public company may make it more difficult to attract and retain qualified persons to serve on New Envoy Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Envoy to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If, following the Business Combination, New Envoy fails to maintain an effective system of disclosure controls and internal control over financial reporting, New Envoy’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Following the Business Combination, New Envoy will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq or another national securities exchange’s listing standards. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. In addition, as described elsewhere in this proxy statement/prospectus, Anzu identified a material weakness in its internal control over financial reporting related to the interpretation and accounting for extinguishment of a significant contingent obligation. As a result of this material weakness, Anzu concluded that its internal control over financial reporting was not effective as of December 31, 2022, March 31, 2023 and June 30, 2023. This material weakness resulted in a reclassification of the extinguishment of a contingent liability and resulting restatement of Anzu’s statements of operations, statements of changes in stockholders’ deficit and statements of cash flows for the quarterly period ended September 30, 2022 (the “Affected Period”). Specifically, Anzu had recognized a liability upon closing of its initial public offering in March 2021 for a portion of the underwriters’ commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in Anzu’s initial public offering. One of the underwriters waived all claims to this deferred commission in September 2022. Anzu recognized the waiver as an extinguishment, with a resulting non-operating gain recognized in its statement of operations for the three and nine months ended September 30, 2022. Upon subsequent review and analysis, management concluded that Anzu should have recognized the extinguishment of the contingent liability as a credit to stockholders’ deficit.

While Anzu has processes to identify and appropriately apply applicable accounting requirements, Anzu plans to continue to enhance its system of evaluating and implementing the accounting standards that apply to its financial statements, including through enhanced analyses by Anzu personnel and third-party professionals with whom Anzu consults regarding complex accounting applications. The elements of Anzu’s remediation plan can only be accomplished over time, and Anzu can offer no assurance that these initiatives will ultimately have the intended effects. If Anzu is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Anzu and materially and adversely affect its business and operating results. In addition, if other material weaknesses or control deficiencies occur in the future, New Envoy may be unable to report its financial results accurately on a timely basis, which could cause its reported financial results to be materially misstated and result in the loss of investor confidence and cause the value of New Envoy securities to decline.

Following the Closing, New Envoy will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to annually furnish a report by management on, among other things, the effectiveness of internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by management in its internal control over financial reporting. New Envoy’s independent registered public accounting firm may be required to attest to the effectiveness of New Envoy’s internal control over financial reporting depending on the reporting status of New Envoy. New Envoy will be required to disclose changes made in its internal controls and procedures on a quarterly basis. To comply with the requirements of being a public company, following the Business Combination, New Envoy may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. In addition, if New Envoy is unable to continue to meet these requirements, it may not be able to remain listed on Nasdaq or another national securities exchange.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

On March 28, 2023, after consultation with Anzu’s independent registered public accounting firm, Anzu’s management and audit committee concluded that it was appropriate to restate its previously issued audited financial statements for the Affected Period. As discussed elsewhere in this proxy statement/prospectus, Anzu identified a material weakness in its internal control over financial reporting.

As a result of such material weakness, the restatement of Anzu’s financial statements for the Affected Period, Anzu and New Envoy face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Anzu’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, Anzu has no knowledge of any such litigation or dispute. However, neither Anzu nor New Envoy can provide assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the results of operations and financial condition of Anzu prior to the Business Combination and to New Envoy following the Business Combination.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make the New Envoy Class A Common Stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal control over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find the New Envoy Class A Common Stock less attractive because we will rely on these exemptions. If some investors find the New Envoy Class A Common Stock less attractive as a result, there may be a less active market for the New Envoy Class A Common Stock, the share price of New Envoy Class A Common Stock may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

Anti-takeover provisions in our Proposed Governing Documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of New Envoy Class A Common Stock.

The Proposed Governing Documents and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New Envoy Board. Among other things, the Proposed Charter and/or Proposed Bylaws will include the following provisions:

●	a staggered board, which means that New Envoy Board will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;
●	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;
●	prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;
●	a forum selection clause, which means certain litigation against us can only be brought in Delaware;
●	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and
●	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of the outstanding shares of New Envoy Class A Common Stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of the outstanding shares of New Envoy Class A Common Stock not held by such interested stockholder.

Any provision of the Proposed Governing Documents or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of New Envoy Class A Common Stock and could also affect the price that some investors are willing to pay for the New Envoy Class A Common Stock.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Charter will provide that, unless we consent in writing to the selection of an alternative forum, the (i) Delaware Court of Chancery (the “Court of Chancery”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (c) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Charter (as either may be amended from time to time), and (d) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, both of which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

The warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Under the warrant agreement, we also agree that we will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in the warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, and may potentially increase costs for investors to bring such a claim, both of which may discourage such lawsuits. Alternatively, if a court were to find this provision of the warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Risks Related to Redemption

Unless the context requires otherwise, references to “Anzu,” “we,” “us” or “our” in this section are to Anzu prior to the Business Combination and to New Envoy and its subsidiaries following the Business Combination.

The ability of holders of shares of Anzu Class A Common Stock to exercise redemption rights with respect to a large number of shares of Anzu Class A Common Stock could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem shares of Anzu Class A Common Stock.

The obligation of Envoy to consummate the Business Combination is conditioned upon, among other things, Anzu having at least $5,000,001 of net tangible assets upon the consummation of the Business Combination. If the Business Combination is not consummated, you would not receive your pro rata portion of the funds held in the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your shares of Anzu Class A Common Stock in the open market; however, at such time shares of Anzu Class A Common Stock may trade at a discount to the pro rata amount per share in the Trust

Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Anzu’s redemption until Anzu liquidates or you are able to sell your shares of Anzu Class A Common Stock in the open market.

We cannot be certain as to the number of shares of Anzu Class A Common Stock that will be redeemed and as to the potential impact to holders of shares of Anzu Class A Common Stock who do elect to redeem their shares of Anzu Class A Common Stock. There is no guarantee that the decision of a holder of Anzu Class A Common Stock to redeem its shares of Anzu Class A Common Stock for a pro rata portion of the funds held in the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which a holder of Anzu Class A Common Stock may be able to sell its shares of Anzu Class A Common Stock in the future following the completion of the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a holder of Anzu Class A Common Stock might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a holder of Anzu Class A Common Stock does not redeem its shares of Anzu Class A Common Stock, such stockholder will bear the risk of ownership of the shares of Anzu Class A Common Stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. An Anzu stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On                          , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of Anzu Class A Common Stock on Nasdaq was $                        . Holders of shares of Anzu Class A Common Stock should be aware that, while we are unable to predict the price per share of New Envoy Class A Common Stock following the consummation of the Business Combination – and accordingly we are unable to predict the potential impact of redemptions on the per share value of shares of Anzu Class A Common Stock owned by non-redeeming holders of shares of Anzu Class A Common Stock – increased levels of redemptions by holders of shares of Anzu Class A Common Stock may be a result of the price per share of Anzu Class A Common Stock falling below the redemption price. We expect that more holders of shares of Anzu Class A Common Stock may elect to redeem their shares of Anzu Class A Common Stock if the share price of the Anzu Class A Common Stock is below the projected redemption price of $                   per share, and we expect that more holders of shares of Anzu Class A Common Stock may elect not to redeem their shares of Anzu Class A Common Stock if the share price of the Anzu Class A Common Stock is above the projected redemption price of $                   per share. Each share of Anzu Class A Common Stock that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to New Envoy from the Trust Account and (ii) a corresponding increase in each holder of shares of Anzu Class A Common Stock pro rata ownership interest in New Envoy following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $                      per share that was calculated based on $                   in the Trust Account, a hypothetical 1% increase or decrease in the number of shares of Anzu Class A Common Stock redeemed would result in a decrease or increase, respectively, of $                   of cash available in the Trust Account. In addition, if a holder of shares of Anzu Class A Common Stock does not redeem its shares, but if other holders of shares of Anzu Class A Common Stock do elect to redeem, the non-redeeming holders of shares of Anzu Class A Common Stock would own shares with a lower book value per value, which would decrease from $                   per share (assuming no redemptions) to $                   per share (assuming maximum redemption scenario) on a pro forma basis as of    . In addition, the net loss per share for non-redeeming holders of shares of Anzu Class A Common Stock would increase from $                   per share (assuming no redemptions) to $                   per share (assuming maximum redemptions) on a pro forma basis for                   .

If holders of Anzu Class A Common Stock fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Anzu Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of Anzu Class A Common Stock are required to deliver their stock, either physically or electronically, using American Stock Transfer & Trust Company, LLC’s DWAC System, to Anzu’s transfer agent two (2) business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Anzu will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. See “Special Meeting of Anzu Stockholders — Redemption Rights.”

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of Envoy Common Stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Envoy Common Stock for New Envoy Class A Common Stock pursuant to the Business Combination.

The U.S. federal income tax consequences of the Merger to U.S. holders of Envoy Common Stock will depend on whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Although the Merger is intended to qualify for the Intended Tax Treatment, the completion of the Business Combination is not conditioned on the Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Anzu nor Envoy has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position to the contrary.

If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Envoy Common Stock may recognize gain or loss for U.S. federal income tax purposes on each share of Envoy Common Stock surrendered in the Merger for New Envoy Class A Common Stock. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations of the Business Combination to Holders of Envoy Common Stock” below.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of Anzu Class A Common Stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of Anzu Class A Common Stock that exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Anzu Class A Common Stock following the redemption, and if so, the total number of shares of Anzu Class A Common Stock treated as held by the holder both before and after the redemption relative to all shares of Anzu voting stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Anzu or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See “Material U.S. Federal Income Tax Considerations — Tax Consequences of Exercising Redemption Rights with Respect to Anzu Class A Common Stock.”

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of our stockholders do not agree.

Our Current Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our Anzu Class A Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001 after giving effect to such redemptions and the PIPE Transaction. As a result, we may be able to complete the Business Combination even though a substantial majority of holders of shares of Anzu Class A Common Stock do not agree with the Business Combination and have redeemed their shares or if we have entered into privately negotiated agreements to sell their shares to the Sponsor, directors, officers, advisors or any of their respective affiliates. In the event the aggregate cash consideration we would be required to pay for all Anzu Class A Common Stock that are validly submitted for redemption exceeds the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, and all shares of Anzu Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

THE EXCHANGE OFFER

No Recommendation

None of Anzu, the Anzu Board, officers or employees of Anzu, the Information Agent, the Exchange Agent, the Proxy Solicitor, any of the Anzu’s financial advisors or any other person is making any recommendation to any holder of Anzu Class A Common Stock as to whether such holder should tender shares of Anzu Class A Common Stock in the Exchange Offer. Accordingly, you must make your own decision as to whether to tender shares of Anzu Class A Common Stock in the Exchange Offer and, if so, the number of shares of Anzu Class A Common Stock to tender. Participation in the Exchange Offer is voluntary, and you should carefully consider whether to participate before you make your decision. We urge you to carefully read this proxy statement/prospectus in its entirety, including the information set forth in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Exchange Offer” and “Risk Factors — Risks Related to Ownership of New Envoy Class A Common Stock and Series A Preferred Stock Following the Business Combination.” We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Reasons for the Exchange Offer

We are offering holders of Anzu Class A Common Stock the opportunity to hold an instrument with additional features and protections, and which matches the terms of the Series A Preferred Stock being offered in connection with the PIPE Transaction. The Series A Preferred Stock will rank senior to the New Envoy Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation or dissolution. Series A Preferred Holders will be entitled to receive dividends at a rate of 12% per annum on the Original Issuance Price and will be also entitled to fully participate in any dividends or other distributions declared or paid on the New Envoy Class A Common Stock. Additionally, the Series A Preferred Stock will be convertible into shares of New Envoy Class A Common Stock, subject to the conversion procedures and based on the Conversion Price described in the Certificate of Designation.

Lastly, the Exchange Offer forms a part of the transactions contemplated by the Business Combination Agreement. The Business Combination Agreement and the transactions contemplated thereby are described in “The Business Combination Agreement.”

Description of Series A Preferred Stock

For a description of the material terms of the Series A Preferred Stock, see “Summary of the Material Terms of the Series A Preferred Stock” and “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock.”

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this proxy statement/prospectus and the accompanying letter of transmittal, any and all shares of our Anzu Class A Common Stock validly tendered in the Exchange Offer for newly issued shares of Series A Preferred Stock.

The Exchange Offer will expire at the Expiration Time, unless extended or earlier terminated by us in our sole discretion. Tendered shares of Anzu Class A Common Stock may be withdrawn at any time prior to the Expiration Time. In addition, you may withdraw any tendered shares of Anzu Class A Common Stock if we have not accepted them for exchange within 60 days from the commencement of the Exchange Offer on               , 2023.

We will issue Series A Preferred Stock in exchange for properly tendered (and not validly withdrawn) shares of Anzu Class A Common Stock that are accepted for exchange promptly after the Expiration Time.

All of the shares of Anzu Class A Common Stock are held in book-entry form through the facilities of DTC in New York City. This proxy statement/prospectus and the letter of transmittal are being sent to all registered holders and beneficial holders of shares of Anzu Class A Common Stock identified by DTC participants as of the day preceding the date of this proxy statement/prospectus. The Record Date for determining registered holders of Anzu Class A Common Stock entitled to participate in the Exchange Offer is                , 2023. The Exchange Offer will be available to each holder of Anzu Class A Common Stock that elects not to redeem its shares of Anzu Class A Common Stock in connection with the Business Combination or that validly withdraws a previously made redemption election at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting

Any shares of Anzu Class A Common Stock that are accepted for exchange in the Exchange Offer will be retired. Shares of Anzu Class A Common Stock tendered but not accepted because they were not properly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered shares of Anzu Class A Common Stock are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this proxy statement/prospectus or otherwise, all unaccepted shares of Anzu Class A Common Stock will be returned, without expense, to the tendering holder promptly after the Expiration Time.

Our obligation to accept shares of Anzu Class A Common Stock tendered pursuant to the Exchange Offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.”

Holders who tender shares of Anzu Class A Common Stock in the Exchange Offer will not be required to pay brokerage commissions or fees to the Information Agent, the Exchange Agent, the Proxy Solicitor, or us. If your shares of Anzu Class A Common Stock are held through a broker or other nominee who tenders the shares of Anzu Class A Common Stock on your behalf, your broker or nominee may charge you a commission for doing so.

Additionally, subject to the instructions in the letter of transmittal, holders who tender shares of Anzu Class A Common Stock in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of shares of Anzu Class A Common Stock. It is important that you read the sections entitled “—Fees and Expenses” and “Material U.S. Federal Income Tax Considerations” below for more details regarding fees and expenses and taxes relating to the Exchange Offer.

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Shares of Anzu Class A Common Stock that are not accepted for exchange in the Exchange Offer will remain outstanding. See “—Consequences of Failure to Exchange Anzu Class A Common Stock in the Exchange Offer.” Holders of Anzu Class A Common Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. We will not independently provide such a right.

We shall be deemed to have accepted for exchange properly tendered shares of Anzu Class A Common Stock when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of Anzu Class A Common Stock who tender their shares in the Exchange Offer for the purposes of receiving the Exchange Offer Consideration from us and delivering the Exchange Offer Consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any shares of Anzu Class A Common Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions of the Exchange Offer.”

Fees and Expenses

The expenses of soliciting tenders of the shares of Anzu Class A Common Stock will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile, electronic communication, personally or by telephone or in person by Anzu and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the exchange agent or the information agent in connection with the Exchange Offer. If your shares of Anzu Class A Common Stock are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your shares of Anzu Class A Common Stock on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Fractional Shares of Series A Preferred Stock

We will not issue fractional shares of Series A Preferred Stock in the Exchange Offer.

Resale of Series A Preferred Stock Received Pursuant to the Exchange Offer

The offer and issuance of the shares of Series A Preferred Stock pursuant to the Exchange Offer (including the shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock) is being registered under the Securities Act, and the Series A Preferred Stock will be freely tradable, except by our affiliates.

Consequences of Failure to Exchange Anzu Class A Common Stock in the Exchange Offer

Shares of Anzu Class A Common Stock that are not accepted for exchange in the Exchange Offer will remain outstanding and continue to be entitled to the rights and benefits holders have under the DGCL and, after the Closing, the Proposed Governing Documents. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of New Envoy, senior to the New Envoy Class A Common Stock.

Further, if a sufficiently large number of shares of New Envoy Class A Common Stock does not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding shares of New Envoy Class A Common Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the shares of New Envoy Class A Common Stock.

Expiration Time; Extension; Termination; Amendment

The Exchange Offer will expire at the Expiration Time, unless extended or earlier terminated by us in our sole discretion. The term “Expiration Time” means 5:00 p.m., New York City time, on                , 2023, and if we extend the period of time for which the Exchange Offer remains open, the term “Expiration Time” means the latest time and date to which the Exchange Offer is so extended. Tendered shares of Anzu Class A Common Stock may be withdrawn prior to the Expiration Time. You must validly tender your shares of Anzu Class A Common Stock for exchange prior to the Expiration Time to receive the Exchange Offer Consideration. The Expiration Time will be at least 20 business days from the commencement of the Exchange Offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right, in our sole discretion, to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any shares of Anzu Class A Common Stock, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any extension, all shares of Anzu Class A Common Stock previously tendered pursuant to the extended Exchange Offer will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

●	terminate the Exchange Offer and not accept for exchange any shares of Anzu Class A Common Stock not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions of the Exchange Offer” that have not been waived by us; and
●	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Time, no consideration will be paid or become payable to holders who have properly tendered their shares of Anzu Class A Common Stock pursuant to the Exchange Offer. In any such event, the shares of Anzu Class A Common Stock previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes.

Procedures for Tendering Shares of Anzu Class A Common Stock

We have forwarded to you, along with this proxy statement/prospectus, the letter of transmittal relating to the Exchange Offer. A holder need not submit the letter of transmittal if the holder validly tenders shares of Anzu Class A Common Stock in accordance with the procedures mandated by DTC’s ATOP.

To tender in the Exchange Offer through ATOP, a holder must comply with the procedures described below under “—The Depository Trust Company Book-Entry Transfer Procedures.”

The Depository Trust Company Book-Entry Transfer Procedures

The Exchange Agent will establish accounts with respect to the shares of Anzu Class A Common Stock at DTC for purposes of the Exchange Offer promptly following the Expiration Time.

Holders who tender (and do not validly withdraw) their shares of Anzu Class A Common Stock to the Exchange Agent prior to the Expiration Time will be entitled to receive the Exchange Offer Consideration on the settlement date, provided that the remaining conditions to the Exchange Offer have been satisfied or waived. It is your responsibility to validly tender your shares of Anzu Class A Common Stock. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Any beneficial holder whose shares of Anzu Class A Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact such broker, dealer, commercial bank or trust company promptly and instruct such broker, dealer, commercial bank or trust company to tender the shares of Anzu Class A Common Stock on such beneficial owner’s behalf.

If you need help in tendering your shares of Anzu Class A Common Stock, please contact the Exchange Agent, whose address and telephone number are listed on the back cover of this proxy statement/prospectus.

All of the shares of Anzu Class A Common Stock are held in book-entry form and are currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the shares of Anzu Class A Common Stock may be exchanged by using ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their outstanding shares of Anzu Class A Common Stock to the Exchange Agent using the ATOP procedures. In connection with each book-entry transfer of shares of Anzu Class A Common Stock to the Exchange Agent, DTC will send an “agent’s message” to the Exchange Agent, which, in turn, will confirm its receipt of the book-entry transfer. The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering shares of Anzu Class A Common Stock that such participant has received and agrees to be bound by the terms of the Exchange Offer and that the Company may enforce such agreement against the participant. By using the ATOP procedures to tender shares of Anzu Class A Common Stock, you will not be required to deliver the letter of transmittal to the Information Agent. However, you will be bound by the terms of the letter of transmittal just as if you had signed it.

You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your shares of Anzu Class A Common Stock or follow the procedures described under “—Guaranteed Delivery Procedures” below.

Guaranteed Delivery Procedures

If a holder of Anzu Class A Common Stock desires to tender its shares of Anzu Class A Common Stock for exchange pursuant to the Exchange Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Time, the holder can still tender its shares of Anzu Class A Common Stock if all of the following conditions are met:

●	the tender is made by or through a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act (an “Eligible Institution”);
●	the Exchange Agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form attached as an exhibit to the Registration Statement (of which this proxy statement/prospectus is a part), with signatures guaranteed by an Eligible Institution; and

●	a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all shares of Anzu Class A Common Stock delivered electronically, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message in accordance with ATOP), and any other documents required by the letter of transmittal, must be received by the Exchange Agent within two days that Nasdaq is open for trading after the date the Exchange Agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of shares of Anzu Class A Common Stock pursuant to the Exchange Offer, the issuance of Series A Preferred Stock in exchange for those shares of Anzu Class A Common Stock accepted for exchange pursuant to the Exchange Offer will be made only if the Exchange Agent has timely received the applicable foregoing items.

Withdrawal Rights

You may withdraw your tender of shares of Anzu Class A Common Stock at any time before the Expiration Time. In addition, if not previously returned, you may withdraw shares of Anzu Class A Common Stock that you tender that are not accepted by us for exchange after expiration of 60 days from the commencement of the Exchange Offer. For a withdrawal of shares tendered through ATOP to be effective, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the Expiration Time. Any notice of withdrawal must:

●	specify the name of the person that tendered the shares of Anzu Class A Common Stock to be withdrawn;
●	identify the shares of Anzu Class A Common Stock to be withdrawn;
●	specify the number of shares of Anzu Class A Common Stock to be withdrawn;
●	include a statement that the holder is withdrawing its election to have the shares of Anzu Class A Common Stock exchanged;
●	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the shares of Anzu Class A Common Stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such shares of Anzu Class A Common Stock into the name of the person withdrawing the tender; and
●	specify the name in which any shares of Anzu Class A Common Stock are to be registered, if different from that of the person that tendered the shares of Anzu Class A Common Stock.

Any notice of withdrawal of shares tendered through ATOP must specify the name and number of the account at DTC to be credited with the withdrawn shares of Anzu Class A Common Stock or otherwise comply with DTC’s procedures.

If you previously submitted a proxy, an effective withdrawal will not revoke such proxy or change your vote(s) contained within such proxy. For more information regarding the procedures for revoking your proxy, see “Special Meeting of Anzu Stockholders — Revoking your Proxy.”

Any shares of Anzu Class A Common Stock withdrawn will not have been properly tendered for exchange for purposes of the Exchange Offer. Any shares of Anzu Class A Common Stock that have been tendered for exchange through ATOP but which are not accepted for exchange for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Anzu Class A Common Stock may be re-tendered by following one of the procedures described under “—Procedures for Tendering Shares of Anzu Class A Common Stock” above at any time on or before the Expiration Time.

Acceptance of Shares of Anzu Class A Common Stock for Exchange; Delivery of Exchange Offer Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept the shares of Anzu Class A Common Stock properly tendered that have not been validly withdrawn pursuant to the Exchange Offer and will pay the Exchange Offer Consideration in exchange for such shares of Anzu Class A Common Stock promptly following the Expiration Time, in the manner required by Rule 14e-1(c) promulgated under the Exchange Act. See “—Conditions of the Exchange Offer” below. For purposes of the

Exchange Offer, we will be deemed to have accepted properly tendered shares of Anzu Class A Common Stock for exchange when we give notice of acceptance to the Exchange Agent.

In all cases, we will pay the Exchange Offer Consideration in exchange for shares of Anzu Class A Common Stock that are accepted for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives a book-entry confirmation of the transfer of the shares of Anzu Class A Common Stock into the Exchange Agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the Exchange Offer Consideration in the Exchange Offer.

Conditions of the Exchange Offer

Notwithstanding any other provision of this proxy statement/prospectus to the contrary, we will not be required to accept for exchange shares of Anzu Class A Common Stock tendered pursuant to the Exchange Offer and may terminate or amend the Exchange Offer if any condition to the Exchange Offer is not satisfied. We may also, subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Anzu Class A Common Stock properly tendered (and not validly withdrawn) prior to the Expiration Time, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us:

●	with respect to each Eligible Stockholder, such Eligible Stockholder electing not to redeem its shares of Anzu Class A Common Stock or withdrawing a previously made redemption election at any time prior to the vote being taken with respect to the Business Combination Proposal at the Special Meeting;
●	the absence of any applicable law or order of a governmental authority prohibiting, rendering illegal or enjoining the consummation of the Exchange Offer or the other transactions contemplated by the Business Combination Agreement; and
●	the consummation of the Merger in accordance with the terms of the Business Combination Agreement; and
●	the filing and effectiveness of the Proposed Charter and the Certificate of Designation.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any shares of Anzu Class A Common Stock not previously accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive certain of the conditions to the Exchange Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release or other public announcement to the extent required by law.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer in our reasonable discretion, regardless of the circumstances giving rise to the condition (other than any action or failure to act by us). Each such right will be deemed an ongoing right that we may assert at any time or at various times with respect to the Exchange Offer prior to its expiration. All conditions to the Exchange Offer (except with respect to the consummation of the Merger and the filing and effectiveness of the Proposed Charter and the Certificate of Designation) must be satisfied or waived prior to the Expiration Time.

Settlement

Promptly after tender, the holders of any tendered shares of Anzu Class A Common Stock that the Company deems not accepted for payment, whether for improper tender procedure or otherwise, will be notified. All shares of Anzu Class A Common Stock for which such notification is not provided promptly following the Expiration Time will be deemed accepted for payment, subject only to the closing conditions of the Exchange Offer, including the Merger Condition.

If any tendered shares of Anzu Class A Common Stock are not accepted for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, certificates for such unexchanged shares of Anzu Class A Common Stock will be returned to the tendering holder promptly following the Expiration Time.

Upon the terms and subject to the conditions of the Exchange Offer, the delivery of the Exchange Offer Consideration in exchange for properly tendered and accepted shares of Anzu Class A Common Stock pursuant to the Exchange Offer will be made by us promptly following the Expiration Time, in the manner required by Exchange Act Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

Future Purchases

Following the completion of the Exchange Offer, we may conduct repurchases of shares of Anzu Class A Common Stock that remain outstanding in the open market, redemptions, privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of shares of Anzu Class A Common Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of Anzu Class A Common Stock other than pursuant to the Exchange Offer until ten (10) business days after the Expiration Time, although there are some exceptions. Future purchases, if any, will depend on many factors, which will include market conditions and the condition of our business.

No Appraisal Rights

Holders of Anzu Class A Common Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. We will not independently provide such a right.

Schedule TO

The Schedule TO for the Exchange Offer, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under the section entitled “How to Obtain Additional Information.” We will amend the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rules 13e-3(d)(3), 13e-4(c)(3) and 13e-4(c)(4).

“Blue Sky” Compliance

We are making the Exchange Offer to Eligible Stockholders only. We are not aware of any jurisdiction in which the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of shares of Anzu Class A Common Stock be accepted from or on behalf of, the holders of Anzu Class A Common Stock residing in such jurisdiction.

Comparison of New Envoy Class A Common Stock and Series A Preferred Stock

Through the Exchange Offer holders of shares of Anzu Class A Common Stock will have the right to exchange their shares of Anzu Class A Common Stock for shares of Series A Preferred Stock in connection with the closing of the Business Combination. Holders of Anzu Class A Common Stock who do not elect exchange or redeem their shares of Anzu Class A Common Stock will hold shares of New Envoy Class A Common Stock following the closing of the Business Combination. The following chart compares the rights of New Envoy Class A Common Stock to the rights of Series A Preferred Stock following closing of the Business Combination.

New Envoy Class A Common Stock	Series A Preferred Stock

Voting Rights

The holders of New Envoy Class A Common Stock will entitled to one vote per share on all matters submitted to a vote of shareholders, subject to the rights of holders of Series A Preferred Stock (each, a “Series A Preferred Holder” and collectively, the “Series A Preferred Holders”) to approve (i) the creation or authorization of the creation of any equity or debt securities of New Envoy that rank senior or equal to certain rights of the Series A Preferred Stock and (ii) the authorization of any adverse change to the powers, preferences, or special rights of the Series A Preferred Stock set forth in the Proposed Charter or Proposed Bylaws, and shall have voting rights as required by law.

Voting Rights

The Series A Preferred Holders will not be entitled to vote at or receive notice of any meeting of stockholders, except that the Series A Preferred Holders will be entitled to certain consent rights on matters related to (i) the creation or authorization of the creation of any equity or debt securities of New Envoy that rank senior or equal to certain rights of the Series A Preferred Stock and (ii) the authorization of any adverse change to the powers, preferences, or special rights of the Series A Preferred Stock set forth in the Proposed Charter or Proposed Bylaws, and shall have voting rights as required by law.

Dividend Rights Holders of New Envoy Class A Common Stock will be entitled to dividends as and when declared by the New Envoy Board, subject to the rights of the Series A Preferred Stock.

Dividend Rights

The Series A Preferred Holders will be entitled to Regular Dividends at the rate of 12% per annum on the Original Issuance Price. The Series A Preferred Holders will be also entitled to fully participate in any dividends or other distributions declared or paid on the New Envoy Class A Common Stock (“Participating Dividends” and, together with Regular Dividends, “Dividends”). Regular Dividends will be payable in cash quarterly in arrears. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of New Envoy, senior to the New Envoy Class A Common Stock.

New Envoy Class A Common Stock	Series A Preferred Stock
Conversion Rights The New Envoy Class A Common Stock cannot be converted into any other class or series of stock.

Conversion Rights

Each Series A Preferred Holder will have the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of New Envoy Class A Common Stock based on a Conversion Price of $11.50 per share, subject to certain customary adjustments in the event of certain events affecting the price of the New Envoy Class A Common Stock, such as stock splits and combinations, or the distribution of options, rights or warrants, as described in the Certificate of Designation.

New Envoy may mandatorily convert the Series A Preferred Stock to New Envoy Class A Common Stock based on the Conversion Price if, at any time commencing 90 days following the Closing, the closing price per share of New Envoy Class A Common Stock is greater than $15.00 for any 20 trading days within any period of 30 consecutive trading days.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy, holders of New Envoy Class A Common Stock will be entitled to a pro rata share of the proceeds of such liquidation, dissolution, or winding up, following the liquidation preference payable, if any, to the Series A Preferred Holders.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy, each share of Series A Preferred Stock will be entitled to receive an amount equal to the greater of (i) the Original Issuance Price plus any accrued and unpaid Dividends on such share of Series A Preferred Stock up to, but excluding, the date of payment of such amounts and (ii) the amount a Series A Preferred Holder would have received had such Series A Preferred Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy, converted such share of Series A Preferred Stock into New Envoy Class A Common Stock pursuant to the terms of the Certificate of Designation.

Listing/Trading Following the Closing, New Envoy intends to continue to have the New Envoy Class A Common Stock publicly traded on Nasdaq under the symbol “COCH.”	Listing/Trading New Envoy does not intend to apply to list the Series A Preferred Stock on Nasdaq or any other national securities exchange.

SPECIAL MEETING OF ANZU STOCKHOLDERS

General

Anzu is furnishing this proxy statement/prospectus to Anzu’s stockholders as part of the solicitation of proxies by the Anzu Board for use at the Special Meeting of Anzu’s stockholders. This proxy statement/prospectus provides Anzu’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting of stockholders will be held on           , 2023, at           , New York City time, solely over the Internet by means of a live audio webcast, which may be accessed at           . Stockholders participating in the Special Meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the Special Meeting, virtual attendees will be able to:

●	vote via the Special Meeting webcast; and
●	submit questions or comments to Anzu’s directors, officers and external auditors during the Special Meeting via the Special Meeting webcast.

Any stockholder wishing to attend the Special Meeting must register in advance. To register for and attend the virtual Special Meeting, please follow these instructions as applicable to the nature of your ownership of Anzu Common Stock:

●	Shares Held of Record. If you are a record holder, and you wish to attend the virtual Special Meeting, go to , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Special Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.
●	Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the Special Meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to American Stock Transfer & Trust Company, LLC at proxy@equiniti.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. “Street” name holders should contact American Stock Transfer & Trust Company, LLC on or before .

Stockholders will also have the option to listen to the Special Meeting by telephone by calling:

●	Within the U.S. and Canada: (toll-free)
●	Outside of the U.S. and Canada: (standard rates apply)

The passcode for telephone access is:                . You will not be able to vote or submit questions unless you register for and log in to the Special Meeting webcast as described above.

Purpose of the Special Meeting for Stockholders

At the Special Meeting, Anzu is asking holders of Anzu Common Stock to:

●	consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination, including the Merger of Merger Sub with and into Envoy, with Envoy surviving as a wholly owned subsidiary of Anzu, and the issuance of Anzu Class A Common Stock to Envoy’s shareholders in the Merger (the “Business Combination Proposal”);

●	consider and vote upon a proposal to approve the Proposed Charter, to be approved and adopted in connection with the Business Combination Agreement, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Charter Proposal”);
●	consider and vote on a non-binding, advisory basis upon separate proposals to approve amendments to the Current Charter to:
●	change the total number of shares of all classes of authorized capital stock of Anzu from 441,000,000 shares, consisting of 400,000,000 shares of Anzu Class A Common Stock, 40,000,000 shares of Anzu Class B Common Stock and 1,000,000 shares of preferred stock, to a total of shares, consisting of shares of New Envoy Class A Common Stock and shares of preferred stock;
●	provide that the Anzu Board be divided into three classes with only one class of directors being elected each year and each class serving three-year terms;
●	eliminate the classification of Anzu Class B Common Stock;
●	provide that the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of at least a majority of the voting power of Anzu stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL;
●	provide that the vote of two-thirds of the total voting power of all the then-outstanding shares of stock shall be required to adopt, amend or repeal Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article X of the Proposed Charter; and
●	remove the various provisions applicable only to SPACs (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Anzu Board deems appropriate for a public operating company (collectively, the “Advisory Charter Proposals”);
●	elect seven directors who, upon the closing of the Business Combination, will be the directors of New Envoy (the “Director Election Proposal”);
●	consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of up to 15,000,000 shares of Anzu Class A Common Stock to Envoy shareholders pursuant to the Business Combination Agreement and an aggregate of at least 4,500,000 and up to 5,500,000 shares of Series A Preferred Stock to the Sponsor and GAT , including the approval of the issuance of the New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock (the “Nasdaq Proposal”);
●	consider and vote upon a proposal to approve the New Envoy Incentive Plan, which is an incentive compensation plan for employees and other service providers of New Envoy and its subsidiaries, including, after the Merger, Envoy and its subsidiaries (the “New Envoy Incentive Plan Proposal”);
●	consider and vote upon a proposal to approve the ESPP, which provides for employees of New Envoy and its subsidiaries, including, after the Merger, Envoy and its subsidiaries, to purchase shares of New Envoy Class A Common Stock (the “ESPP Proposal”); and
●	consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by the officer presiding over the Special Meeting that more time is necessary for Anzu to solicit proxies necessary to approve the Proposals and consummate the Merger and the other transactions contemplated by the Business Combination Agreement, including the Exchange Offer (the “Adjournment Proposal”).

Recommendation of Anzu Board of Directors

The Anzu Board has unanimously determined that the Business Combination is fair to and in the best interests of Anzu and its stockholders. The Anzu Board unanimously recommends that stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the election of all of the persons nominated by Anzu’s management for election as directors, “FOR” the Nasdaq Proposal, “FOR” the New Envoy Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented at the meeting.

Record Date; Persons Entitled to Vote

Anzu has fixed the close of business on               , 2023 as the “Record Date” for determining Anzu stockholders entitled to notice of, and to attend and vote at, the Special Meeting. As of the close of business on             , 2023, there were             shares of Anzu Class A Common Stock outstanding and             shares of Anzu Class B Common Stock outstanding and entitled to vote. The approval of the Business Combination Proposal and the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The approval of each of the Advisory Charter Proposals, the Nasdaq Proposal, the New Envoy Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. The approval of the Charter Proposal also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock outstanding, voting as a separate class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Anzu Class B Common Stock entitled to vote thereon and actually cast at the Special Meeting. Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal.

Pursuant to agreements with Anzu, the 10,625,000 shares of Anzu Class B Common Stock held by the Sponsor and Anzu’s officers and directors, and any shares of Anzu Class A Common Stock acquired by them in the aftermarket, will be voted in favor of the Business Combination Proposal. Such holders have indicated they intend to vote their shares in favor of the other Proposals presented at the Special Meeting.

Quorum

The presence, either by attendance at the virtual Special Meeting or by proxy, of a majority of all the outstanding shares of Anzu Common Stock entitled to vote constitutes a quorum at the Special Meeting.

Vote Required

The Business Combination Proposal. The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. There are currently 4,312,774 shares of Anzu Class A Common Stock outstanding and 10,625,000 shares of Anzu Class B Common Stock outstanding; assuming all outstanding shares are present and entitled to vote at the Special Meeting to approve the Business Combination, at least 7,468,887 shares of Anzu Common Stock must be voted in favor of the Business Combination Proposal. The Anzu Class B Holders own approximately 71.1% of the outstanding Anzu Common Stock, and have agreed to vote in favor of the Business Combination Proposal.

The Charter Proposal. The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The approval of Charter Proposal also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock outstanding, voting as a separate class.

The Advisory Charter Proposals. The approval of each of the Advisory Charter Proposals on a non-binding advisory basis requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

The Director Election Proposal. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Anzu Class B Common Stock entitled to vote thereon and actually cast at the Special Meeting. Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal. A plurality means that the individuals who receive the largest number of votes cast “FOR” them are elected as directors. For purposes of this Special Meeting, only holders of Anzu Class B Common Stock will be entitled to consider and vote upon the Director Election Proposal.

The Nasdaq Proposal. The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

The New Envoy Incentive Plan Proposal. The approval of the New Envoy Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

The ESPP Proposal. The approval of the ESPP Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

The Adjournment Proposal. The approval of the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are considered present for purposes of establishing a quorum. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposal. Abstentions will have no effect on each of the Advisory Charter Proposals, Director Election Proposal, Nasdaq Proposal, New Envoy Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal, if presented. For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor.

Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposal. Broker non-votes will have no effect on each of the Advisory Charter Proposals, Director Election Proposal, Nasdaq Proposal, New Envoy Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal, if presented.

If a beneficial holder of Anzu Common Stock does not give its broker voting instructions, under applicable self-regulatory organization rules, the broker may not vote its shares on “non-routine” proposals, which is referred to as a “broker non-vote.” Because all of the Proposals included in this proxy statement/prospectus are deemed “non-routine” in accordance with applicable Nasdaq rules and interpretations, brokers are not permitted to vote on any of the Proposals to be considered at the Special Meeting absent such voting instructions.

Voting Your Shares at the Special Meeting

Each share of Anzu Common Stock that you own in your name entitles you to one vote. If you are a stockholder of record, your proxy card shows the number of shares of Anzu Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you are a stockholder of record, there are two ways to vote your shares of Anzu Common Stock at the Special Meeting:

●	You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Anzu Board “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” each of the seven nominees for director identified in this proxy statement/prospectus, “FOR” the Nasdaq Proposal, “FOR” the

New Envoy Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Special Meeting will not be counted.
●	You Can Attend the Virtual Special Meeting and Vote Online. The Special Meeting will be a virtual meeting. You may vote by attending the virtual Special Meeting as described above and submitting a ballot via the Special Meeting webcast.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares by returning a completed, signed and dated voter instruction card. If you wish to attend the virtual Special Meeting and vote through the web portal for the Special Meeting webcast, you must obtain a legal proxy from your broker, bank or nominee. That is the only way Anzu can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify Anzu’s Secretary in writing before the Special Meeting that you have revoked your proxy; or
●	you may attend the virtual Special Meeting and submit a ballot through the web portal during the Special Meeting webcast, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Anzu Common Stock, you may call Morrow Sodali LLC, Anzu’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Any holder of Anzu Class A Common Stock may seek to redeem their shares into cash in connection with the Business Combination. Holders of Anzu Class A Common Stock are not required to affirmatively vote on the Business Combination Proposal or be holders of Anzu Class A Common Stock on the Record Date in order to exercise their redemption rights with respect to such Anzu Class A Common Stock. Any holder of Anzu Class A Common Stock may exercise redemption rights which will result in them redeeming their shares for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to Anzu to pay its taxes) which, for illustrative purposes, was $      per share of Anzu Class A Common Stock as of           , 2023, the Record Date. If a holder seeks redemption of their shares as described in this section and the Business Combination is consummated, Anzu will redeem these shares for a pro rata portion of the funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

The Sponsor and Anzu’s officers and directors will not have redemption rights with respect to any shares of Anzu Common Stock owned by them, directly or indirectly.

Anzu stockholders who seek to have their Anzu Class A Common Stock redeemed must deliver their shares using DTC’s DWAC System to Anzu’s transfer agent no later than two (2) business days prior to the date of the Special Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it is up to the broker whether to pass this cost on to the redeeming stockholder. In the event the Business Combination is not consummated, there may be an additional cost imposed on stockholders for the return of their shares.

Any request to have such shares redeemed, once made, may be withdrawn at any time prior to the vote on the Business Combination Proposal. Anzu stockholders who exercise their redemption rights and do not subsequently revoke the redemption right will not be entitled to participate in the Exchange Offer. See the section entitled “Questions and Answers Related to the Exchange Offer” and the “Exchange Offer.”

If the Business Combination is not approved or completed for any reason, then holders of shares of Anzu Class A Common Stock who elected to exercise their redemption rights will not be entitled to have their shares redeemed. In such case, Anzu will promptly return any shares delivered by holders of shares of Anzu Class A Common Stock.

The closing price of the Anzu Class A Common Stock on        , 2023, the Record Date, was $       . The cash held in the Trust Account on such date, net of taxes payable, was approximately $        ($        per share of Anzu Class A Common Stock ). Prior to exercising their redemption rights, stockholders should verify the market price of Anzu Class A Common Stock, as they may receive higher proceeds from the sale of their shares of Anzu Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Anzu cannot assure its stockholders that they will be able to sell their common stock in the after-market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Anzu Class A Common Stock when its stockholders wish to sell their shares.

If a holder of Anzu Class A Common Stock exercises its redemption rights, then it will be exchanging its shares of Anzu Class A Common Stock for cash and will no longer own those shares.

Appraisal Rights

None of Anzu’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Holders of Envoy Common Stock have the right to exercise statutory dissenter rights to obtain cash payment in an amount equal to the fair value of their Envoy Common Stock in lieu of shares of New Envoy Class A Common Stock to be issued as Merger Consideration if they follow the procedures set forth in Section 302A.473 of the Minnesota Business Corporation Act. Holders of Envoy Common Stock will receive additional information regarding the exercise of dissenter rights in the information statement provided by Envoy in connection with the special meeting of shareholders at which Envoy shareholders will vote to approve the Business Combination.

Proxy Solicitation Costs

Anzu is soliciting proxies on behalf of the Anzu Board. This solicitation is being made by mail but also may be made by telephone or in person. Anzu and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Anzu will bear the cost of the solicitation.

Anzu has hired Morrow Sodali LLC to assist in the proxy solicitation process. Anzu will pay that firm a fee of $         plus disbursements. Such payment will be made from non-Trust Account funds.

Anzu will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Anzu will reimburse them for their reasonable expenses.

Anzu Sponsor and Officers and Directors

As of        , 2023, the Record Date for the Special Meeting, the Sponsor and Anzu’s officers and directors beneficially owned and were entitled to vote an aggregate of 10,625,000 shares of Anzu Class B Common Stock. These individuals and entities also purchased an aggregate of 12,500,000 private warrants simultaneously with the consummation of Anzu’s initial public offering. These shares of Anzu Class B Common Stock currently constitute 71.1% of the outstanding Anzu Common Stock. If the Merger is consummated, each remaining outstanding share of Anzu Class B Common Stock will automatically convert into one share of Anzu Class A Common Stock at the Effective Time. The Sponsor agreed to forfeit 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, and all 12,500,000 of the private warrants and to exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer pursuant to the Sponsor Support Agreement.

In connection with Anzu’s initial public offering, each of the Anzu Class B Holders have agreed to vote their Anzu Class B Common Stock, as well as any Anzu Common Stock acquired in the aftermarket, in favor of the Business Combination Proposal. Each has also indicated that he, she or it intends to vote his, her or its shares in favor of all the other Proposals being presented to Anzu common stockholders at the Special Meeting. Given that the Sponsor owns 98.82% of outstanding shares of Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), each of the Proposals (other than Charter Proposal, which also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class) will be approved if the Sponsor votes in favor of such proposal, even if all other stockholders vote against such Proposals. There are no redemption rights with respect to the Anzu Class B Common Stock in the event a business combination is not effected in the required time period and Anzu is forced to redeem all of the Anzu Class A Common Stock. Accordingly, the Anzu Class B Common Stock will be worthless if no business combination is consummated by Anzu.

In connection with the Closing, Anzu has agreed to cause the Sponsor and Anzu’s officers and directors, to amend the existing lock-up restrictions with respect to the shares of New Envoy held by them following the Closing) pursuant to the Letter Agreement Amendment. The Letter Agreement Amendment will provide that the shares of New Envoy held by the parties to the Letter Agreement Amendment following the Closing will be subject to the Lock-Up Period during which they will agree, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares of New Envoy.

In connection with the February Special Meeting, Anzu and the Sponsor entered into the Extension Support Agreements with several unaffiliated third parties, pursuant to which each third party agreed to (i) notify the Sponsor at least three (3) business days prior to the February Special Meeting regarding the number of shares of Anzu Class A Common Stock that such third party intended to redeem and the number of shares of Anzu Class A Common Stock that such third party intended to retain in connection with the February Special Meeting and (ii) vote (and to cause its controlled affiliates to vote) all shares of Anzu Class A Common Stock beneficially owned by them on the Record Date for the February Special Meeting in favor of the Extension. In exchange, the Sponsor agreed to transfer, immediately following consummation of a business combination, 20,000 shares of Anzu Class B Common Stock to each third party for every 100,000 shares of Anzu Class A Common Stock held by such third party immediately following the special meeting for such business combination, up to a maximum of 100,000 shares of Anzu Class B Common Stock to each third party.

Other than as disclosed above, no agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Anzu will file a Current Report on Form 8-K with the SEC to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Holders of Anzu Common Stock are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Merger. Anzu stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, as well as Amendment No. 1, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus, respectively. Please see the section entitled “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Merger and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Given that the Sponsor owns approximately 98.82% of the outstanding Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), the Business Combination Proposal will be approved if the Sponsor votes in favor of such proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Business Combination Proposal.

An abstention or failure to submit a proxy or to vote online at the Special Meeting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT THE ANZU STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

In connection with the Business Combination, Anzu is asking its stockholders to approve the adoption of the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus, which, in the judgment of the Anzu Board, is necessary to adequately address the needs of New Envoy following the consummation of the Business Combination.

The following is a summary of the key changes between the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

●	Authorized Share Capital. Change the total number of shares of all classes of authorized capital stock from 441,000,000 shares, consisting of 400,000,000 shares of Anzu Class A Common Stock, 40,000,000 shares of Anzu Class B Common Stock and 1,000,000 shares of preferred stock, to a total of shares, consisting of shares of New Envoy Class A Common Stock and shares of preferred stock;
●	Classified Board Structure. Change the structure of the Anzu Board to provide for a classified board of directors consisting of three classes of directors, with staggered three-year terms;
●	Dual-Class Capital Structure. Eliminate the Anzu Class B Common Stock and any rights of holders thereof;
●	Amendment. Provide that the affirmative vote of two-thirds of the total voting power of all the then-outstanding shares of stock, shall be required to amend or repeal Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article XI of the Proposed Charter;
●	Blank Check Company. Remove the provisions under Article IX (Business Combination Requirements; Existence) relating to Anzu’s status as a blank check company; and
●	Corporate Opportunity. Remove the provisions under Article XI (Corporate Opportunity) relating to the application of the doctrine of corporate opportunity. Although Anzu had previously waived the doctrine of corporate opportunity, this did not impact Anzu’s search for an acquisition target.

Reasons for the Amendments

The following is a summary of the reasons for the key changes effected by the Charter Proposal:

●	Name Change. Changing the post-combination corporate name from “Anzu Special Acquisition Corp I” to “Envoy Medical, Inc.” is desirable to reflect the Business Combination and to more closely align the name of the publicly traded entity with the name of the existing operating business;
●	Authorized Share Capital. The Current Charter authorizes (a) 440,000,000 shares of Anzu Common Stock, consisting of 400,000,000 shares of Anzu Class A Common Stock and 40,000,000 shares of Anzu Class B Common Stock, and (b) 1,000,000 shares of preferred stock. The Charter Proposal provides that New Envoy will be authorized to issue shares, consisting of shares of New Envoy Class A Common Stock and shares of preferred stock. Upon the elimination of the SPAC provisions in the Current Charter, the Anzu Board determined that there was no longer a need to continue with two (2) series of common stock and that it was desirable to reduce the number of shares of authorized common stock. Therefore, the Charter Proposal eliminates the Anzu Class B Common Stock and changes the number of shares of authorized New Envoy Class A Common Stock;
●	Classified Board Structure. Implementing a classified board structure is consistent with and supportive of New Envoy’s long-term business and investment strategy and can help safeguard against coercive attempts to acquire control over New Envoy. Further, a classified board structure assists in attracting candidates for the New Envoy Board by giving them adequate time to become familiar with New Envoy, the New Envoy Board and its management;

●	Dual-Class Capital Structure. The Current Charter contains provisions regarding the conversion of Anzu Class B Common Stock and anti-dilution protections in respect of Anzu Class B Common Stock. The Current Charter also requires the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Anzu Class B Common Stock. The Proposed Charter eliminates Anzu Class B Common Stock and any rights of holders thereof. Following the Merger, the protections afforded the Anzu Class B Common Stock while Anzu was a SPAC will no longer be necessary. The Anzu Board believes that the provisions relating to the Anzu Class B Common Stock will no longer be relevant to New Envoy and should be eliminated;
●	Amendment. Under the Current Charter, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Current Bylaws or Current Charter provisions (other than the requirement that any amendment to Article IX of the Current Charter (Business Combination Requirements; Existence) prior to the consummation of the initial “business combination” be approved by the affirmative vote of the holders of at least 65% of all then-outstanding shares of Anzu Common Stock). The Proposed Charter requires that the affirmative vote of two-thirds of the total voting power of all the then-outstanding shares of New Envoy capital stock shall be required to amend or repeal Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article XI of the Proposed Charter. The amendment is intended to protect certain key provisions of the Proposed Charter, including provisions related to the New Envoy Board’s authority to issue blank check preferred stock and to fill newly-created directorships or vacancies, the classified nature of the New Envoy Board, and stockholder voting and actions, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders;
●	Blank Check Company. The amendment will eliminate provisions specific to Anzu’s status as a blank check company that will serve no purpose following the consummation of the Business Combination; and
●	Corporate Opportunity. The removal of the corporate opportunity doctrine provisions will ensure that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to New Envoy for themselves without first disclosing the opportunity to the New Envoy Board and giving the New Envoy Board the opportunity to accept or decline the opportunity on behalf of New Envoy.

Vote Required for Approval

The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The approval of Charter Proposal also requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class A Common Stock outstanding, voting as a separate class, and the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Class B Common Stock outstanding, voting as a separate class.

An abstention or failure to submit a proxy or to vote online at the Special Meeting will have the same effect as a vote “AGAINST” the Charter Proposal.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT ANZU STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS

The following table sets forth a summary of the principal difference between the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, which is attached as Annex B to this proxy statement/prospectus. In accordance with SEC guidance, these proposals are being presented separately and will be voted upon on a non-binding advisory basis. In the judgment of the Anzu Board, these provisions are necessary to adequately address the needs of New Envoy and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, New Envoy intends that the Proposed Charter will take effect at the consummation of the Business Combination, assuming approval of the Charter Proposal.

	Current Charter	Proposed Charter
Authorized Shares (Proposal No. 3A)

The Current Charter authorizes (a) 440,000,000 shares of Anzu Common Stock, consisting of 400,000,000 shares of Anzu Class A Common Stock and 40,000,000 shares of Anzu Class B Common Stock and (b) 1,000,000 shares of preferred stock.

The Proposed Charter will authorize shares, consisting of shares of New Envoy Class A Common Stock and shares of preferred stock.

Classified Board (Proposal No. 3B)

The Current Charter provides for a single class of directors that is elected by Anzu stockholders on an annual basis. Commencing at the first annual meeting of the Anzu stockholders, and at each annual meeting of the Anzu stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the Anzu stockholders after their election. An Anzu director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The Proposed Charter will adopt a classified board structure, under which the New Envoy Board will be divided into three classes with staggered three-year terms. At the first annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. Only one class of directors will be elected at each succeeding annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.

The number of directors that shall constitute the whole board of directors shall be fixed exclusively by one or more resolutions by a majority vote of the total authorized directorships.

Elimination of Class B Common Stock (Proposal No. 3C)

The Current Charter contains provisions regarding the conversion of Anzu Class B Common Stock and anti-dilution protections in respect of Anzu Class B Common Stock. The Current Charter also requires the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other

The Proposed Charter will eliminate Anzu Class B Common Stock and any rights of holders thereof.

	Current Charter	Proposed Charter
rights of the holders of Anzu Class B Common Stock.

No Class Vote on Changes in Authorized Number of Shares of Stock (Proposal No. 3D)	The Current Charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock.

The Proposed Charter will provide that, subject to the rights of the holders of any outstanding Series A Preferred Stock, the number of authorized shares of New Envoy Class A Common Stock or Series A Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Supermajority Provisions of the Proposed Charter (Proposal No. 3E)

Under the Current Charter, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Anzu Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Current Bylaws or the Current Charter provisions (other than the requirement that any amendment to Article IX of the Current Charter (Business Combination Requirements; Existence) prior to the consummation of the initial “business combination” be approved by the affirmative vote of the holders of at 65% of all then-outstanding shares of the Anzu Common Stock).

The Proposed Charter will provide that the affirmative vote of 66 2/3% of the total voting power of all the then-outstanding voting securities, shall be required to amend, repeal or modify any of the provisions of Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article X of the Proposed Charter.

Amendment to Provisions of Special Purpose Acquisition Companies and the Corporate Opportunities Provision (Proposal No. 3F)

Under the Current Charter, there are various provisions applicable only to SPACs, such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time. Further, the Current Charter contains the doctrine of corporate opportunity applies with respect to any of the directors or officers only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Anzu and such opportunity is one Anzu is legally and contractually permitted to undertake and would otherwise be reasonable to pursue. Although Anzu had previously waived the doctrine of corporate opportunity, this did not impact Anzu’s search for an acquisition target.

The Proposed Charter removes all such references to provisions applicable to SPACs. The Proposed Charter also changes Anzu’s name from “Anzu Special Acquisition Corp I” to “Envoy Medical, Inc.” Lastly, the Proposed Charter contains no provision regarding the doctrine of corporate opportunity.

Reasons for the Proposed Charter

Authorized Shares (Proposal No. 3A)

The Current Charter authorizes (a) 440,000,000 shares of Anzu Common Stock, consisting of 400,000,000 shares of Anzu Class A Common Stock and 40,000,000 shares of Anzu Class B Common Stock and (b) 1,000,000 shares of preferred stock. Proposal

No. 3A provides that Anzu will be authorized to issue                    shares, consisting of                       shares of New Envoy Class A Common Stock and                             shares of preferred stock.

The authorized shares would be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under any stock incentive plans.

The Anzu Board believes that this capital structure is appropriate for a newly public company such as New Envoy.

Adoption of a Classified Board Structure (Proposal No. 3B)

The Current Charter provides for a single class of directors on the Anzu Board, the number of which is fixed exclusively by the Anzu Board pursuant to a resolution adopted by a majority of the Anzu Board. Commencing at the first annual meeting of the New Envoy stockholders, and at each annual meeting of the New Envoy stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the New Envoy stockholders after their election. A New Envoy director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The Proposed Charter adopts a classified board structure, consisting of three classes of directors as nearly equal in size as is practicable, designated Class I, Class II and Class III, with staggered three-year terms. At the first annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. Only one class of directors will be elected at each succeeding annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.

The Anzu Board believes this structure is consistent with and will support New Envoy’s long-term business strategy and will safeguard against coercive attempts to acquire control of New Envoy. Further, this structure will help attract candidates for the New Envoy Board by giving them adequate time to become familiar with New Envoy, the New Envoy Board and its management.

Elimination of Class B Common Stock (Proposal No. 3C)

The Current Charter contains provisions regarding the conversion of Anzu Class B Common Stock and anti-dilution protections in respect of Anzu Class B Common Stock. The Current Charter also requires the affirmative vote of the holders of a majority of the shares of Anzu Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Anzu Class B Common Stock. The Proposed Charter eliminates Anzu Class B Common Stock and any rights of holders thereof. Following the Merger, all shares of Anzu Class B Common Stock will have been forfeited for no consideration or converted into New Envoy Class A Common Stock and the protections afforded the Anzu Class B Common Stock while Anzu was a SPAC will no longer be necessary. The Anzu Board believes that the provisions relating to the Anzu Class B Common Stock will no longer be relevant to New Envoy and should be eliminated.

No Class Vote on Changes in Authorized Number of Shares of Stock (Proposal No. 3D)

The Current Charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock. The Proposed Charter provides that any vote with respect to the increase or decrease of the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Envoy Common Stock entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of preferred stock is required pursuant to the terms of any certificate of designation relating to any Series A Preferred Stock.

The Anzu Board believes that vesting the power to authorize changes in the authorized number of shares in the holders of stock entitled to vote in the election of directors will give New Envoy greater flexibility to use its share capital. The Anzu Board further believes that it is appropriate to require a stricter voting standard to change the authorized share capital.

Supermajority Provisions of the Charter (Proposal No. 3E)

Under the Current Charter, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Anzu Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Current Bylaws or Current Charter provisions (other than the requirement that any amendment to Article IX of the Current Charter (Business Combination Requirements; Existence) prior to the consummation of the initial “business combination” be approved by the affirmative vote of the holders of at 65% of all then-outstanding shares of Anzu Common Stock). The Proposed Charter requires the affirmative vote of 66 2/3% of the total voting power of all the then-outstanding voting securities to amend, repeal or modify any of the provisions of Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article X of the Proposed Charter. The amendments are intended to protect the certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Amendment to Provisions Applicable to SPACs and Corporate Opportunities (Proposal No. 3F)

Under the Current Charter, there are various provisions applicable only to SPACs, such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time. Further, the Current Charter contains the doctrine of corporate opportunity, which applies with respect to any of the directors or officers only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Anzu and if such opportunity is one Anzu is legally and contractually permitted to undertake and would otherwise be reasonable to pursue. The Proposed Charter eliminates all provisions applicable only to SPACs. The Proposed Charter further changes Anzu’s name from “Anzu Special Acquisition Corp I” to “Envoy Medical, Inc.” Lastly, the Proposed Charter contains no provision with regard to the doctrine of corporate opportunity. Although Anzu had previously waived the doctrine of corporate opportunity, this did not impact Anzu’s search for an acquisition target.

Anti-Takeover Effects of the Proposed Charter and Certain Provisions of Delaware Law

The Proposed Charter will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of the New Envoy Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the New Envoy Board to maximize stockholder value in connection with any unsolicited offer to acquire New Envoy. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Envoy by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New Envoy Common Stock held by stockholders.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals requires the affirmative vote of a majority of the Anzu Common Stock entitled to vote thereon and actually cast, voting together as a single class at a meeting at which a quorum is present. Notwithstanding the approval of each of the Advisory Charter Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Advisory Charter Proposals will not be effected. In accordance with SEC guidance, each of the Advisory Charter Proposals is being presented separately and will be voted upon on a non-binding advisory basis. In the judgment of the Anzu Board, these provisions are necessary to adequately address the needs of New Envoy and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, New Envoy intends that the Proposed Charter will take effect at the consummation of the Business Combination, assuming approval of the Charter Proposal.

An abstention or failure to submit a proxy or to vote online at the Special Meeting will have no effect on the Advisory Charter Proposals.

Given that the Sponsor owns 98.82% of the outstanding Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), the Advisory Charter Proposals will be approved if the Sponsor votes in favor of such Proposals, even if all other stockholders vote against such Proposals. The Sponsor has agreed to vote its shares in favor of each of the Advisory Charter Proposals.

The form of the Proposed Charter, as will be in effect assuming approval of the Charter Proposal and upon consummation of the Merger and filing with the Secretary of State of the State of Delaware, is attached as Annex B to this proxy statement/prospectus.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 4 — THE DIRECTOR ELECTION PROPOSAL

Overview

Anzu Class B stockholders are being asked to elect the following seven directors to the New Envoy Board, effective upon the closing of the Business Combination:

As Class I directors, with terms that expire at New Envoy’s first annual meeting of stockholders following the Closing: Dr. Whitney Haring-Smith and Mona Patel.

As Class II directors, with terms that expire at New Envoy’s second annual meeting of stockholders following the Closing: Janis Smith-Gomez and Charles Brynelsen.

As Class III directors, with terms that expire at New Envoy’s third annual meeting of stockholders following the Closing: Glen A. Taylor, Brent Lucas and Susan J. Kantor.

See “Executive Officers and Directors after the Business Combination” for more information.

Nominees

The nominees to the New Envoy Board are as follows:

Name	Age	Position
Brent Lucas	41	Chief Executive Officer and Director Nominee
Charles (Chuck) Brynelsen	66	Director Nominee
Whitney Haring-Smith	38	Director Nominee
Glen A. Taylor	82	Director Nominee
Mona Patel	55	Director Nominee
Janis Smith-Gomez	56	Director Nominee
Susan J. Kantor	67	Director Nominee

Information regarding each nominee is set forth in the section entitled “Executive Officers and Directors after the Business Combination.”

Vote Required for Approval

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person or represented by proxy and entitled to vote at the Special Meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” them are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. For the purposes of this Special Meeting, only holders of Anzu Class B Common Stock will be entitled vote upon the Director Election Proposal. Holders of Anzu Class A Common Stock will not be entitled to vote on the Director Election Proposal.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Anzu Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the New Envoy Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Following the closing of the Business Combination, the election of directors of New Envoy will be governed by the Proposed Governing Documents and the laws of the State of Delaware.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT ANZU STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE NEW ENVOY BOARD.

The existence of financial and personal interests of one or more of Anzu’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Anzu and its stockholders and they may believe is best for themselves in determining to recommend that stockholders vote for the Proposals. See the section entitled “The Business Combination Agreement — Interests of the Sponsor and Anzu’s Directors and Officers in the Business Combination” for a further discussion of these potential conflicts of interest.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and 5635(b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Pursuant to the Business Combination Agreement and based on Envoy’s current capitalization, we anticipate that we will issue to the Envoy securityholders as consideration in the Merger, up to 15,000,000 shares of Anzu Class A Common Stock, and we anticipate that we will issue an aggregate of at least 4,500,000 and up to 5,500,000 shares of Series A Preferred Stock to the Sponsor and GAT. The number of shares of Anzu Class A Common Stock and Series A Preferred Stock we anticipate issuing as consideration in the Merger and related transactions will constitute more than 20% of the outstanding Anzu Common Stock and more than 20% of outstanding voting power prior to such issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, Anzu will issue shares of Anzu Class A Common Stock and Series A Preferred Stock representing more than 20% of the outstanding shares of Anzu Common Stock in connection with the Business Combination. The issuance of such shares will result in significant dilution to the Anzu stockholders and will afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Anzu. If the Nasdaq Proposal is approved, assuming that 15,000,000 shares of Anzu Class A Common Stock are issued to Envoy securityholders as consideration in the Merger, we anticipate that the Envoy securityholders will hold 71.7% of the outstanding shares of New Envoy Class A Common Stock and the current Anzu stockholders will hold 28.3% of the outstanding New Envoy Class A Common Stock immediately following completion of the Merger. This percentage assumes that no shares of Anzu Class A Common Stock are redeemed or exchanged for Series A Preferred Stock in connection with the Merger and the Exchange Offer, respectively, and does not take into account any warrants or options to purchase New Envoy Class A Common Stock that will be outstanding following the Merger or any equity awards that may be issued under our proposed New Envoy Incentive Plan following the Merger.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, New Envoy would be in violation of Nasdaq Listing Rules 5635(a) and 5635(b), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage for the post-transaction company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of Anzu and Envoy to close the Business Combination that New Envoy Class A Common Stock remain listed on Nasdaq. As a result, if the Nasdaq Proposal is not adopted, the Business Combination will not be completed unless this condition is waived.

Vote Required for Approval

The approval of the Nasdaq Proposal will require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Abstentions and broker non-votes will have no effect on the Nasdaq Proposal.

Given that the Sponsor owns 98.82% of the outstanding Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), the Nasdaq Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Nasdaq Proposal.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT ANZU STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE NEW ENVOY INCENTIVE PLAN PROPOSAL

We are seeking stockholder approval for the Envoy Medical, Inc. 2023 Equity Incentive Plan (the “New Envoy Incentive Plan”). The New Envoy Incentive Plan is being adopted in connection with the Business Combination and will become effective immediately prior to the Closing (subject to approval by Anzu stockholders). The Envoy Medical Corporation 2013 Stock Incentive Plan (“Envoy 2013 Plan”) will terminate as of immediately prior to the effective time of the Business Combination and no additional awards will be granted under the Envoy 2013 Plan following its termination. The New Envoy Incentive Plan, if approved by Anzu’s stockholders, will allow New Envoy to provide equity awards as part of New Envoy’s compensation program, an important tool for motivating, attracting and retaining talented employees and other service providers and for providing incentives that promote New Envoy’s business and increased stockholder value.

Both the Anzu Board and the Envoy Board and their respective compensation committees believe that long-term incentive compensation programs help align more closely the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the New Envoy Incentive Plan increase New Envoy’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, help New Envoy to recruit, reward, motivate, and retain talented personnel. Both the Anzu Board and the Envoy Board and their respective compensation committees believe that the approval of the New Envoy Incentive Plan is essential to New Envoy’s continued success, and in particular, New Envoy’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which New Envoy will compete. Such awards also are crucial to New Envoy’s ability to motivate employees to achieve its goals.

Certain Key Plan Provisions

●	The New Envoy Incentive Plan will continue until terminated by the New Envoy Board (or the compensation committee of the New Envoy Board, if applicable), but no incentive stock options may be granted after the tenth anniversary of the earlier of the adoption of the New Envoy Incentive Plan by the Anzu Board or the approval of the New Envoy Incentive Plan by the Anzu stockholders.
●	The New Envoy Incentive Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards.
●	A number of shares of New Envoy Class A Common Stock will be authorized for issuance pursuant to awards under the New Envoy Incentive Plan equal to 4,000,000 shares of New Envoy Class A Common Stock, provided that until the Acclaim obtains FDA approval, the aggregate number of shares of New Envoy Class A Common Stock that may be issued pursuant to awards under the Equity Incentive Plan will be 2,500,000 shares.
●	The New Envoy Incentive Plan will be administered by the New Envoy Board or, if designated by the New Envoy Board, the compensation committee of the New Envoy Board.

Summary of the New Envoy Incentive Plan

The following paragraphs provide a summary of the principal features of the New Envoy Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the New Envoy Incentive Plan and is qualified in its entirety by the specific language of the New Envoy Incentive Plan. A copy of the New Envoy Incentive Plan is attached as Annex C to this proxy statement/prospectus.

Purposes of the New Envoy Incentive Plan

The purposes of the New Envoy Incentive Plan is to attract and retain the best available personnel for positions of substantial responsibility with New Envoy or any parent or subsidiary of New Envoy; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the New Envoy business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other awards as the administrator of the New Envoy Incentive Plan may determine.

Eligibility

The Equity Incentive Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to New Envoy’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other awards to employees, directors and consultants of New Envoy and employees and consultants of any of New Envoy’s parents or subsidiaries. Following the Closing, we expect New Envoy to have seven non-employee directors. As of June 30, 2023, Envoy and its subsidiaries had approximately 35 employees and 27 independent contractors and consultants.

Authorized Shares; Adjustments

Subject to the adjustment provisions contained in the New Envoy Incentive Plan, a total of 4,000,000 shares of New Envoy Class A Common Stock will be reserved for issuance pursuant to the New Envoy Incentive Plan. Of such 4,000,000 shares reserved for issuance, 1,500,000 shares will be available for awards only when the Acclaim obtains FDA approval.

Shares issued under the New Envoy Incentive Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under the New Envoy Incentive Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the New Envoy Incentive Plan. Additionally, shares issued pursuant to awards under the New Envoy Incentive Plan that New Envoy repurchases or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations to an award, will become available for future grant under the New Envoy Incentive Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New Envoy, or other change in the corporate structure of New Envoy affecting the shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the New Envoy Incentive Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the New Envoy Incentive Plan, will adjust the number and class of shares that may be delivered under the New Envoy Incentive Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the New Envoy Incentive Plan.

Plan Administration

The New Envoy Board or one or more committees appointed by the New Envoy Board will have authority to administer the New Envoy Incentive Plan or to appoint an administrator of the plan. The administrator may also delegate to one or more of New Envoy’s officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards. Initially, the compensation committee of the New Envoy Board will administer the New Envoy Incentive Plan.

In addition, to the extent it is desirable to qualify transactions under the New Envoy Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the New Envoy Incentive Plan, the administrator has the power to administer the New Envoy Incentive Plan and make all determinations deemed necessary or advisable for administering the New Envoy Incentive Plan, including, but not limited to, the power to determine the fair market value of New Envoy Class A Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the New Envoy Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the New Envoy Incentive Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the New Envoy Incentive Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. In addition, subject to the terms of the Equity Incentive Plan, the administrator also has the power to modify outstanding awards under the Equity Incentive Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under GAAP, with the consent of any materially adversely affected participant. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Types of Awards

The New Envoy Incentive Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards and other awards. A brief description of each award type follows.

Stock Options

Incentive stock options and nonqualified stock options may be granted under the Equity Incentive Plan pursuant to stock option agreements adopted by the administrator. A stock option entitles a participant to purchase a specified number of shares of New Envoy Class A Common Stock during a specified term at an exercise price. The per share exercise price of options granted under the New Envoy Incentive Plan generally must be equal to at least 100% of the fair market value of a share of New Envoy Class A Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of New Envoy’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of New Envoy Class A Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include (1) cash, check, bank draft or money order, (2) the tender of shares of New Envoy Class A Common Stock previously owned by the optionholder, (3) a broker-assisted cashless exercise, (4) a net exercise of the option if it is an nonqualified stock option, and (5) other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for 12 months following the cessation of service. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the New Envoy Incentive Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the New Envoy Incentive Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the New Envoy Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of New Envoy Class A Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation rights for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the New Envoy Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of New Envoy Class A Common Stock, or a combination of both, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the New Envoy Incentive Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the Equity Incentive Plan. Restricted stock awards are grants of shares of New Envoy Class A Common Stock that may have vesting requirements as specified in the restricted stock award agreements adopted by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to New Envoy or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in New Envoy’s favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the Equity Incentive Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of New Envoy Class A Common Stock. Subject to the provisions of the Equity Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment, as specified in the restricted stock unit award agreements adopted by the administrator. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Restricted stock unit awards may be granted in consideration for any form of legal consideration. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the Equity Incentive Plan. Performance awards are awards that may be earned in whole or in part upon the attainment of performance goals or other vesting criteria that the administrator may determine, and may be denominated in cash or stock. Subject to the terms and conditions of the Equity Incentive Plan, the administrator can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Envoy Class A Common Stock. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Other Awards

The administrator may grant other awards based in whole or in part by reference to New Envoy Class A Common Stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.

Non-Employee Director Eligibility

All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the New Envoy Incentive Plan.

Non-Transferability of Awards

Unless the administrator provides otherwise, the New Envoy Incentive Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

Unless otherwise provided in the award agreements, if there is a proposed liquidation or dissolution of New Envoy, all awards, to the extent that they have not been previously exercised or vested, will terminate immediately before the consummation of such event. However, the New Envoy Board may determine to cause some or all awards to become fully vested or exercisable before the dissolution or liquidation.

Corporate Transaction

In the event of a corporate transaction, the outstanding awards may be treated in accordance with one or more of the following methods as determined by the New Envoy Board in its sole discretion: (i) settle such awards for an amount of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount will be equal to the in-the-money spread value of such awards; (ii) provide for the assumption or substitution of such awards with new awards that will substantially preserve the applicable terms of any affected awards previously granted under the New Envoy Equity Incentive Plan; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment or service within a specified period after a corporate transaction) upon which the vesting of such awards will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue after closing or (v) provide that for a period of at least 20 days prior to the corporate transaction, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the corporate transaction will be exercisable and that any stock options or stock appreciation rights not exercised prior to the consummation of the corporate transaction will terminate after the closing.

Under the New Envoy Incentive Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of New Envoy’s assets, (2) a sale or other disposition of at least 50% of the total combined voting power of New Envoy’s outstanding securities, (3) a merger, consolidation or similar transaction following which New Envoy is not the surviving corporation, (4) a merger, consolidation or similar transaction following which New Envoy is the surviving corporation but (x) the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction or (y) the securities possessing more than 50% of the total combined voting power of New Envoy’s outstanding securities are transferred to a person or persons different from those who held such securities prior to such merger or (5) a complete liquidation or dissolution of New Envoy.

Forfeiture and Clawback

Awards will be subject to any clawback policy New Envoy is required to adopt pursuant to the listing standards of any national securities exchange or association on which New Envoy securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to New Envoy or reimburse New Envoy for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of New Envoy as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The New Envoy Incentive Plan will become effective upon the later to occur of (a) its adoption by the Anzu Board or (b) the Closing date, and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten-year anniversary of the earlier of the adoption of the New Envoy Equity Incentive Plan by the Anzu Board or the approval of the New Envoy Equity Incentive Plan by Anzu stockholders. In addition, the administrator will have the authority to amend, suspend, or terminate the New Envoy Equity Incentive Plan or any part of the New Envoy Equity Incentive Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent. No awards may be granted under the New Envoy Equity Incentive Plan while it is suspended or after it is terminated.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the New Envoy Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. This summary is not intended as tax advice to participants, and participants should consult their own tax advisors.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of restricted stock units or a performance award. A participant who is granted restricted stock units or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the time of settlement of the award upon vesting. If the participant is an employee, generally such ordinary income is subject to income tax withholding and certain employment tax withholdings. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the New Envoy Incentive Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for New Envoy

New Envoy generally will be entitled to a tax deduction in connection with an award under the New Envoy Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the New Envoy chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NEW ENVOY WITH RESPECT TO AWARDS UNDER THE NEW ENVOY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The number of awards that an employee, director, or consultant may receive under the New Envoy Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. Anzu previously has not sponsored an equity incentive plan, and, therefore, the aggregate number of shares of New Envoy Class A Common Stock which would have been received by or allocated to the New Envoy named executive officers, executive officers, as a group, directors who are not executive officers, as a group, and all other current employees who are not executive officers, as a group is not determinable. As of                , 2023, the closing price of a share of Class A Common Stock of Anzu was $            .

Equity Compensation Plan Information

As of June 30, 2023, Anzu did not maintain any equity compensation plans.

Registration with the SEC

If the New Envoy Incentive Plan is approved by our stockholders and becomes effective, New Envoy intends to file a registration statement on Form S-8 with the SEC registering the shares reserved for issuance under the New Envoy Incentive Plan as soon as reasonably practicable after New Envoy becomes eligible to use such form after the Closing.

Vote Required for Approval

The approval of the New Envoy Incentive Plan Proposal will require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Given that the Sponsor owns 98.82% of the outstanding Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), the New Envoy Incentive Plan Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the New Envoy Incentive Plan Proposal.

Adoption of the New Envoy Incentive Plan is conditioned on the consummation of the Business Combination and, under the Business Combination Agreement, the closing of the Business Combination is conditioned on the adoption of the New Envoy Incentive Plan. Accordingly, if the Business Combination Proposal is not approved, or the Charter Proposal or the Director Election Proposal are not approved and the applicable condition in the Business Combination Agreement is not waived, or the nominees identified in this proxy statement/prospectus are not elected as directors and the applicable condition in the Business Combination Agreement is not waived, the New Envoy Incentive Plan Proposal will not be presented at the Special Meeting. If the New Envoy Incentive Plan Proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Business Combination Agreement, the parties will not consummate the Business Combination and the other Proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NEW ENVOY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ESPP PROPOSAL

We are seeking stockholder approval for New Envoy’s employee stock purchase plan, referred to as the ESPP. The ESPP is being adopted in connection with the Business Combination and will become effective immediately prior to the Closing (subject to approval from the Anzu stockholders), but the first offering period will commence at a later date as determined by the administrator of the ESPP. The ESPP will provide eligible employees an opportunity to purchase New Envoy Class A Common Stock at a discount through accumulated contributions of their earned compensation. Both the Anzu Board and the Envoy Board have determined that offering an employee stock purchase plan is important to the ability of New Envoy to compete for talent. The ESPP will become a significant part of New Envoy’s overall equity compensation strategy (especially with respect to nonexecutive employees) if it is approved by Anzu’s stockholders. If Anzu’s stockholders do not approve the ESPP, New Envoy may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent New Envoy from successfully attracting, motivating and retaining highly skilled employees.

The ESPP’s initial share reserve which we are asking the stockholders to approve is            shares of New Envoy Class A Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the New Envoy Board or its compensation committee.

Both the Anzu Board and the Envoy Board and their respective compensation committees believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of New Envoy Class A Common Stock at a discount. The Anzu Board has approved the ESPP, subject to the approval of Anzu’s stockholders.

Summary of the ESPP

The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by the specific language of the ESPP, a copy of which is attached as Annex D to this proxy statement/prospectus.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the New Envoy Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP will permit the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP will authorize the grant of purchase rights that do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance; Adjustments

Subject to adjustment upon certain changes in New Envoy’s capitalization as described in the ESPP, the maximum number of shares of New Envoy Class A Common Stock that will be available for issuance under the ESPP will be            shares of New Envoy Class A Common Stock. We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of New Envoy Class A Common Stock.

If Anzu’s stockholders do not approve the ESPP, then the ESPP will not become effective and no shares of New Envoy Class A Common Stock will be available for issuance thereunder.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, stock dividend, combination, reclassification, reorganization, merger, consolidation, acquisition of property or stock, split-up, spin-off, combination, liquidation, reclassification, repurchase or exchange of New Envoy Class A Common Stock or other securities of New Envoy or other change in New Envoy’s corporate structure affecting New Envoy Class A Common Stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to (i) the maximum number of securities issuable under the ESPP and (ii) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Administration

The New Envoy Board or a committee appointed by the New Envoy Board will have authority to administer the ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of New Envoy’s employees, designate separate offerings under the ESPP, designate any subsidiaries of New Envoy as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP. The administrator has full authority to adopt such rules and procedures as it may deem necessary for the proper plan administration and to interpret the provisions of the ESPP, including the authority to determine whether the purchase price for any purchase period will be equal to the lower of: (1) 85% of the fair market value of a share of New Envoy Class A Common Stock on the date of purchase or (2) 85% of the fair market value of a share of New Envoy Class A Common Stock on the first day of the offering period or the purchase date. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.

Eligibility

Generally, any employees of New Envoy will be eligible to participate in the ESPP if they are customarily employed by New Envoy or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. However, unless otherwise determined by the administrator prior to an offering date, an employee will not be eligible to participate in the ESPP or the relevant offering period if that employee: (a) has not completed for such continuous period as the administrator may require (which period must be less than two years), (b) customarily works not more than 20 hours per week, (c) customarily works not more than five months per calendar year, (d) is a citizen or resident of a country other than the United States and the laws of the jurisdiction in which the employee is a citizen or resident prohibit participation or if complying with the laws of the foreign jurisdiction would cause the ESPP to violate applicable U.S. tax law. In addition, an employee may not be granted an option to purchase stock under our ESPP if the employee (a) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of New Envoy or any parent or subsidiary of New Envoy; or (b) holds rights to purchase stock under all of New Envoy’s employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock determined at the time such option is granted, for each calendar year during which his or her right to purchase shares is outstanding at any time. As of December 31, 2022, Envoy had approximately             employees (including employee directors).

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of New Envoy Class A Common Stock. Participation ends automatically upon termination of employment with New Envoy (or its participating subsidiaries).

Offering Periods

The ESPP will initially provide only one offering period during each six-month period beginning each January 1 and July 1. The administrator may alter the duration of future offering periods in advance without stockholder approval. Each participant is granted a separate purchase right to purchase shares of common stock for each offering period in which he or she participates. Purchase rights under the ESPP are granted on the start date of each offering period and are automatically exercised on the last day of the offering period. Each purchase right entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period.

Contributions

Each participant in the ESPP may authorize periodic payroll deductions that may not exceed 15% of his or her compensation, which is defined in the ESPP to include the regular U.S. payroll base salary, unless the plan administrator determines otherwise. Unless otherwise determined by the plan administrator, compensation will not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, loan forgiveness, fringe benefits, moving expenses, deferred compensation, or contributions (other than contributions under a 401(k) or cafeteria plan). A participant may reduce his or her rate of payroll deductions during an offering period, subject to the rules set by the plan administrator.

On the last day of each offering period, the accumulated payroll deductions of each participant will be automatically applied to the purchase shares of common stock at the purchase price in effect for that period.

Exercise of Purchase Right

The purchase price per share at which common stock is purchased on the participant’s behalf for each offering period may be equal to either (1) 85% of the fair market value of a share of New Envoy Class A Common Stock on the date of purchase or (2) 85% of the fair market value of a share of New Envoy Class A Common Stock on the first day of the offering period or the purchase date, whichever is lower. Unless determined otherwise by the administrator, the purchase price will be equal to 85% of the fair market value of a share of New Envoy Class A Common Stock on the first day of the offering period or the purchase date, whichever is lower. Until shares of New Envoy Class A Common Stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with New Envoy or a participating subsidiary ceases for any reason, the employee withdraws from the ESPP or New Envoy terminates or amends the ESPP such that the employee is no longer eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with the procedures set forth in the ESPP, and prior to any applicable deadline specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.

Corporate Transaction

In the event of a corporate transaction during an offering period, all outstanding purchase rights shall be assumed by the successor corporation (or a parent or subsidiary thereof), unless the administrator determines, in its sole discretion, to shorten the offering period then in-effect to a new purchase date. If the administrator shortens the offering period then in progress to a new purchase date, the plan administrator will provide notice to each participant that (i) his or her purchase right will be automatically exercised on the new purchase date or (ii) New Envoy will pay to him or her, on the new purchase date, cash, cash equivalents, or property as determined by the plan administrator that is equal to the difference in the fair market value of the shares of common stock covered by his or her purchase right and the purchase price due had the purchase right been automatically exercised on the new purchase date.

Effective Date; Amendment; Termination

The ESPP will become effective upon the latest to occur of (a) its adoption by the Anzu Board, (b) its approval by the Anzu stockholders, or (c) the Closing Date, and will continue in effect for 10 years unless the administrator terminates it earlier. The administrator will have the authority to modify, amend, suspend or terminate the ESPP at any time. To the extent required by Section 423 of the Internal Revenue Code (or any successor rule or provision or any other applicable law), New Envoy will seek stockholder approval of amendments in such a manner and to such a degree as so required. If the ESPP is terminated, the administrator may elect to terminate all outstanding offering periods either immediately or upon the next exercise date, or may elect to permit offering periods to expire in accordance with their terms. If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts that have not been used to purchase shares will be returned to the participants.

Under the ESPP, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of New Envoy’s assets, (2) a sale or other disposition of at least 50% of the total combined voting power of New Envoy’s outstanding securities, (3) a merger, consolidation or similar transaction following which New Envoy is not the surviving corporation, (4) a merger, consolidation or similar transaction following which New Envoy is the surviving corporation but (x) the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction or (y) the securities possessing more than 50% of the total combined voting power of New Envoy’s outstanding securities are transferred to a person or persons different from those who held such securities prior to such merger or (5) a complete liquidation or dissolution of New Envoy.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances. This summary is not intended as tax advice to participants, and participants should consult their own tax advisors.

The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to New Envoy, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of New Envoy Class A Common Stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of New Envoy Class A Common Stock.

If the participant sells or otherwise disposes of the purchased shares of New Envoy Class A Common Stock within two years after the start date of the offering period in which the shares of New Envoy Class A Common Stock were acquired or within one year after the date of purchase of those shares of New Envoy Class A Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of New Envoy Class A Common Stock on the purchase date exceeded the purchase price paid for those shares of New Envoy Class A Common Stock, and New Envoy will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of New Envoy Class A Common Stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of New Envoy Class A Common Stock have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain or loss.

If the participant sells or disposes of the purchased shares of New Envoy Class A Common Stock more than two years after the start date of the offering period in which the shares of New Envoy Class A Common Stock were acquired and more than one year after the date of purchase of those shares of New Envoy Class A Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares of New Envoy Class A Common Stock on the sale or disposition date exceeded the purchase price paid for those shares of New Envoy Class A Common Stock, or (b) 15% of the fair market value of the shares of New Envoy Class A Common Stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of New Envoy Class A Common Stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

New Plan Benefits

Participation in the ESPP is voluntary and the number of shares of New Envoy Class A Common Stock that will be purchased in any given year or offering period under the ESPP is dependent on various factors such as each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, such number of shares of New Envoy Class A Common Stock that may be purchased under the ESPP is determined, in part, by the price of the shares of New Envoy Class A Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of New Envoy Class A Common Stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of New Envoy Class A Common Stock which would have been received by or allocated to New Envoy named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP. As of             , 2023, the closing price of a share of Anzu Class A Common Stock was $       .

Equity Compensation Plan Information

As of June 30, 2023, Anzu did not maintain any equity compensation plans.

Registration with the SEC

If the ESPP is approved by our stockholders and becomes effective, New Envoy intends to file a registration statement on Form S-8 with the SEC registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after New Envoy becomes eligible to use such form after the Closing.

Vote Required for Approval

The approval of the ESPP Proposal will require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class.

Given that the Sponsor owns 98.82% of the outstanding Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), the ESPP Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the ESPP Proposal.

Adoption of the ESPP Proposal is conditioned on the consummation of the Business Combination and, under the Business Combination Agreement, the closing of the Business Combination is conditioned on the adoption of the ESPP. Accordingly, if the Business Combination Proposal is not approved, or the Nasdaq Proposal, the Charter Proposal, the New Envoy Incentive Plan Proposal or the Director Election Proposal are not approved and the applicable condition in the Business Combination Agreement is not waived, or the nominees identified in this proxy statement/prospectus are not elected as directors and the applicable condition in the Business Combination Agreement is not waived, the ESPP Proposal will not be presented at the Special Meeting. If the ESPP Proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Business Combination Agreement, the parties will not consummate the Business Combination and the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the Anzu Board to submit a proposal to adjourn the Special Meeting to a later date or dates if it is determined by the officer presiding over the Special Meeting that more time is necessary for Anzu to solicit proxies necessary to approve the Proposals and consummate the Merger and the other transactions contemplated by the Business Combination Agreement, including the Exchange Offer. In no event will Anzu solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Business Combination Agreement or its Current Charter (in either case, as the same may be amended from time to time) and Delaware law. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination and the Exchange Offer. The presiding officer may present the Adjournment Proposal if Anzu is unable to consummate the Business Combination for any reason. See the section entitled “The Business Combination Agreement — Interests of the Sponsor and Anzu’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of an adjournment proposal, the Anzu Board is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Anzu will issue a press release and take such other steps as it believes are necessary and practical under the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Special Meeting and is not approved by the stockholders, the Anzu Board may not be able to adjourn the Special Meeting to a later date if Anzu is unable to consummate the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Anzu Common Stock entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Given that the Sponsor owns 98.82% of the outstanding Anzu Class B Common Stock (amounting to approximately 70.3% of the outstanding shares of Anzu Common Stock), the Adjournment Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Adjournment Proposal.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the Anzu Board of Directors

THE ANZU BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information and accompanying notes are provided to aid you in your analysis of the financial aspects of the Business Combination, the PIPE Transaction, the Exchange Offer, and other agreements, which, for this section, are collectively referred to as the “Transactions.” The following information is also relevant to understanding the unaudited pro forma condensed combined financial information contained herein:

●	On April 17, 2023, Anzu and Merger Sub entered into the Business Combination Agreement with Envoy, pursuant to which, and subject to certain conditions, Merger Sub will merge with and into Envoy, with New Envoy surviving the Merger.
●	Subject to the terms of the Business Combination Agreement, at the Effective Time, each issued and outstanding share of Envoy Common Stock (including shares issued upon the exercise or conversion of the Envoy Warrants, Envoy Convertible Notes or Envoy Preferred Stock), will be automatically cancelled and converted into the right to receive a number of shares of New Envoy Class A Common Stock calculated based on the Exchange Ratio. In addition, immediately prior to the Effective Time, each outstanding Envoy Warrant will automatically, depending on the applicable exercise price, be cancelled or exercised on a net exercise basis and converted into shares of Envoy Common Stock and each outstanding Envoy Convertible Note will be converted into shares of Envoy Common Stock. Further, at the Effective Time, all outstanding options to purchase Envoy Common Stock will be cancelled in exchange for nominal consideration.
●	The tables below present the exchanges of Envoy Common Stock for New Envoy Class A Common Stock that are expected to occur upon consummation of the Business Combination.

			Conversion of
	Shares of Envoy		Convertible Notes —
	Common Stock		related party, carried at		Envoy Common Stock
	outstanding as of	Envoy convertible	fair value and accrued		equivalents assumed
	June 30, 2023	Preferred Stock into	interests into Envoy	Net exercise of	outstanding immediately
	(Historical)	Envoy Common Stock	Common Stock	warrants	prior to Closing
Common stock, par value $0.01 per share	139,153,144	20,000,000	75,973,218	42,656	235,169,018
Envoy Common Stock equivalents assumed outstanding immediately prior to Closing					235,169,018
Assumed Exchange Ratio					0.06378
Estimated shares of New Envoy Common Stock issued to holders of Envoy Common stock equivalents upon Closing					15,000,000

●	Concurrently with the execution and delivery of the Business Combination Agreement, Anzu and the Sponsor entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed, among other things, (i) subject to and upon the Closing, to forfeit 10,010,000 shares of Anzu Class B Common Stock less the Retained Sponsor Shares, (ii) subject to and upon the Closing, to forfeit all 12,500,000 of the outstanding private warrants issued to the Sponsor in connection with Anzu’s initial public offering, each exercisable for one share of Anzu Class A Common Stock, (iii) to vote the Covered Shares, or approximately 70.3% of the issued and outstanding shares of Anzu Common Stock as of the date of the Sponsor Support Agreement, in favor of the approval and adoption of the Business Combination Agreement, the Merger and the Transactions, (iv) to appear at such meeting or otherwise cause the Covered Shares to be counted as present at the Anzu stockholder meeting for purposes of constituting a quorum, and (v) to vote the Covered Shares against any proposals which are in competition with or materially inconsistent with, the Business Combination Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. In addition, the Contingent Sponsor Shares will be unvested and subject to forfeiture upon the Closing and will vest upon the FDA’s approval of the Acclaim cochlear implant device or upon a change of control of New Envoy.

●	In connection with the Transactions contemplated by the Business Combination, concurrently with the execution and delivery of the Business Combination Agreement, Envoy entered into the Envoy Bridge Note pursuant to which it will borrow at least $10,000,000 from GAT Funding, LLC (“GAT” or the “Envoy Bridge Note Holder”), which is an entity owned by Glen A. Taylor, a member of the Envoy Board and a holder of more than 5% of the Envoy Common Stock, and the holder of all the outstanding shares of Envoy Preferred Stock, prior to the Closing. On August 23, 2023, Envoy and GAT entered into Amendment No. 1 to the Envoy Bridge Note (the "Envoy Bridge Note Amendment"), pursuant to which Envoy may borrow up to an additional $5,000,000 (the "Additional Envoy Bridge Note Principal"). The Envoy Bridge Note Amendment provides that Envoy will borrow the Additional Envoy Bridge Note Principal (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the gross proceeds from the Additional PIPE Shares, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement; additionally, Envoy may borrow up to $2,000,000 in additional principal if the Closing does not occur by September 30, 2023, which amount would be deemed Additional Envoy Bridge Note Principal. Contingent upon, and effective concurrently with, the PIPE Closing, Anzu will issue shares of Series A Preferred Stock to GAT equal to the outstanding principal of the Envoy Bridge Note, plus accrued and unpaid interest, divided by $10.00, in exchange for the Envoy Bridge Note. The Envoy Bridge Note Holder will have certain customary registration rights, pursuant to the A&R Registration Rights Agreement with respect to any shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock.
●	Concurrently with the execution and delivery of the Business Combination Agreement, Anzu and the Sponsor entered into the Subscription Agreement pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase, and Anzu agreed to issue and sell to Sponsor, at least 1,000,000 shares of the Series A Preferred Stock, at a price of $10.00 per share, for gross proceeds of at least $10,000,000, in a private placement to be consummated as promptly as practicable following the Closing and the filing of the Certificate of Designation for the Series A Preferred Stock, on the terms and subject to the conditions set forth in the Subscription Agreement. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of New Envoy, senior to New Envoy Class A Common Stock. The Sponsor will have certain customary registration rights, pursuant to the A&R Registration Rights Agreement with respect to any shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock. On August 23, 2023, Anzu and the Sponsor entered into Amendment No. 2 to the Subscription Agreement (the "Subscription Agreement Amendment"), pursuant to which the Sponsor has agreed to subscribe for and purchase up to 500,000 additional shares of Series A Preferred Stock (the "Additional PIPE Shares") at a price of $10.00 per share, for additional gross proceeds of up to $5,000,000. The Subscription Agreement Amendment provides that the Sponsor will subscribe for and purchase the Additional PIPE Shares (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the principal amount of the Envoy Bridge Note, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement.
●	On April 17, 2023, prior to entering into the Business Combination Agreement, Anzu, Envoy (for purposes of the Forward Purchase Agreement, New Envoy, following the Business Combination, together with Anzu prior to the Business Combination, as the case may be, are referred to in this section as the “Counterparty”), the Seller entered into the Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction. The purpose of the Forward Purchase Transaction is to decrease the amount of redemptions in connection with the Special Meeting and potentially increase the working capital available to New Envoy following the Closing. All capitalized terms used in this section but not otherwise defined shall have the meanings assigned to them in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase through a broker in the open market, following the period for making redemption elections and prior to the Closing, the FPA Shares pursuant to the redemption rights set forth in the Current Charter in connection with the Business Combination. Excluding the shares of Anzu Class A Common Stock transferred to Seller as the Share Consideration, the Number of Shares will in no event exceed the Maximum Number of FPA Shares. The Number of Shares is subject to reduction as described under “Optional Early Termination” in the Forward Purchase Agreement. Seller also may transfer any Shares as needed to beneficially own no more than 9.9% of the total number of shares of Anzu Class A Common Stock outstanding on a post-combination basis.

The Forward Purchase Agreement provides that no later than the earlier of (a) one (1) business day after the Closing and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination (the “Prepayment Date”), Seller shall be paid directly, out of the funds held in the Trust Account an amount (the “Prepayment Amount”) equal to the product of (i) the redemption price per share indicated to investors ahead of Anzu’s redemption notice deadline (the “Redemption Price”) and (ii) the Number of Shares less (y) 50% of the Prepayment Shortfall (as discussed below). On the Prepayment Date, in addition to the Prepayment Amount, the Counterparty shall transfer a number of shares of Anzu Class A Common Stock to the Seller equal to the product of (x) the Number of Shares and (y) 2.00% (such shares of Anzu Class A Common Stock, the “Share Consideration”), which Share Consideration shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares under the Forward Purchase Agreement, and Seller shall have no obligations with respect to such Share Consideration in connection with the Forward Purchase Agreement, other than to sell them pursuant to an effective FPA Registration Statement (as discussed below) or an available exemption under the Securities Act.

The Counterparty has agreed to file a registration statement with the SEC registering the resale of the Shares, the Shortfall Sale Shares (as defined below), the Share Consideration, the Shortfall Warrants (as defined below) and the Shortfall Warrant Shares (as defined below) (the “FPA Registration Statement”) under the Securities Act within forty-five (45) days following the Closing. From time to time following the Closing and only after the effectiveness of the FPA Registration Statement (the “FPA Registration Statement Effective Date”), Seller may, at its discretion, sell Shares without a payment obligation to the Counterparty (the “Shortfall Sales”) until such time as the gross proceeds from such Shortfall Sales equal 1% of the product of (x) the Number of Shares and (y) the Redemption Price (the “Prepayment Shortfall”). At such time that the amount of gross proceeds generated from Shortfall Sales is equal to the Prepayment Shortfall, Counterparty shall retain an amount equal to 50% of the Prepayment Shortfall on the Prepayment Date and Seller shall pay the remaining 50% of the Prepayment Shortfall on the on the earlier of (a) the FPA Registration Statement Effective Date and (b) the first OET Date (as discussed below) and at such time the Seller may not make any additional Shortfall Sales. The Seller in its sole discretion may request warrants of the Counterparty exercisable for shares of Anzu Class A Common Stock in an amount equal to (i) 4,300,000 shares of Anzu Class A Common Stock less (ii) the Number of Shares specified in the Pricing Date Notice (“Shortfall Warrants” and the shares of Anzu Class A Common Stock underlying the Shortfall Warrants, the “Shortfall Warrant Shares”). The Shortfall Warrants will (i) have an exercise price initially equal to the Reset Price (as defined below), (ii) expire on June 30, 2024 and (iii) not provide for cashless exercise or net share settlement. The Form of Shortfall Warrant shall be agreed upon by the parties to the Forward Purchase Agreement no later than 15 calendar days prior to the Closing of the Business Combination. Following the Closing, the reset price (the “Reset Price”) will initially be the per share Redemption Price, but will be adjusted on the first scheduled trading day of each week (each a “Reset Date”) commencing with the first week following the thirtieth day after the Closing to the lower of (a) the per share Redemption Price and (b) the volume weighted average price (“VWAP Price”) of the shares of Anzu Class A Common Stock of the week immediately prior to the applicable Reset Date, but not lower than $4.00; provided, however, that the Reset Price may be further reduced to the price at which the Counterparty sells, issues or grants any shares of Anzu Class A Common Stock or securities convertible or exchangeable into shares of Anzu Class A Common Stock (other than as otherwise contemplated by a business combination agreement relating to the Business Combination).

For additional information about the Business Combination, please see the section entitled “The Business Combination Agreement.”

The unaudited pro forma condensed combined financial information has been prepared based on the Anzu and Envoy historical financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination as if it had occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, and the year ended December 31, 2022, give effect to the Business Combination as if it had occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial information;
●	the historical unaudited condensed financial statements of Anzu as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of Anzu as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;
●	the historical unaudited condensed financial statements of Envoy as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus;
●	the historical audited financial statements of Envoy as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and
●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Anzu”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Envoy Medical Corporation”, and other financial information relating to each of Anzu and Envoy included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information presents four redemption scenarios as follows:

●	Assuming No Redemption Scenario: Assuming No Redemption Scenario has three scenarios as follows:
●	Assuming No Redemption and No Exchange Offer: This scenario, which we refer to as the “No Redemption Scenario and No Exchange Offer,” assumes that no holders of Anzu Class A Common Stock exercise their right to have their shares of Anzu Class A Common Stock converted into their pro rata share of the Trust Account. It also assumes that no holders of Anzu Class A Common Stock that elect not to redeem their shares of Anzu Class A Common Stock elect to exchange each share of Anzu Class A Common Stock for one share of Series A Preferred Stock.
●	Assuming No Redemption and 50% Exchange Offer: This scenario, which we refer to as the “No Redemption Scenario and 50% Exchange Offer,” assumes that no holders of Anzu Class A Common Stock exercise their right to have their shares of Anzu Class A Common Stock converted into their pro rata share of the Trust Account. It also assumes that 50% of holders of Anzu Class A Common Stock that elect not to redeem their shares of Anzu Class A Common Stock elect to exchange each share of Anzu Class A Common Stock for one share of Series A Preferred Stock.
●	Assuming No Redemption and 100% Exchange Offer: This scenario, which we refer to as the “No Redemption Scenario and 100% Exchange Offer,” assumes that no holders of Anzu Class A Common Stock exercise their right to have their shares of Anzu Class A Common Stock converted into their pro rata share of the Trust Account. It also assumes that 100% of holders of Anzu Class A Common Stock that elect not to redeem their shares of Anzu Class A Common Stock elect to exchange each share of Anzu Class A Common Stock for one share of Series A Preferred Stock.
●	Assuming Maximum Redemption Scenario: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 4,312,774 shares of Anzu Class A Common Stock are redeemed, and the Seller purchases 4,300,000 shares under the Forward Purchase Agreement, resulting in an aggregate cash payment of approximately $44.2 million out of the Trust Account and PIPE Transaction based on an assumed redemption price of $10.34 per share price less 50% of the 1% of Prepayment Shortfall plus issuance of additional 2% Share Consideration. The number of shares redeemed represents the maximum redemptions that can occur while still allowing for the net tangible asset requirement of $5.0 million specified in the Business Combination Agreement to be met. The Maximum Redemption Scenario includes all adjustments contained in the No Redemption Scenario and presents an additional adjustment to reflect the effect of the Maximum Redemption Scenario.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the Material Events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Envoy. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different, and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

			Scenario 1
			Assuming No Redemptions
			Scenario 1a			Scenario 1b			Scenario 1c			Scenario 2
			Assuming No Exchange Offer			Assuming 50% Exchange Offer			Assuming 100% Exchange Offer			Assuming Maximum Redemptions
(In thousands, except for share data)	Anzu (Historical)	Envoy (Historical)	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$133	$68	$44,645	3(a)	$35,170	$—		$32,582	$—		$29,994	$(44,240)	3(q)	$5,000
	—	—	(1,657)	3(b)	—	—		—	—		—	(132)	3(r)	—
	—	—	(12,847)	3(c)	—	—		—	—		—	87	3(c)a	—
	—	—	10,000	3(e)	—	—		—	—		—	4,358	3(e)a	—
	—	—	2,918	3(f)	—	—		—	—		—	4,357	3(f)a	—
	—	—	(2,690)	3(t)	—	—		—	—		—	—		—
	—	—	(5,400)	3(s)a	—	(2,588)	3(s)b	—	(2,588)	3(s)c	—	5,400	3(s)d	—
Restricted cash	—	—	5,400	3(s)a	5,400	2,588	3(s)b	7,988	2,588	3(s)c	10,576	(5,400)	3(s)d	—
Accounts receivable, net	—	55	—		55	—		55	—		55	—		55
Inventories	—	1,306	—		1,306	—		1,306	—		1,306	—		1,306
Prepaid income taxes	—	—	—		—	—		—	—		—	—		—
Prepaid expenses and other current assets	265	294	—		559	—		559	—		559	—		559
Prepaid Forward Purchase Agreement Assets	—	—	—		—	—		—	—		—	31,325	3(q)	31,325
Total current assets	398	1,723	40,369		42,490	—		42,490	—		42,490	(4,245)		38,245
Investments held in Trust Account	44,645	—	(44,645)	3(a)	—	—		—			—	—		—
Property and equipment, net	—	345	—		345	—		345	—		345	—		345
Operating lease right-of-use asset (related party)	—	525	—		525	—		525	—		525	—		525
Total assets	$45,043	$2,593	$(4,276)		$43,360	$—		$43,360	$—		$43,360	$(4,245)		$39,115
LIABILITIES, REDEEMABLE STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,431	$2,360	$(1,428)	3(c)	$1,551	$—		$1,551	$—		$1,551	$—		$1,551
	—	—	(812)	3(b)	—	—		—	—		—	—		—
Accrued expenses	5,124	747	(45)	3(b)	825	—		825	—		825	—		825
	—	—	(5,001)	3(c)	—	—		—	—		—	—		—
Working Capital Loans	2,690	—	(2,690)	3(t)	—	—		—	—		—	—		—
Convertible notes payable, current portion (related party)	—	676	(676)	3(j)	—	—		—	—		—	—		—
Operating lease liabilities, current portion (related party)	—	148	—		148	—		148	—		148	—		148
Warranty liability, current portion	—	256	—		256	—		256	—		256	—		256
Income taxes payable	102	—	—		102	—		102	—		102	—		102
Total current liabilities	9,347	4,187	(10,652)		2,882	—		2,882	—		2,882	—		2,882
Prepaid forward derivative	145	—	(145)	3(o)	—	—		—	—		—	—		—
Forward Purchase Agreement liability	—	—	12,422	3(p)	12,422	—		12,422	—		12,422	(12,422)	3(p)a	—
Deferred underwriting fee payable	10,413	—	(10,413)	3(g)	—	—		—	—		—	—		—
Derivative warrant liabilities	1,333	—	(625)	3(h)	708	—		708	—		708	—		708
Convertible notes payable, net of current portion (related party)	—	55,324	(50,688)	3(j)	—	—		—	—		—	—		—
	—	—	(4,636)	3(u)	—	—		—	—		—	—		—
Warranty liability, net of current portion	—	2,090	—		2,090	—		2,090	—		2,090	—		2,090
Operating lease liabilities, net of current portion (related party)	—	467	—		467	—		467	—		467	—		467
Warrant liability (related party)	—	231	(231)	3(k)	—	—		—	—		—	—		—
Total liabilities	21,238	62,299	(64,968)		18,569	—		18,569	—		18,569	(12,422)		6,147

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

			Scenario 1 Assuming No Redemptions
			Scenario 1a Assuming No Exchange Offer			Scenario 1b Assuming 50% Exchange Offer			Scenario 1c Assuming 100% Exchange Offer			Scenario 2 Assuming Maximum Redemptions
(In thousands, except for share data)	Anzu (Historical)	Envoy (Historical)	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet

Class A Common stock subject to possible redemption at redemption value (4,312,774 shares at $10.34 per share)	44,595	—	(44,595)	3(i)	—	—		—	—		—	—		—
Redeemable convertible preferred stock, $0.01 par value; 10,000,000 shares authorized 4,000,000 shares issued and outstanding	—	19,973	(19,973)	3(l)	—	—		—	—		—	—		—
					—	—		—	—		—	—		—
Stockholders' deficit:
Class B Common stock, $0.0001 par value; 40,000,000 shares authorized; 10,625,000 shares issued and outstanding	1	—	(1)	3(d)	—	—		—	—		—	—		—
Envoy Common Stock, $0.01 par value; 232,000,000 shares authorized; 139,153,144 shares issued and outstanding	—	1,392	(1,392)	3(n)	—	—		—	—		—	—		—
New Envoy common stock, par value $0.0001	—	—	—	3(d)	2	—	3(i)b	2	(1)	3(i)c	1	—	3(q)	2
	—	—	1	3(i)a	—	—		—	—		—	—	3(r)	—
	—	—	—	3(j)	—	—		—	—		—	—		—
	—	—	—	3(k)	—	—		—	—		—	—		—
	—	—	—	3(l)	—	—		—	—		—	—		—
	—	—	1	3(n)	—	—		—	—		—	—		—
Series A Preferred Stock, par value $0.0001	—	—	—	3(d)	—	—	3(i)b	—	1	3(i)c	1	—		—
			—	3(e)	—	—		—	—		—	—	3(e)a	—
	—	—	—	3(f)	—	—		—	—		—	—	3(f)a	--
	—	—	—	3(u)	—	—		—	—		—	—		—
Additional paid-in capital	—	171,528	(815)	3(b)	292,932	—		292,932	—		292,932	889	3(q)	302,404
	—	—	—	3(c)	—	—		—	—		—	(132)	3(r)	—
	—	—	1	3(d)	—	—		—	—		—	—		—
	—	—	10,000	3(e)	—	—		—	—		—	4,358	3(e)a	—
	—	—	2,918	3(f)	—	—		—	—		—	4,357	3(f)a	—
	—	—	10,413	3(g)		—			—		—	—		—
	—	—	625	3(h)	—	—		—	—		—	—		—
	—	—	44,595	3(i)a	—	—		—	—		—	—		—
	—	—	48,458	3(j)	—	—		—	—		—	—		—
	—	—	19,973	3(l)	—	—		—	—		—	—		—
	—	—	1,391	3(n)	—	—		—	—		—	—		—
	—	—	(20,791)	3(m)	—	—		—	—		—	—		—
	—	—	4,636	3(u)	—	—		—	—		—	—		—
Accumulated deficit	(20,791)	(252,484)	15	3(b)	(268,028)	—		(268,028)	—		(268,028)	12,422	3(p)a	(269,323)
	—	—	(6,419)	3(c)	—	—		—	—		—	(13,804)	3(q)	—
	—	—	2,906	3(j)	—	—		—	—		—	87	3(c)a	—
	—	—	231	3(k)	—	—		—	—		—	—		—
	—	—	20,791	3(m)	—	—		—	—		—	—		—
	—	—	145	3(o)	—	—		—	—		—	—		—
	—	—	(12,422)	3(p)	—	—		—	—		—	—		—
Accumulated other comprehensive loss	—	(115)	—		(115)	—		(115)	—		(115)	—		(115)
Total stockholders' equity	(20,790)	(79,679)	125,260		24,791	—		24,791	—		24,791	8,177		32,968
Total liabilities, redeemable stock, and stockholders' equity	$45,043	$2,593	$(4,276)		$43,360	$—		$43,360	$—		$43,360	$(4,245)		$39,115

See accompanying notes to the unaudited pro forma condensed combined financial information.

ANZU/ENVOY MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

			Scenario 1 Assuming No Redemptions
	Six Months Ended June 30, 2023	Six Months Ended June 30, 2023	Scenario 1a Assuming No Exchange Offer				Scenario 1b Assuming 50% Exchange Offer				Scenario 1c Assuming 100% Exchange Offer				Scenario 2 Assuming Maximum Redemptions
(In thousands, except per share and weighted-average share data)	Anzu (Historical)	Envoy (Historical)	Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes

Net revenues	$—	$141	$—		$141		$—		$141		$—		$141		$—		$141
Operating cost and expenses:
Cost of goods sold	—	627	—		627		—		627		—		627		—		627
Research and development	—	3,790	—		3,790		—		3,790		—		3,790		—		3,790
General and administrative	—	3,975	—		3,975		—		3,975		—		3,975		—		3,975
	—	—	—		—		—		—		—		—		—		—
Formation and operating costs	2,591	—	—		2,591		—		2,591		—		2,591		—		2,591
Total operating costs and expenses	2,591	8,392	—		10,983		—		10,983		—		10,983		—		10,983
Operating loss	(2,591)	(8,251)	—		(10,842)		—		(10,842)		—		(10,842)		—		(10,842)
Other income (expense):
Loss from changes in fair value of convertible notes payable (related party)	—	(18,143)	18,143	4(d)	—		—		—		—		—		—		—
Interest earned on investment held in Trust Account	3,899	—	(3,899)	4(a)	—		—		—		—		—		—		—
Other income (expense)	—	(105)	104	4(f)	(1)		—		(1)		—		(1)		—		(1)
	—	—	—		—		—		—		—		—		—		—
Deferred offering cost forgiveness	—	—	—		—		—		—		—		—		—		—
Change in fair value of Forward Purchase Agreements	(354)	—	—		(354)		—		(354)		—		(354)		—		(354)
Prepaid forward derivative	(145)	—	145	4(h)	—		—		—		—		—		—		—
Change in fair value of warrant liabilities	(267)	—	125		(142)				(142)				(142)		—		(142)
Total other income, net	3,133	(18,248)	14,618		(497)		—		(497)		—		(497)		—		(497)
Income (loss) before income tax expense	542	(26,499)	14,618		(11,339)		—		(11,339)		—		(11,339)		—		(11,339)
Income tax benefit (expense)	(963)	—	—		(963)		—		(963)		—		(963)		—		(963)
Net income (loss)	(421)	(26,499)	14,618		(12,302)		—		(12,302)		—		(12,302)		—		(12,302)
Cumulative undeclared preferred dividends	—	(1,000)	(7,100)	4(g)a	(8,100)		(3,883)	4(g)b	(11,983)		(3,880)	4(g)c	(15,863)		—		(8,100)
Deemed dividend on Series A Convertible Preferred Stock	—	—	—		—		—		—		—		—		—		—
Net income (loss) attributable to common stockholders, basic and diluted	$(421)	$(27,499)	$7,518		$(20,402)		$(3,883)		$(24,285)		$(3,880)		$(28,165)		$—		$(20,402)
Net loss per share attributable to common stockholders, basic and diluted		$(0.20)			$(0.97)				$(1.29)				$(1.70)				$(0.97)
Weighted average common stock outstanding, basic and diluted		139,153,144			20,927,774	4(l)			18,771,387	4(l)			16,615,000	4(l)			21,001,000	4(l)
Net income allocated to Class A Common stock	265
Basic and diluted net income (loss) per common stock, Anzu Class A common stock	$0.01
Weighted average number of Class A Common Stock, basic and diluted	18,026,419
Net income allocated to Class B Common stock	155
Basic and diluted net income (loss) per common stock, Anzu Class B common stock	$0.01
Weighted average number of Class B Common Stock, basic and diluted	10,625,000

See accompanying notes to the unaudited pro forma condensed combined financial information.

ANZU/ENVOY MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

			Scenario 1
			Assuming No Redemptions
	Year Ended	Year Ended	Scenario 1a				Scenario 1b				Scenario 1c				Scenario 2
	December 31, 2022	December 31, 2022	Assuming No Exchange Offer				Assuming 50% Exchange Offer				Assuming 100% Exchange Offer				Assuming Maximum Redemptions
(In thousands, except per share and weighted-average share data)	Anzu (Historical)	Envoy (Historical)	Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes

Net revenues	$—	$237	$—		$237		$—		$237		$—		$237		$—		$237
Operating cost and expenses:
Cost of goods sold	—	957	—		957		—		957		—		957		—		957
Research and development	—	4,516	—		4,516		—		4,516		—		4,516		—		4,516
General and administrative	—	3,470	360	4(b)	3,830				3,830				3,830		(87)	4(c)a	3,743
	—	—	6,419	4(c)	6,419				6,419				6,419		—		6,419
Formation and operating costs	4,888	—	—		4,888		—		4,888		—		4,888		—		4,888
Total operating costs and expenses	4,888	8,943	6,779		20,610		—		20,610		—		20,610		(87.00)		20,523
Operating loss	(4,888)	(8,706)	(6,779)		(20,373)		—		(20,373)		—		(20,373)		87		(20,286)
Other income (expense):
Loss from changes in fair value of convertible notes payable (related party)	—	(7,090)	7,090	4(d)	—		—		—		—		—		—		—
Interest earned on investment held in Trust Account	6,125	—	(6,125)	4(a)	—		—		—		—		—		—		—
Other income (expense)	—	(127)	(12,422)	4(h)	(12,318)		—		(12,318)		—		(12,318)		12,422	4(i)	(13,700)
	—	—	231	4(f)	—		—		—		—		—		(13,804)	4(j)	—
Deferred offering cost forgiveness	150	—	—		150		—		150		—		150		—		150
Change in fair value of Forward Purchase Agreements	(649)	—	—		(649)		—		(649)		—		(649)		—		(649)
Change in fair value of warrant liabilities	19,997	—	(9,374)	4(e)	10,623				10,623				10,623		—		10,623
Total other income, net	25,623	(7,217)	(20,600)		(2,194)		—		(2,194)		—		(2,194)		(1,382)		(3,576)
Income (loss) before income tax expense	20,735	(15,923)	(27,379)		(22,567)		—		(22,567)		—		(22,567)		(1,295)		(23,862)
Income tax benefit (expense)	(1,502)	—	—		(1,502)		—		(1,502)		—		(1,502)		—		(1,502)
Net income (loss)	19,233	(15,923)	(27,379)		(24,069)		—		(24,069)		—		(24,069)		(1,295)		(25,364)
Cumulative undeclared preferred dividends	—	(2,000)	(3,400)	4(g)a	(5,400)		(2,588)	4(g)b	(7,988)		(2,588)	4(g)c	(10,576)		—		(5,400)
Deemed dividend on Series A Convertible Preferred Stock	—	—	—	4(k)a	—		(4,290)	4(k)b	(4,290)		(10,598)	4(k)c	(14,888)		—		—
Net income (loss) attributable to common stockholders, basic and diluted	$19,233	$(17,923)	$(30,779)		$(29,469)		$(6,878)		$(36,347)		$(13,186)		$(49,533)		$(1,295)		$(30,764)
Net loss per share attributable to common stockholders, basic and diluted		$(0.13)			$(1.41)				$(1.94)				$(2.98)				$(1.46)
Weighted average common stock outstanding, basic and diluted		139,162,385			20,927,774	4(l)			18,771,387	4(l)			16,615,000	4(l)			21,001,000	4(l)
Net income allocated to Class A Common stock	15,387
Basic and diluted net income (loss) per common stock, Anzu Class A common stock	$0.36
Weighted average number of Class A Common Stock, basic and diluted	42,500,000
Net income allocated to Class B Common stock	3,846
Basic and diluted net income (loss) per common stock, Anzu Class B common stock	$0.36
Weighted average number of Class B Common Stock, basic and diluted	10,625,000

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of New Envoy upon consummation of the Transactions. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Anzu and Envoy had not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared based on the Anzu and Envoy historical financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination as if it had occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2023, and the year ended December 31, 2022, give effect to the Business Combination as if it had occurred on January 1, 2022.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that each of Anzu and Envoy believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Each of Anzu and Envoy believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presents four redemption scenarios, the No Redemption Scenarios with three scenarios for the Exchange Offer and the Maximum Redemption Scenario. The No Redemption Scenario assumes that no holders of Anzu Class A Common Stock exercise their right to have their Anzu Class A Common Stock converted into their pro rata share of the Trust Account. The Maximum Redemption Scenario assumes that 4,312,774 shares of Anzu Class A Common Stock are redeemed, and the Seller purchases 4,300,000 shares under the Forward Purchase Agreement, resulting in an aggregate cash payment of approximately $44.2 million out of the Trust Account and the PIPE Transaction based on an assumed redemption price of $10.34 per share price less 50% of the 1% of Prepayment Shortfall plus issuance of additional 2% Share Consideration. The Maximum Redemption Scenario includes all adjustments contained in the No Redemption Scenario and presents an additional adjustment to reflect the effect of the Maximum Redemption Scenario.

The foregoing scenarios are for illustrative purposes only, as Anzu does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by holders of Anzu Class A Common Stock that may occur.

The tables directly below present shares outstanding upon the Closing as depicted in the unaudited pro forma condensed combined financial information under the four redemption scenarios.

	Scenario 1a
	Assuming No Redemptions and No Exchange Offer
			Number of
			Preferred
			Stock as
	Number of Common	Number of Preferred	converted to	% Common	% Ownership
	Stock Owned	Stock Owned	Common Stock	Ownership	(as converted)
(Shares in thousands)
Envoy shareholders	15,000	—	—	71.7%	60.4%
Anzu-Affiliated PIPE Investor	—	1,000	870	0.0%	3.5%
Envoy Bridge Note Holders	—	1,000	870	0.0%	3.5%
Anzu stockholders	4,313	—	—	20.6%	17.4%
Anzu Sponsor	1,000	2,500	2,174	4.8%	12.7%
Meteora Parties**	100	—	—	0.5%	0.4%
Other Parties*	515	—	—	2.4%	2.1%
Total	20,928	4,500	3,914	100%	100%

	Scenario 1b
	Assuming No Redemptions and 50% Exchange Offer
			Number of
			Preferred
			Stock as
	Number of Common	Number of Preferred	converted to	% Common	% Ownership
	Stock Owned	Stock Owned	Common Stock	Ownership	(as converted)
(Shares in thousands)
Envoy shareholders	15,000	—	—	79.9%	61.1%
Anzu-Affiliated PIPE Investor	—	1,000	870	0.0%	3.5%
Envoy Bridge Note Holders	—	1,000	870	0.0%	3.5%
Anzu stockholders	2,157	2,157	1,875	11.5%	16.4%
Anzu Sponsor	1,000	2,500	2,174	5.3%	13.0%
Meteora Parties**	100	—	—	0.5%	0.4%
Other Parties*	515	—	—	2.8%	2.1%
Total	18,772	6,657	5,789	100%	100%

	Scenario 1c
	Assuming No Redemptions and 100% Exchange Offer
			Number of
			Preferred
			Stock as
	Number of Common	Number of Preferred	converted to	% Common	% Ownership
	Stock Owned	Stock Owned	Common Stock	Ownership	(as converted)
(Shares in thousands)
Envoy shareholders	15,000	—	—	90.3%	61.8%
Anzu-Affiliated PIPE Investor	—	1,000	870	0.0%	3.6%
Envoy Bridge Note Holders	—	1,000	870	0.0%	3.6%
Anzu stockholders	—	4,313	3,750	0.0%	15.4%
Anzu Sponsor	1,000	2,500	2,174	6.0%	13.1%
Meteora Parties**	100	—	—	0.6%	0.4%
Other Parties*	515	—	—	3.1%	2.1%
Total	16,615	8,813	7,664	100%	100%

	Scenario 2
	Assuming Maximum Redemptions into Cash
			Number of
			Preferred
			Stock as
	Number of Common	Number of Preferred	Converted to	% Common	% Ownership
	Stock Owned	Stock Owned	Common Stock	Ownership	(as converted)
(Shares in thousands)
Envoy shareholders	15,000	—	—	71.4%	58.4%
Anzu-Affiliated PIPE Investor	—	1,436	1,248	0.0%	4.9%
Envoy Bridge Note Holders	—	1,436	1,248	0.0%	4.9%
Anzu stockholders	—	—	—	0.0%	0.0%
Anzu Sponsor	1,000	2,500	2,174	4.8%	12.3%
Meteora Parties***	4,486	—	—	21.3%	17.5%
Other Parties*	515	—	—	2.5%	2.0%
Total	21,001	5,372	4,670	100%	100%
*	Other Parties include former and current directors and officers of Anzu, parties to the Extension Support Agreements and Legacy Forward Purchasers.
**	Meteora Parties includes Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, together with MSOF and MCP, collectively the “Seller”).
***	Number of shares of New Envoy Common Stock owned by the Seller under Maximum Redemptions Scenario includes 4,300,000 shares acquired by the Seller from parties that exercised their redemption rights and 86,000 shares of 2% Share Consideration pursuant to the Forward Purchase Agreement, in addition to the 100,000 shares received under the Extension Support Agreement under the No Redemption Scenarios.

The number of Series A Preferred Stock as converted to Anzu Class A Common Stock and as converted ownership percentage in the above tables assume that the Series A Preferred holders converted their shares into shares of New Envoy Class A Common Stock based on the ratio determined by dividing the Original Issuance Price of $10.00 by the Conversion Price of $11.50 pursuant to the Certificate of Designation.

The total number of shares does not include (a) shares issuable upon the exercise of 14,166,666 public warrants to purchase shares of Anzu Class A Common Stock on a one to one basis, which will remain outstanding immediately following the Business Combination, (b) 1,000,000 shares of Contingent Sponsor Shares which will be unvested and subject to forfeiture upon the Closing and will vest upon the FDA approval of the Acclaim, (c) the issuance of shares upon completion of the Business Combination under the New Envoy Incentive Plan, and (d) any increase or decrease in the shares of Anzu Common Stock that will be issued to as a result of the adjustments to the Merger Consideration pursuant to the terms of the Business Combination Agreement.

2.    Accounting for the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Anzu will be treated as the acquired company for accounting purposes, whereas Envoy will be treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of Envoy issuing shares for the net assets of Anzu, accompanied by a recapitalization. The net assets of Anzu will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Envoy. Envoy has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	In a Maximum Redemption scenario, 71.4% of the combined entity’s voting common shares will be held by the former owners of Envoy while 4.8% of the voting interest is held by former owners of Anzu.

Approximately 5,371,500 shares of Series A Preferred Stock will be issued at Closing, of which 3,935,750 will be held by the Sponsor and the Anzu-affiliated PIPE investor and 1,435,750 held by a former owner of Envoy. The Series A Preferred Holders will have the right to convert their shares into shares of New Envoy Class A Common Stock at any time based on the

Conversion Price of $11.50. If these shares were included on an as-converted basis, the relative voting rights would be 63.3% and 17.3% for Envoy and Anzu/PIPE investors, respectively.

●	In a No Redemption and No Exchange Offer scenario, 71.7% of the combined entity’s voting common shares will be held by the former owners of Envoy while 4.8% of the voting interest is held by former owners of Anzu.

Approximately 4,500,000 shares of Series A Preferred Stock will be issued at Closing, of which 3,500,000 will be held by the Sponsor and the Anzu-affiliated PIPE investor and 1,000,000 held by a former owner of Envoy. The Series A Preferred Holders will have the right to convert their shares into shares of New Envoy Class A Common Stock at any time based on the Conversion Price of $11.50. If these shares were included on an as-converted basis, the relative voting rights would be 63.9% and 16.2% for Envoy and Anzu/PIPE investors, respectively.

●	In a No Redemption and 50% Exchange Offer scenario, 79.9% of the combined entity’s voting common shares will be held by the former owners of Envoy while 5.3% of the voting interest is held by former owners of Anzu.

Approximately 6,657,000 shares of Series A Preferred Stock will be issued at Closing, of which 3,500,000 will be held by the Sponsor and the Anzu-affiliated PIPE investor and 1,000,000 held by a former owner of Envoy. The Series A Preferred Holders will have the right to convert their shares into shares of New Envoy Class A Common Stock at any time based on the Conversion Price of $11.50. If these shares were included on an as-converted basis, the relative voting rights would be 64.6% and 16.5% for Envoy and Anzu/PIPE investors, respectively.

●	In a No Redemption and 100% Exchange Offer scenario, 90.3% of the combined entity’s voting common shares will be held by the former owners of Envoy while 6.0% of the voting interest is held by former owners of Anzu.

Approximately 8,813,000 shares of Series A Preferred Stock will be issued at Closing, of which 3,500,000 will be held by the Sponsor and the Anzu-affiliated PIPE investor and 1,000,000 held by a former owner of Envoy. The Series A Preferred Holders will have the right to convert their shares into shares of New Envoy Class A Common Stock at any time based on the Conversion Price of $11.50. If these shares were included on an as-converted basis, the relative voting rights would be 65.4% and 16.7% for Envoy and Anzu/PIPE investors, respectively.

●	The largest single owner in the combined entity is a former shareholder of Envoy.
●	Envoy will designate a majority of the governing body of New Envoy.
●	The executive officers of the New Envoy immediately after the Closing will be the same individuals as those of Envoy immediately prior to the Closing.
●	Envoy’s operations will comprise the ongoing operations of New Envoy.

3.    Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Business Combination Accounting Adjustments:

(a)	To reflect a reclassification of the Cash and Marketable securities held in Trust Account to Cash and cash equivalents, assuming no holders of Anzu Class A Common Stock exercise their right to have their Anzu Class A Common Stock subject to possible redemption redeemed for their pro rata share of the Trust Account.
(b)	To reflect the payment of Envoy’s total estimated advisory, legal, accounting and auditing fees including other professional fees of $0.9 million that are deemed to be direct and incremental costs as well as $1.8 million that are not direct and incremental expenses of the Business Combination. The payment of $0.9 million of costs directly attributable to the Business Combination have been recorded as a reduction of $0.5 million in cash and a corresponding reduction of additional paid-in capital and a reclassification of $0.4 million of accumulated deficit to additional paid-in capital. Of $1.8 million that are not direct and incremental expenses of the Business Combination, $0.7 million has already been paid and recorded within accumulated deficit. The payment of the remaining $1.1 million have been recorded as an increase of $0.3 million to accumulated deficit, a reduction of $0.8 million to accounts payable and $45 thousand accrued expenses. These transaction costs are preliminary estimates; the final amounts and the resulting effect on New Envoy’s financial position and results of operations may differ significantly.
(c)	To reflect payment of total preliminary estimated transaction costs of Anzu of $12.9 million that was incurred and is expected to be incurred in connection with the Business Combination but is not directly attributable to the proposed offering of securities and is a non-recurring item. Of $12.9 million transactions costs, $0.1 million has already been paid and recorded within accumulated deficit. The payment of transaction costs that are not directly attributable to the proposed offering of securities is recorded as a reduction in cash of $12.8 million and a corresponding reduction of $1.4 million in accounts payable, and $5.0 million in accrued expenses, as well as a $6.4 million increase to the accumulated deficit. Included in this adjustment are $2.6 million of SPAC D&O tail policy and $2.1 million related to 1% Excise Tax on the redemptions of Anzu public shares. The SPAC D&O tail policy expense and the Excise Tax expense are excluded from the definition of the SPAC Transaction Expenses Cap. These transaction costs are preliminary estimates; the final amounts and the resulting effect on New Envoy’s financial position and results of operations may differ significantly.
a.	To reflect a reduction of $87 thousand of Excise Tax under the Maximum Redemption scenario.
(d)

To reflect the conversion of 10,625,000 shares of Anzu Class B Common Stock into 2,615,000 shares of New Envoy Class A Common Stock, and 2,500,000 shares of Series A Preferred Stock in a private exchange offer, with the remaining 5,510,000 shares of Anzu Class B Common Stock being forfeited upon the Closing.

(e)

To reflect the proceeds of $10.0 million from the issuance and sale of 1,000,000 shares of Series A Preferred Stock at a par value of $0.0001 in the PIPE Transaction pursuant to the Subscription Agreement.

a.

To reflect the additional proceeds of $4.4 million from the issuance and sale of 435,750 shares of Series A Preferred Stock under the Maximum Redemption scenario in order to meet $5.0 million Minimum Cash requirement.

(f)

To reflect the proceeds of $2.9 million from the issuance of the Bridge Note and immediate conversion upon the Closing of 291,789 shares of Series A Preferred Stock at a par value of $0.0001 as part of a $10.0 million Bridge Note from GAT in the Envoy Bridge Financing. The remaining $7.1 million is transferred from the existing Envoy convertible note pursuant to the Bridge Note agreement. Refer to 3(u) for the adjustment related to the transfer of convertible note into the Bridge Note and the subsequent conversion into Series A Preferred Stock.

a.

To reflect the additional proceeds of $4.4 million from the issuance of the Bridge Note under the Maximum Redemption scenario in order to meet $5.0 million minimum cash requirement. The Bridge Note is immediately converted into 435,750 shares of Series A Preferred Stock at a par value of $0.0001 upon the Closing.

(g)

To reflect the elimination of deferred underwriting fee payable of $10.4 million, which is related to costs incurred in connection with the Anzu initial public offering and a corresponding $10.4 million adjustment to additional paid-in capital, as a result of a concession agreed with the underwriters.

(h)

To reflect the elimination of 12,500,000 private warrants to be forfeited as part of the Business Combination for the amount of $0.6 million, which is the fair value of the private warrants as of June 30, 2023.

(i)	The following adjustments are made for each scenario:
a.

To reflect the reclassification of 4,312,774 shares of Anzu Class A Common Stock subject to redemption into shares of New Envoy Class A Common Stock with a par value of $0.0001 and a corresponding increase in additional paid-in capital of $44.6 million. This assumes no Anzu Class A stockholders exercise their redemption rights nor exchange their shares of Anzu Class A Common Stock into shares of Series A Preferred Stock pursuant to the Exchange Offer.

b.

To reflect the reclassification of 4,312,774 shares of Anzu Class A Common Stock subject to redemption into 2,156,387 shares of New Envoy Class A Common Stock with a par value of $0.0001 and 2,156,387 shares of Series A Preferred Stock with a par value of $0.0001 with a corresponding increase in additional paid-in capital of $44.6 million. This assumes no Anzu Class A stockholders exercise their redemption rights and 50% of Anzu stockholders exchange their shares of Anzu Class A Common Stock into shares of Series A Preferred Stock pursuant to the Exchange Offer.

c.

To reflect the reclassification of 4,312,774 shares of Anzu Class A Common Stock subject to redemption into shares of Series A Preferred Stock with a par value of $0.0001 and a corresponding increase in additional paid-in capital of $44.6 million. This assumes no Anzu Class A stockholders exercise their redemption rights and 100% of Anzu stockholders exchange their shares of Anzu Class A Common Stock into shares of Series A Preferred Stock pursuant to the Exchange Offer.

(j)

To reflect the conversion of the Envoy Convertible Notes with a principal amount of $59.7 million and interest of $16.3 million into 4,845,869 shares of New Envoy Class A Common Stock. Envoy has presented Envoy Convertible Notes under the fair value option. Under the fair value option, the Envoy Convertible Notes have been stated at the fair value of $56.0 million as of June 30, 2023, of which, $4.6 million represents the fair value of $7.0 million of convertible notes transferred to the Bridge Note (See 3(u) for further details).  The resultant change in fair value of $8.8 million is recorded as loss on change in fair value of debt for the six months ended June 30, 2023 and $17.1 million was recognized in the accumulated deficit for the changes in fair value of debt for the periods prior to June 30, 2023. Upon conversion, the fair value of the Envoy Convertible Notes of $51.4 million as of June 30, 2023 was derecognized. The New Envoy Class A Common Stock issued in exchange for the Envoy Convertible Notes was recorded at the fair value of the New Envoy Common Stock in the amount of $485 and additional paid-in capital in the amount of $48.5 million, with the resulting difference being accounted for as a gain of $2.9 million in accumulated deficit.

(k)

To reflect Envoy Warrants canceled or converted on a net exercise basis into shares of Envoy Common Stock in accordance with the Warrant Amendment Agreement. Out of 8,695,000 Envoy Warrants outstanding, 70,000 were converted into 2,683 shares of New Envoy Class A Common Stock. Out of the remaining 8,625,000 Envoy Warrants that were forfeited as part of the Business Combination, 1,150,000 Envoy Warrants were classified as a liability in Envoy’s historical financial statements with a fair value amounting to $0.2 million and is recorded as a reduction of accumulated deficit.

(l)	To reflect the conversion of 4,000,000 shares of Envoy Preferred Stock into 1,275,678 shares of New Envoy Class A Common Stock, as adjusted for the Exchange Ratio.
(m)	To reflect the elimination of Anzu’s historical accumulated deficit.
(n)

To reflect the recapitalization of Envoy through the Business Combination and the issuance of 8,875,732 shares of New Envoy Common Stock recorded as $888 in New Envoy Common Stock and $1.4 million in additional paid-in capital.

(o)

To reflect the reversal of $0.1 million Prepaid forward derivative liability as of June 30, 2023, as this is based on the value of the Prepaid Forward Agreement prior to the Closing. Refer to Note 3(p) and 3(u) for the transaction accounting adjustments related to the Prepaid Forward Purchase Agreement upon the Closing.

(p)

To reflect the fair value of the Forward Purchase Agreement warrant liability (defined as the “Shortfall Warrant” under the Forward Purchase Agreement) under No Redemption Scenarios as it assumes that the Seller is unable to purchase Anzu Class A Common Stock subject to redemption under the Forward Purchase Agreement and request warrants exercisable for 4,300,000 shares of Anzu Class A Common Stock. The value of the Forward Purchase Agreement warrant liability was calculated using a Monte Carlo multi-scenario model, which was prepared as if it was entered into on June 30, 2023. The principal assumptions of the valuation are as follows: volatility 65%; risk free interest of 5.26%; and a period of one year.

a.

To reflect the elimination of the Forward Purchase Agreement warrant liability under the Maximum Redemption Scenario as it assumes that the Seller purchases Anzu Class A Common Stock for the Maximum Number of Shares, which is 4,300,000 shares.

(q)

To reflect the fair value of the Prepaid Forward Purchase Agreement Asset under the Maximum Redemption Scenario, including $44.2 million in cash delivered to the Seller at Closing for the Prepayment under the Forward Purchase Agreement for $10.34 redemption price less 50% of the 1% of Prepayment Shortfall plus issuance of additional 2% Share Consideration. This resulted in a loss of $13.8 million recorded in accumulated deficit. The value of the Prepaid Forward

Purchase Agreement Assets was calculated using a Monte Carlo multi-scenario model. The valuation of the Forward Purchase Agreement derivative was prepared as if it was entered into on June 30, 2023 and the principal assumptions of the valuation are as follows: volatility 65%; risk free interest of 5.26%; and a period of one year.

(r)

To reflect, under the Maximum Redemption Scenario, the assumption that Anzu stockholders exercise their redemption rights with respect to the remaining 12,774 shares of Anzu Class A Common Stock subject to possible redemption after 4,300,000 shares purchased by the Seller under the Forward Purchase Agreement (refer to Note 3(q)) prior to the consummation of the Business Combination at a redemption price of $10.34 per share, or $0.1 million in cash.

(s)	The following adjustments are made for each scenario:
a.

To reflect reclassification of cash to restricted cash for the funds allocated for preferred dividends of $5.4 million pursuant to the Certificate of Designation of the Series A Preferred Stock. This assumes no Anzu Class A stockholders exercise their redemption rights nor exchange their shares of Anzu Class A Common Stock into shares of Series A Preferred Stock pursuant to the Exchange Offer.

b.

To reflect an incremental $2.6 million reclassification of cash to restricted cash for the funds allocated for a total of $8.0 million preferred dividends pursuant to the Certificate of Designation of the Series A Preferred Stock. This assumes no Anzu Class A stockholders exercise their redemption rights and 50% of Anzu stockholders exchange their shares of Anzu Class A Common Stock into shares of Series A Preferred Stock pursuant to the Exchange Offer.

c.

To reflect an incremental $2.6 million reclassification of cash to restricted cash for the funds allocated for a total of $10.6 million preferred dividends pursuant to the Certificate of Designation of the Series A Preferred Stock. This assumes no Anzu Class A stockholders exercise their redemption rights and 100% of Anzu stockholders exchange their shares of Anzu Class A Common Stock into shares of Series A Preferred Stock pursuant to the Exchange Offer.

d.

To reflect a reduction of $5.4 million in the reclassification of cash to restricted cash for the funds allocated for $5.4 million as the funds are allocated for the dividends to the extent that $5.0 million of the minimum cash is available immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement.

(t)

To reflect the repayment of $2.7 million working capital loan upon the Closing. For pro forma purposes, we assumed repayment would be made in cash. As noted above, pursuant to the Sponsor Support Agreement, subject to and upon the Closing, the Sponsor has agreed to forego its right to convert up to $1,500,000 of such loans that may be convertible into warrants.

To reflect transfer of $7.0 million convertible note issued during the six months ended June 30, 2023 and the respective accrued interests into the Bridge Note pursuant to the Bridge Note agreement, and the subsequent conversion of the Bridge Note into Series A Preferred Stock upon the Closing. As Envoy has presented Envoy Convertible Notes under the fair value option, the $7.0 million proceeds of convertible note was recorded at its fair value of $4.6 million and the $2.4 million difference between the proceeds received and the fair value was recorded as a deemed capital contribution in the additional paid-in capital in the historical financial statements. The conversion of the Bridge Note is recorded as 708,211 shares of Series A Preferred Stock at a par value of $0.0001, and reversal of the Convertible notes payable of $2.4 million with the difference recorded in additional paid-in capital.

4.    Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023 and the Year Ended December 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Business Combination Accounting Adjustments:

(a)	To reflect the elimination of Interest earned on investment held in the Trust Account.

(b)	To reflect non-recurring transaction closing costs, not yet paid, of $0.4 million within general and administrative expense of Envoy that are considered direct and incremental expenses. See Note 3(b).
(c)	To reflect non-recurring transaction costs of $6.4 million within general and administrative expense of Anzu that are not considered direct and incremental expenses. See Note 3(c).
a.	To reflect a reduction of $87 thousand of Excise Tax under the Maximum Redemption scenario.
(d)	To reflect the elimination of loss from changes in fair value of convertible notes payable (related party), as if the warrants were converted or cancelled as on January 1, 2022.
(e)

To reflect adjustment for the loss on change in fair value of Anzu’s private placement warrant liability of $0.1 million for the six months ended June 30, 2023, and the gain of $9.4 million for the year ended December 31, 2022, as if the warrant liability was derecognized as on January 1, 2022.

(f)

To reflect the elimination of loss on change in fair value of Envoy warrant liability of $0.1 million for the six months ended June 30, 2023, and a gain related to the forfeiture of Envoy Warrants as described in Note 3(k) for the year ended December 31, 2022. This adjustment is non-recurring in nature.

(g)	The following adjustments are made for each scenario:
a.

To reflect a net adjustment of $7.1 million to eliminate $1.0 million in dividends related to Envoy Preferred Stock converted into New Envoy Class A Common Stock at Closing and to record $8.1 million in cumulative dividends related to the Series A Preferred Stock for the six months ended June 30, 2023, and a net adjustment of $3.4 million to eliminate $2 million in dividends related to Envoy Preferred Stock converted into New Envoy Class A Common Stock at Closing and to record $5.4 million in dividends related to the Series A Preferred Stock for the year ended December 31, 2022, respectively. The dividend rate on the Series A Preferred Stock is 12%.

b.

To reflect an incremental adjustment of $3.9 million to reflect a total of $12.0 million in dividends related to the Series A Preferred Stock for six months ended June 30, 2023, and an incremental adjustment of $2.6 million to reflect a total of $8.0 million in dividends related to the Series A Preferred Stock for the year ended December 31, 2022, respectively. The dividend rate on the Series A Preferred Stock is 12%.

c.

To reflect an incremental adjustment of $3.9 million to reflect a total of $15.9 million in dividends related to the Series A Preferred Stock for six months ended June 30, 2023, and an incremental adjustment of $2.6 million to reflect a total of $10.6 million in dividends related to the Series A Preferred Stock for the year ended December 31, 2022, respectively. The dividend rate on the Series A Preferred Stock is 12%.

(h)

To reflect the reversal of $0.1 million Prepaid Forward derivative expense recorded for the six months ended June 30, 2023, and the adjustment for the Forward Purchase Agreement warrant liability expense under No Redemption and No Exchange Scenario as described in Note 3(o) for the year ended December 31, 2022 as the unaudited pro forma condensed combined statement of operations gives effect to the Business Combination as if it had occurred on January 1, 2022.

(i)	To reflect the elimination of the Forward Purchase Agreement warrant liability expense under the Maximum Redemption Scenario as described in Note 3(p).
(j)	To reflect the loss related to the Prepaid Forward Purchase Agreement under the Maximum Redemption Scenario as described in Note 3(q).
(k)	The following adjustments are made for each scenario:
a.	No adjustment under Scenario 1a as it assumes No Exchange Offer.
b.

To reflect a deemed dividend of $4.3 million on 2,156,387 shares of New Envoy Common Stock converted into the Series A Preferred Stock on a one-for-one basis pursuant to the Exchange Offer. This adjustment is non-recurring in nature.

c.

To reflect a deemed dividend of $10.6 million on 4,312,774 shares of New Envoy Common Stock converted into the Series A Preferred Stock on a one-for-one basis pursuant to the Exchange Offer. This adjustment is non-recurring in nature.

(l)

Represents the pro forma basic and diluted net loss per share attributable to holders of New Envoy Common Stock presented in conformity with the two-class method required for participating securities as a result of the pro forma adjustments. The two-class method requires income available to common stockholders for the period to be allocated between shares of New Envoy Class A Common Stock and participating securities based on their respective rights to receive earnings as if all earnings for the period had been distributed. The shares of Series A Preferred Stock are participating securities that contractually entitle the holders of such shares to participate in New Envoy’s earnings but do not contractually require the holders of such shares to participate in New Envoy’s losses.

Included in the shares outstanding and weighted-average shares outstanding (for the calculation of pro forma basic earnings per share) as presented in the unaudited pro forma condensed combined financial information are the shares of New Envoy Class A Common Stock to be issued to legacy Envoy stockholders under the three No Redemption Scenarios and the Maximum Redemption Scenario on the Closing Date of the Business Combination and the Anzu shares that will remain outstanding and that will represent shares of New Envoy Class A Common Stock (as adjusted, where applicable, for the Maximum Redemption Scenario), which includes the shares of Anzu Class B Common Stock that are not forfeited by the Sponsor, the shares to be issued in connection with the PIPE Transaction, the Envoy Bridge Financing, the shares held by parties to the Legacy Forward Purchase Agreements, the Extension Support Agreements, and the shares purchased by the Seller pursuant to the Forward Purchase Agreement. The Maximum Redemption Scenario also assumes that the Seller purchased the Maximum Number of Shares.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based on the number of New Envoy shares outstanding as if the Transactions had occurred on January 1, 2022. The calculation of weighted-average shares outstanding for pro forma basic and diluted earnings per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented.

Pro forma weighted-average shares outstanding — basic and diluted is calculated as follows:

	Six months ended June 30, 2023
	Scenario 1a	Scenario 1b	Scenario 1c	Scenario 2
	Assuming No	Assuming No	Assuming No	Assuming
	Redemptions	Redemptions	Redemptions	Maximum
	and No	and 50%	and 100%	Redemptions
Weighted-average shares calculation - basic and diluted	Exchange Offer	Exchange Offer	Exchange Offer	into Cash
(In thousands, except share and per share data)
Numerator:
Pro Forma net loss	$(12,302)	$(12,302)	$(12,302)	$(12,302)
Less: pro forma cummulative preferred stock dividends	(8,100)	(11,983)	(15,863)	(8,100)
Less: deemed devidends	—	—	—	—
Pro Forma net loss attributable to holders of Class A Common Stock	$(20,402)	$(24,285)	$(28,165)	$(20,402)
Denominator:
Envoy Stockholders holding New Envoy Common Stock	15,000,000	15,000,000	15,000,000	15,000,000
Anzu Sponsor holding New Envoy Common Stock	1,000,000	1,000,000	1,000,000	1,000,000
Anzu Public Stockholders holding New Envoy Common Stock	4,312,774	2,156,387	—	—
Meteora Parties holding New Envoy Common Stock	100,000	100,000	100,000	4,486,000
Other Parties holding New Envoy Common Stock	515,000	515,000	515,000	515,000
Pro forma weighted-average shares outstanding – basic and diluted	20,927,774	18,771,387	16,615,000	21,001,000
Pro forma basic and diluted earnings per share(1)(2)	$(0.97)	$(1.29)	$(1.70)	$(0.97)

	Year ended December 31, 2022
	Scenario 1a	Scenario 1b	Scenario 1c	Scenario 2
Weighted-average shares calculation – basic and diluted	Assuming No Redemptions and No Exchange Offer	Assuming No Redemptions and 50% Exchange Offer	Assuming No Redemptions and 100% Exchange Offer	Assuming Maximum Redemptions into Cash
(In thousands, except share and per share data)
Numerator:
Pro Forma net loss	$(24,069)	$(24,069)	$(24,069)	$(25,364)
Less: pro forma cummulative preferred stock dividends	(5,400)	(7,988)	(10,576)	(5,400)
Less: deemed devidends	—	(4,290)	(14,888)	—
Pro Forma net loss attributable to holders of Class A Common Stock	$(29,469)	$(36,347)	$(49,533)	$(30,764)
Denominator:
Envoy Stockholders holding New Envoy Common Stock	15,000,000	15,000,000	15,000,000	15,000,000
Anzu Sponsor holding New Envoy Common Stock	1,000,000	1,000,000	1,000,000	1,000,000
Anzu Public Stockholders holding New Envoy Common Stock	4,312,774	2,156,387	—	—
Meteora Parties holding New Envoy Common Stock	100,000	100,000	100,000	4,486,000
Other Parties holding New Envoy Common Stock	515,000	515,000	515,000	515,000
Pro forma weighted-average shares outstanding – basic and diluted	20,927,774	18,771,387	16,615,000	21,001,000
Pro forma basic and diluted earnings per share(1)	$(1.41)	$(1.94)	$(2.98)	$(1.46)
(1)	Because New Envoy was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period, as the inclusion of all potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

	Scenario 1a	Scenario 1b	Scenario 1c	Scenario 2
	Assuming No Redemptions and No Exchange Offer	Assuming No Redemptions and 50% Exchange Offer	Assuming No Redemptions and 100% Exchange Offer	Assuming Maximum Redemptions into Cash
Anzu Sponsor holding Series A Preferred Stock (as converted)*	2,173,913	2,173,913	2,173,913	2,173,913
Anzu Public Stockholders holding Series A Preferred Stock (as converted)*	—	1,875,217	3,750,435	—
Envoy Affiliated PIPE Investor holding Series A Preferred Stock (as converted)*	869,565	869,565	869,565	1,248,478
Envoy Bridge Note Holder holding Series A Preferred Stock (as converted)*	869,565	869,565	869,565	1,248,478
Shares underlying Anzu public warrants	14,166,666	14,166,666	14,166,666	14,166,666
Shares underlying shortfall warrants	4,300,000	4,300,000	4,300,000	—
Contingent shares**	1,000,000	1,000,000	1,000,000	1,000,000
*

The Series A Preferred holders will have the right to convert their shares into shares of New Envoy Class A Common Stock at any time based on the ratio determined by dividing the Original Issue Price of $10.00 by the Conversion Price of $11.50 pursuant to the Certificate of Designation.

**	The combined pro forma net loss per share excludes the impact of 1,000,000 Contingent Sponsor Shares as contingency has not been met.

THE BUSINESS COMBINATION AGREEMENT

The following summary of the material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement and Amendment No. 1, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus, respectively. All stockholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

This summary and copies of the Business Combination Agreement and Amendment No. 1 attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus, respectively, are included solely to provide investors with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties that the respective parties have made to one another as of specific dates. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and were intended not as statements of fact about the parties or any of their respective subsidiaries or affiliates but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties may be subject to limitations agreed upon by the contracting parties, are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. While Envoy, Anzu and Merger Sub do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Envoy, Anzu or Merger Sub, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between the parties and are modified by the disclosure schedules. The disclosure schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

Overview

On April 17, 2023, Anzu, Merger Sub and Envoy entered into the Business Combination Agreement, pursuant to which Anzu and Envoy will consummate the Business Combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

The Merger is to become effective by the filing of (i) a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) and (ii) a certificate of merger with the Secretary of State of the State of Minnesota (the “Minnesota Certificate of Merger” and together with the Delaware Certificate of Merger, the “Merger Certificates”). The parties will hold the Closing immediately prior to such filing of the Merger Certificates, on the date to be specified by Anzu and Envoy, as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions to the Closing set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the Closing (or on such other date, time or place as Anzu and Envoy may mutually agree).

Conversion of Securities

Under the Business Combination Agreement, each share of Envoy Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted at the Effective Time into the right to receive the Per Share Merger Consideration. Immediately prior to the Effective Time:

●	Each share of Envoy Preferred Stock issued and outstanding immediately prior to the Effective Time shall convert into shares of Envoy Common Stock in accordance with the terms thereof, as agreed by the holder of such Envoy Preferred Stock. In accordance therewith, the Envoy Preferred Stock issued and outstanding immediately prior to the Effective Time shall convert into 20,000,000 shares of Envoy Common Stock immediately prior to the Effective Time.
●	Each Envoy Warrant outstanding immediately prior to the Effective Time shall automatically, depending on the applicable exercise price and in accordance with its terms, be canceled or exercised on a net exercise basis and convert into shares of Envoy Common Stock. In accordance therewith, the Envoy Warrants outstanding immediately prior to the Effective Time to be exercised shall be exercised on a net exercise basis and convert into 42,656 shares of Envoy Common Stock immediately prior to the Effective Time.
●	Each Envoy Convertible Note outstanding immediately prior to the Effective Time shall automatically convert into shares of Envoy Common Stock in accordance with its terms. In accordance therewith, the Envoy Convertible Notes outstanding immediately prior to the Effective Time shall convert into 74,640,975 shares of Envoy Common Stock immediately prior to the Effective Time.

Following these exercises and conversions, immediately prior to the Effective Time, there is expected to be 233,866,775 shares of Envoy Common Stock issued and outstanding. At the Effective Time, and without any action on the part of Anzu, Envoy, Merger Sub or the holders of any of their respective securities:

●	Each share of Envoy Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a number of shares of New Envoy Class A Common Stock equal to the Exchange Ratio.
●	Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into one share of Envoy Common Stock.
●	Each outstanding Envoy Option shall be canceled without any conversion in exchange for nominal consideration.

In no event will the aggregate number of shares of Anzu Class A Common Stock to be issued in the Merger exceed an amount equal to 15,000,000, less the number of shares reserved for issuance upon the exercise of the Envoy Options and Envoy Warrants that are to remain outstanding immediately following the Closing (as determined in accordance with the Business Combination Agreement and more fully described elsewhere in this proxy statement/prospectus). The actual number of shares of Anzu Class A Common Stock to be issued at the Closing will depend on the exercise, conversion, exchange or forfeiture of the Envoy Options and Envoy Warrants prior to the Closing.

The Exchange Ratio is calculated as the quotient obtained by dividing (a) the Aggregate Closing Merger Consideration by (ii) the Company Fully Diluted Capital Stock. Pursuant to the Business Combination Agreement, the Company Fully-Diluted Capital Stock is calculated as: (w) the aggregate number of shares of Envoy Common Stock issued and outstanding immediately prior to the Effective Time, plus (x) the aggregate number of shares of Envoy Common Stock to be issued immediately prior the Effective Time pursuant to the conversion of the Envoy Preferred Stock, plus (y) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time of the Merger pursuant to the exercise (on a net exercise basis) and conversion of the Envoy Warrants in accordance therewith (as amended by the Warrant Amendment Agreements), plus (z) the aggregate number of shares of Envoy Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Envoy Convertible Notes in accordance therewith (as amended by the Convertible Note Amendment Agreements).

As of the date of this proxy statement/ prospectus, we currently estimate that the Exchange Ratio will be approximately 0.06378.

The Business Combination Agreement

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Envoy, Anzu and Merger Sub relating to each party’s organization, authorization and operation. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The representations and warranties made by Envoy to Anzu and Merger Sub relate to a number of matters, including the following material representations and warranties:

●	the due organization, qualification and good standing of Envoy and each of its subsidiaries and the due authorization of Envoy to execute the Business Combination Agreement and several other transaction documents contemplated by the Business Combination Agreement or otherwise relating to the Business Combination Agreement, including the Sponsor Support Agreement, Stockholder Support Agreement, Option Cancellation Agreement, Warrant Amendment Agreement, Convertible Note Amendment Agreement, Subscription Agreement, Company Bridge Note, amendment to the Sponsor Letter Agreement, Registration Rights Agreement, Equity Incentive Plan and Employee Stock Purchase Plan (the “Other Agreements”), and perform its obligations thereunder;
●	Envoy’s capitalization, including the Envoy Common Stock, Envoy Preferred Stock, Envoy Options, Envoy Warrants and Envoy Convertible Notes;
●	the absence of conflicts between Envoy’s execution, delivery and performance of the Business Combination Agreement and the Other Agreements and laws applicable to Envoy or Envoy’s organizational documents and material agreements;
●	Envoy’s compliance with laws applicable to its business and operations (including, without limitation, anti-corruption laws, labor and employment laws, environmental laws, international trade laws, healthcare laws and FDA rules and regulations);
●	Envoy’s audited balance sheet as of, and the related audited statements of operations, changes in shareholders’ equity and cash flows, for the years ended December 31, 2021, and December 31, 2020;
●	absence of litigation and actions pending or threatened against, or government orders imposed upon, Envoy or any settlements related thereto (other than the Spearman Plaintiff litigation, which is not a basis for failure of the representations to be true and, as such, would not impact the closing conditions);
●	Envoy’s employees, consultants and employee benefit plans, including Envoy’s compliance with any laws applicable thereto and any actions pending or threatened against Envoy by any employees or service providers;
●	Envoy’s owned and licensed intellectual property, and the violation, infringement or misappropriation of intellectual property against or by Envoy;
●	material tax returns required to be filed by Envoy, and audits, examinations or other proceedings with respect to Envoy’s taxes;
●	Envoy’s material contracts and that such contracts are in full force and effect;
●	related party transactions between Envoy and its affiliates or directors and officers; and
●	brokerage, finder’s or other fee or commission based upon arrangements made by Envoy in connection with the transactions contemplated by the Business Combination Agreement.

The representations and warranties made by Anzu and Merger Sub to Envoy relate to a number of matters, including the following material representations and warranties:

●	the due organization, qualification and good standing of Anzu and Merger Sub and the due authorization of Anzu and Merger Sub to execute the Business Combination Agreement and the Other Agreements and perform their obligations thereunder;

●	Anzu’s and Merger Sub’s capitalization, including the Anzu Class A Common Stock, Anzu Class B Common Stock, Anzu’s units and the public warrants;
●	the absence of conflicts between Anzu’s and Merger Sub’s execution, delivery and performance of the Business Combination Agreement and the Other Agreements and laws applicable to Anzu or Merger Sub or Anzu’s or Merger Sub’s organizational documents and material agreements;
●	Anzu’s compliance with SEC filing requirements since March 1, 2021, its financial statements contained therein and its maintenance of disclosure controls and procedures required under the Exchange Act;
●	the absence of any business activities of Anzu other than activities directed toward the accomplishment of a business combination;
●	brokerage, finder’s or other fee or commission based upon arrangements made by Anzu or Merger Sub in connection with the transactions contemplated by the Business Combination Agreement;
●	the Trust Account, including there being at least $43,913,470 in such account as of the date of the Business Combination Agreement; and
●	the Nasdaq listing status of Anzu’s units, the Anzu Class A Common Stock and the public warrants.

Conduct of Business Pending the Merger

Envoy has agreed that, prior to the Effective Time or the earlier termination of the Business Combination Agreement, it will conduct its business in the ordinary course of business. Envoy has also agreed to use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees, and consultants, and preserve the existing relations with Envoy customers, suppliers, and any other significant business relations.

In addition to the covenants described below, Envoy has agreed that prior to the Effective Time, subject to specified exceptions, it will not, without the written consent of Anzu (which may not be unreasonably conditioned, withheld or delayed):

●	amend or otherwise change its certificate of incorporation or bylaws;
●	issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Envoy or any Envoy subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Envoy or any Envoy subsidiary, other than the exercise or settlement of any Envoy Options, Envoy Warrants or Envoy Notes; or (ii) any material assets of Envoy or any Envoy subsidiary, provided that New Envoy may issue convertible notes as part of the Envoy Bridge Financing;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
●	(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (ii) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;
●	(i) other than increases in base compensation in the ordinary course of business that do not exceed 5% of base compensation, individually or in the aggregate, and increases required by the terms of a plan or applicable law, grant any increases or make any decrease in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or contingent worker of Envoy or a subsidiary of Envoy, (ii) enter into, amend or terminate any plan, except as required by the terms of the plan or applicable law, (iii) enter into or amend any labor agreement or recognize any labor union, works council or other labor organization as the representative of any employees of Envoy or any of Envoy’s subsidiaries, (iv) make any change to employee compensation, incentives or benefits after the filing of the Registration Statement (of which this proxy statement/prospectus forms a part) that would reasonably be expected to require an amendment or supplement to such Registration Statement under law; (v) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or contingent worker, or (vi) terminate (other than for cause) or hire, or otherwise enter into any employment or consulting agreement or arrangement with any person whose compensation would exceed $125,000 on an annualized basis;
●	waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligations of any current or former employee or independent contractor;
●	implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;
●	take any action where such action could reasonably be expected to prevent or impede the Business Combination from qualifying for the intended tax treatment;
●	other than as required by law or pursuant to employee benefit plans disclosed to Anzu, grant any severance or termination pay to, any director or officer of Envoy, other than in the ordinary course of business;
●	adopt, amend and/or terminate any material employee benefit plan except as may be required by law, as is necessary in order to consummate the Business Combination, or health and welfare plan renewals or modifications in the ordinary course of business;
●	materially amend, other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than changes that are made in accordance with PCAOB standards or GAAP;
●	make, change or revoke any material tax election, adopt or change any accounting method concerning taxes, change any tax accounting period, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability, fail to pay any material tax when due (including estimated taxes), surrender any claim for a refund of a material amount of taxes, waive or extend the statute of limitations in respect of a material amount of taxes, waive or extend the statute of limitations in respect of a material amount of taxes, or prepare any material tax return in a manner inconsistent in any material aspect with past practices;
●	materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Envoy or its subsidiary’s material rights thereunder, in each case in a matter that is adverse to Envoy or its subsidiary;
●	(i) make any material alterations or improvements to the leased real property, (ii) amend any written or oral agreements affecting the leased real property, or (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting the leased real property;
●	intentionally permit any material item of Envoy owned intellectual property to lapse or to be abandoned, invalidated, failed to be maintained, allowed to lapse, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Envoy intellectual property;
●	form any subsidiary or acquire any entity interest or other interest in any other entity or enter into a joint venture with any other entity;

●	commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures) other than those capital expenditures contemplated by Envoy’s capital expenditure budget as disclosed to Anzu or unbudgeted capital expenditures not to exceed 10% of the current aggregate capital expenditure budget as disclosed to Anzu;
●	authorize, recommend, propose or announce an intention to adopt or otherwise effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Envoy or its subsidiary;
●	change or otherwise waive or fail to assert any material benefit, claim or right under, any insurance policy or insurance plan of Envoy or its subsidiary or allow such insurance policy or insurance plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement;
●	amend, modify or consent to the termination of any Option Cancellation Agreement, Warrant Amendment Agreement or Convertible Note Amendment Agreement;
●	fail to maintain Envoy’s permits; or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Anzu has agreed that, prior to the earlier of the Effective Time or the termination of the Business Combination Agreement, it will conduct its business, and cause Merger Sub to conduct its business, in the ordinary course of business consistent with past practice. In addition, Anzu has agreed that prior to the Effective Time, subject to specified exceptions, it will not, and Merger Sub will not, without the written consent of Envoy (which may not be unreasonably withheld, conditioned or delayed):

●	amend or otherwise change the organizational documents of Anzu or the organizational documents of Merger Sub, or form any subsidiary of Anzu other than the Merger Sub;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to Anzu’s organizational documents or in connection with the Exchange Offer;
●	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Anzu Common Stock or Anzu warrants, except for redemptions from the Trust Account that are required pursuant to Anzu’s organizational documents or in connection with the Exchange Offer;
●	issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock or other securities of Anzu or Merger Sub, or (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Anzu or Merger Sub other than in connection with the Exchange Offer;
●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
●	engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Business Combination);
●	incur any indebtedness for borrowed money in excess of $2,500,000 in the aggregate or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Anzu or Merger Sub, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or law or pursuant to guidance issued by the SEC made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;
●	make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;
●	take any action where such action could reasonably be expected to prevent or impede the Business Combination from qualifying for the intended tax treatment;
●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Anzu or Merger Sub;
●	amend the Investment Management Trust Agreement between Anzu and the trustee, dated as of March 1, 2021, or any other agreement related to the Trust Account; or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements of the Parties

Proxy Statement; Registration Statement

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the audit of Envoy’s financial statements, Anzu and Envoy agreed to prepare and file with the SEC the Registration Statement (of which this proxy statement/prospectus forms a part) to be sent to the stockholders of Anzu as well an information statement relating to (i) with respect to Envoy’s shareholders, the special meeting of Envoy’s shareholders to be held to consider the approval and adoption of the transactions contemplated by the Business Combination Agreement and (ii) with respect to Anzu’s stockholders, the Special Meeting of Anzu’s stockholders to be held to consider the approval and adoption of the Proposals.

Anzu Stockholders’ Meeting; Merger Sub Stockholder’s Approval; Envoy Stockholder’s Meeting

Anzu has agreed to call and hold the Special Meeting as promptly as reasonably practicable after the date on which the Registration Statement (of which this proxy statement/prospectus forms a part) becomes effective (and in any event no later than thirty days after the date on which this proxy statement/prospectus is mailed to the stockholders of Anzu, provided that Anzu may postpone or adjourn the stockholders’ meeting on one or more occasions for up to forty-five days in the aggregate). The Anzu Board has agreed to recommend to its stockholders that they approve the Proposals contained in this proxy statement/prospectus and agreed to include the recommendation of the Anzu Board in this proxy statement/prospectus. Envoy has agreed to call and hold a special meeting of shareholders’ as soon as reasonably practicable after the Registration Statement (of which this proxy statement/prospectus forms a part) becomes effective, and in any event within seventeen days of the date which it becomes effective.

No Solicitation; Change in Recommendation

Under the terms of the Business Combination Agreement, Envoy has agreed on behalf of itself and its subsidiaries not to, directly or indirectly, (i) enter into, solicit, initiate, facilitate, continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Envoy, (2) the issuance or acquisition of the outstanding capital stock (on an as converted to Envoy Common Stock basis) or other voting securities of Envoy, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Envoy also agreed that it will, and will cause its affiliates to, immediately cease any and all existing discussions or negotiations with any person with respect to any Alternative Transaction, and that it will promptly request each person that has prior to the date of execution of the Business Combination Agreement executed a confidentiality agreement in connection with its, his or her consideration of acquiring Envoy to return or destroy all confidential information furnished to such person by or on behalf of it, him, or her prior to the date hereof. If Envoy receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the closing of the Business Combination, then Envoy must promptly (and in no event later than twenty-four hours after Envoy become aware of such inquiry or proposal) notify such person in writing that Envoy is subject to an exclusivity agreement with respect to the sale of Envoy that prohibits it from considering such inquiry or proposal, and will provide Anzu with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal.

The Envoy Board has agreed that neither it nor any of its committees shall (i)(a) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Anzu, the Envoy Board recommendation, or (b) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of Envoy any Alternative Transaction, (ii) make any public statement inconsistent with the Envoy Board recommendation, (iii) resolve or agree to take any of the foregoing actions, or (iv) authorize, cause or permit Envoy or any of its respective representatives to enter into any agreement with respect to an Alternative Transaction.

To the extent not inconsistent with the fiduciary duties of the Anzu Board, Anzu has agreed not take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue to engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Envoy, its shareholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any business combination transaction other than with Envoy, its shareholders and their respective affiliates and representatives. Anzu has agreed it shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with Envoy, its shareholders and their respective affiliates and representatives) conducted prior to the date of entry into the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal.

Other Covenants and Agreements

The Business Combination Agreement also contains other covenants and agreements, including the following material covenants and agreements:

●	Envoy and Anzu shall each provide the other party reasonable access to its officers, employees, agents, properties, offices, facilities, books and records and furnish to the other party information concerning its business, properties, contracts, assets, liabilities and personnel as the other party may reasonably request, in each case, subject to certain limitations and confidentiality provisions.
●	Envoy and Anzu shall each give prompt notice to the other party of any event which it becomes aware of prior to the Closing, and which causes or would reasonably be expected to cause any closing condition to fail to be satisfied, subject to certain exceptions.
●	Envoy and Anzu shall each use its commercially reasonable best efforts to consummate the transactions contemplated by the Business Combination Agreement, including (i) making any necessary filings, notices, petitions, statements, registrations or submissions, including making any filings required under the HSR Act within ten (10) business days after the date of the Business Combination Agreement; (ii) complying to the extent necessary with any request for information by any governmental authority; (iii) resolving questions or objections, if any, as may be asserted by any governmental authority; and (iv) obtaining all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, including the expiration of any applicable waiting periods under the HSR Act.
●	Envoy and Anzu shall each use their commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including cooperating with each other in connection with the issuance of any required tax opinions.
●	Anzu shall use its reasonable best efforts to cause the Anzu Class A Common Stock issued in connection with the Merger to be approved for listing on Nasdaq or another national securities exchange. Prior to the Closing, Anzu shall use its reasonable best efforts to keep Anzu’s units, the Anzu Class A Common Stock, and the public warrants listed for trading on Nasdaq or another national securities exchange.

●	The New Envoy Board shall consist of seven members to be selected by Envoy and one member to be selected by the Sponsor. Anzu shall adopt a resolution consistent with SEC interpretive guidance so that the acquisition of Anzu Class A Common Stock pursuant to the Merger, by any person owning Envoy securities who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of New Envoy shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
●	Envoy shall take such actions as are necessary or advisable to cause (i) the Envoy Options to be cancelled at the Effective Time in accordance with the Option Cancellation Agreements, (ii) the Envoy Warrants to be exercised (on a net exercise basis) and converted immediately prior to the Effective Time into shares of Envoy Common Stock in accordance therewith (as amended by the Warrant Amendment Agreements), (iii) the Envoy Convertible Notes to be converted immediately prior to the Effective Time into Envoy Common Stock in accordance therewith (as amended by the Convertible Note Amendment Agreements) and (iv) for all liens and security interests granted in favor of the holders of the Envoy Convertible Notes to be terminated at or immediately prior to the Effective Time.
●	Anzu shall file the Certificate of Designation with the Secretary of State of the State of Delaware as promptly as practicable following the adoption of the Proposed Charter and shall thereafter effect the issuance of the Series A Preferred Stock pursuant to the PIPE Transaction, the Envoy Bridge Note and the Exchange Offer.
●	Envoy shall (i) keep Anzu apprised of the status of any ongoing actions involving Envoy or any of its directors, officers, employees, properties or assets, (ii) provide Anzu a reasonable opportunity to participate in any discussions or negotiations with respect to the waiver, release, settlement, compromise or resolution of any such actions, and (iii) consult with Anzu in good faith prior to agreeing to any such waiver, release, settlement, compromise or resolution.

Conditions to Closing

Mutual

Consummation of the Business Combination is conditioned on approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Director Election Proposal, the New Envoy Incentive Plan Proposal, and the ESPP Proposal by Anzu’s stockholders. In addition, the obligations of Envoy, Anzu and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the Envoy shareholder vote shall have been delivered to Anzu;
●	the Proposals shall have been approved and adopted by the requisite affirmative vote of the Anzu stockholders in accordance with the Anzu organizational documents and law;
●	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting the Closing;
●	all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;
●	all consents, approvals and authorizations disclosed to Anzu shall have been obtained from and made with all governmental authorities;
●	the Registration Statement (of which this proxy statement/prospectus forms a part) shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of such Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of such Registration Statement shall have been initiated or be threatened by the SEC;

●	the shares of New Envoy Class A Common Stock shall be listed on Nasdaq or another national securities exchange as of the Closing; and
●	immediately following the Closing, and after giving effect to the redemption rights and the PIPE Transaction, Anzu shall have net tangible assets of at least $5,000,001.

Anzu and Merger Sub

The obligations of Anzu and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

●	the representations and warranties of Envoy contained in the sections of the Business Combination Agreement entitled “Capitalization” shall be true and correct in all but de minimis respects as of the Closing date as though made on the Closing date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. The representations and warranties of Envoy contained in the sections of the Business Combination Agreement entitled “Organization and Qualification; Subsidiaries,” “Authority Relative to this Agreement” and “Brokers” shall each be true and correct in all material respects as of the Closing date as though made on the Closing date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect,” each as defined in the Business Combination Agreement, or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Envoy contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all respects as of the Closing date, as though made on and as of the Closing date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing date or such earlier date), taken as a whole, does not result in a material adverse effect;
●	Envoy shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with by it on or prior to the Effective Time;
●	Envoy shall have delivered to Anzu a customary officer’s certificate, dated as of the Closing date, signed by an officer of Envoy, certifying as to the satisfaction of certain conditions;
●	no material adverse effect shall have occurred between the date of the Business Combination Agreement and the Closing date;
●	all members of the Envoy Board and the board of directors of Envoy’s subsidiary shall have executed written resignations effective as of the Effective Time;
●	the Shareholder Support Agreements shall be in full force and effect on the Closing, and no Key Shareholder shall have attempted to repudiate or disclaim any of his, her or its obligations thereunder;
●	all parties to the A&R Registration Rights Agreement (other than Anzu) shall have delivered, or caused to be delivered, to Anzu copies of the A&R Registration Rights Agreement duly executed by all such parties;
●	on or prior to the Closing, Envoy shall have delivered to Anzu a properly executed certification that shares of Envoy Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Anzu with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;
●	Envoy shall have delivered to Anzu the audit of Envoy’s financial statements;

●	at the Closing, the Option Cancellation Agreements, the Warrant Amendment Agreements and the Convertible Note Amendment Agreements shall be in full force and effect, and Envoy shall have taken all actions necessary to cause the cancellation, exercise or conversion at or immediately prior to the Effective Time of the Envoy Options, Envoy Warrants and Envoy Convertible Notes, as applicable;
●	the Transaction Documents shall be in full force and effect and shall not have been rescinded by Envoy; and
●	the aggregate number of dissenting shares shall not equal or exceed 5% of the shares of Envoy Common Stock outstanding at the record date for Envoy’s shareholder meeting.

Envoy

The obligations of Envoy to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

●	the representations and warranties of Anzu and Merger Sub contained in the section of the Business Combination Agreement entitled “Capitalization” shall be true and correct in all but de minimis respects as of the Closing date as though made on the Closing date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. The representations and warranties of Anzu and Merger Sub contained the sections of the Business Combination Agreement entitled “Corporation Organization,” “Authority Relative to this Agreement” and “Brokers” shall each be true and correct in all material respects as of the Closing date as though made on the Closing date (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect,” as defined in the Business Combination Agreement, or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Anzu and Merger Sub contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all respects as of the Closing date, as though made on and as of the Closing date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing date or such earlier date), taken as a whole, does not result in a material adverse effect;
●	Anzu and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with by it on or prior to the Effective Time;
●	Anzu shall have delivered to Envoy a customary officer’s certificate, dated as of the Closing, signed by an officer of Anzu, certifying as to the satisfaction of certain conditions;
●	no material adverse effect shall have occurred between the date of the Business Combination Agreement and the Closing date which is continuing and uncured;
●	all members of the Anzu Board (other than those persons identified as continuing directors) shall have executed written resignations effective as of the Effective Time;
●	Anzu shall have delivered a copy of the A&R Registration Rights Agreement duly executed by Anzu;
●	the transactions contemplated by the Sponsor Support Agreement to occur at or prior to Closing shall have been consummated in accordance with the Sponsor Support Agreement; and
●	the Transaction Documents shall be in full force and effect and shall not have been rescinded by Anzu or Merger Sub.

We are not aware of any federal or state regulatory requirements that must be complied with or approval that must be obtained to consummate the Business Combination, other than filing the Merger Certificates, a certificate of amendment to change Anzu’s name to “Envoy Medical, Inc.” the Proposed Governing Documents and the Certificate of Designation with the Secretary of State of the State of Delaware.

Termination

The Business Combination Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

●	by mutual written consent of Anzu and Envoy;
●	by written notice by either Anzu or Envoy if the Effective Time shall not have occurred prior to (i) September 30, 2023 or (ii) December 31, 2023, if Anzu obtains the requisite approval of its stockholders to extend the deadline to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to closing on or prior to the Outside Date;
●	by written notice by either Anzu or Envoy if any governmental authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the transactions, including the Business Combination, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Business Combination;
●	by written notice by either Anzu or Envoy to the other party, if any of the Proposals shall fail to receive the requisite vote for approval at the Anzu stockholders’ meeting;
●	by written notice by Anzu to Envoy if Envoy shall have failed to deliver the evidence of the Envoy shareholder vote to Anzu within seventeen (17) business days after the Registration Statement (of which this proxy statement/prospectus forms a part) becomes effective;
●	by written notice by Anzu to Envoy upon a breach of any representation, warranty, covenant or agreement on the part of Envoy set forth in the Business Combination Agreement, or if any representation or warranty of Envoy shall have become untrue, in either case such that the conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Envoy Breach”); provided that Anzu has not waived such Terminating Envoy Breach and Anzu and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Envoy Breach is curable by Envoy, Anzu may not terminate the Business Combination Agreement for so long as Envoy continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Anzu to Envoy;
●	by written notice by Envoy to Anzu upon a breach of any representation, warranty, covenant or agreement on the part of Anzu or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Anzu or Merger Sub shall have become untrue, in either case such that the conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Anzu Breach”); provided that Envoy has not waived such Terminating Anzu Breach and Envoy is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Anzu Breach is curable by Anzu and Merger Sub, Envoy may not terminate the Business Combination Agreement for so long as Anzu and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Envoy to Anzu;
●	by written notice by Anzu to Envoy if Envoy fails to deliver to Anzu the audit of Envoy’s financial statements on or before April 30, 2023;

●	by written notice by Anzu to Envoy if the aggregate number of dissenting shares equals or exceeds 5% of the shares of Envoy Common Stock outstanding at the record date for Envoy’s shareholder meeting;
●	by written notice by Anzu to Envoy if Envoy, without Anzu’s prior written consent, waives, releases, settles, compromises or otherwise resolves any Action; provided, however, that Anzu may not terminate the Business Combination Agreement if such waiver, release, settlement, compromise or resolution (i) is in the ordinary course of business, (ii) involves only the payment of monetary damages (excluding monetary damages that are fully covered by Envoy’s insurance policies) in an amount less than $250,000, (iii) does not impose any injunctive or other non-monetary relief on Envoy, (iv) does not involve the admission of wrongdoing by Envoy or any of its subsidiaries and (v) does not relate to the Business Combination Agreement or Business Combination; and
●	by written notice by either Anzu or Envoy to the other party, if the condition in the Business Combination Agreement regarding net tangible assets not been satisfied.

If permitted under applicable law, Anzu or Envoy may waive any inaccuracies in the representations and warranties made to such party contained in the Business Combination Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Business Combination Agreement. However, the condition requiring that Anzu have at least $5,000,001 of net tangible assets as described above may not be waived.

Related Agreements

Subscription Agreement

On April 17, 2023, Anzu entered into the Subscription Agreement with the Sponsor pursuant to which the Sponsor agreed to subscribe for and purchase, and Anzu agreed to issue and sell to Sponsor, an aggregate of at least 1,000,000 shares of Series A Preferred Stock in a private placement at a price of $10.00 per share for an aggregate commitment of at least $10,000,000 as promptly as practicable following the Closing and the filing of the Certificate of Designation. The Sponsor’s obligations under the Subscription Agreement are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE Transaction is to ensure that New Envoy has a minimum amount of capital to operate and grow its business following the consummation of the Business Combination.

The offer and sale of the shares of Series A Preferred Stock in connection with the Subscription Agreement has not been registered under the Securities Act, and will be made in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of Anzu, the Sponsor and Envoy to terminate the Subscription Agreement, (iii) if the PIPE Closing has not occurred by such date other than as a result of a breach of the Sponsor’s obligations under the Subscription Agreement, upon the date that is 30 days after the Outside Date or (iv) if any of the conditions to the PIPE Closing set forth in the Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the PIPE Closing and, as a result thereof, the PIPE Transaction will not be and is not consummated at the PIPE Closing.

The Sponsor will have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggyback rights, pursuant to the A&R Registration Rights Agreement with respect to any shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock. On August 23, 2023, Anzu and the Sponsor entered into the Subscription Agreement Amendment, pursuant to which the Sponsor has agreed to subscribe for and purchase up to 500,000 Additional PIPE Shares at a price of $10.00 per share, for additional gross proceeds of up to $5,000,000. The Subscription Agreement Amendment provides that the Sponsor will subscribe for and purchase the Additional PIPE Shares (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the principal amount of the Envoy Bridge Note, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement.

Registration Rights Agreement

Anzu, the Sponsor, certain shareholders of Envoy and certain other stockholders of Anzu will enter into an A&R Registration Rights Agreement pursuant to which Anzu will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Anzu Class A Common Stock and other equity securities of Anzu that are held by parties thereto from time to time. In certain circumstances, various parties to the A&R Registration Rights Agreement will also be entitled customary demand and/or piggyback registration rights, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement. In addition, the A&R Registration Rights Agreement provides that New Envoy will pay certain expenses relating to such registrations and indemnify the security holders against certain liabilities. The rights granted under the A&R Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to Anzu securities, and all such prior agreements shall be terminated.

GAT and Mr. Taylor have agreed not to transfer their shares of New Envoy Class A Common Stock during the Lock-Up Period, except to certain transferees and subject to the terms and conditions contemplated by the A&R Registration Rights Agreement. The A&R Registration Rights Agreement further provides for the Lock-Up Period to begin on the closing date of the Business Combination and end on the date that is six months following such date; provided, however, that after the closing of the Business Combination, the Lock-Up Period will end with respect to certain restricted securities, as defined in the A&R Registration Rights Agreement, on the earlier of (A) the date on which the closing price for the New Envoy Class A Common Stock equals or exceeds $10.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within any period of 30 consecutive trading days commencing after the closing the Business Combination, or (B) such date on which New Envoy completes a liquidation, merger, stock exchange or other similar transaction that results in all of Anzu’s stockholders having the right to exchange their shares of New Envoy Class A Common Stock for cash, securities or other property.

A copy of the A&R Registration Rights Agreement is attached as Annex E to this proxy statement/prospectus.

Envoy Bridge Financing

On April 17, 2023, concurrently with the execution and delivery of the Business Combination Agreement, Envoy entered into the Envoy Bridge Note pursuant to which it will borrow at least $10,000,000 from GAT. On August 23, 2023, Envoy and GAT entered into the Envoy Bridge Note Amendment, pursuant to which Envoy may borrow up to the Additional Envoy Bridge Note Principal. The Envoy Bridge Note Amendment provides that Envoy will borrow the Additional Envoy Bridge Note Principal (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the gross proceeds from the Additional PIPE Shares, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement; additionally, Envoy may borrow up to $2,000,000 in additional principal if the Closing does not occur by September 30, 2023, which amount would be deemed Additional Envoy Bridge Note Principal. Contingent upon, and effective concurrently with, the PIPE Closing, Anzu will issue shares of Series A Preferred Stock to GAT equal to the outstanding principal of the Envoy Bridge Note, plus accrued and unpaid interest, divided by $10.00, in exchange for the Envoy Bridge Note. GAT will have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggyback rights, pursuant to the A&R Registration Rights Agreement with respect to any shares of Anzu Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

Envoy Support Agreements

On April 17, 2023, Anzu entered into Shareholder Support Agreements by and among Anzu, Envoy and Envoy’s Key Shareholders. Pursuant to the Shareholder Support Agreements, the Key Shareholders, who collectively own approximately 40.1% of the issued and outstanding shares of Envoy Common Stock on a fully diluted basis as of the date of the Shareholder Support Agreement, agreed to, among other things, vote (a) in favor of the Business Combination Agreement and the transactions contemplated thereby; (b) to authorize and approve any amendment or amendments to Envoy’s Articles of Incorporation or other organizational documents of Envoy that are reasonably necessary for purposes of effecting the transactions contemplated by the Business Combination Agreement, and (c) against, and withhold consent with respect to, (i) any issuance or acquisition of shares of capital stock or other equity securities of Envoy, merger, purchase of all or substantially all of Envoy’s assets or other business combination transaction involving Envoy (other than the Business Combination Agreement), (ii) any change in the business, management or the Envoy Board (other than in connection with the Business Combination) and (iii) any other matter, action or proposal that would reasonably be expected to (x) result in a breach of any of Envoy’s covenants, agreements or obligations under the

Business Combination Agreement, (y) result in any of the conditions to the Closing set forth in the Business Combination Agreement not being satisfied or (z) impede, frustrate, prevent or nullify any provision of the Business Combination Agreement or any of the transactions contemplated thereby. Each Key Shareholder also agreed that, until the earlier of the consummation of the Business Combination or the termination of the Shareholder Support Agreement, each Key Shareholder will not (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any shares of Envoy Common Stock or other Envoy securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing, (b) deposit any of its shares of Envoy Common Stock or other Envoy securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its shares of Envoy Common Stock or other Envoy securities that conflicts with any of the covenants or agreements set forth in the Shareholder Support Agreements, (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Envoy Common Stock or other Envoy securities, (d) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder or (e) publicly announce any intention to effect any transaction specified above.

The form of Shareholder Support Agreement is filed as Exhibit 10.16 to the Registration Statement of which this proxy statement/prospectus forms a part and is incorporated herein by reference, and the foregoing description of the Shareholder Support Agreement is qualified in its entirety by reference thereto.

Sponsor Support Agreement

Anzu and the Sponsor, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed, among other things, (A) forfeit the Anzu Class B Common Stock less the Retained Sponsor Shares (as defined below), (B) subject to and upon the Closing, to forfeit all 12,500,000 of the private warrants, each exercisable for one share of Anzu Class A Common Stock, held by the Sponsor, (C) to vote the Covered Shares in favor of the approval and adoption of the Business Combination Agreement, the Merger and all other transactions, (D) to appear at such meeting or otherwise cause the Covered Shares to be counted as present at the Special Meeting for purposes of constituting a quorum, and (E) to vote the Covered Shares against any proposals which are in competition with or materially inconsistent with, the Business Combination Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. “Retained Sponsor Shares” means an amount of Anzu Class B Common Stock equal to (a) 4,500,000 shares in the aggregate, minus (b) the Expense Excess Shares, if any; provided, however, that the Sponsor has agreed to exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer. The Sponsor has further agreed that any dividends arising from such Series A Preferred Stock held by the Sponsor shall accrue and not require timely payment at any time when New Envoy has less than $10,000,000 of net tangible assets. “Expense Excess Shares” means an amount of Anzu Class B Common Stock equal to the quotient obtained by dividing (x) the excess, if any, of (i) the Unpaid SPAC Transaction Expenses over (ii) the Anzu Transaction Expenses Cap, by (ii) ten dollars ($10). We currently estimate that there will be no Expense Excess Shares and that the Retained Sponsor Shares will equal 2,000,000 shares of Anzu Class B Common Stock (following the Sponsor’s exchange of 2,500,000 Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer). In addition, 50% of the Retained Sponsor Shares (the “Contingent Sponsor Shares”) will be unvested and subject to forfeiture upon the Closing and will vest upon the FDA’s approval of the Acclaim or upon a change of control of New Envoy. We currently estimate that the Contingent Sponsor Shares will equal 1,000,000 shares of Anzu Class B Common Stock. For U.S. federal and applicable state and local income tax purposes, Sponsor and Anzu intend that (1) the forfeiture of the Anzu Class B Common Stock, less the Retained Sponsor Shares, and the private warrants be treated as a contribution to the capital of Anzu within the meaning of Section 118 of the Code, and (2) the exchange of 2,500,000 Retained Sponsor Shares for shares of Series A Preferred Stock qualify as a “reorganization” under Section 368(a)(1)(E) of the Code and the Business Combination Agreement constitute, and hereby be adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

Option Cancellation Agreement

In connection with the execution of the Business Combination Agreement, each holder of Envoy Options to purchase shares of Envoy Common Stock entered into an Option Cancellation Agreement with Envoy pursuant to which, at the Effective Time, each outstanding Envoy Option will be canceled without any conversion in exchange for nominal consideration, and the holder thereof will not have any rights with respect to such option except as provided for in the Option Cancellation Agreements.

Warrant Amendment Agreement

In connection with the execution of the Business Combination Agreement, each holder of Envoy Warrants to purchase shares of Envoy Common Stock entered into a Warrant Amendment Agreement with Envoy pursuant to which, immediately prior to the Effective Time, each outstanding Envoy Warrant will be exercised on a net exercise basis and converted into shares of Envoy Common Stock in accordance with the provisions thereof (as amended by the Warrant Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with the terms of the Business Combination Agreement.

Convertible Note Amendment Agreement

In connection with the execution of the Business Combination Agreement, each holder of Envoy Convertible Notes entered into a Convertible Note Amendment Agreement with Envoy pursuant to which, immediately prior to the Effective Time, each outstanding Envoy Convertible Note will be converted into shares of Envoy Common Stock in accordance with the provisions thereof (as amended by the Convertible Note Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with the terms of the Business Combination Agreement.

Forward Share Purchase Agreement

On April 17, 2023, prior to entering into the Business Combination Agreement, Anzu, Envoy (for purposes of the Forward Purchase Agreement, New Envoy, following the Business Combination, together with Anzu prior to the Business Combination, as the case may be, are referred to in this section as the “Counterparty”), and Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, together with MSOF and MCP, collectively the “Seller”) entered into an agreement (as amended by Amendment No. 1 to the Forward Purchase Agreement, dated as of May 25, 2023, the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). The purpose of the Forward Purchase Transaction is to decrease the amount of redemptions in connection with the Special Meeting and potentially increase the amount of working capital available to New Envoy following the Closing.

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase through a broker in the open market, following the period for making redemption elections and prior to the Closing, shares of Anzu Class A Common Stock from holders of Anzu Class A Common Stock (other than Anzu or affiliates of Anzu) including from holders who have previously elected to redeem their Anzu Class A Common Stock (such purchased shares of Anzu Class A Common Stock, the “FPA Shares”) pursuant to the redemption rights set forth in the Current Charter in connection with the Business Combination. Purchases by the Seller, if any, will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid to the holders who elect to redeem their Anzu Class A Common Stock in connection with the Business Combination. Excluding the shares of Anzu Class A Common Stock transferred to Seller as the Share Consideration (as defined below), the aggregate total number of FPA Shares (the “Number of FPA Shares”) will in no event be more than 4,300,000 FPA Shares (the “Maximum Number of FPA Shares”). The Number of FPA Shares is subject to reduction as described under “Optional Early Termination” in the Forward Purchase Agreement. Seller also may transfer any FPA Shares as needed to beneficially own no more than 9.9% of the total number of shares of Anzu Class A Common Stock outstanding on a post-combination basis. The Seller in its sole discretion may request warrants of the Counterparty exercisable for shares of Anzu Class A Common Stock in an amount equal to (i) the Maximum Number of FPA Shares less (ii) the Number of FPA Shares specified in the supplement of the Forward Purchase Agreement (the “Pricing Date Notice”). Seller has agreed to waive any redemption rights in connection with the Business Combination with respect to the FPA Shares. Such waiver may reduce the number of shares of Anzu Class A Common Stock redeemed in connection with the Business Combination, which could alter the perception of the potential strength of the Business Combination. Seller will not vote any of the FPA Shares in favor of the Business Combination Proposal.

The Forward Purchase Agreement provides that no later than the earlier of (a) one (1) business day after the Closing and (b) the date any assets from Anzu’s trust account are disbursed in connection with the Business Combination (the “Prepayment Date”), Seller shall be paid directly, out of the funds held in the Trust Account an amount (the “Prepayment Amount”) equal to the product of (i) the redemption price per share indicated to investors ahead of Anzu’s redemption notice deadline (the “Redemption Price”) and (ii) the Number of FPA Shares less (y) 50% of the Prepayment Shortfall (as discussed below). On the Prepayment Date, in addition to the Prepayment Amount, the Counterparty shall transfer a number of shares of Anzu Class A Common Stock to the Seller equal to the product of (x) the Number of FPA Shares and (y) 2.00% (such shares of Anzu Class A Common Stock, the “Share Consideration”), which Share Consideration shall be incremental to the Maximum Number of FPA Shares, shall not be included in the Number of FPA Shares under the Forward Purchase Agreement, and Seller shall have no obligations with respect to such Share Consideration in connection with the Forward Purchase Agreement, other than to sell them pursuant to an effective FPA Registration Statement (as discussed below) or an available exemption under the Securities Act.

The Counterparty has agreed to file a registration statement with the SEC registering the resale of the FPA Shares, the Shortfall Sale Shares, the Share Consideration, the Shortfall Warrants and the Shortfall Warrant Shares (the “FPA Registration Statement”) under the Securities Act within forty-five (45) days following the Closing. From time to time following the Closing and only after the effectiveness of the FPA Registration Statement (the “FPA Registration Statement Effective Date”), Seller may, at its discretion, sell FPA Shares without a payment obligation to the Counterparty (the “Shortfall Sales” and such FPA Shares, the “Shortfall Sale Shares”) until such time as the gross proceeds from such Shortfall Sales equal 1% of the product of (x) the Number of FPA Shares and (y) the Redemption Price (the “Prepayment Shortfall”). At such time that the amount of gross proceeds generated from Shortfall Sales is equal to the Prepayment Shortfall, Counterparty shall retain an amount equal to 50% of the Prepayment Shortfall on the Prepayment Date and Seller shall pay the remaining 50% of the Prepayment Shortfall on the on the earlier of (a) the FPA Registration Statement Effective Date and (b) the first OET Date (as discussed below) and at such time the Seller may not make any additional Shortfall Sales. The Seller in its sole discretion may request warrants of the Counterparty exercisable for shares of Anzu Class A Common Stock in an amount equal to (i) 4,300,000 shares of Anzu Class A Common Stock less (ii) the Number of FPA Shares specified in the Pricing Date Notice (“Shortfall Warrants” and the shares of Anzu Class A Common Stock underlying the Shortfall Warrants, the “Shortfall Warrant Shares”). The Shortfall Warrants will (i) have an exercise price initially equal to the Reset Price (as defined below), (ii) expire on June 30, 2024 and (iii) not provide for cashless exercise or net share settlement. The form of Shortfall Warrant shall be agreed upon by the parties to the Forward Purchase Agreement no later than 15 calendar days prior to the Closing. Following the Closing, the reset price (the “Reset Price”) will initially be the per share Redemption Price, but will be adjusted on the first scheduled trading day of each week (each a “Reset Date”) commencing with the first week following the thirtieth day after the Closing to the lower of (a) the per share Redemption Price and (b) the volume weighted average price (“VWAP Price”) of the shares of Anzu Class A Common Stock of the week immediately prior to the applicable Reset Date, but not lower than $4.00; provided, however, that the Reset Price may be further reduced to the price at which the Counterparty sells, issues or grants any shares of Anzu Class A Common Stock or securities convertible or exchangeable into shares of Anzu Class A Common Stock (other than as otherwise contemplated by a business combination agreement relating to the Business Combination).

From time to time and on any date following the Closing (any such date, an “OET Date”), Seller may also, at its discretion, terminate the transaction in whole or in part so long as Seller provides written notice to Counterparty which shall specify the quantity by which the Number of FPA Shares is to be reduced (the “Terminated Shares”). The Counterparty shall be entitled to an amount per Terminated Share equal to the product of (x) the number of Terminated Shares multiplied by (y) the Reset Price, with the remainder of the proceeds going to the Seller.

The maturity date will be the earliest to occur of (a) the later of (x) June 30, 2024 and (y) the 365th day following the Closing and (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (not earlier than the day such notice is effective) after the occurrence of (x) if during any period of 30 consecutive trading days starting on or after January 1, 2024 (or, if later, on or after the 30th day following the Closing) there are at least 20 trading days for which the VWAP Price is at or below $4.00 per FPA Share or (y) a Delisting Event (as defined below) (the “Maturity Date”). Upon the occurrence of the Maturity Date, the Counterparty is obligated to pay to Seller an amount equal to the product of (1) (a) the Number of FPA Shares as set forth in the initial Pricing Date Notice less (b) the number of Terminated Shares, multiplied by (2) $0.25 or, if Counterparty elects to provide the Maturity Consideration in shares of Anzu Class A Common Stock as described in the following sentence, $0.50 (the “Maturity Consideration”). At the Maturity Date, the Counterparty will be entitled to deliver the Maturity Consideration to Seller in cash or in shares of Anzu Class A Common Stock (other than in the case of a Delisting Event, in which case it will be at the election of the Seller). If paid in shares of Anzu Class A Common Stock, the number of shares of Anzu Class A Common Stock shall be based on the average daily VWAP Price over 30 trading days ending on the Maturity Date, to the extent the shares of Anzu Class A Common Stock used to pay the Maturity Consideration are freely tradeable by Seller. If such shares of Anzu Class A Common Stock used to pay the Maturity Consideration are not freely tradeable by Seller, the Counterparty shall pay to Seller an additional amount equal to the product of (a) three (3) multiplied by (b) the (i) the Number of FPA Shares as set forth in the initial Pricing Date Notice less (ii) the number of Terminated Shares (the “Penalty Shares”), provided that if such Penalty Shares become freely tradeable by Seller within 45 days after the Maturity Date, the Seller shall return to Counterparty such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on the date that such Penalty Shares become freely tradeable by Seller.

The Maturity Date may be accelerated by Seller, at its discretion, and the Counterparty shall pay Seller Break-up Consideration (as defined below) if the FPA Shares cease to be listed on a national securities exchange or upon the filing of a Form 25 (each a “Delisting Event”) occurs.

The Forward Purchase Agreement may be terminated if (a) a business combination agreement relating to the Business Combination is terminated prior to the Closing or (b) if a business combination agreement relating to the Business Combination is not executed by April 30, 2023. If the Forward Purchase Transaction is terminated after the Closing, or is terminated and the Business Combination is later consummated, and except if due to a material breach by Seller, Anzu and Envoy, jointly and severally, will be obligated to pay Seller’s actual out-of-pocket reasonable and documented fees, costs and expenses relating to the Forward Purchase Transactions in an amount not to exceed $50,000 (the “Break-up Consideration”).

The Counterparty has agreed to indemnify and hold harmless Seller, its affiliates, assignees and other parties described therein (the “Indemnified Parties”) from and against all losses, claims, damages and liabilities under the Forward Purchase Agreement (excluding liabilities relating to the manner in which Seller sells any FPA Shares it owns) and reimburse each of the Indemnified Parties for their reasonable expenses (including reasonable attorney’s fees) within thirty (30) days, upon written request, for any reasonable legal or other expenses incurred in connection with such liabilities, subject to certain exceptions described therein, and has agreed to contribute to any amounts required to be paid by any Indemnified Parties if such indemnification is unavailable or insufficient to hold such party harmless.

Seller has agreed to waive any redemption rights with respect to any FPA Shares in connection with the Business Combination. Such waiver may reduce the number of shares of Anzu Class A Common Stock redeemed in connection with the Business Combination.

Termination of Legacy Forward Share Purchase Agreements

On December 6, 2021, Anzu entered into the Legacy Forward Purchase Agreements with the Legacy Forward Purchasers, pursuant to which the Legacy Forward Purchasers agreed, subject to certain conditions, to purchase up to an aggregate of $80,000,000 of unsecured convertible notes and up to an aggregate of $40,000,000 of forward purchase securities in private placements to occur immediately prior to the closing of Anzu’s initial business combination. The Legacy Forward Purchase Agreements were filed as Exhibits 10.1 and 10.2 to Anzu’s Current Report on Form 8-K filed with the SEC on December 7, 2021.

On April 17, 2023, concurrently with the execution of the Business Combination Agreement, Anzu and the Legacy Forward Purchasers terminated the Legacy Forward Purchase Agreements because the Legacy Forward Purchasers did not intend to exercise their option to purchase securities pursuant to the Legacy Forward Purchase Agreements.

Side Letters with Legacy Forward Purchasers

On December 6, 2021, concurrently with the execution of the Legacy Forward Purchase Agreements, the Sponsor and the Legacy Forward Purchasers entered into side letter agreements, pursuant to which the Sponsor agreed to transfer an aggregate of 110,000 shares of Anzu Class B Common Stock to the Legacy Forward Purchasers substantially concurrently with the closing of the Business Combination. The agreement to transfer the aggregate of 110,000 shares of Anzu Class B Common Stock was made to incentivize the Legacy Forward Purchasers to enter into the Legacy Forward Purchase Agreements in December 2021 and the transfer of the shares was not conditioned on the purchase of the unsecured convertible notes and forward purchase securities by the Legacy Forward Purchasers. Accordingly, notwithstanding the termination of the Legacy Forward Purchase Agreements described above, the side letter agreements between the Sponsor and the Legacy Forward Purchasers remain in full force and effect as of the date of this proxy statement/prospectus.

Letter Agreement Amendment

In connection with the Closing, Anzu has agreed to cause the Sponsor and Anzu’s officers and directors to amend the existing lock-up restrictions contained in the Letter Agreement related to shares of New Envoy held by them following the Closing. The Letter Agreement Amendment will provide that the shares of New Envoy held by the parties to the Letter Agreement Amendment will be subject to the Lock-Up Period during which they will agree, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of such shares of New Envoy.

Background of the Business Combination

Anzu is a blank check company incorporated on December 28, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In conducting a focused search for a business combination target, as described in greater detail below, Anzu utilized the global network and investing, industry and sector, and transaction experience of the Sponsor, Anzu’s management and the Anzu Board as well as Anzu’s advisors. The terms of the Business Combination Agreement and the related ancillary documents are the result of arm’s-length negotiations among Anzu, Envoy and their respective representatives and advisors.

In December 2020, prior to Anzu’s initial public offering, the Sponsor subscribed an aggregate of 7,187,500 shares of Anzu Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in Anzu of $25,000 by the Sponsor, Anzu had no assets, tangible or intangible. On February 19, 2021, Anzu effected a stock dividend of 2,875,000 shares of Anzu Class B Common Stock to the Sponsor, resulting in Anzu’s initial stockholders holding an aggregate of 10,062,500 shares of Anzu Class B Common Stock.

In February 2021, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Teresa A. Harris, Priya Cherian Huskins and Susan J. Kantor, Anzu’s independent directors at the time. On March 1, 2021, Anzu further effected a stock dividend of 2,012,500 shares of Anzu Class B Common Stock to the Sponsor, resulting in Anzu’s initial stockholders holding an aggregate of 12,075,000 shares of Anzu Class B Common Stock.

On March 4, 2021, Anzu completed Anzu’s initial public offering of 42,000,000 units at a price of $10.00 per unit generating gross proceeds of $420,000,000. Anzu also granted underwriters a 45-day option to purchase 6,300,000 additional units at the initial public offering price to cover over-allotments. Each unit consists of one share of Anzu Class A Common Stock and one-third of one redeemable Anzu public warrant. Each Anzu public warrant entitles the holder thereof to purchase one share of Anzu Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of Anzu’s initial public offering, the Sponsor purchased an aggregate of 12,400,000 Anzu private placement warrants at a price of $1.00 per warrant, or $12,400,000 in the aggregate. The purchase price of the Anzu private placement warrants was added to the net proceeds of Anzu’s initial public offering and placed in the Trust Account such that the Trust Account held $425,000,000 at the close of Anzu’s initial public offering. Each Anzu private placement warrant entitles the holder thereof to purchase shares of Anzu Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. The Sponsor has agreed to cancel the Anzu private placement warrants held by Sponsor in connection with the Closing.

On April 12, 2021, the underwriters partially exercised their over-allotment option and, on April 14, 2021, purchased an additional 500,000 units from Anzu (the “Over-Allotment Units”). The issuance by Anzu of the Over-Allotment Units at a price of $10.00 per unit resulted in gross proceeds of $5,000,000. On April 14, 2021, simultaneously with the sale and issuance of the Over-Allotment Units, Anzu consummated the sale of an additional 100,000 Anzu private placement warrants, generating gross proceeds of $100,000. Further, on April 14, 2021, the Sponsor forfeited 1,450,000 shares of Anzu Class B Common Stock following the expiration of the underwriters’ over-allotment option. As a result, 10,625,000 shares of Anzu Class B Common Stock issued and outstanding as of the date hereof are not subject to forfeiture (except as specified in the Sponsor Support Agreement).

On December 6, 2021, Anzu entered into the Legacy Forward Purchase Agreements with the Legacy Forward Purchasers, pursuant to which the Legacy Forward Purchasers agreed, subject to certain conditions, to purchase up to an aggregate of $80,000,000 of unsecured convertible notes and up to an aggregate of $40,000,000 of forward purchase securities in private placements to occur immediately prior to the closing of Anzu’s initial business combination. On April 17, 2023, Anzu and the Legacy Forward Purchasers agreed to terminate the Legacy Forward Purchase Agreements because the Legacy Forward Purchasers did not intend to exercise their option to purchase securities pursuant to the Legacy Forward Purchase Agreements.

On December 6, 2021, concurrent with the execution of the Legacy Forward Purchase Agreements, the Sponsor and the Legacy Forward Purchasers entered into side letter agreements, pursuant to which the Sponsor agreed to transfer 110,000 shares of Anzu Class B Common Stock to the Legacy Forward Purchasers substantially concurrently with the closing of the Business Combination. The agreement to transfer the aggregate of 110,000 shares of Anzu Class B Common Stock was made to incentivize the Legacy Forward Purchasers to enter into the Legacy Forward Purchase Agreements in December 2021 and the transfer of the shares was not conditioned on the purchase of the unsecured convertible notes and forward purchase securities by the Legacy Forward Purchasers.

On October 4, 2022, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Daniel J. Hirsch and Diane L. Dewbrey in connection with their appointment as directors. The Sponsor and Anzu’s current and former directors collectively owned 71.1% of Anzu’s issued and outstanding shares following the Extension Redemptions.

Prior to the consummation of Anzu’s initial public offering, neither Anzu, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Anzu.

Following the consummation of Anzu’s initial public offering, Anzu’s officers and directors commenced an active search for potential business combination targets, leveraging its officers’ and directors’ and Sponsor’s relationships with leading technology company founders, executives of private and public companies, venture capitalists and growth equity fund managers. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement, but does not purport to catalogue every conversation among representatives of Anzu, Envoy and their respective advisors.

The focus of this search initially was potential business combination targets with transformative technologies for industrial applications, which Anzu’s directors and officers believed, based on their experiences, could satisfy all (or a portion of) certain key criteria for a business combination target, among others: (a) significant market share in leading growth segments; (b) financial scale required to stand as an independent public company; (c) sustained historical growth over multiple years within major markets; (d) established management teams who had experience running businesses at scale and that Anzu’s directors and officers believed were ready to enter the public markets; and (e) clear current financial metrics that could drive valuation and support value expansion in the public markets. However, Anzu’s management team and Sponsor also have significant experience in the life sciences and medical device space, and Anzu’s directors and officers were prepared to adapt as market conditions dictated.

In the process that commenced in March 2021 and led to identifying Envoy as an attractive business combination opportunity, representatives or advisors of Anzu conducted preliminary due diligence of or participated in management sessions with more than 150 companies with respect to a potential business combination. Anzu, with its representatives and advisors, conducted further business due diligence on more than 80 potential business combination targets. In connection with its evaluation of potential business combination targets, Anzu entered into non-disclosure agreements with 34 of such targets, for purposes of performing additional due diligence and further evaluating and analyzing these companies as potential business combination targets. Additional legal, financial and other due diligence was undertaken with respect to more than 30 potential business combination targets. Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the targets and exceptions to such provisions. Anzu engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these potential business combination targets, based on, among other factors, interest from, and due diligence access granted by, such target, Anzu’s representatives’ and advisors’ beliefs as to which targets could best satisfy Anzu’s key criteria for a business combination target, the receptivity to, or preparedness of, such target with respect to a business combination and the terms on which such target was willing to consider a potential business combination. This due diligence, evaluation and analysis involved, among other things, due diligence with respect to, and evaluating and analyzing, each target’s business (including its existing and potential product or service offerings), technology, stage of development, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as its ability to lead a public company), capital needs, potential post-combination capital structure, enterprise valuation, and competitive positioning.

In July 2021, Anzu executed a non-binding term sheet with a potential business combination target that was engaged in the manufacturing platform industry, conducted extensive due diligence (including legal, financial, regulatory, commercial and intellectual property matters) of such target, and undertook numerous discussions regarding terms of a potential business combination (including valuation). However, following these discussions, the parties decided later in July 2021 to terminate these discussions (including any exclusivity of discussions) and not to proceed with the prospective business combination for a variety of reasons, including consideration of the above-discussed criteria and a determination that the parties would not be able to successfully negotiate a business combination on terms that each of the parties would find acceptable and in the best interests of their respective stockholders.

Following termination of the non-binding term sheet discussed above, later in July 2021, Anzu executed another non-binding term sheet with a different potential business combination target that was engaged in the indoor agriculture industry. Anzu and its representatives conducted extensive due diligence (including legal, financial, commercial, and intellectual property matters) of such target, and undertook numerous discussions regarding terms of a potential business combination (including valuation). In August 2021, the parties mutually agreed to extend exclusivity under the non-binding term sheet. Anzu and this potential business combination target (via their respective counsels) exchanged preliminary drafts of documents related to the potential business combination, but decided in October 2021 to terminate discussions based on a determination that the parties would not be able to successfully negotiate a business combination on terms that each of the parties would find acceptable and in the interests of their respective stockholders, particularly in light of significant public market valuation deterioration by comparable companies to the target. Furthermore, the target, in consultation with its investment bankers, decided to pursue private financing in lieu of further pursuing a business combination.

In January 2022, Anzu executed another non-binding term sheet with a different potential business combination target that was engaged in the semiconductor industry. Anzu and its representatives conducted extensive due diligence (including legal, financial, commercial and intellectual property matters) of such target, and undertook numerous discussions regarding terms of a potential business combination (including valuation). The parties terminated those discussions in March 2022 as it became unlikely that Anzu would be able to satisfactorily complete due diligence in association with a public market transaction. In addition, in consultation with their respective financial advisors, each party expressed doubt that a business combination could be negotiated on terms that each of the parties would find acceptable and in the interests of their respective stockholders.

In May 2022, Anzu began exploring the possibility of entering into a business combination with a business internet and voice and data network with data colocation services. Between May and September of 2022, Anzu and such potential target engaged in numerous due diligence sessions and exploration of the potential terms of a business combination, including valuation. This potential business combination was reviewed by a special committee of the Anzu Board (the “Anzu Special Committee”) because of existing relationships between certain Anzu affiliates and the potential target. The Anzu Special Committee at that time engaged separate counsel, as well as Northland Securities, Inc. (“Northland”) as its financial advisor. After numerous meetings and discussions focused on among other things, the target’s desire and readiness to be a public company at that time, no letter of intent was ever entered into, and discussions terminated in September of 2022 by mutual consent.

In October 2022, Anzu executed a non-binding term sheet with a potential business combination target that was engaged in the modern agriculture industry, conducted preliminary due diligence (commercial, technology, financial) of such target, and undertook initial discussions on terms of a potential business combination (including transaction structure and valuation). In November 2022, the parties terminated those discussions based on a determination that the parties would not be able to successfully negotiate a business combination on terms that each of the parties would find acceptable and in the interests of their respective stockholders and that would provide sufficient capital to execute the target’s business plan. In addition, both parties expressed concern about the target’s business model operating in the public markets given the deterioration of comparable companies in the modern agriculture industry.

Anzu continued to pursue options for business combinations until late December 2022, when Anzu signed its exclusivity agreement with Envoy.

Anzu ultimately determined to pursue the proposed business combination transaction with Envoy and to abandon the other potential business combination opportunities that it had been analyzing and exploring, including with the business combination targets that it submitted non-binding term sheets to, because of, among other things: (a) Anzu’s directors’ and officers’ belief that Envoy was the business combination that was most attractive in terms of meeting relevant key target criteria, including in light of current economic conditions; (b) the other business combination targets pursued an alternative transaction or strategy; (c) the other business combination targets did not meet the valuation expectations or other criteria of Anzu in a business combination target; (d) Anzu and its advisors’ assessment of Envoy’s business and growth prospects; (e) the level of engagement by, and advanced negotiations and discussions with, Envoy, as compared to the other potential business combination targets; (f) Envoy’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets; and (g) Envoy’s commitment to consummating a transaction.

Northland was familiar with Envoy prior to Anzu and Envoy engaging in discussions. Prior to Northland serving as financial advisor to Anzu in connection with the Business Combination, Northland had explored with Envoy the possibility of pursuing a potential initial public offering of Envoy. Northland and Envoy had several connections to each other as well. Randy Nitzsche, a member of the Envoy Board, is the Chief Executive Officer of Northland, and Glen A. Taylor, a member of the Envoy Board, who is the holder of approximately 20% of the outstanding Envoy Common Stock, the holder of all of the outstanding Envoy Preferred Stock, and the indirect holder of the GAT Convertible Note, had an approximately 49% ownership interest in Northland’s holding company parent until its acquisition by First National of Nebraska on May 1, 2023. Northland, which has sector expertise and small/micro-capitalization company capital markets experience, advised the Anzu Board of these matters and suggested an introduction of Anzu to Envoy, after which the Anzu Board considered these matters and determined to proceed with the introduction. Northland introduced Anzu to Envoy, assisted in the negotiation of the terms of the Business Combination. A success fee of $1,500,000 represents less than 1% of the post-merger market capitalization.

On November 14, 2022, Envoy executed a non-disclosure agreement with Anzu under which Envoy and Anzu agreed to exchange confidential information for purposes of further evaluating and, if each party saw fit, negotiating, pursuing and consummating a potential business combination transaction.

Among other meetings, on November 15, 2022, Anzu and Envoy held an introductory call between Dr. Haring-Smith and Mr. Lucas. This meeting was held virtually, and in addition to introductions, there were preliminary discussions regarding exploring a potential business combination between Anzu and Envoy. At the meeting, representatives of Envoy discussed and presented a management presentation that included an overview of Envoy’s business and strategic prospects, including potential growth opportunities. Representatives of Anzu and Envoy also discussed the potential terms of a business combination between the parties, as well the potential structure of such a business combination. At the conclusion of the meeting, the representatives of both Anzu and Envoy expressed interest in further exploring a potential business combination.

From November 15, 2022 to November 28, 2022, Anzu reviewed certain documents provided by and related to Envoy, including through a data room established by Envoy, and discussed potential financing structures with Envoy and other market participants. Initial discussions with market participants suggested potential interest in financing support for a business combination between Anzu and Envoy.

During the week of November 21, 2022, Anzu and Envoy reviewed with advisors the potential financial and accounting readiness of Envoy to be a publicly listed company, among other topics.

On November 23, 2022, Envoy provided Anzu with access to an online data room for purposes of conducting further business and financial due diligence with respect to Envoy and its business.

On November 28, 2022, at Anzu’s direction, Northland provided Envoy with an initial draft non-binding term sheet with respect to a potential business combination (the “Term Sheet”). Over the course of the next few days, representatives of Anzu and Morrison & Foerster LLP, counsel to Anzu (“Morrison Foerster”), on the one hand, and Envoy and Fredrikson & Byron, P.A. (“Fredrikson”), counsel to Envoy, on the other hand, had several telephonic conversations concerning the key terms with respect to a potential business combination. This initial version of the Term Sheet provided for closing consideration of 15,000,000 shares of Anzu Class A Common Stock for all of the outstanding securities of Envoy and a pool of 1,500,000 shares of Anzu’s Class A Common Stock for Envoy’s employee incentive plan (“EIP”), which would be granted upon the achievement of the “FDA Approval Milestone” for the Acclaim device (in an allocation to be determined by the New Envoy Board). This version of the Term Sheet contained the concept of the Exchange Offer, although the initial economic terms were still being discussed between the parties. Further, this version included the concept that the Sponsor (or Sponsor affiliate) would commit $10 million to the PIPE Transaction, which would be in the same form of security which holders of Anzu Class A Common Stock could receive via the Exchange Offer.

On December 3, 2022, representatives of Northland and Dr. Haring-Smith and Mr. Hirsch again met via video conference with Mr. Lucas. This meeting continued the discussions that followed the delivery of the initial Term Sheet on November 28, 2022. At the conclusion of the meeting, the representatives of both Anzu and Envoy expressed interests in further exploring a potential business combination. Mr. Lucas expressed the concern that the Envoy Board wanted to ensure that sufficient capital was present in the Trust Account at the Closing to fund the go-forward business of New Envoy. Dr. Haring-Smith and Mr. Hirsch concurred that capitalizing the business was a priority, and in addition to the funds in the Trust Account, Anzu intended to utilize other instruments, such as an equity line of credit (“ELOC”), to provide further methods to capitalize New Envoy.

On December 6, 2022, Dr. Haring-Smith, Mr. Hirsch and other representatives of Anzu met via video conference with Messrs. Lucas and Taylor to continue discussing a potential business combination. Representatives of Northland were also present. The parties discussed their mutual commitment to the long-term success of the medical device technology developed by Envoy as well as the background and capabilities of Anzu and the Sponsor, including the ability to support the financing of Envoy through the planned FDA approval and commercialization of the Acclaim implant device. Following these conversations, on December 6, 2022, Anzu provided Envoy with a revised version of the Term Sheet, in which the Sponsor proposed to forfeit proportional amounts of the Anzu Class A Common Stock provided to it at Closing if the proceeds from the Trust Account and other third-party (i.e. non-insider, non-Issuer) non-cancellable capital commitments are less than $40 million. This version of the Term Sheet also provided initial economic terms related to the Series A Preferred Stock, including that the Series A Preferred Stock would not be publicly listed, would be convertible into New Envoy Class A Common Stock, and would have a 10% annual dividend, among other terms. The terms related to the Series A Preferred Stock in the Exchange Offer had not been negotiated at that time, and the annual dividend was subsequently increased to 12% due to increases in interest rates. This December 6 version of the Term Sheet also contained the concept of an ELOC, which was ultimately discarded in later negotiation in favor of the Forward Purchase Agreement. On December 20, 2022, Envoy and Anzu elected jointly to discard the ELOC to avoid a situation in which the ELOC provider has New Envoy Common Stock to sell into the market early (i.e., the ELOC provider’s share-based commission) and negatively impacts the share price of New Envoy.

On December 7, 2022, the Anzu Board and representatives of Morrison Foerster met via video conference to discuss and provide an update with respect to the proposed business combination with Envoy. The Anzu Board reviewed Envoy’s business model and discussed diligence items, issues to be negotiated between Anzu and Envoy and the mechanics of the potential business combination. During the two weeks following delivery of the revised Term Sheet, representatives of Anzu and Envoy continued discussions regarding the Term Sheet and potential business combination and agreed to the key parameters of a potential business combination, including (i) the Exchange Offer to provide incentives for non-redeeming Anzu stockholders, (ii) Sponsor’s commitment to provide additional funding for New Envoy via a $10,000,000 PIPE concurrent with the closing of a potential business combination, (iii) Sponsor’s forfeiture at the closing of a potential business combination of all the private warrants and all but 4,500,000 shares of Anzu Class B Common Stock held by Sponsor (with 2,500,000 of such shares of Anzu Class B Common Stock to be exchanged in the Exchange Offer), and (iv) the need for Envoy directors, officers and certain significant shareholders to execute support agreements in connection with a potential business combination. The Anzu Board noted that the Exchange Offer provided an opportunity to current holders of Anzu Class A Common Stock at the time of the Closing that would not be present for stockholders who bought in the open market following the Closing, which was deemed as an appropriate incentive (i.e., the ability to exchange from Anzu Class A Common Stock to Series A Preferred Stock) for stockholders electing not to redeem. In addition, the Anzu Board placed particular emphasis on receiving support from Envoy directors and officers to provide consistent operation of Envoy between the signing of the Business Combination Agreement and a successful closing of the transaction.

On December 11, 2022, representatives of Lake Street Capital Markets, LLC, financial advisor to Envoy (“Lake Street”), representatives of Northland, Dr. Haring-Smith and Mr. Lucas met via video conference to discuss the revised Term Sheet. The primary purpose of the call was for Anzu to discuss the revised Term Sheet circulated on December 6, 2022. Among other topics, the size of the employee incentive pool (“EIP”) and employee stock purchase plan were discussed, with benchmarking efforts made based on approximately 15 different recent de-SPAC transactions. There was no change in the proposed size of the EIP at this time due to the benchmarking exercise. The parties debated whether or not the EIP should be considered as incremental consideration (i.e., above and beyond the 15 million shares of Anzu Class A Common Stock) or as part of the potential consideration for Envoy (i.e., the 15 million shares of Anzu Class A Common Stock). Multiple approaches were discussed, and the parties ultimately agreed that: (i) the EIP would not be allocated prior to the Closing, (ii) the incoming compensation committee of the New Envoy Board would have the initial responsibility to recommend allocations for the EIP, (iii) the EIP would be treated as incremental to the 15 million shares of Anzu Class A Common Stock consideration for Envoy but some or all of the EIP may not be vested initially based on the considerations of the New Envoy Board’s compensation committee after Closing.

On December 14, 2022, Dr. Haring-Smith, Mr. Hirsch and Mr. Lucas met via video conference to discuss financial and audit readiness of Envoy.

On December 16, 2022, representatives of Lake Street and Northland, Dr. Haring-Smith, Mr. Lucas and other senior staff from Envoy and Anzu met via video conference to follow-up on the discussion from December 11, 2022 on the principal terms of the Term Sheet. Among other terms discussed, Envoy and Lake Street sought to add a provision whereby the Sponsor would forfeit up to the total amount of its shares (including any preferred shares) based on the amount of cash in the Trust Account at Closing. Anzu and Northland instead proposed that the forfeiture of Anzu Common Stock would occur for the Sponsor based on the amount of cash in the Trust Account at the Extension, which occurred in March 2023. Ultimately, the parties agreed to establish a threshold which required Anzu to retain at least $40 million in the Trust Account at the Extension. The Sponsor also agreed to reduce its retained shares of Anzu Class A Common Stock from four million shares to two million shares of Anzu Class A Common Stock, which Envoy and Lake Street had sought to reduce dilution after the Business Combination. Envoy and Lake Street also sought to have the dividend for the Series A Preferred Stock paid in cash or stock for the first eight quarters, which was initially agreed to in December 2022, but subsequently, this term was revised due to capital market pressures from the Sponsor affiliate to be paid in cash only for the first four quarters. Lastly, Envoy and Lake Street sought a provision whereby Anzu would need to remain listed on a major exchange following the extension vote planned for 2023, which Anzu agreed to because remaining listed on a major national exchange was a primary business goal for both parties.

On December 20, 2022, Dr. Haring-Smith shared a final version of the Term Sheet that aimed to clarify that the Trust Account would need to retain more than $40 million at the planned Extension as part of remaining listed on a major national exchange. In addition, Dr. Haring-Smith communicated that various proposals that had been made regarding full forfeiture of the Sponsor’s economics in the event that all shares of Anzu Class A Common Stock were fully redeemed would not be accepted. Dr. Haring-Smith communicated the proposed business combination would provide Envoy with access to ongoing capital in the public markets, several hundred existing Envoy shareholders get a near-term pathway to liquidity, and Envoy management with a stronger business through recruiting additional talent. Dr. Haring-Smith communicated that Anzu could not accept a circumstance in which holders of Anzu

Class B Common Stock received nothing after months of dedicated effort to achieve those outcomes, and thus the December 20 Term Sheet (which largely memorialized the outcome of the December 16 negotiation) represented the “best and final” offer from Anzu.

On December 21, 2022, the Anzu Board and representatives of Morrison Foerster and Northland met via video conference to discuss and provide an update with respect to the potential business combination with Envoy. During this meeting, Dr. Haring-Smith and Mr. Hirsch explained the terms of the Term Sheet to the Anzu Board, and following such discussion, the Anzu Board approved Anzu’s entry into the Term Sheet. The Anzu Board also discussed an extension of Anzu’s deadline to complete a business combination and approved an amendment to Anzu’s amended and restated certificate of incorporation to extend Anzu’s deadline to complete a business combination.

On December 21, 2022, following the meeting of the Anzu Board, Anzu and Envoy executed the Term Sheet. Between January 6, 2023 and March 15, 2023, members of Anzu’s management team and representatives of Morrison Foerster and Innovators Legal, intellectual property counsel to Anzu (“Innovators”), met via video conference on a weekly basis to discuss the status of the business, financial, accounting, regulatory and legal due diligence of Envoy, any outstanding diligence requests and any key risks of the proposed business combination. Meetings were held both as group sessions as well as sub-groups on specific topics, some of which included only sub-sets of the Anzu, Morrison Foerster and Innovators teams.

On December 30, 2022, Dr. Haring-Smith met in person at Envoy’s headquarters with Mr. Lucas, other representatives of Envoy and certain members of the Envoy Board, some of whom joined virtually. Representatives of Northland were also in attendance, and some members of Anzu’s diligence team joined virtually as well. The parties discussed the potential business combination, the process for completing diligence, the process for seeking shareholder approval, and the capitalization strategy for the business combination. Lake Street and Envoy were seeking to ensure that the securities of any investor into the Envoy Bridge Note would convert into the same security that the Sponsor would invest into the PIPE Transaction.

On January 17, 2023, a similar diligence progress check-in occurred including additional members of the Anzu diligence team focused on medical device technology.

On January 20, 2023, a similar diligence progress check-in occurred including additional members of the Anzu diligence team focused on sizing the total addressable market.

On January 29, 2023, the Anzu Board and representatives of Morrison Foerster and Northland met via video conference. During the meeting, Dr. Haring-Smith provided an update on the status of Anzu’s extension of its deadline to complete a business combination, potential redemptions by Anzu’s stockholders of their Anzu Class A Common Stock upon extension, and the status of the potential business combination with Envoy, including that the exclusivity period with Envoy pursuant to the Term Sheet was scheduled to expire on January 31, 2023. The Anzu Board unanimously approved the extension of the exclusivity period until March 4, 2023. Following this meeting, Anzu and Envoy entered into an agreement to extend the exclusivity period of the Term Sheet to March 4, 2023.

On January 30, 2023, Dr. Haring-Smith, Mr. Hirsch and members of the Anzu diligence team, conducted an on-site visit to Envoy in White Bear Lake, Minnesota specifically focused on business analysis, organizational topics and market readiness. Focus topics for diligence sessions that day included commercial readiness, quality & manufacturing, transaction structure and clinical & regulatory.

On February 2, 2023, the management teams from Anzu and Envoy, as well as their respective financial and accounting advisors, began check-in meetings that occurred approximately weekly for the remainder of the transaction process.

On February 4, 2023, the Anzu Board and representatives of Morrison Foerster and Northland met via video conference. During the meeting, Dr. Haring-Smith discussed the status of extending Anzu’s deadline to complete a business combination, the status of filings to be made in connection therewith and potential excise tax liability arising therefrom.

On February 8, 2023, Morrison Foerster distributed a draft of the Business Combination Agreement to Fredrikson. Over the course of the two weeks following such distribution, Morrison Foerster and Fredrikson distributed drafts of the Other Agreements.

Between February 8, 2023 and April 16, 2023, Anzu and Morrison Foerster, on the one hand, and Envoy and Fredrikson, on the other hand, continued to negotiate the terms of the Business Combination Agreement and exchanged numerous revised drafts of the Business Combination Agreement and the Other Agreements. Over the same period of time, Morrison Foerster and Fredrikson and certain other representatives and advisors for Anzu and Envoy held numerous conference calls to negotiate certain key terms and conditions of the Business Combination Agreement and the Other Agreements. For further information related to these agreements, please see the section entitled “Business Combination Proposal — The Business Combination Agreement.”

On February 13, 2023, the Anzu Board and representatives of Morrison Foerster and Northland met via video conference. Also participating by invitation were representatives of Innovators. During the meeting, Dr. Haring-Smith and other Anzu representatives discussed the status of the business combination with Envoy, status of business, accounting and regulatory due diligence, including the status of ongoing litigation relating to certain directors and officers of Envoy, and status of transaction documents, anticipated timeline for consummation of the proposed business combination and the key risks of the proposed business combination.

In mid-February 2023, the representatives of the various parties met to discuss the fact that Envoy had a small number of outstanding options that were out of the money and to decide how to handle such options. To simplify the issues, the parties agreed that the options would be cancelled for nominal consideration. This decision occurred after consultation between Dr. Haring-Smith and Mr. Lucas, each of whom consulted with the respective counsel for their entities.

On February 23, 2023, in connection with the February Special Meeting, Anzu and the Sponsor entered into Extension Support Agreements with several unaffiliated third parties, pursuant to which each third party agreed to (a) notify the Sponsor at least three business days prior to the February Special Meeting regarding the number of shares of Anzu Class A Common Stock that such third party intended to redeem and the number of shares of Anzu Class A Common Stock that such third party intended to retain in connection with the February Special Meeting and (b) vote (and to cause its controlled affiliates to vote) all shares of Anzu Class A Common Stock beneficially owned by them on the Record Date for the February Special Meeting in favor of the Extension. In exchange, the Sponsor agreed to transfer, immediately following consummation of a business combination, 20,000 shares of Anzu Class B Common Stock to each third party for every 100,000 shares of Anzu Class A Common Stock held by such third party immediately following the special meeting for such business combination, up to a maximum of 100,000 shares of Anzu Class B Common Stock to each third party.

On February 24, 2023, as permitted by Envoy’s Bylaws and Minnesota corporate law, the Envoy Board established a special committee consisting of three individuals, none of whom were members of the Envoy Board (the “Envoy Special Committee”). In appointing such members, the Envoy Board determined that each member was independent and disinterested with respect to Envoy and the proposed Business Combination and that each was qualified to serve on the Envoy Special Committee based upon such member’s background and experience with business transactions and financial matters, as well as their existing familiarity with Envoy’s business, financial condition and prospects. The purpose of the Envoy Special Committee, as defined by the Envoy Board, was to evaluate, review and consider the proposed business combination with Anzu and any alternative strategic transaction that may be pursued or arise to determine if any such transaction was in the best interests of Envoy and its common shareholders, and to the extent the Envoy Special Committee determined that any such potential transaction was not in the best interests of the Envoy common shareholders, to take such further action that would be in the best interests of Envoy’s shareholders with respect to any such transaction. The Envoy Board also empowered the Envoy Special Committee to recommend to the Envoy Board the execution and delivery of definitive agreements relating to the proposed transaction, but ultimately only the Envoy Board could authorize Envoy to enter into any such transaction or execute and deliver any such definitive agreements. The Envoy Board further determined that the Envoy Board could not authorize or approve any transaction without the prior affirmative recommendation of the Envoy Special Committee.

The Envoy Special Committee held a number of meetings via video conference between February 28, 2023 and April 11, 2023 in which it reviewed and considered the terms of the proposed transaction under the Business Combination Agreement, received updates from and provided strategic recommendations to Fredrikson and Envoy management with respect to negotiation of the Business Combination Agreement, and met with Lake Street to review financial aspects of the proposed Business Combination.

Between February 6, 2023, and February 27, 2023, Anzu sought to retain capital in the Trust Account from various stockholders, including through the use of Extension Support Agreements. Anzu contacted fewer than 10 stockholders and, after discussions, the Extension Support Agreements were agreed upon. The result of this effort by Anzu management was that over $40 million was retained in the Trust Account at the Extension.

On February 28, 2023, Anzu held the February Special Meeting, at which Anzu’s stockholders voted to approve the Extension Amendment. In connection with the February Special Meeting, stockholders holding 38,187,226 shares of Anzu Class A Common Stock (approximately 89.9% of the issued and outstanding shares of Anzu Class A Common Stock prior to the February Special Meeting) exercised their right to redeem their shares for a pro rata portion of the funds held in the Trust Account. Following the February Special Meeting, as a result of the Extension Redemptions, approximately $45.2 million remained in the Trust Account. For further information related to the extension, please see the section entitled “Other Information Related to Anzu — Extension of Time to Complete a Business Combination.”

On March 1, 2023, Anzu began negotiations with Meteora regarding a potential Forward Purchase Agreement in a video conference between the parties. Meteora provided indicative key terms subject to a draft document being shared at a later date.

On March 5, 2023, Anzu provided Envoy with an update of certain principal terms with respect to the potential business combination, including (i) the introduction of the Envoy Bridge Financing to allow the Company to operate as a going concern between the signing of the Business Combination Agreement and the Closing (on terms substantially similar to those offered to the Sponsor in connection with the PIPE Transaction), (ii) the terms and amount of New Envoy Common Stock to be allocated for New Envoy’s equity incentive plan to incentivize New Envoy’s management, employees and board members, (iii) a lock-up arrangement for any Envoy shareholder anticipated to hold more than 10% of New Envoy Common Stock immediately following the Effective Time and (iv) the key proposed terms of the Meteora Forward Purchase Agreement, including the Maximum Number of FPA Shares, the Optional Early Termination and Re-Set Price mechanics. At this meeting, there were no substantial negotiations between the parties since the draft documents were still being developed.

On March 6, 2023, Meteora provided the first draft of the Forward Purchase Agreement, which did not contain the concept of Shortfall Warrants. Between March 6, 2023 and April 14, 2023, the parties negotiated various terms including: (i) the duration of the Forward Purchase Agreement, which was extended from six (6) months to the later of (x) June 30, 2024 or (y) 365 days following the closing of the Business Combination, which satisfied a request from Anzu to enable New Envoy to have more time to establish itself in the public markets and capitalize on the Forward Purchase Agreement following the Closing; (ii) the minimum share price at which Meteora could sell shares, which was reduced several times ultimately to $4.00 per share in order to provide New Envoy with the opportunity to still capitalize on the Forward Purchase Agreement if negative stock volatility occurred post-Closing; (iii) the terms of the Maturity Consideration (as defined below) in which Meteora sought higher cash-basis Maturity Consideration while Anzu sought lower shares-basis Maturity Consideration, and the parties ultimately settled on $0.50 per share in Maturity Consideration if paid in shares or $0.25 per share in Maturity Consideration if paid in cash as a compromise.

On March 8, 2023, Anzu engaged MCRA, a medical device consultant, to conduct diligence with respect to the prospects for FDA regulatory approval of the Acclaim implant device and the potential for insurance reimbursement for the Acclaim device. MCRA was not asked or engaged to provide any conclusions with respect to these matters.

On the morning of March 15, 2023, representatives of Morrison Foerster provided Anzu’s management with a draft of its due diligence report that provided a summary of the findings of Morrison Foerster’s legal due diligence review of Envoy and its operations, including based upon Morrison Foerster’s review of certain materials and information provided by representatives of Envoy in the virtual data room or pursuant to email and telephone communications prior to such date, including in response to supplemental legal due diligence requests sent by representatives of Anzu to representatives of Envoy. Such findings were discussed throughout the diligence process. Following its receipt of the due diligence report, Anzu’s management shared the same with the Anzu Board.

On the evening of March 15, 2023, the Anzu Board and representatives of Morrison Foerster, Northland and Innovators met via video conference. During the meeting, Dr. Haring-Smith and other Anzu representatives discussed the status of business, accounting and regulatory due diligence, and Morrison Foerster representatives discussed legal diligence (including the findings contained in the due diligence report delivered by representatives of Morrison Foerster to Anzu’s management on the same day). The due diligence presentation considered key risks and mitigation strategies across nine diligence modules (commercial, clinical & regulatory, funding needed and viability of long-term business model, accounting & insurance, human resources - team & benefits, supply chain, technology, intellectual property, legal). Anzu’s due diligence findings supported, among other things, Anzu management’s belief that Envoy’s Acclaim device has a viable path to FDA approval, an attractive addressable market, a realistic path to reimbursement, and strong and differentiated technology. Anzu’s management advised the Anzu Board that Anzu’s management concluded that sufficient diligence was performed and findings were sufficiently conclusive to support moving forward with the proposed business combination, and the Anzu Board concurred. Dr. Haring-Smith also discussed the status of Business Combination Agreement and the Other Agreements and timeline for consummation of the proposed business combination.

On March 20, 2023, the Anzu Board and representatives of Morrison Foerster, Northland and Innovators met via video conference. Also participating by invitation were representatives of Withum. During the meeting, the Anzu Board received an update on the status of Anzu’s potential business combination with and due diligence review of Envoy.

On March 22, 2023 and March 24, 2023, Morrison Foerster and Fredrikson discussed via telephone certain remaining unresolved key terms in the Business Combination Agreement and Other Agreements, including the right of Anzu to terminate the Business Combination Agreement if Envoy fails to deliver certain audited financial statements by April 30, 2023 or if the aggregate amount of dissenting Envoy shares equals or exceeds 5% of the shares of Envoy Common Stock outstanding at the record date for the Envoy Shareholder Meeting. As a result of these discussions, Anzu and Morrison Foerster, on the one hand, and Envoy and Fredrikson, on the other hand, agreed that Envoy would take actions necessary to cause (i) the Envoy Options to be cancelled at the Effective Time for nominal consideration, (ii) the Envoy Warrants to be exercised and converted immediately prior to the Effective Time into shares of Envoy Common Stock and (iii) the Envoy Convertible Notes to be converted into Envoy Common Stock, in each case, to simplify Envoy’s capital structure immediately prior to the Effective Time and maximize consideration delivered to Envoy shareholders. Following discussions between Envoy and Fredrikson, on the one hand, and the holders of Envoy Options, Envoy Warrants and Envoy Convertible Notes, on the other hand, the terms of the cancellations and conversions noted in the foregoing sentence were finalized.

On March 31, 2023, the Anzu Board and representatives of Morrison Foerster, Northland and Withum met via video conference. During the meeting, Dr. Haring-Smith provided a further update on the status of Anzu’s potential business combination with Envoy. Later that day, Dr. Haring-Smith, Mr. Lucas, and representatives of Northland met by video conference during which Dr. Haring-Smith emphasized the importance of the Envoy Bridge Note being implemented timely to ensure that Envoy has sufficient capital available to execute both its business plan and the go-public transaction without liquidity risks. In addition, Dr. Haring-Smith expressed that Anzu had no perspective on the implementation within Envoy as a private company of any liquidation preferences or conversion rights for various existing shares of Envoy Common Stock and Envoy Convertible Notes into Envoy Common Stock in the Envoy Convertible Notes prior to the Closing.

On April 4, 2023, MCRA, the medical device consultant engaged by Anzu, provided Anzu’s management with a draft of its due diligence summary that provided a summary of its findings regarding the Acclaim implant device and its potential to receive reimbursement from governmental agencies, health care providers and insurers. Following its receipt of the due diligence summary, Anzu’s management shared the same with the Anzu Board. The study noted that unlike many new technologies, the Acclaim can leverage existing robust reimbursement infrastructure to reduce commercialization frictions and risks to provider revenue. The study also noted that healthcare payers have indicated that the Acclaim is similar to a new version of existing cochlear implants. In addition, the study highlighted potential paths to Medicare payment premiums for the Acclaim under new technology payment programs.

Later on April 4, 2023, Morrison Foerster and Fredrikson discussed via telephone certain remaining unresolved key negotiation points in the Business Combination Agreement and Other Agreements, including specific terms of the PIPE Transaction (including the conditions to the Sponsor’s obligations to consummate the transaction contemplated by the Subscription Agreement and the securities to be issued to Sponsor in connection therewith) and Envoy Bridge Financing (including the amount of financing, GAT’s obligations to take certain efforts to consummate the transactions contemplated by the Business Combination Agreement and the securities to be issued to GAT in connection with the conversion of the Envoy Bridge Note) and the right of Anzu to terminate the Business Combination Agreement if Envoy takes certain actions vis-à-vis suits, claims, actions, proceedings, complaints, inquiries, audits or investigations by or before any governmental authority. Between April 4, 2023 and April 16, 2023, Anzu and Morrison Foerster, on the one hand, and Envoy and Fredrikson, on the other hand, continued to negotiate the remaining unresolved key terms of the Business Combination Agreement and the Other Agreements.

On April 6, 2023, the Envoy Board met by video conference and received an update on the status of negotiation of the Business Combination Agreement and Other Agreements from Envoy management, representatives of Fredrikson and members of the Envoy Special Committee.

On April 10, 2023, the Anzu Board, members of Anzu management and representatives of Morrison Foerster met via video conference. During the meeting, members of Anzu management provided the Anzu Board with an overview of its evaluation and analysis of a potential business combination with Envoy (including Anzu management's conclusions regarding the viability of FDA approval and reimbursement potential of the Acclaim, based in part on the due diligence review by MCRA) and the terms thereof. Representatives of Morrison Foerster also provided the Anzu directors with an overview of certain legal considerations related to a potential business combination (including directors’ fiduciary duties under Delaware law in connection therewith) and of the key deal terms and a summary of the Business Combination Agreement and Other Agreements. Following discussion, the Anzu Board determined that it was supportive of continuing to pursue a potential business combination with Envoy and directed Anzu management and its advisors to finalize the terms of the Business Combination Agreement and the Other Agreements.

On April 11, 2023, the Envoy Special Committee met via video conference with representatives of Fredrikson. During the meeting, representatives of Fredrikson reviewed with the Envoy Special Committee the terms of the Business Combination Agreement and the Other Agreements that had been negotiated among the parties, including the terms of the proposed conversion of Envoy Preferred Stock and Envoy Convertible Notes that were negotiated with the holders thereof (the “Envoy Conversions”). Representatives of Fredrikson and the members of the Envoy Special Committee also reviewed the role of the Envoy Special Committee with respect to recommending the proposed business combination, including its power and authority to evaluate, review and consider whether the Business Combination Agreement and the Other Agreements, including the transactions contemplated thereby, were in the best interests of Envoy and its common shareholders.

The Envoy Special Committee met again via video conference with representatives of Fredrikson on April 12, 2023. The Envoy Special Committee continued its review and discussion from its April 11, 2023 meeting regarding the terms of the Business Combination Agreement and the Other Agreements, including the proposed Envoy Conversions. After such further discussion, the Envoy Special Committee unanimously determined the proposed transactions under the Business Combination Agreement, including the Envoy Conversions, to be fair, advisable and in the best interests of Envoy and its shareholders.

On April 13, 2023, the Envoy Board, Envoy management, the Envoy Special Committee, representatives of Lake Street, and representatives of Fredrikson met via video conference, except that Mr. Nitzsche recused himself from attendance due to his potential interest in the proposed transaction through his relationship with Northland. During the meeting, representatives of Lake Street provided a report to the Envoy Board regarding the transaction terms and post-closing share ownership matters, and the Envoy Special Committee provided its report to the Envoy Board in which it found that the terms of the Business Combination Agreement and the Other Agreements were in the best interests of Envoy and its shareholders and recommended that the Envoy Board approve the Business Combination Agreement and the Other Agreements and the transactions contemplated thereby. After such reports were received, Mr. Taylor then recused himself and left the meeting due to his interests in the proposed transaction through his relationship with Northland and due to his ownership of the Envoy Preferred Stock and Envoy Convertible Notes. Thereafter, representatives of Fredrikson provided an overview to the Envoy Board remaining in attendance of the key terms of the Business Combination Agreement and the Other Agreements, including the key terms of the proposed Envoy Conversions. Representatives of Fredrikson also reviewed with the Envoy Board its fiduciary duties under Minnesota law in connection with its consideration of the proposed transactions, as well as its prior resolutions requiring the Envoy Board to have received the prior affirmative recommendation of the Envoy Special Committee before approving the transaction. After consideration of such matters, the remaining Envoy Board members in attendance unanimously declared that the Business Combination, the Business Combination Agreement, the Envoy Conversions, the PIPE Transaction and the other transactions contemplated by the Business Combination Agreement and the Other Agreements to be fair, advisable and in the best interests of Envoy and its shareholders, and approved the form, terms and provisions of, and the transactions contemplated by, including the matters to be submitted to votes of Envoy’s shareholders, authorized Envoy to enter into the Business Combination Agreement and the Other Agreements. On the morning of April 17, 2023, Anzu and Morrison Foerster, on the one hand, and Envoy and Fredrikson, on the other hand, finalized the Business Combination Agreement and the Other Agreements.

On April 14, 2023, Meteora provided an updated version of the Forward Purchase Agreement that included the concept of the Shortfall Warrants. The Shortfall Warrants were an ability to provide additional transaction opportunity to Meteora in the event that no redemptions occurred, and, from Anzu’s perspective, also provide additional potential sources of capital for New Envoy without increasing the amount paid by the Maturity Consideration.

On April 17, 2023, prior to entering into the Business Combination Agreement, Anzu, Envoy and the Meteora Parties entered into the Forward Purchase Agreement for the Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase through a broker in the open market, following the period for making redemption elections and prior to the Closing, shares of Anzu Class A Common Stock from holders of Anzu Class A Common Stock (other than Anzu or affiliates of Anzu), including from holders who have previously elected to redeem their Anzu Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, as amended in connection with the Business Combination.

On the evening of April 17, 2023, the Anzu Board, members of Anzu management and representatives of Morrison Foerster met via video conference. During the meeting, Dr. Haring-Smith provided an update on the status of Anzu’s potential business combination with Envoy and informed the Anzu Board that the parties had reached agreement on the Business Combination Agreement and all of the Other Agreements. Following additional discussion on these and related matters, and in consideration of all the factors discussed at various meetings and discussions, the Anzu Board unanimously declared the Business Combination, Business Combination Agreement, the PIPE Transaction and the other transactions contemplated by the Business Combination Agreement advisable and in the best interests of Anzu and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by, including the matters to be submitted to votes of Anzu’s stockholders, and authorized Anzu to enter into the Business Combination Agreement and the Other Agreements.

On the evening of April 17, 2023, following the meeting described above, Anzu, Envoy and Merger Sub executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, Anzu entered into the Shareholder Support Agreement, Sponsor Support Agreement, Company Bridge Note, Subscription Agreement, and terminations of the Forward Purchase Agreements, in each case, with the applicable other parties thereto.

On the morning of April 18, 2023, Anzu filed a Current Report on Form 8-K, which filed as exhibits the Business Combination Agreement and certain of the Other Agreements.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing of the business combination.

The Anzu Board’s Reasons for the Business Combination

The Anzu Board, in evaluating the Business Combination, consulted with its management and financial, legal, tax and accounting advisors. In reaching its unanimous resolution (a) that it was fair to and in the best interests of Anzu and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Anzu is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (b) to adopt and approve the execution, delivery and performance by Anzu of the Business Combination Agreement, the ancillary documents to which Anzu is or will be a party and the transactions contemplated thereby (including the Merger), (c) to recommend that the Anzu stockholders entitled to vote thereon vote in favor of each of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal and (d) to direct that each of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal be submitted to the Anzu stockholders for approval, the Anzu Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Anzu Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Anzu Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Anzu Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Anzu Board considered a number of factors pertaining to Envoy and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

A.

Differentiated product. Envoy is in development of the Acclaim implant device, which may be the first fully implanted cochlear implant commercialized in the United States and one with longer expected battery life than existing competitors. In addition, the Anzu Board believes that the Acclaim implant device is the first hearing-focused device to have received FDA Breakthrough Device designation.

B.

Large addressable market with opportunity for organic growth. The Anzu Board’s belief that Envoy is a leading innovator in an attractive industry with strong growth prospects. Envoy competes in a market estimated at over $80 billion in untapped potential market opportunity in the United States. Further, based on industry data, almost 3 million adults in the United States suffer moderate to profound hearing loss and may be candidates for cochlear implants, but only 5-8% of the people that could benefit from an implantable hearing solution have received one (based on industry sources and market research).

C.

Valuation. The Anzu Board did not receive or rely on financial projections for Envoy in considering the valuation of Envoy beyond the anticipated cost to reach FDA approval of the Acclaim device. Rather, the Anzu Board considered, among other factors, the size of the addressable market for the Acclaim implant device, the revenues, earnings and market capitalizations of the incumbent competitors currently selling partially-implanted devices (such as Cochlear Ltd, Demant subsidiary Oticon and Sonova subsidiary Advanced Bionics, all of which are publicly traded), the relative advantages of the fully-implanted Acclaim implant device should it receive regulatory approval, and the capture of market share by analogous medical device companies with transformative technologies. When considering comparable companies, the Anzu Board elected not to use Amplifon (which is publicly traded but does not sell cochlear implants) and MED-EL (which sells cochlear implants but is not publicly traded). Based on the selected peer companies, the Anzu Board considered what discount level would be sufficient to reflect the early-stage development of Envoy relative to its publicly traded peers, the technological risks associated with an early stage device, and the fact that Envoy does not have a currently commercialized business, unlike its publicly traded peers. Envoy has been valued at less than 5% of Cochlear Ltd (ASX: COH), which is the most analogous incumbent as a pure-play cochlear company, while the Anzu Board believes that it is more likely than not (thus significantly more likely than 5%) that the Acclaim device receives FDA approval and achieves commercialization.

In addition, the Anzu Board considered whether Envoy could reasonably achieve the financial scale required to create value for Anzu stockholders over time. The Anzu Board considered a range of scenarios, with assumptions around Envoy’s market share of cochlear implants and potential revenue in future years and the multiple of revenue at which Envoy might trade. As an example only, and not based upon any projections provided by Envoy, to be conservative, if Envoy received revenue of $25,000 per cochlear implant (consistent with the pricing of the incumbent partially-implanted devices),1 then it would need to sell approximately 2,000 cochlear implants per year to achieve $50 million in revenue. Based on data from the American Cochlear Implant Alliance, achieving the sale of 2,000 cochlear implants per year would translate to approximately 5% market share in 2028, which may be the first full year of commercialization.2 If Envoy were to be valued at a similar revenue multiple to Cochlear Ltd, based on these assumptions Envoy would be valued at $500 million. At a $150 million entry valuation for Envoy, the potential return to Anzu stockholders exceeded 18% internal rate of return from 2023 to 2028 based on these assumptions, which the Anzu Board believed was an acceptable rate of return for the risks involved.

The Anzu Board believed this valuation reflected a significant discount that was sufficient to establish an attractive entry point for Anzu stockholders. Given these factors, the Anzu Board concluded that the valuation of Envoy represented a reasonable entry valuation for Anzu’s stockholders.

In addition, the Anzu Board also noted that the opportunity for holders of Anzu Class A Common Stock to exchange their shares for Series A Preferred Stock provided additional comfort that the transaction structure was reasonable for Anzu’s stockholders.

D.

Post-closing economic interest in New Envoy. The fact that, if the Business Combination were consummated, Anzu stockholders (other than Anzu stockholders that sought redemption of the Anzu Class A Common Stock) would have a substantial economic interest in New Envoy and, as a result, would have a continuing opportunity to benefit from the success of New Envoy following the consummation of the Business Combination.

E.

Early feasibility study. The fact that the Acclaim implant device was accepted into the FDA’s early feasibility study program, which allows for more rapid design changes on a shorter review period. Three patients were implanted with Acclaim implant devices in late 2022, and the Anzu Board is not presently aware of any reported severe adverse events (SAEs) arising from the implants. It is expected that, following an early feasibility study, if sufficiently successful, Envoy may be able go straight to Pivotal Clinical Trials, the final step before potential FDA approval. Diligence conducted by third-party industry-relevant consultants noted that proposed indications and primary endpoints for the FDA approval study are nearly identical to the two most-recently approved cochlear implant studies, which allowed Anzu management and the Anzu Board to reach their conclusion regarding the possibility of FDA approval.

[1]

Source: Nassiri A, et al; Current Estimates of Cochlear Implant Utilization in the United States; NATIONAL INSTITUTE OF HEALTH (https://pubmed.ncbi.nlm.nih.gov/35261379/), presenting data from a private marketing report that characterizes U.S. cochlear implant utilization and the cochlear implant market growth.

[2]

Source: What is a Cochlear Implant?; AMERICAN COCHLEAR IMPLANT ALLIANCE (https://www.acialliance.org/page/CochlearImplant), summarizing cochlear implants, the benefits of cochlear implants and statistics surrounding the cochlear implants.

F.

Promising diligence regarding potential timing for FDA approval and for reimbursement. Based on information provided by independent diligence conducted by industry-relevant consultants, subject to successfully completing the clinical trial program, Anzu management advised the Anzu Board that the potential FDA approval for the Acclaim implant device could come as early as 2026, and that there is a realistic possibility of the Acclaim implant device being reimbursable by insurance and/or Medicare given the existing reimbursement infrastructure around incumbent partially-implanted products. Even if the FDA decides not to create a new product code for the Acclaim device, it was noted that the Acclaim can leverage existing robust reimbursement infrastructure to reduce commercialization frictions and risks to provider revenue and that there are achievable paths to Medicare payment premiums for Acclaim under new technology payment programs. While neither FDA approval nor payment premiums can be assured, the Anzu Board found this information informative in considering the proposed Business Combination.

G.

Experienced medical device team. The Anzu Board’s belief that Envoy has a strong management team in the health and medical device industries, led by Mr. Lucas and including Dr. Phil Segal, Ph.D., Vice President of Implant Technology and Training with over 35 years of cochlear implant experience, and Tom Hoegh, Director of Engineering with over 25 years in the medical device industry. We believe that this team, together with a strong Advisory Board made up of Audiologists and Surgeons, intends to remain with New Envoy, which is expected to provide important continuity in advancing Envoy’s strategic and growth goals.

H.

Intellectual property portfolio. Envoy’s intellectual property portfolio, including over 55 pending and granted patents covering key aspects of Envoy’s technology, which provides a strong platform on which to grow Envoy’s business. Based on diligence conducted prior to signing the Business Combination Agreement, Anzu’s Board is not aware of patents that Envoy could be infringing through its current products, including the Acclaim implant device.

I.

Transaction proceeds and capital efficiency. The fact that the Business Combination is expected to provide approximately $55 million of gross proceeds to New Envoy, assuming no redemptions by the Anzu stockholders of their shares of Anzu Class A Common Stock, to provide funding for Envoy’s continuing development. In addition, because the Envoy business plan does not presently call for large one-time expenditures (beyond expenses related to the Business Combination), the pace of capital consumption by New Envoy should be resilient even if there is less than $55 million of gross proceeds at Closing due to partial redemptions by the Anzu stockholders of their shares of Anzu Class A Common Stock.

J.

Other alternatives. The Anzu Board’s belief that, after a thorough review of other business combination opportunities reasonably available to Anzu, the Business Combination represents the best potential business combination for Anzu and its stockholders based upon the process utilized to evaluate and assess other potential business combination targets, and the Anzu Board’s belief that such process has not presented a better alternative.

K.	Negotiated transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations.
L.

Deal structure. The issuance of shares of Series A Preferred Stock to Anzu stockholders who decide to not redeem their shares following the Business Combination and to participate in the Exchange Offer creates a distinctive instrument by which value can be returned to Anzu’s current Class A stockholders.

M.

Dissenters’ rights termination provision. The fact that Anzu has the right to terminate the Business Combination Agreement in the event more than 5% of the outstanding capital stock of Envoy exercises dissenters’ rights with respect to the Business Combination.

The Anzu Board also considered a variety of uncertainties and risks and other potentially negative factors related to Envoy’s business and prospects and related to the Business Combination including, but not limited to, the following:

A.

Risk that benefits, including FDA approval, marketability and the ability of reimbursement may not be achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe. In particular, the efficacy and safety of the Acclaim implant device remains subject to clinical trials and FDA approval, the timing or receipt of which are uncertain, as well as the fact that the Acclaim implant device may not be reimbursable, which could significantly limit its marketability and ability to penetrate and succeed in addressing the large market available. In addition, in the event that clinical trials, FDA approval, or reimbursement approval are delayed, it is possible that a competitor could come to market with a fully implanted cochlear implant in the United States before Envoy.

B.

Redemption risk. The potential that a significant number of Anzu stockholders elect to redeem their shares of Anzu Class A Common Stock prior to the consummation of the Business Combination and pursuant to the Current Charter, which would reduce the gross proceeds to New Envoy from the Business Combination, which could hinder New Envoy’s ability to continue its development.

C.

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Anzu from soliciting other business combination proposals, which restricts Anzu’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

D.	Stockholder vote. The risk that holders of Anzu Class A Common Stock may fail to provide the votes necessary to approve the Charter Proposal, impacting the consummation of the Business Combination.
E.

Macroeconomic risks. The risk that the future financial performance of New Envoy may not meet the Anzu Board’s expectations due to factors in New Envoy’s control or out of its control, including economic cycles or other macroeconomic factors.

F.

Regulatory risks. New Envoy plans to operate in the regulated area of medical devices, and changes in regulation or related legislation may hinder New Envoy’s ability to develop and commercialize its products.

G.

Limitations of review. The Anzu Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the Anzu stockholders is fair to Anzu or its stockholders from a financial point of view.

H.

Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Envoy’s control, including approval by Anzu stockholders and Anzu’s continued listing on a national securities exchange.

I.	Post-Business Combination corporate governance. The fact that the New Envoy Board will be classified and that all of New Envoy’s directors will not be elected annually.
J.

Litigation challenging the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

K.	Ongoing litigation. Ongoing litigation relating to certain directors and officers of Envoy.
L.	Dissenting shares. The risk that a significant percentage of Envoy’s stockholders may exercise dissenters’ rights under Minnesota law.
M.	Fees and expenses. The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the Anzu Board also considered other factors including, without limitation:

N.

Interests of certain persons. The Sponsor, the members of the Anzu Board and executive officers of Anzu and the Sponsor have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of Anzu stockholders generally. The Anzu Board reviewed and considered these interests during the negotiation of the Business Combination Agreement and in evaluating and unanimously approving, as members of the Anzu Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. See ”Interests of the Sponsor and Anzu’s Directors and Officers in the Business Combination” and “Risk Factors — Risks Related to the Business Combination. Since the Sponsor and Anzu’s officers and directors who are members of the Sponsor have interests that are different, or in addition to (and which may conflict with), the interests of the public stockholders, a conflict of interest may have existed in determining whether the Business Combination with Envoy is appropriate as a business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.”

O.

Other risks. The various risks associated with the Business Combination, the business of Envoy, including New Envoy, and the business of Anzu, as described in the section entitled “Risk Factors” of this proxy statement/prospectus.

The Anzu Board concluded that the potential benefits expected to be received by Anzu and its stockholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Anzu Board unanimously resolved (a) that it was fair to and in the best interests of Anzu and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Anzu is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (b) to adopt and approve the execution, delivery and performance by Anzu of the Business Combination Agreement, the ancillary documents to which Anzu is or will be a party and the transactions contemplated thereby (including the Merger), (c) to recommend that the Anzu stockholders entitled to vote thereon vote in favor of each of Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal and (d) to direct that each of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal be submitted to the Anzu stockholders for approval.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “The Business Combination Agreement — Anzu Board’s Reasons for the Approval of the Business Combination,” the Anzu Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its IPO with respect to Anzu’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds held in the Trust Account (excluding the taxes payable on the income earned on the Trust Account) at the time of execution of the Business Combination Agreement.

Interests of the Sponsor and Anzu’s Directors and Officers in the Business Combination

In considering the recommendation of the Anzu Board to vote in favor of approval of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Nasdaq Proposal and the other Proposals, stockholders should keep in mind that the Sponsor and Anzu’s directors and executive officers have interests in such Proposals that are different from, or in addition to, those of Anzu’s stockholders generally. In particular:

●	If the Business Combination with Envoy or another business combination is not consummated by September 30, 2023 (or such earlier date as determined by the Anzu Board), Anzu will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Anzu Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the Anzu Board, dissolving and liquidating. In such event, the 10,625,000 shares of Anzu Class B Common Stock held by the Sponsor and Anzu’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Anzu’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each remaining outstanding share of Anzu Class B Common Stock will convert into one share of Anzu Class A Common Stock at the Closing. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 10,010,000 shares of Anzu Class B Common Stock, less the Retained Sponsor Shares, and will exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer in connection with the consummation of the Business Combination. Such shares had an aggregate market value of $ based upon the closing price of $ per share on Nasdaq on , 2023, the Record Date.
●	The Sponsor, which is affiliated with certain of Anzu’s directors and officers, purchased an aggregate of 12,500,000 private warrants from Anzu for an aggregate purchase price of $12,500,000 (or $1.00 per warrant) simultaneously with the consummation of Anzu’s initial public offering. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit all 12,500,000 of the private warrants in connection with the consummation of the Business Combination. The private warrants will become worthless if Anzu does not consummate a business combination by September 30, 2023 (or such earlier date as determined by the Anzu Board).
●	If Anzu is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the funds held in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Anzu for services rendered or contracted for or products sold to Anzu. If Anzu consummates the Business Combination, on the other hand, New Envoy will be liable for all such claims.
●	The Sponsor and Anzu officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Anzu’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Anzu fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Anzu may not be able to reimburse these expenses if the Business Combination with Envoy or another business combination is not completed by September 30, 2023 (or such earlier date as determined by the Anzu Board). As of , 2023, the Record Date, the Sponsor and Anzu’s officers and directors and their affiliates had incurred approximately $ of unpaid reimbursable expenses.
●	It is currently contemplated that Dr. Haring-Smith and Ms. Kantor will be directors of New Envoy after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, Dr. Haring-Smith and Ms. Kantor will receive any cash fees, stock options or stock awards that the New Envoy Board determines to pay to its non-executive directors.
●	The Business Combination Agreement provides for the continued indemnification of Anzu’s current directors and officers and the continuation of directors and officers liability insurance covering Anzu’s current directors and officers.
●	Anzu’s officers and directors (or their affiliates) may make loans from time to time to Anzu to fund certain capital requirements. On March 29, 2022, Anzu issued the 2022 Working Capital Loan to the Sponsor pursuant to which the Sponsor may provide up to $1,500,000 to us Anzu a working capital loan, which was repayable in full upon March 29, 2023. On March 21, 2023, Anzu and the Sponsor extended the maturity of the 2022 Working Capital Loan to the earlier of (i) December 31, 2023 or (ii) the consummation of our initial business combination. On March 21, 2023, Anzu issued the 2023 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,190,000 to Anzu as a working capital loan. As of the date of this proxy statement/prospectus, $1,500,000 remains outstanding under the 2022 Working Capital Loan and $1,190,000 remains outstanding under the 2023 Working Capital Loan. If the Business Combination is consummated, the Working Capital Loans may be repaid out of the proceeds of the Trust Account. If the Business Combination is not consummated, a portion of the working capital held outside the Trust Account will be used to repay the Working Capital Loans. Anzu does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts, including amounts under the Working Capital Loans, in the event the Business Combination or another business combination is not consummated. Pursuant to the terms of the Sponsor Support Agreement, subject to and upon the Closing, the Sponsor has agreed to forego its right to convert up to $1,500,000 of such loans that may be convertible into warrants.

Tax Consequences of the Business Combination

For a description of the material U.S. federal income tax consequences of the Merger, the exercise of redemption rights, and the Exchange Offer, please see the information set forth in “Material U.S. Federal Income Tax Considerations.”

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place no later than the third (3rd) business day following the satisfaction or waiver (if legally permitted) of the conditions described below (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the satisfaction thereof at such closing), under the subsection entitled “Conditions to Closing,” unless the parties to the Business Combination Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the meeting of Anzu’s stockholders described in this proxy statement/prospectus.

Securities Exchange Listing

Pursuant to the terms of the Business Combination Agreement, Anzu is required to use its reasonable best efforts to keep the Anzu Class A Common Stock continuously listed for trading on Nasdaq or another national securities exchange mutually agreed by the parties until the Closing.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Fees and Expenses

No sooner than five (5) or later than two (2) Business Days prior to the Closing, Envoy will provide to Anzu a written report setting forth a list of all of the following fees, expenses and disbursements incurred by or on behalf of Envoy in connection with the preparation, negotiation and execution of the Business Combination Agreement and the consummation of the Business Combination: (i) the amount of expenses paid by Envoy with respect to the D&O tail policy and certain regulatory fees as detailed in the Business Combination Agreement; (ii) fees and disbursements of outside legal counsel to Envoy incurred in connection with the Business Combination, and (iii) the fees, costs, commissions and expenses of any other agents, advisors, consultants, experts, financial advisors, lenders, brokers and other service providers engaged by or on behalf of, or otherwise entitled to payments or other compensation from, Envoy in connection with the business Combination. On the Closing date, Envoy shall pay or cause to be paid by wire transfer of immediately available funds all such expenses.

Confidentiality; Access to Information

From the date of the Business Combination Agreement until the Effective Time, Envoy and Anzu will (and will cause their respective subsidiaries to): (i) provide the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither Envoy nor Anzu shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law including COVID-19 Measures or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). All information obtained by the parties pursuant to the foregoing will be kept confidential.

Non-Survival

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and any rights of Anzu to seek and obtain recovery of damages arising out of or relating to Fraud.

Amendments

The Business Combination Agreement may be amended in writing by the parties at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

Headquarters; Trading Symbol

New Envoy will be headquartered at 4875 White Bear Parkway, White Bear Lake, MN 55110.

Anzu’s units, Anzu Class A Common Stock and public warrants are publicly traded on Nasdaq under the symbols “ANZUU,” “ANZU” and “ANZUW,” respectively. Following the Closing, New Envoy (formerly Anzu) intends to continue to have its New Envoy Class A Common Stock and public warrants traded under the symbols “COCH” and “COCHW” respectively. Anzu’s public warrant holders and those stockholders who do not elect to have their shares redeemed for Series A Preferred Stock need not deliver their shares of Anzu Class A Common Stock or public warrants to Anzu or Anzu’s transfer agent and such shares and warrants will remain outstanding.

Sale Restrictions

GAT and Mr. Taylor have entered into the A&R Registration Rights Agreement which provides that shares of New Envoy Class A Common Stock to be issued to them in the Merger will be subject to the Lock-Up Period during which they have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger.

In connection with the Closing, Anzu has agreed to cause the Sponsor and Anzu’s officers and directors to amend the existing lock-up restrictions contained in the Letter Agreement related to shares of New Envoy held by them following the Closing. The Letter Agreement Amendment will provide that the shares of New Envoy held by the parties to the Letter Agreement Amendment will be subject to the Lock-Up Period during which they will agree, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of such shares of New Envoy.

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, Anzu will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Envoy comprising the ongoing operations of New Envoy, Envoy senior management comprising the senior management of New Envoy, and that the former owners and management of Envoy will have control of the New Envoy Board after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Envoy issuing shares for the net assets of Anzu, accompanied by a recapitalization. The net assets of Anzu will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing will be those of Envoy.

Regulatory Matters

The Merger is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware and State of Minnesota necessary to effectuate the Merger and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act. On May 2, 2023, the parties filed with the Federal Trade Commission (the “FTC”) the notice required under the HSR Act and requested early termination of the waiting period under the HSR Act.

INFORMATION ABOUT ANZU

References in this section to “we,” “our,” “us,” the “Company,” or “Anzu” generally refer to Anzu Special Acquisition Corp I.

General

Anzu is a blank check company incorporated in Delaware and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Anzu is an early stage and emerging growth company and, as such, is subject to all of the risks associated with early stage and emerging growth companies.

Initial Public Offering and Private Placement

On December 30, 2020, the Sponsor purchased 7,187,500 shares of Anzu Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. On February 19, 2021, we effected a stock dividend of 2,875,000 shares of Anzu Class B Common Stock to the Sponsor, resulting in the Sponsor and initial directors and officers at that time holding an aggregate of 10,062,500 shares of Anzu Class B Common Stock. In February 2021, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Teresa A. Harris, Priya Cherian Huskins and Susan J. Kantor, certain of our independent directors at that time, resulting in the Sponsor holding 9,987,500 shares of Anzu Class B Common Stock. In addition, Ms. Huskins and Ms. Kantor each owns a less than 2% economic interest in the Sponsor. On March 1, 2021, we effected a stock dividend of 2,012,500 shares of Anzu Class B Common Stock to the Sponsor, resulting in the Sponsor and directors and officers at that time holding an aggregate of 12,075,000 shares of Anzu Class B Common Stock. The Anzu Class B Common Stock included an aggregate of up to 1,575,000 shares that were subject to forfeiture depending on the extent that the underwriters’ over-allotment option was exercised, so that the number of shares of Anzu Class B Common Stock would equal 20% of the issued and outstanding shares of Anzu Common Stock after the IPO. Prior to the initial investment in Anzu of $25,000 by the Sponsor, Anzu had no assets, tangible or intangible. The per share purchase price of the Anzu Class B Common Stock was determined by dividing the amount of cash contributed to Anzu by the aggregate number of shares of Anzu Class B Common Stock issued.

On March 4, 2021, we consummated our initial public offering of 42,000,000 units. We also granted the underwriters a 45-day over-allotment option to purchase 6,300,000 additional units at the initial public offering price. Each unit consisted of one share of Anzu Class A Common Stock and one-third of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one share of Anzu Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $420,000,000.

Simultaneously with the closing of the initial public offering, the Company completed the private sale of 12,400,000 private warrants (the “initial private placement warrants”) at a purchase price of $1.00 per private warrant, to the Sponsor, generating gross proceeds to the Company of approximately $12,400,000.

On April 12, 2021, the underwriters partially exercised their over-allotment option, and, on April 14, 2021, purchased the Over-Allotment Units. The issuance by the Company of the over-allotment units at a price of $10.00 per unit resulted in gross proceeds of $5,000,000. On April 14, 2021, simultaneously with the sale and issuance of the Over-Allotment Units, the Company consummated the sale of an additional 100,000 private warrants, generating gross proceeds of $100,000.

On April 14, 2021, the Sponsor forfeited 1,450,000 shares of Anzu Class B Common Stock following the expiration of the unexercised portion of underwriters’ over-allotment option. As a result, the 10,625,000 shares of Anzu Class B Common Stock issued and outstanding as of the date hereof are not subject to forfeiture, except with respect to the shares of Anzu Class B Common Stock to be forfeited by the Sponsor pursuant to the Sponsor Support Agreement. On August 1, 2022, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Daniel J. Hirsch and Diane L. Dewbrey, certain of our independent directors, resulting in the Sponsor holding 10,500,000 shares of Anzu Class B Common Stock.

Extension of Time to Complete a Business Combination

Prior to the adoption of Extension, the Amended and Restated Certificate of Incorporation of Anzu required that Anzu consummate its initial business combination by March 4, 2023. On March 2, 2023, we held the February Special Meeting to approve a proposal to amend the Current Charter to extend the date by which Anzu must consummate an initial business combination to September 30, 2023 (or such earlier date as determined by the Anzu Board). Following the approval of the Extension, we waived our right under the Current Charter to withdraw up to $100,000 of interest from the Trust Account to pay dissolution expenses in the event of our liquidation. In connection with the February Special Meeting, stockholders holding 38,187,226 shares of Class A Common Stock exercised their right to redeem their shares for a pro rata portion of the funds held in the Trust Account. As a result of the Extension Redemptions, approximately $387.6 million (approximately $10.15 per share of Class A Common Stock) was removed from the Trust Account to pay such holders. Following the Extension Redemptions, the Company had 4,312,774 shares of Class A Common Stock outstanding and approximately $45.1 million remained in the Trust Account.

Fair Market Value of Target Business

Nasdaq rules require that Anzu’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of it signing a definitive agreement in connection with an initial business combination. The Anzu Board determined that this test was met in connection with the Business Combination as described in the section entitled “The Business Combination” in this proxy statement/prospectus.

Stockholder Approval of Business Combination and Redemptions

Under Anzu’s Current Charter, in connection with any business combination, Anzu may elect to seek stockholder approval of such business combination at a meeting called for such purpose and Anzu has elected to do so in this case. Pursuant to the terms of this transaction as described in the section entitled “Special Meeting of Anzu Stockholders” in this proxy statement/prospectus, Anzu is seeking stockholder approval at a meeting called for such purpose at which holders of shares of Anzu Class A Common Stock may seek to redeem their Anzu Class A Common Stock for cash, regardless of whether they vote for or against the Business Combination, subject to the limitations described in this proxy statement/prospectus. Accordingly, in connection with the Business Combination, holders of shares of Anzu Class A Common Stock may seek to redeem their Anzu Class A Common Stock for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Anzu will complete the Business Combination only if a majority of the outstanding shares voted by the stockholders at a duly held stockholders meeting are voted to approve such Business Combination. A majority of the voting power of the issued and outstanding shares of Anzu Common Stock entitled to vote at the Special Meeting must be present online or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business. The holders of Anzu Class B Common Stock will count towards this quorum.

Voting Restrictions in Connection with Stockholder Meeting

The Anzu Class B Holders have agreed to vote any Anzu Common Stock held by them in favor of an initial business combination. The Anzu Class B Holders and their permitted transferees own 71.1% of outstanding Anzu Common Stock. In addition, the Anzu Class B Holders are not entitled to redemption rights with respect to any shares of Anzu Class B Common Stock.

Liquidation if No Initial Business Combination

Under Anzu’s Current Charter, Anzu will only have until September 30, 2023 (or such earlier date as determined by the Anzu Board) to complete any initial business combination. If Anzu is unable to complete an initial business combination before September 30, 2023, Anzu will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Anzu Class A Common Stock, at a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), by (B) the total number of then-outstanding shares of Anzu Class A Common Stock, which redemption will completely extinguish rights of the public Anzu stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Anzu Board, dissolve and liquidate, subject in each case to Anzu’s obligations under

Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if Anzu fails to complete an initial business combination within the time period.

Anzu expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $         of proceeds held outside the Trust Account as of           , 2023, although Anzu cannot assure you that there will be sufficient funds for such purpose.

If Anzu were to expend all of the net proceeds of its initial public offering and the sale of the private warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon Anzu’s dissolution would be approximately $          . The proceeds deposited in the Trust Account could, however, become subject to the claims of Anzu’s creditors which would have higher priority than the claims of holders of shares of Anzu Class A Common Stock. Anzu cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $           . While Anzu intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Anzu seeks to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of holders of shares of Anzu Class A Common Stock, there is no guarantee that they will execute such agreements or even if they execute or have executed such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Anzu’s management performs an analysis of the alternatives available to it and only enters into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Anzu than any alternative. Examples of possible instances where Anzu may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Anzu and will not seek recourse against the Trust Account for any reason. Upon redemption of the Anzu Class A Common Stock, if Anzu is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, Anzu will be required to provide for payment of claims of creditors that were not waived that may be brought against Anzu within the ten (10) years following redemption. The Sponsor has agreed that it will be liable to Anzu, jointly and severally, if and to the extent any claims by a third-party (other than Anzu’s independent auditors) for services rendered or products sold to Anzu, or a prospective target business with which Anzu has discussed entering into a transaction agreement, reduce the amount of funds held in the Trust Account to below (i) $10.00 per share of Anzu Class A Common Stock or (ii) such lesser amount per share of Anzu Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under its indemnity of the underwriter of Anzu’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Anzu has not independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and believes that the Sponsor’s only assets are securities of its company and, therefore, the Sponsor may not be able to satisfy those obligations. None of Anzu’s other officers will indemnify Anzu for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share of Anzu Class A Common Stock or (ii) such lesser amount per share of Anzu Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Anzu’s independent directors would determine whether to take legal action against the Sponsor to enforce their indemnification obligations. While Anzu currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce their indemnification obligations to Anzu, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Anzu cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.

Anzu will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which Anzu does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriter of Anzu’s initial public offering against certain liabilities, including liabilities under the Securities Act. Anzu will have access to up to approximately $         of the proceeds held outside the Trust Account as of          , 2023, with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $         ). In the event that Anzu liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from Anzu’s Trust Account could be liable for claims made by creditors.

If Anzu files a bankruptcy petition or an involuntary bankruptcy petition is filed against it and the petition is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of Anzu’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Anzu cannot assure you it will be able to return $10.00 per share to holders of shares of Anzu Class A Common Stock. Additionally, if the bankruptcy petition is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover from Anzu’s stockholders some or all amounts received. Furthermore, the Anzu Board may be viewed as having breached its fiduciary duty to Anzu’s creditors and/or may have acted in bad faith, and thereby exposing itself and Anzu to claims of punitive damages, by paying holders of shares of Anzu Class A Common Stock from the Trust Account prior to addressing the claims of creditors. Anzu cannot assure you that claims will not be brought against Anzu for these reasons.

Holders of shares of Anzu Class A Common Stock will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the initial business combination; (ii) the redemption of any Anzu Class A Common Stock properly tendered in connection with a stockholder vote to amend any provisions of the Current Charter (A) to modify the substance or timing of Anzu’s obligation to offer redemption rights in connection with any proposed initial business combination or to redeem 100% of Anzu Class A Common Stock if it does not complete the initial business combination by September 30, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre- initial business combination activity; and (iii) the redemption of all of Anzu Class A Common Stock if it is unable to complete the initial business combination by September 30, 2023, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In connection with the Merger, a stockholder’s vote in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares of Anzu for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights.

Facilities

Anzu’s executive offices are located at 12610 Race Track Road, Suite 250 Tampa, Florida 33626, and its telephone number is (202) 772-5870. The cost for Anzu’s use of this space is included in the $40,521 per month fee we pay to the Sponsor for office space, utilities, secretarial support and administrative services. Anzu considers its current office space adequate for its current operations.

Employees

Anzu currently has two officers, Dr. Haring-Smith and Mr. Hirsch, and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of Anzu’s management team are not obligated to devote any specific number of hours to Anzu matters but they intend to devote as much of their time as they deem necessary to our affairs until Anzu has completed its initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Periodic Reporting and Financial Information

Anzu has registered its units, shares of Anzu Class A Common Stock and public warrants under the Exchange Act and have reporting obligations, including the requirement that Anzu files annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Anzu’s annual reports will contain financial statements audited and reported on by its independent registered public auditors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Anzu or any members of its management team in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ANZU

The following discussion and analysis of the financial condition and results of operations of Anzu Special Acquisition Corp I (for purposes of this section, “Anzu,” the “Company,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of Anzu included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Delaware corporation on December 28, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a business combination. We completed our initial public offering on March 4, 2021, which is described below under “Liquidity and Capital Resources.”

Since completing our initial public offering, we have reviewed a number of opportunities to enter into a business combination with an operating business, but we are not able to determine at this time whether we will complete a business combination with any of the target businesses that we have reviewed or with any other target business. We intend to effectuate a business combination using cash from the proceeds of our initial public offering and the sale of the private warrants, our capital stock, debt, or a combination of cash, stock and debt.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through June 30, 2023 related to identifying and evaluating prospective target companies for a business combination as well as negotiations and due diligence related to the Business Combination during the first quarter of 2023. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2023, we had net loss of $1,138,245, which consists of $1,180,034 loss on the change in the fair value of the forward purchase agreements, $98,596 of operating costs, loss on the change in the fair value of warrant liabilities $266,667, and $121,245 of income tax expense, partially offset by $528,291 interest income earned on marketable securities held in the Trust Account. For the three months ended June 30, 2022, we had net income of $3,090,719, which consists of a $3,466,666 gain on the change in the fair value of warrant liabilities, $563,376 of interest income earned on marketable securities held in the Trust Account and a $70,348 gain on the change in the fair value of the forward purchase agreements, partially offset by $901,356 of operating costs and $108,315 of income tax expense.

For the six months ended June 30, 2023, we had net loss of $420,543, which consists of $498,501 loss on the change in the fair value of the forward purchase agreements, $2,591,177 of operating costs, and $962,768 of income tax expense, partially offset by $3,898,569 interest income earned on marketable securities held in the Trust Account. For the six months ended June 30, 2023, we had net income of $15,552,100, which consists of a $17,863,972 gain on the change in fair value of warrant liabilities and $603,786 of interest income earned on marketable securities held in the Trust Account, partially offset by $2,390,442 of operating costs, a $416,901 loss on the change in the fair value of the forward purchase agreements and $108,315 of income tax expense.

Liquidity and Capital Resources

As of June 30, 2023, we had $104,020 in our operating bank account and a working capital deficit of $8,949,756, driven by accrued expenses. As of December 31, 2022, we had $132,773 in our operating bank account, and a working capital deficit of $7,089,334. We expect to continue to incur significant costs in the pursuit of the Business Combination with Envoy. We cannot assure you that our plans to complete the Business Combination will be successful.

Our liquidity needs up to the completion of our initial public offering on March 4, 2021 had been satisfied through a payment from our Sponsor of $25,000 for 7,187,500 shares of Anzu Class B Common Stock and an aggregate of $212,487 in advances from a related party. These advances were repaid and are no longer available.

On March 4, 2021, we consummated our initial public offering of 42,000,000 units and, on April 14, 2021, we issued an additional 500,000 units in connection with the underwriters’ partial exercise of their over-allotment option. The units were sold at a price of $10.00 per unit, generating aggregate gross proceeds of $425,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of 12,400,000 private warrants to our Sponsor and, on April 14, 2021, simultaneously with the closing of the underwriters’ over-allotment option, we issued an additional 100,000 private warrants to our Sponsor. The private warrants were sold at a price of $1.00 per private warrant, generating aggregate gross proceeds of $12,500,000.

Following the initial public offering, the partial exercise of the over-allotment option and the sale of the private warrants, a total of $425,000,000 of the net proceeds from the sale of the units and private warrants was deposited in the Trust Account established for the benefit of the Company’s public stockholders maintained by American Stock Transfer & Trust Company, acting as trustee. Transaction costs of the initial public offering (including costs related to the closing of the underwriters’ over-allotment option) amounted to $24,012,335 consisting of $8,500,000 of underwriting discounts and commissions, $14,875,000 of deferred underwriting discounts commissions and $637,335 of other offering costs. In addition, as of June 30, 2023, $132,773 of cash was held outside of the Trust Account and is available for working capital purposes.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our business combination. We may make permitted withdrawals from the Trust Account to pay our taxes, including franchise taxes and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, including the Business Combination, and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay our taxes.

On March 29, 2022, we issued the 2022 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,500,000 to us as a working capital loan. The 2022 Working Capital Loan does not bear interest and was repayable in full upon on the earlier of (i) March 29, 2023 or (ii) the consummation of our initial business combination. Upon the consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the 2022 Working Capital Loan, in whole or in part, into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private warrants. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the 2022 Working Capital Loan but no proceeds held in the Trust Account would be used to repay the 2022 Working Capital Loan. The 2022 Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2022 Working Capital Loan and all other sums payable with regard to the 2022 Working Capital Loan becoming immediately due and payable. As of June 30, 2023 and the date of this proxy statement/prospectus, there was $1,500,000 outstanding under the 2022 Working Capital Loan.

On March 21, 2023, we and the Sponsor extended the maturity date of the 2022 Working Capital Loan to the earlier of (i) December 31, 2023 or (ii) the consummation of a business combination.

On March 21, 2023, we issued the 2023 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,190,000 to us as a working capital loan. The 2023 Working Capital Loan does not bear interest and is repayable in full upon on the earlier of (i) December 31, 2023 or (ii) the consummation of our initial business combination. The 2023 Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2023 Working Capital Loan and all other sums payable with regard to the 2023 Working Capital Loan becoming immediately due and payable. As of June 30, 2023 and the date of this proxy statement/prospectus, there was $1,190,000 outstanding under the 2023 Working Capital Loan.

On February 28, 2023, we reconvened the February Special Meeting. At the February Special Meeting, our stockholders approved the Extension. Following the approval of the Extension, we waived our right under the Current Charter to withdraw up to $100,000 of interest from the Trust Account to pay dissolution expenses in the event of our liquidation. In connection with the February Special Meeting, stockholders holding 38,187,226 shares of Anzu Class A Common Stock exercised their right to redeem their shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $387.6 million (approximately $10.15 per share of Anzu Class A Common Stock) was removed from the Trust Account to pay such holders and approximately $44.3 million remained in the Trust Account. Following the redemptions, we have 4,312,774 shares of Anzu Class A Common Stock outstanding.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination, our Sponsor or an affiliate of our Sponsor or certain of our directors and officers may, but are not obligated to, loan us additional funds as may be required.

The Company may need to raise additional funds through loans from the Sponsor and/or third parties in order to meet the expenditures required for operating its business. If the Company’s estimate of the costs of undertaking in-depth due diligence and negotiating the initial business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial business combination. The Sponsor is not under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If a business combination is not consummated by September 30, 2023 or such earlier date as determined by the Anzu Board, or such longer period as provided in an amendment to the Company’s amended and restated certificate of incorporation approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. Mandatory liquidation and liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of the accompanying financial statements if a business combination is not consummated. The accompanying financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity conditions raise substantial doubt about the Company’s ability to continue as a going concern through approximately one year from the date of filing. The accompanying financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023 or December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than the Working Capital Loans described above and an agreement to pay an affiliate of our Sponsor a monthly fee of $40,251 for office space, administrative and support services, provided to the Company. We began incurring these fees on March 1, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and the Company’s liquidation.

The underwriters are entitled to a deferred discount of $0.35 per unit, or $14,875,000 in the aggregate. The deferred discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. On September 30, 2022, one of the two underwriters from our initial public offering, BofA Securities, Inc., unconditionally resigned and $4,462,500 of the $14,875,000 deferred discount was forgiven. In February 2023, the remaining underwriter, Barclays Capital Inc., resigned and thereby waived its entitlement to $10,412,500 in deferred underwriting fees solely with respect to the Business Combination. Following the issuance of the SPAC Rule Proposals, the underwriters ceased ongoing activities in relation to Anzu and have no further ongoing relationship with Anzu. Following each of the underwriters’ respective resignation dates, the underwriters have not had any role in identifying a business combination target, including the identification and evaluation of Envoy. As a result, there are no underwriting fees payable in connection with the Business Combination. The underwriters did not specify any reasons for their refusal to act in any capacity in connection with the Business Combination or the waiver of their entitlement to the deferred underwriting fees. See “Risk Factors — Risks Related to the Business Combination — BofA Securities Inc. and Barclays Capital Inc., the underwriters in the Anzu IPO, were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the Anzu IPO, yet both underwriters gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus.”

Critical Accounting Policies

The preparation of unaudited condensed financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the critical accounting policies described below.

i)Warrant Liabilities

We account for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. For periods subsequent to the detachment of the public warrants from the units, the close price of the public warrant price was used as the fair value of the public warrants as of each relevant date.

ii)Class A Common Stock Subject to Possible Redemption

We account for Anzu Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480. Anzu Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Anzu Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of our balance sheets. Anzu has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

iii)Net Income (Loss) per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common stock outstanding during the year. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

iv)Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity” (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. Anzu is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Anzu’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on Anzu’s unaudited condensed financial statements.

INFORMATION ABOUT ENVOY

Who We Are

Envoy Medical Corporation (“Envoy,” “we,” or “us”) is a hearing health company focused on providing innovative medical technologies across the hearing loss spectrum. Our technologies are designed to shift the paradigm within the hearing industry and bring both providers and patients the hearing devices they desire. We are dedicated to pushing beyond the status quo to provide patients with improved access, usability, independence, and quality of life.

Overview

Envoy was founded in 1995 to create a fully implanted hearing device that leveraged the natural ear – not an artificial microphone — to pick up sound. The ear itself is an ideal way to capture sound from our environment.

To leverage the natural ear’s benefits, an implanted sensor was created to pick up incoming sound energy from the ossicular chain (i.e., the three tiny hearing bones that connect the eardrum to the cochlea). The sensor absorbs the mechanical energy from ossicular chain and turns it into a signal that can be processed, improved, and increased for a patient’s particular hearing needs.

Our first product, the Esteem® was created and received CE mark in 2006 and FDA approval in 2010. The Esteem is a fully implanted active middle ear hearing device and remains the only FDA approved fully implanted hearing device on the market. The Esteem failed to gain commercial traction, primarily because the Centers for Medicaid and Medicare Services classified it as a hearing aid and therefore not eligible for coverage. At an average retail price of over $25,000, very few individuals were willing or able to pay for the Esteem.

Despite the commercial challenges of the Esteem, roughly 1,000 devices were implanted globally. Some devices were implanted in the early 2000s during clinical trials, providing Envoy with nearly two decades of experience with its implantable sensor technology. Throughout our experience, our sensor technology proved a viable alternative and robust option to external or implanted microphones.

In late 2015, Envoy made the decision to shift its focus from the Esteem to a new product  that would leverage the proven sensor technology and incorporate it into a cochlear implant. As a result, we have developed the Acclaim® — a fully implanted cochlear implant — and the possibility to disrupt a cochlear implant market that we believe to be a large opportunity currently dominated by complacent incumbents.

Our Product

Cochlear Implants — Fully Implanted vs. Partially Implanted

The cochlea is the final bone in the inner ear and converts vibrations from the ossicular chain into nerve signals that are transmitted through the auditory nerve for processing by the brain. Cochlear implants use electronic signals to stimulate the auditory nerve.

Partially implanted cochlear implants have two main components: a large external component that sits on or behind the patient’s ear and a surgically implanted internal component. The external component contains a microphone, sound processer, and batteries. A magnetic coil on the external component lines up with an internal magnetic coil in the internal component. The signal from the external component is transferred to the internal coil where it is delivered to the electrode array, which is implanted in the cochlea, to electrically stimulate the cochlea.

Source: Envoy (example of a non-Envoy partially implanted device)	Source: NIH/NIDCD

The Acclaim is fully implanted and does not have the need for any external component. Unlike partially implanted devices, the Acclaim uses the ear to capture sound via a piezoelectric sensor that is implanted in the middle ear. The sound processor and power source are also implanted.

Source: Envoy	Source: Envoy

Acclaim – A Breakthrough Device

The Acclaim received the Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) in 2019. We believe the Acclaim was the first hearing-focused device to receive Breakthrough Device Designation and may still be the only hearing focused medical technology to receive the designation. However, the process of medical device development is inherently uncertain and there is no guarantee that this designation will accelerate the timeline for approval or make it more likely that the Acclaim will be approved.

Moderate to profound hearing loss is an irreversible debilitating human condition. Significant hearing loss is correlated with increased anxiety, depression, social isolation, falls, and other costly health issues. An article published in the journal Acta Otorhinolaryngol Italica in June 2016 suggests that untreated or undertreated moderate to profound hearing loss correlates with earlier loss of cognitive function and poorer cardiovascular health.(1) While some solutions for hearing loss already exist (e.g., hearing aids, traditional cochlear implants) these have inherent limitations in being fully or partially external, which limit patients in initial time to adoption, quality of improvement, hours of use during the day (inherent compliance restrictions), lifestyle, and quality of life.

We believe that the Acclaim technology, in addition to providing hearing benefit over the patient’s baseline condition, offers other important advantages over alternative hearing loss treatments, such as:

●	Increased daily usage. We believe that the fully implanted nature of the Acclaim will facilitate an increase in daily usage over other types of cochlear implants because the device can be used 24-hours a day.
●	Hearing at night. Unlike other types of available cochlear implants, the Acclaim can to be used at night. This capability will allow patients to have improved audibility of alarms, sirens, telephones, and other people for an added sense of security and safety while they sleep.
●	Hearing in and around water. Patients using the Acclaim will not need to worry about removing their device when showering, at the beach, or swimming laps. They will also not need to worry about damaging the device if caught in the rain.
●	Hearing in active situations. A patient using the Acclaim will not need to worry about the external processor falling off during exercise or other physical activities. The patient will not need to preemptively remove the device prior to engaging in these types of activities, so they will be able to engage in these activities without sacrificing audibility of the surrounding environment.
●	Lowered battery maintenance. Other cochlear implants require near-daily battery replacement or battery charging. In addition to the logistical hassle of worrying about keeping the batteries charged, this can be challenging for patients who have issues with dexterity or neuropathy, as the batteries and components are small and can be hard to handle. The Acclaim will have a battery that is contained within the implanted system components and will be charged wirelessly through the skin. The Acclaim battery is expected to last for several days between charges and will not require the patient to use or handle small components like current cochlear implant systems do.
●	No need for backup or secondary processors. Many patients who have partially implanted cochlear implants with external hardware desire or need a backup processor. The backup processor provides the patient with a sense of security because they know if their primary processor is lost or damaged, they will be left without hearing for a period of time while they wait for a replacement. In addition, lost or damaged components can be expensive to replace, with the cost of replacement often not covered by insurance. The processor of the Acclaim is implanted and is not susceptible to damage from moisture, dirt, and other physical damage like externally worn processors.
(1)

Source: Fortunato S, et al.; A Review of New Insights on the Association Between Hearing Loss and Cognitive Decline in Ageing; ACTA OTORHINOLARYNGOLOGICA ITALICA (Jun 2016), finding that increasing evidence has linked age related hearing loss to more rapid progression of cognitive decline and incidental dementia and that many aspects of daily living of elderly people have been associated to hearing abilities, showing that hearing loss affects the quality of life, social relationships, motor skills, psychological aspects and function and morphology in specific brain areas.

●	No interference with equipment designed for non-hearing impaired. The externally worn components of currently available cochlear implants can make wearing equipment or accessories difficult for existing cochlear implant patients. For example, wearing helmets, hats, headphones, stethoscopes, or other accessories can interfere with the placement of the external components and cause “coil offs” or prevent the patient from using the device altogether.
●	Earlier adoption of cochlear implant technology from reduced stigma. For many potential users of hearing instruments like hearing aids and cochlear implants, the perception of stigma associated with those technologies can prevent or delay the adoption of the technology. We believe that the Acclaim, with no externally worn components, may help reduce or perhaps even eliminate such stigma. We believe we can increase penetration rates for adult cochlear implants in the US.
●	Potential to significantly reduce overall costs while improving net healthcare outcomes. We believe a fully implanted cochlear implant should reduce cochlear implant costs over time by eliminating costly external components that are frequently replaced at the expense of the patient, the insurer, Medicare, or other third party payor. There is also reason to believe that increasing compliance and use of cochlear implants, reducing time to adoption for candidates, and increasing safety and security by providing the ability for true all-day hearing may improve the net healthcare outcome for society over time.

Acclaim is implanted by a surgeon through a procedure that typically lasts three to four hours under general anesthesia. We expect that patients will experience mild to moderate discomfort after the procedure and benefit from several days of rest after surgery. An eight-week waiting period is required before the Acclaim can be activated to allow the inner ear to heal. It is expected that a less invasive follow up procedure will be required to change the battery every 8-12 years.

All of the competitive advantages referred to above require that the Acclaim obtain FDA approval in its current form and substantially on our planned timeline. If FDA approval is materially delayed for any reason, it is possible that competitors will offer products with similar features before we are able to market the Acclaim.

Market Overview

Overview of Hearing Loss

According to the National Center for Health Statistics, hearing loss impacts about 15% of the adult population in the United States.(2) Among older adults, nearly 25% of people aged 65 to 74 have disabling hearing loss, and 50% of those aged 75 and older have disabling hearing loss, according to the National Institute on Deafness and Other Communications Disorders.(3) Organizations such as the Centers for Disease Control and Prevention (CDC) and the World Health Organization (WHO) have recognized significant hearing loss as one of the most common disabilities impacting people around the world.(4) The WHO estimates economic impact of untreated or undertreated hearing loss is approximately $750 billion each year.(5)

In common parlance, the terms “hearing loss,” “hard of hearing,” or “deafness” are often used to describe a variety of types, levels, and causes of hearing loss that are treated differently clinically. The hearing loss market can be classified based on causes and severity of hearing loss.

There are three main types of hearing loss: sensorineural, conductive, and mixed. Sensorineural hearing loss is due to problems of the inner ear and is often caused by damage to “hearing hair cells” in the cochlea. Common causes include normal aging, excessive noise exposure, viral infections, and exposure to drugs that are toxic to the hearing system. According to data published in the Journal of the American Medical Association, sensorineural hearing loss is the most common form of hearing loss, representing approximately 90% of all hearing loss.(6)

(2)

Source: National Health Interview Survey; CENTER FOR DISEASE CONTROL AND PREVENTION: NATIONAL CENTER FOR HEALTH STATISTICS (2022), finding that as of 2022 15.5% of US adults reported some level of difficulty hearing.

(3)

Source: Quick Statistics About Hearing; NATIONAL INSTITUTE OF HEALTH; NATIONAL INSTITUTE ON DEAFNESS AND OTHER COMMUNICATIONS DISORDERS (https://www.nidcd.nih.gov/health/statistics/quick-statistics-hearing), summarizing statistics on hearing loss, including that 25% of people aged 65 to 74 have disabling hearing loss, and 50% of those aged 75 and older have disabling hearing loss.

(4)

Source: Preventing Noise-Induced Hearing Loss; CENTER FOR DISEASE CONTROL AND PREVENTION (2022); and Deafness and Hearing Loss, WORLD HEALTH ORGANIZATION (2023), each providing an overview of the prevalence of hearing loss.

(5)

Source: Global Costs of Unaddressed Hearing Loss and Cost-Effectiveness of Intervention; WORLD HEALTH ORGANIZATION (2017), providing an overview of the global costs of hearing loss, including components of cost and the monetary values attributable to such elements as costs typically incurred by health-care systems and patients, respectively, and reaching the conclusion that the cost of untreated or undertreated hearing loss is approximately $750 billion each year.

(6)

Source: Yueh B, et al.; Screening and Management of Adult Hearing Loss in Primary Care: Scientific Review; JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION (2003), providing an epidemiology of types of hearing loss and identifying sensorineural hearing loss as the cause of 90% of hearing loss.

Conductive hearing loss is due to mechanical or structural problems with a part of the hearing system, generally a result of congenital issues with or damage to the ear canal, ear drum, or ossicular chain. Common causes include malformation of a particular part of the hearing system, middle ear infection, perforation of the eardrum, wax buildup, or dislocation of the ossicles. Conductive hearing loss represents approximately 10% of all hearing loss, according to data published in the Journal of the American Medical Association.(7) Finally, mixed hearing loss has some combination of both sensorineural and conductive components.

In addition to the three main types of hearing loss, there are generally five levels of hearing loss severity: normal, mild, moderate, severe, and profound. Normal hearing is often defined as 0-20 decibels (dB) of hearing loss and even with a slight loss most people do not notice any impact. Mild hearing loss is often defined as 20-40 dB of hearing loss with some people reporting difficulty hearing soft spoken people. Most people with mild hearing loss do not address their hearing loss.

As hearing loss progresses, the impact on the individual becomes more noticeable. Moderate hearing loss is often defined as 40-70 dB of hearing loss and begins to show up with people reporting the ability to “hear but not understand” speech. More words are missed in conversations, and it is harder to hear in certain environments.

Severe hearing loss is often defined as 70-90 dB of hearing loss. People with severe hearing loss are unable to hear most speech and miss large portions of conversations without assistance. People with severe hearing loss may find that even with hearing aids they are not getting enough benefit to hear and understand most of the words in a conversation.

Profound hearing loss is often defined as 90 dB or more of hearing loss. People with profound hearing loss cannot hear speech or loud sounds such as sirens or horns. Most people who are considered clinically “deaf” would have severe to profound hearing loss.

Overview of Hearing Devices

There are several different types of hearing devices to address hearing loss. It is common for hearing loss to progress – continue to get worse – over the course of an individual’s life, so it is possible that a patient may have one or more hearing devices during the course of their lives.

Personal Sound Amplification Devices (PSAPs). These devices are small electronic devices used to make sounds louder but with little sophistication. They are limited in ability and are only suitable for normal to mild hearing loss.

Hearing aids are the most common form of hearing device. These are small sound-amplifying devices that come in a variety of shapes and sizes. They are always external and pick up sound through a microphone and amplify the sound through a speaker in the ear canal. There are over-the-counter hearing aids (no prescription required) designed to treat mild to moderate hearing loss and prescription hearing aids designed to treat more significant hearing loss. Hearing aids can be used for all types of hearing loss and are typically the first device a person with hearing loss will try.

Active middle ear implants are implanted fully or partially in the middle ear (i.e., where the three ossicles or hearing bones are located). They are typically designed to treat moderate to severe sensorineural hearing loss, but some also can address a certain level of mixed hearing loss. Middle ear implants use mechanical energy to directly drive the cochlea with mechanical energy. Middle ear implants are not common due to the lack of reimbursement coverage throughout the world. Esteem is the only fully implanted middle ear device.

(7)

Source: Yueh B, et al.; Screening and Management of Adult Hearing Loss in Primary Care: Scientific Review; JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION (2003), providing an epidemiology of hearing loss, including the allocation of hearing loss between sensorineural hearing loss and other types.

Cochlear implants are electrical hearing devices. They deliver electrical stimulation to the cochlea via an electrode array. The electrical stimulation is picked up by the hearing nerve and patients are able to perceive sound. Traditionally, all cochlear implants were partially implanted with an external component. We believe the Acclaim will be the first-of-a-kind, fully implanted cochlear implant with no external component. Cochlear implants were originally designed for sensorineural hearing loss, but there is growing use for patients with mixed hearing loss.

Auditory osseointegrated implants (bone conduction implants) are used for conductive or certain types of mixed hearing loss. They are not used for sensorineural hearing loss. They address a patient’s conductive hearing loss by transferring sound information through the patient’s skull via vibration.

Acclaim’s Market Opportunity

The Acclaim is designed to address severe to profound sensorineural hearing loss that is not adequately addressed by hearing aids. The Acclaim will only be indicated for adults who have been deemed adequate candidates by a qualified physician.

We believe there is a significant population of adults in the United States who are cochlear implant candidates but choose not to get the therapy because of the external component. We believe this is one of the main reasons why industry sources, such as a 2018 paper published in the journal Trends in Hearing, and our own market research estimate 5-8% penetration rate for cochlear implants in the adult population.(8)

Based on published literature and industry sources (prior to candidacy expansion for cochlear implant candidates), including the American Journal of Public Health, we believe there are approximately 6.6 million Americans age 12 or older with severe to profound hearing loss in at least one ear.(9) Incorporating estimates for clinical indications (including limited benefit from hearing aids), we believe there are approximately 2.8 million adults in the United States who could qualify for a cochlear implant. Based on an assumed selling price in the United States for a traditional cochlear implant of $30,000 (a $5,000 premium over the average sale price of current partially-implanted devices), we believe the adult cochlear implant market in the United States alone represents a potential market opportunity of over $80 billion.

Based on the published literature and industry sources previously referenced, we believe there will be roughly 25,000 – 30,000 adults implanted with a cochlear implant in the United States every year by 2026. Based on an assumed selling price of $30,000, that is an annual market opportunity that exceeds $750 million for just the United States adult population.

(8)

Sources: Holder JT, et al., Current Profile of Adults Presenting for Preoperative Cochlear Implant Evaluation; TRENDS IN HEARING (2018), providing an analysis of implantation rates of cochlear implants among adults receiving preoperative screening, including a determination that “the market penetration for cochlear implantation was just 7.7% in the adult population of individuals with severe-to-profound sensory hearing loss.” Envoy has also commissioned market research by S2N Health, which analyzed available literature and estimates from other market participants to reach the 5-8% penetration rate, based in part on an expansion of candidacy criteria since the publication of the Holder article. As an example of the effect of changing candidacy criteria, Nassiri AM, et al., determined penetration rates to be 12.1% based on the prior more restrictive criteria and 2.1% based on the current, broader criteria. Current Estimates of Cochlear Implant Utilization in the United States, OTOL NEUROTOL (June 2022).

(9)

Source: Goman, AM and Frank RL, Prevalence of Hearing Loss by Severity in the United States, AMERICAN JOURNAL OF PUBLIC HEALTH (Oct 2016), estimating that 6.6 million (2.5%) of Americans aged 12 years or older have severe to profound hearing loss in at least one ear, with three quarters of these individuals being older than 60 years. Envoy does not plan to market Acclaim to patients under age 18.

In addition, many estimates from published literature and industry sources were made prior to changing candidacy within the cochlear implant market. Two major shifts in clinical candidacy have likely increased the market sizes: (a) CMS has expanded coverage from 40% word recognition scores to 60% word recognition scores and (b) there is more acceptance of treating single sided deafness with a cochlear implant.

While these numbers represent the entire adult cochlear implant market in the United States, we believe that if we are able to establish distribution channels and partnerships the Acclaim will be in a unique position to capture existing market share quickly and to also capture a healthy portion of the unserved market — those who are not pursuing a cochlear implant because of the external components. Moreover, it is reasonable to believe that Acclaim will demand a higher average selling price than existing partially implanted cochlear implants.

We also believe there are substantial total market and annual market opportunities outside the United States. Currently, our analysis estimates that approximately 50% of the hearing device market is international. Given the greater number of hearing loss patients outside the United States, we also believe the international market is currently significantly underserved and offers significant opportunity for expansion if we are able to obtain the necessary regulatory approvals and expand our international distribution capabilities. However, we will be unable to expand into international markets if we are unable to obtain these regulatory approvals.

Market Competition

There are currently three major cochlear implant manufacturers – Cochlear Ltd., Advanced Bionics (Sonova), and Med-El. Oticon Medical (Demant) was set to become the fourth global cochlear implant player, but Cochlear Ltd has agreed in principle to purchase Oticon Medical from Demant. There are a few other minor regional players, such as Nurotron in China, which appears to be focused on developing countries.

Cochlear Ltd. (ASX: COH) is the leading cochlear implant device manufacturer with approximately 60% of global market share. Their current market cap is approximately $10 billion.

In comparison to Envoy, the three current primary providers of cochlear implants have a greater penetration into the hearing loss treatment market, which has allowed them to develop relationships with audiologists, otolaryngologists (ENT physicians), hearing loss centers, and the other physicians on whom providers rely for referrals. The current providers also have existing relationships with patients who have used their devices. In addition, current providers also have substantially greater financial and operational resources, which may give them an advantage in capitalizing on new technology and responding to other changes to the marketplace.

If we are able to obtain regulatory approval of the Acclaim, we believe physicians and patients will be receptive to its competitive advantage as the only fully implantable device. However, based on our lack of history in the market, we will need to make material investments in patient advertising, provider education and training, distribution capabilities, and physician partnerships to capitalize on such advantages and gain market share. We will be unable to begin investing in these areas until we obtain FDA approval.

Market Trends

The first documented cochlear implant was completed in 1961. The initial devices were crude single electrode cochlear implants with the intended purpose of giving some basic environmental and situational awareness to adults with profound hearing loss. A few years later, multi-channel devices were introduced. Over time, multi-channel devices evolved more quickly and allowed for more robust processing and mapping strategies. By the 1980s, cochlear implants were an accepted standard of care for adults with profound hearing loss with the multi-channel devices becoming the preferred design by most healthcare professionals.

The next two to three decades focused on the evolution of multi-channel electrodes and creating new sound processing and electrode mapping techniques to focus on speech understanding. As a result, most cochlear implant patients can understand speech quite well with the appropriate follow-up and speech therapy. Candidacy was expanded to include children and people with different levels or types of hearing loss.

Over the last few years, the trends of the cochlear implant industry have mirrored that of the hearing aid industry, with less emphasis on hardware design and more placed on appearance and usability. The physical form and function have not changed significantly, although new sound processing strategies have been implemented to improve patient outcomes. While product reliability has gradually improved, clinical efficacy seems to have plateaued.

To increase market share, manufacturers have focused on making cochlear implants more visibly appealing (e.g., slightly smaller external components, color “kits” for the external components), user friendly (e.g., connectivity), environmentally robust (e.g., water resistance), and more reliable (e.g., fewer recalls).

We believe that the trend over the next decade will be a continuation of the focus on usability, connectivity, lifestyle, and miniaturization. As cochlear implants become more accepted as a therapy for individuals with moderate to profound sensorineural hearing loss, manufacturers will pay attention to ways of making patients interested in their device over a similarly performing competing device.

Another major trend within the industry is a loosening of the clinical candidacy requirements. In addition to people with “better” hearing levels being considered for cochlear implants (e.g., people with moderate hearing in the lower frequencies) there has also been a movement to implant people with “single sided deafness” (“SSD”). Both Med El (in 2019) and Cochlear (2021) achieved FDA approval for treatment of those with SSD and asymmetric hearing loss. As a result, more patients are eligible for cochlear implants than ever before.

Finally, industry participants have made material investments to inform more adult candidates about cochlear implants to increase usage. Currently, industry sources, including a 2018 paper published in the journal Trends in Hearing,(10) and our own market research estimate that less than 10% of adults who meet the indications for cochlear implant candidacy are implanted, leaving more than 90% of the current adult market as untapped potential for new technologies. However, we will require FDA approval for the Acclaim and significant investment in our training and distribution network before we can access such market.

Reimbursement Strategy

Cochlear implants enjoy a fully developed reimbursement pathway. Cochlear implants have been deemed a coverable benefit by CMS and enjoy an existing National Coverage Determination (NCD). In the United States, many private and public payors cover at least one cochlear implant per adult. There is existing coding, coverage, and payment for cochlear implants.

Unlike the Esteem, which was classified as a hearing aid by CMS and therefore statutorily excluded from being a coverable benefit under Medicare and Medicaid, the Acclaim is expected to be eligible for Medicare and Medicaid coverage as a cochlear implant.

As mentioned above, the Acclaim received Breakthrough Device Designation. There are potential reimbursement-related benefits to the designation (i.e., the ability to receive higher reimbursements than are received by incumbent devices), however, the implementation of these benefits has not been finalized by Congress and CMS and there is no guarantee that Breakthrough Device Designation will offer any benefit with respect to reimbursement.

(10) Source: Holder JT, et al., Current Profile of Adults Presenting for Preoperative Cochlear Implant Evaluation; TRENDS IN HEARING (2018).

Timeline to Commercialization of Acclaim

In the United States, before we can market a new Class III medical device, which the Acclaim is, we must first receive FDA approval via the premarket application (PMA) approval process. We currently anticipate obtaining FDA approval in 2026, although the process of obtaining FDA approval is uncertain, and we may not obtain approval on that timeline or at all.

A large component of our PMA will be a successful pivotal clinical study of approximately 50 patients. The pivotal clinical study will have several safety and efficacy endpoints designed to demonstrate non-inferiority to existing partially implanted cochlear implants. It is not expected that our approval process will require superiority to existing cochlear implants.

Study design, including the clinical protocol, have not been finalized and are pending discussions with the FDA.

In order to start a pivotal clinical study, we will need to obtain an Investigational Device Exemption (“IDE”) from the FDA. The submission for an IDE is a large collection of a significant amount of information required by the rule and regulations governing Class III medical devices. We anticipate submitting our IDE for approval in Q1 of 2024 with approval anticipated by end of Q1 2024 or beginning of Q2 2024. However, FDA approval is not guaranteed and each step of the process may take longer than we have planned.

If FDA approval is delayed, we will be unable to move forward with expansion of our corporate infrastructure, development of distribution capabilities, and implementation of provider training and partnership development, and the costs associated with delayed approval may limit the funds available for investment in these areas. Regulatory delays would also put us further behind our established competitors in the market and may allow additional competitors into the market with products that have competitive advantages over ours.

Moreover, if FDA approval is delayed beyond our current plan or if delay is based on safety or efficacy concerns that require product redesign, we will be required to raise significant additional capital to continue our operations. We may be unable to raise these additional funds on favorable terms or at all, especially if approval is delayed based on device performance or other issues with the Acclaim. Because the Acclaim is currently our only product candidate that we believe can be commercialized, we would be unable to continue operations if it were determined that we could not obtain FDA approval for the Acclaim.

Early Feasibility Study

Part of applying for a pivotal clinical study IDE is informing the FDA of any preclinical or clinical work that has been done.

The Acclaim has undergone extensive benchtop and laboratory testing throughout the design and development process. Animal testing was done to demonstrate the safety of the Acclaim’s rechargeable battery and charging safety algorithm.

In the third quarter of 2022, we received an IDE to undergo a small Early Feasibility Study (“EFS”) at Mayo Clinic in Rochester, Minnesota. The principal investigator is Dr. Colin Driscoll, a respected veteran in the global cochlear implant industry. There were three patients enrolled, implanted, and activated in the fourth quarter of 2022.

The purpose of this early feasibility study was to demonstrate that the Acclaim is capable of operating as it was designed. In other words, there are no safety or efficacy endpoints. The study is essentially designed to elicit patient and professional feedback regarding their experience using the device and inform any necessary design changes prior to beginning the pivotal clinical study.

Envoy believes that the initial results of the Early Feasibility Study were primarily promising. A few design shortcomings have been identified and will be addressed prior to the IDE submission for the pivotal study. The primary concern is a signal to noise issue in which a component of the Acclaim is introducing an unintended noise into the signal path, creating an artifact that subjects identify as a gurgling or sizzling background noise. Mitigation and resolution strategies are ongoing. Envoy believes it has identified some of the sources of the unintended noise. Envoy will not know if it has identified all of the sources of the unintended noise until it implants another patient with an improved device. Envoy believes it may be able to correct the issue without material delay, but there remains the possibility that once one noise source is corrected another will be uncovered and the timelines may be extended in a material way. The patients use their devices daily, but if the noise issue cannot be resolved in a timely manner, one or more of the patients may stop using the device or elect to remove the implanted device. From the outset of the trial, all EFS subjects have achieved hearing percepts through activation of the implant stimulator and achieve unique pitch percepts on each electrode, typical of all other cochlear implant recipients. The patients use their devices daily.

Go-To-Market Strategy

Assuming PMA approval is received, our commercialization strategy will be quality over quantity to ensure that Acclaim gains a meaningful foothold in the marketplace without unnecessary complications stemming from attempting to grow too quickly.

The surgical professionals best suited to implant the Acclaim are otologists and neurotologists (i.e., sub-specialties of otolaryngologists). This community is relatively small compared to other specialties with only a few hundred active professionals in the United States. We anticipate carefully selecting roughly 30 sites to be trained and ready to implant upon commercialization. These 30 sites are expected to be spread throughout the country and focus on quality of surgical care and capacity to serve a sufficient number of patients. Following the initial 30 sites, we intend to add an additional 30 sites every year until there are roughly 150 sites actively implanting the Acclaim. However, this strategy will require significant investments in the development of our management team, corporate infrastructure, and manufacturing capabilities, as well as expansion of our sales, distribution, and training network. We do not anticipate offering the Acclaim at every cochlear implant center in the country, as some sites only implant a few implants each year.

The other key professional group is audiologists. Each surgical site will have its own audiology team familiar with cochlear implants. The audiology team is critical to the success of a surgical site’s performance. We will invest resources for in-person support and virtual support of audiologists servicing patients.

Outside of surgical sites, there is a subset of audiologists who traditionally work with patients currently using hearing aids. These audiologists will be instrumental in identifying and referring potential Acclaim patients to surgical sites. One of the largest barriers to more cochlear implant candidates becoming cochlear implant recipients is the lack of referrals from hearing aid audiologists to cochlear implant sites. We believe strong relationships can be built with both surgical teams and audiologists to ensure both are able to differentiate themselves from the marketplace by offering and working with the Acclaim. However, we will be unable to develop these relationships until we are able to obtain FDA approval for the Acclaim.

Commercial Activities Outside of the United States

We anticipate pursuing CE mark in the European Union shortly after FDA approval. We are currently focusing our resources on FDA approval and will address commercial activities outside of the United States when the FDA approval process is more advanced.

Eventually, we anticipate pursuing other markets based on the potential size of the markets and availability of reimbursement, such as Australia, Brazil, and parts of Asia, although no such approval is guaranteed, and approval may take longer and involve greater cost than we currently anticipate.

Product Evolution and Next Generation Products

The focus of research and development over the next several years will be to improve upon the existing product design of the Acclaim to aid the process of obtaining FDA approval. Quality and reliability will be a primary focus of the team in the initial years of market release. We will also focus on the growing need for robust software and user interfaces for both the patient and the professional.

It is possible that we will expand our portfolio to include a variety of cochlear electrode arrays similar to other cochlear implant companies. However, we do not anticipate expanding into as large of an electrode portfolio as some of our competitors as we are not convinced that a large electrode portfolio is efficient or effective.

Esteem – a potentially viable product with reimbursement

The Esteem, a fully implanted active middle ear hearing device, is a unique technology that could serve a niche segment of the hearing market. FDA approved since 2010, the Esteem suffered from a lack of reimbursement due to categorization as a hearing aid. We believe that this categorization is inaccurate as unlike a hearing aid which is essentially an externally-worn microphone, the Esteem is fully-implanted. However, efforts to change that categorization have been unsuccessful to date, but there is a possibility that continued efforts may eventually be successful. If such a change does happen to reimbursement policy for middle ear implants, the Esteem is an existing FDA approved product ready to capitalize on such a change.

Were the change in reimbursement policy to occur and we were to focus on marketing the Esteem, the Esteem would benefit from upgrades to its power source and chip design. Such upgrades are not currently a priority of the organization as we view pursuing the commercialization of the Acclaim as the appropriate focus and best use of resources.

Existing Esteem patients and professionals who work with those patients will continue to be supported. It is not only important for the market to know we support our patients for life, but it is the right thing to do for the patients.

New implantations of the Esteem are not expected to be more than a few a year until reimbursement policy changes. Absent a change in reimbursement policy, there only will be nominal revenue from replacement of sound processors for existing patients who need a new battery.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights. As of March 31, 2023, we had rights to 23 issued U.S. patents, which are estimated to expire between 2025 and 2041 assuming all required fees are paid, 18 pending U.S. patent applications, 8 issued foreign patents and 23 pending foreign and international patent applications. Our patents cover, among other things, aspects of our current Acclaim system and future product concepts. Some of the pending foreign and international patent applications preserve an opportunity to pursue patent rights in multiple countries.

Our pending patent applications may not result in issued patents, and we cannot assure you that any current or subsequently issued patents will protect our intellectual property rights or provide us with any competitive advantage. While there is no active litigation involving any of our patents or other intellectual property rights and we have not received any notices of patent infringement, we may be required to enforce or defend our intellectual property rights against third parties in the future. See “Risk Factors — Risks Related to Envoy’s Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Material Patents

Our material patents, their jurisdiction, patent number, and expiration date are listed in the tables below:

Jurisdiction	Patent No.	Expiration Date	Title
U.S.	7297101	01/17/2026	Method and apparatus for minimally invasive placement of sensing and driver assemblies to improve hearing loss
U.S.	9782600	05/17/2033	Self-regulating transcutaneous energy transfer
U.S.	7524278	08/15/2025	Hearing aid system and transducer with hermetically sealed housing
U.S.	9497555	01/30/2035	Implantable middle ear transducer having improved frequency response
U.S.	10129660	10/27/2028	Implantable middle ear transducer having improved frequency response
U.S.	9036824	12/30/2033	Transducer impedance measurement for hearing aid
U.S.	9521493	05/03/2032	Transducer impedance measurement for hearing aid
U.S.	9682226	12/06/2033	Electronic lead connection and related devices
U.S.	10549090	10/20/2037	Communication system and methods for fully implantable modular cochlear implant system
U.S.	10646709	04/09/2038	Fully implantable modular cochlear implant system
U.S.	10569079	09/04/2037	Communication system and methods for fully implantable modular cochlear implant system
U.S.	10743812	03/25/2035	Implantable middle ear diagnostic transducer
U.S.	11260220	02/28/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	11266831	06/13/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	9525949	03/16/2034	Implantable middle ear transducer having diagnostic detection sensor
U.S.	11051116	10/11/2032	Implantable middle ear transducer having diagnostic detection sensor
U.S.	11471689	04/14/2041	Cochlear implant stimulation calibration
U.S.	11564046	07/17/2041	Programming of cochlear implant accessories
U.S.	9313590	03/13/2033	Hearing aid amplifier having feed forward bias control based on signal amplitude and frequency for reduced power consumption
U.S.	9635478	03/09/2034	Coulomb counter and battery management for hearing aid
EP	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
DE	602017036854	08/17/2037	Implantable modular cochlear implant system with communication system and network
DK	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network

Trademarks

As of June 30, 2023, Envoy had trademark registrations, covering “Acclaim”, “Envoy”, “Envoy Medical”, “EnvoyCEM”, “Esteem”, “Invisible Hearing”, and “MEDCEM.” Our U.S. trademarks have registration dates between 2002 and 2021 and have upcoming renewal dates between 2027 and 2031. All of our trademarks are in current use, and we expect that they will remain in use for the foreseeable future.

We also rely, in part, upon unpatented trade secrets, know-how and continuing technological innovation, and may in the future rely upon licensing opportunities, to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including confidentiality and assignment agreements with suppliers, employees, consultants and others who may have access to our proprietary information.

Manufacturing and Supply

We currently do all final manufacturing at our facility in White Bear Lake, Minnesota. We rely on a limited number of technicians and have some critical equipment that would be difficult to replace in a timely manner. In order to scale quickly, we will need to expand our manufacturing capacity and add additional shifts.

We rely on third-party suppliers to manufacture some of our critical sub-assemblies. Outsourcing sub-assemblies manufacturing reduces our need for additional capital investment. We select our suppliers carefully and ensure they adhere to all applicable regulations. We monitor our suppliers and always inspect all components received. Our quality assurance process monitors and maintains supplier performance through qualification and periodic supplier reviews and audits.

Certain components used in our products are supplied by single-source suppliers, but we believe that we are able to plan supply in a manner that would minimize the effect of losing any of our existing suppliers. Our suppliers manufacture the components they produce for us and test our components and devices to our specifications. We intend to maintain sufficient levels of inventory to enable us to continue our operations while we qualify additional potential suppliers in the event that one or more of our single-source suppliers were to encounter a delay in supply or end supply. Due to our current limited production numbers, we order components and sub-assemblies on a purchase order basis and do not have supply agreements with any of our suppliers.

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the U.S., as well as comparable authorities in the European Economic Area (“EEA”) and other countries in which we may sell our products. In the U.S., our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act (“FDCA”) as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Even if we obtain the required FDA clearance or approval for a product in the United States, we will be required to obtain authorization before commencing clinical studies and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the U.S. before we can commence clinical studies or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification or PMA. Under the FDCA, medical devices are classified into one of three classes-Class I, Class II, or Class III-depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the FDA’s QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another legally marketed device that was cleared through the 510(k) process.

Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA.

Some pre-amendment devices are unclassified, but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed.

The Acclaim will be regulated as a Class III device and will require approval of a PMA prior to commercialization.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA process, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials

Clinical studies are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical studies. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical study to proceed under a conditional approval. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical studies may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical study after obtaining approval for the study by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, study monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a study begins, we, the FDA or the IRB could suspend or terminate a clinical study at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Expedited Development and Review Programs

Following passage of the 21st Century Cures Act, the FDA implemented the Breakthrough Devices Program, which is a voluntary program offered to manufacturers of certain medical devices and device-led combination products, including the Acclaim, that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients and health care providers with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for FDA marketing authorization, although there is no guarantee that this designation will accelerate the timeline for approval or make it more likely that the Acclaim will be approved. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared alternatives, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions. The Acclaim received Breakthrough Device designation in March 2019.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;
●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;
●	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;
●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;
●	the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;
●	the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;
●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;
●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;
●	complying with the new federal law and regulations requiring Unique Device Identifiers (“UDI”) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (“GUDID”);
●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and
●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, our facilities, records and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
●	recalls, withdrawals, or administrative detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;
●	withdrawing 510(k) clearances or PMA approvals that have already been granted;
●	refusal to grant export or import approvals for our products; or
●	criminal prosecution.

Foreign Regulation

In order for us to market our products in countries outside the U.S., we must obtain regulatory approvals or certifications and comply with extensive product and quality system regulations in other countries. These regulations, including the requirements for approvals, clearance or certifications and the time required for regulatory review, vary from country to country. Some countries have regulatory review processes that are substantially longer than U.S. processes. Failure to obtain regulatory approval or certification in a timely manner and meet all of the local requirements including language and specific safety standards in any foreign country in which we plan to market our products could prevent us from marketing products in such countries or subject us to sanctions and fines.

Regulation of Medical Devices in the European Union

The European Union (“EU”) has adopted specific directives and regulations regulating the design, manufacture, clinical investigation, conformity assessment, labeling and adverse event reporting for medical devices.

Until May 25, 2021, medical devices were regulated by Council Directive 93/42/EEC (the “EU Medical Devices Directive”), and Directive 90/385/EEC (“AIMDD”) which have been repealed and replaced by Regulation (EU) No 2017/745 (the “EU Medical Devices Regulation”). Our current certificates have been granted under the EU Medical Devices Directive and the AIMDD whose regime is described below. However, as of May 26, 2021, some of the EU Medical Devices Regulation requirements apply in place of the corresponding requirements of the EU Medical Devices Directive and the AIMDD with regard to registration of economic operators and of devices, post-market surveillance and vigilance requirements. Pursuing marketing of medical devices in the EU will notably require that our devices be certified under the new regime set forth in the EU Medical Devices Regulation when our current certificates expire.

Medical Devices Directive

In the EU, there is currently no premarket government review of medical devices. However, all medical devices placed on the EU market must meet the essential requirements, including the requirement that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performance intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner.

Compliance with the essential requirements is a prerequisite for CE mark without which medical devices cannot be marketed or sold in the EU. To demonstrate compliance with the essential requirements, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-assess the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a notified body. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.

Throughout the term of the certificate of conformity, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the notified body before it will renew the relevant certificate(s).

Medical Devices Regulation

On April 5, 2017, the EU Medical Devices Regulation was adopted with the aim of ensuring better protection of public health and patient safety. The EU Medical Devices Regulation establishes a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensures a high level of safety and health while supporting innovation. Unlike the EU Medical Devices Directive and the AIMDD, the EU Medical Devices Regulation is directly applicable in EU member states without the need for member states to implement into national law. This aims at increasing harmonization across the EU.

Devices lawfully placed on the market pursuant to the EU Medical Devices Directive or the AIMDD prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025, provided that the requirements of the transitional provisions are fulfilled. In particular, the certificate in question must still be valid. However, even in this case, manufacturers must comply with a number of new or reinforced requirements set forth in the EU Medical Devices Regulation, in particular the obligations described below.

The EU Medical Devices Regulation requires that before placing a device, other than a custom-made device, on the market, manufacturers (as well as other economic operators such as authorized representatives and importers) must register by submitting identification information to the electronic system (Eudamed), unless they have already registered. The information to be submitted by manufacturers (and authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance. The new Regulation also requires that before placing a device, other than a custom-made device, on the market, manufacturers must assign a unique identifier to the device and provide it along with other core data to the unique device identifier (“UDI”) database. These new requirements aim at ensuring better identification and traceability of the devices. Each device – and as applicable, each package – will have a UDI composed of two parts: a device identifier (“UDI-DI”) specific to a device, and a production identifier (“UDI-PI”) to identify the unit producing the device. Manufacturers are also notably responsible for entering the necessary data on Eudamed, which includes the UDI database, and for keeping it up to date. The obligations for registration in Eudamed will become applicable at a later date (as Eudamed is not yet fully functional). Until Eudamed is fully functional, the corresponding provisions of the EU Medical Devices Directive and the AIMDD continue to apply for the purpose of meeting the obligations laid down in the provisions regarding exchange of information, including, and in particular, information regarding registration of devices and economic operators.

All manufacturers placing medical devices into the market in the EU must comply with the EU medical device vigilance system. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant authorities of the EU member states. Manufacturers are required to take FSCAs defined as any corrective action for technical or medical reasons to prevent or reduce a risk of a serious incident associated with the use of a medical device that is made available on the market. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device.

The aforementioned EU rules are generally applicable in the EEA which consists of the 27 EU member states plus Norway, Liechtenstein, and Iceland.

Brexit

Since January 1, 2021, the Medicines and Healthcare Products Regulatory Agency (“MHRA”) has become the sovereign regulatory authority responsible for Great Britain (i.e. England, Wales and Scotland) medical device market according to the requirements provided in the Medical Devices Regulations 2002 (SI 2002 No 618, as amended) that sought to give effect to EU Medical Devices Directive and AIMDD whereas Northern Ireland continues to be governed by EU rules according to the Northern Ireland Protocol. Following the end of the Brexit transitional period on January 1, 2021, new regulations require medical devices to be registered with the MHRA before being placed on Great Britain market. The MHRA only registers devices where the manufacturer or their United Kingdom (“UK”) Responsible Person has a registered place of business in the UK. Manufacturers based outside the UK need to appoint a UK Responsible Person that has a registered place of business in the UK to register devices with the MHRA.

On June 26, 2022, the MHRA published its response to a 10-week consultation on the post-Brexit regulatory framework for medical devices and diagnostics. MHRA seeks to amend the UK Medical Devices Regulations 2002 (which are based on EU legislation, primarily the EU Medical Devices Directive and the EU In Vitro Diagnostic Medical Devices Directive 98/79/EC), in particular to create new access pathways to support innovation, create an innovative framework for regulating software and artificial intelligence as medical devices, reform IVD regulation, and foster sustainability through the reuse and remanufacture of medical devices. Regulations implementing the new regime were originally scheduled to come into force in July 2023, but have recently been postponed to July 2024. Devices bearing CE marks issued by EU notified bodies under the EU Medical Devices Regulation, the EU Medical Devices Directive or AIMDD are now subject to transitional arrangements. In its consultation response, the MHRA indicated that the future UK regulations will allow devices certified under the EU Medical Devices Regulation to be placed on the market in Great Britain under the CE mark until either the certificate expires or for five years after the new regulations take effect, whichever is sooner. Devices certified under the EU Medical Devices Directive or AIMDD could continue to be placed on the market until either the certificate expires or for three years after the new regulations take effect, whichever is sooner. Following these transitional periods, it is expected that all medical devices will require a UK Conformity Assessed (“UKCA”) mark. Manufacturers may choose to use the UKCA mark on a voluntary basis until June 30, 2023. However, UKCA marking will not be recognized in the EU. The rules for placing medical devices on the market in Northern Ireland, which is part of the UK, differ from those in the rest of the UK. Compliance with this legislation is a prerequisite to be able to affix the UKCA mark to our products, without which they cannot be sold or marketed in Great Britain.

In addition, the Trade Deal between the UK and the EU generally provides for cooperation and exchange of information between the parties in the areas of product safety and compliance, including market surveillance, enforcement activities and measures, standardization-related activities, exchanges of officials, and coordinated product recalls. As such, processes for compliance and reporting should reflect requirements from regulatory authorities.

Similarly, we are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of:

●	design, development, manufacturing, and testing;
●	product standards;
●	product safety;
●	product safety reporting;
●	marketing, sales, and distribution;
●	packaging and storage requirements;
●	labeling requirements;
●	content and language of instructions for use;
●	clinical studies;
●	record keeping procedures;
●	advertising and promotion;
●	recalls and field corrective actions;
●	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;
●	import and export restrictions;
●	tariff regulations, duties, and tax requirements;
●	registration for reimbursement; and
●	necessity of testing performed in country by distributors for licensees.

The time required to obtain clearance or certification required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal, state, and foreign laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options, and the compensation derived through ownership interests.

Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim.

The Civil Monetary Penalties Law imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

HIPAA also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the EU Medical Devices Regulation, only devices that are CE marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals. These laws, which vary between jurisdictions (thus making compliance more complex), may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for our products, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities and many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. In the U.S., the federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or CHIP for payments and other transfers of value provided by them, directly or indirectly, to physicians, as defined by statute, certain other non-physician practitioners such as physician assistants and nurse practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Manufacturers must submit reports by the 90th day of each calendar year. Many EU member states have adopted national “Sunshine Acts” which impose similar reporting and transparency requirements (often on an annual basis) on certain drug, biologics and medical device manufacturers. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation, and other remuneration to healthcare professionals and entities.

Violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to device manufacturers may result in significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if the entity becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of operations.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations, and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. For example, the General Data Protection Regulation (the “GDPR”), imposes strict requirements for processing the personal data of individuals within the European Economic Area, or the EEA. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Healthcare Reform

The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

The implementation of the ACA in the U.S., for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA, among other things, provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models. Additionally, the ACA expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to Medicare payments to providers, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect into 2032, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, the Medicare Access and CHIP Reauthorization Act of 2015 enacted on April 16, 2015, repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments began in 2019 that are based on various performance measures and physicians’ participation in alternative payment models such as accountable care organizations.

We expect additional state, federal, and foreign healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal, state, and foreign governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

Anti-Bribery and Corruption Laws

Our U.S. operations are subject to the FCPA. We are required to comply with the FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. We also are subject to similar anticorruption legislation implemented in Europe under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Segment Information

We manage our business within one reportable segment. Segment information is consistent with how management reviews our business, makes investing and resource allocation decisions, and assesses our operating performance.

Facilities

Our principal office is located at 4875 White Bear Lake, Minnesota, where we lease approximately 10,000 square feet of office space. We lease this space under a lease that terminates on December 31, 2027. We believe that our existing facility is sufficient to meet our needs for the foreseeable future.

We also lease 1,100 square feet of office space in Ausbach, Germany pursuant to a lease that terminates on December 31, 2023 and automatically renews for additional one-year terms.

Employees and Human Capital

As of April 30, 2023, we had approximately 35 employees. A significant number of our employees have a technical background and hold advanced engineering or scientific degrees. We view our investment in human capital to be crucial to our success, and we are committed to ensuring an inclusive culture in which employees feel they are part of achieving a common goal.

Our work environment is highly collaborative and one that is based on trust and mutual respect. We believe that the relatively small size of our organization allows our employees to feel pride and ownership in their work and a sense of being part of fulfilling our mission more directly than with larger companies in our industry.

None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be good.

Legal Proceedings

In January 2020, Patrick Spearman, a shareholder of Envoy, and certain other Envoy shareholders (collectively, the “Spearman Plaintiffs”) filed a lawsuit in the District Court of Ramsey County, Minnesota (Case No. 62-CV-20-790) against each current and certain former members of the Envoy Board, including Glen A. Taylor, as well as GAT, an entity affiliated with Mr. Taylor, Franz Altpeter, Chuck Brynelsen, David Fabry, Ed Flaherty, Allen Lenzmeier, Brent Lucas, Roger Lucas, Randy Nitzsche and Paul Waldon. Envoy believes that the Spearman Plaintiffs, together with their related parties, hold approximately     % of the outstanding shares of Envoy Common Stock on a fully diluted basis. The Spearman Plaintiffs allege that Envoy obtained secured loans from GAT and Mr. Taylor. In addition, GAT and Mr. Taylor made investments in Envoy in exchange for shares of Envoy Preferred Stock and Envoy Warrants to purchase Envoy Common Stock. The Spearman Plaintiffs allege that the transactions included terms that were unreasonably favorable to GAT and Mr. Taylor, that Mr. Taylor breached his fiduciary duty as a shareholder, that each defendant breached his fiduciary duties as a director in approving such transactions and engaged in common law fraud in not sufficiently disclosing the transactions, a claim of unjust enrichment against GAT and Mr. Taylor, and claims against the other directors for aiding and abetting and conspiracy in relation to the claims against GAT and Mr. Taylor. In addition, the Envoy directors have asserted a defamation counterclaim, through which the directors seek significant damages against certain of the plaintiffs.

The Spearman Plaintiffs expressly state in their complaint that they do not seek monetary relief from Envoy, but that Envoy was named as a defendant in order to effect any equitable relief that could be granted. However, the director defendants could seek indemnification from Envoy for any damages awarded that are in excess of Envoy’s director and officer indemnification insurance. Based on expert reports submitted by the Spearman Plaintiffs, the Spearman Plaintiffs appear to seek between approximately $2.6 million and $78.6 million in damages, depending on various methodologies and assumptions. Envoy and the director defendants have retained expert witnesses to rebut the Spearman Plaintiffs’ claims as to both liability and damages. Envoy and the directors continue to believe that the lawsuit is meritless and have been defending this matter vigorously. Envoy cannot currently estimate the amount, if any, that Envoy would be obligated to pay to indemnify directors if the Spearman Plaintiffs were successful on the merits. Envoy is unable to predict the outcome of this legal proceeding or whether an adverse result in this case would have a material adverse effect on Envoy’s financial position and future prospects.

In June 2023, Envoy received an additional complaint raising claims that are substantially the same as the claims raised in the existing Spearman Plaintiff litigation and brought by parties that Envoy believes to be affiliated or associated with the Spearman Plaintiffs and that are represented by the same law firm. This complaint has not yet been filed with the Minnesota courts. In addition to the defenses that Envoy has in the existing Spearman Plaintiff litigation, Envoy believes that it has statute of limitations defenses with respect to certain claims in the additional complaint.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENVOY MEDICAL CORPORATION

You should read the following discussion and analysis of Envoy’s financial condition and results of operations together with our unaudited condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and the three and six months ended June 2023 and 2022, together with related notes thereto included elsewhere in this proxy statement/prospectus. It should also be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with related notes thereto included elsewhere in this proxy statement/prospectus. The discussion and the analysis should also be read together with the section of this proxy statement/prospectus entitled “Information about Envoy.” The following discussion contains forward-looking statements based upon Envoy’s current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” and/or elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us”, “Envoy,” “Envoy’s,” and “its” refer to Envoy Medical Corporation and its consolidated subsidiary. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

We are a hearing health company dedicated to pushing beyond the status quo and providing patients with improved access, usability, independence, and quality of life through innovative medical technologies.

Founded in 1995, our vision is to create fully implanted hearing devices that leverage the natural ear – not an artificial microphone – to pick up sound. In recent years, we have focused almost exclusively on developing the Acclaim® fully implantable cochlear implant, our lead product candidate.

Our first product, the Esteem®, was created and received CE mark in 2006 and FDA approval in 2010. The Esteem is a fully implanted active middle ear hearing device and remains the only FDA approved fully implanted hearing device in the US market. Unfortunately, the Esteem failed to gain commercial traction, primarily due to a lack of reimbursement or insurance coverage from third-party payors.

Despite commercial challenges, roughly 1,000 Esteem devices were implanted. Some devices had been implanted in the early 2000s during clinical trials, providing Envoy with nearly two decades of experience with its implantable sensor technology. Throughout our experience, our sensor technology proved a viable alternative and robust option to external or implanted microphones.

In late 2015, we made the decision to shift our focus from the Esteem to a new product that would leverage our sensor technology and incorporate it into a cochlear implant. As a result, we now have the Acclaim®, a fully implanted cochlear implant. We believe the Acclaim gives us an opportunity to disrupt the existing cochlear implant market. The cochlear implant market is one that already has established market acceptance and reimbursement pathways. In the United States, before we can market a new Class III medical device, which the Acclaim is, we must first receive FDA approval via the premarket application (“PMA”) approval process. We currently anticipate obtaining FDA approval in mid-2026, although the FDA approval process is uncertain, and we cannot guarantee that we will receive FDA approval on that timeline or at all.

Our net losses were $13.2 million and $26.5 million for the three and six months ended June 30, 2023, respectively, and $15.9 million and $8.7 million for the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023 and December 31, 2022, we had an accumulated deficit of $252.5 million and $226.0 million, respectively. We have funded our operations to date primarily through the issuance of our equity securities and convertible debt. We expect to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. In particular, we expect our expenses to increase as we continue our development of, and seek the necessary regulatory approvals for our product candidate, as well as hire additional personnel, pay fees to outside consultants, attorneys and accountants, and, if the planned merger is consummated, incur other increased costs associated with being a public company. In addition, if and when we seek and obtain regulatory approval to commercialize our product candidate, the Acclaim, in the United States, we will also incur increased expenses in connection with commercialization and marketing of such product. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials, if any, and our expenditures on other research and development activities. We anticipate that our expenses will increase significantly in connection with our ongoing activities, if and as we:

●	continue our research and development efforts for the Acclaim product candidate, including through clinical trials;
●	seek additional regulatory and marketing approvals in jurisdictions outside the United States;
●	establish a sales, marketing and distribution infrastructure to commercialize our product candidate;
●	rely on our third-party suppliers and manufacturers to obtain adequate supply of materials and components for our products;
●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidate;
●	seek to maintain, protect, and expand our intellectual property portfolio;
●	seek to identify, hire, and retain additional skilled personnel;
●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts; and
●	experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

We expect that our financial performance will fluctuate quarterly and yearly due to the development status of our Acclaim implant product and our efforts to obtain regulatory approval and commercialize the Acclaim implant product.

The Acclaim has not yet been approved for sale. We do not expect to generate any product sales unless and until we successfully complete development and obtain regulatory approval for our product candidate. If we obtain regulatory approval for our product candidate, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. As a result, until such time, if ever, that we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies, including our research and development activities. If we are unable to raise capital, we will need to delay, reduce, or terminate planned activities to reduce costs.

COVID-19 Business Update

The COVID-19 pandemic continues to evolve. While it appears that conditions have improved in the United States and its most severe effects have subsided, the future impact of COVID-19 or a similar health disruption is highly uncertain and subject to change. We cannot predict the full extent of potential delays or impacts on our business, our clinical trials, health care systems, third parties with whom we engage or the global economy as a whole, but if we or any of the third parties with whom we engage, including personnel at contract manufacturing operations, or, other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timeline presently planned could be materially and adversely impacted. While we have been able to continue to execute our overall business plan, some of our business activities have taken longer to complete than anticipated and we continue to adjust to the challenges of operating in a largely remote setting with our employees. Overall, we recognize the challenges of product supply and product candidate development during a pandemic, and we will continue to closely monitor events as they develop and plan for alternative and mitigating measures if needed.

Key Components of Our Results of Operations

Revenue

Currently, we derive substantially all our revenue from the sale of the Esteem implants and replacement components to Esteem implants. We enter arrangements with patients to provide them with the Esteem device, personal programmer devices, sound processor/battery replacements, and/or an optional Care Plan, each of which are outputs of our ordinary activities in exchange for consideration. Revenue from product sales is recognized upon transfer of control of the product to a customer, which occurs at a point in time, when we are notified the product has been implanted or used by the customer in a surgical procedure. New implantations of the Esteem are not expected to be more than a few a year and may be as low as zero. Although we believe unlikely, Esteem implantations could potentially increase with favorable reimbursement policy and coverage changes. That being said, we continue our efforts to pursue positive reimbursement changes for fully implanted active middle ear implants. There will be continued nominal revenue from replacement of sound processors for patients who need a new battery.

Upon commercialization of our Acclaim implant product, we expect Acclaim revenue to more than replace Esteem revenue. We expect to obtain FDA approval for the Acclaim in 2026.

Cost of goods sold

Cost of goods sold includes direct and indirect costs related to the manufacturing and distribution of the Esteem implants, including materials, labor costs for personnel involved in the manufacturing process, distribution-related services, indirect overhead costs, and charges for excess and obsolete inventory reserves and inventory write-offs.

We expect cost of goods sold to increase or decrease in absolute dollars primarily as, and to the extent, our revenue grows or declines, respectively.

Expenses

Research and development expenses

Research and development (“R&D”) expenses consist of costs incurred for our research activities, primarily our discovery efforts and the development of the Acclaim implant product. We also incur research and development costs related to continuing to support, and improve upon where possible, our Esteem product. We expense research and development costs as incurred, which include:

●	salaries, employee benefits, and other related costs for our personnel engaged in research and development functions;
●	service fees incurred under agreements with independent consultants, including their fees and related travel expenses engaged in research and development functions;
●	costs of laboratory testing including supplies and acquiring, developing, and manufacturing study materials; and
●	facility-related expenses, which include direct depreciation costs and allocated expenses for rent and maintenance of facilities and other operating costs.

Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors, service providers and our clinical sites.

Our research and development expenses are currently tracked on a program-by-program basis. The substantial majority of our research and development costs as of June 30, 2023 and 2022 and December 31, 2022 and 2021 were incurred on the development of the Acclaim implant product.

Our products require human clinical trials to obtain regulatory approval for commercial sales. We cannot determine with certainty the size, duration, or completion costs of future clinical trials or if or when they may be completed. Furthermore, we do not know if the clinical trials will show positive or negative results or what those results will mean for regulatory approval or commercialization efforts.

The duration, costs and timing of future clinical trials and development of our products will depend on a variety of factors, including:

●	the scope, rate of progress, and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;
●	future clinical trial results;
●	potential changes in government regulation;
●	potential changes in the reimbursement landscape; and
●	the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of our Acclaim implant product could mean a significant change in the costs and timing associated with the development of that implant. If the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate, or if we experience significant delays in the enrollment in any clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

Research and development activities are central to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we initiate clinical trials for the Acclaim implant product and prepare the product for possible commercialization, should it gain regulatory approval(s). If the Acclaim implant product enters later stages of clinical trials and ongoing development, the product will generally have higher research and development costs than those in earlier stages of research and development, primarily due to simultaneously running clinical trials while also iterating the product for commercialization and preparing for the needs of commercialization. There are numerous factors associated with the successful commercialization of the Acclaim implant product or any products we may develop in the future, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development program and plans.

General and administrative expenses

General and administrative expenses consist primarily of salaries, benefits, and other related costs for personnel in our executive, operations, legal, human resources, finance, and administrative functions. Administrative expenses also include professional fees for legal, patent, consulting, accounting, tax and audit services, travel expenses and facility-related expenses, which include direct depreciation costs and allocated expenses for rent and maintenance of facilities, technology, and other operating costs.

We expect our general and administrative expenses to increase in the foreseeable future as we increase our administrative personnel to support our continuing growth, our costs of marketing and selling expenses, our costs of expanding our operations and operating as a public company. These increases will likely include increases related to the hiring of additional personnel and legal, regulatory, and other fees and services associated with maintaining compliance with Nasdaq Marketplace Rules, or the Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) requirements, director and officer insurance costs and investor relations costs associated with being a public company.

Loss from changes in fair value of convertible notes payable (related party)

We elected the fair value option for convertible notes payable (related party), and accordingly, convertible notes payable (related party) are recorded at fair value at each reporting date on the consolidated balance sheets. Loss from changes in fair value of convertible notes payable consists of changes in the fair value during each reporting period.

Other expense

Our other expense consists of changes in fair value of our warrant liability and gains and losses on sales of fixed assets.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2023 and 2022

	Three Months Ended June 30,		Change in			Six Months Ended June 30,		Change in
(In thousands, except percentages)	2023	2022	$	%		2023	2022	$	%
Net revenues	$63	$59	$4		7%	$141	$160	$(19)	-12%
Costs and operating expenses:
Cost of goods sold	333	218	115		53%	627	431	196	45%
Research and development	1,981	1,361	620		46%	3,790	2,407	1,383	57%
General and administrative	2,229	674	1,555		231%	3,975	1,326	2,649	200%
Total costs and operating expenses	4,543	2,253	2,290		102%	8,392	4,164	4,228	102%
Operating loss	(4,480)	(2,194)	(2,286)		104%	(8,251)	(4,004)	(4,247)	106%
Other expense:
(Loss) gain from changes in fair value of convertible notes payable (related party)	(8,766)	959	(9,725)		-1014%	(18,143)	899	(19,042)	-2118%
Other expense	-	(1)	1		-100%	(105)	(2)	(103)	5150%
Total other expense, net	(8,766)	958	(9,724)		-1015%	(18,248)	897	(19,145)	-2134%
Net loss	(13,246)	(1,236)	(12,010)		972%	(26,499)	(3,107)	(23,392)	753%

Revenue

Revenue decreased $19 thousand, or 12%, to $141 thousand for the six months ended June 30, 2023 compared to $160 thousand for the six months ended June 30, 2022 as a result of a decrease in replacement component sales due to supply chain issues with obtaining manufacturing components in the first quarter of 2023. This issue was resolved in the second quarter of 2023.

Cost of goods sold

Cost of goods sold increased $0.1 million and $0.2 million for the three and six months ended June 30, 2023 compared to the three and six months ended June 30, 2022. The increase is primarily due to an increase in salaries and consulting fees, mainly due to increased headcount in our manufacturing and quality departments in the first and second quarters of 2023.

Research and development expenses

The following table summarizes the components of our research and development expenses for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,		Change in		Six Months Ended June 30,		Change in
(In thousand, except percentages)	2023	2022	$	%	2023	2022	$	%
R&D product costs	$1,282	$854	$428	50%	$2,363	$1,344	$1,019	76%
R&D personnel costs	590	407	183	45%	1,234	905	329	36%
Other R&D costs	109	100	9	9%	193	158	35	22%
Total research and development costs	$1,981	$1,361	$620	46%	$3,790	$2,407	$1,383	57%

Research and development expenses increased $0.6 million and $1.4 million for the three and six months ended June 30, 2023 compared to the three and six months ended June 30, 2022. The increase is primarily due to a $0.4 million and $1.0 million increase in research and development product costs for the three and six months ended June 30, 2023, as we develop our cochlear product in preparation for our pivotal clinical study for our Acclaim implant product. Also contributing to the increase was an increase of $0.2 million and $0.3 million in personnel costs for the three and six months ended June 30, 2023, as we increased headcount across our clinical, regulatory, and cochlear departments.

General and administrative expenses

General and administrative expenses increased $1.6 million and $2.6 million for the three and six months ended June 30, 2023 compared to the three and six months ended June 30, 2022. The increase is primarily due to a $1.3 million and $2.1 million increase in professional and legal fees for the three and six months ended June 30, 2023, due to the pending merger transaction and a $0.1 million and $0.3 million increase in personnel-related costs for the three months and six months ended June 30, 2023 as we increased headcount in preparation for the future commercialization of our Acclaim implant product.

Loss from changes in fair value of convertible notes payable (related party)

Loss from changes in fair value of convertible notes payable increased $9.7 million and $19.0 million for the three months and six months ended June 30, 2023 compared to the three and six months ended June 30, 2022. This increase was primarily due to the changes in the fair values of outstanding convertible notes as of June 30, 2023. The fair value of the convertible notes payable was based on a probability-weighted expected return model and included unobservable inputs such as the discount rate and probabilities of certain exit events, including a qualified financing, initial public offering (“IPO”) or merger with a special-purpose acquisition company (“SPAC”), and estimated recovery in the event of default. The fair value of the convertible notes payable increased significantly in the first and second quarters of 2023 as the probability of a merger with a special-purpose acquisition company increased and the probability of default decreased. See Note 2 “Fair Value Measurement” of the accompanying condensed consolidated financial statements for the three and six months ended June 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus.

Other Expense

Other expense increased by $0.1 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022 primarily due to changes in the fair values of warrants in the first quarter.

Comparison of the Years Ended December 31, 2022 and 2021

	Years Ended
	December 31,		Change in
(in thousands)	2022	2021	$	%
Net revenues	$237	$310	$(73)	(24)%
Costs and operating expenses:
Cost of goods sold	957	769	188	24%
Research and development	4,516	3,939	577	15%
General and administrative	3,470	2,473	997	40%
Total costs and operating expenses	8,943	7,181	1,762	25%
Operating loss	(8,706)	(6,871)	(1,835)	27%
Other expense:
(Loss) gain from changes in fair value of convertible notes payable (related party)	(7,090)	(1,748)	(5,342)	306%
Other expense	(127)	(56)	(71)	127%
Total other expense, net	(7,217)	(1,804)	(5,413)	300%
Net loss	$(15,923)	$(8,675)	$(7,248)	84%

Revenue

Revenue decreased $73 thousand, or 24%, to $0.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. These results reflect a $62 thousand decrease in replacement component sales due to supply chain issues with obtaining replacement batteries in the fourth quarter of 2022. The remaining decrease is due to fewer new Esteem implantations in 2022 compared to 2021.

Cost of goods sold

Cost of goods sold increased $0.2 million, or 24%, to $1.0 million for the year ended December 31, 2022 compared to $0.8 million for the year ended December 31, 2021. This change is primarily due to an increase of $0.2 million in salaries, mainly due to increased headcount in the second half of 2021 for the manufacturing and quality departments.

Research and development expenses

The following table summarizes the components of our research and development expenses for the years ended December 31, 2022 and 2021:

	Year Ended
	December 31,		Change
(In thousands, except percentages)	2022	2021	$	%
R&D product costs	$2,345	$1,622	$723	45%
R&D personnel costs	1,758	1,991	(233)	(12)%
Other R&D costs	413	326	87	27%
Total research and development costs	$4,516	$3,939	$577	15%

Research and development expenses increased $0.6 million, or 15%, to $4.5 million for the year ended December 31, 2022 compared to $3.9 million for the year ended December 31, 2021. The increase is primarily due to a $0.7 million increase in research and development product costs as we perform cochlear research in preparation for our early feasibility study for our Acclaim implant product. The increase is partially offset by a decrease in personnel related costs of $0.2 million as the Company experienced unexpected turnover in the R&D department in the second and third quarters of 2022, which included the Vice President (“VP”) of R&D. We do not expect this trend to continue in future periods as the Company replaced the VP and other R&D personnel in the fourth quarter of 2022.

General and administrative expenses

General and administrative expenses increased $1.0 million, or 40%, to $3.5 million for the year ended December 31, 2022 compared to $2.5 million for the year ended December 31, 2021. This change is primarily due to a $0.4 million increase in personnel-related costs as we increased headcount in preparation for the future commercialization of our Acclaim implant product, a $0.4 million increase in professional and legal fees due to the pending merger transaction, a $0.1 million increase in recruiting expenses, and a $0.1 million increase in Director & Officer insurance expenses.

Loss from changes in fair value of convertible notes payable (related party)

Loss from changes in fair value of convertible notes payable increased $5.3 million, or 306%, to $7.1 million for the year ended December 31, 2022 compared to $1.7 million for the year ended December 31, 2021. This increase was primarily due to the changes in the fair values of outstanding convertible notes payable (related party) as of December 31, 2022.

Other expense

Other expense increased by $71 thousand, or 127%, to $0.1 million for the year ended December 31, 2022 compared to $56 thousand for the year ended December 31, 2021. This change is primarily due to the issuance of new warrants during 2022 and changes in the fair values of those warrants as of December 31, 2022.

Liquidity and Capital Resources

Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and continuing operating losses for the foreseeable future as we advance the clinical development of our products. We have funded our operations to date primarily with proceeds from raising funds from issuing equity securities and convertible notes. As of June 30, 2023 and December 31, 2022, we had $68 thousand and $0.2 million of cash and cash equivalents, respectively, and $3.0 and $5.0 million in undrawn principal from our convertible notes, respectively.

We proactively manage our access to capital to support liquidity and continued growth. Our sources of capital include sales of the Esteem implants and replacement components and issuances of preferred stock, warrants and convertible debt. During the quarter ended June 30, 2022, we amended our convertible notes to allow for an additional draw of up to $10.0 million with a maturity date of December 31, 2025. See Note 7 to our condensed consolidated financial statements for the three and six months ended June 30, 2023 and 2022 for additional information on our convertible instruments.

We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. There can be no assurance that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to raise sufficient financing when needed or events or circumstances occur such that we do not meet our strategic plans, we may be required to reduce certain discretionary spending, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which could have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve its intended business objectives. These matters raise substantial doubt about our ability to continue as a going concern. To the extent that we raise additional capital through additional collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our Acclaim implant, future revenue streams, research programs or to grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our shareholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk factors – Risks Related to Envoy’s Business and Operations.”

Cash Flows

The following table presents a summary of our cash flow for the periods indicated (in thousands):

	Six Months Ended		Years Ended
	June 30,		December 31,
	2023	2022	2022	2021
Net cash provided by (used in):
Operating activities	$(7,045)	$(3,948)	$(8,805)	$(6,936)
Investing activities	(70)	(101)	(218)	(125)
Financing activities	7,000	3,000	8,092	8,058
Effect of exchange rate on cash	—	—	(7)	(10)
Net increase (decrease) in cash and cash equivalents	$(115)	$(1,049)	$(938)	$987

Cash Flows Used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2023 was $7.0 million primarily consisting of our net loss of $26.5 million, partially offset by non-cash charges of $18.1 million from changes in fair value of convertible notes payable to a related party, and cash inflows from net changes from operating assets and liabilities of $1.1 million. The $1.1 million cash inflows from operating assets and liabilities is primarily due to a $1.4 million cash inflow from accounts payable and accrued expenses due to the differences and timing of disbursements during the first six months of 2023 compared to the first six months of 2022, partially offset by a $0.2 million cash outflow in prepaid expenses and other current assets and a $0.1 million cash outflow in our warranty liability. We will continue to evaluate our capital requirements for both short-term and long-term liquidity needs, which could be affected by various risks and uncertainties, including, but not limited to, the effects of the current inflationary environment, rising interest rates, and other risks detailed in the Risk Factors Summary.

Net cash used in operating activities for the six months ended June 30, 2022 was $3.9 million consisting of our net loss of $3.1 million and non-cash charges of $0.9 million from changes in fair value of convertible notes payable to a related party, partially offset by a $0.1 million from changes in the operating lease right-of-use assets.

Net cash used in operating activities for the year ended December 31, 2022 was $8.8 million consisting of our net loss of $15.9 million and cash outflows from net changes from operating assets and liabilities of $0.2 million. These cash outflows were partially offset by non-cash charges of $7.1 million from changes in fair value of convertible notes payable to a related party, $0.1 million from changes in operating lease right-of-use assets to a related party, and non-cash charges of $75 thousand related to depreciation. The $0.2 million in cash used from operating assets and liabilities is primarily due to a $0.5 million cash outflow in our warranty liability, a $0.2 million cash outflow in inventory, partially offset by a $0.5 million cash inflow from accounts payable and accrued expenses due to the differences and timing of disbursements during 2022 compared to 2021.

Net cash used in operating activities for the year ended December 31, 2021 was $6.9 million consisting of our net loss of $8.7 million and cash outflows from net changes from operating assets and liabilities of $0.1 million. These cash outflows were partially offset by non-cash charges of $1.7 million from changes in fair value of convertible notes payable to a related party and non-cash charges of $71 thousand related to depreciation. The $0.1 million in cash used from operating assets and liabilities is primarily due to a $0.2 million cash outflow in our warranty liability, partially offset by a $74 thousand cash inflow from accounts payable and accrued expenses due to the differences and timing of disbursements during 2021 compared to 2020, and a $55 thousand cash inflow in inventory.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2023 was $70 thousand and consisted of purchases of computer equipment due to increased headcount and purchases of lab equipment.

Net cash used in investing activities for the six months ended June 30, 2022 was $0.1 million and consisted of purchases of computer equipment due to increased headcount and purchases of lab equipment.

Net cash used in investing activities for the year ended December 31, 2022 was $0.2 million and consisted of purchases of computers due to increased headcount, computer equipment for updating network servers, and production and lab equipment.

Net cash used in investing activities for the year ended December 31, 2021 was $0.1 million and consisted of purchases of computer equipment due to increased headcount and purchases of lab equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2023 was $7.0 million and consisted of proceeds from the issuance of convertible notes payable to a related party.

Net cash provided by financing activities for the six months ended June 30, 2022 was $3.0 million and consisted of proceeds from the issuance of convertible notes payable to a related party.

Net cash provided by financing activities for the year ended December 31, 2022 was $8.1 million and consisted of proceeds from the issuance of convertible notes payable and warrants to a related party.

Net cash provided by financing activities for the year ended December 31, 2021 was $8.1 million and consisted of proceeds from the issuance of convertible notes payable and warrants to a related party.

Contractual Obligations and Commitments

Our principal commitments consist of contractual cash obligations under our borrowings with shareholders, our operating leases for office space, and various litigation matters arising in the ordinary course of business. Our obligations under our borrowing arrangements are described in Note 7 “Convertible Notes Payable (Related Party)”, our obligations for our leases are described in Note 5 “Operating Leases”, and for further information on our open litigation matters, see Note 12 “Commitments and Contingencies” of the accompanying condensed consolidated financial statements for the three and six months ended June 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the rules and regulations of the SEC.

Related Party Arrangements

Our related party arrangements consist of leasing our headquarters office space from a shareholder and receiving loan financings from shareholders. For further information on the related party arrangements refer to Note 5 “Operating Leases”, Note 7 “Convertible Notes Payable (Related Party)” and Note 11 “Related Party Transactions” of the accompanying condensed consolidated financial statements for the three and six months ended June 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States. Certain amounts included in or affecting the consolidated financial statements presented in this proxy statement/prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Fair Value Measurement

We determine the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

●	Level 1 — Observable inputs, such as quoted prices in active markets for identical assets and liabilities.
●	Level 2 — Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Management uses valuation techniques in measuring the fair value of financial instruments, where active market quotes are not available.

The following table summarizes the activity for the Company’s Level 3 instruments measured at fair value on a recurring basis (in thousands):

	Convertible Notes	Warrant Liability
	(Related Party)	(Related Party)
Balance as of December 31, 2022	$33,845	$127
Issuances	2,048	—
Change in fair value	9,377	104
Balance as of March 31, 2023	$45,270	$231
Issuances	1,964	—
Change in fair value	8,766	—
Balance as of June 30, 2023	$56,000	$231

The fair value of the convertible notes payable (related party) is based on a probability-weighted expected return model (“PWERM”), which represents Level 3 measurements. The valuation utilized unobservable inputs, including estimates of the probability and timing of future commercialization of products not yet approved by the FDA or other regulatory agencies. Other significant assumptions include the discount rate, the fair value of our common stock, volatility, probability of the convertible notes being held to maturity, the probabilities of certain exit events, including a qualified financing, initial public offering or merger with a special-purpose acquisition company, and estimated recovery in the event of default.

We classified warrants within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (Level 3) inputs. Key estimates and assumptions impacting the fair value measurement include (i) the expected term of the warrants, (ii) the risk-free interest rate, (iii) the expected dividend yield and (iv) expected volatility of the price of the underlying common stock.

Research and development expenses

We will incur substantial expenses associated with prototyping, improvements, testing and clinical trials. Accounting for clinical trials relating to activities performed by external vendors requires us to exercise significant estimates in regard to the timing and accounting for these expenses. We estimate costs of research and development activities conducted by service providers, which include the conduct of sponsored research and contract manufacturing activities. The diverse nature of services being provided for our clinical trials and other arrangements, the different compensation arrangements that exist for each type of service and the lack of timely information related to certain clinical activities complicates the estimation of accruals for services rendered by third parties in connection with clinical trials. We record the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and include these costs in the accrued expenses or prepaid expenses on the balance sheets and within research and development expense on the consolidated statements of operations. In estimating the duration of a clinical study, we evaluate the start-up, treatment and wrap-up periods, compensation arrangements and services rendered attributable to each clinical trial and fluctuations are regularly tested against payment plans and trial completion assumptions.

We estimate these costs based on factors such as estimates of the work completed and budget provided and in accordance with agreements established with our collaboration partners and third-party service providers. We make significant judgments and estimates in determining the accrued liabilities and prepaid expense balances in each reporting period. As actual costs become known, we adjust our accrued liabilities or prepaid expenses. We have not experienced any material differences between accrued costs and actual costs incurred since our inception.

Our expenses related to clinical trials will be based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions that may be used to conduct and manage clinical trials on our behalf. We will accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we will modify our estimates of accrued expenses accordingly on a prospective basis.

Product Warranty

During 2013, we offered a lifetime warranty to clinical trial patients to cover battery and surgery related costs. We estimate the costs that may be incurred under this lifetime warranty and record a liability in the amount of such costs at its present value. The assumptions utilized in developing the liability include an estimated cost per unit of $6 thousand, an average battery life of 5 years, inflationary increases, discount rate, and an average patient life calculated on probabilities outlined in the PRI-2012 mortality tables, published from the Society of Actuaries.

Recently Issued/Adopted Accounting Pronouncements

A discussion of recently issued accounting pronouncements and recently adopted accounting pronouncements is included in Note 2 “Summary of Significant Accounting Policies” of our condensed consolidated financial statements for the three and six months ended June 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks, including currency risk, credit and counterparty risk, and inflation risk, as set out below. We manage and monitor these exposures to ensure appropriate measures are implemented in a timely and effective manner. Save as disclosed below, we did not hedge or consider it necessary to hedge any of these risks.

Currency Risk

Foreign currency risk is the risk that the value of a financial instrument fluctuates because of the change in foreign exchange rates. We primarily operate in the United States and Germany with most of the transactions settled in the United States dollar. Our presentation and functional currency is the United States dollar. Certain bank balances, deposits and other payables are denominated in the Euro, which exposes us to foreign currency risk. However, any transactions that may be conducted in foreign currencies are not expected to have a material effect on our results of operations, financial position or cash flows.

Credit and Counterparty Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and accounts receivable, net. Periodically, we maintain deposits in accredited financial institutions in excess of federally insured limits. We maintain cash with financial institutions that management believes to be of high credit quality. We have not experienced any losses on such accounts and do not believe we are exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

With respect to accounts receivable, we perform credit evaluations of our customers and do not require collateral. There have been no material losses on accounts receivable. There were no customers that accounted for 10% or more of sales for the three and six months ended June 30, 2023 and 2022 or the years ended December 31, 2022 and 2021, respectively.

Inflation Risk

Inflationary factors, such as increases in our cost of goods sold and selling and operating expenses, may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain and increase our gross margin and selling and marketing and operating expenses as a percentage of our revenue if the selling prices of our products do not increase as much as or more than these increased costs.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or no not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, we, as an emerging growth company, can adopt the new or revised standard at the time the private companies adopt the new or revised standard, until such time we are no longer considered to be an emerging growth company. At times, we may elect to early adopt a new or revised standard.

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE BUSINESS COMBINATION

The following sets forth certain information concerning the persons who are currently expected to serve as directors and executive officers of New Envoy following the consummation of the Business Combination and assuming the election of the nominees at the Special Meeting as set forth in “Director Election Proposal.”

Executive Officers and Directors after the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Envoy will be managed by or under the direction of the New Envoy Board. The following table sets forth the name, age and position of each of the expected directors and executive officers and certain key executives of New Envoy following the consummation of the Business Combination, as of April 30, 2023. For biographical information concerning the directors and executive officers and key executives, see below.

Name	Age	Envoy Director Since	Position
Executive Officers and Directors
Brent Lucas	41	2016	Chief Executive Officer and Director
David R. Wells	61	N/A	Chief Financial Officer
Non-Executive Directors
Charles (Chuck) Brynelsen	66	2016	Chairman
Whitney Haring-Smith	38	N/A	Director
Glen A. Taylor	82	2012	Director and Chairman Emeritus
Mona Patel	55	N/A	Director
Janis Smith-Gomez	56	N/A	Director
Susan J. Kantor	67	N/A	Director
Other Key Executives
Phil Segel		N/A	VP of Implant Technology and Training
Tom Hoegh		N/A	Director of Engineering

Executive Officers

Brent Lucas – Chief Executive Officer and Director

Mr. Lucas is expected to serve as Chief Executive Officer and a member of the New Envoy Board following completion of the Business Combination. Mr. Lucas has served as Chief Executive Officer of Envoy for the past seven years and brings over 15 years of experience in the active implantables in the hearing health industry. He has served in various roles with Envoy and gained a tremendous amount of specialized experience, working his way up from an intern to CEO. Mr. Lucas received his bachelor’s degree from the University of St. Thomas and Juris Doctor degree from the Mitchell Hamline School of Law.

We believe Mr. Lucas is qualified to serve a member of the New Envoy Board given his experience as Envoy’s Chief Executive Officer and his extensive history with Envoy’s business and products. We also believe that his service on the New Envoy Board will allow him to act as a conduit between the New Envoy Board and the members of management and other employees of New Envoy.

David R. Wells — Chief Financial Officer

Mr. Wells is expected to serve as Chief Financial Officer of New Envoy following the completion of the Business Combination. He possesses over 30 years of experience in finance, operations and administrative positions. While mainly focused on medical and technology companies, Mr. Wells has also worked in the water treatment, supply-chain management, manufacturing and professional services industries. In December 2022 Mr. Wells joined the Board of Directors of Heart Test Laboratories, Inc. (dba ‘HeartSciences’, NASDAQ: HSCS), which is developing a cardiac device which seeks to bridge today’s “diagnostic gap” in cardiac care by providing effective front-line solutions that assist in the detection of heart disease in at-risk patients.

From June 2021 to September 2022, Mr. Wells served as Chief Financial Officer of GHS Investments, LLC, a privately held “super value” fund focused on investing in small-to-mid cap companies. From June 2014 to June 2021 he served as the Chief Financial Officer of ENDRA Life Sciences (Nasdaq: NDRA), a publicly traded clinical diagnostics technology company. Mr. Wells directed ENDRA’s initial public offering and subsequently helped raise an additional $55 million across multiple transactions. Also, in June 2021 David founded Atlas Bookkeeping, LLC, a technology-based financial services firm that provides bookkeeping and reporting services for emerging growth and small cap public and privately held companies.

Mr. Wells holds an MBA from Pepperdine University and a BS in Finance and Entrepreneurship from Seattle Pacific University.

Non-Executive Directors

Charles (Chuck) Brynelsen

Mr. Brynelsen is expected to serve as the chairman of the New Envoy Board upon the Closing. Mr. Brynelsen has extensive experience in the medical device industry, including most recently serving as Senior Vice President and President of Abbott Vascular from 2017 to 2021. Since 2015 he has also been a Venture Partner of SpringRock Ventures, an investment firm that focuses on digital health, devices, services, oral health, SAAS, consumerization/ecommerce of healthcare, IT, wellness, HIPAA and other innovative companies improving general health. Mr. Brynelsen has also served on private companies boards of directors, including Alebra Technologies since 2010 and Neuspera Medical from 2022 to 2023. Mr. Brynelsen previously served as Senior Vice President and President of Medtronic Early Technologies from 2015 to 2016, as the Global President of Covidien Early Technologies from 2013 to 2015, and as the Chief Executive Officer of IntraPace from 2005 to 2012. Earlier in his career, Mr. Brynelsen held various commercial, corporate, international, and general management leadership roles across Medtronic from 1981 to 2005.

We believe Mr. Brynelsen is qualified to serve a member of the New Envoy Board due to his extensive experience in the management of a multinational public company in the medical device industry, including significant product development, clinical/regulatory, manufacturing, business development and strategic planning experience. He also provides valuable insights into operating in highly regulated global healthcare markets.

Whitney Haring-Smith

Dr. Whitney Haring-Smith is expected to serve as a member of the New Envoy Board upon the Closing. Dr. Haring-Smith has served as Anzu’s Chief Executive Officer and a member of the Anzu Board since December 2020 and as the Chairman of the Anzu Board since August 2022. He has served as a co-founding managing partner at Anzu Partners since March 2015, where he has led the IPO-crossover investment into Ai-Media, a global provider of technology-enabled live and recorded captioning, transcription and translation services and led the mezzanine financing for Pivotal Systems Corporation, a gas flow monitoring provider and control technology platform for the global semiconductor industry. Dr. Haring-Smith serves on the board of multiple private technology companies, including Adaptive Surface Technologies since August 2020, Voltaiq since July 2020, Sofregen Medical since August 2019 and Partium (fka Slyce Acquisition) since November 2016. He previously served on the board of MultiMechanics from January 2019 to November 2019, Axsun Technologies from November 2016 to January 2019 and Lightship Works from May 2015 to May 2020. In addition, he led the acquisition of Axsun Technologies, the Koninklijke Philips N.V. spin-off, returning approximately eight times investors’ invested capital, and MultiMechanics, which was acquired by Siemens in 2019. He was formerly a BCG consultant from January 2011 to March 2015 in San Francisco, Hong Kong, Nigeria and United Kingdom, where he led transformations for multi-billion-dollar business units of large publicly-traded companies. Dr. Haring-Smith received his bachelor’s degree and master’s degree from Yale University in Political Science and his doctorate from Oxford University as a Rhodes Scholar.

We believe Dr. Haring-Smith is qualified to serve on the New Envoy Board due to his extensive leadership experience, knowledge of the capital markets and substantive board experience in advising companies on transactional and corporate governance matters.

Glen A. Taylor

Mr. Taylor is expected to serve as a member of the New Envoy Board and Chairman Emeritus upon Closing. Mr. Taylor is the founder and chairman of Taylor Corporation, a global printing and communications company and one of the nation’s largest privately held companies. Among other investments, Mr. Taylor is owner of the Minnesota Star-Tribune, limited partner of Minnesota United FC and owner and chairman of Taylor Sports Group, Inc., the general partner of Minnesota Timberwolves Basketball Limited Partnership, which, in turn, owns the Timberwolves, Lynx, Iowa Wolves and T-Wolves Gaming. In addition, Mr. Taylor is a member (and former chair) of the Board of Governors of the National Basketball Association. Mr. Taylor served in the Minnesota State Senate from 1980 to 1990 and as Minority Leader from 1985 to 1988. Further, Mr. Taylor served as president of the YMCA, director of the Mankato Chamber of Commerce, director of the Greater Minnesota Corporation and the Minnesota Business Partnership, and served on the Minnesota State University Foundation Board of Directors. Additionally, Mr. Taylor attended Harvard Graduate School of

Business and earned his Bachelor of Science at Minnesota State University in Mankato. He has an honorary doctorate from Minnesota State University, received the Distinguished Alumni Award from Mankato State University, and is a Laureate of the Minnesota Business Hall of Fame.

We believe Mr. Taylor is qualified to serve on the New Envoy Board due to his extensive background and expertise in developing, operating and leading successful businesses across a variety of industries.

Mona Patel

Ms. Patel is expected to serve as an independent member of the New Envoy Board upon Closing. Ms. Patel has over 30 years of experience with medical devices in marketing, market development, clinical education and mergers and acquisitions. Currently, Ms. Patel works as a strategic advisor for med-tech start-ups, through which she helps companies raise funding, understand market opportunities, and develop go-to-market plans. Previously, she was the Vice President of Marketing and Clinical Education at Boston Scientific in their neuromodulation division, where she helped build the start-up into a market leader with ~$1B in sales. While at Boston Scientific, she introduced the first rechargeable spinal cord stimulator into the market, helped convert the market from non-rechargeable to rechargeable stimulators, and launched the first rechargeable deep brain stimulator for Parkinson’s disease. Prior to joining Boston Scientific, Ms. Patel worked in various positions at Guidant in marketing and business development, through which she acquired and licensed a portfolio of technologies that became the Guidant Cardiac and Vascular surgery division, including the acquisition of two med-tech start-ups. As a marketing leader, she drove the adoption of a new procedure, endoscopic vessel harvesting, to become the gold standard for cardiac surgery. She began her career as an engineer for Abbott Labs. Ms. Patel earned a BSE in Mechanical Engineering from the University of Michigan and an M.B.A. from the University of Pennsylvania, Wharton School of Business.

We believe Ms. Patel is qualified to serve on the New Envoy Board due to her extensive background in the medical devices field and expertise in marketing and business development.

Janis Smith-Gomez

Ms. Smith-Gomez is expected to serve as an independent member of the New Envoy Board upon Closing. Ms. Smith-Gomez has more than 30 years of experience in marketing and innovation, positioning global brands for growth and competitive advantage, contributing to her strong business acumen and stakeholder insights focus. From 2006 to 2022, Ms. Smith-Gomez held a variety of leadership positions at Johnson & Johnson across medical devices and consumer health, where she focused on building brands, launch excellence and innovative marketing strategies for revenue and market share growth. In her most recent role at Johnson & Johnson as the Vice President of Global Brand Experience, she led the brand identity efforts to evolve the $27B medical devices business into a leading patient-centered, customer-focused, digitally powered med-tech innovator. As the Vice President of U.S. Marketing for Ethicon LLC, a subsidiary of Johnson & Johnson, from 2014-2018, Ms. Smith-Gomez returned the business to growth and strengthened customer engagement. Prior to working at Johnson & Johnson, Ms. Smith-Gomez held the roles of Vice President of Marketing at Mars, Incorporated, Senior Director at Kraft Foods, and the Director of Marketing at PepsiCo, Inc. Ms. Smith-Gomez is currently a member of the board of trustees of several non-profit organizations, including the New York Academy of Medicine, Black Public Media, and the Vanderbilt University Parents and Family Association. She also previously served as a trustee for Kent Place School and Citymeals on Wheels. Ms. Smith-Gomez received her bachelor’s degree in Professional Option: Business and her M.B.A. from the University of Chicago.

We believe Ms. Smith-Gomez is qualified to serve on the New Envoy Board due to her extensive experience in the medical devices industry, her strategic planning expertise and her successful career as a senior executive, commercial leader and marketing strategist driving brand relevance and sustainable financial and operational performance.

Susan J. Kantor

Ms. Kantor is expected to serve as an independent member of the New Envoy Board upon Closing. Ms. Kantor has experience leading international finance, tax, treasury, risk, compliance and technology enablement for global services organizations. She was an Advisory Partner for PwC from 2011 to 2016, a Partner and CFO & Treasurer of PRTM Management Consultants from 1997 to 2011, and was previously a CFO/senior financial executive at corporate strategy and operations consulting firms Monitor Group and BCG, as well as Parexel International, a clinical research organization. She began her career in the audit practices at EY and PWC where she provided audit services for over 12 years to privately-held and publicly-held companies across the industrial, life sciences and retail and consumer sectors. During her time at PRTM, she completed several successful M&A transactions in the U.S. and abroad, including the sale PRTM’s global business to PwC in 2011. Ms. Kantor is currently on the boards and serves as Audit Committee chair of Anzu, Teknor Apex Company, a $1.2 billion dollar privately-held material science company, Guest Services Inc., a privately-held hospitality company, and the International Council on Clean Transportation (ICCT.) Ms. Kantor previously served as a board director and the Audit Committee for Lionbridge Technologies Inc. when it was a $550 million publicly-held company which was sold to private equity in 2016 while Ms. Kantor served on the board. She received her bachelor’s degree from Grove City College in Accounting and Business Administration and her CPA in MA.

We believe Ms. Kantor is qualified to serve on the New Envoy Board due to her extensive background and expertise in global financial and tax matters. Ms. Kantor qualifies as a “financial expert” and will serve on the New Envoy Board’s audit committee.

Other Key Employees

Phil Segel

Mr. Segel has joined Envoy Medical Corporation as the VP of Implant Technology and Training. With over 35 years in the field of cochlear implantation, he brings expertise in the areas of clinical and surgical support, trending of clinical practice, product training and clinical research. As the interface between R&D and the field for Envoy Medical, Mr. Segel will bring feedback from healthcare professionals working with auditory implantable devices, into the design and development workstream. Mr. Segel received his Bachelor’s Degree and Masters in Audiology from Case Western Reserve University.

Tom Hoegh

Mr. Hoegh has over 25 years of experience in the medical device industry, primarily in the development and on-market support of active implantable devices such as neuromodulation systems for spinal, sacral, deep brain, and hypoglossal nerve stimulation. Mr. Hoegh’s previous experiences consist of leading engineering teams at Nuvectra, ICU/Smiths Medical, Medtronic, and Apnex Medical. Mr. Hoegh received a dual Bachelor of Science degree in Mechanical Engineering and Chemistry from Valparaiso University and a Master of Science degree in Technology Management from the University of St. Thomas.

Family Relationships

There are no family relationships among any of the individuals who are expected to serve as the directors or executive officers of New Envoy following the Closing.

Composition of the New Envoy Board

New Envoy’s business and affairs will be managed under the direction of the New Envoy Board. New Envoy anticipates that the New Envoy Board will consist of seven members upon Closing of the Business Combination. Upon the Closing, Mr. Brynelsen will serve as Chairman of the New Envoy Board. The primary responsibilities of the New Envoy Board will be to provide oversight, strategic guidance, counseling and direction to New Envoy’s management. The New Envoy Board will meet on a regular basis and on an ad hoc basis as required.

In accordance with the terms of the Proposed Charter and Proposed Bylaws, each of which will become effective immediately prior to the completion of the Business Combination, the New Envoy Board will be divided into three classes with staggered three-year terms, as follows:

●	The Class I directors will be Dr. Whitney Haring-Smith and Mona Patel, and their term will expire at the annual meeting of stockholders to be held in 2024;
●	The Class II directors will be Janis Smith-Gomez and Charles Brynelsen, and their term will expire at the annual meeting of stockholders to be held in 2025; and
●	The Class III directors will be Glen A. Taylor, Brent Lucas and Susan J. Kantor, and their term will expire at the annual meeting of stockholders to be held in 2026.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors that shall constitute the New Envoy Board will be determined exclusively by the New Envoy Board. Any increase or decrease in the number of directors will be apportioned among the three classes so that, as nearly equal as practicable, each class will consist of one-third of the directors. No decrease in the number of directors constituting the New Envoy Board will shorten the term of any incumbent director. New Envoy’s directors may be removed, at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of voting stock of New Envoy then entitled to vote at an election of directors.

Subject to applicable law and the Proposed Charter and subject to the rights of the holders of any series of New Envoy Preferred Stock, any vacancy on the New Envoy Board shall be filled only by the New Envoy Board and not by the stockholders of New Envoy. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based on information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Ms. Kantor, Ms. Smith-Gomez, Ms. Patel, Dr. Haring-Smith and Mr. Brynelsen, representing a majority of New Envoy’s proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, the New Envoy Board considered the current and prior relationships that each non-employee director has with Envoy and all other facts and circumstances the New Envoy Board deemed relevant in determining their independence, including the beneficial ownership of Envoy Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions – Envoy.”

Role of Board in Risk Oversight

The New Envoy Board will have extensive involvement in the oversight of risk management related to New Envoy and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, environmental, social and governance matters, and ethical business practices. The New Envoy Board will discharge various aspects of its oversight responsibilities through its standing committees, which will in turn report to the New Envoy Board regularly regarding their activities. The audit committee will represent the New Envoy Board by periodically reviewing New Envoy’s accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Envoy’s business and summarize for the New Envoy Board all areas of risk and the appropriate mitigating factors. The nominating and corporate governance committee will provide oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The compensation committee will review New Envoys incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. In addition, the New Envoy Board will receive periodic detailed operating performance reviews from management.

Committees of the New Envoy Board

Upon consummation of the Business Combination, the New Envoy Board will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The New Envoy Board will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. New Envoy intends to comply with future requirements to the extent applicable. Following consummation of the Business Combination, copies of its charters for each committee will be available on the investor relations portion of New Envoy’s website. The New Envoy Board may from time to time establish other committees.

Audit Committee

Upon completion of the Business Combination, the members of our audit committee will be Susan J. Kantor, Janis Smith-Gomez and Mona Patel, with Ms. Kantor serving as chairperson. The New Envoy Board is expected to determine that each member of our audit committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of New Envoy’s audit committee is financially literate. In addition, following the Business Combination, the New Envoy Board will determine which member of its audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. This designation does not impose on either any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and the New Envoy Board. In arriving at this determination, the New Envoy Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment. The New Envoy audit committee will be directly responsible for, among other things:

●	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
●	ensuring the independence of the independent registered public accounting firm;
●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
●	establishing procedures for employees to anonymously submit concerns about questionable accounting or other matters;
●	considering the adequacy of our internal controls and internal audit function;
●	reviewing related party transactions or those that require disclosure; and
●	approving or, as permitted, pre-approving all audit and non-audit related services to be performed by our independent registered public accounting firm.

Compensation Committee

Upon completion of the Business Combination, the members of New Envoy’s compensation committee will be Dr. Whitney Haring-Smith, Mona Patel and Charles Brynelsen, with Dr. Haring-Smith serving as chairperson. Each member of this committee will be a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and the New Envoy Board is expected to determine that each member of the committee meets the requirements for independence under the current Nasdaq listing standards. The New Envoy compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending that the New Envoy Board approve, the compensation of our executive officers;
●	reviewing and recommending to the New Envoy Board the compensation of our directors;
●	administering our stock and equity incentive plans;
●	reviewing and approving, or making recommendations to the New Envoy Board with respect to, incentive compensation and equity plans; and
●	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Upon completion of the Business Combination, the members of New Envoy’s nominating and governance committee will be Janis Smith-Gomez, Susan J. Kantor and Charles Brynelsen, with Ms. Smith-Gomez serving as the chairperson. The New Envoy Board is expected to determine that each member of the committee meets the requirements for independence under the current Nasdaq listing standards. The New Envoy nominating and governance committee is responsible for, among other things:

●	identifying and recommending candidates for membership on the New Envoy Board;
●	reviewing and recommending our corporate governance guidelines and policies;

●	reviewing proposed waivers of the code of conduct for directors and executive officers;
●	overseeing the process of evaluating the performance of the New Envoy Board; and
●	assisting the New Envoy Board on corporate governance matters.

Director Compensation

Envoy currently has no formal arrangements under which non-employee directors receive compensation for their service on the Envoy Board or its committees. Envoy’s practice has been to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors. For the year ended December 31, 2022 and December 31, 2021, none of Envoy non-employee directors received any compensation from Envoy.

Following the closing of the Business Combination, New Envoy intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Envoy to attract, retain and incentivize and reward directors who contribute to the long-term success of New Envoy.

Code of Ethics

New Envoy will adopt a code of ethics that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon completion of the Business Combination, the full text of New Envoy’s code of ethics will be posted on the investor relations section of its website. New Envoy intends to disclose future amendments to its code of business conduct and ethics, or any waivers of such code, on its website.

Limitation of Liability and Indemnification of Directors and Officers

The Proposed Governing Documents will limit a director’s and officer’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except for liability:

●	for any transaction from which the director or officer derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for a director under Section 174 of the DGCL;
●	for any breach of a duty of loyalty to the corporation or its stockholders; or
●	for an officer in any action by or in the right of the corporation.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws will provide that New Envoy will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person will also be entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Envoy will enter into separate indemnification agreements with each of its directors and officers. These agreements, among other things, will require New Envoy to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

New Envoy plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers will be insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stockholder and Interested Party Communications

Stockholders and interested parties may communicate with the Anzu Board, any committee chairperson or the non-management directors as a group by writing to the Anzu Board, or committee chairperson in care of Anzu Special Acquisition Corp I, 12610 Race Track Road, Suite 250, Tampa, FL 33626.

Following the Business Combination, such communications should be sent to New Envoy at 4875 White Bear Parkway, White Bear Lake, MN 55110. Each communication will be forwarded, depending on the subject matter, to the New Envoy Board, the appropriate committee chairperson or all non-management directors.

EXECUTIVE AND DIRECTOR COMPENSATION

Anzu

Anzu is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer of Anzu has received any cash compensation for services rendered to Anzu. Anzu paid and will continue to pay an affiliate of the Sponsor until the consummation of the Business Combination a total of $40,520.83 per month for office space, administrative and support services. Anzu’s directors and officers, the Sponsor and their respective affiliates were reimbursed for out-of-pocket expenses incurred in connection with activities on Anzu’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Anzu’s audit committee reviewed on a quarterly basis all payments that were made to its directors and officers, the Sponsor, or any of their respective affiliates. In February 2021, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Teresa A. Harris, Priya Cherian Huskins and Susan J. Kantor, Anzu’s independent directors at the time. In October 2022, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Daniel J. Hirsch and Diane L. Dewbrey, in connection with their appointment as directors. In addition, Ms. Huskins and Ms. Kantor each owns a less than 2% economic interest in the Sponsor.

Anzu is not a party to any agreements with its directors and officers that provide for benefits upon termination of employment. After the Business Combination, members of Anzu’s management team who remain with New Envoy may be paid consulting, management, or other fees from New Envoy. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.

Since its formation, Anzu has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Envoy

In achieving its goals, Envoy has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward talented and qualified management and other personnel who share its philosophy and desire to work towards achieving these goals.

Envoy believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its shareholders. As Envoy’s needs evolve, Envoy intends to continue to evaluate its philosophy and compensation programs as circumstances require.

This section provides an overview of Envoy’s executive compensation program prior to the completion of the Business Combination.

Envoy is considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, this section provides an overview of Envoy’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Historically, the compensation committee of the Envoy Board has determined the compensation for Envoy’s named executive officer. For the year ended December 31, 2022 and December 31, 2021, Envoy’s sole named executive officer was Brent Lucas, Envoy’s principal executive officer and principal financial officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of Envoy’s named executive officers for the year ended December 31, 2022 and December 31, 2021.

				Nonequity
			Option	Incentive	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
Brent Lucas	2022	$241,221	—	$24,075	—	$265,296
Chief Executive Officer and director	2021	$225,300	—	—	—	$225,300

Outstanding Equity Awards at 2022 Year End

The following table presents information regarding outstanding equity awards held by Envoy’s named executive officers as of December 31, 2022.

Option Awards(1)
Number of
		Securities		Number of
		Underlying		Securities
		Unexercised		Underlying
		Options		Unexercised	Option	Option
		Exercisable		Options	Exercise	Expiration
Name	Grant Date	Options (#)		Unexercisable (#)	Price ($)	Date
Brent Lucas	1/2/2014	62,500	(2)	0	$1.25	1/1/2024
(1)	All stock options were granted pursuant to the Envoy Medical Corporation 2013 Stock Incentive Plans. All outstanding options will be terminated by agreement of the holder immediately prior to the Effective Time.
(2)	Mr. Lucas has executed an option termination agreement pursuant to which this option will be terminated immediately prior to completion of the Business Combination.

Narrative Disclosure to Summary Compensation Table

Overview

The primary elements of compensation for Envoy’s named executive officer are base salary and annual performance bonuses. Envoy’s named executive officer also participate in employee benefit plans and programs that Envoy offers to its other employees, as described below. Envoy’s executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of Envoy’s shareholders.

Annual Base Salary

The base salary of Envoy’s named executive officer is set annually by the compensation committee of the Envoy Board.

Non-Equity Incentive Compensation

Envoy’s named executive officer may be awarded an annual bonus in the discretion of the compensation committee of the Envoy Board. For 2022, the annual bonus paid to Mr. Lucas was paid based on success in the development of the Acclaim.

Executive Officer Employment Agreements

Envoy is not party to an employment agreement with its named executive officer.

New Envoy Equity Incentive Plan

For more information about the New Envoy Incentive Plan, see the section entitled “Proposal No. 6 — The New Envoy Incentive Plan Proposal.”

New Envoy Employee Stock Purchase Plan

For more information about the ESPP, see the section entitled “Proposal No. 7 — The ESPP Proposal.”

Envoy 401(k) Plan

Envoy maintains a 401(k) retirement savings plan, for the benefit of its employees, including its named executive officer, who satisfy certain eligibility requirements. Envoy’s 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under Envoy’s 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. Envoy currently provides an employer contribution under the 401(k) plan that matches contributions up to 6% of an employee’s base salary.

The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions generally are not taxable when distributed from the 401(k) plan.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of Anzu Common Stock as of the Record Date, which is prior to the Closing, and (ii) the expected beneficial ownership of New Envoy Class A Common Stock and Series A Preferred Stock immediately following the Closing (assuming (x) solely for the purposes of this presentation, that the Closing took place on April 30, 2023, and (y) (A) the No Redemption Scenario and No Exchange Offer, (B) No Redemption Scenario and 50% Exchange Offer, (C) No Redemption Scenario and 100% Exchange Offer and (D) the Maximum Redemption Scenario), by:

●	each person who is, known to be the beneficial owner of more than 5% of the issued and outstanding shares of Anzu Common Stock prior to the Closing or is expected to be the beneficial owner of more than 5% of issued and outstanding shares of New Envoy Class A Common Stock immediately following the Closing;
●	each of Anzu’s current executive officers and directors prior to the Closing;
●	each person who will (or is expected to) become an executive officer or director of New Envoy immediately following the closing of Business Combination; and
●	all executive officers and directors of Anzu as a group prior to the Closing and all executive officers and directors of New Envoy as a group immediately following the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages of Anzu Common Stock prior to the Closing are based on 4,312,774 shares of Anzu Class A Common Stock and 10,625,000 shares of Anzu Class B Common Stock issued and outstanding as of the Record Date.

The beneficial ownership percentages of New Envoy Class A Common Stock immediately following the Closing are based on 20,928,000 shares of New Envoy Class A Common Stock in the No Redemption Scenario and No Exchange Offer, 18,772,000 shares of New Envoy Class A Common Stock in the No Redemption Scenario and 50% Exchange Offer, 16,615,000 shares of New Envoy Class A Common Stock in the No Redemption Scenario and 100% Exchange Offer and 21,001,000 shares of New Envoy Class A Common Stock in the Maximum Redemption Scenario and the beneficial ownership percentages of Series A Preferred Stock issued and outstanding immediately following the Closing are based on 4,500,000 shares of Series A Preferred Stock in the No Redemption Scenario and No Exchange Offer, 6,657,000 shares of Series A Preferred Stock in the No Redemption Scenario and 50% Exchange Offer, 8,813,000 shares of Series A Preferred Stock in the No Redemption Scenario and 100% Exchange Offer and 4,500,000 shares of Series A Preferred Stock in the Maximum Redemption Scenario, in each case issued and outstanding as of immediately following the Closing.

See “Unaudited Pro Forma Combined Financial Information” for information with respect to assumptions underlying New Envoy share calculations, ownership percentages and the redemption scenarios.

	Prior to Business Combination
	Anzu Class A		Anzu Class B
	Common Stock		Common Stock(2)		% of Total
	Number of		Number of		Anzu Common
Name and Address of Beneficial Owners	Shares	% of Class	Shares	% of Class	Stock
Directors and officers prior to the Business Combination:(1)
Dr. Whitney Haring-Smith	—	—	—	—	—
Daniel J. Hirsch	—	—	25,000	*	*
Diane L. Dewbrey	—	—	25,000	*	*
Priya Cherian Huskins	—	—	25,000	*	*
Susan J. Kantor	—	—	25,000	*	*
All directors and officers prior to the Business Combination (5 persons)	—	—	100,000	*	*
Directors and officers after the Business Combination:(4)
Brent Lucas(5)	—	—	—	—	—
David R. Wells	—	—	—	—	—
Glen A. Taylor(6)	—	—	—	—	—
Charles Brynelsen	—	—	—	—	—
Dr. Whitney Haring-Smith	—	—	—	—	—
Mona Patel	—	—	—	—	—
Janis Smith-Gonzalez	—	—	—	—	—
Susan J. Kantor	—	—	25,000	—	—
All directors and officers after the Business Combination as a group (7 persons)	—	—	—	—	—
Five percent holders:
Anzu SPAC GP I LLC(7)	—	—	10,500,000%			%
Entities affiliated with Meteora Capital(8)	—	—	—	—	—

	After Business Combination				After Business Combination				After Business Combination
	(No Redemption Scenario				(No Redemption Scenario				(No Redemption Scenario				After Business Combination
	and No Exchange Offer)				and 50% Exchange Offer)				and 100% Exchange Offer)				(Maximum Redemption Scenario)
	New Envoy Class A		Series A		New Envoy Class A		Series A		New Envoy Class A		Series A		New Envoy Class A		Series A
	Common Stock		Preferred Stock(3)		Common Stock		Preferred Stock(3)		Common Stock		Preferred Stock(3)		Common Stock		Preferred Stock(3)
Name and Address of Beneficial Owners	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Directors and officers prior to the Business Combination:(1)
Dr. Whitney Haring-Smith	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Daniel J. Hirsch	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—
Diane L. Dewbrey	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—
Priya Cherian Huskins	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—
Susan J. Kantor	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—
All directors and officers prior to the Business Combination (5 persons)	100,000	*	—	—	100,000	*	—	—	100,000	*	—	—	100,000	*	—	—
Directors and officers after the Business Combination:(4)
Brent Lucas(5)	118,800	*	—	—	118,800	*	—	—	118,800	*	—	—	118,800	*	—	—
David R. Wells	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Glen A. Taylor(6)	8,003,465%		1,000,000%		8,003,465%		1,000,000%		8,003,465%		1,000,000%		8,003,465%		1,000,000%
Charles Brynelsen	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dr. Whitney Haring-Smith	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Mona Patel	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Janis Smith-Gomez	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Susan J. Kantor	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—	25,000	*	—	—
All directors and officers after the Business Combination as a group (7 persons)	8,147,265%		1,000,000%		8,147,265%		1,000,000%		8,147,265%		1,000,000%		8,147,265%		1,000,000%
Five percent holders:
Anzu SPAC GP I LLC(7)	2,000,000%		3,500,000%		2,000,000%		3,500,000%		2,000,000%		3,500,000%		2,000,000%		3,500,000%
Entities affiliated with Meteora Capital(8)	100,000	*	—	—	100,000	*	—	—	100,000	*	—	—	4,486,000%		—	—
(1)	Unless otherwise noted, the business address of each of the directors and executive officers of Anzu is c/o Anzu Special Acquisition Corp I, 12610 Race Track Road, Suite 250 Tampa, FL 33626.
(2)

Shares of Anzu Class B Common Stock will automatically convert into shares of New Envoy Class A Common Stock on a one-for-one basis, subject to adjustment and the forfeiture provisions of the Sponsor Support Agreement described herein.

(3)

Shares of Series A Preferred Stock will be convertible into shares of New Envoy Class A Common Stock, subject to the conversion procedures and based on the Conversion Price described in the Certificate of Designation. For additional information regarding the terms of the Series A Preferred Stock, see “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock.”

(4)	Unless otherwise noted, the business address of each of the directors and executive officers of New Envoy is c/o Envoy Medical Corporation, 4875 White Bear Pkwy, White Bear Lake, MN 55110.
(5)

Includes 5,685 shares of New Envoy Class A Common Stock held directly by Mr. Lucas, 1,905 shares of New Envoy Class A Common Stock held by Mr. Lucas’s spouse, 108,751 shares of New Envoy Class A Common Stock held by the Brent T. Lucas Irrevocable Trust of which Mr. Lucas is a beneficiary, and 2,459 shares of New Envoy Class A Common Stock held by the Brent T. Lucas Family Education Trust of which Mr. Lucas’ children are beneficiaries and Mr. Lucas is a trustee.

(6)

Includes 1,616,701 shares of New Envoy Class A Common Stock held by Mr. Taylor directly, 1,223,000 shares of New Envoy Class A Common Stock issuable to Mr. Taylor upon conversion of Envoy Preferred Stock (which conversion will occur immediately before the Closing of the Business Combination), 4,636,345 shares of New Envoy Class A Common Stock issuable to GAT, upon conversion of the principal and interest of the GAT Convertible Note (which conversion will occur immediately before the closing of the Business Combination), 527,419 shares of New Envoy Class A Common Stock issuable upon the exercise of Envoy Warrants held by Mr. Taylor, 527,419 shares of New Envoy Class A Common Stock issuable upon the exercise of Envoy Warrants held by GAT, and 1,000,000 shares of Series A Preferred Stock issuable upon conversion of the Envoy Bridge Note.

(7)

Includes 10,500,000 shares of Anzu Class B Common Stock held by the Sponsor as of the date of this proxy statement/prospectus, 2,000,000 shares of New Envoy Class A Common Stock to be held by the Sponsor directly upon the Closing (1,000,000 of such shares remain unvested and subject to forfeiture and will vest upon the FDA approval of the Acclaim or upon a change of control of New Envoy), 2,500,000 shares of Series A Preferred Stock to be received by the Sponsor in a private exchange offer for 2,500,000 shares of Anzu Class B Common Stock, and 1,000,00 shares of Series A Preferred Stock to be issued in the PIPE Transaction. Whitney Haring-Smith, David Seldin and David Michael share voting and investment control over shares held by the Sponsor by virtue of their shared control of the Sponsor.

(8)

Includes an aggregate of 100,000 shares of New Envoy Class A Common Stock to be held by MSOF, MSTO and MCP pursuant to the Extension Support Agreements and a maximum of 4,386,000 shares of New Envoy Class A Common Stock to be held by MSOF, MSTO and MCP pursuant to the Forward Purchase Agreement in the Maximum Redemption Scenario. MSOF, MSTO and MCP may transfer any shares acquired from parties that exercised their redemption rights as needed to beneficially own no more than 9.9% of the total number of shares of New Envoy Class A Common Stock outstanding on a post-combination basis. Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to MSOF, MSTO and MCP. Voting and investment power over the shares held by MSOF, MSTO and MCP resides with its investment manager, Meteora Capital. Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares of Class A common stock held by such entities. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities. The business address of each of MSOF, MSTO, MCP, Meteora Capital and Mr. Mittal is 840 Park Drive East, Boca Raton, Florida 33444.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Anzu

Anzu Class B Common Stock

On December 30, 2020, the Sponsor purchased an aggregate of 7,187,500 shares of Anzu Class B Common Stock in exchange for a capital contribution of $25,000, or approximately $0.003 per share. On February 19, 2021, we effected a stock dividend of 2,875,000 shares of Anzu Class B Common Stock to the Sponsor, resulting in the Sponsor and initial directors and officers at that time holding an aggregate of 10,062,500 shares of Anzu Class B Common Stock. In February 2021, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Teresa A. Harris, Priya Cherian Huskins and Susan J. Kantor, certain of our independent directors at that time, resulting in the Sponsor holding 9,987,500 shares of Anzu Class B Common Stock. On March 1, 2021, we effected a stock dividend of 2,012,500 shares of Anzu Class B Common Stock to the Sponsor, resulting in the Sponsor and directors and officers at that time holding an aggregate of 12,075,000 shares of Anzu Class B Common Stock. The Anzu Class B Common Stock included an aggregate of up to 1,575,000 shares that were subject to forfeiture depending on the extent that the underwriters’ over-allotment option was exercised, so that the number of shares of Anzu Class B Common Stock would equal 20% of the issued and outstanding shares of Anzu Common Stock after the IPO. Prior to the initial investment in Anzu of $25,000 by the Sponsor, Anzu had no assets, tangible or intangible. The per share purchase price of the Anzu Class B Common Stock was determined by dividing the amount of cash contributed to Anzu by the aggregate number of shares of Anzu Class B Common Stock issued. On April 14, 2021, the Sponsor forfeited 1,450,000 shares of Anzu Class B Common Stock following the expiration of the unexercised portion of underwriters’ over-allotment option. As a result, the 10,625,000 shares of Anzu Class B Common Stock issued and outstanding as of the date hereof are not subject to forfeiture, except with respect to the shares of Anzu Class B Common Stock to be forfeited by the Sponsor pursuant to the Sponsor Support Agreement. On August 1, 2022, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Daniel J. Hirsch and Diane L. Dewbrey, certain of our independent directors, resulting in the Sponsor holding 10,500,000 shares of Anzu Class B Common Stock. As of        , 2023, the Sponsor, as well as Anzu’s current and former officers and directors, beneficially own and are entitled to vote an aggregate of 71.1% of the outstanding shares of Anzu Common Stock. In addition, Ms. Huskins and Ms. Kantor each owns a less than 2% economic interest in the Sponsor.

Private Warrants

Simultaneously with the consummation of the IPO, we completed the private sale of an aggregate of 12,400,000 private warrants to the Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds to us, before expenses, of approximately $12,400,000. On April 14, 2021, simultaneously with the partial exercise of the underwriters’ over-allotment option, we consummated the sale of an additional 100,000 private warrants, generating gross proceeds of $100,000. Each whole private warrant is exercisable for one whole share of Anzu Class A Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the purchase price of the private warrants was added to the proceeds from the initial public offering held in the Trust Account. If we do not complete a business combination by September 30, 2023 or such earlier date as determined by the Anzu Board, the proceeds from the sale of the private warrants held in the Trust Account will be used to fund the redemption of our Anzu Class A Common Stock (subject to the requirements of applicable law) and the private warrants will expire worthless. The private warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units.

Registration Rights

The current holders of Anzu Class B Common Stock, private warrants and warrants that may be issued upon conversion of Working Capital Loans, and any shares of Class A Common Stock issuable upon the exercise of the private warrants and warrants that may be issued upon conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement signed on March 1, 2021. Pursuant to the A&R Registration Rights Agreement to be entered into at the Closing of the Business Combination, and assuming 12,500,000 private warrants are forfeited by the Sponsor and $1,500,000 of Working Capital Loans are not converted into private warrants pursuant to the terms of the Sponsor Support Agreement, New Envoy will be obligated to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Envoy Class A Common Stock and other equity securities of New Envoy that are held by the parties thereto from time to time, consisting of up to        shares of New Envoy Class A Common Stock and          warrants. The number of shares of New Envoy Class A Common Stock includes (i)         shares of New Envoy Class A Common Stock to be issued in connection with the exchange of Envoy Common Stock (including shares issued upon the exercise or conversion of the Envoy Warrants, Envoy Convertible Notes or Envoy Preferred Stock), (ii) 2,125,000 shares of

New Envoy Class A Common Stock to be issued upon conversion of the Anzu Class B Common Stock in connection with the Business Combination and (iii) an aggregate of approximately 4,500,000 shares of New Envoy Class A Common Stock issuable upon the automatic conversion of the Series A Preferred Stock. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

On December 30, 2020, we issued an unsecured promissory note to the Sponsor, pursuant to which we could borrow up to an aggregate principal amount of $300,000. The note was non-interest bearing and was payable on the earlier of (i) March 31, 2022 or (ii) the completion of our initial public offering. This loan was repaid upon completion of our initial public offering out of the offering proceeds that were not held in the Trust Account. The facility is no longer available.

In addition, on March 29, 2022, we issued the 2022 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,500,000 to us as a working capital loan, of which $1,500,000 was outstanding as of the date of this this proxy statement/prospectus. On March 21, 2023, we issued the 2023 Working Capital Loan to the Sponsor, pursuant to which the Sponsor may provide up to $1,190,000 to us as a working capital loan, of which $734,300 was outstanding as of the date of this proxy statement/prospectus. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. We do not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts, including amounts under the Working Capital Loans, in the event the Business Combination or another business combination is not consummated. Pursuant to the terms of the Sponsor Support Agreement, subject to and upon the Closing, the Sponsor has agreed to forego its right to convert up to $1,500,000 of such loans that may be convertible into warrants at a price of $1.00 per warrant at the option of the Sponsor, which would be identical to the private warrants. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver of any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New Envoy with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post- combination business to determine executive officer and director compensation.

Administrative Services

Anzu pays an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of Anzu’s management team in a fixed amount of $40,521 per month for office space, administrative and support services. We will also pay consulting, success or finder fees to the Sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of our initial business combination. Upon completion of a business combination or Anzu’s liquidation, the agreement will terminate and Anzu will cease paying these monthly fees.

Diligence Services

We have agreed to pay or reimburse an affiliate of the Sponsor for certain fees and out-of-pocket expenses incurred in connection with activities on our behalf such as performing due diligence on suitable business combination opportunities. There were amounts of $873,290 and $958,429 accrued for such fees and expenses as of June 30, 2023 and December 31, 2022, respectively. The Company incurred $54,971 and $142,411 of such fees and expenses for the three months ended June 30, 2023 and 2022, respectively. The Company incurred $201,549 and $385,706 of such fees and expenses for the six months ended June 30, 2023 and 2022, respectively. On June 30, 2023, Anzu Partners LLC waived $286,688 of such accrued fees and expenses.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with Anzu and Envoy pursuant to which the Sponsor agreed, among other things, to vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby, to vote against any business combination proposal other than the Business Combination or other proposals that would impede or frustrate the Business Combination, to comply with the Business Combination Agreement’s prohibition on soliciting any alternative business combination transaction, in each case, subject to the terms and conditions of the Sponsor Support Agreement. In addition, the Sponsor has agreed (i) subject to and upon the Closing, to forfeit 10,010,000 shares of Anzu Class B Common Stock less the Retained Sponsor Shares, (ii) subject to and upon the Closing, to forfeit all 12,500,000 of the outstanding private warrants issued to the Sponsor and (iii) to exchange 2,500,000 of the Retained Sponsor Shares for shares of Series A Preferred Stock in a private exchange offer. The Sponsor has further agreed that any dividends arising from such Series A Preferred Stock held by the Sponsor shall accrue and not require timely payment at any time when New Envoy has less than $10,000,000 of net tangible assets. In addition, 50% of the Retained Sponsor Shares will be unvested and subject to forfeiture upon the Closing and will vest upon the FDA’s approval of the Acclaim.

In addition, Anzu and the Sponsor agreed that beginning on the effective date of the Business Combination Agreement until the earlier of (a) the first Effective Time, (b) such date and time as the Business Combination Agreement may be terminated in accordance with its terms, and (c) the liquidation of Anzu, the Sponsor will not (i) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Covered Shares (as defined in the Sponsor Support Agreement) or otherwise agree to do any of the foregoing (each a “Transfer”), (ii) deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Sponsor Support Agreement or (iii) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any of the Covered Shares; provided, that the Sponsor may Transfer or agree to Transfer any of the Covered Shares (A) to any of its direct or indirect partners, members or equityholders or any of their respective affiliates, and (B) to any of the Sponsor’s officers or directors, any affiliate or any family member of any of the Sponsor’s officers or directors, and to any employees of such affiliates, so long as such transferee signs a joinder to the Sponsor Support Agreement and agrees to be bound by its terms.

Subscription Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Anzu and the Sponsor entered into the Subscription Agreement. See “The Business Combination Agreement — Related Agreements — Subscription Agreement,” which disclosure is incorporated herein by reference.

Anzu’s Related Person Transactions Policy

The Anzu Board has adopted a written related person transaction approval policy (the “Related Party Transaction Policies and Procedures”) to further the goal of ensuring that any related person transaction is properly reviewed, approved by the audit committee, and fully disclosed in accordance with the rules and regulations of the SEC and Nasdaq. The Related Party Transaction Policies and Procedures apply to transactions or arrangements between Anzu and any related person, including directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups (the “Related Persons”). They do not, however, apply with respect to general conflicts between the interests of Anzu and its employees, officers and directors, including issues relating to engaging in a competing business and receiving certain benefits from Anzu, such as loans or guarantees of obligations, which are reported and handled in accordance with Anzu’s Code of Ethics and other procedures and guidelines implemented by Anzu from time to time. Under the policy, the Related Person is responsible for identifying and reporting to the audit committee any proposed related person transaction. In the event Anzu’s Chief Executive Officer determines that it is impractical or undesirable to wait until an audit committee meeting can be convened in order to review a transaction with Related Person, the Chairperson of the audit committee may act as an authorized subcommittee on behalf of the audit committee to review such transactions, so long as the Chairperson is a disinterested member with respect to such transaction. After considering all the facts and circumstances available to the audit committee, the audit committee will approve, ratify or reject the transaction, in its discretion. All approved transactions with Related Persons will be disclosed to the full Anzu Board.

Certain Relationships, Related Person Transactions, and Interests of the Merger — Envoy

The following is a description of certain related party transactions in effect upon the consummation of the Business Combination with any of our executive officers, directors or their affiliates and holders of more than 10% of any class of our voting securities in the aggregate, which we refer to as related parties, other than employment, compensation and indemnification arrangements which are described under “Management Following the Business Combination,” which are incorporated by reference herein.

In addition to the compensation arrangements, including employment and termination of employment, discussed in the sections entitled “Executive Officers and Directors After the Business Combination” and “Executive and Director Compensation,” the following is a description of each transaction since January 1, 2020, and each currently proposed transaction, in which:

●	Envoy has been or is to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of Envoy’s directors, executive officers, or beneficial holders of more than 5% of any class of Envoy Common Stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Convertible Debt Financing

On October 25, 2012, Envoy entered into a Credit Agreement with GAT, which is an entity owned by Glen A. Taylor who is member of the Envoy Board, a holder of more than 5% of the Envoy Common Stock, and the holder of all of the outstanding shares of Envoy Preferred Stock. Pursuant to the terms of the Credit Agreement, Envoy has issued a convertible promissory note (the “GAT Convertible Note”), to GAT with a maximum aggregate principal amount of $64 million. The GAT Convertible Note provides for an interest rate of 4.5% and payment of principal and interest upon the maturity date of December 31, 2025. No payments of principal or interest have been made on the GAT Convertible Note to date.

The Credit Agreement and the GAT Convertible Note have each been amended from time to time to increase the principal amount Envoy may borrow. Specifically, they were amended by the Third Amended and Restated Credit Agreement and Fourth Amended and Restated Convertible Promissory Note in July 2022 to increase the maximum principal amount to $64 million and by the Second Amended and Restated Credit Agreement and Third Amended and Restated Convertible Promissory Note in March 2021 to increase the maximum principal amount to $54 million. Envoy’s obligations under the GAT Convertible Note are secured by a blanket lien against Envoy’s assets.

The principal and accrued interest under the GAT Convertible Note may be converted at the right of the holder into shares of Envoy Common Stock at a conversion price of $1.00 per share, subject to adjustments as provided in the GAT Convertible Note. On April 18, 2023, in connection with the parties entering into the Business Combination Agreement, GAT agreed to amend the GAT Convertible Note to provide that, unless earlier repaid or converted pursuant to its terms, the outstanding principal amount of and all accrued and unpaid interest on the GAT Convertible Note (the “Conversion Amount”) shall, immediately prior to the consummation of the Merger, automatically convert into that number of shares of Envoy Common Stock equal to (x) the Conversion Amount divided by (y) $1.00. As of June 30, 2023, the principal and accrued interest on the GAT Convertible Note would convert into approximately 74.8 million shares of Envoy Common Stock immediately prior to the Closing of the Business Combination.

Envoy Bridge Financing

In connection with the transactions contemplated by the Business Combination Agreement and concurrently with the execution and delivery of the Business Combination Agreement, Envoy entered into the Envoy Bridge Note pursuant to which it will borrow $10,000,000 from GAT. Envoy has borrowed $7,000,000 under the Envoy Bridge Note and expects to borrow the remaining $3,000,000 prior to Closing of the Business Combination. The Envoy Bridge Note provides for an interest rate of 4.5% and repayment of principal and interest upon the maturity date of December 31, 2025. No payments of principal or interest have been made on the Envoy Bridge Note to date. On August 23, 2023, Envoy and GAT entered into the Envoy Bridge Note Amendment, pursuant to which Envoy may borrow up to the Additional Envoy Bridge Note Principal. The Envoy Bridge Note Amendment provides that Envoy will borrow the Additional Envoy Bridge Note Principal (i) if New Envoy will have less than $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement and (ii) in the amount that, after taking into account a pro rata increase in the gross proceeds from the Additional PIPE Shares, provides New Envoy with $5,000,000 in cash immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement; additionally, Envoy may borrow up to $2,000,000 in additional principal if the Closing does not occur by September 30, 2023, which amount would be deemed Additional Envoy Bridge Note Principal.

Contingent upon, and effective concurrently with, the PIPE Closing, Anzu, in exchange for the Envoy Bridge Note, will issue shares of Series A Preferred Stock to GAT equal to the outstanding principal of the Envoy Bridge Note, plus accrued and unpaid interest, divided by $10.00. GAT will have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggy-back rights, pursuant to the A&R Registration Rights Agreement (as described below) with respect to any shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

Junior Notes

Envoy is party to a junior convertible promissory note issued to Allen U. Lenzmeier Revocable Trust U/A dtd 11/29/2012 (the “Lenzmeier Trust”), of which Allen Lenzmeier, a member of the Envoy Board is a trustee and a beneficiary, in the principal amount of $500,000 (the “Junior Note”). The Junior Note provides for an interest rate of 4.5% per annum. Pursuant to an intercreditor agreement between the holder of the Junior Note and the holder of the GAT Convertible Note, payment of principal and interest on the Junior Note will be made following repayment of amounts due under the GAT Convertible Note. No payments of principal or interest have been made on the Junior Note to date.

The principal and accrued interest under the Junior Note may be converted at the right of the holder into shares of Envoy Common Stock at a conversion price of $1.00 per share, subject to adjustments as provided in the Junior Note. On April 18, 2023, in connection with the parties entering into the Business Combination Agreement, the Lenzmeier Trust agreed to amend the Junior Note to provide that, unless earlier repaid or converted pursuant to its terms, the outstanding principal amount of and all accrued and unpaid interest on the Junior Note shall, immediately prior to the consummation of the Merger, automatically convert into that number of shares of Envoy Common Stock equal to the aggregate amount of principal and accrued interest divided by $1.00.

Stock Purchase Warrants

On April 18, 2023, in connection with the parties entering into the Business Combination Agreement, Envoy entered into amendments with the holders of the stock purchase warrants listed below to provide that such amendments will either be net exercised or, if the warrant is out of the money, terminated immediately prior to the Closing of the Business Combination:

	No. of
Holder	Shares	Exercise Price
Allen Lenzmeier Revocable Trust dated November 29, 2012	50,000	$0.25 per share
Glen A. Taylor	4,600,000	$1.00 per share
GAT Funding, LLC	4,025,000	$1.00 per share

Northland Securities Advisory Services

Northland is serving as financial advisor to Anzu in connection with the Business Combination. Northland is not entitled to an upfront fee in connection with such advisory services and will receive a success fee of $1,500,000 upon the completion of the Business Combination. Randy Nitzsche, a member of the Envoy Board, is chief executive officer of Northland, and Glen A. Taylor, a member of the Envoy Board, holder of approximately 20% of the outstanding shares of Envoy Common Stock, indirect holder of the GAT Convertible Note and holder of all of the outstanding shares of Envoy Preferred Stock, had an approximately 49% ownership interest in Northland’s holding company parent until its acquisition by First National of Nebraska on May 1, 2023. Mr. Taylor retains no ongoing interest in Northland.

Envoy Support Agreement

In connection with the execution of the Business Combination Agreement, Anzu and certain stockholders of Envoy entered into the Shareholder Support Agreements. See “The Business Combination Agreement — Related Agreements — Envoy Support Agreement,” which disclosure is incorporated herein by reference.

Related Person Transactions Policy Following the Business Combination

Upon the Closing, it is anticipated that the New Envoy Board will adopt a written Related Person Transactions Policy that sets forth New Envoy’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New Envoy’s policy only, a “related person transaction” is a transaction, arrangement or relationship

(or any series of similar transactions, arrangements or relationships) in which New Envoy or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to New Envoy as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Envoy’s voting securities (including New Envoy Class A Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Envoy’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Envoy’s audit committee (or, where review by New Envoy’s audit committee would be inappropriate, to another independent body of the New Envoy Board) for review. To identify related person transactions in advance, New Envoy will rely on information supplied by New Envoy’s executive officers, directors and certain significant stockholders. In considering related person transactions, New Envoy’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to New Envoy;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties.

New Envoy’s audit committee will approve only those transactions that it determines are fair to New Envoy and in New Envoy’s best interests. All of the transactions described in this section were entered into prior to the adoption of such policy.

COMPARISON OF CORPORATE GOVERNANCE, STOCKHOLDER RIGHTS AND WARRANT HOLDER RIGHTS

General

Anzu is incorporated under the laws of the State of Delaware and the rights of Anzu’s stockholders are governed by the laws of the State of Delaware, including the DGCL and the Current Governing Documents. As a result of the Business Combination, Anzu’s stockholders will become New Envoy stockholders. New Envoy will continue to be incorporated under the laws of the State of Delaware and the rights of New Envoy stockholders will be governed by the laws of the State of Delaware, including the DGCL, and the Proposed Governing Documents. Thus, following the Business Combination, the rights of Anzu stockholders following the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Governing Documents and instead will be governed by the Proposed Governing Documents.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Anzu stockholders under the Current Governing Documents (left column) and the rights of New Envoy stockholders under the Proposed Governing Documents (right column). The summary set forth below is not intended to be complete and is qualified in its entirety by reference to the full text of the Current Governing Documents and the Proposed Governing Documents, as well as the relevant provisions of the laws of the state of Delaware, including the DGCL.

Anzu	New Envoy

Authorized Capital Stock

Anzu is currently authorized to issue 400,000,000 shares of Anzu Class A Common Stock, par value $0.0001 per share, and 40,000,000 shares of Anzu Class B Common Stock, par value $0.0001 per share. As of                    , 2023, the Record Date, there were                 shares of Anzu Class A Common Stock and                shares of Anzu Class B Common Stock outstanding.

New Envoy will be authorized to issue                     shares of Class A Common Stock, par value $0.0001 per share. We expect there will be approximately                     shares of New Envoy Class A Common Stock (assuming no shares of Anzu Class A Common Stock are redeemed or exchanged for shares of Series A Preferred Stock pursuant to the terms of the Exchange Offer and 2,500,000 shares of Series A Preferred Stock are issued to the Sponsor in a private exchange offer) outstanding following consummation of the Business Combination. (See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the amount of outstanding shares of New Envoy Class A Common Stock based on different assumptions about redemptions).

Anzu is currently authorized to issue 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of             , 2023, the Record Date, there were no shares of Anzu preferred stock outstanding.

New Envoy will be authorized to issue                      shares of preferred stock, par value $0.0001 per share. We expect there will be approximately 4.5 million shares of New Envoy preferred stock (assuming no shares of Anzu Class A Common Stock are redeemed or exchanged for shares of Series A Preferred Stock pursuant to the terms of the Exchange Offer, that 2,500,000 shares of Series A Preferred Stock are issued to the Sponsor in a private exchange offer, that the full amount of the Envoy Bridge Financing is issued and that no additional Subscription Agreements will be executed) outstanding following consummation of the Business Combination, all of which will be designated “Series A Preferred Stock” and governed by the terms of the Certificate of Designation. (See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the amount of outstanding shares of Series A Preferred Stock based on different assumptions about stockholder redemptions and participation in the Exchange Offer, issuances under the Envoy Bridge Note and issuances under the PIPE).

Rights of Preferred Stock

The Anzu Board may fix for any series of preferred stock such voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as may

The New Envoy Board will be authorized, subject to limitations prescribed by law, (i) to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of New Envoy preferred stock, including, without limitation, authority to fix by resolution or resolutions

Anzu	New Envoy

be stated in the resolutions of the Anzu Board providing for the issuance of such series and included in a certificate of designation.

the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing and (ii) to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof as shall be stated in the Proposed Charter and expressed in such resolutions, all to the fullest extent permitted by the DGCL and the Proposed Charter.

If the Business Combination Proposal and the Charter Proposal are approved, the Certificate of Designation that will be filed as promptly as practicable following the adoption of the Proposed Charter will establish the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of approximately 4.5 million shares of New Envoy preferred stock designated as “Series A Preferred Stock” (see “Description of New Envoy Securities — Preferred Stock — Series A Preferred Stock”).

Number and Qualification of Directors

The number of directors of Anzu, other than those who may be elected by the holders of one or more series of Anzu preferred stock voting separately by class or series, is fixed exclusively by the Anzu Board pursuant to a resolution adopted by a majority of the Anzu Board. Commencing at the first annual meeting of the Anzu stockholders, and at each annual meeting of the Anzu stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the Anzu stockholders after their election. An Anzu director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The New Envoy Board will consist of three classes of directors as nearly equal in size as is practicable, designated Class I, Class II and Class III, with staggered three-year terms. At the first annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of the Proposed Charter, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. Only one class of directors will be elected at each succeeding annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.

The number of directors that shall constitute the whole board of directors shall be fixed exclusively by one or more resolutions by a majority vote of the total authorized directorships.

Election of Directors

Subject to the rights of the holders of one or more series of Anzu preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Anzu preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Prior to the closing of an initial “Business Combination” (as defined therein), the holders of Anzu Class B Common Stock, voting together as a single class, shall have the exclusive right to elect any director, and the holders of Anzu Class A Common Stock shall have no right to vote on the election of any director.

Subject to the rights of any holders of any outstanding series of New Envoy preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Anzu	New Envoy

Removal of Directors

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock of Anzu entitled to vote generally in the election of directors, voting together as a single class.

Prior to the closing of an initial Business Combination, the holders of Anzu Class B Common Stock, voting together as a single class, shall have the exclusive right to remove any director, and the holders of Anzu Class A Common Stock shall have no right to vote on the removal of any director.

Whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Anzu preferred stock.

The entire New Envoy Board or any individual director may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of New Envoy entitled to vote at an election of directors.

Removal is subject to the rights of any holders of any outstanding series of New Envoy preferred stock.

Voting

The holders of shares of Anzu Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of Anzu Common Stock are entitled to vote.

For so long as any shares of Anzu Class B Common Stock remain outstanding, Anzu shall not, without the prior vote or written consent of the holders of a majority of the shares of Anzu Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Current Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Anzu Class B Common Stock.

Each holder of New Envoy Class A Common Stock shall have the exclusive right to vote on each matter properly submitted to a vote of stockholders on which such holder is entitled to vote and shall be entitled to one vote for each share of New Envoy Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

Except as otherwise required by law, holders of New Envoy Class A Common Stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Proposed Charter (including any certificate of designation filed with respect to any series of preferred stock).

Cumulative Voting

Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, the corporation’s certificate of incorporation does not authorize cumulative voting.	Same as Anzu.

Vacancies on the Board of Directors

Subject to the rights of the holders of one or more series of Anzu preferred stock, voting separately by class or series, to fill vacancies pursuant to the terms of one or more series of Anzu preferred stock, any vacancies on the corporation’s board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Subject to the rights of the holders of New Envoy preferred stock to elect directors under specified circumstances or except as otherwise provided by resolution of directors representing a majority of the total authorized number of directorships of New Envoy, newly created directorships resulting from any increase in the number of directors and any vacancies on the New Envoy Board resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director, and not by the stockholders. A person so elected by the New Envoy Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

Stockholder Action by Written Consent

Anzu	New Envoy

Subject to the rights of the holders of one or more series of Anzu preferred stock, any action required or permitted to be taken by the Anzu stockholders must be effected by a meeting of stockholders other than with respect to the Anzu Class B Common Stock with respect to which action may be taken by written consent.

Subject to the rights of holders of New Envoy preferred stock, any action required or permitted to be taken by stockholders of New Envoy must be effected at a duly called annual or special meeting of stockholders of New Envoy and may not be effected by any consent in writing by such stockholders.

Amendment to Certificate of Incorporation and Bylaws

The affirmative vote of the holders of at least a majority of the voting power of all then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Current Bylaws or the Current Charter provisions (other than (i) the requirement that any amendment to Article IV, Section 4.3(a)(iii) of the Current Charter (Voting) prior to the consummation of an initial Business Combination be approved by the affirmative vote of holders of at least ninety percent (90%) of the outstanding shares of Anzu Class B Common Stock and (ii) the requirement that any amendment to Article IX of the Current Charter (Business Combination Requirements; Existence) prior to the consummation of an initial Business Combination be approved by the affirmative vote of the holders of at least 65% of all then-outstanding shares of the common stock).

The affirmative vote of 66 2/3% of the total voting power of all the then-outstanding shares of stock, shall be required to adopt, amend or repeal any provision of the Proposed Charter inconsistent with Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article XI. The affirmative vote of a majority of the New Envoy Board or the holders of at least a majority of the voting power of all then-outstanding capital stock is required to amend the Proposed Bylaws; provided that the affirmative vote of 66.7% of the total voting power of all the then-outstanding shares of stock, shall be required to adopt, amend or repeal Article VIII of the Proposed Bylaws.

Quorum

Board of Directors. At all meetings of the Anzu Board, a majority of the members of the Anzu Board shall constitute a quorum for the transaction of business.	Same as Anzu.

Stockholders. At any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.

Same as Anzu.

Special Stockholder Meetings

Subject to the rights of the holders of any outstanding series of Anzu preferred stock, and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Anzu Board, chief executive officer, or the Anzu Board.

Subject to the requirements of applicable law and the rights of holders of New Envoy preferred stock, special meetings of the stockholders of New Envoy may be called for any purpose or purposes, at any time only by or at the direction of the chairperson of the New Envoy Board, the chief executive officer or the New Envoy Board, acting pursuant to a resolution adopted by a majority of the New Envoy Board.

Notice of Stockholder Meetings

Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 (Means of Giving Notice) of the Current Bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the corporation not less than 10 nor more than 60 days before the date of the meeting unless

Same as Anzu.

Anzu	New Envoy

otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Anzu Board upon public announcement given before the date previously scheduled for such meeting.

Annual and Special Meeting Proposals

No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Anzu Board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of the Anzu Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in the Current Bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the Current Bylaws. Notwithstanding anything in the Current Bylaws to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to the Current Bylaws will be considered for election at such meeting. In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary and such business must otherwise be a proper matter for stockholder action.

Subject to Section 2.7(a)(iii) of the Current Bylaws, a stockholder’s notice to the secretary with respect to such business, to be timely, must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the corporation.

The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice. Only such business shall be conducted at a special meeting of the corporation’s stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.

Nominations of persons for election to the Anzu Board may be made at any annual meeting of stockholders, or at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting by any stockholder of record entitled to vote at such meeting, pursuant to the requirements set forth in the Current Bylaws, including the requirement to provide notice (i) in the

No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the New Envoy Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the New Envoy Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in the Proposed Bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting, (y) who complies with the notice procedures set forth in the Proposed Bylaws and (z) complies with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder. Notwithstanding anything in the Proposed Bylaws to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to the Proposed Bylaws will be considered for election at such meeting. In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary and such business must otherwise be a proper matter for stockholder action.

Subject to Section 2.7(a)(iii) of the Proposed Bylaws, a stockholder’s notice to the secretary with respect to such business, to be timely, must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the corporation.

The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice. Only such business shall be conducted at a special meeting of the corporation’s stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.

Nominations of persons for election to the New Envoy Board may be made at any annual meeting of stockholders, or at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting by any stockholder of record entitled to vote at such meeting, pursuant to the requirements set forth in the

Anzu	New Envoy

case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the corporation.

Proposed Bylaws, including the requirement to provide notice (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the corporation.

Limitation of Liability of Directors and Officers

A director of Anzu shall not be personally liable to Anzu or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Indemnification of Directors, Officers, Employees and Agents

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under the Current Charter or otherwise. The rights to indemnification and advancement of expenses conferred by the Current Charter shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Subject to any provisions in the Proposed Bylaws related to indemnification of directors of New Envoy, New Envoy shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of New Envoy or is or was serving at the request of New Envoy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. New Envoy shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the New Envoy Board.

New Envoy shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of New Envoy who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of New Envoy or is or was serving at the request of New Envoy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Anzu	New Envoy

Except for proceedings to enforce rights to indemnification and advancement of expenses, the corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Anzu Board.

Dividends, Distributions and Stock Repurchases

The Anzu Board may from time to time declare, and Anzu may pay, dividends (payable in cash, property or shares of Anzu’s capital stock) on Anzu’s outstanding shares of capital stock, subject to applicable law and the Current Charter.

The New Envoy Board may from time to time declare, and New Envoy may pay, dividends (payable in cash, property or shares of New Envoy’s capital stock) on New Envoy’s outstanding shares of capital stock, subject to applicable law and the Proposed Charter.

The Series A Preferred Holders will be entitled to Regular Dividends at the rate of 12% per annum on the Original Issuance Price. The Series A Preferred Holders will be also entitled to fully participate in any dividends or other distributions declared or paid on the Anzu Class A Common Stock (“Participating Dividends” and, together with Regular Dividends, “Dividends”). Regular Dividends will be payable in cash quarterly in arrears. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of New Envoy, senior to the New Envoy Class A Common Stock.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of Anzu preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Anzu, after payment or provision for payment of the debts and other liabilities of Anzu, the holders of shares of Anzu Common Stock shall be entitled to receive all the remaining assets of Anzu available for distribution to its stockholders, ratably in proportion to the number of shares of Anzu Class A Common Stock (on an as converted basis with respect to the Anzu Class B Common Stock) held by them.

Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of New Envoy preferred stock, in the event of any liquidation, dissolution or winding up of New Envoy, whether voluntary or involuntary, the funds and assets of New Envoy that may be legally distributed to New Envoy’s stockholders shall be distributed among the holders of the then-outstanding shares of New Envoy Class A Common Stock pro rata in accordance with the number of shares of New Envoy Class A Common Stock held by each such holder. The Series A Preferred Stock will rank senior to New Envoy Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy.

Conversion

Shares of Anzu Class B Common Stock shall be convertible into shares of Anzu Class A Common Stock on a one-for-one basis (A) at any time and from time to time at the option of the holder thereof and (B) automatically upon the consummation of the Business Combination.

There will be no conversion rights relating to the Anzu Class A Common Stock. The Series A Preferred Stock is convertible into fully paid and non-assessable shares of Anzu Class A Common Stock based on the Conversion Price of $11.50 per share, subject to certain customary adjustments in the event of certain events affecting the price of the New Envoy Class A Common Stock, such as stock splits and combinations, or the distribution of options, rights or warrants, as described in the Certificate of Designation. New Envoy may mandatorily convert the Series A Preferred Stock to New Envoy Class A Common Stock based on the Conversion Price if, at any time commencing 90 days following the Closing, the closing price per share of New Envoy Class A Common Stock is greater than $15.00 for any 20 trading days within any period of 30 consecutive trading days.

Anti-Takeover Provisions and other Stockholder Protections

Anzu is not subject to Section 203 of the DGCL. However, the Current Charter contains certain provisions that generally limit Anzu’s ability to engage in a “business combination” (as defined therein) with any

New Envoy is subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in a “business combination” (as defined in the statute) with an “interested stockholder”

Anzu	New Envoy

“interested stockholder” (as defined therein) for a period of three (3) years following the time that such stockholder became an “interested stockholder,” subject to certain exceptions.	(as defined in the statute) for three (3) years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Choice of Forum

Unless Anzu consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Anzu, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Anzu to Anzu or Anzu’s stockholders, (iii) any action asserting a claim against Anzu, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Governing Documents, or (iv) any action asserting a claim against Anzu, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

This exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless New Envoy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New Envoy, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of New Envoy to New Envoy or New Envoy’s stockholders, (c) any action asserting a claim against New Envoy, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Charter (as either may be amended from time to time), and (d) any action asserting a claim against New Envoy, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

Unless New Envoy consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of New Envoy’s securities. This exclusive forum provision will not apply to any action brought to enforce a duty or liability created by the Exchange Act or any successor thereto.

DESCRIPTION OF NEW ENVOY SECURITIES

Your rights as New Envoy stockholders will be governed by Delaware law and the Proposed Governing Documents. The following summary of the material terms of the securities of New Envoy is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and the Proposed Governing Documents carefully and in their entirety because they describe your rights as a holder of shares of New Envoy securities.

Common Stock

Holders of New Envoy Class A Common Stock will be entitled to one vote for each share held as of the applicable record date on all matters properly submitted to a vote of stockholders, including the election or removal of directors. Unless specified in the Proposed Governing Documents, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a plurality of the votes cast at any meeting of the New Envoy stockholders at which there is a quorum by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be required to approve any such matter voted on by stockholders. The New Envoy Board will be divided into three (3) classes, each of which will generally serve for a term of three (3) years with only one (1) class of directors being elected each year. New Envoy stockholders will not have cumulative voting rights in the election of directors.

Preferred Stock

The Proposed Charter will authorize the issuance of up to              shares of preferred stock and the New Envoy Board by resolution or resolutions, to the maximum extent permitted by law, to fix by resolution or resolutions the designation, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Series A Preferred Stock

If the Business Combination Proposal and the Charter Proposal are approved, the Certificate of Designation that will be filed on the Closing date will establish the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Series A Preferred Stock, which are described in more detail below.

Ranking

The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of New Envoy, senior to the New Envoy Class A Common Stock.

Dividend Rights

Series A Preferred Holders will be entitled to Regular Dividends at the rate of 12% per annum on the Original Issuance Price. The Series A Preferred Holders will be also entitled to fully participate in any Participating Dividends. Regular Dividends will be payable in cash quarterly in arrears on each Regular Dividend Payment Date to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Regular Dividend Record Date, if, as and when authorized by the New Envoy Board, or any duly authorized committee thereof. If New Envoy fails to pay any Regular Dividend in full in cash on the applicable Regular Dividend Payment Date, then an additional dividend on the amount of the unpaid portion of such Regular Dividend shall automatically accrue at a rate equal to the Regular Dividend Rate, whether declared and whether assets are legally available for their payment. Solely with respect to the first four Regular Dividends after the Closing, the Company shall maintain the funds allocated for such Regular Dividends, to the extent that such funds are available immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement, in a separate account for the purpose of paying such Regular Dividends timely on the applicable Regular Dividend Payment Date.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy, each share of Series A Preferred Stock will be entitled to receive an amount equal to the greater of (i) the Original Issuance Price plus any accrued and unpaid Dividends on such share of Series A Preferred Stock up to, but excluding, the date of payment of such amounts and (ii) the amount a Series A Preferred Holder would have received had such Series A Preferred Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Envoy, converted such share of Series A Preferred Stock into New Envoy Class A Common Stock pursuant to the terms of the Certificate of Designation.

Holder Conversion Rights

The Series A Preferred Stock will not be listed; however, New Envoy will be required to maintain sufficient authorized shares of New Envoy Class A Common Stock to permit the shares of Series A Preferred Stock to be voluntarily (at the sole discretion of the holder) or mandatorily (subject to certain conditions) converted to shares of New Envoy Class A Common Stock, which New Envoy will list on the same exchange as where the shares of New Envoy Class A Common Stock issued in connection with the Closing are listed.

Each holder of Series A Preferred Stock will have the right, at any time and at such holder’s option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of New Envoy Class A Common Stock based on the Conversion Price of $11.50 per share, subject to certain customary adjustments in the event of certain events affecting the price of the New Envoy Class A Common Stock. Upon conversion, (1) each share of Series A Preferred Stock will convert into a number of shares of New Envoy Class A Common Stock equal to the quotient of (A) the Original Issuance Price divided by (B) the Conversion Price as of the conversion date, and (2) any accrued and unpaid dividends will be settled in cash.

New Envoy Conversion Rights

New Envoy may mandatorily convert the Series A Preferred Stock to New Envoy Class A Common Stock based on the Conversion Price if, at any time commencing 90 days following the Closing, the closing price per share of New Envoy Class A Common Stock is greater than $15.00 for any 20 trading days within any period of 30 consecutive trading days.

Voting Rights

The holders of Series A Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders, except the holders of Series A Preferred Stock will be entitled to certain consent rights on matters related to (i) the creation or authorization of the creation of any equity or debt securities of New Envoy that rank senior or equal to certain rights of the Series A Preferred Stock and (ii) the authorization of any adverse change to the powers, preferences, or special rights of the Series A Preferred Stock set forth in the Proposed Charter or Proposed Bylaws, and shall have voting rights as required by law.

Amount to be Outstanding

The shares of Series A Preferred Stock that will be outstanding as of immediately following the Business Combination will be the result of:

●	the issuance of shares of Series A Preferred Stock pursuant to the terms of the Exchange Offer (see “The Exchange Offer”);
●	the issuance of at least 1,000,000 and up to 1,500,000 shares of Series A Preferred Stock in the PIPE Transaction to be consummated as promptly as practicable following the Closing and the filing of the Certificate of Designation;
●	the issuance of 2,500,000 shares of Series A Preferred Stock to be received by the Sponsor in a private exchange offer for 2,500,000 shares of Anzu Class B Common Stock; and
●	the issuance of shares of Series A Preferred Stock upon conversion of at least $10,000,000 and up to $15,000,000 in principal, plus accrued interest, of the Envoy Bridge Note, contingent upon and effective concurrently with the PIPE Closing.

Certain Risks Associated with Preferred Stock

As further described above, pursuant to their terms, each share of Series A Preferred Stock could convert into shares of New Envoy Class A Common Stock (see the subsections entitled “Holder Conversion Rights” and “New Envoy Conversion Right” above). The conversion of the Series A Preferred Stock would result in dilution to the then existing holders of New Envoy Class A Common Stock (see the risks associated with the Series A Preferred Stock in the section entitled “Risk Factors,” including in particular “Risk Factors — Risks Related to the Business Combination — New Envoy Warrants and Shortfall Warrants will become exercisable for, and shares of Series A Preferred Stock will be convertible into, New Envoy Class A Common Stock, each of which would increase the number of shares eligible for future resale in the public market and result in dilution to New Envoy stockholders.”)

Warrants

New Envoy Warrants will consist of               public warrants. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed that all 12,500,000 of the private warrants will be forfeited upon and subject to the completion of the closing of the Business Combination.

The Public Warrants

Each whole warrant entitles the registered holder to purchase one share of New Envoy Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Envoy Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Envoy will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New Envoy Class A Common Stock issuable upon exercise of the warrants is then effective and a prospectus relating thereto is current, subject to New Envoy satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per share of New Envoy Class A common stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and New Envoy will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Envoy Class A common stock underlying such unit.

New Envoy has agreed that as soon as practicable, but in no event later than 15 business days, after the Closing of the Business Combination, New Envoy will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of New Envoy Class A Common Stock issuable upon exercise of the warrants, and New Envoy will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the initial business combination, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the initial business combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the company fails to have maintained an effective registration statement covering the issuance of New Envoy Class A Common Stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if shares of New Envoy Class A Common Stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Envoy may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Envoy so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of New Envoy Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Envoy Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares of New Envoy Class A Common Stock per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of New Envoy Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of New Envoy Class A Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, New Envoy may redeem the outstanding public warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the last reported sale price of the shares of New Envoy Class A Common Stock for any 20 trading days within any period of 30 consecutive trading days ending on the third trading day prior to the date on which New Envoy sends the notice of redemption to the warrant holders (which is referred to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”).

New Envoy will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Envoy Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Envoy Class A Common Stock is available throughout the 30 consecutive day redemption period. If and when the warrants become redeemable by us, New Envoy may exercise its redemption right even if New Envoy is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of New Envoy Class A Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, New Envoy may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the New Envoy Class A Common Stock (as defined below) except as otherwise described below;
●	if, and only if, the closing price of the New Envoy Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days ending three trading days before New Envoy sends the notice of redemption to the warrant holders; and
●	if the closing price of the New Envoy Class A Common Stock for any 20 trading days within any period of 30 consecutive trading days ending on the third trading day prior to the date on which New Envoy sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Envoy Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by New Envoy pursuant to this redemption feature, based on the “fair market value” of New Envoy Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of New Envoy Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Envoy will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Envoy Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Envoy Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Envoy Class A Common Stock. At such time as the warrants become exercisable for New Envoy Class A Common Stock, New Envoy will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Envoy Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of issued and outstanding shares of our New Envoy Class A Common Stock is increased by a capitalization or stock dividend payable in shares of New Envoy Class A Common Stock, or by a split-up of shares of New Envoy Class A Common Stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of New Envoy Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of New Envoy Class A Common Stock. A rights offering to holders of shares of New Envoy Class A Common Stock entitling holders to purchase shares of New Envoy Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of New Envoy Class A Common Stock equal to the product of (1) the number of shares of New Envoy Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Envoy Class A Common Stock) and (2) one minus the quotient of (x) the price per share of New Envoy Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of New Envoy Class A Common Stock, in determining the price payable for shares of New Envoy Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) ”historical fair market value” means the volume weighted average price of shares of New Envoy Class A Common Stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Envoy Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of shares of New Envoy Class A Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Envoy Class A Common Stock on account of such shares of New Envoy Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Envoy Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Anzu Class A Common Stock in respect of such event.

If the number of issued and outstanding shares of New Envoy Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Envoy Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Envoy Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of Anzu Class A Common Stock.

Whenever the number of shares of New Envoy Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Envoy Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Envoy Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of our New Envoy Class A Common Stock (other than those described above or that solely affects the par value of such shares of New Envoy Class A Common Stock), or in the case of a merger or consolidation of us with or into another corporation (other than a merger or consolidation in which New Envoy is the continuing corporation and that does not result in any reclassification or reorganization of the New Envoy issued and outstanding shares of New Envoy Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of shares of New Envoy Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of New Envoy Class A Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Envoy Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Envoy Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Envoy Class A Common Stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, LLC as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the Registration Statement (of which this prospectus is a part), for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private warrants or any provision of the warrant agreement with respect to the private warrants, at least 65% of the then-outstanding private warrants.

The warrant holders do not have the rights or privileges of holders of shares of New Envoy Class A Common Stock and any voting rights until they exercise their warrants and receive shares of New Envoy Class A Common Stock. After the issuance of shares of New Envoy Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, and may potentially increase costs for investors to bring such a claim, both of which may discourage lawsuits. For more information, see “Risk Factors — The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Pursuant to the terms of the Sponsor Support Agreement, Sponsor has agreed that all 12,500,000 of the private warrants will be forfeited upon and subject to the closing of the Business Combination.

Annual Stockholder Meetings

New Envoy will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the New Envoy Board. To the extent permitted under applicable law, New Envoy may conduct meetings by means of remote communication.

Anti-Takeover Effects of the Proposed Charter, Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter will contain, and the Proposed Bylaws and the DGCL contain, provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the New Envoy Board. These provisions are intended to avoid costly takeover battles, reduce New Envoy’s vulnerability to a hostile change of control and enhance the ability of the New Envoy Board to maximize stockholder value in connection with any unsolicited offer to acquire New Envoy. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New Envoy by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New Envoy Class A Common Stock held by stockholders.

●	Issuance of undesignated preferred stock: Under the Proposed Charter, the New Envoy Board will have the authority, without further action by the stockholders, to issue up to shares of undesignated preferred stock, of which shares will, in connection with the Closing, be designated as Series A Preferred Stock, with rights and preferences, including voting rights, designated in the Certificate of Designation. When shares of Series A Preferred Stock are converted or otherwise required by New Envoy, they will be promptly retired and not be reissued as shares of such series, but rather will become authorized but unissued shares of undesignated preferred stock. The existence of authorized but unissued shares of preferred stock would enable the New Envoy Board to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
●	Classified board: The Proposed Charter will provide for a classified New Envoy Board consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of the New Envoy Board.
●	Election and removal of directors and board vacancies: The Proposed Bylaws will provide that directors will be elected by a plurality vote. The Proposed Charter will provide that, subject to the rights of holders of preferred stock of New Envoy, unless otherwise provided by resolution of the New Envoy Board approved by at least a majority of the total authorized directorships, only the New Envoy Board may fill vacancies and newly created directorships on the New Envoy Board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of New Envoy entitled to vote in the election of directors. In addition, the number of directors constituting the New Envoy Board may be set only by resolution adopted by a majority vote of the total authorized directorships. These provisions prevent stockholders from increasing the size of the New Envoy Board and gaining control of the New Envoy Board by filling the resulting directorships with their own nominees.
●	Requirements for advance notification of stockholder nominations and proposals: The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders will be limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.
●	No written consent of stockholders: The Proposed Charter will provide that, subject to the rights of holders of preferred stock of New Envoy, all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of the Proposed Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

●	No stockholder ability to call special meetings: The Proposed Charter will provide that, subject to the rights of holders of preferred stock of New Envoy, only the chairperson of the New Envoy Board, the chief executive officer, the president or the New Envoy Board, acting pursuant to a resolution adopted by a majority of the total authorized directorships on the New Envoy Board, may be able to call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
●	Amendments to certificate of incorporation and bylaws: Any amendment to the Proposed Charter will be required to be approved by the New Envoy Board, acting pursuant to a resolution adopted by a majority of the total authorized directorships on the New Envoy Board, as well as, if required by law or the Proposed Charter, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article XI of the Proposed Charter must be approved by not less than the affirmative vote of 66 2/3% of the total voting power of all the then-outstanding shares of stock. The affirmative vote of a majority of the New Envoy Board or the holders of at least a majority of the voting power of all then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Proposed Bylaws, except that the amendment of Article VIII of the Proposed Bylaws must be approved by not less than the affirmative vote of 66.7% of the total voting power of all the then-outstanding shares of stock.

These provisions are designed to enhance the likelihood of continued stability in the composition of the New Envoy Board and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of our company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Delaware General Corporation Law Section 203

As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in a “business combination” (as defined in the statute) with an “interested stockholder” (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination or the transaction by which the applicable stockholder became an interested stockholder is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the voting power of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Envoy’s stockholders have appraisal rights in connection with certain mergers, consolidations or conversions of New Envoy. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger, consolidation or conversion will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Envoy’s stockholders may bring an action in New Envoy’s name to procure a judgment in New Envoy’s favor, also known as a derivative action, if certain conditions are met, provided that the stockholder bringing the action is a holder of New Envoy’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Proposed Governing Documents includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New Envoy and its stockholders, through stockholders’ derivative suits on New Envoy’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer in certain circumstances, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director and does not apply to officers if the officer has acted in bad faith, knowingly or intentionally violated the law or derived an improper benefit from his or her actions as a director or in the context of an action by or in the right of New Envoy.

The Proposed Charter will provide that New Envoy must indemnify New Envoy’s directors, and the Proposed Bylaws will provide that New Envoy must indemnify and advance expenses to New Envoy’s directors and officers, to the fullest extent authorized by the DGCL. New Envoy will also be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Envoy’s directors, officers, employees and agents for some liabilities. New Envoy believes that these indemnification and advancement provisions and the authority to carry insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Governing Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Envoy and its stockholders. In addition, your investment may be adversely affected to the extent New Envoy pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences to (i) holders of Envoy Common Stock who exchange shares of Envoy Common Stock for Anzu Class A Common Stock pursuant to the Merger, (ii) holders of Anzu Class A Common Stock and warrants who elect to have their common stock redeemed for cash, (iii) holders of Anzu Class A Common Stock who exchange their shares of Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer, and (iv) the ownership, disposition, and conversion of Series A Preferred Stock received pursuant to the Exchange Offer. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences.

This discussion addresses only holders of Envoy Common Stock, Anzu Class A Common Stock and/or warrants, as the case may be, who hold their Envoy Common Stock, Anzu Class A Common Stock and/or warrants and will hold their Series A Preferred Stock, if any, received in the Exchange Offer as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to such holders in light of their individual circumstances (including consequences arising under the alternative minimum tax, the Medicare tax on net investment income, and Section 451(b) of the Code) and does not address any U.S. federal non-income taxes (such as the estate or gift taxes), state, local, non-U.S. or other tax laws. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to holders that are subject to special rules, including (but not limited to):

●	financial institutions, insurance companies, mutual funds, real estate investment trusts, and regulated investment companies;
●	investors in pass-through entities (such as partnerships, S corporations and disregarded entities for U.S. federal income tax purposes);
●	tax-exempt organizations;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting;
●	persons that hold their Envoy Common Stock or Anzu Class A Common Stock (or will hold their Series A Preferred Stock, if any, received in the Exchange Offer) as part of a straddle, hedge, constructive sale or conversion transaction;
●	certain expatriates, former citizens of, or long-term residents of the United States, or persons that have a functional currency other than the U.S. dollar;
●	persons that own (or are treated as owning) 5% or more of New Envoy’s capital stock;
●	persons who hold or receive Envoy Common Stock, Anzu Class A Common Stock and/or warrants as compensation, through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments;
●	persons who hold shares of Envoy Common Stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
●	persons who acquired Envoy Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and
●	“controlled foreign corporations” or “passive foreign investment companies.”

This is discussion is based on the Code, applicable U.S. Treasury Regulations thereunder, published administrative rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to the income tax (including the impact of the Medicare contribution tax on net investment income) are not addressed. Except as otherwise discussed, this discussion also does not address the tax consequences of transactions occurring prior to, concurrently with or after the Merger (whether such transactions are undertaken in connection with the Merger), including, without limitation, the exercise of stock options or warrants in anticipation of the Merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Envoy Common Stock, Anzu Class A Common Stock and/or warrants or, following the Exchange Offer, Series A Preferred Stock, as the case may be, that is any of the following for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation, including an entity treated as a corporation for U.S. federal income tax purpose, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate if its income is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of Envoy Common Stock, Anzu Class A Common Stock and/or warrants or, following the Exchange Offer, Series A Preferred Stock, who is neither a U.S. holder nor an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Envoy Common Stock, Anzu Class A Common Stock and/or warrants or will, following the Exchange Offer, hold Series A Preferred Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership holding such stock and/or warrants, should consult their own tax advisor regarding the tax consequences of subjects discussed herein.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER, THE EXERCISE OF REDEMPTION RIGHTS, OR THE EXCHANGE OFFER. HOLDERS OF ENVOY COMMON STOCK, ANZU CLASS A COMMON STOCK AND/OR WARRANTS, AND/OR SERIES A PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, THE EXERCISE OF REDEMPTION RIGHTS, AND/OR THE EXCHANGE OFFER, AS APPLICABLE, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Considerations of the Business Combination to Holders of Envoy Common Stock

The discussion under this heading, “—Material U.S. Federal Income Tax Considerations of the Business Combination to Holders of Envoy Common Stock,” discusses the material U.S. federal income tax consequences applicable to U.S. holders of Envoy Common Stock as a result of the Business Combination.

Tax Consequences if the Merger Qualifies as a ‘Reorganization’ Within the Meaning of Section 368(a) of the Code

The Merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). However, the completion of the Business Combination is not conditioned on the Merger qualifying as reorganizations within the meaning of Section 368(a) of the Code. Neither Anzu nor Envoy has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Anzu and Envoy stock is urged to consult its tax advisor with respect to the particular tax consequence of the Merger to such holder. If the Merger fails to qualify for the Intended Tax Treatment, a holder holding Envoy Common Stock would generally be subject to tax as described below under the section entitled “—Tax Consequences if the Merger Fails to Qualify as a ‘Reorganization’ Within the Meaning of Section 368(a) of the Code.”

If the Merger qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences of the Business Combination to U.S. holders of Envoy stock generally will be as follows:

●	a U.S. holder of Envoy Common Stock will not recognize gain or loss in the exchange of Envoy stock for New Envoy Class A Common Stock pursuant to the Business Combination;
●	the aggregate tax basis of New Envoy Class A Common Stock received in the Business Combination will be the same as the aggregate tax basis of the Envoy stock exchanged for New Envoy Class A Common Stock; and
●	the holding period of New Envoy stock received in exchange for shares of Envoy stock will include the holding period of the Envoy stock exchanged for New Envoy Class A Common Stock.

If a U.S. holder of Envoy stock acquired different blocks of Envoy stock at different times or at different prices, such holder’s basis and holding period in such holder’s shares of New Envoy Class A Common Stock may be determined with reference to each block of Envoy stock. Any such holder should consult their tax advisor regarding the manner in which New Envoy Class A Common Stock received in exchange should be allocated among different blocks of Envoy stock, and with respect to identifying the bases or holding periods of the particular shares of New Envoy Class A Common Stock received in the Business Combination.

Tax Consequences if the Merger Fails to Qualify as a ‘Reorganization’ Within the Meaning of Section 368(a) of the Code

If the Merger does not qualify for the Intended Tax Treatment, then, for U.S. federal income tax purposes, a U.S. holder of Envoy stock generally would be treated as selling its Envoy stock in exchange for New Envoy Class A Common Stock in a taxable transaction.

In such event, a U.S. holder that receives New Envoy Class A Common Stock generally would recognize capital gain or loss, determined separately for each identifiable block of Envoy stock surrendered in the Business Combination, in an amount equal to the difference, if any, between (i) the fair market value of New Envoy Class A Common Stock which such U.S. holder received with respect to such block of Envoy stock and (ii) such U.S. holder’s adjusted tax basis in the block of Envoy stock surrendered. Such gain or loss generally would be long-term capital gain or loss provided the U.S. holder’s holding period in such block of Envoy stock exceeds one year at the time of the Business Combination. Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. U.S. holders that realize a loss should consult their tax advisors regarding any limitations on the deductibility of such losses.

If the Merger is treated as a taxable sale of Envoy stock, a U.S. holder’s initial tax basis in the New Envoy Class A Common Stock received in the Business Combination will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Business Combination. Holders should consult their tax advisors about the U.S. federal income tax consequences of the Business Combination in the event that the Merger does not qualify for the Intended Tax Treatment.

Tax Consequences of Exercising Redemption Rights with Respect to Anzu Class A Common Stock

U.S. Holders

In General

In the event that a U.S. holder’s shares of Anzu Class A Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. If the redemption qualifies as a sale of the Anzu Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Anzu Class A Common Stock” below. If the redemption does not qualify as a sale of the Anzu Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any Anzu stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Anzu stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Anzu’s outstanding voting shares outstanding both before and after the redemption. The redemption of Anzu Class A Common Stock generally will be treated as a sale of such Anzu Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Anzu stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Anzu stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Anzu stock that a U.S. holder directly or constructively acquires pursuant to the Merger generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Anzu’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Anzu Class A Common Stock must, among other requirements, be less than 80% of the percentage of Anzu’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Anzu Class A Common Stock and the shares of Anzu Class A Common Stock to be issued pursuant to the Merger). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Anzu Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Anzu. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Anzu will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Anzu Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Anzu Class A Common Stock

If the redemption qualifies as a sale of Anzu Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and such U.S. holder’s adjusted tax basis in its Anzu Class A Common Stock redeemed. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Anzu Class A Common Stock. A U.S. holder’s adjusted tax basis in its Anzu Class A Common Stock generally will equal the U.S. holder’s acquisition cost of such stock less any prior distributions paid to such U.S. holder with respect to such stock that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Anzu Class A Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Anzu Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Anzu Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Anzu Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Anzu Class A Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Anzu Class A Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of Anzu Class A Common Stock) Anzu pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Anzu Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Anzu pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Anzu Class A Common Stock described in this proxy statement/prospectus/information statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Anzu Class A Common Stock pursuant to the redemption provisions described herein generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Anzu Class A Common Stock, as described under “— U.S. Holders — Redemption of Anzu Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “— Non-U.S. Holders — Gain on Redemption Treated as a Sale of Anzu Class A Common Stock” and “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Anzu Class A Common Stock

Subject to the discussion regarding U.S. federal backup withholding and withholding under FATCA, a Non-U.S. holder will not be subject to U.S. federal income or withholding tax on any gain realized on a redemption treated as a sale of Anzu Class A Common Stock unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or
●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Anzu Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Anzu’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Anzu’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Anzu Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Anzu Class A Common Stock and will be treated as described under “— Non-U.S. Holders — Gain on Redemption Treated as a Sale of Anzu Class A Common Stock” above.

In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Tax Consequences of the Exchange of Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer

It is intended that the exchange of Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer will, for U.S. federal income tax purposes, qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036(a) of the Code. However, the closing of the Exchange Offer is not conditioned on such tax treatment and no assurances be given that the IRS would agree with such tax treatment or that a court would sustain such tax treatment if challenged.

U.S. Holders

Assuming the Exchange Offer qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036(a) of the Code for U.S. federal income tax purposes, if a U.S. holder of Anzu Class A Common Stock exchanges Anzu Class A Common Stock solely for Series A Preferred Stock pursuant to the Exchange Offer:

●	the holder generally will not recognize gain or loss upon the exchange of its Anzu Class A Common for Series A Preferred Stock,
●	the holder’s tax basis in the shares of Series A Preferred Stock received in the exchange generally will be the same as the holder’s tax basis in the Anzu Class A Common Stock surrendered in exchange therefor, and
●	the holding period of the shares of Series A Preferred Stock received by the holder will include such holder’s holding period in the Anzu Class A Common Stock surrendered in exchange therefor.

In the event the Exchange Offer fails to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036(a) of the Code, for U.S. federal income tax purpose, a U.S. holder who exchanges Anzu Class A Common Stock solely for Series A Preferred Stock pursuant to the Exchange Offer generally would recognize gain or loss, as applicable, equal to the difference between (1) the fair market value of the Series A Preferred Stock received in the exchange and (2) such holder’s adjusted tax basis in the Anzu Class A Common Stock surrendered in the exchange. Such gain or loss generally would be long-term capital gain or loss provided the U.S. holder’s holding period in such Anzu Class A Common Stock exceeds one year at the time of the Exchange Offer. Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. U.S. holders that realize a loss should consult their tax advisors regarding any limitations on the deductibility of such losses.

The discussion above does not specifically address the U.S. federal income tax consequences of the Exchange Offer to U.S. holders of Anzu Class A Common Stock who hold different blocks of Anzu Class A Common Stock (generally, shares of Anzu Class A Common Stock purchased or acquired on different dates or at different prices). U.S. holders who hold different blocks of Anzu Class A Common Stock are urged to consult their tax advisors to determine how the above rules apply to them in light of their particular circumstances.

Non-U.S. Holders

The characterization and material consequences for U.S. federal income tax purposes of the exchange Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer for Non-U.S. holders generally will correspond to the U.S. federal income tax characterization and material consequences of such an exchange for U.S. holders, as described under “— Tax Consequences of the Exchange of Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer — U.S. Holders” above.

In the event the Exchange Offer fails to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036(a) of the Code, subject to the discussion regarding U.S. federal backup withholding and withholding under FATCA, a Non-U.S. holder will not be subject to U.S. federal income or withholding tax on any gain realized on the exchange of Anzu Class A Common Stock for Series A Preferred Stock unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or
●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Any such gain recognized in the Exchange Offer would be equal to the excess, if any, of (1) the fair market value of the Series A Preferred Stock received in the exchange, over (2) such holder’s adjusted tax basis in the Anzu Class A Common Stock surrendered in the exchange.

Tax Consequences of the Ownership and Disposition of the Series A Preferred Stock received pursuant to the Exchange Offer

Adjustments to Conversion Rate

The conversion rate of the Series A Preferred Stock is subject to adjustment under certain circumstances. The U.S. Treasury Regulations treat a holder of Series A Preferred Stock as having received a constructive distribution includible in such holder’s U.S. income if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the holder’s proportionate interest in our earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the holders of the Series A Preferred Stock will generally not be considered to result in a constructive dividend distribution. However, certain of the possible conversion rate adjustments provided in the Series A Preferred Stock (including, without limitation, an increase in the conversion rate to reflect a taxable dividend paid to holders of New Envoy Class A Common Stock) generally will give rise to a deemed taxable dividend to the holders of the Series A Preferred Stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, you may recognize taxable income even though you may not receive any cash or property.

The U.S. federal income tax treatment of any such constructive distribution is described under “— U.S. Holders — Distributions on Series A Preferred Stock” and “— Non-U.S. Holders — Distributions on Series A Preferred Stock,” below.

U.S. Holders

Distributions on Series A Preferred Stock

The gross amount of any distribution that is made out of New Envoy’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. holder.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Series A Preferred Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Series A Preferred Stock as described under “— U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Series A Preferred Stock” below.

Distributions treated as dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends New Envoy pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Conversion of Series A Preferred Stock

In general, the conversion of Series A Preferred stock into shares of New Envoy Class A Common Stock will not be a taxable transaction for U.S. federal income tax purposes. A U.S. holder’s adjusted tax basis in the shares of New Envoy Class A Common Stock received pursuant to the conversion generally will equal the basis of the shares of Series A Preferred Stock exchanged therefor, and the U.S. holder’s holding period for such shares will include the holding period of the Series A Preferred Stock exchanged therefor.

Sale, Exchange, Redemption or Other Taxable Disposition of Series A Preferred Stock

A U.S. holder will recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Series A Preferred Stock in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s adjusted tax basis in such Series A Preferred Stock. Any gain or loss recognized by a U.S. holder on a taxable disposition of Series A Preferred Stock will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Series A Preferred Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Series A Preferred Stock will be treated as U.S. source gain or loss.

The U.S. federal income tax treatment of a redemption of Series A Preferred Stock will correspond to the U.S. federal income tax treatment of a redemption of Anzu Class A Common Stock described in “ — Tax Consequences of Exercising Redemption Rights with Respect to Anzu Class A Common Stock — U.S. Holders” above.

Non-U.S. Holders

Distributions on Series A Preferred Stock

The gross amount of any distribution that is made out of New Envoy’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute dividends for U.S. federal income tax purposes. Distributions in excess of New Envoy’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Series A Preferred Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Series A Preferred Stock and will be treated as described under “— Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Series A Preferred Stock” below.

In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale, Exchange, Redemption or Other Taxable Disposition of Series A Preferred Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. holder on the taxable disposition of Series A Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. holder); or
●	the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A non-corporate Non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

The U.S. federal income tax treatment of a redemption of Series A Preferred Stock will correspond to the U.S. federal income tax treatment of a redemption of Anzu Class A Common Stock described in “ — Tax Consequences of Exercising Redemption Rights with Respect to Anzu Class A Common Stock — Non-U.S. Holders” above.

Conversion of Series A Preferred Stock

In general, the conversion of Series A Preferred stock into shares of New Envoy Class A Common Stock will not be a taxable transaction for U.S. federal income tax purposes, and the U.S. federal income tax treatment to Non-U.S. holders will generally correspond to the U.S. federal income tax treatment to U.S. holders described in “— U.S. Holders — Conversion of Series A Preferred Stock,” above.

Information Reporting and Backup Withholding

Information reporting and backup withholding at the applicable rate (currently 24%) may apply to certain payments of dividends and sales proceeds. Backup withholding will not apply, however, to a U.S. holder that furnishes a correct taxpayer identification number (generally, on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will not be subject to backup withholding provided that the relevant holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, or otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a taxpayer’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on (subject to the proposed U.S. Treasury Regulations discussed below) dividends in respect of, and gross proceeds from the sale or other disposition of securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, while withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of securities on or after January 1, 2019, recently proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW ENVOY’S SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Envoy Class A Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Envoy at the time of, or at any time during the three months preceding, a sale and (ii) New Envoy is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Envoy Class A Common Stock or warrants for at least six months but who are affiliates of New Envoy at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of New Envoy Class A Common Stock then outstanding; or
●	the average weekly reported trading volume of New Envoy Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Envoy under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Envoy.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the Closing, New Envoy will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at New Envoy’s next annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Proposed Bylaws.

In addition, the Proposed Bylaws will provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to New Envoy at our offices at 4875 White Bear Parkway, White Bear Lake, Minnesota 55110, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or 70 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by New Envoy. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The New Envoy Board or the chairman of the stockholder meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Anzu Board, any committee chairperson or the non-management directors as a group by writing to the Anzu Board or committee chairperson in care of Anzu Special Acquisition Corp I, 12610 Race Track Road, Suite 250, Tampa, Florida 33626. Following the Business Combination, such communications should be sent to New Envoy, Attn: Investor Relations,         , and electronic mail communications sent to        . Each communication will be forwarded, depending on the subject matter, to the Anzu Board, the appropriate committee chairperson or all non-management directors, except for personal grievances, items unrelated to the functions of the Anzu Board or its committees, business solicitations, advertisements, and materials that are profane.

LEGAL MATTERS

Morrison & Foerster LLP will pass upon the validity of the shares of Anzu Class A Common Stock to be issued in connection with the Business Combination and the shares of Series A Preferred Stock to be issued in connection with the Exchange Offer and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Anzu Special Acquisition Corp I as of December 31, 2022 and 2021 and for the years then ended appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered accounting firm, as stated in their report thereon (which includes explanatory paragraphs relating to the correction of certain misstatements related to the unaudited interim financial statements and Anzu Special Acquisition Corp.’s ability to continue as a going concern) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The audited financial statements of Envoy Medical Corporation included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Anzu and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Anzu will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that Anzu deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify Anzu of their requests by calling or writing Anzu at its principal executive offices at 12610 Race Track Road, Suite 250, Tampa, Florida 33626.

WHERE YOU CAN FIND MORE INFORMATION

Anzu has filed a Registration Statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that Registration Statement.

Anzu files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Anzu at the SEC web site containing reports, the Registration Statement and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact Anzu by telephone or in writing:

Anzu Special Acquisition Corp I

12610 Race Track Road, Suite 250

Tampa, FL 33626

(202) 742-5870

You may also obtain these documents by requesting them in writing or by telephone from Anzu’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street

5th Floor– South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

E-mail: Anzu.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five (5) business days before the date of the Special Meeting, or no later than                , 2023.

All information contained in this proxy statement/prospectus relating to Envoy has been supplied by Envoy, and all such information relating to Anzu has been supplied by Anzu. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

ANZU SPECIAL ACQUISITION CORP I

Unaudited Condensed Financial Statements

Anzu Special Acquisition Corp I

Condensed Balance Sheets

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS:
Current Assets:
Cash	$132,773	$107,773
Prepaid expenses	264,924	112,649
Total current assets	397,697	220,422
Investments held in Trust Account	44,645,404	430,047,193
Forward purchase agreement assets	—	353,731
Total Assets	$45,043,101	$430,621,346
Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$1,431,573	$1,177,546
Accrued expenses	5,123,818	3,945,680
Working capital loan - related party	2,690,000	1,500,000
Income taxes payable	102,061	686,530
Total current liabilities	9,347,452	7,309,756
Prepaid forward derivative	144,770	—
Deferred underwriting fee payable	10,412,500	10,412,500
Derivative warrant liabilities	1,333,334	1,066,667
Total liabilities	21,238,056	18,788,923
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 400,000,000 shares authorized; 4,312,774 and 42,500,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022 valued at $10.34 and $10.11 redemption value, respectively	44,595,404	429,747,193
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 0 issued and outstanding (excluding 4,312,774 and 42,500,000 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	—	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,625,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	1,063	1,063
Additional paid-in capital	—	—
Accumulated deficit	(20,791,422)	(17,915,833)
Total stockholders’ deficit	(20,790,359)	(17,914,770)
Total Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$45,043,101	$430,621,346

See accompanying notes to unaudited condensed financial statements.

Anzu Special Acquisition Corp I

Unaudited Condensed Statements of Operations

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Operating expenses:
Formation and operating costs	$98,596	$901,356	$2,591,177	$2,390,442
Loss from operations	(98,596)	(901,356)	(2,591,177)	(2,390,442)
Other income (expenses):
Interest earned on investments held in Trust Account	528,297	563,376	3,898,569	603,786
Change in fair value of Forward Purchase Agreements	(1,035,264)	70,348	(353,731)	(416,901)
Prepaid forward derivative	(144,770)	—	(144,770)	—
Change in fair value of warrant liabilities	(266,667)	3,466,666	(266,667)	17,863,972
Income (loss) before income tax expense	(1,017,000)	3,199,034	542,224	15,660,415
Income tax expense	(121,245)	(108,315)	(962,768)	(108,315)
Net income (loss)	$(1,138,245)	$3,090,719	$(420,544)	$15,552,100
Weighted average number of Class A redeemable common stock, basic and diluted	4,312,774	42,500,000	18,026,419	42,500,000
Basic and diluted net income (loss) per share of common stock, Class A	$(0.08)	$0.06	$(0.01)	$0.29
Weighted average shares outstanding of Class B common stock, basic	10,625,000	10,625,000	10,625,000	10,625,000
Basic and diluted net income (loss) per share of common stock, Class B	$(0.08)	$0.06	$(0.01)	$0.29

See accompanying notes to unaudited condensed financial statements.

Anzu Special Acquisition Corp I

Unaudited Condensed Statements of Changes in Stockholders’ Deficit

For the Three and Six Months Ended June 30, 2023

			Additional		Total
	Class B Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	10,625,000	$1,063	$—	$(17,915,833)	$(17,914,770)
Net income	—	—	—	717,701	717,701
Deemed dividend - increase in redemption value of Class A common stock subject to redemption	—	—	—	(2,025,746)	(2,025,746)
Balance as of March 31, 2023 (unaudited)	10,625,000	$1,063	$—	$(19,223,878)	$(19,222,815)
Net loss	—	—	—	(1,138,245)	(1,138,245)
Deemed dividend - increase in redemption value of Class A common stock subject to redemption	—	—	—	(429,299)	(429,299)
Balance as of June 30, 2023 (unaudited)	10,625,000	$1,063	$—	$(20,791,422)	$(20,790,359)

For the Three and Six Months Ended June 30, 2022

			Additional		Total
	Class B Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	10,625,000	$1,063	$—	$(36,714,587)	$(36,713,524)
Net income	—	—	—	12,461,381	12,461,381
Balance as of March 31, 2022 (unaudited)	10,625,000	1,063	—	(24,253,206)	(24,252,143)
Net income	—	—	—	3,090,719	3,090,719
Deemed dividend - increase in redemption value of Class A common stock subject to redemption	—	—	—	(290,817)	(290,817)
Balance as of June 30, 2022 (unaudited)	10,625,000	$1,063	$—	$(21,453,304)	$(21,452,241)

See accompanying notes to unaudited condensed financial statements.

Anzu Special Acquisition Corp I

Condensed Statements of Cash Flows

Unaudited

	For the Six	For the Six
	Months Ended	Months Ended
	June 30,	June 30,
	2023	2022

Cash flow from operating activities:
Net income (loss)	$(420,544)	$15,552,100
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of prepaid expense	509,158	175,791
Change in fair value of warrant liabilities	266,667	(17,863,972)
Change in fair value of Forward Purchase Agreements	498,501	416,901
Interest earned on investments held in Trust Account	(3,898,569)	(603,786)
Changes in operating assets and liabilities:
Prepaid expenses	(661,433)	73,791
Accounts payable	254,027	265,849
Accrued expenses	(584,468)	108,315
Income taxes payable	1,178,139	702,114
Net cash used in operating activities	(2,858,522)	(1,172,897)
Cash flows from investing activities:
Trust account withdrawal for redemption of Class A Shares	387,606,836	—
Trust account withdrawal for payment of taxes	1,693,522	—
Net cash provided by investing activities	389,300,358	—
Cash flows from financing activities:
Proceeds from working capital loan-related party	1,190,000	1,500,000
Redemption of Class A Shares	(387,606,836)	—
Net cash provided by (used in) financing activities	(386,416,836)	1,500,000
Net change in cash	25,000	327,103
Cash at beginning of the period	107,773	149,845
Cash at end of the period	$132,773	$476,948
Cash paid for taxes	$1,693,522	$—

See accompanying notes to unaudited condensed financial statements.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Note 1 - Organization and Business Operations

Organization and General

Anzu Special Acquisition Corp I (the “Company”) is a blank check company incorporated as a Delaware corporation on December 28, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

Since completing the Company’s initial public offering (the “IPO” or the “Initial Public Offering”), the Company has reviewed, and continues to review, a number of opportunities to enter into a Business Combination with an operating business, but the Company is not able to determine at this time whether it will complete a Business Combination with any of the target businesses that the Company has reviewed or with any other target business. The Company intends to effectuate a Business Combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants (as defined below), the Company’s capital stock, debt, or a combination of cash, stock and debt.

As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation and the IPO described below, and, subsequent to the IPO, identifying a target company for a Business Combination. The Company does not expect to generate any operating revenues until after the completion of a Business Combination. The Company generates non-operating income in the form of interest income on proceeds from the IPO held in the Trust Account (as defined below).

The Company’s sponsor is Anzu SPAC GP I LLC, a Delaware limited liability company (the “Sponsor”).

Financing

On March 4, 2021, the Company consummated the IPO of 42,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units, the “public shares”) and, on April 14, 2021, the Company issued an additional 500,000 Units in connection with the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share, and one-third of one warrant (the “Public Warrants”) of the Company, with each whole warrant entitling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The Units were sold at a price of $10.00 per unit, generating aggregate gross proceeds to the Company of $425,000,000 (see Note 3 and Note 7).

Simultaneously with the closing of the IPO, the Company completed the private sale (the “Private Placement”) of 12,400,000 warrants (the “Private Placement Warrants”) to the Sponsor and, on April 14, 2021, simultaneously with the closing of the underwriters’ over-allotment option, the Company issued an additional 100,000 Private Placement Warrants to the Sponsor. The Private Placement Warrants were sold at a price of $1.00 per Private Placement Warrant, generating aggregate gross proceeds of $12,500,000. Transaction costs of the IPO prior to the underwriters’ partial exercise of their over-allotment option amounted to $23,731,835, consisting of $8,400,000 of underwriting commissions, $14,700,000 of deferred underwriters’ commissions and $631,835 of other offering costs. Offering costs associated with the closing of the underwriters’ over-allotment option on April 14, 2021 amounted to $280,500, consisting of $100,000 of underwriting commissions, $175,000 of deferred underwriters’ commissions and $5,500 of other offering costs.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Trust Account

Following the closing of the IPO on March 4, 2021, $420,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a U.S. based trust account (the “Trust Account”). Following the closing of the underwriters’ over-allotment option on April 14, 2021, an additional $5,000,000 ($10.00 per Unit) from the net proceeds of the sale of the additional Units and Private Placement Warrants was placed in the Trust Account. The funds in the Trust Account are invested in a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account except for the withdrawal of interest to pay taxes, if any. The funds held in the Trust Account will not otherwise be released from the Trust Account until the earliest of (1) the Company’s completion of a Business Combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the public shares if the Company does not complete a Business Combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (3) the redemption of the Company’s public shares if the Company has not completed a Business Combination by September 30, 2023 or during any Extension Period (as defined below), subject to applicable law. Based on current interest rates, the Company expects that interest earned on the Trust Account will be sufficient to pay taxes.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds from the IPO, although substantially all of the net proceeds from the IPO are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the signing of a definitive agreement in connection with a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination, either (i) in connection with a stockholder meeting called to approve such Business Combination or (ii) by means of a tender offer. The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account, calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to the public stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. As a result, shares of common stock were recorded at their redemption amount and classified as temporary equity upon the completion of the IPO, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The decision as to whether the Company will seek stockholder approval of a Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, in its sole discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by law or stock exchange listing requirements. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the shares of common stock voted are voted in favor of a Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The Company has until September 30, 2023 or such earlier date as determined by the Company’s board of directors (or such longer period as provided in an amendment to the Company’s amended and restated certificate of incorporation approved by the Company’s stockholders (an “Extension Period”)) to complete its initial Business Combination. If the Company does not complete a Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if it fails to complete its initial Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period. The initial stockholders (the Sponsor and the three directors that hold Founder Shares (as defined in Note 5) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period. However, if the initial stockholders acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete its initial Business Combination within the allotted time frame.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per public share initially held in the Trust Account.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to have all third parties, including, but not limited to, all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claims of any kind in or to any monies held in the Trust Account.

On February 28, 2023, the Company reconvened its special meeting of stockholders, which was originally scheduled for February 9, 2023, adjourned until February 21, 2023 and further adjourned until February 28, 2023 (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a Business Combination from March 4, 2023 to September 30, 2023 or such earlier date as determined by the Company’s board of directors (the “Extension”). Following the approval of the Extension, the Company waived its right under the amended and restated certificate of incorporation to withdraw up to $100,000 of interest from the Trust Account to pay dissolution expenses in the event of the Company’s liquidation.

In connection with the Special Meeting, on March 7, 2023 stockholders holding 38,187,226 shares of the Company’s Class A common stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $387.6 million (approximately $10.15 per share of Class A common stock) was removed from the Trust Account to pay such holders and approximately $44.3 million remained in the Trust Account. Following the redemptions, the Company has 4,312,774 shares of Class A common stock outstanding.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

On March 21, 2023, the Company and the Sponsor amended the 2022 Promissory Note to extend the maturity date of the 2022 Working Capital Loan to the earlier of (i) December 31, 2023 or (ii) the consummation of a Business Combination.

On April 17, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Envoy Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Envoy Medical Corporation, a Minnesota Corporation (“Envoy”), a U.S.-based medical device company that has developed and is in early clinical testing of an implanted device that already received “Breakthrough Device Designation” from the Food and Drug Administration. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Proposed Business Combination.”

Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into Envoy, the separate corporate existence of Merger Sub will cease and Envoy will be the surviving corporation and wholly owned, privately-held subsidiary of the Company (the “Merger”). The Company will change its name to “Envoy Medical, Inc.”, which will continue as the surviving public corporation after the closing of the Proposed Business Combination (the “Closing”).

As a result of the Merger, among other things, (a) each share of Envoy common stock, par value $0.01 per share (the “Envoy common stock”), issued and outstanding (including Envoy common stock issued upon the exercise or conversion of Envoy warrants, Envoy convertible notes or Envoy preferred stock) shall be canceled and converted into the right to receive a number of shares of Class A common stock equal to the exchange ratio (as calculated pursuant to the Business Combination Agreement), amounting to aggregate closing Merger consideration of 15 million shares of Class A Common Stock (subject to adjustment as provided in the Business Combination Agreement); (b) each outstanding option to purchase shares of Envoy common stock will be cancelled in exchange for nominal consideration; (c) immediately prior to the effective time of the Merger, each outstanding Envoy warrant will automatically, depending on the applicable exercise price, be canceled or exercised on a net exercise basis and converted into shares of Envoy common stock in accordance with its terms; and (d) immediately prior to the effective time of the Merger, each outstanding Envoy convertible note will automatically be converted into shares of Envoy common stock in accordance with its terms.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On March 10, 2023, Silicon Valley Bank became insolvent. State regulators closed the bank, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as its receiver. The Company held deposits with this bank. As a result of the actions by the FDIC, the Company’s insured and uninsured deposits have been restored.

Going Concern

As of June 30, 2023 and December 31, 2022, the Company had $132,773 and $107,773 in its operating bank accounts, respectively, and working capital deficits of $8,949,755 and $7,089,334, respectively.

Prior to the completion of the Initial Business Combination, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover certain formation and offering costs in exchange for the issuance of the Founder Shares (as defined in Note 5), the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2023 and December 31, 2022, there were amounts of $2,690,000 and $1,500,000 outstanding under the Working Capital Loans, respectively.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The Company may need to raise additional funds through loans from its Sponsor and/or third parties in order to meet the expenditures required for operating its business. If the Company’s estimate of the costs of undertaking in-depth due diligence and negotiating the initial business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial business combination. The Sponsor is not under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If a Business Combination is not consummated by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period, there will be a mandatory liquidation and subsequent dissolution of the Company. Mandatory liquidation and liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s management plans to complete a Business Combination prior to the mandatory liquidation date and expects to receive financing to meet its obligations through the time of liquidation; however, no financing is currently committed. The unaudited condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2023 and the results of operations and cash flows for the periods presented. Operating results for the three and six months ended June 30, 2023 are not necessarily indicative of results that may be expected for the full year or any other period. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, as filed with the SEC on April 3, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is either not an emerging growth company or an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liabilities. Other significant accounting estimates include the forward purchase derivative and the convertible working capital loan. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2023 and December 31, 2022.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities and are recognized at fair value. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the FDIC coverage limit of $250,000. The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets. There was no Class A common stock issued or outstanding as of June 30, 2023 and December 31, 2022, classified as permanent equity.

The Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to temporary stockholders’ equity upon the completion of the IPO, except those associated with Public Warrants which were expensed. Accordingly, as of June 30, 2023 and December 31, 2022, offering costs in the aggregate of $24,012,335 (consisting of $8,500,000 of underwriting commissions, $14,875,000 of deferred underwriters’ commission and $637,335 other offering costs) have been incurred. In September 2022, the Company reversed $4,462,500 of deferred underwriting fees, as the underwriters resigned from their role in the Business Combination and thereby waived their entitlement to these commissions (see Note 6). Offering costs associated with the closing of the underwriters’ over-allotment option on April 14, 2021, amounted to $280,500, consisting mainly of $100,000 of underwriting commissions, $175,000 of deferred underwriters’ commissions and $5,500 of other offering costs.

The Company allocates the offering costs between its common stock and Public Warrants using relative fair value method, with the offering costs allocated to the Public Warrants expensed immediately. Accordingly, as of June 30, 2023 and December 31, 2022, offering costs in the aggregate of $782,812 have been charged to the Company’s unaudited condensed statements of operations (consisting of $762,300 of underwriting discounts and $20,512 of other offering costs). Offering costs associated with the Class A common stock have been charged to temporary equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature except for the derivative warrant liabilities and forward purchase agreement asset (see Note 9).

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company’s public warrant liability is based on quoted prices in active markets as of the measurement date and is classified as Level 1.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for its warrants issued in connection with its IPO as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statements of operations. The fair value of warrants issued by the Company in connection with the IPO and Private Placement has been estimated using binomial lattice model at the date of issuance. As of June 30, 2023 and December 31, 2022, the Company’s public warrants were measured based on quoted prices in active markets, and the private placement warrants are categorized as a Level 2 following the public price.

FASB ASC 470-20, “Debt with Conversion and Other Options”, addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance to allocate IPO proceeds from the Units between common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then common stock.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The Company accounts for its forward purchase agreements (collectively, the “Forward Purchase Agreements” or “FPAs”) issued as derivative FPA assets in accordance with ASC 815-40. Accordingly, the Company recognizes the FPA instruments as assets at fair value and adjusts the instruments to fair value at each reporting period. The assets are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited statements of operations. The fair value of the FPAs has been estimated using observable inputs at the date of issuance. As of December 31, 2022, the Company’s FPAs are categorized as a Level 3. The FPA expired on April 17, 2023 and replace by the instrument explained below.

The Company accounts for its prepaid forward derivative (“PFD”) issued as a liability in accordance with ASC 815-40. Accordingly, the Company recognizes the PFD instrument as liability at fair value and adjusts the instruments to fair value at each reporting period. The assets are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the PFD has been estimated using observable inputs at the date of issuance. As of June 30, 2023 PFD is categorized as a Level 3.

Net Income (loss) per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year, excluding shares of common stock shares subject to forfeiture.

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. The Company’s statements of operations include a presentation of income per share for shares of common stock subject to possible redemption in a manner similar to the two-class method of income per share. Consistent with ASC Topic 480-10-S99-3A, accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates its fair value. The calculation of diluted income (loss) per common stock does not consider the effect of the warrants issued since the exercise of the warrants are contingent upon the occurrence of future events. However, the diluted earnings per share calculation includes the shares subject to forfeiture from the first day of the interim period in which the contingency on such shares was resolved.

A reconciliation of net income (loss) per common stock is as follows:

	For the Three Months Ended		For the Three Months Ended		For the Six Months Ended		For the Six Months Ended
	June 30, 2023		June 30, 2022		June 30, 2023		June 30, 2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Allocation of net income (loss)	$(328,630)	$(809,615)	$18,026,419	$10,625,000	$(264,590)	$(155,953)	$12,441,680	$3,110,420
Weighted average shares outstanding	4,312,774	10,625,000	42,500,000	10,625,000	18,026,419	10,625,000	42,500,000	10,625,000
Basic and diluted net income (loss) per share	$(0.08)	$(0.08)	$0.06	$0.06	$(0.01)	$(0.01)	$0.29	$0.29

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. The tax provision for the six months ended June 30, 2023 and 2022 is $962,768 and $108,315, respectively. ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The Company’s effective tax rate was 177% and 0.01% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the six months ended June 30, 2023 and 2022, due to changes in fair value of warrants, FPA, and the valuation allowance on the deferred tax assets.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign stockholder corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to distribute to redeeming stockholders or to complete a Business Combination and could adversely affect the Company’s ability to complete a Business Combination.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Working Capital Loan – Related Party

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine whether the instrument should be classified as a liability under ASC 480 and second whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument or certain convertible preferred stock would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a stand-alone instrument, meets the definition of an “embedded derivative” as defined in ASC 815. Generally, characteristics that require derivative treatment include, among others, when the conversion feature is not indexed to the Company’s equity, as defined in ASC 815-40, or when it must be settled either in cash or by issuing stock that is readily convertible to cash. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the balance sheet at fair value, with any changes in its fair value recognized currently in the condensed statement of operations. The Working Capital Loan has a conversion feature that allows for converting the loan into warrants and is carried at fair value. The fair value of the balance outstanding on the convertible loan was $1,500,000 and $1,500,000 as of June 30, 2023 and December 31, 2022, respectively. During Q2 of 2023 the Company entered into a promissory note with the Sponsor which allowed up to $1,190,000 and accrues no interest. There was $1,190,000 outstanding on this loan as of June 30, 2023 and $0 outstanding as of December 31, 2022. In total the Company had $2,690,000 and $1,500,000 was outstanding on related party loans as of June 30, 2023 and December 31, 2022, respectively.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”). 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 - Initial Public Offering

On March 4, 2021, the Company consummated the IPO of 42,000,000 Units. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share, and one-third of one warrant of the Company, with each whole warrant entitling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The underwriters had a 45-day option to purchase up to an additional 6,300,000 Units to cover over-allotments. On April 14, 2021, the Company issued an additional 500,000 Units in connection with the underwriters’ partial exercise of their over-allotment option. In September 2022, the Company wrote off a liability of $4,462,500 of deferred underwriting fees, as the underwriters resigned from their role in any potential future Business Combination and thereby waived their entitlement to these fees (see Note 6).

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Note 4 - Private Placement

Simultaneously with the closing of the IPO on March 4, 2021, the Company completed the private sale of an aggregate of 12,400,000 Private Placement Warrants to the Sponsor and, on April 14, 2021, simultaneously with the closing of the underwriters’ over-allotment option, the Company issued an additional 100,000 Private Placement Warrants to the Sponsor. The Private Placement Warrants were sold at a price of $1.00 per Private Placement Warrant, generating aggregate gross proceeds of $12,500,000. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the IPO held in the Trust Account. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. If the Company does not complete a Business Combination by September 30, 2023, or during any Extension Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 5 - Related Party Transactions

Founder Shares

On December 30, 2020, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate purchase price of $25,000. On February 19, 2021, the Company effected a stock dividend of 2,875,000 Founder Shares to the Sponsor, resulting in the Company’s initial stockholders holding an aggregate of 10,062,500 Founder Shares. On March 1, 2021, the Company effected a stock dividend of 2,012,500 Founder Shares to the Sponsor, resulting in the Company’s initial stockholders holding an aggregate of 12,075,000 Founder Shares. The Founder Shares included an aggregate of up to 1,575,000 shares that were subject to forfeiture depending on the extent that the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding common stock after the IPO. On April 14, 2021, the Sponsor forfeited 1,450,000 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option. As a result, the 10,625,000 Founder Shares issued and outstanding as of June 30, 2023 and December 31, 2022 are not subject to forfeiture.

The Sponsor and the Company’s officers, directors, and former directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares or Class A common stock received upon conversion thereof until the earlier of (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination (x) if the last reported sale of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 30, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was payable on the earlier of (i) March 31, 2021 or (ii) the completion of the IPO. The Company had no borrowings under the Promissory Note at June 30, 2023 or December 31, 2022. The facility is no longer available.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Working Capital Loans — Related Party

On March 29, 2022, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Sponsor may provide up to $1,500,000 to the Company as a Working Capital Loan. The Working Capital Loan does not bear interest and is repayable in full upon on the earlier of (i) March 29, 2023 or (ii) the consummation of the Company’s initial Business Combination. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Working Capital Loan, in whole or in part, into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan but no proceeds held in the Trust Account would be used to repay the Working Capital Loan. The Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Working Capital Loan and all other sums payable with regard to the Working Capital Loan becoming immediately due and payable.

On March 21, 2023, the Company issued an additional unsecured promissory note (the “2023 Promissory Note”) to the Sponsor, pursuant to which the Sponsor may provide up to $1,190,000 to the Company as a working capital loan (the “2023 Working Capital Loan”). The 2023 Working Capital Loan does not bear interest and is repayable in full upon on the earlier of (i) December 31, 2023 or (ii) the consummation of a Business Combination. The 2023 Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2023 Working Capital Loan and all other sums payable with regard to the 2023 Working Capital Loan becoming immediately due and payable. As of April 3, 2023, $734,300 was outstanding under the 2023 Promissory Note. As of June 30, 2023 and December 31, 2022, there were amounts of $2,690,000 and $1,500,000 outstanding under the Working Capital Loan, respectively. The Working Capital Loan is recorded at fair value of $2,690,000 and $1,500,000 as of June 30, 2023 and December 31, 2022, respectively.

Administrative Service Fee

The Company has agreed, commencing on March 1, 2021, to pay an affiliate of the Company’s Sponsor a fixed amount of $40,521 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. The Company has incurred costs of $121,563 and $243,126 for the three and six months ended June 30, 2023, respectively. The Company has incurred costs of $121,563 and $243,126 for the three and six months ended June 30, 2022, respectively. As of June 30, 2023 and December 31, 2022, there were amounts of $244,175 and $0 accrued on the condensed balance sheets, respectively.

Diligence Services

The Company has agreed to pay or reimburse Anzu Partners LLC, an affiliate of the Sponsor for certain fees and out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as performing due diligence on suitable business combination opportunities. There were amounts of $873,290 and $958,429 accrued for such fees and expenses as of June 30, 2023 and December 31, 2022, respectively. The Company incurred $54,971 and $142,411 of such fees and expenses for the three months ended June 30, 2023 and 2022, respectively. The Company incurred $201,549 and $385,706 of such fees and expenses for the six months ended June 30, 2023 and 2022, respectively. On June 30, 2023, Anzu Partners LLC waived $286,688 of such accrued fees and expenses.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Note 6 - Commitments and Contingencies

Registration and Stockholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 6,300,000 Units to cover over-allotments, if any. On April 14, 2021, the Company issued an additional 500,000 Units in connection with the underwriters’ partial exercise of their over-allotment option.

On March 4, 2021 and April 14, 2021, the underwriters were paid a fixed underwriting discount of $8,400,000 and $100,000, respectively. In addition, the underwriters are entitled to a deferred discount of $0.35 per Unit, or $14,875,000 in the aggregate. The deferred discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In September 2022, the Company reversed a liability of $4,462,500 of deferred underwriting fees, as some underwriters resigned from their role in any potential future Business Combination and thereby waived their entitlement to these fees.

Forward Purchase Agreements

On December 6, 2021, the Company entered into Forward Purchase Agreements with certain institutional investors and anchored by Arena Capital Advisors, LLC and Fir Tree Partners (collectively, the “Forward Purchasers”), pursuant to which the Forward Purchasers have agreed, subject to certain conditions, to purchase the following:

●	up to an aggregate of $80,000,000 of unsecured convertible notes of the Company (“Convertible Notes”) immediately prior to the closing of the Company’s Business Combination. The terms of the Convertible Notes, including the terms on which the Convertible Notes will convert into shares of the Company’s Class A common stock, will be negotiated by the Company and the Forward Purchasers, each acting in its sole discretion, prior to the issuance of the Convertible Notes. The aggregate total of up to $80,000,000 from the issuance of the Convertible Notes would be received by the Company upon the closing of the Company’s Business Combination; and
●	up to an aggregate of 4,000,000 forward purchase securities of the Company (the “Forward Purchase Securities”) for $10.00 per Forward Purchase Security, or an aggregate total of up to $40,000,000, immediately prior to the Business Combination Closing. Each Forward Purchase Security would consist of one share of Class A common stock issued and sold by the Company and one-nineth of one warrant transferred by the Sponsor for no value, with each whole redeemable warrant exercisable to purchase one share of Class A common stock for $11.50 per share. The aggregate total of up to $40,000,000 from the issuance of the Forward Purchase Securities would be received by the Company upon the closing of the Company’s Business Combination.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The shares of Class A common stock included in the Forward Purchase Securities would have the same terms as the Company’s publicly traded shares of Class A common stock. The warrants included in the Forward Purchase Securities would have the same terms as the private placement warrants held by the Sponsor and would be subject to the terms of the Warrant Agreement, dated March 1, 2021, entered into between the Company and American Stock Transfer & Trust Company, as Warrant Agent, in connection with the Company’s initial public offering (the “Warrant Agreement”).

In addition, under the Forward Purchase Agreements, if the Company determines to raise capital by the private placement of equity securities in connection with the closing of the Company’s Business Combination (the “New Equity Securities”), the Company shall first make an offer to the Forward Purchasers to purchase the securities then offered on the same terms as such New Equity Securities, in an aggregate amount of up to $120,000,000. Any commitment by any Forward Purchaser under any of the Forward Purchase Agreements to purchase New Equity Securities is subject to and conditioned upon the acceptance of the Company’s offer by such Forward Purchaser, following the Company’s notification to such Forward Purchaser of its intention to offer the New Equity Securities.

Pursuant to the Forward Purchase Agreements, the Forward Purchasers will be entitled to registration rights with respect to shares of Class A common stock underlying the Convertible Notes, the shares of Class A common stock and warrants included in the Forward Purchase Securities, and the New Equity Securities.

This Forward Purchase Agreement Expired in the second quarter of 2023 and a new Forward Purchase Agreement was entered into as described below.

In addition, on April 17, 2023, prior to entering into the Business Combination Agreement, Anzu, Envoy (for purposes of the Forward Purchase Agreement (as defined below), New Envoy, following the Business Combination, together with Anzu prior to the Business Combination, as the case may be, are referred to in this section as the “Counterparty”), and Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, together with MSOF and MCP, collectively the “Seller”) entered into an agreement (as amended by Amendment No. 1 to the Forward Purchase Agreement, dated as of May 25, 2023, the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase through a broker in the open market, following the period for making redemption elections and prior to the Closing, shares of Anzu Class A Common Stock from holders of Anzu Class A Common Stock (other than Anzu or affiliates of Anzu) including from holders who have previously elected to redeem their Anzu Class A Common Stock (such purchased shares of Anzu Class A Common Stock, the “FPA Shares”) pursuant to the redemption rights set forth in the Current Charter in connection with the Business Combination (such holders, “Redeeming Holders”). Purchases by the Seller, if any, will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid to holders who elect to redeem their Anzu Class A Common Stock in connection with the Business Combination. Excluding the shares of Anzu Class A Common Stock transferred to Seller as the Share Consideration (as defined below), the aggregate total number of FPA Shares (the “Number of FPA Shares”) will in no event be more than 4,300,000 FPA Shares (the “Maximum Number of FPA Shares”). The Number of FPA Shares is subject to reduction as described under “Optional Early Termination” in the Forward Purchase Agreement. Seller also may transfer any FPA Shares as needed to beneficially own no more than 9.9% of the total number of shares of Anzu Class A Common Stock outstanding on a post-combination basis. The Seller in its sole discretion may request warrants of the Counterparty exercisable for shares of Anzu Class A Common Stock in an amount equal to (i) the Maximum Number of FPA Shares less (ii) the Number of Shares specified in the supplement of the Forward Purchase Agreement (the “Pricing Date Notice”). Seller has agreed to waive any redemption rights in connection with the Business Combination with respect to the FPA Shares. Such waiver may reduce the number of shares of Anzu Class A Common Stock redeemed in connection with the Business Combination, which could alter the perception of the potential strength of the Business Combination. Seller has further agreed not to vote any of the FPA Shares in favor of the Business Combination Proposal.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Further, concurrently with the Business Combination Agreement, Envoy entered into a convertible promissory note (the “Envoy Bridge Note”) pursuant to which it will borrow $10,000,000 from GAT Funding, LLC (“GAT,” or the “Envoy Bridge Note Holder”), which is an entity owned by Glen A. Taylor, a member of the Envoy Board and a holder of more than 5% of the Envoy Common Stock, and the holder of all of the outstanding shares of Envoy Preferred Stock, prior to the Closing. Contingent upon, and effective concurrently with, the PIPE Closing, New Envoy will issue shares of Series A Preferred Stock to GAT in exchange for the Envoy Bridge Note. GAT will have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggyback rights, pursuant to the A&R Registration Rights Agreement (as described below) with respect to any shares of New Envoy Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

As of June 30, 2023 and December 31, 2022, there is nothing outstanding on the Convertible Notes and no action has been taken on the Forward Purchase Securities other than the initial contract agreement.

Note  7 - Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 4,312,774 and 42,500,000 shares of Class A common stock outstanding, respectively, all of which were subject to possible redemption. As of June 30, 2023, these shares were valued at $10.34, due to the stockholder rights to the trust proceeds, for a total of $44,595,404. As of December 31, 2022, these shares were valued at $10.11 per share, for a total of $429,747,193.

At June 30, 2023 and December 31, 2022, the Class A common stock reflected in the unaudited condensed balance sheets is reconciled in the following table:

Gross proceeds	$425,000,000
Less:
Proceeds allocated to Public Warrants	(14,026,667)
Class A common stock issuance costs	(23,229,523)
Plus:
Accretion of carrying value to redemption value	37,691,146
Waiver of Class A shares issuance costs	4,312,237
Class A common stock subject to possible redemption at December 31, 2022	429,747,193
Redemption of Class A common stock	(387,606,834)
Accretion of carrying value to redemption value	2,025,746
Class A common stock subject to possible redemption at March 31, 2023	44,166,105
Accretion of carrying value to redemption value	429,299
Class A common stock subject to possible redemption at June 30, 2023	$44,595,404

Note 8 - Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.0001 per share. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock, with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 4,312,774 and 42,500,000 shares of Class A common stock issued and outstanding, respectively, which are all subject to possible redemption and are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of shares of Class B common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 10,625,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock have the right to vote on the election of directors prior to a Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the completion of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A common stock will be adjusted (subject to waiver by holders of a majority of the Class B common stock) so that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the common stock issued and outstanding upon completion of the IPO plus the number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Note 9 – Fair Value Measurements

Level 1 assets include investments in money market funds that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market in April 2021. The estimated fair value of the Private Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement as of July 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. There were no transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2023 or 2022.

The initial fair value of the Public and Private Placement Warrants, issued concurrently and in connection with the Initial Public Offering, has been estimated using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ listed price in an active market was used as the fair value. The estimated fair value of the Warrants, prior to the Public Warrants being traded in an active market, is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Warrants. The term to expiration was calculated as the contractual term of the Warrants, assuming one year to a Business Combination from the Initial Public Offering date. Finally, the Company does not anticipate paying a dividend.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The asset for the FPAs was valued using the time-discounted spread of the fixed purchase price of the Company’s units pursuant to the FPAs over the public trading price of the Company’s Units and is considered to be a Level 3 fair value measurement. The valuation is then adjusted to reduce the value of the FPAs for the value of warrants. The model utilizes key inputs including risk-free interest rates based on U.S. Treasury rates.

The liability for the PFD was estimated using a Monte Carlo simulation model, which is a Level 3 fair value measurement. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

In accounting for the working capital loan, the Company bifurcated a derivative liability representing the conversion option, with a fair value of $2,690,000 at issuance. To measure the fair value of the derivative liability, the Company compared the calculated value of the working capital loan with the indicated value of the host instrument, defined as the straight-debt component of the working capital loan. The difference between the value of the straight-debt host instrument and the fair value of the working capital loan resulted in the value of the derivative liability. The value of the straight-debt host instrument was estimated using a Monte Carlo simulation model, which is a Level 3 fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured on a recurring basis as of June 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Quoted	Significant	Significant
	Prices in	Other	Other
	Active Markets	Observable	Unobservable
	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$44,645,404	$—	$—
Forward Purchase Agreement	—	—	—
Fair Value at June 30, 2023 (unaudited)	$44,645,404	$—	$—
Liabilities:
Working capital loan – related party	$—	$—	$2,690,000
Public Warrant liability	708,333	—	—
Private Warrant liability	—	625,000	—
Prepaid forward derivative	—	—	144,770
Fair Value at June 30, 2023 (unaudited)	$708,333	$625,000	$2,834,770

	Quoted	Significant	Significant
	Prices in	Other	Other
	Active Markets	Observable	Unobservable
	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$430,047,193	$—	$—
Forward Purchase Agreement	—	—	353,731
Fair Value at December 31, 2022	$430,047,193	$—	$353,731
Liabilities:
Working capital loan – related party	$—	$—	$1,500,000
Public Warrant liability	566,667	—	—
Private Warrant liability	—	500,000	—
Fair Value at December 31, 2022	$566,667	$500,000	$1,500,000

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The following tables provide the roll forward for the Level 3 investments for the six months ended June 30, 2023:

FPA assets at December 31, 2022	$353,731
Change in fair value of FPA	681,533
FPA assets at March 31, 2023 (unaudited)	1,035,264
Expiration of FPA asset April 17, 2023	(1,035,264)
New FPA – liability April 17, 2023	(144,770)
FPA liability at June 30, 2023 (unaudited)	$(144,770)

Working capital loan at December 31, 2022	$1,500,000
Issuance of loan	734,300
Working capital loan at March 31, 2023 (unaudited)	2,234,300
Issuance of loan	455,700
Working capital loan at June 30, 2023 (unaudited)	$2,690,000

FPA assets at December 31, 2021	$1,002,789
Change in fair value of FPA	(649,058)
FPA assets at December 31, 2022	$353,731

Working capital loan at December 31, 2021	$—
Issuance of loan	1,500,000
Change in fair value of working capital loan	—
Working capital loan at December 31, 2022	$1,500,000

The following table presents the quantitative information regarding Level 3 fair value measurements of the Forward Purchase Agreements:

December 31, 2022
Unit Price	$10.00
Remaining Term (in years)	0.16
Risk-Free Rate	4.18%

The following table presents the quantitative information regarding Level 3 fair value measurements of the Prepaid Forward Derivative Agreements:

	June 30, 2023	April 17, 2023
Unit Price	$10.24	$10.07
Remaining Term (in years)	1.25	1.46
Risk-Free Rate	5.13%	4.42%

The following table presents the quantitative information regarding Level 3 fair value measurements of the working capital loan:

	June 30, 2023	December 31, 2022
Principal Outstanding	$1,500,000	$1,500,000
Expected Remaining Term (in years)	0.25	0.25
Volatility	37.4	43.5%
Risk-Free Rate	4.03	3.91%

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

Note 10 - Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination by March 4, 2023, or during any Extension Period, and the Company liquidates the funds held in the Trust Account, holders of the warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of shares of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $18.00.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the last reported sale price of shares of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $10.00.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A common stock;
●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and
●	if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

Anzu Special Acquisition Corp I

Notes to Unaudited Condensed Financial Statements

June 30, 2023

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of shares of the Company’s Class A common stock in the Business Combination is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following the public disclosure of the consummation of such Business Combination, the warrant exercise price will be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant exercise price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of shares of the Company’s Class A common stock consists exclusively of cash, the amount of such cash per share of Class A common stock, and (ii) in all other cases, the volume weighted average price of the Company’s Class A common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company has outstanding an aggregate of 26,666,666 warrants, including 14,166,666 public warrants and 12,500,000 private warrants as of both June 30, 2023 and December 31, 2022, to purchase shares of the Company’s Class A common stock, which were issued in connection with the IPO and the Private Placement (including 266,666 warrants issued in connection with the consummation of the underwriters’ partial exercise of their over-allotment option) (see Notes 3 and 4).

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815–40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company records a derivative liability upon the closing of IPO. Accordingly, the Company has classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the binomial lattice model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

The estimated fair value of the public warrant liability is based on quoted prices in active markets as of the measurement date. The estimated fair value of the private warrant liability is determined using public price.

Note 11 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheets date through the date that the unaudited condensed financial statements were issued. Based on this review, the Company did not identify any subsequent events except for those stated below that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Anzu Special Acquisition Corp I

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Anzu Special Acquisition Corp I (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter — Restatement of Unaudited Interim Financial Statements

As discussed in Note 2 to the financial statements, the Company previously accounted for its deferred underwriting fee waiver as a forgiveness of debt and recorded a gain on its statements of operations. Management has since re-evaluated its accounting treatment for the forgiveness and has determined that the forgiveness should have been treated as a credit to stockholders’ deficit. Accordingly, the 2022 unaudited interim financial statements have been restated within Note 2 to correct the accounting and related disclosure for the forgiveness of the deferred underwriting fee.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 30, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

April 3, 2023

PCAOB Number 100

Anzu Special Acquisition Corp I

Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS:
Current assets:
Cash	$107,773	$149,845
Prepaid expenses	112,649	713,322
Total current assets	220,422	863,167
Investments held in Trust Account	430,047,193	425,037,665
Forward Purchase Agreement Assets	353,731	1,002,789
Total assets	$430,621,346	$426,903,621
LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$1,177,546	$618,742
Accrued expenses	3,945,680	2,059,431
Working Capital Loans (as stated in Note 5)	1,500,000	—
Income taxes payable	686,530	—
Total current liabilities	7,309,756	2,678,173
Deferred underwriting fee payable	10,412,500	14,875,000
Derivative warrant liabilities	1,066,667	21,063,972
Total liabilities	18,788,923	38,617,145
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 42,500,000 shares issued and outstanding at $10.11 and $10.00 per share redemption value as of December 31, 2022 and 2021, respectively	429,747,193	425,000,000
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2022 and 2021	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; none issued or outstanding (excluding 42,500,000 shares subject to possible redemption) as of December 31, 2022 and 2021	—	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,625,000 shares issued and outstanding as of December 31, 2022 and 2021	1,063	1,063
Additional paid-in capital	—	—
Accumulated deficit	(17,915,833)	(36,714,587)
Total stockholders’ deficit	(17,914,770)	(36,713,524)
Total liabilities and stockholders’ deficit	$430,621,346	$426,903,621

See accompanying notes to financial statements.

Anzu Special Acquisition Corp I

Statements of Operations

	For Year Ended	For Year Ended
	December 31,	December 31,
	2022	2021
Operating expenses:
Formation and operating costs	$4,888,124	$5,204,970
Loss from operations	(4,888,124)	(5,204,970)

Other income (expense):
Interest earned on investments held in Trust Account	6,125,038	37,665
Deferred offering cost forgiveness	150,262	—
Offering costs allocated to warrant liabilities	—	(782,812)
Change in fair value of Forward Purchase Agreements	(649,058)	232,789
Change in fair value of warrant liabilities	19,997,306	5,465,695
Income (loss) before income tax expense	20,735,424	(251,633)
Income tax expense	(1,501,714)	—
Net income (loss)	$19,233,710	$(251,633)

Weighted average number of Class A common stock, basic and diluted	42,500,000	35,224,658
Basic and diluted net income (loss) per common stock, Class A	$0.36	$(0.01)
Weighted average shares outstanding of Class B common stock, basic and diluted	10,625,000	10,589,629
Basic and diluted net income (loss) per common stock, Class B	$0.36	$(0.01)

See accompanying notes to financial statements.

Anzu Special Acquisition Corp I

Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2022 and 2021

					Additional
	Class A Common Stock		Class B Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	—	$—	10,625,000	$1,063	$—	$(36,714,587)	$(36,713,524)
Net income	—	—	—	—	—	19,233,710	19,233,710
Increase in redemption value of Class A common stock subject to redemption	—	—	—	—	—	(434,956)	(434,956)
Balance as of December 31, 2022	—	$—	10,625,000	$1,063	$—	$(17,915,833)	$(17,914,770)

					Additional
	Class A Common Stock		Class B Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance as of December 31, 2020	—	$—	12,075,000	$1,208	$23,792	$(701)	$24,299
Forfeiture of Founder Shares	—	—	(1,450,000)	(145)	145	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	(23,937)	(37,232,253)	(37,256,190)
Issuance of Forward Purchase Agreements	—	—	—	—	—	770,000	770,000
Net loss	—	—	—	—	—	(251,633)	(251,633)
Balance as of December 31, 2021	—	$—	10,625,000	$1,063	$—	$(36,714,587)	$(36,713,524)

See accompanying notes to financial statements.

Anzu Special Acquisition Corp I

Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Cash flow from operating activities:
Net income (loss)	$19,233,710	$(251,633)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of prepaid expenses	704,857	499,699
Change in fair value of warrant liabilities	(19,997,306)	(5,465,695)
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liabilities	(150,262)	—
Change in fair value of Forward Purchase Agreements	649,058	(232,789)
Offering costs allocated to warrant liabilities	—	782,812
Interest earned on investments held in Trust Account	(6,125,038)	(37,665)
Changes in operating assets and liabilities:
Prepaid expenses	(104,184)	(1,213,021)
Accounts payable	558,804	618,040
Accrued expenses	1,886,249	2,059,431
Income taxes payable	686,530	—
Net cash used in operating activities	(2,657,582)	(3,240,821)

Cash flows from investing activities:
Withdrawal from (investment of) funds in Trust Account	1,115,510	(425,000,000)
Net cash provided by (used in) investing activities	1,115,510	(425,000,000)

Cash flows from financing activities:
Proceeds from sale of Units, gross	—	425,000,000
Proceeds from sale of Private Placement Warrants	—	12,500,000
Payment of offering costs	—	(9,134,334)
Proceeds from note payable - related party	1,500,000	—
Net cash provided by financing activities	1,500,000	428,365,666

Net change in cash	(42,072)	124,845
Cash at beginning of year	149,845	25,000
Cash at end of year	$107,773	$149,845

Supplemental disclosure of non-cash financing activities:
Deferred underwriting commissions	$—	$14,875,000
Deferred offering costs included in accounts payable	$—	$(94,992)
Deferred offering costs associated with proposed public offering	$—	$94,992
Accretion of Class A common stock to redemption amount	$(434,956)	$(37,256,190)
Initial classification of Forward Purchase Agreements	$—	$(770,000)

See accompanying notes to financial statements.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

Note 1 — Organization and Business Operations

Organization and General

Anzu Special Acquisition Corp I (the “Company”) is a blank check company incorporated as a Delaware corporation on December 28, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

While the Company may pursue a Business Combination target in any industry, the Company currently intends to concentrate its efforts in identifying high-quality businesses with transformative technologies. Since completing the Company’s initial public offering (the “IPO” or the “Initial Public Offering”), the Company has reviewed, and continues to review, a number of opportunities to enter into a Business Combination with an operating business, but the Company is not able to determine at this time whether it will complete a Business Combination with any of the target businesses that the Company has reviewed or with any other target business. The Company intends to effectuate a Business Combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants (as defined below), the Company’s capital stock, debt, or a combination of cash, stock and debt.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and the IPO described below, and, subsequent to the IPO, identifying a target company for a Business Combination. The Company does not expect to generate any operating revenues until after the completion of a Business Combination. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).

The Company’s sponsor is Anzu SPAC GP I LLC, a Delaware limited liability company (the “Sponsor”).

Financing

On March 4, 2021, the Company consummated the IPO of 42,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units, the “public shares”) and, on April 14, 2021, the Company issued an additional 500,000 Units in connection with the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share, and one-third of one warrant (the “Public Warrants”) of the Company, with each whole warrant entitling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The Units were sold at a price of $10.00 per unit, generating aggregate gross proceeds to the Company of $425,000,000 (see Note 4 and Note 8).

Simultaneously with the closing of the IPO, the Company completed the private sale (the “Private Placement”) of 12,400,000 warrants (the “Private Placement Warrants”) to the Sponsor and, on April 14, 2021, simultaneously with the closing of the underwriters’ over-allotment option, the Company issued an additional 100,000 Private Placement Warrants to the Sponsor. The Private Placement Warrants were sold at a price of $1.00 per Private Placement Warrant, generating aggregate gross proceeds of $12,500,000.

Transaction costs of the IPO prior to the underwriters’ partial exercise of their over-allotment option amounted to $23,731,835, consisting of $8,400,000 of underwriting commissions, $14,700,000 of deferred underwriters’ commissions and $631,835 of other offering costs. Offering costs associated with the closing of the underwriters’ over-allotment option on April 14, 2021 amounted to $280,500, consisting of $100,000 of underwriting commissions, $175,000 of deferred underwriters’ commissions and $5,500 of other offering costs.

Trust Account

Following the closing of the IPO on March 4, 2021, $420,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a U.S.-based trust account (the “Trust Account”). Following the closing of the underwriters’ over-allotment option on April 14, 2021, an additional $5,000,000 ($10.00 per Unit) from the net proceeds of the sale of the additional Units and Private Placement Warrants was placed in the Trust Account. The funds in the Trust

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

Account are invested in a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account except for the withdrawal of interest to pay taxes, if any. The funds held in the Trust Account will not otherwise be released from the Trust Account until the earliest of (1) the Company’s completion of a Business Combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the public shares if the Company does not complete a Business Combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (3) the redemption of the Company’s public shares if the Company has not completed a Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, subject to applicable law. Based on current interest rates, the Company expects that interest earned on the Trust Account will be sufficient to pay taxes.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds from the IPO, although substantially all of the net proceeds from the IPO are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the signing of a definitive agreement in connection with a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination, either (i) in connection with a stockholder meeting called to approve such Business Combination or (ii) by means of a tender offer. The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account, calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to the public stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. As a result, shares of common stock were recorded at their redemption amount and classified as temporary equity upon the completion of the IPO, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The decision as to whether the Company will seek stockholder approval of a Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, in its sole discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by law or stock exchange listing requirements. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the shares of common stock voted are voted in favor of a Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has until September 30, 2023 or such earlier date as determined by the Company’s board of directors (or such longer period as provided in an amendment to the Company’s amended and restated certificate of incorporation approved by the Company’s stockholders (an “Extension Period”)) to complete its initial Business Combination. If the Company does not complete a Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii)

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if it fails to complete its initial Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period. The initial stockholders (the Sponsor and the three directors that hold Founder Shares (as defined in Note 6) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period. However, if the initial stockholders acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete its initial Business Combination within the allotted time frame.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per public share initially held in the Trust Account.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to have all third parties, including, but not limited to, all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claims of any kind in or to any monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On March 10, 2023 Silicon Valley Bank became insolvent. State regulators closed the bank and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as its receiver. The Company held deposits with this bank. As a result of the actions by the FDIC, the Company’s insured and uninsured deposits have been restored.

Going Concern

As of December 31, 2022 and 2021, the Company had $107,773 and $149,845 in its operating bank accounts, respectively, and working capital deficits of $(7,089,334) and $(1,815,006), respectively.

Prior to the completion of the Initial Business Combination, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain formation and offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 6), and the proceeds from the consummation of

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of December 31, 2022 and 2021, there were amounts of $1,500,000 and $0 outstanding under the Working Capital Loans, respectively.

The Company may need to raise additional funds through loans from its Sponsor and/or third parties in order to meet the expenditures required for operating its business. If the Company’s estimate of the costs of undertaking in-depth due diligence and negotiating the initial business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial business combination. The Sponsor is not under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If a Business Combination is not consummated by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period, there will be a mandatory liquidation and subsequent dissolution of the Company. Mandatory liquidation and liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Our management plans to complete a Business Combination prior to the mandatory liquidation date and expects to receive financing to meet its obligations through the time of liquidation; however no financing is currently committed. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Note 2 — Restatement of Previously Issued Financial Statements

The Company had recognized a liability upon closing of its initial public offering in March 2021 for a portion of the underwriters’ commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in the initial public offering. One of the underwriters waived all claims to this deferred commission in September 2022. The Company recognized the waiver as an extinguishment, with a resulting non-operating gain recognized in its statement of operations for the three and nine months ended September 30, 2022. Upon subsequent review and analysis, management concluded that the Company should have recognized the extinguishment of the contingent liability as a credit to stockholders’ deficit.

Therefore, the Company’s management and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s previously issued unaudited condensed financial statements as of September 30, 2022 should no longer be relied upon and that it is appropriate to restate. As such, the Company will restate its financial statements filed November 14, 2022 (the “Original Filing”) in this Form 10-K.

Impact of the Restatement

The impact of the restatement on the statements of operations, statements of changes in stockholders’ deficit and statements of cash flows for the affected period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

Statement of Operations

	As Previously
Three months ended September 30, 2022	Reported filed	Adjustment	Restated
Deferred offering cost forgiveness	$4,462,500	$(4,312,237)	$150,263
Net Income	$5,690,350	$(4,312,237)	$1,378,113
Basic and diluted net income per common stock, Class A	$0.11	$(0.08)	$0.03
Basic net income per common stock, Class B	$0.11	$(0.08)	$0.03
Diluted net income per common stock, Class B	$0.11	$(0.08)	$0.03

	As Previously
Nine months ended September 30, 2022	Reported filed	Adjustment	Restated
Deferred offering cost forgiveness	$4,462,500	$(4,312,237)	$150,263
Net Income	$21,242,449	$(4,312,237)	$16,930,212
Basic and diluted net income per common stock, Class A	$0.40	$(0.08)	$0.32
Basic net income per common stock, Class B	$0.40	$(0.08)	$0.32
Diluted net income per common stock, Class B	$0.40	$(0.08)	$0.32

Changes in stockholders’ deficit

	As Previously
Three months ended September 30, 2022	Reported filed	Adjustment	Restated
Net Income	$5,690,350	$(4,312,237)	$1,378,113
Deemed dividend – increase in redemption value of Class A common stock subject to redemption	$(1,589,302)	$4,312,237	$2,722,935

Cash Flow Statement for the nine months ended September 30, 2022

	As Previously
	Reported filed	Adjustment	Restated
Net Income	$21,242,449	$(4,312,237)	$16,930,212
Gain on forgiveness of deferred offering costs	$4,462,500	$(4,312,237)	$150,263
Supplemental Disclosure of noncash activities
Extinguishment of deferred underwriting commissions allocated to public shares	$—	$4,312,237	$4,312,237

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is either not an emerging growth company or an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities and are recognized at fair value. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO. Accordingly, as of December 31, 2022, offering costs in the aggregate of $24,012,335 (consisting of $8,500,000 of underwriting commissions, $14,875,000 of deferred underwriters’ commission and $637,335 other offering costs) had been incurred. Offering costs associated with the closing of the underwriters’ over-allotment option on April 14, 2021, amounted to $280,500 consisting mainly of $100,000 of underwriting commissions, $175,000 of deferred underwriters’ commissions and $5,500 of other offering costs.

The Company allocates the offering costs between its common stock and Public Warrants using relative fair value method, with the offering costs allocated to the Public Warrants expensed immediately. Accordingly, as of December 31, 2022, offering costs in the aggregate of $782,812 have been charged to the Company’s statement of operations (consisting of $762,300 of underwriting discounts and $20,512 of other offering costs). Offering costs associated with the Class A common stock have been charged to stockholders’ deficit. As of December 31, 2022, deferred offering costs of $94,992 have been incurred.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature except for the derivative warrant liabilities and forward purchase agreement asset (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company’s public warrant liability is based on quoted prices in active markets as of the measurement date and is classified as Level 1.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for its warrants issued in connection with its IPO as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued by the Company in connection with the IPO and Private Placement has been estimated using binomial lattice model at the date of issuance. As of December 31, 2022, the Company’s public warrants were measured based on quoted prices in active markets, and the private placement warrants are categorized as a Level 2 following the public price.

FASB ASC 470-20, “Debt with Conversion and Other Options”, addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance to allocate IPO proceeds from the Units between common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then common stock.

The Company accounts for its forward purchase agreements (collectively, the “Forward Purchase Agreements” or “FPAs”) issued as derivative FPA assets in accordance with ASC 815-40. Accordingly, the Company recognizes the FPA instruments as assets at fair value and adjusts the instruments to fair value at each reporting period. The assets are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the FPAs has been estimated using observable inputs at the date of issuance. As of December 31, 2022 and 2021, the Company’s FPAs are categorized as a Level 3.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding during the year, excluding common stock shares subject to forfeiture.

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. The Company’s statements of operations include a presentation of income per share for shares of common stock subject to possible redemption in a manner similar to the two-class method of income per share. Consistent with ASC Topic 480-10-S99-3A, accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates its fair value. The calculation of diluted income per common stock does not consider the effect of the warrants issued since the exercise of the warrants are contingent upon the occurrence of future events. However, the diluted earnings per share calculation includes the shares subject to forfeiture from the first day of the interim period in which the contingency on such shares was resolved.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

A reconciliation of net income (loss) per common stock is as follows:

	Year Ended December 31, 2022
	Class A	Class B
Allocation of net income	$15,386,968	$3,846,742
Weighted average shares outstanding, basic and diluted	42,500,000	10,625,000
Basic and diluted net income per share	$0.36	$0.36

	Year Ended December 31, 2021
	Class A	Class B
Allocation of net loss	$(193,470)	$(58,163)
Weighted average shares outstanding, basic and diluted	35,224,658	10,589,629
Basic and diluted net loss per share	$(0.01)	$(0.01)

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. The tax provision for the years ended December 31, 2022 and 2021 has been disclosed under Note 12, as well as the deferred tax assets as of December 31, 2022 and 2021.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s financial statements.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

Note 4 — Initial Public Offering

On March 4, 2021, the Company consummated the IPO of 42,000,000 Units. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share, and one-third of one warrant of the Company, with each whole warrant entitling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to certain adjustments.

The underwriters had a 45-day option to purchase up to an additional 6,300,000 Units to cover over-allotments. On April 14, 2021, the Company issued an additional 500,000 Units in connection with the underwriters’ partial exercise of their over-allotment option.

Note 5 — Private Placement

Simultaneously with the closing of the IPO on March 4, 2021, the Company completed the private sale of an aggregate of 12,400,000 Private Placement Warrants to the Sponsor and, on April 14, 2021, simultaneously with the closing of the underwriters’ over-allotment option, the Company issued an additional 100,000 Private Placement Warrants to the Sponsor. The Private Placement Warrants were sold at a price of $1.00 per Private Placement Warrant, generating aggregate gross proceeds of $12,500,000. A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the IPO held in the Trust Account. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. If the Company does not complete a Business Combination by September 30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 6 — Related Party Transactions

Founder Shares

On December 30, 2020, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate purchase price of $25,000. On February 19, 2021, the Company effected a stock dividend of 2,875,000 Founder Shares to the Sponsor, resulting in the Company’s initial stockholders holding an aggregate of 10,062,500 Founder Shares. On March 1, 2021, the Company effected a stock dividend of 2,012,500 Founder Shares to the Sponsor, resulting in the Company’s initial stockholders holding an aggregate of 12,075,000 Founder Shares. The Founder Shares included an aggregate of up to 1,575,000 shares that were subject to forfeiture depending on the extent that the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding common stock after the IPO. On April 14, 2021, the Sponsor forfeited 1,450,000 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option. As a result, the 10,625,000 Founder Shares issued and outstanding as of December 31, 2022, are not subject to forfeiture.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares or Class A common stock received upon conversion thereof until the earlier of (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange,

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 30, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was payable on the earlier of (i) March 31, 2022 or (ii) the completion of the IPO. The Company had no borrowings under the promissory note at December 31, 2022 or 2021. The facility is no longer available.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, the Company had amounts of $1,500,000 and $0 under the Working Capital Loans, respectively.

On March 29, 2022, the Company issued an unsecured promissory note to the Sponsor (the “2022 Promissory Note”), pursuant to which the Sponsor may provide up to $1,500,000 to the Company as a Working Capital Loan (the “2022 Working Capital Loan”). The 2022 Working Capital Loan does not bear interest and is repayable in full upon on the earlier of (i) March 29, 2023 or (ii) the consummation of the Company’s initial Business Combination. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the 2022 Working Capital Loan, in whole or in part, into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the 2022 Working Capital Loan but no proceeds held in the Trust Account would be used to repay the 2022 Working Capital Loan. The 2022 Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2022 Working Capital Loan and all other sums payable with regard to the 2022 Working Capital Loan becoming immediately due and payable. As of December 31, 2022 and 2021, the Company had amounts of $1,500,000 and $0 under the 2022 Working Capital Loan, respectively. The 2022 Working Capital Loan is recorded at fair value of $1,500,000.

Administrative Service Fee

The Company has agreed, commencing on March 1, 2021, to pay an affiliate of the Company’s Sponsor a fixed amount of $40,521 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. There was no accrual for administrative service fees as of December 31, 2022 or 2021. The Company has incurred costs due to a related party of $486,252 and $405,210 for the years ended December 31, 2022 and 2021, respectively, and all amounts were paid in the period incurred.

Diligence Services

The Company has agreed to pay or reimburse an affiliate of the Sponsor for certain fees and out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as performing due diligence on suitable business combination opportunities. As of December 31, 2022 and 2021, there were amounts of $958,429 and $334,731, respectively, accrued for such fees and expenses. The Company paid an affiliate of the Sponsor $0 and $417,185 for such fees and expenses during the years ended December 31, 2022 and 2021, respectively. The Company incurred $623,698 and $751,916 of such fees and expenses for the years ended December 31, 2022 and 2021, respectively.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

Note 7 — Commitments and Contingencies

Registration and Stockholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 6,300,000 Units to cover over-allotments, if any. On April 14, 2021, the Company issued an additional 500,000 Units in connection with the underwriters’ partial exercise of their over-allotment option.

On March 4, 2021 and April 14, 2021, the underwriters were paid a fixed underwriting discount of $8,400,000 and $100,000, respectively. In addition, the underwriters are entitled to a deferred discount of $0.35 per Unit, or $14,875,000 in the aggregate. During the year ended December 31, 2022, the Company wrote off a liability of $4,462,500 of deferred underwriting fees, through the statement of operations, as some underwriters resigned from their role in any potential future Business Combination and thereby waived their entitlement to these fees. The deferred discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

On December 6, 2021, the Company entered into Forward Purchase Agreements with certain institutional investors and anchored by Arena Capital Advisors, LLC and Fir Tree Partners (collectively, the “Forward Purchasers”), pursuant to which the Forward Purchasers have agreed, subject to certain conditions, to purchase the following:

●	up to an aggregate of $80,000,000 of unsecured convertible notes of the Company (“Convertible Notes”) immediately prior to the closing of the Company’s Business Combination. The terms of the Convertible Notes, including the terms on which the Convertible Notes will convert into shares of the Company’s Class A common stock, will be negotiated by the Company and the Forward Purchasers, each acting in its sole discretion, prior to the issuance of the Convertible Notes. The aggregate total of up to $80,000,000 from the issuance of the Convertible Notes would be received by the Company upon the closing of the Company’s Business Combination.
●	up to an aggregate of 4,000,000 forward purchase securities of the Company (the “Forward Purchase Securities”) for $10.00 per Forward Purchase Security, or an aggregate total of up to $40,000,000, immediately prior to the Business Combination Closing. Each Forward Purchase Security would consist of one share of Class A common stock issued and sold by the Company and one-sixth of one warrant transferred by the Sponsor for no value, with each whole redeemable warrant exercisable to purchase one share of Class A common stock for $11.50 per share. The aggregate total of up to $40,000,000 from the issuance of the Forward Purchase Securities would be received by the Company upon the closing of the Company’s Business Combination.

The shares of Class A common stock included in the Forward Purchase Securities would have the same terms as the Company’s publicly traded shares of Class A common stock. The warrants included in the Forward Purchase Securities would have the same

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

terms as the private placement warrants held by the Sponsor and would be subject to the terms of the Warrant Agreement, dated March 1, 2021, entered into between the Company and American Stock Transfer & Trust Company, as Warrant Agent, in connection with the Company’s initial public offering (the “Warrant Agreement”).

In addition, under the Forward Purchase Agreements, if the Company determines to raise capital by the private placement of equity securities in connection with the closing of the Company’s Business Combination (the “New Equity Securities”), the Company shall first make an offer to the Forward Purchasers to purchase the securities then offered on the same terms as such New Equity Securities, in an aggregate amount of up to $120,000,000. Any commitment by any Forward Purchaser under any of the Forward Purchase Agreements to purchase New Equity Securities is subject to and conditioned upon the acceptance of the Company’s offer by such Forward Purchaser, following the Company’s notification to such Forward Purchaser of its intention to offer the New Equity Securities.

Pursuant to the Forward Purchase Agreements, the Forward Purchasers will be entitled to registration rights with respect to shares of Class A common stock underlying the Convertible Notes, the shares of Class A common stock and warrants included in the Forward Purchase Securities, and the New Equity Securities.

As of December 31, 2022, there is nothing outstanding on the Convertible Notes and no action has been taken on the Forward Purchase Securities other than the initial contract agreement.

Note  8 — Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 42,500,000 shares of Class A common stock outstanding, all of which were subject to possible redemption. As of December 31, 2022, these shares were valued at $10.11, due to the stockholder rights to the trust proceeds, for a total of $429,747,193. As of December 31, 2021, these shares were valued at the IPO price of $10.00 per share for a total of $425,000,000.

At December 31,2022 and 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$425,000,000
Less:
Proceeds allocated to Public Warrants	(14,026,667)
Class A common stock issuance costs	(23,229,523)
Plus:
Accretion of carrying value to redemption value	37,256,190
Class A common stock subject to possible redemption at December 31, 2021	425,000,000
Waiver of Class A shares issuance costs	4,312,237
Accretion of carrying value to redemption value	434,956
Class A common stock subject to possible redemption at December 31, 2022	$429,747,193

Note 9 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock, with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021,

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

there were 42,500,000 shares of Class A common stock issued and outstanding, which are all subject to possible redemption and are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of shares of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 10,625,000 shares of Class B common stock issued and outstanding. On February 19, 2021, the Company effected a stock dividend of 2,875,000 shares of Class B common stock to the Sponsor, resulting in the Company’s initial stockholders holding an aggregate of 10,062,500 shares of Class B common stock. On March 1, 2021, the Company effected a stock dividend of 2,012,500 shares of Class B common stock to the Sponsor, resulting in the Company’s initial stockholders holding an aggregate of up to 12,075,000 shares of Class B common stock, of which an aggregate of up to 1,575,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Class B common stock will equal 20% of the Company’s issued and outstanding common stock after the IPO. On April 14, 2021, the Sponsor forfeited 1,450,000 shares of Class B common stock following the expiration of the unexercised portion of underwriters’ over-allotment option.

Only holders of the Class B common stock have the right to vote on the election of directors prior to a Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the completion of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A common stock will be adjusted (subject to waiver by holders of a majority of the Class B common stock) so that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the common stock issued and outstanding upon completion of the IPO plus the number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Note 10 — Fair Value Measurements

Level 1 assets include investments in money market funds that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market in April 2021. The estimated fair value of the Private Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement as of July 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. There were no transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2022. There were $14,000,000 in transfers from Level 3 to Level 1 and $8,000,000 in transfers from Level 3 to Level 2 for the year ended December 31, 2021.

The initial fair value of the Public and Private Placement Warrants, issued concurrently and in connection with the Initial Public Offering, has been estimated using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ listed price in an active market was used as the fair value for both the Public and Private Placement Warrants. The estimated fair value of the Warrants, prior to the Public Warrants being traded in an active market, is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Warrants. The term to expiration was calculated as the contractual term of the Warrants, assuming one year to a Business Combination from the Initial Public Offering date. Finally, the Company does not anticipate paying a dividend.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

In accounting for the working capital loan, the Company bifurcated a derivative liability representing the conversion option, with a fair value of $1,500,000 at issuance. To measure the fair value of the derivative liability, the Company compared the calculated value of the working capital loan with the indicated value of the host instrument, defined as the straight-debt component of the working capital loan. The difference between the value of the straight-debt host instrument and the fair value of the working capital loan resulted in the value of the derivative liability. The value of the straight-debt host instrument was estimated using a Monte Carlo simulation model, which is a Level 3 fair value measurement.

The asset for the FPAs was valued using the time-discounted spread of the fixed purchase price of the Company’s units pursuant to the FPAs over the public trading price of the Company’s Units and is considered to be a Level 3 fair value measurement. The valuation is then adjusted to reduce the value of the FPAs for the value of warrants. The model utilizes key inputs including risk free interest rates based on U.S. Treasury rates.

The following tables present information about the Company’s assets that are measured on a recurring basis as of December 31, 2022 and 2021 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Quoted Prices	Significant	Significant
	in Active	Other	Other
	Markets	Observable	Unobservable
December 31, 2022	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$430,047,193	$—	$—
Forward Purchase Agreements	—	—	353,731
Fair value at December 31, 2022	$430,047,193	$—	$353,731
Liabilities:
Public Warrant liability	$566,667	$—	$—
Private Warrant liability	—	500,000	—
Working Capital Loans – related party	—	—	1,500,000
Fair Value at December 31, 2022	$566,667	$500,000	$1,500,000

	Quoted Prices	Significant	Significant
	in Active	Other	Other
	Markets	Observable	Unobservable
December 31, 2021	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$425,037,665	$—	$—
Forward Purchase Agreements	—	—	1,002,789
Fair value at December 31, 2021	$425,037,665	$—	$1,002,789
Liabilities:
Public Warrant liability	$11,190,235	$—	$—
Private Warrant liability	—	9,873,737	—
Fair value at December 31, 2021	$11,190,235	$9,873,737	$—

The following tables provide the roll forward for the Level 3 investments as of December 31, 2022:

FPA assets at December 31, 2021	$1,002,789
Change in fair value of FPAs	(649,058)
FPA assets at December 31, 2022	$353,731
Working Capital Loans at December 31, 2021	$—
Issuance of loan	1,500,000
Change in fair value of working capital loan	—
Working Capital Loans at December 31, 2022	$1,500,000

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

The following tables provides the roll forward for the Level 3 investments as of December 31, 2021:

Level 3 Warrant liabilities at March 4, 2021	$26,260,000
Change in fair value of warrant liabilities	(4,363,000)
Transfers from Level 3 to Level 1 investments	(14,000,000)
Warrants issued on April 12, 2021	103,000
Transfers from Level 3 to Level 2 investments	(8,000,000)
Level 3 Warrant liabilities at December 31, 2021	$—
Issuance of FPA assets at December 6, 2021	$770,000
Change in fair value of FPAs	232,789
Level 3 investments (at asset position) at December 31, 2021	$1,002,789

The following table presents the quantitative information regarding Level 3 fair value measurements of the Forward Purchase Agreements:

	December 31, 2022	December 31, 2021
Unit Price	$10.00	$10.00
Remaining Term (in years)	0.16	0.50
Risk-Free Rate	4.18%	0.19%

The following table presents the quantitative information regarding Level 3 fair value measurements of the Working Capital Loan:

December 31, 2022
Principal Outstanding	$1,500,000
Expected Remaining Term (in years)	0.16
Volatility	43.5%
Risk-Free Rate	3.91%

The change in fair value of the warrant liabilities is summarized as follows:

Warrant liabilities at December 31, 2021	$21,063,972
Change in fair value of warrant liabilities	(19,997,305)
Warrant liabilities at December 31, 2022	$1,066,667
Warrant liabilities at March 4, 2021	$26,260,000
Warrants issued on April 12, 2021	269,667
Change in fair value of warrant liabilities	(5,465,695)
Warrant liabilities at December 31, 2021	$21,063,972

Note 11 - Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination by September

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

30, 2023 or such earlier date as determined by the Company’s board of directors, or during any Extension Period, and the Company liquidates the funds held in the Trust Account, holders of the warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of shares of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

●	if, and only if, the last reported sale price of shares of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

Redemption of warrants when the price per share of the Company’s Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A common stock;
●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and
●	if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of shares of the Company’s Class A common stock in the Business Combination is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following the public disclosure of the consummation of such Business Combination, the warrant exercise price will be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant exercise price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of shares of the Company’s Class A common stock consists exclusively of cash, the amount of such cash per share of Class A common stock, and (ii) in all other cases, the volume weighted average price of the Company’s Class A common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company has outstanding an aggregate of 26,666,666 warrants, including 14,166,666 public warrants and 12,500,000 private warrants, and 0 warrants as of December 31, 2022 and 2021, respectively, to purchase shares of the Company’s Class A common stock, which were issued in connection with the IPO and the Private Placement (including 266,666 warrants issued in connection with the consummation of the underwriters’ partial exercise of their over-allotment option) (see Notes 4 and 5).

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815–40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company records a derivative liability upon the closing of IPO. Accordingly, the Company has classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the binomial lattice model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

The estimated fair value of the public warrant liability is based on quoted prices in active markets as of the measurement date. The estimated fair value of the private warrant liability is determined using public price.

Note 12 - Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account, less any franchise taxes. The Company’s formation and operating costs are generally considered start-up costs and are not currently deductible.

The income tax provision consists of the following:

	Year Ended December 31,	Year Ended December 31,
	2022	2021
Current
Federal	$1,175,834	$—
State	325,880	—
Deferred
Federal	(2,077,550)	(1,085,134)
State	(429,855)	—
Change in valuation allowance	2,507,405	1,085,134
Income tax provision	$1,501,714	$—

The Company’s net deferred tax assets are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryover	$—	$7,910
Start-up/organization costs	(2,507,405)	(1,093,044)
Total deferred tax assets	(2,507,405)	(1,085,134)
Valuation allowance	2,507,405	1,085,134
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate for the years ended December 31, 2022 and 2021 is as follows:

Statutory federal income tax rate	21.00%	21.00%
Cost allocated to warrants	0.00%	65.33%
Change in deferred offering costs	(0.15)%	0.00%
Change in fair value of warrant liabilities	(20.25)%	(456.14)%
Change in fair value of FPAs	0.66%	(19.43)%
Change in valuation allowance	6.82%	389.24%
Other	(0.84)%	0.00%
Effective tax rate	7.24%	0.00%

Anzu Special Acquisition Corp I

Notes to Financial Statements

DECEMBER 31, 2022

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Note 13 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through April 3, 2023, the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events besides what is disclosed below that would have required adjustment or disclosure in the financial statements.

In February 2023, the remaining underwriter resigned from its role in the Company’s potential business combination with Envoy Medical Corporation (the “Proposed Business Combination”) and thereby waived its entitlement to $10,412,500 in deferred underwriting fees solely with respect to the Proposed Business Combination.

On February 28, 2023, the Company reconvened its special meeting of stockholders, which was originally scheduled for February 9, 2023, adjourned until February 21, 2023 and further adjourned until February 28, 2023 (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a Business Combination from March 4, 2023 to September 30, 2023 or such earlier date as determined by the Company’s board of directors (the “Extension”). Following the approval of the Extension, the Company waived its right under the amended and restated certificate of incorporation to withdraw up to $100,000 of interest from the Trust Account to pay dissolution expenses in the event of the Company’s liquidation.

In connection with the Special Meeting, stockholders holding 38,187,226 shares of the Company’s Class A common stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $387.6 million (approximately $10.15 per share of Class A common stock) was removed from the Trust Account to pay such holders and approximately $45.1 million remained in the Trust Account. Following the redemptions, the Company has 4,312,774 shares of Class A common stock outstanding.

On March 21, 2023, the Company and the Sponsor amended the 2022 Promissory Note to extend the maturity date of the 2022 Working Capital Loan to the earlier of (i) December 31, 2023 or (ii) the consummation of a Business Combination.

On March 21, 2023, the Company issued an additional unsecured promissory note (the “2023 Promissory Note”) to the Sponsor, pursuant to which the Sponsor may provide up to $1,190,000 to the Company as a working capital loan (the “2023 Working Capital Loan”). The 2023 Working Capital Loan does not bear interest and is repayable in full upon on the earlier of (i) December 31, 2023 or (ii) the consummation of a Business Combination. The 2023 Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2023 Working Capital Loan and all other sums payable with regard to the 2023 Working Capital Loan becoming immediately due and payable. As of April 3, 2023, $734,300 was outstanding under the 2023 Promissory Note.

ENVOY MEDICAL CORPORATION FINANCIAL STATEMENTS

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 (unaudited)	F-54
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2023 and 2022 (unaudited)	F-55
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit for the three and six months ended June 30, 2023 and 2022 (unaudited)	F-56
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2023 and 2022 (unaudited)	F-57
Notes to Condensed Consolidated Financial Statements (unaudited)	F-58
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 248)	F-70
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-71
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2022 and December 31, 2021	F-72
Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit as of December 31, 2022, December 31, 2021 and December 31, 2020	F-73
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and December 31, 2021	F-74
Notes to Consolidated Financial Statements	F-75

ENVOY MEDICAL CORPORATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$68	$183
Accounts receivable, net	55	41
Inventories	1,306	1,295
Prepaid expenses and other current assets	294	129
Total current assets	1,723	1,648
Property and equipment, net	345	331
Operating lease right-of-use assets (related party)	525	577
Total assets	$2,593	$2,556
Liabilities, redeemable convertible preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$2,360	$1,003
Accrued expenses	747	608
Convertible notes payable, current portion (related party)	676	448
Operating lease liability, current portion (related party)	148	125
Warranty liability, current portion	256	335
Total current liabilities	4,187	2,519
Convertible notes payable, net of current portion (related party)	55,324	33,397
Warranty liability, net of current portion	2,090	2,143
Operating lease liabilities, net of current portion (related party)	467	565
Warrant liability (related party)	231	127
Total liabilities	62,299	38,751
Commitments and contingencies (see Note 12)
Redeemable convertible preferred stock, $0.01 par value; 10,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 4,000,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022; liquidation value of $43,542 and $42,542 as of June 30, 2023 and December 31, 2022, respectively	19,973	19,973
Shareholders’ deficit:
Common stock, $0.01 par value; 232,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 139,153,144 shares issued and outstanding as of June 30, and December 31, 2022	1,392	1,392
Additional paid-in capital	171,528	168,540
Accumulated deficit	(252,484)	(225,985)
Accumulated other comprehensive loss	(115)	(115)
Total shareholders’ deficit	(79,679)	(56,168)
Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$2,593	$2,556

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL CORPORATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues	$63	$59	$141	$160
Costs and operating expenses:
Cost of goods sold	333	218	627	431
Research and development	1,981	1,361	3,790	2,407
General and administrative	2,229	674	3,975	1,326
Total costs and operating expenses	4,543	2,253	8,392	4,164
Operating loss	(4,480)	(2,194)	(8,251)	(4,004)
Other expense:
(Loss) gain from changes in fair value of convertible notes payable (related party)	(8,766)	959	(18,143)	899
Other expense	—	(1)	(105)	(2)
Total other expense, net	(8,766)	958	(18,248)	897
Net loss	(13,246)	(1,236)	(26,499)	(3,107)
Cumulative undeclared preferred dividends	(500)	(500)	(1,000)	(1,000)
Net loss attributable to common shareholders	$(13,746)	$(1,736)	$(27,499)	$(4,107)
Net loss per share attributable to common shareholders, basic and diluted	$(0.10)	$—	$(0.20)	$(0.02)
Weighted-average common stock outstanding, basic and diluted	139,153,144	139,162,672	139,153,144	139,162,672
Other comprehensive loss:
Foreign currency translation adjustment	(1)	(2)	—	—
Other comprehensive loss	(1)	(2)	—	—
Comprehensive loss	$(13,247)	$(1,238)	$(26,499)	$(3,107)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL CORPORATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT

(UNAUDITED)

(In thousands, except share amounts)

							Accumulated
	Redeemable Convertible						Other	Total
	Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Loss	Deficit
Balance at December 31, 2021	4,000,000	$19,973	139,162,672	$1,392	$163,818	$(210,062)	$(108)	$(44,960)
Deemed capital contribution from related party	—	—	—	—	1,268	—	—	1,268
Foreign currency translation adjustment	—	—	—	—	—	—	2	2
Net loss	—	—	—	—	—	(1,871)	—	(1,871)
Balance at March 31, 2022	4,000,000	$19,973	139,162,672	1,392	$165,086	$(211,933)	$(106)	$(45,561)
Deemed capital contribution from related party	—	—	—	—	645	—	—	645
Foreign currency translation adjustment	—	—	—	—	—	—	(2)	(2)
Net loss	—	—	—	—	—	(1,236)	—	(1,236)
Balance at June 30, 2022	4,000,000	$19,973	139,162,672	1,392	$165,731	$(213,169)	$(108)	$(46,154)

							Accumulated
	Redeemable Convertible						Other	Total
	Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Loss	Deficit
Balance at December 31, 2022	4,000,000	$19,973	139,153,144	1,392	168,540	(225,985)	(115)	(56,168)
Deemed capital contribution from related party	—	—	—	—	1,952	—	—	1,952
Foreign currency translation adjustment	—	—	—	—	—	—	1	1
Net loss	—	—	—	—	—	(13,253)	—	(13,253)
Balance at March 31, 2023	4,000,000	$19,973	139,153,144	$1,392	$170,492	$(239,238)	$(114)	$(67,468)
Deemed capital contribution from related party	—	—	—	—	1,036	—	—	1,036
Foreign currency translation adjustment	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	(13,246)	—	(13,246)
Balance at June 30, 2023	4,000,000	$19,973	139,153,144	$1,392	$171,528	$(252,484)	$(115)	$(79,679)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL CORPORATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(26,499)	$(3,107)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	56	27
Change in fair value of convertible notes payable (related party)	18,143	(899)
Change in fair value of warrant liabilities (related party)	104	—
Change in operating lease right-of-use assets (related party)	52	52
Increase in inventory reserve	(17)	(11)
Changes in operating assets and liabilities:
Accounts receivable	(14)	(9)
Inventories	6	(76)
Prepaid expenses and other current assets	(165)	78
Accounts payable	1,357	92
Operating lease liabilities (related party)	(75)	53
Accrued expenses	139	(95)
Warranty liability	(132)	(53)
Net cash used in operating activities	(7,045)	(3,948)
Cash flows from investing activities
Purchases of property and equipment	(70)	(101)
Net cash used in investing activities	(70)	(101)
Cash flows from financing activities
Proceeds from the issuance of convertible notes payable (related party)	7,000	3,000
Net cash provided by financing activities	7,000	3,000
Net increase (decrease) in cash and cash equivalents	(115)	(1,049)
Cash and cash equivalents at beginning of period	183	1,121
Cash and cash equivalents at end of period	$68	$72
Supplemental disclosures of cash flow information
Noncash investing and financing activity
Deemed capital contribution from related party upon issuance of Convertible Notes	$2,988	$1,913

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL CORPORATION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of the Business and Basis of Presentation

Envoy Medical Corporation, Inc. (the “Company”) was incorporated in the State of Minnesota on November 6, 1995. The Company is focused on designing, developing and marketing fully implantable medical devices that improve hearing. The Company’s first commercial product, the Esteem PMA application, is a fully implantable hearing device. The Esteem PMA was cleared in 2010 by the United States Food and Drug Administration. The Company intends to continue to pursue development of a cochlear implant.

The condensed consolidated financials include the accounts of Envoy Medical Corporation and its wholly-owned subsidiary Envoy Medical GmbH (Cologne) (GmbH), which operates a sales office in Germany. All intercompany accounts and transactions have been eliminated in consolidation.

On April 17, 2023, the Company entered into a Business Combination Agreement (“BCA”) with Anzu Special Acquisition Corp I (“Anzu”) and Envoy Merger Sub, Inc, a wholly owned subsidiary of Anzu (“Merger Sub”), pursuant to which, and subject to the approval of the stockholders of Anzu, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Anzu (the “Merger”). References to the “Combined Company” mean Anzu after giving effect to the closing of the merger, at which time Anzu will be renamed “Envoy Medical, Inc.” The Merger is expected to be accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method, Anzu, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. This determination is primarily based on the expectation, that immediately following the Merger, our shareholders will have a majority of the voting power of the Combined Company, the Company will control the majority of the board seats of the Combined Company, and the Company’s senior management will comprise all of the senior management of the Combined Company.

Unaudited financial information

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial reporting and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Pursuant to these rules and regulations, they do not include all information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair statement of the Company’s financial condition and results of operations have been included. Operating results for the periods presented are not necessarily indicative of the results that might be expected for the full year. As such, the information included in this report should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2022. The condensed consolidated balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements of the Company, but does not include all the disclosures required by U.S. GAAP.

During the six months ended June 30, 2023, there were no significant changes to the Company’s significant accounting policies as described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022.

2.	Summary of Significant Accounting Policies

Going Concern

Since inception, the Company has incurred cumulative losses from operations and has an accumulated deficit of $252.5 million at June 30, 2023. The Company has funded its operations and capital needs primarily through net proceeds from the issuances of convertible debt (see Note 7) and the sale of preferred stock (see Note 9). The Company will need to raise additional funds to sustain its operations and to meet its long-term strategic plans and management believes it will be able to obtain additional financing to fund its operations. Management’s plans include but are not limited to seeking external sources of liquidity.

Management believes that its existing cash balances combined with future capital raises, and cash receipts from products will be sufficient to fund ongoing operations through at least one year from the date the condensed consolidated financial statements are issued. However, there can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s cash balances and future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to reduce certain discretionary spending, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which could have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these condensed consolidated financial statements include but are not limited to the useful lives of property and equipment, inventory reserves, warranty liability, the fair value of common stock, the fair value of convertible notes payable, the fair value of warrants and the outcome of litigation. Estimates and assumptions are reviewed periodically and the effect of changes, if any, are reflected in the condensed consolidated statements of operations and comprehensive loss.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable, net. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

With respect to accounts receivable, the Company performs credit evaluations of its customers and does not require collateral. There have been no material losses on accounts receivable. There were no customers that accounted for 10.0% or more of sales for the six months ended June 30, 2023 and June 30, 2022, respectively. There were no customers that accounted for 10.0% or more of the accounts receivable balance as of June 30, 2023 and December 31, 2022.

Fair Value Measurement

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

●	Level 1 —Observable inputs, such as quoted prices in active markets for identical assets and liabilities.
●	Level 2 —Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 —Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company elected the fair value option for the convertible notes payable (related party) (“Convertible Notes”) under ASC Topic 825, Financial Instruments, with changes in fair value recorded in loss from changes in fair value of convertible notes payable (related party) each reporting period.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to the performance obligations in the contract
●	Recognize revenue when or as performance obligations are satisfied

Revenue is recognized as performance obligations under the terms of a contract are satisfied, which generally occurs as control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer (“transaction price”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price using either the expected value or most likely amount method. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information that is reasonably available.

The Company primarily derives revenue from the sale of its hearing device products. Revenue from product sales is recognized upon transfer of control of the product to a customer, which occurs at a point in time, at the time the Company is notified the product has been implanted or used by the customer in a surgical procedure. The Company also sells extended warranty plans on a limited basis. Revenue from extended warranty plans is recognized ratably over time and is immaterial. Amounts received from a customer prior to fulfillment of the performance obligation are included as accrued expenses on the condensed consolidated balance sheets and are immaterial as of June 30, 2023 and December 31, 2022. The Company has elected to account for shipping and handling activities performed as activities to fulfill the promise to transfer the products, and therefore these activities are not assessed as a separate performance obligation to its customers.

Revenue is measured as the amount of consideration the Company expects to receive, which is based on the invoiced price. The majority of the Company’s contracts have a single performance obligation and are short term in nature. The Company’s contracts do not include variable consideration.

Payment terms differ by geography and customer, but payment is generally required within 30 days from the date of product utilization. The Company also offers extended payment plans on a limited basis. Amounts due to the Company under payment plans that extend beyond 12 months are immaterial as of June 30, 2023 and December 31, 2022, therefore the Company does not adjust the promised amount of consideration for the effects of a significant financing component.

Segments

Operating segments are identified as components of enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding resource allocation and assessing performance. The Company has determined that its CODM is its Chief Executive Officer. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making decisions, allocating resources and evaluating performance. Consequently, the Company has determined it operates in one operating and reportable segment.

Recently Adopted Accounting Pronouncements and Accounting Pronouncements Not Yet Effective

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU No 2016-13”). This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The Company adopted Topic 326 with an adoption date of January 1, 2023 using the modified retrospective approach. As a result, the Company changed its accounting policy for allowance for credit losses. The Company monitors accounts receivables and estimates the allowance for lifetime expected credit losses. Estimates of expected credit losses are based on historical collection experience and other factors, including those related to current market conditions and events. The adoption did not have a material effect on the Company’s accompanying unaudited condensed consolidated financial statements.

Other than the item noted above, there have been no new accounting pronouncements not yet effective or adopted in the current year that have a significant impact, or potential significant impact, to our unaudited condensed consolidated financial statements.

3.	Fair Value Measurement

The following tables provide information related to the Company’s liabilities measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 (in thousands):

	June 30, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes payable, net of current portion (related party)	$—	$—	$55,324	$55,324
Convertible notes payable, current portion (related party)	—	—	676	676
Warrant liability (related party)	—	—	231	231
	$—	$—	$56,231	$56,231

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes payable, net of current portion (related party)	$—	$—	$33,397	$33,397
Convertible notes payable, current portion (related party)	—	—	448	448
Warrant liability (related party)	—	—	127	127
	$—	$—	$33,972	$33,972

The fair value of the Convertible Notes was based on a probability-weighted expected return model (“PWERM”), which represents Level 3 measurements. The valuation utilized unobservable inputs, including estimates of the probability and timing of future commercialization of products not yet approved by the FDA or other regulatory agencies. Other significant assumptions include the discount rate, the fair value of our common stock, volatility, probability of the Convertible Notes being held to maturity, the probabilities of certain exit events, including a qualified financing, initial public offering (“IPO”) or merger with a special-purpose acquisition company (“SPAC”), and estimated recovery in the event of default.

The significant inputs that were used in the valuation of the Convertible Notes include (in thousands, except per share amounts):

	June 30, 2023	December 31, 2022
Share price	$0.31	$0.33
Discount rate	16.2%	14.8%
Volatility	100.0%	91.0%
Probability of qualified financing	5.0%	5.0%
Probability of SPAC/IPO	55.0%	25.0%
Probability of default	35.0%	60.0%
Probability of held to maturity	5.0%	10.0%
Recovery upon default (2012 and 2013 Convertible Notes)	$10,000	$10,000
Recovery upon default (2023 Convertible Note)	$—	n/a

Significant judgment is required in selecting the significant inputs. At June 30, 2023, an evaluation was performed to assess those inputs and general market conditions potentially affecting the fair value of the Convertible Notes. Should the probability of default increase or decrease by 5.0%, the fair value of the Convertible Notes on June 30, 2023, could decrease or increase by $3.2 million, respectively. Should the discount rate increase or decrease by 5.0%, the fair value of the Convertible Notes could decrease by $1.0 million or increase by $1.1 million, respectively. The fair value of the Convertible Notes is subject to variation should the expected future cash flows vary significantly from the estimates.

The Company has classified the warrants within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (Level 3) inputs. Key estimates and assumptions impacting the fair value measurement include (i) the expected term of the warrants, (ii) the risk-free interest rate, (iii) the expected dividend yield and (iv) expected volatility of the price of the underlying common stock. The Company estimated the fair value per share of the underlying common stock based, in part, on the results of third-party valuations and additional factors deemed relevant. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. As the Company is a private company and lacks company-specific historical and implied volatility information of its stock, the expected stock volatility was based on the historical volatility of publicly traded peer companies for a term equal to the remaining expected term of the warrants.

The following table presents the unobservable inputs of the warrant liability:

	June 30, 2023	December 31, 2022
Risk-free interest rate	3.81%	3.9%
Expected dividend yield	0.0%	0.0%
Expected term (in years)	9.0	9.5
Expected volatility	76.9%	62.8%

The following table summarizes the activity for the Company’s Level 3 instruments measured at fair value on a recurring basis (in thousands):

	Convertible Notes	Warrant Liability
	(Related Party)	(Related Party)
Balance as of December 31, 2022	$33,845	$127
Issuances	2,048	—
Change in fair value	9,377	104
Balance as of March 31, 2023	$45,270	$231
Issuances	1,964	—
Change in fair value	8,766	—
Balance as of June 30, 2023	$56,000	$231

There were no transfers between Level 1 and Level 2, nor into and out of Level 3, during the periods presented.

4.	Inventories

Inventories, consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Raw materials	$1,141	$1,010
Work-in-progress	31	164
Finished goods	134	121
	$1,306	$1,295

5.	Operating Leases

The Company leases its headquarters office space in Minnesota and leases office space in Germany. The lease for the Company’s headquarters office space expires at the end of 2027. This headquarters office space lease is with a shareholder, which is considered a related party. The lease of the office space in Germany is not with a related party and is immaterial.

The components of leases and lease costs were as follows (in thousands):

	June 30, 2023	December 31, 2022
Operating lease right-of-use assets (related party)	$525	$577
Operating lease liability, current portion (related party)	$148	$125
Operating lease liabilities, net of current portion (related party)	467	565
	$615	$690

	Six Months Ended June 30,
	2023	2022
Operating lease cost	$68	$68
	$68	$68

Other supplemental information of lease amounts recognized in the condensed consolidated financial statements is summarized as follows:

	Six Months Ended June 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities	$85	$84

	June 30, 2023	December 31, 2022
Weighted-average remaining lease term- in years	4.7	4.9
Weighted-average discount rate	5.0%	5.0%

Future minimum lease payments associated with these leases were as follows on June 30, 2023 (in thousands):

Amount
2023 (remaining)	$56
2024	162
2025	154
2026	155
2027	99
626
Less: Imputed interest	(11)
$615

6.	Warranty Liability

Changes in warranty liability were as follows (in thousands):

Amount
Balance as of December 31, 2022	$2,478
Utilization	(62)
Balance as of March 31, 2023	$2,416
Reversal of warranty accrual	(45)
Utilization	(25)
Balance as of June 30, 2023	$2,346

The assumptions utilized in developing the liability as of June 30, 2023 include an estimated cost per unit of $6 thousand, an average battery life of 5 years, inflationary increase of 3.6%, and an average patient life calculated based on probabilities outlined in the PRI-2012 mortality tables, published from the Society of Actuaries. Additionally, a discount rate of 5.0% was used in the calculation as of June 30, 2023.

7.	Convertible Notes Payable (Related Party)

The Company received several loan financings from shareholders from 2012 to 2023, in an aggregate outstanding principal amount of $66.7 million and $59.7 million as of June 30, 2023 and December 31, 2022, respectively. The Company elected the fair value option for the Convertible Notes under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period. The Convertible Notes do not include any financial covenants and are subject to acceleration upon the occurrence of specified events of default. The terms of the Convertible Notes are described below.

2012 Convertible Note

In 2012, the Company issued a convertible note to a shareholder (“2012 Convertible Note”), which was subsequently amended and restated. These amendments allowed for the issuance of additional principal under the existing agreements and resulted in various drawdowns since 2012. In March 2021, the 2012 Convertible Note agreement was amended and restated to allow for an additional draw of $10.0 million. The March 2021 amendment also extended the maturity date of both the existing debt and any future draws to December 31, 2025. In June 2022, the 2012 Convertible Note agreement was amended and restated to allow for an additional draw of $10.0 million. These amendments were accounted for as debt modifications. On April 17, 2023, the drawdowns that were made in 2023 with an aggregate principal amount of $4.0 million were transferred to another convertible note with the same shareholder, refer to the 2023 Convertible Note disclosure below.

The outstanding principal amount of the 2012 Convertible Note was $59.0 million as of June 30, 2023 and December 31, 2022. There was no undrawn principal as of June 30, 2023. Undrawn principal under the arrangement amounted to $5.0 million as December 31, 2022. The 2012 Convertible Note matures on December 31, 2025, and was classified as a long-term liability as of June 30, 2023 and December 31, 2022. The 2012 Convertible Note bears interest at 4.5% per annum. The 2012 Convertible Note is secured by the Company’s assets. The Company granted detachable common stock warrants to the shareholder in connection with the 2012 Convertible Note (see Note 8).

At any time prior to maturity, at the sole discretion of the noteholder, the outstanding principal amount plus accrued and unpaid interest may be converted into shares of common stock at a conversion price of $1.00 per share, subject to various adjustments as defined in the agreement.

In the event that the Company obtains additional equity financing pursuant to which the Company sells shares of either common or preferred stock, at the sole discretion of the shareholder, the principal amount plus accrued and unpaid interest will convert to the class of stock being offered in the financing at a price per share equal to 80% of the price per share paid by investors for the offered shares.

In April 2023, the 2012 Convertible Note was amended as part of the BCA with Anzu, to provide for automatic conversion immediately prior to the Merger. The conversion formula was not adjusted as part of this amendment.

2013 Convertible Notes

In 2013, the Company issued convertible notes to various shareholders (“2013 Convertible Notes”), which were subsequently amended and restated. The outstanding principal amount of these notes were $0.7 million as of June 30, 2023 and December 31, 2022. The 2013 Convertible Notes mature on December 31, 2023, and were classified as current liabilities as of June 30, 2023 and December 31, 2022. The 2013 Convertible Notes bear interest at 4.5% per annum. The 2013 Convertible Note are secured by the Company’s assets. The Company granted detachable common stock warrants to the noteholders in connection with the issuance of the 2013 Convertible Notes (see Note 8). The 2013 Convertible Notes are subordinated to the 2012 Convertible Note and include the same conversion features as the 2012 Convertible Note. In addition, in the event the Company completes an equity financing in which it sells a minimum of $2,500,000 of new stock, at the sole discretion of the Company, the principal amount plus accrued and unpaid interest will convert into common stock at $1.00 per share. If the effective conversion price is less than $1.00, the price per share shall be equal to 80% of the price per share paid by the other investors. In April 2023, the 2013 Convertible Notes were amended as part of the BCA with Anzu, to provide for automatic conversion immediately prior to the Merger. The conversion formula was not adjusted as part of this amendment.

2023 Convertible Note

On April 17, 2023, the Company entered into a convertible promissory note agreement (“2023 Convertible Note”) with a shareholder for an aggregate borrowing capacity of $10.0 million, an interest rate of 4.5% per annum and maturity date of December 31, 2025. The 2023 Convertible Note is unsecured. According to this agreement, $4.0 million of the borrowing capacity was funded via the transfer of $4.0 million in principal from the 2012 Convertible Note. An additional $3.0 million was drawn upon during the second quarter of 2023. Undrawn principal under the arrangement amounted to $3.0 million as of June 30, 2023. The Company is contractually obliged to draw this additional $3.0 million in principal prior to the closing of the Merger. The transfer of $4.0 million in principal from the 2012 Convertible Note to the 2023 Convertible Note was accounted for as a debt modification. The 2023 Convertible Note was classified as a long-term liability as of June 30, 2023.

The difference between the proceeds received and the issuance-date fair value was recorded as a deemed capital contribution from related party in the condensed consolidated statements of redeemable convertible preferred stock and shareholders’ deficit.

The Company may prepay the 2023 Convertible Note in whole or in part without premium or penalty. Contingent upon, and effective concurrently with the Merger, the outstanding balance of principal and any unpaid accrued interest, shall automatically convert to ANZU Series A Preferred Stock at a conversion price of $10.00 per share.

If the BCA has terminated pursuant to its terms, at the sole discretion of the noteholder, the outstanding principal amount plus accrued and unpaid interest may be converted into shares of common stock at a conversion price of $1.00 per share, subject to various adjustments as defined in the agreement.

If the BCA has terminated pursuant to its terms and in the event that the Company obtains additional equity financing pursuant to which the Company sells shares of either common or preferred stock, at the sole discretion of the noteholder, the principal amount plus accrued and unpaid interest will convert to the class of stock being offered in the financing at a price per share equal to 80% of the price per share paid by investors for the offered shares.

8.	Common Stock

As of June 30, 2023 and December 31, 2022, the Company was authorized to issue 232,000,000 shares of par value $0.01 per share common stock. The voting, dividend and liquidation rights of the holders of the Company’s stock are subject to and qualified by the rights, powers and preferences of the holder of the preferred stock (see Note 9).

Common Stock Warrants (Related Party)

In November 2013, the Company issued warrants to purchase 70,000 shares of common stock to four shareholders in connection with the issuance of the 2013 Convertible Notes (see Note 7).

In November 2015, the Company issued warrants to purchase 2,300,000 shares of common stock in connection with the issuance of Series A preferred stock (see Note 9). In August 2017, the Company issued warrants to purchase an additional 2,300,000 shares of common stock in connection with the issuance of Series A preferred stock (see Note 9). In September 2018, the Company issued warrants to purchase 805,000 shares of common stock to one shareholder in connection with 2012 Convertible Note (See Note 7). In November 2019, the Company issued a warrant to purchase 920,000 shares of common stock to one shareholder in connection with the 2012 Convertible Note (see Note 7). In 2021, the Company issued a warrant to purchase 1,150,000 shares of common stock to one shareholder in connection with the 2012 Convertible Note (see Note 7). All of the common stock warrants issued by the Company through the year ended December 31, 2021 were classified within equity on the condensed consolidated balance sheet.

In July 2022, the Company issued a warrant to purchase 1,150,000 shares of common stock to one shareholder in connection with the 2012 Convertible Note (see Note 7). Upon issuance, the holder’s exercise of the warrants was conditioned on the Company increasing its authorized shares. As there were insufficient authorized shares available at the time of issuance, the warrant was classified as a liability and measured at fair value as of December 31, 2022. The Company incurred expense of $0.1 million upon the issuance of the warrant and $0.1 million for the change in the fair value of the warrant liability during the six months ended June 30, 2023.

On April 17, 2023, the common stock warrants were amended to provide for automatic cashless exercise or cancellation of the warrants immediately prior to the Merger.

The following table summarizes the Company’s outstanding common stock warrants as of June 30, 2023:

Year of issue	Numbers of Shares Issuable	Exercise Price	Expiration Date	Classification
2013	70,000	$0.25	Nov-2023	Equity
2015	2,300,000	$1.00	Nov-2025	Equity
2017	2,300,000	$1.00	Aug-2027	Equity
2018	805,000	$1.00	Jan-2029	Equity
2019	920,000	$1.00	Dec-2029	Equity
2021	1,150,000	$1.00	Dec-2030	Equity
2022	1,150,000	$1.00	July-2032	Liability
	8,695,000

9.	Redeemable Convertible Preferred Stock

As of June 30, 2023, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 10,000,000 shares of $0.01 par value preferred stock. The redeemable convertible preferred stock is classified outside of shareholders’ deficit because the shares contain certain redemption features that are not solely within the control of the Company.

During 2015, the Company issued and sold 2,000,000 shares of Series A redeemable convertible preferred stock at a price of $5.00 per share, for aggregate proceeds of $10.0 million. In connection with the issuance, the Company issued warrants to purchase 2,300,000 shares of common stock (see Note 8).

During 2017, the Company issued and sold 2,000,000 shares of Series A redeemable convertible preferred stock at a price of $5.00 per share, for aggregate proceeds of $10.0 million. In connection with the issuance, the Company issued warrants to purchase 2,300,000 shares of common stock (see Note 8).

Redeemable convertible preferred stock as of June 30, 2023 and December 31, 2022 consisted of the following (in thousands except share and per share amounts):

	June 30, 2023
						Common Stock
	Preferred Shares	Issued and	Issuance Price	Liquidation	Carrying	Issuable Upon
	Authorized	Outstanding	per Share	Preference	Value	Conversion
Series A	10,000,000	4,000,000	$5.00	$43,542	$19,973	20,000,000

	December 31, 2022
						Common Stock
	Preferred Shares	Issued and	Issuance Price	Liquidation	Carrying	Issuable Upon
	Authorized	Outstanding	per Share	Preference	Value	Conversion
Series A	10,000,000	4,000,000	$5.00	$42,542	$19,973	20,000,000

The holder of the redeemable convertible preferred stock has the following rights and preferences:

Voting rights

Each share of the Series A preferred stock entities the holder to a number of votes equaling 28 shares of common stock and shall have voting rights and powers equal to the voting rights and powers of the common stock. The Series A preferred stockholder is entitled to elect four members of the Company’s board of directors (the “Board”), and the common shareholders are entitled to elect three members of the Board.

Conversion rights

Each share of Series A preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance into such number of shares of common stock as determined by dividing the issuance price of the shares of Series A preferred stock of $5.00, by the conversion price, which was $1.00 per share as of June 30, 2023 and December 31, 2022 and is adjustable for certain dilutive events.

Redemption

The holder of Series A preferred stock is not entitled to any redemption rights, other than those under their liquidation rights discussed below. The Company also has the option to redeem the Series A preferred stock at any time at a price per share of $7.50 plus all accrued or declared but unpaid dividends.

Dividend Rights

The Series A preferred stock participates in dividends with common stock on an as-converted basis when declared by the Board. The Series A preferred stockholder is also entitled to a cumulative dividend which accrues at the rate of $0.50 per share per annum. The dividend accrues on a daily basis from and including the issuance date of such shares, whether or not declared, and will only be payable if declared by the Board or upon redemption.

There were no dividends declared as of either June 30, 2023 or December 31, 2022. The cumulative, undeclared dividends are $13.5 million and $12.5 million as of June 30, 2023 and December 31, 2022, respectively, and are included in the liquidation preference as disclosed on the condensed consolidated balance sheets.

Liquidation preference

In the event of any liquidation, deemed liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of the Series A preferred stock is entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any security of the Company that ranks junior to the Series A preferred stock, including, but not limited to, the common stock, the amount of $7.50 per share, (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus accrued or declared but unpaid dividends on each outstanding share of Series A preferred stock. Any remaining funds and assets available for distribution to the Company’s shareholders would be distributed amongst the holders of common stock on a pro-rata basis.

10.	Stock Options

The Company had a stock incentive plan (the “2003 Stock Option Plan”) that provided for the granting of stock options or other stock incentives to employees, officers, directors and consultants. The 2003 Stock Option Plan was administered by the Board, or a committee designated by the Board, which determined the persons who were to receive awards under the 2003 Stock Option Plan, the number of shares subject to each award and the term and exercise price of each award. The maximum term of options granted under the 2003 Stock Option Plan was ten years. The number of shares of common stock authorized to be issued was 6,400,000 under the 2003 Stock Option Plan.

In March 2013, the Company and its shareholders adopted a new plan (the “2013 Stock Option Plan”) on substantially the same terms and conditions of the 2003 Stock Option Plan. The Company and its shareholders reserved a total of 7,000,000 shares of common stock for issuance under the 2013 Stock Option Plan and reduced the number of shares of common stock available for issuance under the 2003 Stock Option Plan from 6,400,000 to 552,000. As of April 2013, the 2003 Stock Option Plan expired and no further stock options or shares may be granted under that plan.

On April 17, 2023, the Company and the stock option holders agreed that the stock options will be cancelled and terminated for no consideration upon the Merger. The cancellation and termination of the stock options are contingent upon the consummation of the Merger.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. No stock options were granted during the six months ended June 30, 2023 and 2022.

As of June 30, 2023 and December 31, 2022, all stock options outstanding were fully vested and there was no unrecognized stock-based compensation expense related to nonvested awards.

The following table summarizes the Company’s stock option activity for the six months ended June 30, 2023:

	Options	Weighted-average Exercise Price per Option	Weighted-average Remaining Contractual Term (Years)	Intrinsic Value
Oustanding at December 31, 2022	263,000	$1.25	1.01	$—
Outstanding at June 30, 2023	263,000	$1.25	0.51	$—
Exersisable and vested at June 30, 2023	263,000	$1.25	0.51	$—

The aggregate intrinsic value of stock options outstanding as of June 30, 2023 and December 31, 2022 is $0 because the fair value of the underlying common stock was less than the exercise price for all options as of each date.

11.	Related Party Transactions

The Company leases its headquarters office space in Minnesota from a shareholder, which is considered a related party (see Note 5). The lease is considered a common control leasing arrangement. The lease liability due to the shareholder was approximately $0.6 million at June 30, 2023 and December 31, 2022. The rent expense was immaterial for the six months ended June 30, 2023 and 2022.

The Company received several loan financings from shareholders between 2012 to 2023 (see Note 7 and Note 14).

12.	Commitment and Contingencies

The Company is party to various litigation matters arising from time to time in the ordinary course of business. In January 2020, the Company’s controlling shareholder and convertible debt holder, along with current and former directors of the Company were named in a lawsuit brought by minority shareholders. This lawsuit alleges our controlling shareholder of “self-dealing” in order to obtain control of the Company. In February 2020, there was a similar lawsuit referring to and citing the first lawsuit brought up by additional minority shareholders alleging our controlling shareholder and directors of similar wrong-doings. The February 2020 lawsuit was withdrawn in 2021. The Company has business liability insurance to cover litigation costs exceeding $50 thousand. As of June 30, 2023 and December 31, 2022, the Company has not recorded accruals for potential losses related to any existing or pending litigation claims as the Company’s management determined that there are no matters where a potential loss is probable and reasonably estimable. Although management has determined that a loss is not probable, it is reasonably possible that a loss may be incurred in connection with proceedings to which the Company is a party. Assessment of whether incurrence of a loss is probable, or a reasonable possibility, and an estimation of the loss, or a range of loss, involves complex judgments and numerous uncertainties. The plaintiffs in the litigation have not yet quantified the amount of their claimed monetary damages. As such, management cannot at this time estimate the reasonably possible loss or range of loss, if any, for this matter.

13.	Net Loss per Share

The following table sets forth the computation of basic and diluted loss per share (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Numerator:
Net loss	$(13,246)	$(1,236)	$(26,499)	$(3,107)
Less: Cumulative undeclared preferred dividends	(500)	(500)	(1,000)	(1,000)
Net loss attributable to common shareholders	$(13,746)	$(1,736)	$(27,499)	$(4,107)
Denominator:
Weighted average common stock outstanding, basic and diluted	139,153,144	139,162,672	139,153,144	139,162,672
Net loss per share attributable to common shareholders, basic and diluted	$(0.10)	$(0.01)	$(0.20)	$(0.03)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2023	2022
Stock options	263,000	263,000
Warrants to purchase common stock	8,695,000	7,545,000
Convertible notes payable (related party) (as converted to common stock)	83,055,331	68,336,824
Redeemable convertible preferred stock (as converted to common stock)	20,000,000	20,000,000
	112,013,331	96,144,824

14.	Subsequent Events

The Company has evaluated all events occurring through August 23, 2023, the date on which these condensed consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure, except for the following.

Convertible Notes Payable (Related Party)

In the third quarter of 2023, the Company drew $2.0 million of the available funds from the 2023 Convertible Note.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Envoy Medical Corporation, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Envoy Medical Corporation, Inc. (a Minnesota corporation) and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred cumulative losses from operations, has an accumulated deficit of $226 million as of December 31, 2022, and relies on external sources of liquidity to sustain operations. These conditions, along with other matters set forth in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in accounting principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for leases in 2022 due to the adoption of Accounting Standards Codification 842, Leases.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2023.

Fort Lauderdale, Florida

May 15, 2023

Envoy Medical Corporation, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$183	$1,121
Accounts receivable, net of allowance for doubtful accounts	41	88
Inventories	1,295	1,060
Prepaid expenses and other current assets	129	167
Total current assets	1,648	2,436
Property and equipment, net	331	188
Operating lease right-of-use assets (related party)	577	—
Total assets	$2,556	$2,624
Liabilities, redeemable convertible preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$1,003	$661
Accrued expenses	608	475
Convertible notes payable, current portion (related party)	448	—
Operating lease liability, current portion (related party)	125	—
Warranty liability, current portion	335	248
Total current liabilities	2,519	1,384
Convertible notes payable, net of current portion (related party)	33,397	23,477
Warranty liability, net of current portion	2,143	2,750
Operating lease liabilities, net of current portion (related party)	565	—
Warrant liability (related party)	127	—
Total liabilities	38,751	27,611
Commitments and contingencies (see Note 14)
Redeemable convertible preferred stock, $0.01 par value; 10,000,000 shares authorized as of December 31, 2022 and 2021; 4,000,000 shares issued and outstanding as of December 31, 2022 and 2021; liquidation value of $42,542 and $40,542 as of December 31, 2022 and 2021, respectively	19,973	19,973
Shareholders’ deficit:
Common stock, $0.01 par value; 232,000,000 shares authorized as of December 31, 2022 and 2021; 139,153,144 and 139,162,672 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,392	1,392
Additional paid-in capital	168,540	163,818
Accumulated deficit	(225,985)	(210,062)
Accumulated other comprehensive loss	(115)	(108)
Total shareholders’ deficit	(56,168)	(44,960)
Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$2,556	$2,624

The accompanying notes are an integral part of these consolidated financial statements.

Envoy Medical Corporation, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	December 31,
	2022	2021
Net revenues	$237	$310
Costs and operating expenses:
Cost of goods sold	957	769
Research and development	4,516	3,939
General and administrative	3,470	2,473
Total costs and operating expenses	8,943	7,181
Operating loss	(8,706)	(6,871)
Other expense:
Loss from changes in fair value of convertible notes payable (related party)	(7,090)	(1,748)
Other expense	(127)	(56)
Total other expense, net	(7,217)	(1,804)
Net loss	(15,923)	(8,675)
Cumulative undeclared preferred dividends	(2,000)	(2,000)
Net loss attributable to common shareholders	$(17,923)	$(10,675)
Net loss per share attributable to common shareholders, basic and diluted	$(0.13)	$(0.08)
Weighted-average common stock outstanding, basic and diluted	139,162,385	139,219,864
Other comprehensive loss:
Foreign currency translation adjustment	(7)	(10)
Other comprehensive loss	(7)	(10)
Comprehensive loss	$(15,930)	$(8,685)

The accompanying notes are an integral part of these consolidated financial statements.

Envoy Medical Corporation, Inc.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT

(In thousands, except share and per share amounts)

							Accumulated
	Redeemable Convertible						Other	Total
	Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Loss	Deficit
Balance at December 31, 2020	4,000,000	$19,973	139,225,172	$1,393	$158,551	$(201,387)	$(98)	$(41,541)
Common stock surrendered	—	—	(62,500)	(1)	1	—	—	—
Related party note and accrued interest surrendered	—	—	—	—	68	—	—	68
Foreign currency translation adjustment	—	—	—	—	—	—	(10)	(10)
Deemed capital contribution from related party	—	—	—	—	5,198	—	—	5,198
Net loss	—	—	—	—	—	(8,675)	—	(8,675)
Balance at December 31, 2021	4,000,000	$19,973	139,162,672	1,392	163,818	(210,062)	(108)	(44,960)
Common stock surrendered	—	—	(9,528)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(7)	(7)
Deemed capital contribution from related party	—	—	—	—	4,722	—	—	4,722
Net loss	—	—	—	—	—	(15,923)	—	(15,923)
Balance at December 31, 2022	4,000,000	$19,973	139,153,144	$1,392	$168,540	$(225,985)	$(115)	$(56,168)

The accompanying notes are an integral part of these consolidated financial statements.

Envoy Medical Corporation, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(15,923)	$(8,675)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	75	71
Loss on sale of property and equipment	—	1
Change in fair value of convertible notes payable (related party)	7,090	1,748
Change in fair value of warrant liabilities (related party)	35	—
Change in operating lease right-of-use assets (related party)	119	—
Increase (decrease) in inventory reserve	(41)	1
Changes in operating assets and liabilities:
Accounts receivable	47	(19)
Inventories	(194)	55
Prepaid expenses and other current assets	38	(23)
Accounts payable	342	227
Operating lease liabilities (related party)	(6)	—
Accrued expenses	133	(153)
Warranty liability	(520)	(169)
Net cash used in operating activities	(8,805)	(6,936)
Cash flows from investing activities
Purchases of property and equipment	(218)	(125)
Net cash used in investing activities	(218)	(125)
Cash flows from financing activities
Proceeds from the issuance of convertible notes payable (related party)	8,000	8,000
Issuance of warrants (related party)	92	58
Net cash provided by financing activities	8,092	8,058
Effect of exchange rate changes on cash	(7)	(10)
Net increase (decrease) in cash and cash equivalents	(938)	987
Cash at beginning of period	1,121	134
Cash at end of period	$183	$1,121
Supplemental disclosures of cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Noncash investing and financing activity
Surrender of related party convertible note payable and accrued interest into shareholders’ deficit	$—	$68
Deemed capital contribution from related party upon issuance of 2012 Convertible Notes	$4,722	$5,198

The accompanying notes are an integral part of these consolidated financial statements.

Envoy Medical Corporation, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of the Business and Basis of Presentation

Envoy Medical Corporation, Inc. (the “Company”) was incorporated in the State of Minnesota on November 6, 1995. The Company is focused on designing, developing and marketing fully implantable medical devices that improve hearing. The Company’s first commercial product, the Esteem PMA application, is a fully implantable hearing device. The Esteem PMA was cleared in 2010 by the United States Food and Drug Administration. The Company intends to continue to pursue development of a cochlear implant.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Envoy Medical Corporation and its wholly-owned subsidiaries Envoy Medical GmbH (Cologne) (GmbH) and Envoy Medical Internacional Do Brasil, which operate sales offices in Germany and Brazil, respectively. In May 2021, the Company closed its subsidiary in Brazil. All intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or no not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time the private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

2.    Summary of Significant Accounting Policies

Going Concern

Since inception, the Company has incurred cumulative losses from operations and has an accumulated deficit of $226 million at December 31, 2022. The Company has funded its operations and capital needs primarily through net proceeds from the issuances of convertible debt (see Note 8) and the sale of preferred stock (see Note 10). The Company will need to raise additional funds to sustain its operations and to meet its long-term strategic plans and management believes it will be able to obtain additional financing to fund its operations. Management’s plans include but are not limited to seeking external sources of liquidity.

Management believes that its existing cash balances combined with future capital raises, and cash receipts from products will be sufficient to fund ongoing operations through at least one year from the date the consolidated financial statements are issued. However, there can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s cash balances and future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to reduce certain discretionary spending, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which could have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to the useful lives of property and equipment, inventory reserves, warranty liability, the fair value of common stock, the fair value of convertible notes payable, the fair value of warrants and the outcome of litigation. Estimates and assumptions are reviewed periodically and the effect of changes, if any, are reflected in the consolidated statements of operations and comprehensive loss.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable, net. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

With respect to accounts receivable, the Company performs credit evaluations of its customers and does not require collateral. There have been no material losses on accounts receivable. There were no customers that accounted for 10% or more of sales for the years ended December 31, 2022 and 2021, respectively. There were no customers that accounted for 10% or more of the accounts receivable balance as of December 31, 2022 and 2021.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at December 31, 2022, and 2021. The Company maintains cash balances in bank accounts which, at times, may exceed federally insured limits.

Accounts Receivable, Net of Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company grants credit to customers in the normal course of business, but generally does not require collateral or other security to support amounts due. Accounts receivable are presented net of an allowance for doubtful accounts. Management performs ongoing credit evaluations of its customers based on financial information provided by the customer. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company estimates its allowance for doubtful accounts by considering numerous factors, including delinquency trends along with ongoing customer credit evaluations. The Company writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company had no material bad debt expense and there were no material contract assets as of December 31, 2022 and 2021. The allowance for doubtful accounts was not material as of December 31, 2022 and 2021.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company records write-downs of inventories which are obsolete or in excess of anticipated demand or net realizable value based on a consideration of marketability and product life cycle stage, historical net sales and demand forecasts which consider the assumptions about future demand and market conditions. Inventory on hand that is not expected to be sold or utilized is considered excess, and the Company recognizes the write-down in cost of revenue at the time of such determination. The write-down is determined by the excess of cost over net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. At the time of loss recognition, a new cost basis is established and subsequent changes in facts and circumstances would not result in an increase in the cost basis.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in operating results. Depreciation is calculated using the straight-line method over the estimated useful life of the asset, which ranges from three to seven years for property and equipment.

Operating Leases

Effective January 1, 2022, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) No. 2016-02, Leases (“Topic 842”) as subsequently amended. The Company adopted Topic 842, as amended, under the alternative modified retrospective transition approach, with no cumulative-effect adjustment on the opening balance of accumulated deficit as of the effective date (the effective date method). Under the effective date method, financial results reported in periods prior to January 1, 2022, are unchanged. The Company elected not to recognize the right to use an underlying asset (right-of-use “ROU” asset) and lease liabilities for short-term leases, which are those that have a lease term of twelve months or less, and includes renewal options in the measurement of lease liabilities only when the option to purchase or renew lease for the underlying asset is reasonably certain to be exercised. The Company has elected as an accounting policy to account for lease components and associated non-lease components as a single component.

The Company leases its headquarters office space under an operating lease with a related party. The Company also leases office space in Germany under an operating lease (see Note 6). The determination of whether an arrangement is, or contains, a lease is performed at the inception of the arrangement and as necessary at modification. Operating leases are recorded on the consolidated balance sheets with operating lease assets representing the right to use the ROU asset for the lease term and lease liabilities representing the obligation to make lease payments arising from the lease. The Company excludes variable lease payments in measuring ROU assets and lease liabilities, other than those that depend on an index, a rate or are in-substance fixed payments.

ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. The discount rate implicit within the Company’s leases is generally not determinable; therefore, the Company determines the discount rate using its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company, including equipment and ROU assets, are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows related to the assets are less than its carrying value. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its fair value. The Company did not incur any impairment charges during the years ended December 31, 2022 and 2021.

Fair Value Measurement

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

●	Level 1 — Observable inputs, such as quoted prices in active markets for identical assets and liabilities.
●	Level 2 — Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company elected the fair value option for the convertible notes payable (related party) (“Convertible Notes”)

under ASC Topic 825, Financial Instruments, with changes in fair value recorded in loss from changes in fair value of convertible notes payable (related party) each reporting period.

Redeemable Convertible Preferred Stock

The Company recorded the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies its redeemable convertible preferred stock outside of shareholders’ deficit on the consolidated balance sheets because, in the event of certain “liquidation events” as defined in the agreement, that are not solely within the Company’s control, the shares would become redeemable at the option of the holders. The Company did not adjust the carrying values of the redeemable convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at either of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

Warrant Liability (Related Party)

The Company classifies certain warrants to purchase common stock (see Note 9) as a liability on its consolidated balance sheets (included in accrued expenses) as these warrants are a free-standing financial instrument that may require the Company to transfer assets upon exercise. The warrant liability was initially recorded at fair value upon the date of issuance and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other expense in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to the performance obligations in the contract
●	Recognize revenue when or as performance obligations are satisfied

Revenue is recognized as performance obligations under the terms of a contract are satisfied, which generally occurs as control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer (“transaction price”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price using either the expected value or most likely amount method. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information that is reasonably available.

The Company primarily derives revenue from the sale of its hearing device products. Revenue from product sales is recognized upon transfer of control of the product to a customer, which occurs at a point in time, at the time the Company is notified the product has been implanted or used by the customer in a surgical procedure. The Company also sells extended warranty plans on a limited basis. Revenue from extended warranty plans is recognized ratably over time and is immaterial. Amounts received from a customer prior to fulfillment of the performance obligation are included as accrued expenses on the consolidated balance sheets and are immaterial as of December 31, 2022 and 2021. The Company has elected to account for shipping and handling activities performed as activities to fulfill the promise to transfer the products, and therefore these activities are not assessed as a separate performance obligation to its customers.

Revenue is measured as the amount of consideration the Company expects to receive, which is based on the invoiced price. The majority of the Company’s contracts have a single performance obligation and are short term in nature. The Company’s contracts do not include variable consideration.

Payment terms differ by geography and customer, but payment is generally required within 30 days from the date of product utilization. The Company also offers extended payment plans on a limited basis. Amounts due to the Company under payment plans that extend beyond 12 months are immaterial as of December 31, 2022 and 2021, therefore the Company does not adjust the promised amount of consideration for the effects of a significant financing component.

Cost of Goods Sold

Cost of goods sold is comprised of the costs of merchandise sold, as well as the related inbound freight costs and labor directly attributable to bringing certain goods to a saleable condition. In categorizing costs, the Company captures applicable depreciation and costs to maintain and run revenue generating technology, equipment related costs and any personnel-related costs as cost of goods sold.

Product Warranty

The Company provides a limited warranty for implantable components. At the time product revenue is recognized, the Company reserves for estimated future costs that may be incurred under its warranties based on historical experience. The limited warranty liability is recorded in accrued expenses in the consolidated balance sheets. As of December 31, 2022 and 2021, the amount of accrued limited warranty was immaterial and the Company’s warranty payments were immaterial.

During 2013, the Company offered a lifetime warranty to clinical trial patients to cover battery and surgery related costs. The Company estimates the costs that may be incurred under this lifetime warranty and records a liability in the amount of such costs at its present value. The lifetime warranty is recorded in warranty liability in the consolidated balance sheets. As of December 31, 2022 and 2021, warranty liability was $2.5 million and $3.0 million, respectively, of which $0.3 million and $0.2 million, respectively, was classified as a current liability in the consolidated balance sheets.

Patents

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Research and Development Costs

Expenditures for research and development activities are charged to operations as incurred. Research and development costs include salaries, employee benefits and laboratory testing expenses.

Stock-Based Compensation

The cost of employee and non-employee stock awards is measured at the grant date fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the equity award. Compensation expense for awards includes the impact of forfeiture in the period when they occur. The Company determines the fair value of stock options granted using the Black-Scholes option-pricing model.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company has recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefits.

The Company recognizes the financial statement benefit of a tax position only to the extent the position is more likely than not to be sustained upon audit based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has elected to recognize interest and penalties related to uncertain tax positions in the provision for income taxes.

Foreign Currency Translation

The Euro is the functional currency for the Company’s foreign subsidiary in Germany and the Brazilian Real is the functional currency of the Company’s subsidiary in Brazil. The assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at the end-of-the-period exchange rates, and the revenues and expenses are translated at weighted-average rates for the year. Unrealized translation gains and losses are recorded as a translation adjustment, which is included in the consolidated statements of redeemable convertible preferred stock and shareholders’ deficit as a component of accumulated other comprehensive loss.

Net Loss per Share

The Company applies the two-class method to compute basic and diluted net loss per share attributable to common shareholders, when shares meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. The Company reported a net loss attributable to common shareholders for the years ended December 31, 2022 and 2021.

Basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of shares outstanding, plus the impact of potential common shares, if dilutive, resulting from the potential exercise of warrants or options, and the potential conversion of preferred stock or convertible notes, into common stock, under the if-converted method. Due to the net losses for the years ended December 31, 2022 and 2021, basic and dilutive net loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

Segments

Operating segments are identified as components of enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding resource allocation and assessing performance. The Company has determined that its CODM is its Chief Executive Officer. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making decisions, allocating resources and evaluating performance. Consequently, the Company has determined it operates in one operating and reportable segment.

Recently Adopted Accounting Pronouncements

Effective January 1, 2022, the Company adopted Topic 842. The Company utilized the effective date transition method set forth in ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which allows entities to elect to initially apply the new lease accounting standard as of the adoption date and recognize a cumulative-effect adjustment to the opening balance of shareholders’ deficit at such date. In addition, the Company elected the transition package of practical expedients permitted within the standard, which allowed it to carry forward the historical lease classification for arrangements that commenced prior to the effective date. As a result of the adoption of Topic 842 on January 1, 2022, the Company recorded both operating lease assets of $0.7 million and operating lease liabilities of $0.8 million.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU No. 2020-06”). The new guidance is intended to simplify the accounting for certain convertible instruments with characteristics of both liability and equity. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. The guidance also expands disclosure requirements for convertible instruments and simplifies diluted earnings-per-share calculations by requiring the use of the if-converted-method. The guidance was effective for fiscal years beginning after December 15, 2021, and could be adopted either on a fully retrospective or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginnings after December 31, 2020. The Company adopted the new standard as of January 1, 2021, under the modified retrospective approach. The adoption of ASU No. 2020-06 did not have a material effect on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU No. 2016-13”). This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU No. 2016-13 also provides updated guidance regarding the impairment of available-for-sale debt securities and includes additional disclosure requirements. The new guidance is effective for fiscal periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the effect that ASU No. 2016-13 will have on its consolidated financial statements and related disclosures.

3.    Fair Value Measurement

The following tables provide information related to the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes payable, net of current portion (related party)	$—	$—	$33,397	$33,397
Convertible notes payable, current portion (related party)	—	—	448	448
Warrant liability (related party)	—	—	127	127
	$—	$—	$33,972	$33,972

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes payable, net of current portion (related party)	$—	$—	$23,477	$23,477
	$—	$—	$23,477	$23,477

The fair value of the Convertible Notes was based on a probability-weighted expected return model (“PWERM”), which represents Level 3 measurements. The valuation utilized unobservable inputs, including estimates of the probability and timing of future commercialization of products not yet approved by the FDA or other regulatory agencies. Other significant assumptions include the discount rate, the fair value of our common stock, volatility, probability of the Convertible Notes being held to maturity, the probabilities of certain exit events, including a qualified financing, initial public offering (“IPO”) or merger with a special-purpose acquisition company (“SPAC”),and estimated recovery in the event of default.

The significant inputs that were used in the valuation of the Convertible Notes include (in thousands, except per share amounts):

	December 31,
	2022	2021
Share price	$0.33	$0.29
Discount rate	14.8%	13.9%
Volatility	91.0%	85.0%
Probability of qualified financing	5.0%	10.0%
Probability of SPAC/IPO	25.0%	0%
Probability of default	60.0%	70.0%
Probability of held to maturity	10.0%	20.0%
Recovery upon default	$10,000	$10,000

Significant judgment is required in selecting the significant inputs. At December 31, 2022, an evaluation was performed to assess those inputs and general market conditions potentially affecting the fair market value of the Convertible Notes. Should the probability of default increase or decrease by 5.0%, the fair value of the Convertible Notes could decrease or increase by $2.6 million, respectively. Should the discount rate increase or decrease by 5.0%, the fair value of the Convertible Notes could decrease by $1.5 million or increase by $1.6 million, respectively. The fair value of the Convertible Notes is subject to variation should the expected future cash flows vary significantly from the estimates.

The Company has classified the warrants within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (Level 3) inputs. Key estimates and assumptions impacting the fair value measurement include (i) the expected term of the warrants, (ii) the risk-free interest rate, (iii) the expected dividend yield and (iv) expected volatility of the price of the underlying common stock. The Company estimated the fair value per share of the underlying common stock based, in part, on the results of third-party valuations and additional factors deemed relevant. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. As the Company is a private company and lacks company-specific historical and implied volatility information of its stock, the expected stock volatility was based on the historical volatility of publicly traded peer companies for a term equal to the remaining expected term of the warrants.

The following table presents the unobservable inputs of the warrant liability:

	December 31,
	2022	2021
Risk-free interest rate	3.9%	Not applicable
Expected dividend yield	0.0%	Not applicable
Expected term (in years)	9.5	Not applicable
Expected volatility	62.8%	Not applicable

The following table summarizes the activity for the Company’s Level 3 instruments measured at fair value on a recurring basis (in thousands):

	Convertible Notes	Warrant Liability
	(Related Party)	(Related Party)
Balance as of December 31, 2020	$18,870	$—
Issuances	2,859	—
Change in fair value	1,748	—
Balance as of December 31, 2021	23,477	—
Issuances	3,278	92
Change in fair value	7,090	35
Balance as of December 31, 2022	$33,845	$127

During the years ended December 31, 2022, and 2021, there were no transfers between Level 1 and Level 2, nor into and out of Level 3.

4.    Balance Sheet Details – Current Assets and Current Liabilities

Inventories

Inventories, consisted of the following (in thousands):

	December 31,
	2022	2021
Raw materials	$1,010	$811
Work-in-progress	164	112
Finished goods	121	137
	$1,295	$1,060

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2022	2021
Prepaid maintance fees and subscriptions	$73	$85
Prepaid insurance	21	21
Other prepaid expenses	35	61
	$129	$167

Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2022	2021
Inventory purchased not invoiced	$210	$7
Professional fees	168	56
Payroll and benefits	96	117
Accrued warranty reserve	43	54
Accrued clinical expenses	17	16
Contract liabilities	15	15
Taxes payable	6	54
Deferred rent	—	131
Other	53	25
	$608	$475

5.    Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2022	2021
Office equipment	$754	$602
Research and development equipment	4,106	4,043
	4,860	4,645
Less: Accumulated depreciation	(4,529)	(4,457)
	$331	$188

Depreciation expense was $75 thousand and $71 thousand for the years ended December 31, 2022 and 2021, respectively.

6.     Operating Leases

The Company leases its headquarters office space in Minnesota and leases office space in Germany. The lease for the Company’s headquarters office space expires at the end of 2027. This headquarters office space lease is with a shareholder, which is considered a related party. The lease of the office space in Germany is not with a related party and is immaterial.

The components of leases and lease costs were as follows (in thousands):

December 31,
2022
Operating lease right-of-use assets (related party)	$577
Operating lease liability, current portion (related party)	$125
Operating lease liabilities, net of current portion (related party)	565
$690

December 31,
2022
Operating lease cost	$124
$124

Prior to the adoption of Topic 842 on January 1, 2022, the Company recognized rent expense on a straight-line basis over the period in which benefit was obtained from the lease. Total rent expense associated with operating leases was $124 thousand for the year ended December 31, 2021.

Other supplemental information of lease amounts recognized in the consolidated financial statements is summarized as follows:

December 31,
2022
Cash paid for amounts included in the measurement of lease liabilities	$138
Right-of-use assets obtained in exchange for new operating lease obligations	$696
Weighted-average remaining lease term - in years	4.9
Weighted-average discount rate	5.0%

Future minimum lease payments associated with these leases were as follows on December 31, 2022 (in thousands):

Amount
2023	$140
2024	161
2025	153
2026	153
2027	97
704
Less: Imputed interest	(14)
$690

Future minimum lease payments associated with these leases were as follows on December 31, 2021 (in thousands):

Amount
2022	$141
2023	140
2024	161
2025	153
2026	153
2027	97
$845

7.    Warranty Liability

Changes in warranty liability were as follows (in thousands):

	December 31,
	2022	2021
Balance at beginning of the year	$2,998	$3,166
Reversal of warranty accrual	(456)	(65)
Utilization	(64)	(103)
Balance at end of the year	$2,478	$2,998

The assumptions utilized in developing the liability as of December 31, 2022 and 2021 include an estimated cost per unit of $6 thousand, an average battery life of 5 years, inflationary increase of 3.6% in 2022 and 2.4% in 2021, and an average patient life calculated based on probabilities outlined in the PRI-2012 mortality tables, published from the Society of Actuaries. Additionally, a discount rate of 5.0% and 2.8% was used in the calculation as of December 31, 2022 and 2021, respectively.

8.    Convertible Notes Payable (Related Party)

The Company received several loan financings from shareholders from 2012 to 2022, in an aggregate outstanding principal amount of $59.7 million and $51.7 million as of December 31, 2022 and December 31, 2021, respectively. The Convertible Notes bear interest at 4.5% per annum. The Convertible Notes are secured by the Company’s assets. The Company elected the fair value option for the Convertible Notes under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period. The Convertible Notes did not include any financial covenants and were subject to acceleration upon the occurrence of specified events of default. The terms of the Convertible Notes are described below.

2012 Convertible Note

In 2012, the Company issued a convertible note to a shareholder (“2012 Convertible Note”), which was subsequently amended and restated. These amendments allowed for the issuance of additional principal under the existing agreements and resulted in various drawdowns since 2012. In March 2021, the 2012 Convertible Note agreement was amended and restated to allow for an additional draw of $10.0 million. The March 2021 amendment also extended the maturity date of both the existing debt and any future draws to December 31, 2025. In June 2022, the 2012 Convertible Note agreement was amended and restated to allow for an additional draw of $10.0 million. These amendments were accounted for as debt modifications. The Company elected the fair value option for the Convertible Notes. The Company received proceeds of $8.0 million from the issuance of the 2012 Convertible Note in each of the years ended December 31, 2022 and 2021. The fair value of the 2012 Convertible Note on the date of issuance was $3.3 million and $2.9 million on the respective drawdown dates in 2022 and 2021, respectively. The difference between the proceeds received and the issuance-date fair value was recorded as a deemed capital contribution from related party on the consolidated statements of redeemable convertible preferred stock and shareholders’ deficit.

The outstanding principal amount of the 2012 Convertible Note was $59.0 million and $51.0 million as of December 31, 2022 and December 31, 2021, respectively. Undrawn principal under the arrangement amounted to $5 million and $3 million as of December 31, 2022, and 2021, respectively. The 2012 Convertible Note matures on December 31, 2025, and was classified as a long-term liability as of December 31, 2022 and 2021. The 2012 Convertible Note bears interest at 4.5% per annum. The Company granted detachable common stock warrants to the shareholder in connection with the 2012 Convertible Note (see Note 9).

At any time prior to maturity, at the sole discretion of the noteholder, the outstanding principal amount plus accrued and unpaid interest may be converted into shares of common stock at a conversion price of $1.00 per share, subject to various adjustments as defined in the agreement.

In the event that the Company obtains additional equity financing pursuant to which the Company sells shares of either common or preferred stock, at the sole discretion of the shareholder, the principal amount plus accrued and unpaid interest will convert to the class of stock being offered in the financing at a price per share equal to 80% of the price per share paid by investors for the offered shares.

2013 Convertible Notes

In 2013, the Company issued convertible notes to various shareholders (“2013 Convertible Notes”), which were subsequently amended and restated. The outstanding principal amount of these notes were $0.7 million and $0.7 million as of December 31, 2022 and December 31, 2021, respectively. The 2013 Convertible Notes mature on December 31, 2023, and were classified as current liabilities as of December 31, 2022 and non-current liabilities as of December 31, 2021. The 2013 Convertible Notes bear interest at 4.5% per annum. The Company granted detachable common stock warrants to the noteholders in connection with the issuance of the 2013 Convertible Notes (see Note 9). The 2013 Convertible Notes are subordinated to the 2012 Convertible Note and include the same conversion features as the 2012 Convertible Note. In addition, in the event the Company completes an equity financing in which it sells a minimum of $2,500,000 of new stock, at the sole discretion of the Company, the principal amount plus accrued and unpaid interest will convert into common stock at $1.00 per share. If the effective conversion price is less than $1.00, the price per share shall be equal to 80% of the price per share paid by the other investors.

In November 2021, a holder of the 2013 Convertible Notes surrendered their convertible note payable of $50 thousand, as well as accrued interest of $18 thousand, which was treated as a capital contribution given the related party nature of the debt.

9.    Common Stock

As of December 31, 2022 and 2021, the Company was authorized to issue 232,000,000 shares of par value $0.01 per share common stock. The voting, dividend and liquidation rights of the holders of the Company’s stock are subject to and qualified by the rights, powers and preferences of the holder of the preferred stock (see Note 10). Shareholders surrendered 9,528 and 62,500 shares of common stock in the years ended December 31, 2022 and 2021, respectively.

Common Stock Warrants (Related Party)

In November 2013, the Company issued warrants to purchase 70,000 shares of common stock to four shareholders in connection with the issuance of the 2013 Convertible Notes (see Note 8).

In November 2015, the Company issued warrants to purchase 2,300,000 shares of common stock in connection with the issuance of Series A preferred stock (see Note 10). In August 2017, the Company issued warrants to purchase an additional 2,300,000 shares of common stock in connection with the issuance of Series A preferred stock (see Note 10). In September 2018, the Company issued warrants to purchase 805,000 shares of common stock to one shareholder in connection with 2012 Convertible Note (See Note 8). In November 2019, the Company issued a warrant to purchase 920,000 shares of common stock to one shareholder in connection with the 2012 Convertible Note (see Note 8). In 2021, the Company issued a warrant to purchase 1,150,000 shares of common stock to one shareholder in connection with the 2012 Convertible Note (see Note 8). The Company incurred expense of $58 thousand for the issuance of warrants in 2021. All of the common stock warrants issued by the Company through the year ended December 31, 2021 were classified within equity on the consolidated balance sheet.

In July 2022, the Company issued a warrant to purchase 1,150,000 shares of common stock to one shareholder in connection with the 2012 Convertible Note (see Note 8). Upon issuance, the holder’s exercise of the warrants was conditioned on the Company increasing its authorized shares. As there were insufficient authorized shares available at the time of issuance, the warrant was classified as a liability and measured at fair value as of December 31, 2022. The Company incurred expense of $92 thousand upon the issuance of the warrant, and $35 thousand for the change in the fair value of the warrant liability during the year ended December 31, 2022.

The following table summarizes the Company’s outstanding common stock warrants as of December 31, 2022:

	Numbers of Shares
Year of issue	Issuable	Exercise Price	Expiration Date	Classification
2013	70,000	$0.25	Nov-2023	Equity
2015	2,300,000	$1.00	Nov-2025	Equity
2017	2,300,000	$1.00	Aug-2027	Equity
2018	805,000	$1.00	Jan-2029	Equity
2019	920,000	$1.00	Dec-2029	Equity
2021	1,150,000	$1.00	Dec-2030	Equity
2022	1,150,000	$1.00	July-2032	Liability
	8,695,000

10.  Redeemable Convertible Preferred Stock

As of December 31, 2022, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 10,000,000 shares of $0.01 par value preferred stock. The redeemable convertible preferred stock is classified outside of shareholders’ deficit because the shares contain certain redemption features that are not solely within the control of the Company.

During 2015, the Company issued and sold 2,000,000 shares of Series A redeemable convertible preferred stock at a price of $5.00 per share, for aggregate proceeds of $10.0 million. In connection with the issuance, the Company issue warrants to purchase 2,300,000 shares of common stock (see Note 9).

During 2017, the Company issued and sold 2,000,000 shares of Series A redeemable convertible preferred stock at a price of $5.00 per share, for aggregate proceeds of $10.0 million. In connection with the issuance, the Company issued warrants to purchase 2,300,000 shares of common stock (see Note 9).

Redeemable convertible preferred stock as of December 31, 2022 and December 31, 2021 consisted of the following (in thousands except share and per share amounts):

	December 31, 2022
						Common Stock
	Preferred Shares	Issued and	Issuance Price	Liquidation	Carrying	Issuable Upon
	Authorized	Outstanding	per Share	Preference	Value	Conversion
Series A	10,000,000	4,000,000	$5.00	$42,542	$19,973	20,000,000

	December 31, 2021
						Common Stock
	Preferred Shares	Issued and	Issuance Price	Liquidation	Carrying	Issuable Upon
	Authorized	Outstanding	per Share	Preference	Value	Conversion
Series A	10,000,000	4,000,000	$5.00	$40,542	$19,973	20,000,000

The holder of the redeemable convertible preferred stock has the following rights and preferences:

Voting rights

Each share of the Series A preferred stock entities the holder to a number of votes equaling 28 shares of common stock and shall have voting rights and powers equal to the voting rights and powers of the common stock. The Series A preferred stockholder is entitled to elect four members of the Company’s board of directors (the “Board”), and the common shareholders are entitled to elect three members of the Board.

Conversion rights

Each share of Series A preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance into such number of shares of common stock as determined by dividing the issuance price of the shares of Series A preferred stock of $5.00, by the conversion price, which was $1.00 per share as of December 31, 2022 and 2021 and is adjustable for certain dilutive events.

Redemption

The holder of Series A preferred stock is not entitled to any redemption rights, other than those under their liquidation rights discussed below. The Company also has the option to redeem the Series A preferred stock at any time at a price per share of $7.50 plus all accrued or declared but unpaid dividends.

Dividend Rights

The Series A preferred stock participates in dividends with common stock on an as-converted basis when declared by the Board. The Series A preferred stockholder is also entitled to a cumulative dividend which accrues at the rate of $0.50 per share per annum. The dividend accrues on a daily basis from and including the issuance date of such shares, whether or not declared, and will only be payable if declared by the Board or upon redemption.

There were no dividends declared as of either December 31, 2022 and 2021. The cumulative, undeclared dividends are $12.5 million and $10.5 million as of December 31, 2022 and 2021, respectively, and are included in the liquidation preference as disclosed on the consolidated balance sheets.

Liquidation preference

In the event of any liquidation, deemed liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of the Series A preferred stock is entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any security of the Company that ranks junior to the Series A preferred stock, including, but not limited to, the common stock, the amount of $7.50 per share, (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus accrued or declared but unpaid dividends on each outstanding share of Series A preferred stock. Any remaining funds and assets available for distribution to the Company’s shareholders would be distributed amongst the holders of common stock on a pro-rata basis.

11.  Stock Options

The Company had a stock incentive plan (the “2003 Stock Option Plan”) that provided for the granting of stock options or other stock incentives to employees, officers, directors and consultants. The 2003 Stock Option Plan was administered by the Board, or a committee designated by the Board, which determined the persons who were to receive awards under the 2003 Stock Option Plan, the number of shares subject to each award and the term and exercise price of each award. The maximum term of options granted under the 2003 Stock Option Plan was ten years. The number of shares of common stock authorized to be issued was 6,400,000 under the 2003 Stock Option Plan.

In March 2013, the Company and its shareholders adopted a new plan (the “2013 Stock Option Plan”) on substantially the same terms and conditions of the 2003 Stock Option Plan. The Company and its shareholders reserved a total of 7,000,000 shares of common stock for issuance under the 2013 Stock Option Plan and reduced the number of shares of common stock available for issuance under the 2003 Stock Option Plan from 6,400,000 to 552,000. As of April 2013, the 2003 Stock Option Plan expired and no further stock options or shares may be granted under that plan.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. No stock options were granted during the years ended December 31, 2022 and 2021.

As of December 31, 2022 and 2021, all stock options outstanding were fully vested and there was no unrecognized stock-based compensation expense related to nonvested awards.

Options outstanding as of and for the years ended December 31, 2022 and 2021 is summarized as follows:

			Weighted-average
		Weighted-average	Remaining
		Exercise Price per	Contractual Term
	Options	Option	(Years)	Intrinsic Value
Outstanding at December 31, 2021	263,000	$1.25	2.01	$—
Outstanding at December 31, 2022	263,000	$1.25	1.01	$—
Exersisable and vested at December 31, 2022	263,000	$1.25	1.01	$—

The aggregate intrinsic value of stock options outstanding as of December 31, 2022 and 2021 is $0 because the fair value of the underlying common stock was less than the exercise price for all options as of each date.

12.  Income Taxes

The provision for income taxes consisted of the following for the years ended December 31 (in thousands):

	2022	2021
Current
Federal	$—	$—
State	—	—
Deferred expense (benefit)	645	1,019
Deferred tax asset valuation allowance	(645)	(1,019)
	$—	$—

The Company has incurred net operating losses since inception. A reconciliation of income tax (benefit) expense to the statutory federal tax rate is as follows:

	2022	2021
Tax expense at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	1.5%	3.0%
Permanent items	-9.5%	-5.1%
Federal business credits	-0.6%	-0.3%
Valuation allowance	-4.1%	-11.6%
Rate changes	0.8%	-2.1%
True up of deferred balances	0.0%	19.8%
Expiration of NOL carryovers	-9.1%	-24.2%
Other	0.0%	-0.5%
Effective income tax rate	0.0%	0.0%

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset were as follows as of December 31 (in thousands):

	2022	2021
Net operating loss carryforward	$40,296	$40,606
Research and development credit	2,041	2,142
Other	2,081	1,025
	44,418	43,773
Less: Valuation allowance	(44,418)	(43,773)
	$—	$—

The reconciliation of tax contingencies is as follows (in thousands):

	2022	2021
Gross tax contingencies – January 1	$608	$577
Gross increases to tax positions in prior periods	—	31
Gross decreases to tax positions in prior periods	—	—
Lapse of statute of limitations	$(63)	—
Gross tax contingencies – December 31	$545	$608

The change in valuation allowance was $0.6 million and $1.0 million for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, the Company had federal tax net operating loss carryforwards of approximately $177.6 million which will be available to offset earnings during the carryforward period. Additionally, as of December 31, 2022, the Company had state net operating loss carryforwards of approximately $44.0 million. If not used, these carryforwards, including federal tax carryforwards generated prior to December 31, 2017, began to expire in 2022 continuing through 2035. As a result of the Tax Cuts and Jobs Act, the federal tax net operating loss carryforwards generated in the years ended December 31, 2018 through 2022 do not expire. In addition, significant changes in ownership of the Company as defined in Section 382 of the Internal Revenue Code could put limitations on the availability of the net operating loss carryforwards. Currently, no analysis has been performed to determine the applicability of the limitations if any that may have occurred to date.

As of December 31, 2022, the Company had federal research and development credits carryforwards of approximately $1.9 million. Additionally, the Company had gross state research and development credits carryforwards of approximately $0.8 million as of December 31, 2022. Both the federal and state research and development credits carryforwards will be available to offset earnings during the carryforward period. If not used, these credits will expire in 2022 through 2035.

The impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the consolidated financial statements at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized in the consolidated financial statements unless it is more likely than not of being sustained.

The Company has reduced its deferred tax asset for research and development credit by approximately $0.5 million and $0.6 million for uncertain tax positions as of December 31, 2022 and 2021, respectively.

The Company files tax returns in the U.S. federal jurisdiction and various states. For federal income tax purposes, fiscal 2019 through 2022 tax years remain open for examination by tax authorities under the normal three-year statute of limitations. For state tax purposes, fiscal 2018 through 2022 tax years remain open for examination by the tax authorities under a four-year statute of limitations. Since the Company has net operating losses and credit carryforwards, the IRS is able to make adjustments to these carryforwards back to the carryover period.

13.  Related Party Transactions

The Company leases its headquarters office space in Minnesota from a shareholder, which is considered a related party (see Note 6). The lease is considered a common control leasing arrangement. The lease liability due to the shareholder was approximately $0.7 million at December 31, 2022. The rent expense was approximately $0.1 million for the years ended December 31, 2022 and 2021.

The Company received several loan financings from shareholders between 2012 to 2022 (see Note 8).

14.  Commitment and Contingencies

The Company is party to various litigation matters arising from time to time in the ordinary course of business. In January 2020, the Company’s controlling shareholder and convertible debt holder, along with current and former directors of the Company were named in a lawsuit brought by minority shareholders. This lawsuit alleges our controlling shareholder of “self-dealing” in order to obtain control of the Company. In February 2020, there was a similar lawsuit referring to and citing the first lawsuit brought up by additional minority shareholders alleging our controlling shareholder and directors of similar wrong-doings. The February 2020 lawsuit was withdrawn in 2021. The Company has business liability insurance to cover litigation costs exceeding $50 thousand. As of December 31, 2022 and 2021, the Company has not recorded accruals for potential losses related to any existing or pending litigation claims as the Company’s management determined that there are no matters where a potential loss is probable and reasonably estimable. Although management has determined that a loss is not probable, it is reasonably possible that a loss may be incurred in connection with proceedings to which the Company is a party. Assessment of whether incurring a loss is probable, or a reasonable possibility, and an estimation of the loss, or range of loss, involves complex judgments and numerous uncertainties. The plaintiffs in the litigation have not yet quantified the amount of their claimed monetary damages. As such, management cannot at this time estimate the reasonably possible loss or range of loss, if any, for this matter.

15.  Net Loss per Share

The following table sets forth the computation of basic and diluted loss per share (in thousands, except share and per share amounts):

	December 31,
	2022	2021
Numerator:
Net loss	$(15,923)	$(8,675)
Less: Cumulative undeclared preferred dividends	(2,000)	(2,000)
Net loss attributable to common shareholders	$(17,923)	$(10,675)
Denominator:
Weighted average common stock outstanding, basic and diluted	139,162,385	139,219,864
Net loss per share attributable to common shareholders, basic and diluted	$(0.13)	$(0.08)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2022	2021
Stock options	263,000	263,000
Warrants to purchase common stock	8,695,000	7,545,000
Convertible notes payable (related party) (as converted to common stock)	74,640,975	64,148,339
Redeemable convertible preferred stock (as converted to common stock)	20,000,000	20,000,000
	103,598,975	91,956,339

16.  Subsequent Events

The Company has evaluated all events occurring through May 15, 2023, the date on which these consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure, except for the following.

Proposed Merger

On April 17, 2023, the Company entered into a Business Combination Agreement with Anzu Special Acquisition Corp I (“Anzu”) and Envoy Merger Sub, Inc, a wholly owned subsidiary of Anzu (“Merger Sub”), pursuant to which, and subject to the approval of the stockholders of Anzu, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Anzu (the “Merger”). References to the “Combined Company” mean Anzu after giving effect to the closing of the merger, at which time Anzu will be renamed “Envoy Medical, Inc.” The Merger is expected to be accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method, Anzu, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. This determination is primarily based on the expectation, that immediately following the Merger, our shareholders will have a majority of the voting power of the Combined Company, the Company will control the majority of the board seats of Combined Company, and the Company’s senior management will comprise all of the senior management of Combined Company.

Convertible Notes Payable (Related Party)

On April 17, 2023, the Convertible Notes were amended to provide for automatic conversion of the Convertible Notes immediately prior to the Merger. The conversion formula was not adjusted as part of this amendment (see Note 8).

In 2023, the Company drew $5.0 million of the available funds from the 2012 Convertible Notes. On April 17, 2023, the Company entered into a convertible promissory note agreement with a shareholder for a principal of $10.0 million and interest rate of 4.5%.

Common Stock Warrants (Related Party)

On April 17, 2023, the common stock warrants (see Note 9) were amended to provide for automatic cashless exercise or cancellation of the warrants immediately prior to the Merger.

Stock Options

On April 17, 2023, the Company and the stock option holders agreed that the stock options will be cancelled and terminated for no consideration upon the Merger. The cancellation and termination of the stock options is contingent upon the consummation of the Merger.

Annex A-1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ANZU SPECIAL ACQUISITION CORP I,

ENVOY MERGER SUB, INC.,

and

ENVOY MEDICAL CORPORATION

Dated as of April 17, 2023

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EXHIBIT A	Form of Registration Rights Agreement
EXHIBIT B	Form of Certificate of Designation
EXHIBIT C	Form of Amended and Restated SPAC Certificate of Incorporation
EXHIBIT D	Form of SPAC Equity Incentive Plan
EXHIBIT E	Form of SPAC Employee Stock Purchase Plan
SCHEDULE 1.01	Company Knowledge Parties
SCHEDULE 6.01	Conduct of Business by the Company Pending the Merger
SCHEDULE 7.03	Key Company Shareholders
SCHEDULE 8.02(g)	Key Persons

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of April 17, 2023 (this “Agreement”), by and among Anzu Special Acquisition Corp I, a Delaware corporation (the “SPAC”), Envoy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Envoy Medical Corporation, a Minnesota corporation (the “Company”). The SPAC, Merger Sub and the Company are sometimes referred to herein individually as a “party” and, collectively, as the “parties.” Capitalized terms used but not defined elsewhere herein shall have the meanings assigned to them in Section 1.01.

WHEREAS, Merger Sub is a wholly owned direct Subsidiary of the SPAC;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Minnesota Business Corporation Act (the “Minnesota Statutes”), the SPAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, privately-held Subsidiary of the SPAC, and the SPAC will change its name to “Envoy Medical”, which will continue as the surviving public corporation after the Closing (“Envoy Medical”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the shareholders of the Company once the Registration Statement has been declared effective;

WHEREAS, the Board of Directors of the SPAC (the “SPAC Board”) has (a) determined this Agreement to be in the best interests of the SPAC, approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to shareholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of the SPAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, Anzu SPAC GP I LLC, a Delaware limited liability company (the “Sponsor”), and the SPAC have executed and delivered to the Company the Sponsor Support Agreement, providing that, among other things, the Sponsor will (a) vote its shares of SPAC Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) forfeit all of its private warrants to purchase shares of SPAC Common Stock and (c) forfeit certain shares of SPAC Common Stock to be held by Sponsor on the terms set forth therein;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the SPAC, the Company and the Key Company Shareholders have executed and delivered to the SPAC the Shareholder Support Agreement, providing that, among other things, Key Company Shareholders will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company and each holder of Company Options have executed and delivered to the SPAC the Option Cancellation Agreements, providing that, among other things, the Company Options shall be cancelled at the Effective Time;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company and each holder of Company Warrants have executed and delivered to the SPAC the Warrant Amendment Agreements, providing that, among other things, the Company Warrants shall be exercised (on a net exercise basis) and converted into shares of Company Common Stock immediately prior to the Effective Time;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company and each holder of Company Convertible Notes have executed and delivered to the SPAC the Convertible Note Amendment Agreements, providing that, among other things, the Company Convertible Notes shall be converted into shares of Company Common Stock immediately prior to the Effective Time;

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WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the SPAC and Sponsor have executed and delivered to the Company the Subscription Agreement, providing that, among other things, Sponsor has agreed to subscribe for and purchase, and the SPAC has agreed to issue and sell to Sponsor, an aggregate number of shares of SPAC Series A Preferred Stock as set forth in the Subscription Agreement, at $10.00 per share in exchange for an aggregate purchase price of at least $10,000,000 in a private placement to be consummated as promptly as practicable following the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, on the terms and subject to the conditions set forth in the Subscription Agreement (the “PIPE Investment”);

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company has issued to certain individuals the Company Bridge Notes in an aggregate amount of at least $10,000,000, which shall convert at the Closing into shares of SPAC Series A Preferred Stock, on terms and subject to conditions substantially similar to those set forth in the Subscription Agreement (the “Company Bridge Financing”);

WHEREAS, in connection with the Closing, the SPAC, Sponsor, directors and officers of the SPAC and the Company and certain shareholders of the Company, as identified on Schedule 8.02(g), shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”); and

WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) the Company, Merger Sub and the SPAC be parties to such reorganization within the meaning of Section 368(b) of the Code and (c) this Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Closing Merger Consideration” means a number of shares of SPAC Class A Common Stock equal to the (a) quotient obtained by dividing (i) the Aggregate Closing Merger Consideration Value, by (ii) $10.00, minus (b) the Aggregate Excess Company Transaction Expenses Shares.

“Aggregate Closing Merger Consideration Value” means the sum of (a) $150,000,000, minus (b) the Company Closing Debt, plus (c) the Paid Company Transaction Expenses.

“Aggregate Excess Company Transaction Expenses Shares” means a number of shares of SPAC Class A Common Stock equal to the quotient obtained by dividing (a) the amount of Company Transaction Expenses in excess of the Company Transaction Expenses Cap, if any, by (b) $10.00, and rounded up to the nearest whole share.

“Aggregate Excess SPAC Transaction Expenses Shares” means a number of shares of SPAC Class A Common Stock equal to the quotient obtained by dividing (a) the amount of SPAC Transaction Expenses in excess of the SPAC Transaction Expenses Cap, if any, by (b) $10.00, and rounded up to the nearest whole share.

“Ancillary Agreements” means the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Company Bridge Note, and all other agreements, certificates and instruments executed and delivered by the SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-corruption/anti-bribery Laws and regulations.

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“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Authority or Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Data” means all business information and data, including Confidential Information and Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which the electronic funds transfer systems, including for wire transfers, of commercial banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, computer systems and related systems and processes, including any outsourced systems and processes, that are owned by the Company or the Company Subsidiaries or used or held for use in the conduct of the Company Business irrespective of whether such systems or processes are installed on premises, operated via the “cloud,” “as a service” or otherwise.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Certificate of Designation” means the Certificate of Designation designating the SPAC Series A Preferred Stock in the form attached hereto as Exhibit B.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Bridge Notes” means those certain convertible promissory notes, dated as of the date hereof, issued by the Company to certain individuals providing the Company Bridge Financing.

“Company Business” means the business (including as to the development and commercialization of Products) of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted by the Company or the Company Subsidiaries as of the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Debt” means all Company Debt outstanding as of immediately prior to the Effective Time, and which shall not include the Company Convertible Notes.

“Company Common Stock” means the Company’s common stock, with a par value of $0.01 per share.

“Company Convertible Notes” means the Convertible Promissory Notes listed on Schedule 4.03(f) of the Company Disclosure Schedule (as amended pursuant to the Convertible Note Amendment Agreements), which the Company shall convert into shares of Company Common Stock in accordance with the terms thereof immediately prior to the Effective Time.

“Company Debt” means the following consolidated obligations and liabilities of the Company and the Company Subsidiaries: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property or services; (b) the amount of all liabilities pursuant to all financial and capital leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all liabilities under any interest rate, currency swap or other hedging agreement or arrangement; (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (f) all guarantees of the debt of other persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing, provided that “Company Debt” will not include the Company Bridge Financing.

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“Company Equity Securities” means the Company Common Stock, Company Preferred Stock, Company Options, Company Warrants and Company Convertible Notes.

“Company Equity Securityholder” means the holder, as of immediately prior to the Effective Time, of any Company Equity Securities.

“Company Fully Diluted Capital Stock” means, without duplication, (i) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Company Preferred Stock, plus (iii) the aggregate number of shares of Company Common Stock to be issued immediately prior to the Effective Time pursuant to the exercise (on a net exercise basis) and conversion of the Company Warrants in accordance therewith (as amended by the Warrant Amendment Agreements), plus (iv) the aggregate number of shares of Company Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Company Convertible Notes in accordance therewith (as amended by the Convertible Note Amendment Agreements).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and licensed to the Company or to any Company Subsidiary (whether explicit or implied, and whether exclusively, non-exclusively, through a license, through a covenant, or on any other basis) or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which the SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option Plan” means Envoy Medical Corporation 2013 Stock Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase shares of Company Common Stock that are outstanding as of immediately prior to the Effective Time, including such options granted under the Company Option Plan, whether or not exercisable and whether or not vested under the Company Option Plan or otherwise, other than the Company Warrants.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries and all Intellectual Property where applicable Law precludes an employee, consultant, contractor or other Person from assigning Intellectual Property to the Company or to a Company Subsidiary where such employee, contractor, consultant or other Person grants to the Company or to a Company Subsidiary, as the case may be, in lieu of such prohibited assignment, exclusive,

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irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property.

“Company Preferred Stock” means the shares of the Company’s preferred stock, par value $0.01 per share, including Series A Preferred Stock.

“Company Products” means any and all products developed, manufactured, distributed, sold, researched, tested, licensed or otherwise offered or commercialized by the Company or any Company Subsidiary, any and all products from which the Company or a Company Subsidiary has previously derived, currently derives or currently intends to derive revenue or for which the Company or a Company Subsidiary has sought or intends to seek regulatory approval from applicable regulatory authorities pursuant to one or more filings under Section 4.07(b).

“Company Services” means all services, products and related software that are currently developed, delivered, provided, offered or commercialized by the Company or any Company Subsidiary, including, without limitation, providing research and development of innovative hearing solutions that are fully implanted and based on the Company’s proprietary sensor design, and providing training and certification for audiologist, otolaryngologist, neurotologist or other healthcare professional regarding proper use of the Company’s hearing solutions.

“Company Software” means Software that consists of Company-Owned IP.

“Company Transaction Expenses Cap” means an amount equal to $10,000,000.

“Company Warrants” means all warrants to purchase shares of Company Common Stock (as amended pursuant to the Warrant Amendment Agreements).

“Confidential Information” means all information constituting or relating to Intellectual Property, technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information includes any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers or customers of the Company or any Company Subsidiaries or the SPAC or its Subsidiaries (as applicable) that is not already generally available to the public. Notwithstanding the foregoing, “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company. The foregoing exception will not apply to Confidential Information that consists of or is comprised of multiple pieces of information simply because each piece of information separately (x) is described in issued Patents and published Patent applications or (y) is information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Note Amendment Agreements” means those certain Convertible Note Amendment Agreements, dated as of or prior to the date hereof, by and between the Company and each holder of Company Convertible Notes.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other technology subject to such license, that such Software or other technology subject to such license, or other Software or other technology incorporated into, derived from, used or distributed with such Software or other technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products, other products or Software, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

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“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Domain Names” means any and all Internet domain names and numerical addresses.

“Environmental Laws” means any United States federal, state or local or non-United States Laws, including common Law, relating to: (a) the Release of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, generation, packaging, registration, distribution, formulation, labelling, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources; including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and their implementing regulations and any state analogs, each as amended from time to time.

“Exchange Ratio” means the quotient obtained by dividing (a) the Aggregate Closing Merger Consideration, by (b) Company Fully Diluted Capital Stock.

“FDA” means the United States Food and Drug Administration.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Fraud” means an actual and intentional misrepresentation by a party of a representation or warranty expressly stated in Article IV of this Agreement or in the Company Closing Certificate; which satisfies each of the following conditions: (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made; (b) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made; (c) such party had the specific intent to deceive another party and induce such other party to enter into this Agreement and (d) such other party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement. “Fraud” shall not include any cause of action under law or equity, including for fraud, based on constructive or imputed knowledge, negligence or recklessness and only the persons who committed Fraud shall be responsible for such Fraud and only to the party established to have suffered from such Fraud.

“Hazardous Substance(s)” means: (a) any substances defined in, classified in or regulated under any Environmental Law, including the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) diesel fuel, natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, radioactive materials and radon; and (e) any substance, pollutant, contaminant, material or waste in any amount or concentration which are regulated by any Governmental Authority or for which liability may be imposed pursuant to any Environmental Law.

“Health Care Laws” means all applicable Laws and orders relating to the provision of, or billing for, medical or other professional healthcare services or supplies and health care providers, including without limitation health care providers’ and health care facilities’ participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, diagnostic testing, unprofessional conduct, fee-splitting, referrals, patient brokering, kickbacks, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs,

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standards of care, quality assurance, risk management, advertising or marketing of health care services, including Medicare, Medicaid, CHIP, the TRICARE law (8 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Federal Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Controlled Substances Act (21 U.S.C. § 801, et seq.), the Patient Protection and Affordable Care Act of 2010, the Physician Payment Sunshine Act (42 USC §1320a-7h). the Physician Ownership and Referral Act of 1993, the California Business and Professions Code, the California Welfare and Institutions Code, the Moscone-Knox Professional Corporation Act and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the rules and regulations promulgated under the foregoing statutes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Licenses” means all contracts pursuant to which the Company or any Company Subsidiary has received a license or sublicense, or has otherwise been granted rights in, to, or under any Intellectual Property from any person, or otherwise received from any person any immunity, authorization, release, covenant not to sue or other right with respect to any such Intellectual Property, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental Trademark and feedback licenses, (iii) contracts for Off-the-Shelf Software, and (iv) licenses for Open Source Materials.

“Intellectual Property” means: all intellectual property rights, anywhere in the world, whether statutory, common law or otherwise, including such rights deriving from or relating to (a) Patents, (b) copyrights and all other rights with respect to works of authorship, (c) Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) Trademarks, and all registrations thereof and applications therefor, (f) Domain Names, including registrations thereof and applications therefor, (g) Trade Secrets or Confidential Information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to databases, including registrations thereof and applications therefor, (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials, and (j) any rights equivalent or similar to any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“IRS” means the United States Internal Revenue Service.

“Key Company Shareholders” means the persons and entities listed on Schedule 7.03.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.01, in each case, after reasonable inquiry, and in the case of the SPAC, the actual knowledge of Whitney Haring-Smith and Dan Hirsch, in each case, after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or Improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means The Nasdaq Stock Market LLC.

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“Off-the-Shelf Software” means Software, software-as-a-service, or other technology that is licensed or otherwise made available on a non-exclusive basis under a “shrink-wrap” or “click-through” contract or other contract containing standard terms and Software or software-as-a-service for which the Company and Company Subsidiaries have paid a one-time license fee of less than $10,000 per license.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any substantially similar license, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Option Cancellation Agreements” means those certain Option Cancellation Agreements, dated as of or prior to the date hereof, by and between the Company and each holder of Company Options.

“order” means, if the context permits, any applicable order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“ordinary course of business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

“Outbound IP Licenses” means contracts pursuant to which the Company or any Company Subsidiary has licensed or sublicensed or otherwise granted rights in, to, or under any material Company IP to any person, or granted to any person any immunity, authorization, release, covenant not to sue or other right with respect to any Company IP, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental feedback licenses, and (iii) non-exclusive licenses granted to the Company’s service providers or vendors solely for the purpose of providing services to the Company.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other fixtures, structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Patents” means any domestic or foreign patents, utility models, industrial designs and applications, drafts and disclosures relating thereto (and any patents, utility models or industrial designs that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models, industrial designs and applications, and including the right or priority, the right to apply for and be granted a patent, and the right to sue, to countersue and to pursue damages, injunctive relief and any other remedies of any kind for past, current and future infringement under any of the foregoing rights.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the use or value of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business that are not material to the Company Business, and that do not result from a breach, default or violation by the Company or a Company Subsidiary of any contract or Law, for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP; (c) Liens for Taxes not yet due and

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payable which are imposed in the ordinary course of business (as opposed to fines, premiums or penalties assessed for the violation of, or the non-compliance or late compliance with Law), or being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the Financial Statements in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities having jurisdiction over the applicable real property and which are not violated by the use or occupancy of such real property or the operation of the Company Business and do not prohibit or materially interfere with the use or value of such real property or the operation of the Company Business; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the use or value of such real property or the operation of the Company Business; and (g) Liens identified in the Financial Statements.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data relating to one or more individual(s), including patients, business contacts, Business Systems users, job applicants and employees, that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or a Company Subsidiary, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device. This definition includes any “personally identifiable information,” “PII,” “personal information”, “protected health information” and “personal data” as defined by Privacy Laws.

“Processing” or “Processed” means any operation performed on Personal Information such as collection, recording, organization, sale, structuring, storage, adaptation or alteration, retrieval, consultation, use, access, security, disclosure, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Registered Company IP” means Company-Owned IP for which registrations have been obtained or applications for registration have been filed with any Governmental Authority or Domain Name.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or migrating through, in, on, under, or into the environment (including, without limitation, indoor or outdoor ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Requisite Approval” means the affirmative vote of the holders of at least (a) a majority of the outstanding shares of the Company Capital Stock, with Company Preferred Stock counting on an as converted to Company Common Stock basis, voting together as a single class and (b) a majority of the outstanding shares of the Company Preferred Stock, voting together as a single class.

“Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.01 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Shareholder Support Agreement” means that certain Shareholder Support Agreement, dated as of the date hereof, by and among each of the Key Company Shareholders, the SPAC and the Company, as amended or modified from time to time.

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, metadata, databases and compilations of data, whether machine readable or otherwise; and (d) documentation, product user manuals, and training materials used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

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“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the SPAC filed with the Secretary of the State of the State of Delaware on March 1, 2021 and further amended on February 28, 2023, as such may have been further amended, supplemented or modified from time to time.

“SPAC Class A Common Stock” means the SPAC’s Class A Common Stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means the SPAC’s Class B Common Stock, par value $0.0001 per share.

“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC D&O Policy Cap” means an amount equal to $5,000,000.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise) or results of operations of the SPAC; or (b) prevent, materially delay or materially impede the performance by the SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the SPAC as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including any redemptions by any stockholders of the SPAC); or (viii) any actions taken, or failures to take action, or such other changes or events; in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the SPAC is materially and disproportionately affected thereby as compared with other participants in the industry in which the SPAC operates.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Series A Preferred Stock” means the Series A Convertible Preferred Stock of the SPAC, which shall have the terms set forth in the Certificate of Designation.

“SPAC Transaction Expenses Cap” means an amount equal to (a) $10,000,000 plus (b) the cost of the SPAC D&O Tail Policy.

“SPAC Units” means one share of SPAC Class A Common Stock and one-third of one SPAC Warrant.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Sponsor, the SPAC and the Company, as amended or modified from time to time.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and among Sponsor and the SPAC, as amended or modified from time to time.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, the SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means all federal, state, local, foreign, or other income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, escheat or unclaimed property, disability, use, property,

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withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, whether computed on a separate or combined, unitary, or consolidated basis or in any other manner, together with all interest, deficiencies, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Returns” means all returns, statements, claims for refund, and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” means (i) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (ii) all trade secrets within the meaning of applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and Business Data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, the Subscription Agreement, and all other agreements, certificates and instruments executed and delivered by the SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrant Amendment Agreements” means those certain Warrant Amendment Agreements, dated as of or prior to the date hereof, by and between the Company and each holder of Company Warrants.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
280G Approval	§ 7.17
Accounting Firm	§ 3.06(e)
Action	§ 4.10
Agreement	Preamble
Alternative Transaction	§ 7.05(a)
Amended and Restated SPAC Certificate of Incorporation	§ 2.02(c)
Anticipated Closing Date	§ 3.06(a)
Audited Financial Statements	§ 4.08(a)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.05(c)
Certificates	§ 3.02(b)
Certificates of Merger	§ 2.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Company	Preamble
Company Board	Recitals
Company Bridge Financing	Recitals
Company Closing Certificate	§ 8.02(c)

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Defined Term	Location of Definition
Company Directors	§ 7.14(a)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Proposals	§ 7.03
Company Share Awards	§ 4.03(a)
Company Shareholder Approval	§ 4.20
Company Shareholder Meeting	§ 7.03
Company Shareholder Vote	§ 7.03
Company Subsidiary	§ 4.01(a)
Company Transaction Expenses	§ 3.04(a)
Confidentiality Agreement	§ 7.04(b)
Contingent Worker	§ 4.12(h)
Contribution	§ 4.14(e)
Delaware Certificate of Merger	§ 2.02(a)
Determination Date	§ 3.06(a)
DGCL	Recitals
Dispute Notice	§ 3.06(b)
Dissenting Shares	§ 3.05(a)
Effect	§ 1.01
Effective Time	§ 2.02(a)
Envoy Medical	Recitals
Environmental Permit	§ 4.16
ERISA	§ 4.11(a)
ERISA Affiliate	§ 4.11(c)
Exchange Act	§ 4.23
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchange Ratio Calculation	§ 3.06(a)
Exchange Ratio Components	§ 3.06(a)
Financial Statements	§ 4.08(b)
Foreign Plans	§ 4.11(n)
GAAP	§ 4.08(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.11(k)
HIPAA	§ 1.01
HITECH	§ 4.14(h)
Improvements	§ 1.01
Information Statement	§ 7.03
Intended Tax Treatment	Recitals
Labor Agreement	§ 4.12(b)
Land	§ 1.01
Law(s)	§ 4.05(a)
Lease	§ 4.13(b)
Lease Documents	§ 4.13(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.17(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Minnesota Certificate of Merger	§ 2.02(a)

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Defined Term	Location of Definition
Minnesota Statutes	Recitals
OFAC	§ 4.18(b)
Outside Date	§ 9.01(b)
Paid Company Transaction Expenses	§ 3.04(a)
Paid SPAC Transaction Expenses	§ 3.04(b)
PCAOB Financial Statements	§ 7.12
Per Share Merger Consideration	§ 3.01(a)
PIPE Investment	Recitals
Plans	§ 4.11(a)
PPACA	§ 4.11(k)
Privacy Laws	§ 4.14(h)
Privacy Requirements	§ 4.14(h)
Property	§ 4.14(j)
Proxy Statement	§ 7.01(a)
Referral Recipient	§ 4.24(e)
Referral Source	§ 4.24(e)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Response Date	§ 3.06(b)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Securities Exchange	§ 7.11
Security Incident	§ 4.14(l)
SPAC	Preamble
SPAC Board	Recitals
SPAC D&O Tail Policy	§ 7.06(b)
SPAC Disclosure Schedule	Article V
SPAC Equity Incentive Plan	§ 7.01(a)
SPAC ESPP	§ 7.01(a)
SPAC Exchange Offer	§ 3.07
SPAC Preferred Stock	§ 5.03(a)
SPAC Proposals	§ 7.01(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Stockholder Approval	§ 5.14(b)
SPAC Stockholder Redemption	§ 7.01(a)
SPAC Stockholders’ Meeting	§ 7.01(a)
SPAC Transaction Expenses	§ 3.04(b)
Sponsor	Recitals
Sponsor Director	§ 7.14(a)
Standards Organizations	§ 4.14(w)
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(g)
Terminating SPAC Breach	§ 9.01(h)
Transfer Agent Cancellation	§ 3.02(b)
Trust Account	§ 5.17
Trust Agreement	§ 5.17
Trust Fund	§ 5.17
Trustee	§ 5.17
Unaudited Balance Sheet	§ 4.08(b)

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Defined Term	Location of Definition
Unaudited Financial Statements	§ 4.08(b)
Unpaid Company Transaction Expenses	§ 3.04(a)
Unpaid SPAC Transaction Expenses	§ 3.04(b)
Waived 280G Benefits	§ 7.17
WARN Act	§ 4.12(c)

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and the Minnesota Statutes, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned, privately-held Subsidiary of the SPAC retaining the name “Envoy Medical”. For the sake of clarity, all references to the Company for periods after the Effective Time shall include the term “Surviving Corporation.”

SECTION 2.02 Effective Time; Closing.

(a) As promptly as reasonably practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing (i) a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties and (ii) a certificate of merger (the “Minnesota Certificate of Merger” and together with the Delaware Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Minnesota, in such form as is required by, and executed in accordance with, the relevant provisions of the Minnesota Statutes and mutually agreed by the parties (the date and time of the filing of such Certificates of Merger (or such later time as may be agreed by each of the parties and specified in such Certificates of Merger) being the “Effective Time”). In addition, in accordance with the SPAC Organizational Documents (including Section 9.2 of the SPAC Certificate of Incorporation), the SPAC shall cause the SPAC Stockholder Redemption to occur upon the Effective Time.

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(b) Immediately prior to such filing of the Certificates of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held remotely by exchanging the closing deliverables and signatures via email, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) As promptly as reasonably practicable following the filing of the Certificates of Merger, on the Closing Date, the SPAC shall adopt as the SPAC’s certificate of incorporation the amended and restated certificate of incorporation in substantially the form set forth attached as Exhibit C (the “Amended and Restated SPAC Certificate of Incorporation”) by filing the Amended and Restated SPAC Certificate of Incorporation with the Secretary of State of the State of Delaware, with such modifications as may be mutually agreed between the Company and the SPAC. The Amended and Restated SPAC Certificate of Incorporation shall become the certificate of incorporation of the SPAC until thereafter supplemented or amended in accordance with its terms and the DGCL. As promptly as reasonably practicable following the filing of the Certificates of Merger, the SPAC shall adopt amended and restated bylaws, in a form to be mutually agreed upon between the SPAC and the Company.

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the Minnesota Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the bylaws of the Surviving Corporation and such certificate of incorporation, as applicable.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

SECTION 2.05 Directors and Officers.

(a) The initial directors of the Surviving Corporation shall be the individuals selected by the Company or the SPAC, as the case may be, in accordance with Section 7.14, and the initial officers of the Surviving Corporation shall be the officers of the Company as of the date of this Agreement, or, in the event any of them is not an officer as of the Effective Time, then such other individual designated by the Company, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties hereto shall cause the SPAC Board as of immediately following the Effective Time to be comprised of the individuals selected by the Company or the SPAC, as the case may be, in accordance with Section 7.14, and the officers of the SPAC to be the officers of the Company as of immediately prior to the Effective Time, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the SPAC.

ARTICLE III.

EFFECTS OF THE MERGER

SECTION 3.01 Conversion of Securities.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, Merger Sub, the Company or the holders of any of the following securities or rights:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Warrants, Company Convertible Notes or Company Preferred

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Stock, in each case immediately prior to the Effective Time) shall be canceled and converted into the right to receive a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”); and

(ii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) Company Options. At the Effective Time, each outstanding Company Option shall be cancelled without any conversion thereof in accordance with the Option Cancellation Agreements, and the holder thereof shall receive no payment or distribution or have any rights with respect thereto, except as provided in the Option Cancellation Agreements. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to the Option Cancellation Agreements and this Section 3.01(b).

(c) Company Warrants. Immediately prior to the Effective Time, each outstanding Company Warrant shall automatically, without any action on the part of the holder thereof, be exercised (on a net exercise basis) and converted into shares of Company Common Stock in accordance with the provisions thereof (as amended by the Warrant Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with Section 3.01(a). At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants (as amended by the Warrant Amendment Agreements) and this Section 3.01(c).

(d) Company Convertible Notes. Immediately prior to the Effective Time, each outstanding Company Convertible Note shall automatically, without any action on the part of the holder thereof, be converted into shares of Company Common Stock in accordance with the provisions thereof (as amended by the Convertible Note Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with Section 3.01(a). At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Convertible Notes (as amended by the Convertible Note Amendment Agreements) and this Section 3.01(d).

(e) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any Person pursuant to Section 3.01(a) shall be calculated on an aggregate basis with respect to all shares of Company Capital Stock held of record by such person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of SPAC Class A Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded down to a whole share of SPAC Class A Common Stock.

SECTION 3.02 Delivery of Shares.

(a) On the Closing Date, the SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Company Equity Securityholders, for exchange in accordance with this Article III, the number of shares of the SPAC Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of the SPAC Common Stock and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). The SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) and Section 3.07, the Exchange Fund shall not be used for any other purpose. All shares deposited hereunder shall not be certificated.

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(b) As promptly as reasonably practicable after the effectiveness of the Registration Statement, the SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to the SPAC and the Company prior to the Closing (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company, (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Envoy Medical shall cause the Exchange Agent to deliver, the Per Share Merger Consideration with respect thereto in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a).

(c) No dividends or other distributions declared or made after the Effective Time with respect to the SPAC Class A Common Stock with a record date after the Effective Time shall be paid from the Exchange Fund to the holder of any unsurrendered Certificate with respect to the shares of SPAC Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Envoy Medical shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of SPAC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Class A Common Stock.

(d) The Per Share Merger Consideration payable upon conversion of the Company Equity Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Securities.

(e) The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares (excluding for the avoidance of doubt, the SPAC Exchange Offer) or other like change with respect to SPAC Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Any portion of the Exchange Fund that remains undistributed to the Company Equity Securityholders for one (1) year after the Effective Time shall be delivered to Envoy Medical, upon demand, and any Company Equity Securityholders who have not theretofore complied with this Section 3.02 shall thereafter look only to Envoy Medical for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by the applicable Company Equity Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Envoy Medical free and clear of any claims or interest of any person previously entitled thereto.

(g) None of the Exchange Agent, Envoy Medical or the Surviving Corporation shall be liable to any Company Equity Securityholder for any such Company Equity Securities (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Each of the Surviving Corporation and Envoy Medical shall be entitled to deduct and withhold from all amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding.

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(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a).

SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Envoy Medical for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a).

SECTION 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to the SPAC a written report setting forth a list of all of the following fees, expenses and disbursements incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with paid invoices or wire transfer confirmation receipts), including such fees and expenses that have been (x) paid or will be paid prior to the close of business on the Business Day immediately preceding the Closing (collectively, the “Paid Company Transaction Expenses”) or (y) incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including any cash amounts payable by the Company pursuant to the Option Cancellation Agreements, Warrant Amendment Agreements or Convertible Note Amendment Agreements (collectively, the “Unpaid Company Transaction Expenses” and, together with the Paid Company Transaction Expenses, the “Company Transaction Expenses”): (i) the amount of expenses paid by the Company pursuant to the provisions of Section 9.03; (ii) the fees and disbursements of outside legal counsel to the Company incurred in connection with the Transactions; and (iii) the fees, costs, commissions and expenses of any other agents, advisors, consultants, experts, financial advisors, lenders, brokers and other service providers engaged by or on behalf of, or otherwise entitled to payments or other compensation from, the Company in connection with the Transactions. On the Closing Date following the Closing, Envoy Medical shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid Company Transaction Expenses (other than any such Unpaid Company Transaction Expenses to be satisfied by the issuance of shares of SPAC Class A Common Stock pursuant to Section 3.04(d)). For the avoidance of doubt, the Company Transaction Expenses shall not include any fees and expenses incurred by the Company’s shareholders (except to the extent incurred on behalf, and for the account, of the Company).

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the SPAC shall provide to the Company a written report setting forth: (i) the amount of expenses paid by the SPAC pursuant to the provisions of Section 9.03 (the “Paid SPAC Transaction Expenses”); (ii) the fees, costs and expenses associated with the SPAC D&O Tail Policy, and (iii) a list of all the fees and disbursements of outside legal counsel, agents, advisors, consultants, experts, financial advisors, lenders, brokers and other service providers engaged by or on behalf of, or otherwise entitled to payments or other compensation from, the SPAC or Merger Sub in connection with the Transactions or otherwise in connection with the SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (the “Unpaid SPAC Transaction Expenses” and, together with the Paid SPAC Transaction Expenses, the “SPAC Transaction Expenses”). On the Closing Date following the Closing, Envoy Medical shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid SPAC Transaction Expenses (other than any such Unpaid SPAC Transaction Expenses to be satisfied by the issuance of shares of SPAC Class A Common Stock pursuant to the provisions of Section 3.04(e)).

(c) Envoy Medical shall not pay or cause to be paid any Unpaid SPAC Transaction Expenses or Unpaid Company Transaction Expenses other than in accordance with this Section 3.04.

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(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Unpaid Company Transaction Expenses would exceed the Company Transaction Expenses Cap, the Company shall use its reasonable best efforts to cause its agents, advisors, consultants, experts, financial advisors and other service providers (other than outside legal counsel, certified public accountants, insurance companies and brokers, trust and transfer agents and other similarly situated service providers) who are or will be owed Unpaid Company Transaction Expenses to agree in writing to accept payment of such excess (or any applicable portion thereof) in the form of shares of SPAC Class A Common Stock, in lieu of cash, up to an aggregate number of shares of SPAC Class A Common Stock equal to the Aggregate Excess Company Transaction Expenses Shares, to be issued by the SPAC to such service providers of the Company at the Closing on terms and conditions approved in writing by the SPAC (such approval not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing, the SPAC shall, at the Closing, issue such shares of SPAC Class A Common Stock to such service providers of the Company in accordance with such approved terms and conditions.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if the Unpaid SPAC Transaction Expenses would exceed the SPAC Transaction Expenses Cap, the SPAC shall use its reasonable best efforts to cause its agents, advisors, consultants, experts, financial advisors and other service providers (other than outside legal counsel, certified public accountants, insurance companies and brokers, trust and transfer agents and other similarly situated service providers) who are or will be owed Unpaid SPAC Transaction Expenses to agree in writing to accept payment of such excess (or any applicable portion thereof) in the form of shares of SPAC Class A Common Stock, in lieu of cash, up to an aggregate number of shares of SPAC Class A Common Stock equal to the Aggregate Excess SPAC Transaction Expenses Shares, to be issued by the SPAC to such service providers of the SPAC at the Closing on terms and conditions approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing, the SPAC shall, at the Closing, issue such shares of SPAC Class A Common Stock to such service providers of the SPAC in accordance with such approved terms and conditions.

(f) If the Unpaid SPAC Transaction Expenses exceed the SPAC Transaction Expenses Cap, the SPAC shall cause the Sponsor, at the Closing, to irrevocably forfeit and transfer to the SPAC a number of shares of SPAC Class A Common Stock equal to the Aggregate Excess SPAC Transaction Expenses Shares, and thereafter the Sponsor shall have no further right or interest in such shares of SPAC Class A Common Stock, which shall remain in treasury at the SPAC until otherwise disposed of by the SPAC in its sole discretion.

SECTION 3.05 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Minnesota Statutes, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 302A.473 of the Minnesota Statutes and otherwise complied with all of the provisions of the Minnesota Statutes relevant to the exercise and perfection of dissenters’ rights (“Dissenting Shares”) shall not be converted into, and such shareholders shall have no right to receive, the Per Share Merger Consideration, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the Minnesota Statutes. Any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 302A.473 of the Minnesota Statutes shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(a), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give the SPAC (i) prompt notice of any notices of the exercise of dissenters’ rights received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Minnesota Statutes. The Company shall not, except with the prior written consent of the SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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SECTION 3.06 Calculation of Exchange Ratio.

(a) For purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) Business Days prior to the anticipated date for Closing, as agreed upon by the SPAC and the Company at least ten (10) Business Days prior to the date of the SPAC Stockholders’ Meeting (the “Anticipated Closing Date”). No later than the Determination Date, the Company shall deliver to the SPAC a calculation (the “Exchange Ratio Calculation”) setting forth the Company’s good faith, estimated calculation of the (i) Exchange Ratio, (ii) Company Closing Debt, (iii)  Company Transaction Expenses, (iv) Aggregate Excess Company Transaction Expenses Shares, (v) Aggregate Closing Merger Consideration and (vi) Aggregate Closing Merger Consideration Value (each an “Exchange Ratio Component”), in each case, as of the Anticipated Closing Date (using an estimate of each component thereof as of such date, prepared and certified by the Company’s chief financial officer or principal accounting officer). The Company shall make relevant back-up materials used or useful in preparing the Exchange Ratio Calculation, as reasonably requested in writing by the SPAC, available to the SPAC and, if requested in writing by the SPAC, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) Business Days after the Company delivers the Exchange Ratio Calculation (the “Response Date”), the SPAC shall have the right to dispute any part of such Exchange Ratio Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Exchange Ratio Calculation.

(c) If on or prior to the Response Date, (i) the SPAC notifies the Company in writing that it has no objections to the Exchange Ratio Calculation or (ii) the SPAC fails to deliver a Dispute Notice as provided in Section 3.06(b), then each Exchange Ratio Component as set forth in the Exchange Ratio Calculation delivered to the SPAC shall be deemed, subject to the terms of Section 3.06(f), to have been finally determined for purposes of this Agreement and to represent such Exchange Ratio Component at the Anticipated Closing Date for purposes of this Agreement.

(d) If the SPAC delivers a Dispute Notice on or prior to the Response Date, then Representatives of the SPAC and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the disputed portions of each Exchange Ratio Component, which, when such disputed portions are agreed upon, shall be deemed to have been finally determined for purposes of this Agreement and to represent such Exchange Ratio Component at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of the SPAC and the Company are unable to negotiate an agreed-upon determination of each Exchange Ratio Component at the Anticipated Closing Date pursuant to Section 3.06(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as the SPAC and the Company may mutually agree upon), then the SPAC and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Exchange Ratios Calculation. The Company shall promptly deliver to the Accounting Firm the relevant back-up materials used in preparing the Exchange Ratios Calculation, and the SPAC and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. The SPAC and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the SPAC and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of each Exchange Ratio Component made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent such Exchange Ratio Component at the Anticipated Closing Date for purposes of this Agreement, and the parties hereto shall delay the Closing until the resolution of the matters described in this Section 3.06(e). The fees and expenses of the Accounting Firm shall be allocated between the SPAC and the Company in the same proportion that the aggregate disputed amount of the Exchange Ratio Components that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Exchange Ratio Components.

(f) Following the final determination of each Exchange Ratio Component as of the Anticipated Closing Date in accordance with this Section 3.06 (either as a result of the mutual agreement of the parties hereto or the determination of the Accounting Firm), the parties hereto shall not be required to determine the Exchange Ratio Components again even though the Closing Date may occur later than the Anticipated Closing Date, except that either party may request a redetermination of the Exchange Ratio Components if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date (including as a result of the engagement of the Accounting Firm), in which event the procedures set forth in this Section 3.06 shall once again apply and the parties shall select a new Anticipated Closing Date.

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SECTION 3.07 Exchange Offer. Concurrently with the effectiveness of the Registration Statement, the SPAC will commence an exchange offer pursuant to which stockholders of the SPAC that elect not to redeem their shares of SPAC Class A Common Stock in connection with the Merger may elect to exchange each share of SPAC Class A Common Stock for one share of SPAC Series A Preferred Stock (the “SPAC Exchange Offer”), which SPAC Exchange Offer will close as soon as reasonably practicable following the completion of the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (a) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (b) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the SPAC and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on the Company Business. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 4.01(b) of the Company Disclosure Schedule. Other than with respect to the Company Subsidiaries, the Company does not directly or indirectly own and has never owned any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of the Company 232,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock, of which 4,000,000 shares are designated as Series A Preferred Stock. As of the date hereof, (i) 139,153,144 shares of Company Common Stock are issued and outstanding, (ii) 4,000,000 shares of Series A Preferred Stock are issued and outstanding, (iii) no shares of Company Common Stock are held in the treasury of the Company, (iv) 218,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights granted pursuant to the Company Option Plan (the “Company Share Awards”), (v) Company Warrants to purchase 8,695,000 shares of Company Common Stock are issued and outstanding, (vi) 77,000,000 shares of Company Common Stock are reserved for future conversion pursuant to the Company Convertible Notes.

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(b) Other than the Company Options, the Company Warrants, the Company Convertible Notes and the conversion and other privileges of the Company Capital Stock pursuant to the Company’s Articles of Incorporation (as amended to date, including certificates of designation), there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) Schedule 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) the type of such Company Share Award and the number of shares of Company Capital Stock subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, (iv) the date on which such Company Share Award was granted; (v) the vesting schedule of such Company Share Award, including the terms of any acceleration rights thereunder; (vi) the date on which such Company Share Award expires; (vii) whether such Company Share Award is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code; (viii) whether such Company Share Award may be early-exercised; and (ix) the extent to which such Company Option has been early-exercised. All outstanding Company Share Awards were granted under the Company Option Plan in compliance in all material respects with all Laws and the terms and conditions of the Company Option Plan and have grant dates identical to the date on which the Company Board approved the issuance of such Company Share Award. Each Company Share Award was duly authorized no later than the date on which such Company Share Award was granted by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval and the award agreement governing such grant was duly executed and delivered by each party thereto. The Company has made available to the SPAC an accurate and complete copy of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all award agreements evidencing such Company Share Awards.

(d) No Company Option was granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying Company Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock are subject to vesting as of the date hereof and no Company Options are “early exercisable” as of the date hereof. The treatment of Company Options under Section 3.01(b) hereof is permitted under the Company Option Plan, applicable Laws, and the underlying individual agreements for such Company Share Awards without obtaining the consent of any holder thereof. The Company has no outstanding commitments to grant Company Options.

(e) Schedule 4.03(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to the SPAC an accurate and complete copy of each Company Warrant. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. Each of the Company Warrants shall be exercised in full for shares of Company Common Stock prior to the Closing, cancelled, or is or will be capable of being assumed by the SPAC as contemplated by Section 3.01(b) without any further consent or action by the holder thereof.

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(f) Schedule 4.03(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the issuance date and maturity date of each of the Company Convertible Notes. The Company has made available to the SPAC accurate and complete copies of the Company Convertible Notes. All shares of Company Common Stock subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(g) There are no outstanding and currently exercisable contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(h) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the proposed transactions herein, and (ii) all outstanding shares of Company Capital Stock, Company Share Awards, Company Warrants, Company Convertible Notes and shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws, (B) the terms of the Company Option Plan (if applicable) and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(i) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(j) The shareholders of the Company collectively own directly and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Capital Stock). Except for the shares of Company Capital Stock held by the shareholders of the Company and except as set forth on Schedules 4.03(c), (e), and (f), no other shares or other equity or voting interest of the Company are issued and outstanding, and no options, warrants or other rights to acquire any shares or other equity or voting interest of the Company though authorized and reserved are issued and outstanding.

(k) All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(l) After the Effective Time, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. As of the date hereof, each share of Series A Preferred Stock is convertible into approximately five (5) shares of Company Common Stock.

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SECTION 4.04 Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Shareholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Shareholder Approval, which the Company Shareholder Vote shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes). This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL and Section 302A.673 of the Minnesota Statutes shall not apply to the Merger, this Agreement, the Shareholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, binding guidance, judgment, decree, award or other order, in each case, of any Governmental Authority or self-regulatory body (“Law(s)”) applicable to the Company or any Company Subsidiary, by which any property or asset of the Company or any Company Subsidiary is bound or affected or which the Company or any Company Subsidiary has agreed to comply with, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, provincial, county, municipal or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, ministry, authority, body or commission or any court, tribunal, or judicial or public or private arbitral body (a “Governmental Authority”), except (i) for compliance with and filings under the HSR Act and consents required pursuant to any other Antitrust Laws, (ii) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws and filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is, and since January 1, 2020 has been, in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals, clearances, exemptions, registrations, listings, and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or was at such time being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit.

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SECTION 4.07 Regulatory Matters.

(a) All of the Company Products are being and have been manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported and exported in material compliance with all applicable requirements under any applicable Law, including all Laws regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals.

(b) The Company has timely filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) all material submissions, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, required to be filed under applicable Law, including all Laws and/or those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals. All such submissions, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, documents, declarations, listing, registrations, reports, statements, amendments, supplements or submissions. To the knowledge of the Company, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(c) Except as set forth on Schedule 4.07(c) of the Company Disclosure Schedule, the Company has not received any notification of any pending or, to the knowledge of the Company, threatened (i) action, suit, claim, investigation, proceeding or order alleging potential or actual non-compliance with any Company Permits or Laws; or (ii) non-ordinary course audit, inspection or investigation by any Governmental Authority.

(d) No Company Product has been seized, withdrawn, recalled, detained, subject to an import alert, or subject to a suspension of manufacturing and there are no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, detention, field notification, field correction, import alert, safety alert or suspension of manufacturing relating to any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such Company Product are pending or, to the knowledge of the Company, threatened against the Company.

(e) The Company has not received or been subject to any action, notice, warning, administrative proceeding, review, or investigation by a Governmental Authority, including any FDA Form 483, FDA warning letter or untitled letter or any similar notice, that (i) alleged or asserted that the Company violated any applicable Laws, (ii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to withdraw a premarket clearance or investigational device exemption of any Company Product or product candidate, (iii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to enjoin manufacture or distribution of any Company Product or product candidate; or (iv) commenced, or threatened to initiate any action, suit, claim, investigation, proceeding or order to change the labeling or classification of any Company Product or product candidate.

(f) Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents (i) is or has been debarred under 21 USC § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, or equivalent actions under the Laws in any jurisdiction, (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 USC § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7 or equivalent actions under the Laws in any jurisdiction, or (iii) has been convicted of, charged with or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary duty, financial misconduct, controlled substances or obstruction of an investigation.

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(g) To the knowledge of the Company, neither the Company nor any of its officers, employees or agents has (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for a Governmental Authority to allege a violation of any applicable Law, including without limitation, for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or agents is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Governmental Authority pursuant to any similar Law.

SECTION 4.08 Financial Statements.

(a) The Company has made available to the SPAC true, correct and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2021 and December 31, 2020 (collectively, the “Audited Financial Statements”), which are attached as Schedule 4.08(a) of the Company Disclosure Schedule and which contain an unqualified report thereon of the Company’s auditors. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were audited in accordance with the standards of the PCAOB.

(b) The Company has made available to the SPAC a true, correct and complete copy of the consolidated unaudited balance sheet of the Company as of December 31, 2022 (the “Unaudited Balance Sheet”), and the related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the twelve (12)-month period then ended, which are attached as Schedule 4.08(b) of the Company Disclosure Schedule (such financial statements, including the Unaudited Balance Sheet, the “Unaudited Financial Statements”, and collectively with the Audited Financial Statements, the “Financial Statements”). Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2020, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the Unaudited Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2021, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g) Except as set forth in Schedule 4.08(g) of the Company Disclosure Schedule, all accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the Unaudited Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Unaudited Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.09 Absence of Certain Changes or Events. Since the date of the Unaudited Balance Sheet, and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.10 Absence of Litigation. Except as set forth on Schedule 4.10 of the Company Disclosure Schedule, there is no, and since January 1, 2020 has been no, litigation, suit, claim, action, proceeding, charge, complaint, inquiry, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof in their respective capacities as such, or any property or asset of the Company or any Company Subsidiary before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.11 Employee Benefit Plans.

(a) All employment and material consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or may have any obligation have been made available to the SPAC. Schedule 4.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, commission, stock option, stock purchase, restricted stock, incentive, phantom stock, stock appreciation right, restricted stock unit other incentive equity or equity-based right or award, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employment, consulting, fringe benefit, sick pay and vacation or paid time off plans or arrangements or other compensation and employee benefit plans, programs, agreements, policies, practices or arrangements, whether written or unwritten, in each case which are maintained, contributed to or sponsored by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer,

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director, consultant, or other eligible service provider, or under which the Company or any Company Subsidiary has or could have any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to the SPAC, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the filed IRS Form 5500 annual report and accompanying schedules for the last three years for each Plan, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years, (vi) nondiscrimination and other compliance testing reports for each Plan for the last three years, and (vii) any written reports constituting a valuation of the shares of Company Common Stock for purposes of Section 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm. Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Company, a Company Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, and (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as required pursuant to or contemplated by this Agreement or as set forth on Schedule 4.11(d) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the completion of the Transaction, alone or together with any other event whether contingent or otherwise (including any termination of service), will (i) result in any payment or benefit becoming due or payable, or required to be provided to any Person, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Person, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv)  increase the amount of compensation due to any Person or (v) result in any amounts paid or payable to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) None of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical, life, disability or other health benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been established, maintained, operated, funded and administered in compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, any Company Subsidiary and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to the Company or any Company Subsidiary. No Action is pending or, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, no facts or events exist that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, any Company Subsidiary or ERISA Affiliate, no fact or event has occurred and no facts or circumstances exist that

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would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries. Neither the Company, any Company Subsidiary nor ERISA Affiliate maintains, administers or has any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company, any Company Subsidiary and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, any Company Subsidiary and each of its ERISA Affiliates, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is in material compliance with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any Company Subsidiary or any ERISA Affiliate or any Health Plan to any liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case, that is subject to Section 409A has been documented, administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(m) The Company does not have any agreements that provide for, nor has it made any promises to “gross up” any person for any Taxes, including any Taxes pursuant to Section 409A or Section 4999 of the Code.

(n) With respect to all Plans that are subject to the Laws of any jurisdiction outside of the United States of America (the “Foreign Plans”): (i) the Foreign Plans have been maintained in accordance with all applicable requirements and all applicable Laws; (ii) if intended to qualify for special Tax treatment, the Foreign Plans meet all requirements for such treatment; (iii) if intended to be funded and/or book-reserved, the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) no liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Plans.

SECTION 4.12 Labor and Employment Matters.

(a) Schedule 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part-time); (ii) location and employing entity; (iii) hire date; (iv) treatment by the Company as exempt or non-exempt under applicable overtime and wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) commission, transaction bonus, retention bonus, other bonus or other incentive based compensation; (vii) average weekly work hours, and (viii) accrued paid time off. All employees of the Company are employed at will. Except as set forth on Schedule 4.12(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees

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of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or other service providers, which Actions would be material to the Company and the Company Subsidiaries, either individually or taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have the Company or any Company Subsidiary been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (a “Labor Agreement”), (iii) to the knowledge of the Company, there are and have been no activities or proceedings of any labor union, works council or labor organization to organize any such employees; (iv) there are no unfair labor practice complaints threatened or pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar Governmental Authority; and (v) there is not now, nor has there been in the past five (5) years, any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar or material labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and, for the past four (4) years, have been in material compliance with all applicable Laws and contracts relating to employment, including employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, termination and discharge, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law (collectively, the “WARN Act”)), reasonable accommodation, disability rights or benefits, immigration, hiring, meal and rest breaks, overtime, payroll documents and wage statements, pay equity, affirmative action obligations, proper classification of employees and other service providers, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Authorities related to COVID-19), wages, hours, collective bargaining and the payment and withholding of Taxes and other sums and social contributions as required by the appropriate Governmental Authority. Neither the Company or any Company Subsidiary are liable in any material amount for any arrears of wages, Taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing Laws. The Company and each of the Company Subsidiaries are and, for the past four (4) years have been, in material compliance with the requirements of the Immigration Reform Control Act of 1986. All current and former employees of the Company and the Company Subsidiaries, as applicable, have at all times been properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws, and all current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, have been properly classified and treated as such. There have been no misclassification claims filed or, to the knowledge of the Company, complained to or threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company and each Company Subsidiary have complied, and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining workplace health and safety (including COVID-19); and (ii) the Company has delivered to the SPAC accurate and complete copies of all Company policies implemented in relation to workplace health and safety (including COVID-19).

(e) Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedule, there has been (i) no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act and (ii) no termination of employment (including by resignation or otherwise) of any officers, managers, key employees in the six-month period prior to Closing.

(f) No officer, manager or key employee of the Company or the Company Subsidiaries has given written notice to the Company or the Company Subsidiaries as of the date of this Agreement that such employee intends to terminate his or her employment.

(g) In the past five (5) years, there have been no allegations of sexual harassment or misconduct involving any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

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(h) Schedule 4.12(h) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of names of all of the independent contractors, consultants, temporary employees, leased employees and other agents employed or used by the Company or any Company Subsidiary and classified by the Company or any Company Subsidiary as other than employees, or compensated other than through wages paid by the Company or any Subsidiary through such entity’s payroll department (each, a “Contingent Worker”) of the Company and each Company Subsidiary and for each, (a) such individual’s compensation amount and arrangement (including whether paid on an hourly or project basis), (b) such individual’s initial date of engagement, (c) a description of services provided, (d) identification of the staffing company or agency through which they are engaged (if applicable), (e) location where services are provided, (f) average hours worked per week, or alternatively, the total hours worked by such Contingent Worker, and (g) whether engaged as an individual or through an entity. All compensation payable to all Contingent Workers of the Company and its Company Subsidiaries for services performed has been paid in full and there are no outstanding agreements, understandings, or commitments of the Company regarding any compensation.

SECTION 4.13 Real Property; Title to Assets.

(a) There is no Owned Real Property.

(b) Schedule 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to the SPAC. Except as otherwise set forth in Schedule 4.13(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions, or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

(e) To the knowledge of the Company, (i) there exists no restrictions, covenants or encumbrances which prevent any of the Leased Real Property from being used for the Company Business or would prevent or require consent from a third party as a result of the Transactions or would be material and adverse to the Company and the Company Subsidiaries, taken as a whole; (ii) the Leased Real Property is in material compliance with all applicable Laws; (iii) no proceedings in eminent domain, condemnation or other similar proceedings are pending or threatened against any Leased Real Property; (iv) there are no properties previously owned, leased or occupied by the Company or any Company Subsidiary in respect of which the Company or any Company Subsidiary has any material contingent or potential liabilities; and (v) each Leased Real Property is in good condition and repair and suitable in all material respects for the conduct of the Company Business.

SECTION 4.14 Intellectual Property.

(a) Schedule 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); and (ii) all material unregistered Trademarks used as names for Company Products, owned by the Company or used by the Company in connection with the Company Business. The Company has delivered to the SPAC correct and complete copies of all registrations and applications for Registered Company IP, as amended to date, with all correspondence and file wrapper materials related thereto.

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(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and all Company Software. The consummation of the Transactions will not result in (a) any loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP, including any loss of exclusivity or decrease in license scope, (b) any increase in royalty or other payment obligations of the Company or of any Company Subsidiary, (c) the grant of any new license, or an increase in the scope of any license granted by the Company or any Company Subsidiary, or (d) any other change in the terms or conditions applicable to the Company IP immediately prior to the Closing. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, is valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements.

(c) The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain, protect and enforce Intellectual Property rights in and to all Company-Owned IP, all Company Software, all Company Products, and all Company Services, including the secrecy, confidentiality and value of its Trade Secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any Trade Secrets or other Confidential Information that is material to the business of the Company and/or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Trade Secrets and Confidential Information.

(d) (i) There are no claims pending and, since January 1, 2020, have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Software, Company Products, and/or Company Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) no person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP; and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her, or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons have presently and irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution, or the Company or one of the Company Subsidiaries owns such Contribution by operation of applicable Law. To the knowledge of the Company, no current or former officer or employee of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee or Contingent Worker being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee or Contingent Worker has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using Trade Secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP; or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee or Contingent Worker has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Open Source.

(i) All use, licensing, providing, delivery and distribution of Company Software, Company Products, Company Services and Open Source Materials by or through the Company and each of the Company Subsidiaries is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

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(ii) The Company has not incorporated, embedded, bundled, used, distributed, linked, or otherwise provided any Open Source Materials into, with, or in connection with any Company Software, Company Products and/or Company Services in a manner that requires any Company Software or other Company-Owned IP, or any portion thereof, to be subject to Copyleft Licenses, or requires the Company, any Company Subsidiary, to grant any Patent license or other Patent rights with respect to Company-Owned IP.

(g) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. In the past three (3) years, to the knowledge of the Company, there has not been a material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintain commercially reasonable business continuity and disaster recovery plans.

(h) The Company and each of the Company Subsidiaries have, since January 1, 2020, materially complied and are currently in material compliance with (i) all applicable federal, state, local and foreign Laws, rules and regulations pertaining to data protection and privacy, data transfers, cyber security, breach notification, recording, surveillance, biometrics, location, artificial intelligence, machine learning, automated decision marking, and e-commerce, including without limitation, and as the case may be, the Regulation (EU) 2016/279 of the European Parliament and of the Council (General Data Protection Regulation) and any European Union member state Law implementing said regulation, HIPAA and the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Fair Credit Reporting Act (including the Fair and Accurate Credit Transactions Act of 2003), the California Consumer Privacy Act, the Virginia Consumer Data Protection Act and other similar laws, in each case, as amended and the rules or regulations implemented thereunder, and the Processing of Personal Information (“Privacy Laws”), (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiaries, respectively, required under HIPAA or other Privacy Laws, concerning the Processing of Personal Information and a comprehensive information security program that includes appropriate written information security policies, (iii) applicable industry standards, guidelines, and self-regulatory programs regarding Personal Information to which the Company or any Company Subsidiary is bound including the Payment Card Industry Data Security Standard, and (iv) all contractual commitments that the Company or any Company Subsidiaries have entered into or to which the Company or the Company Subsidiaries are bound with respect to the privacy, data protection, Processing and/or security of Personal Information (collectively, (i)-(iv) the “Privacy Requirements”). The Company has delivered to Merger Sub accurate and complete copies of all Privacy Requirements. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions, nor the Company’s or a Company Subsidiary’s Processing of Personal Information will violate any of the Privacy Requirements.

(i) The Company and the Company Subsidiaries have licensed, obtained and/or purchased all Personal Information in accordance with Privacy Requirements and required any Persons providing Personal Information to the Company and the Company Subsidiaries to comply with applicable Privacy Requirements. The Company and the Company Subsidiaries have provided notifications to, obtained valid and documented consent from, and honored any opt-out or other privacy request from persons regarding the Processing of Personal Information where such action is required by Privacy Requirements including in connection with (i) the use of cookies, devices or browsers, (ii) the use of session replay technology, call recording, pre-recorded messages, automated telephone dialing systems, cross-device tracking, cross context behavioral advertising, location, automated decision making, profiling, artificial intelligence or of biometrics or other sensitive Personal Information, (iii) the selling of Personal Information, or (iv) any user, device, account, or other tracking technology or similar technology. There has been no interception, disclosure of, recording of, improper transfer of, provision of access to, or other Processing of electronic communications or other information in violation of any Privacy Requirements by or for the Company.

(j) The Company and the Company Subsidiaries have not (i) received direct written communication from any site, application, device, or platform (“Property”) owner or operator that Company’s or Company Subsidiaries’ access to the Property is unauthorized; (ii) entered into an agreement with any Property owner or operator prohibiting scraping or other activity; (iii) accessed any information through circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a Property that prohibits such activity through terms or Laws.

(k) Except as provided in Schedule 4.14(l) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not sell, share, rent, or otherwise make available any Personal Information to a person for the persons’ own use, and do not collect biometric data, biometric information or location data.

(l) The Company and the Company Subsidiaries have each implemented and maintained, and to the Company’s knowledge, have required third parties that process Personal Information on their behalf to implement and maintain, a written information

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security program and commercially reasonable and appropriate physical, technical and administrative security safeguards designed to protect the security, confidentiality, integrity and availability of the Personal Information Processed by or on behalf of the Company or a Company Subsidiary, as applicable. The Company and the Company Subsidiaries have remediated all critical and high findings as a result of any external and internal assessments or audits performed. Neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized Processing or unavailability of Personal Information including those that were required to be reported under applicable Privacy Requirements; (y) received a demand for or paid any ransomware or experienced a successful phishing, social engineering, or business email compromise incident (in either case, (x) or (y), a “Security Incident”). The Company and the Company Subsidiaries have not provided any notices to, nor have they been legally required to provide any such notices, to any Person as a result of any such Security Incident. Neither the Company nor any Company Subsidiaries has been subject to nor received written notice of any audits, proceedings, or investigations by any Governmental Authority or any person with respect to, or received any written claims or complaints alleging the violation of, any applicable Privacy Requirements. The Company has not been obligated to make any notification of a breach of Protected Health Information as defined under HIPAA or other Personal Information to individuals, the media, the Secretary of the U.S. Department of Health and Human Services, any state attorney general or any other governmental body pursuant to HIPAA, HITECH or any applicable Law.

(m) The Company and the Company Subsidiaries are, and at all times have been in compliance with all U.S. federal and state Laws and regulations pertaining to sales, marketing, and electronic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(n) The Company and the Company Subsidiaries are, and at all times have been in compliance with relevant requirements of HIPAA and HITECH. Without limiting the foregoing:

(i) the Company and the Company Subsidiaries have implemented reasonable administrative, physical and technical safeguards to ensure the confidentiality, integrity, and security of electronic Protected Health Information in compliance with the HIPAA Security Rule as set forth in 45 C.F.R. Part 160 and subparts A and C of 45 C.F.R. Part 164.

(ii) the Company and the Company Subsidiaries have conducted risk assessments in accordance with 45 C.F.R. § 164.308(a)(1)(ii)(A) and have implemented safeguards to reduce all moderate to high-risk findings to a reasonable level.

(iii) the Company and the Company Subsidiaries have current and valid Business Associate Agreements with each (i) Covered Entity for which the Company or any Company Subsidiary provides functions or activities that render the Company or the Company Subsidiary a Business Associate of such Covered Entity, and (ii) Business Associate and each Subcontractor of the Company or a Company Subsidiary that is a Business Associate of the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has not breached any material terms of any Business Associate Agreement to which it is a party. To the Company’s knowledge, no Covered Entity, Business Associate or Subcontractor has breached any material term of any Business Associate Agreement to which the Company or a Company Subsidiary is a party. For purposes of this subsection, the terms “Covered Entity,” “Business Associate,” “Subcontractor” and “Business Associate Agreements” shall have the meanings given such terms under HIPAA and HITECH.

(o) All current officers, management employees, technical and professional employees, and Contingent Workers of the Company and the Company Subsidiaries are under obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information, including Personal Information, acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, and Contingent Workers of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(p) Neither this Agreement nor any Transactions will result in the following under or pursuant to any contracts to which the Company or any of the Company Subsidiaries is a party, or by which any assets or properties of the Company or of any of the Company Subsidiaries are bound: any person being granted rights or access to, or the placement in or release from escrow of, any Company Software source code.

(q) Schedule 4.14(q) of the Company Disclosure Schedule sets forth a true, correct and complete list of all contracts pursuant to which any person (i) has been provided any Company Software in source code format, or (ii) has obtained or may obtain rights to receive any Company Software in source code form through or from the Company or any Company Subsidiary, any escrow

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agent or any other person. The Company has not disclosed or delivered to any escrow agent or any other person any source code for any Company Software, and no person has any right to obtain access to or use any such source code.

(r) To the knowledge of the Company, no Governmental Authority, and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution provided or provides funding, facilities, personnel, Intellectual Property, technology, research, equipment, or other resources for the invention, creation, development or registration of any Company-Owned IP or has any rights to any Company-Owned IP.

(s) The Company has not received any opinion of counsel that a third party has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company-Owned IP, Company Software, Company Products, and/or Company Services. The Company has not made any claim against any person alleging any infringement, misappropriation, misuse or violation of any Company-Owned IP, Company Software, Company Products, and/or Company Services.

(t) Neither the Company nor any Company Subsidiary has received any written notice or request to indemnify, defend or hold harmless any person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property.

(u) Schedule 4.14(u) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses.

(v) Schedule 4.14(v) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses. The Company has paid, in full, all mandatory compensation the Company is required to pay to employees, contractors and consultants of the Company in relation to all Company-Owned IP, and neither this Agreement nor any Transactions will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company in relation to any Company-Owned IP.

(w) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations) that would obligate the Company or any Company Subsidiary to grant licenses to any person or otherwise impair or limit the Company’s or any of the Company’s Subsidiaries’ control of any Company-Owned IP.

SECTION 4.15 Taxes.

(a) The Company and each Company Subsidiary: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith and that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return, and will not, as of the Closing Date, exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

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(i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(d) The Company and each Company Subsidiary have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) No person holds shares of capital stock of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(f) None of the Company, any Company Subsidiary or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any Plan or contract or other benefit that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise Tax by any person under Section 4999 of the Code.

(g) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to Taxes), or otherwise.

(i) Neither the Company nor any Company Subsidiary (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(j) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company is, and has been at all times since its formation, properly classified as a domestic corporation for U.S. federal and applicable state and local income Tax purposes, and each Company Subsidiary is, and has been at all times since its formation, properly classified either as a domestic corporation or a domestic disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(l) Neither the Company nor any Company Subsidiary has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(m) Each of the Company and each Company Subsidiary has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with the Company or any Company Subsidiary and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the

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Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act except as contemplated by clause (i) above.

(n) Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(o) Neither the IRS nor any other Tax authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(p) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(q) Neither the Company nor any Company Subsidiary has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(r) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(s) Neither the Company nor any Company Subsidiary has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

SECTION 4.16 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of any Environmental Law or any permit, license or other authorization issued to each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permit”) and all past non-compliance has been resolved without ongoing obligations or costs; (b) there has been no Release of Hazardous Substances at any of the properties or facilities (including without limitation, soils and surface and ground waters) currently, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary or at any location or facility where wastes from the business or assets of the Company or the Company Subsidiaries are disposed of or recycled; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, or to the knowledge of the Company, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material Environmental Permits required under applicable Environmental Law; (e) all material Environmental Permits are in full force and effect and there are no facts or circumstances that would be reasonably expected to result in the revocation or modification of any material Environmental Permit; (f) none of the Company nor any of the Company Subsidiaries is or has been since January 1, 2018 the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and to the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to result in any material future claims, liabilities or actions; (g) none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award of any Governmental Authority under Environmental Laws; (h) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions; (i) none of the Company or any of the Company Subsidiaries has assumed, undertaken or provided an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Laws; and (j) there neither are nor have been any landfills, disposal areas, aboveground storage tanks or underground storage tanks at any of the Company’s currently or formerly owned, leased or operated properties; (k) the Company has made available to the SPAC true, correct and complete copies of all Phase I environmental reports and other environmental sampling and monitoring data, Phase II environmental reports, environmental health and safety audits or inspections, and material documents related to any proceeding or unresolved material liability arising under Environmental Laws relating to the Company or any of the Company Subsidiaries or any other current or former property, facility or operating location.

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SECTION 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of currently active contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth Schedule 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Schedule 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all contracts with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over the past twelve (12) months;

(ii) all broker, distributor, dealer, reseller, manufacturer’s representative, franchise, agency, sales representative, sales promotion, market research, marketing consulting and advertising contracts and agreements that require annual payments of $250,000 or more by the Company or any Company Subsidiary;

(iii) all (x) management and employment contracts (excluding at-will contracts for employment or at-will offer letters that do not contain any severance or change of control provisions) and (y) contracts with Contingent Workers and their related entities (if applicable), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary;

(iv) all Labor Agreements and all contracts, agreements or arrangements with a professional employer organization or other contract, agreement or arrangement providing for co-employment of employees of the Company or any Company Subsidiary;

(v) all contracts and agreements evidencing indebtedness for borrowed money with a principal amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary;

(vi) all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts relating to the settlement of any internal complaint, grievance, claim, investigation, or other dispute with the Company or any of its Company Subsidiaries in an amount greater than $250,000;

(ix) all contracts and agreements with any Governmental Authority, other than any Company Permits;

(x) all contracts and agreements that (A) involving the granting of rights to manufacture, produce, assemble, license, market or sell the Products, or (B) limit, or purport to limit, the exclusive right of the Company or any Company Subsidiary to develop, manufacture, assemble, distribute, market or sell the Products or that otherwise limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary non-solicitation and non-hire provisions, and customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a twelve (12)-month period;

(xiii) each Outbound IP License;

(xiv) each Inbound IP License;

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(xv) each Outbound IP License that includes any grant by the Company or any Company Subsidiary to any person of any express license, right or covenant not to sue with respect to any Patents, other than a nonexclusive license granted incidental to a sale of Company Products, license of Company Software, or provision of Company Services;

(xvi) all contracts and agreements involving the disposition of a material portion of the Company’s assets or the acquisition of the business or securities or ownership interests of another person;

(xvii) any contract that grants any (A) exclusive license, supply, distribution or other rights, (B) ”most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase, license or receive any Company Product, Company Software and/or Company Service;

(xviii) any contract providing for any minimum or guaranteed payments by the Company to any Person;

(xix) any contract that contains indemnification obligations of the Company in excess of $250,000 or pursuant to which the Company may reasonably incur liability in excess of $250,000; and

(xx) all contracts and agreements involving material uncapped indemnity obligations of the Company or any Company Subsidiary.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to the SPAC true, correct and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

(c) Schedule 4.17(c) of the Company Disclosure Schedule sets forth a true and complete list of the twenty (20) largest suppliers of or vendors to the Company, including, without limitation, any professional employer organization, on a consolidated basis determined by Dollar volume of expenditures, for each of the years ended December 31, 2020 and 2021 and for the period from January 1, 2022 to September 30, 2022.

SECTION 4.18 International Trade Laws.

(a) The Company and the Company Subsidiaries are, and have been for the past five years, in compliance in all material respects with all International Trade Laws applicable to them, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all material export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any applicable International Trade Laws, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in material compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or to the knowledge of the Company, threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) The Company and the Company Subsidiaries have not, to its knowledge,

(i) exported, re-exported, transferred, licensed, or brokered the sale or license of any goods, software, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the International Trade Laws;

(ii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data to, on behalf of, or for the benefit of any sanctioned person or entity, or person or entity identified on any restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals and Blocked Persons List, and Foreign

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Sanctions Evaders List, maintained by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Denied Persons List, Entity List, Military End User List, or Unverified List, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security;

(iii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data that have been or will be (A) used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, military, military-intelligence or terrorist activities, or (B) used, transshipped, or diverted contrary to applicable International Trade Laws;

(iv) exported, re-exported, transferred, licensed, or imported any goods, software, services, technology, or technical data to or from Burma/Myanmar, Cuba, Crimea, Iran, North Korea, Sudan, Syria or Venezuela during a time at which such country or region and/or its government was subject to U.S. comprehensive trade embargoes under OFAC regulations, the Export Administration Regulations, or any other applicable statute, regulation or executive order;

(v) manufactured, exported or brokered any defense article or defense service as defined in the International Traffic in Arms Regulations, including within the United States and without regard to whether such defense article or defense service was subsequently exported, without the Company or Company Subsidiaries being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; or

(vi) received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority concerning any actual or potential violation or wrongdoing related to International Trade Laws.

(c) Except as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary or, to the Company’s knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by OFAC. The Company and the Company Subsidiaries have not, directly or indirectly in the last five years, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any transactions, sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

SECTION 4.19 Insurance.

(a) Schedule 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy and bonds under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged (the “Insurance Policies”). True, correct and complete copies of such Insurance Policies have previously been made available to the SPAC. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under any such Insurance Policies.

(b) With respect to each such insurance of the Insurance Policies: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no insurer has indicated in writing or, to the knowledge of the Company otherwise, that it will be cancelling or reducing coverage; (v) all premiums and other charges due have been paid; and (vi) no coverage is on an audited, retrospective, or similar premium basis.

(c) All occurrences, circumstances, and claims have been noticed under applicable Insurance Policies or bonds that would cover such matters or losses arising from them. With regard to any noticed occurrence, circumstance, or claim that relates to an ongoing or potentially ongoing matter, no insurer has denied or questioned coverage.

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SECTION 4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders. The Requisite Approval (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Company Shareholder Vote, if obtained, would qualify as the Company Shareholder Approval and no additional approval, or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.21 Compliance with Anti-Corruption Laws.

(a) The Company and the Company Subsidiaries are, and for the last six (6) years have been, in compliance with all applicable Anti-Corruption Laws.

(b) Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company or any Company Subsidiary, any officers, directors, executives, employees, shareholders, agents, or representatives or other party acting for or on behalf of any of the Company or any Company Subsidiary, has at any time (i) offered, authorized, promised, provided, or received any payments or anything else of value, whether directly or indirectly through a third party, in violation of the Anti-Corruption Laws, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete, or misleading entries on any books or records for any purpose, (iii) used or is using, directly or indirectly through a third party, any corporate funds for any illegal contributions, gifts, entertainment, payments, travel, or other unlawful expenses, (iv) directly or indirectly through a third party, offered, authorized, promised, or provided anything else of value for the purpose of obtaining, retaining, and/or securing an improper advantage for the Company or any Company Subsidiary, or (v) has been or currently is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws or applicable Laws that prohibit fraud, money laundering, or other improper payments.

(c) For the last six (6) years, the Company and all Company Subsidiaries have adopted and maintained adequate policies, procedures, and controls to ensure that the Company and all Company Subsidiaries have been and remain in compliance with all Anti-Corruption Laws.

(d) For the last six (6) years, the Company and all Company Subsidiaries have maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts for the Company and each of the Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of the Company and all Company Subsidiaries; and (iii) the Company and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and each of the Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(e) Neither the U.S. government nor any other Governmental Authority, nor any other entity or person, has notified the Company or any Company Subsidiary of any actual or alleged violation or breach of Anti-Corruption Laws or applicable laws that prohibit fraud, money laundering, or other improper payments. Neither the Company nor any Company Subsidiary has undergone and is not undergoing any review, investigation, inspection, or examination of records relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has been, is now under, or has received any communication regarding any actual or potential administrative, civil, or criminal investigation, prosecution, or indictment, and are not party to any actions involving alleged false statements, false claims or other improprieties relating to compliance with Anti-Corruption Laws.

SECTION 4.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and as set forth in Schedule 4.22 of the Company Disclosure Schedule, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in

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any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Schedule 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contract or arrangements between the Company or any Company Subsidiary and any family member of any director, officer or other affiliate of the Company or any Company Subsidiary.

SECTION 4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.24 Health Care Compliance.

(a) Each of the Company and applicable Company Subsidiaries is operating, and at all times during the past six (6) years has operated, in compliance in all material respects with all Health Care Laws. None of the Company, applicable Company Subsidiaries and their respective affiliates or their respective directors, officers, managers, and, to the knowledge of the Company, its employees and consultants is in violation of or being investigated for violation of any Health Care Laws by which such Person is bound or to which any business activity or professional services performed by such Person for the Company (including services provided to other Persons but arranged by the Company) is subject. There are no material restrictions imposed by any Governmental Authority upon the business, activities or services of the Company, other than those generally applicable to companies that provide services similar to those provided by the Company. Each health care professional employed or otherwise retained by the Company has in good standing all permits required for such Person to perform such Person’s duties for the Company (including services provided to other Persons but arranged by the Company) and for the Company to obtain payment or reimbursement from patients.

(b) None of the Company and Company Subsidiaries is and has not during the past six (6) years participated in any Federal Health Care Programs.

(c) Exclusion of the Company from Federal Health Care Programs. None of the Company or Company Subsidiary is or ever has been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(d) None of the current directors, officers, managers, employees or independent contractors of the Company or applicable Company Subsidiary is or ever has been during such Person’s affiliation with the Company (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Federal Health Care Program requirement or Health Care Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) The Company, Company Subsidiaries, and its directors, managers, officers, personnel (whether employed or engaged as independent contractors), and authorized representatives are operating and for the past six (6) years operated in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and California equivalent statutes, and all other applicable Health Care Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, third-party payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business to such Person (a “Referral Source”) or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”). Schedule 4.24(e) of the Company Disclosure Schedule lists all direct and indirect compensation arrangements, ownership interests and other financial relationships between a Referral Source or Referral Recipient on the one hand, and the Company or any of its directors, managers, officers, personnel (whether employed or engaged as independent contractors), and authorized representatives, on the other hand. None of

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the Company’s independent contractors currently provide or ever has provided, directly or indirectly, sales representative or marketing services to the Company’s Referral Recipients.

(f) None of the Company, Company Subsidiaries, and their facilities are accredited by The Joint Commission or any other third-party accreditation organization.

SECTION 4.25 Brokers. Except as set forth in Schedule 4.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.26 COVID-19. Neither the Company nor any Company Subsidiary has participated in any COVID-19 related programs (including the federal Paycheck Protection Program) or sought material benefits or relief thereunder or under any other COVID-19 Measures.

SECTION 4.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) and any Ancillary Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement and any Ancillary Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SPAC AND MERGER SUB

Except as set forth in (i) the SPAC SEC Reports publicly available at least two Business Days prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), and Section 5.04 (Authority Relative to This Agreement)), and (ii) the SPAC’s disclosure schedule delivered by the SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (which disclosure in the SPAC Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (a) the section or subsection of this Article V that corresponds to the section or subsection of the SPAC Disclosure Schedule in which any such disclosure is set forth and (b) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure) the SPAC hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) Each of the SPAC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a SPAC Material Adverse Effect.

(b) Merger Sub is the only Subsidiary of the SPAC. Except for Merger Sub, the SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Certificate of Incorporation and Bylaws. Each of the SPAC and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

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The SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither the SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents, respectively.

SECTION 5.03 Capitalization.

(a) The authorized capital stock of the SPAC consists of 400,000,000 shares of SPAC Class A Common Stock, 40,000,000 shares of SPAC Class B Common Stock, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement, (i) 4,312,774 shares of SPAC Class A Common Stock are issued and outstanding, (ii) 10,625,000 shares of SPAC Class B Common Stock are issued and outstanding, (iii) no shares of SPAC Preferred Stock are issued and outstanding, (iv) 38,187,226 shares of SPAC Common Stock and no shares of SPAC Preferred Stock are held in treasury, (v) 26,666,666 SPAC Warrants are outstanding, and (vi) 26,666,666 shares of SPAC Class A Common Stock are reserved for issuance upon exercise of the SPAC Warrants. As of the date of this Agreement, each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50. As of the date of this Agreement, Sponsor holds (i) a promissory note issued by the SPAC in the principal amount of $1,500,000, which may be converted at Sponsor’s option into 1,500,000 SPAC Warrants on the terms of the currently outstanding SPAC Warrants and (ii) a promissory note issued by the SPAC, pursuant to which Sponsor may provide up to $1,190,000 as a working capital loan, of which $734,300 is outstanding as of the date of this Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by the SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding SPAC Units, shares of SPAC Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(d) The Per Share Merger Consideration being delivered by the SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by the SPAC as permitted by this Agreement and the SPAC Warrants, the SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the SPAC or obligating the SPAC to issue or sell any shares of capital stock of, or other equity interests in, the SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the SPAC nor any Subsidiary of the SPAC is a party to, or otherwise bound by, and neither the SPAC nor any Subsidiary of the SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. The SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of the SPAC or any of its Subsidiaries. Except as provided for in the SPAC Certificate of Incorporation, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of the SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04 Authority Relative to This Agreement. Each of the SPAC and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of the SPAC and Merger Sub of this Agreement and the other Transaction Documents to which each of the SPAC and Merger Sub is or will at the Closing be a party, the performance by each of the SPAC and Merger Sub of its obligations hereunder and thereunder and the consummation by each of the SPAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the

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holders of a majority of the then-outstanding shares of SPAC Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes, (b) with respect to the issuance of SPAC Class A Common Stock and the Certificate of Designation, the approval of a majority of the then-outstanding shares of SPAC Common Stock, and (c) with respect to the Amended and Restated SPAC Certificate of Incorporation, the approval of a majority of the then-outstanding shares of SPAC Common Stock and SPAC Class A Common Stock). This Agreement has been, and the other Transaction Documents to which each of the SPAC and Merger Sub is or will at the Closing be a party will, at the Closing be, duly and validly executed and delivered by the SPAC and Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the SPAC and Merger Sub, enforceable against the SPAC and Merger Sub in accordance with its terms, subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of the SPAC and Merger Sub of this Agreement and the other Transaction Documents to which each of the SPAC and Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming the SPAC Stockholder Approval is obtained, all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of the SPAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of the SPAC or Merger Sub is a party or by which each of the SPAC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the SPAC and Merger Sub do not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with and filings under the HSR Act and consents required pursuant to any other Antitrust Laws, (ii) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and filing and recordation of appropriate merger documents as required by applicable Law and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the SPAC or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Neither the SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the SPAC or Merger Sub or by which any property or asset of the SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the SPAC or Merger Sub is a party or by which the SPAC or Merger Sub or any property or asset of the SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of the SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority necessary for the SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) The SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 1, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). The SPAC has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by the SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by the SPAC with the SEC and are then in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and

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regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of the SPAC has filed with the SEC on a timely basis all documents required with respect to the SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not, individually or in the aggregate, be material). The SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of the SPAC are required by GAAP to be included in the consolidated financial statements of the SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither the SPAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of the SPAC’s and Merger Sub’s business.

(d) The SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) The SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the SPAC and other material information required to be disclosed by the SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act.

(f) The SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The SPAC has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the SPAC to the SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the SPAC to record, process, summarize and report financial data. The SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the SPAC. Except as set forth in the SPAC SEC Reports, since the date of its inception there have been no material changes in the SPAC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by the SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC. The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Except as set forth in the SPAC SEC Reports, neither the SPAC (including any employee thereof) nor the SPAC’s independent auditors has identified or been made aware of (i) any unremediated significant deficiency or material weakness in the

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system of internal accounting controls utilized by the SPAC, (ii) any fraud, whether or not material, that involves the SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of the SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since December 31, 2021, except as expressly contemplated by this Agreement, (a) the SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.

SECTION 5.09 Business Activities.

(a) Since inception, the SPAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the SPAC Organizational Documents or as otherwise contemplated by this Agreement or the other Transaction Documents, there is no agreement, commitment or order binding upon the SPAC or to which the SPAC is a party which would have the effect of prohibiting or impairing any business practice of the SPAC or any acquisition of property by the SPAC or the conduct of business by the SPAC as currently conducted other than such effects, individually or in the aggregate, which have not had and would not constitute a SPAC Material Adverse Effect.

(b) None of the SPAC or Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, the SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except as set forth in the Merger Sub Organizational Documents, there are no agreements, commitments, or order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted other than such effects, individually or in the aggregate, which have not had a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement or the other Transaction Documents.

SECTION 5.10 Investment Company Act. Neither the SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.11 Affiliate Agreements. Neither the SPAC nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the SPAC or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the SPAC or Merger Sub or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act).

SECTION 5.12 Sponsor Support Agreement. The SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the SPAC. The Sponsor Support Agreement is a legal, valid and binding obligation of the SPAC and, to the knowledge of the SPAC, each other party thereto, subject to the Remedies Exception, and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the SPAC under any term or condition of the Sponsor Support Agreement.

SECTION 5.13 Absence of Litigation. There is no Action pending or, to the knowledge of the SPAC, threatened against the SPAC, or any property or asset of the SPAC before any Governmental Authority. Neither the SPAC nor any material property or asset

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of the SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the SPAC, continuing investigation by, any Governmental Authority.

SECTION 5.14 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the SPAC and its stockholders, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the stockholders of the SPAC approve and adopt this Agreement and Transactions (including the Merger), and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of the SPAC at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of the SPAC necessary to approve the Transactions is the affirmative vote of the holders of (i) a majority of the outstanding shares of SPAC Common Stock and (ii) a majority of the outstanding shares of SPAC Class A Common Stock, in each case, voted by the stockholders at a duly held stockholders meeting (the “SPAC Stockholder Approval”).

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

SECTION 5.15 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement or a previously contemplated business combination agreement that has subsequently been terminated.

SECTION 5.16 Brokers. Except for Northland Securities, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the SPAC or Merger Sub, except that with the prior written consent of the Company, not to be unreasonably conditioned, withheld or delayed, the SPAC may engage with other brokers, finders or investment bankers.

SECTION 5.17 SPAC Trust Fund. As of the date of this Agreement, the SPAC has no less than $43,913,470 in the trust fund established by the SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Bank of America, N.A. (the “Trust Account”). The monies of such Trust Account are held in cash or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by American Stock Transfer & Trust Company, LLC (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 1, 2021, between the SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between the SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of the SPAC, that would entitle any person (other than stockholders of the SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of the SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to the SPAC as promptly as reasonably practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall

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terminate; provided, however that the liabilities and obligations of the SPAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of the SPAC who shall have exercised their Redemption Rights; (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to the SPAC in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC at the Effective Time.

SECTION 5.18 Employees. Other than any officers as described in the SPAC SEC Reports, the SPAC and Merger Sub have never employed any employees. Other than amounts due as set forth in the SPAC SEC Reports or for reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, the SPAC and Merger Sub have no unsatisfied material liability with respect to any employee, officer, or director. The SPAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, sick pay, and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement by the SPAC nor the consummation of the Transactions will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of the SPAC or Merger Sub, (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by the SPAC or Merger Sub, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of the SPAC or Merger Sub for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

SECTION 5.19 Taxes.

(a) The SPAC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith and that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the SPAC for any material Taxes of the SPAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the SPAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither the SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

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(d) Neither the SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the SPAC was the common parent).

(e) Neither the SPAC nor Merger Sub has any material liability for the Taxes of any person (other than the SPAC or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to Taxes), or otherwise.

(f) Neither the SPAC nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between the SPAC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(g) Neither the SPAC nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither the SPAC nor Merger Sub has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither the IRS nor any other Tax authority or agency has asserted in writing or, to the knowledge of the SPAC, has threatened to assert against the SPAC or Merger Sub any deficiency or claim for any material Taxes.

(j) Neither the SPAC nor Merger Sub (i) has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither the SPAC nor Merger Sub has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the SPAC, no facts or circumstances exist that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

SECTION 5.20 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ANZUU.” The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ANZU.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ANZUW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of the SPAC, threatened in writing against the SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Common Stock or SPAC Warrants or terminate the listing of the SPAC on the Nasdaq. None of the SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock or the SPAC Warrants under the Exchange Act.

SECTION 5.21 SPAC’s and Merger Sub’s Investigation and Reliance. Each of the SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. The SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither the SPAC nor Merger Sub is relying on any statement, representation, or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to the SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any

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representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.01 attached hereto, or (3) as required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), unless the SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice (with any COVID-19 Action taken prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary course of business consistent with past practice); and

(ii) the Company shall, and shall cause the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) set forth in Schedule 6.01 attached hereto, and (3) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than (1) the exercise or settlement of any Company Options, (2) the exercise or settlement of any Company Warrants, or (3) the conversion of Company Convertible Notes into Company Common Stock contemplated under the Company Convertible Notes; or (B) any material assets of the Company or any Company Subsidiary, provided that the Company may issue convertible notes as part of the Company Bridge Financing;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than such Company Debt as may be incurred through the Company Bridge Financing;

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(vi) (A) other than increases in base compensation of employees in the ordinary course of business that do not exceed 5% of base compensation, individually or in the aggregate, in consistent with past practice and increases required by the terms of a Plan or applicable Law, grant any increase or make any decrease in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or Contingent Worker of the Company or a Company Subsidiary as of the date of this Agreement, (B) enter into, amend or terminate any Plan, except as required by the terms of the Plan or applicable Law, (C) enter into or amend any Labor Agreement or recognize any labor union, works council or other labor organization as the representative of any employees of the Company or any Company Subsidiary, (D) make any change to employee compensation, incentives or benefits after the filing of the Registration Statement that would reasonably be expected to require an amendment or supplement to the Registration Statement under Law enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, other than in the ordinary course, consistent with past practice, (E) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, or (F) terminate (other than for cause) or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $125,000;

(vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(viii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(ix) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(x) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Schedule 4.11(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(xi) adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals or modifications in the ordinary course of business;

(xii) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than changes that are made in accordance with PCAOB standards or GAAP;

(xiii) make, change or revoke any material Tax election, adopt or change any accounting method concerning Taxes, change any Tax accounting period, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, fail to pay any material Tax when due (including estimated Taxes), surrender any claim for a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, or prepare any material Tax Return in a manner inconsistent in any material aspect with past practices;

(xiv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a matter that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xv) (A) make any material alterations or Improvements to the Leased Real Property, (B) amend any written or oral agreements affecting the Leased Real Property, or (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting the Leased Real Property;

(xvi) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, failed to be maintained, allowed to lapse, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP, except in the ordinary course of business;

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(xvii) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(xviii) commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Company’s capital expenditure budget set forth on Schedule 6.01(b)(xviii) of the Company Disclosure Schedule or unbudgeted capital expenditures not to exceed 10% of the current aggregate capital expenditure budget set forth on Schedule 6.01(b)(xviii) of the Company Disclosure Schedule;

(xix) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary;

(xx) change, or otherwise waive or fail to assert any material benefit, claim or right under, any insurance policy or insurance plan of the Company or any Company Subsidiary in effect as of the date hereof or allow such insurance policy or insurance plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

(xxi) amend, modify or consent to the termination of any Option Cancellation Agreement, Warrant Amendment Agreement or Convertible Note Amendment Agreement.

(xxii) fail to maintain the Company Permits, except as would not constitute a Company Material Adverse Effect; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02 Conduct of Business by the SPAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, and except as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the SPAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or as required by applicable Law (including any COVID-19 Measures as may be requested or compelled by any Governmental Authority), neither the SPAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents or the Merger Sub Organizational Documents or form any Subsidiary of the SPAC other than Merger Sub, except as contemplated herein or to extend the period to consummate an initial business combination of the SPAC set forth in the SPAC Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents or in connection with the SPAC Exchange Offer;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents or in connection with the SPAC Exchange Offer;

(d) other than pursuant to the Sponsor Support Agreement, the PIPE Investment and the Company Bridge Financing, (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the SPAC or Merger Sub other than in connection with the SPAC Exchange Offer or (ii) amend any term of any SPAC Warrants;

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(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person; or sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) except for such indebtedness as is necessary to amend the SPAC Certificate of Incorporation to extent the period to consummate an initial business combination of the SPAC set forth in the SPAC Certificate of Incorporation and to provide working capital to the SPAC through such period, including for such payables as have been incurred but not paid by the SPAC as reported in the SPAC SEC Reports, incur any indebtedness for borrowed money in excess of $2,500,000 in the aggregate or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law or pursuant to guidance issued by the SEC made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC or Merger Sub;

(l) amend the Trust Agreement or any other agreement related to the Trust Account;

(m) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other Action, except in the ordinary course of business that (A) involve only the payment of monetary damages (excluding monetary damages that are fully covered by the SPAC’s insurance policies) in an amount less than $250,000 individually or $500,000 in the aggregate, (B) do not impose any injunctive or other non-monetary relief on the SPAC, (C) do not involve the admission of wrongdoing by the SPAC or any of its Subsidiaries and (D) do not relate to this Agreement or the Transactions; or

(n) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and the SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the SPAC, Merger Sub or any other person for legal relief against monies or other assets of the SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, the SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event the SPAC prevails in such action or proceeding.

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ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the SPAC (with the assistance and cooperation of the Company as reasonably requested by the SPAC, including delivery of the PCAOB Financial Statements in accordance with Section 7.12) shall prepare and file with the SEC a joint proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of the SPAC and from which the Company may derive an information statement that it can send to the shareholders of the Company relating to (A) with respect to the Company’s shareholders, the action to be taken by certain shareholders of the Company pursuant to the Company Shareholder Vote, and (B) with respect to the SPAC’s stockholders, the meeting of the SPAC’s stockholders (the “SPAC Stockholders’ Meeting”) to be held to (I) provide the stockholders of the SPAC with the opportunity to redeem their shares of SPAC Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the SPAC Stockholders’ Meeting (the “SPAC Stockholder Redemption”), (II) provide for the SPAC Exchange Offer and (III) consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of the SPAC Class A Common Stock and SPAC Series A Preferred Stock as contemplated by this Agreement, (3) the equity incentive plan (the “SPAC Equity Incentive Plan”) substantially in the form attached hereto as Exhibit D, with any changes thereto as the Company and the SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either party), (4) an employee stock purchase plan (the “SPAC ESPP”) substantially in the form attached hereto as Exhibit E, with any changes thereto as the Company and the SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either party), (5) the Amended and Restated SPAC Certificate of Incorporation and Certificate of Designation, (6) the election of directors as contemplated by Section 7.14, and (7) any other proposals the parties deem necessary or appropriate to effectuate the Merger (collectively, the “SPAC Proposals”), and (ii) the SPAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (I) the issuance of the shares of SPAC Class A Common Stock to be issued to the shareholders of the Company pursuant to this Agreement and (II) the SPAC Exchange Offer. The Company shall furnish all information concerning the Company as the SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. The SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as reasonably practicable after the Registration Statement is declared effective, each of the Company and the SPAC shall mail the Proxy Statement to their respective stockholders. Each of the SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement, will be made by the SPAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned, or delayed by either party). The SPAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the SPAC Class A Common Stock to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either party), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment or supplement to the Registration Statement filed in response thereto.

(c) The SPAC represents that the information supplied by the SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the SPAC, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the SPAC or Merger Sub, or their respective officers or directors, should be discovered by the SPAC which should be set forth in an

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amendment or a supplement to the Registration Statement or the Proxy Statement, the SPAC shall promptly inform the Company. All documents that the SPAC is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the SPAC (in the case of the Proxy Statement), (iii) the time of the SPAC Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Effective Time (in the case of the Registration Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform the SPAC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Proposals shall be the only matters (other than procedural matters) which the SPAC shall propose to be acted on by SPAC stockholders at the SPAC Stockholders’ Meeting.

SECTION 7.02 SPAC Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) The SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as reasonably practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and the SPAC shall use its reasonable best efforts to hold the SPAC Stockholders’ Meeting as soon as reasonably practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of the SPAC); provided, that the SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the SPAC Stockholders’ Meeting on one or more occasions for up to forty-five (45) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the SPAC Proposals. The SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, the SPAC shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

SECTION 7.03 Company Shareholder Meeting. As promptly as reasonably practicable following, but in any event within seventeen (17) days of, the date on which the Registration Statement has become effective, the Company shall call and hold a special meeting of shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining Company shareholder approval and adoption of this Agreement, the Merger, all other Transactions, and any actions necessary to complete the Merger and the other Transactions (the “Company Proposals”). The Company shall deliver to the Company’s shareholders (a) an information statement (the “Information Statement”) derived from the Proxy Statement seeking the vote of holders of the Requisite Approval (including the Key Company Shareholders) in favor of the approval and adoption of the Company Proposals (the “Company Shareholder Vote”), together with (b) the Registration Statement, as soon as reasonably practicable after the Registration Statement becomes effective, and shall take all other actions necessary or advisable to secure the Company Shareholder Vote. The Company shall not send the Registration Statement prior to it being declared effective by the SEC to the shareholders of the Company, other than Key Company Shareholders which may be provided drafts of the Registration Statement by the Company. The Company shall (x) provide the SPAC a reasonable opportunity to participate in the preparation and review of the Information Statement and (y) consider in good faith any comments made by the SPAC thereto.

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SECTION 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and the SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor the SPAC shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law including COVID-19 Measures or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Mutual Confidential Disclosure Agreement, dated November 12, 2022 (the “Confidentiality Agreement”), between the SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor regarding the Tax treatment and Tax structure of the Transactions and may disclose to any other person, the Tax treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate, facilitate, continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company, (2) the issuance or acquisition of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities of the Company, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him, or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide the SPAC with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to the SPAC, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of the Company any Alternative Transaction, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions, or

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(iv) authorize, cause or permit the Company or any of its Representatives to enter into any agreement with respect to an Alternative Transaction.

(c) From the date of this Agreement and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, the SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its shareholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective affiliates and Representatives. The SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its shareholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

SECTION 7.06 Directors’ and Officers’ Indemnification; Tail Insurance.

(a) The certificate of incorporation and bylaws of each of the Surviving Corporation and the SPAC shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company or the SPAC, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors (including non-director committee members of the Company), officers, employees, fiduciaries or agents of the Company or the SPAC, as applicable, unless such modification shall be required by Law.

(b) On the Closing Date, each of the Company and the SPAC shall obtain (at such party’s sole cost and expense) a non-cancelable run-off directors’ and officers’ “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement) or other directors’ and officers’ insurance coverage that is acceptable to such party’s board of directors, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or the SPAC, as applicable, on or prior to the Closing Date; provided, that the cost of the insurance policy obtained by the SPAC (the “SPAC D&O Tail Policy”) with respect to the SPAC’s directors and officers shall not exceed, in the aggregate, the SPAC D&O Policy Cap, and if the cost of the SPAC D&O Tail Policy would otherwise exceed the SPAC D&O Policy Cap, the SPAC shall obtain as much coverage as reasonably practicable to obtain for an aggregate cost not to exceed the amount of the SPAC D&O Policy Cap.

(c) On the Closing Date, the SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the SPAC with the post-Closing directors and officers of the SPAC and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.07 Notification of Certain Matters. The Company shall give prompt notice to the SPAC, and the SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.07.

SECTION 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger, including (i) making any necessary filings, notices, petitions, statements, registrations, or submissions, including under the HSR Act or the Antitrust

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Laws of any Governmental Authority, provided that the parties shall make any filings required under the HSR Act within ten (10) Business Days after the date of this Agreement; (ii) complying to the extent necessary with any request for information by any Governmental Authority, including any request for additional information and documentary material by the FTC or the Antitrust Division under the HSR Act; (iii) resolving questions or objections, if any, as may be asserted by any Governmental Authority, including under the Antitrust Laws; and (iv) obtaining all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions, including the expiration of any applicable waiting periods (including extensions thereof) under the HSR Act or the Antitrust Laws of any Governmental Authority. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Notwithstanding the foregoing or anything to the contrary herein, neither the Company nor SPAC, nor any of their respective Subsidiaries or affiliates, shall be obligated to (i) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, (ii) propose, negotiate, or agree to the sale, divestiture, license or other disposition of any assets or businesses, (iii) accept any operational restriction that is material to its business or assets, or (iv) take any other action that would materially limit the right of that party, any of its Subsidiaries, or any of its affiliates to own or operate its or their businesses or assets.

(c) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings, or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 7.08(c) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Securities Exchange, as applicable, each of the SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent the SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.10 Tax Matters.

(a) Each of the SPAC, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment). This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the SPAC, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless

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otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of the SPAC and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to the SPAC or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the SPAC or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to the SPAC or any owners thereof, Tax advisors for the SPAC will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

(b) Each of the parties to this Agreement shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing or amendment of relevant Tax Returns, and any Tax proceeding, relating to the matters contemplated by this Section 7.10. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 7.11 Securities Exchange Listing. The SPAC will use its reasonable best efforts to cause the SPAC Class A Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq or another national securities exchange (which, if not Nasdaq, shall include the SPAC using its commercially reasonable efforts to delist all SPAC Units, SPAC Class A Common Stock and SPAC Warrants from Nasdaq and instead prepare and submit to such other national securities exchange a listing application covering such securities) (the “Securities Exchange”). During the period from the date hereof until the Closing, the SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Common Stock, and SPAC Warrants listed for trading on the Securities Exchange.

SECTION 7.12 PCAOB Financial Statements. The Company shall deliver as soon as possible but in any event not later than April 30, 2023, true and complete copies of the audited consolidated financial statements of the Company and the Company Subsidiaries for the twelve (12)-month period ended December 31, 2022, audited by a U.S. accounting firm registered with the PCAOB (the “PCAOB Financial Statements”).

SECTION 7.13 Trust Account. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate within a specified time period as contained in the SPAC’s Certificate of Incorporation will be terminated and the SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of the SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, the SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the SPAC (to be held as available cash on the balance sheet of the SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.14 Governance Matters.

(a) Board of Directors. Upon the Effective Time, the SPAC Board and the board of directors of the Surviving Corporation shall consist of seven (7) members to be selected by the Company (the “Company Directors”) and one (1) member to be selected by the Sponsor (the “Sponsor Director”); provided, however, that, following any such selection, in the event that any Company Director or Sponsor Director is unable to serve as a director of the SPAC at the Effective Time, then the Company or the Sponsor, respectively, shall have the right to designate another individual to serve as a director of the SPAC in place of the individual originally selected.

(b) Prior to the Closing, the board of directors of the SPAC, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of SPAC Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under

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Rule 16a-1(f) under the Exchange Act) of the SPAC following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

(c) Effectuation. Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.14.

SECTION 7.15 Company Options, Warrants and Convertible Notes. Prior to the Closing, the Company shall comply with all notice and other provisions of the Company Options, Company Warrants (as amended by the Warrant Amendment Agreements), the Company Convertible Notes (as amended by the Convertible Note Amendment Agreements), the Option Cancellation Agreements, the Warrant Amendment Agreements and the Convertible Note Amendment Agreements. Furthermore, prior to the Closing, the Company shall take such actions as are necessary or advisable, including obtaining any elections, amendments, consents and waivers from the holders of the Company Options, Company Warrants or Company Convertible Notes, in order to cause (a) the Company Options to be cancelled at the Effective Time in accordance with the Option Cancellation Agreements, (b) the Company Warrants to be exercised (on a net exercise basis) and converted immediately prior to the Effective Time into shares of Company Common Stock in accordance therewith (as amended by the Warrant Amendment Agreements), (c) the Company Convertible Notes to be converted immediately prior to the Effective Time into Company Common Stock in accordance therewith (as amended by the Convertible Note Amendment Agreements) and (d) for all liens and security interests granted in favor of the holders of the Company Convertible Notes to be terminated at or immediately prior to the Effective Time.

SECTION 7.16 SPAC Public Filings. From the date hereof through the Effective Time, the SPAC will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

SECTION 7.17 Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the applicable final Treasury Regulations and rulings thereunder, no later than five (5) Business Days prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to obtain waivers from each person who has a right to any payments or benefits as a result of or in connection with the Transactions that would reasonably be expected to constitute “excess parachute payments” within the meaning of Section 280G of the Code and the applicable Treasury Regulations thereunder and as to which such person waives his or her rights to some or all of such payments and/or benefits (such payments or benefits actually waived, the “Waived 280G Benefits”) applicable to such person so that all remaining payments or benefits applicable to such person shall not be deemed to be “excess parachute payments” within the meaning of Section 280G of the Code and the applicable Treasury Regulations thereunder, and (b) following the execution of the waivers described in clause (a), solicit the approval of the shareholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the applicable Treasury Regulations thereunder, which related documents shall be in a form reasonably satisfactory to the SPAC (provided that the SPAC’s approval of such form shall not be unreasonably withheld or delayed). To the extent any of the Waived 280G Benefits were not approved by the shareholders of the Company as contemplated above, such Waived 280G Benefits shall not be made or provided. On or prior to the Closing Date, the Company shall deliver to the SPAC evidence that a vote of the shareholders of the Company was solicited in accordance with the foregoing provisions of this Section 7.17 and that either (i) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided. The Company shall provide the SPAC with a copy of such waiver and disclosure statement within a reasonable time prior to, and in no event later than two (2) Business Days prior to, delivery to the “disqualified individuals” and the shareholders of the Company of such waiver and disclosure statement, respectively, and the Company shall reflect in such waiver and disclosure statement any changes reasonably requested by the SPAC (provided that the SPAC’s approval of such changes shall not be unreasonably withheld or delayed). No later than seven (7) Business Days prior to the Closing Date, the Company shall provide the SPAC with a summary of the calculations and related documentation reasonably required to determine whether the vote described in this Section 7.17 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code.

SECTION 7.18 SPAC Certificate of Designation. As promptly as practicable following the SPAC’s adoption of the Amended and Restated SPAC Certificate of Incorporation, the SPAC will file the Certificate of Designation with the Secretary of State of the State of Delaware and effect the issuance of the SPAC Series A Preferred Stock pursuant to the PIPE Investment, the Company Bridge Notes and SPAC Exchange Offer.

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SECTION 7.19 Actions. From the date hereof through the Effective Date, the Company shall keep the SPAC apprised of the status of any ongoing Actions before any Governmental Authority involving (a) the Company or any Company Subsidiary, (b) any directors, officers or employees thereof in their respective capacities as such, or (c) any property or asset thereof. The Company shall (x) provide SPAC a reasonable opportunity to participate in any discussions or negotiations with respect to the waiver, release, settlement, compromise or resolution of any such Actions and (y) consult with SPAC in good faith prior to agreeing to any such waiver, release, settlement, compromise or resolution.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC at or prior to the Closing of the following conditions:

(a) Company Shareholder Vote. Evidence of the Company Shareholder Vote shall have been delivered to the SPAC.

(b) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of the SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the Securities Exchange.

(c) No Order. No Governmental Authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of SPAC Class A Common Stock shall be listed on the Securities Exchange as of the Closing Date.

(h) Net Tangible Assets Test. Immediately following the Closing, and after giving effect to the Redemption Rights and the PIPE Investment, the SPAC shall have net tangible assets of at least $5,000,001.

SECTION 8.02 Conditions to the Obligations of the SPAC and Merger Sub. The obligations of the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by the SPAC (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.03 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority) and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects

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as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to the SPAC a certificate (the “Company Closing Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b), and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors as per Section 2.05 hereof, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Shareholder Support Agreement. The Shareholder Support Agreement shall be in full force and effect on the Closing Date, and no Key Company Shareholder shall have attempted to repudiate or disclaim any of its or his/her obligations thereunder.

(g) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than the SPAC), which parties are identified on Schedule 8.02(g), shall have delivered, or cause to be delivered, to the SPAC copies of the Registration Rights Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to the SPAC a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) PCAOB Financial Statements. The Company shall have delivered to the SPAC the PCAOB Financial Statements.

(j) Company Options, Warrants and Convertible Notes. At the Closing, the Option Cancellation Agreements, the Warrant Amendment Agreements and the Convertible Note Amendment Agreements shall be in full force and effect. The Company shall have taken all actions necessary to cause the cancellation, exercise or conversion at or immediately prior to the Effective Time of the Company Options, Company Warrants and Company Convertible Notes, as applicable, consistent with the provisions of Section 7.15.

(k) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by the Company.

(l) Dissenting Shares. The aggregate number of Dissenting Shares shall not equal or exceed 5% of the shares of Company Capital Stock outstanding at the record date for the Company Shareholder Meeting.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by the Company (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the SPAC and Merger Sub contained in Section 5.03 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. The representations and warranties of the SPAC and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), and Section 5.16 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty

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expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the SPAC and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The SPAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with, by it on or prior to the Effective Time.

(c) Officer Certificate. The SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), and Section 8.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date which is continuing and uncured.

(e) Resignation. Other than those persons identified as continuing directors in accordance with Section 7.15, all members of the SPAC Board shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. The SPAC shall have delivered a copy of the Registration Rights Agreement duly executed by the SPAC, the directors and officers of the SPAC and the Sponsor.

(g) Sponsor Support Agreement. The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.

(h) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by the SPAC or Merger Sub.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or the stockholders of the SPAC, as follows:

(a) by mutual written consent of the SPAC and the Company; or

(b) by written notice by either the SPAC or the Company if the Effective Time shall not have occurred prior (i) September 30, 2023 or (ii) December 31, 2023, if the SPAC obtains the requisite approval of the SPAC’s stockholders to extend the deadline for the SPAC to consummate its initial business combination to such date (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by written notice by either the SPAC or the Company if any Governmental Authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced, or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by written notice by either the SPAC or the Company to the other party, if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting; or

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(e) by written notice by the SPAC to the Company, if the Company shall have failed to deliver the evidence of the Company Shareholder Vote to the SPAC within 17 days after the Registration Statement becomes effective; or

(f) by written notice by the SPAC to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that the SPAC has not waived such Terminating Company Breach and the SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, the SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the SPAC to the Company; or

(g) by written notice by the Company to the SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of the SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by the SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as the SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the SPAC; or

(h) by written notice by the SPAC to the Company if the Company fails to deliver to the SPAC the PCAOB Financial Statements on or before April 30, 2023 pursuant to Section 7.12; or

(i) by written notice by the SPAC to the Company, if the aggregate number of Dissenting Shares equals or exceeds 5% of the shares of Company Capital Stock outstanding at the record date for the Company Shareholder Meeting;

(j) by written notice by the SPAC to the Company, if the Company, without the SPAC’s prior written consent, waives, releases, settles, compromises or otherwise resolves any Action; provided, however, that the SPAC may not terminate this Agreement under this Section 9.01(j) if such waiver, release, settlement, compromise or resolution (i) is in the ordinary course of business, (ii) involves only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount less than $250,000, (iii) does not impose any injunctive or other non-monetary relief on the Company, (iv) does not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (v) does not relate to this Agreement or the Transactions; or

(k) by written notice by either the SPAC or the Company to the other party, if the condition set forth in Section 8.01(h) has not been satisfied.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to written notice in Section 9.01 which shall set forth the basis of such termination including the provision of Section 9.01 under which such termination is made, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, and all rights and obligations of each party shall cease, except as set forth in Section 7.04, this Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that (a) the Company shall pay the reasonable and documented out-of-pocket expenses incurred in obtaining the SPAC D&O Tail Policy (but, for clarity, subject to the SPAC D&O Policy Cap) and any directors and officers insurance premium with respect to the renewal of the SPAC’s directors and officers policy and (b) that the SPAC and the Company shall each pay one-half of all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act (and, for the avoidance of doubt, such expenses paid by the SPAC and the Company shall be Paid SPAC Transaction Expenses and Paid Company Transaction Expenses, respectively).

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SECTION 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

SECTION 9.05 Waiver. At any time prior to the Effective Time, (a) the SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the SPAC or Merger Sub contained herein or in any document delivered by the SPAC and/or Merger pursuant hereto, and (iii) waive compliance with any agreement of the SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to the SPAC or Merger Sub at or prior to the Closing, to:

Anzu Special Acquisition Corp I
12610 Race Track Road, Suite 250
Tampa, Florida
Attention: Whitney Haring-Smith
Email: whs@anzupartners.com

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
2100 L St NW, Suite 900
Washington, DC 20037
Attention: Mitchell Presser; David Slotkin; Aly El Hamamsy
Email: mpresser@mofo.com; dslotkin@mofo.com; aelhamamsy@mofo.com

If to the Company at or prior to the Closing, to:

Envoy Medical Corporation
4875 White Bear Parkway
White Bear Lake, Minnesota 55110
Attention: Brent Lucas
Email: blucas@envoymedical.com

with a copy (which will not constitute notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street; #4000
Minneapolis, MN 55402
Attention: Melodie Rose; Chris Melsha, Andrew Nick
Email: mrose@fredlaw.com; cmelsha@fredlaw.com; anick@fredlaw.com if to Envoy Medical or the Surviving Corporation post-Closing, to

12610 Race Track Road, Suite 250
Tampa, Florida

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Attention: Whitney Haring-Smith
Email: whs@anzupartners.com

with a copy (which will not constitute notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street; #4000
Minneapolis, MN 55402
Attention: Melodie Rose; Chris Melsha, Andrew Nick
Email: mrose@fredlaw.com; cmelsha@fredlaw.com; anick@fredlaw.com and with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
2100 L St NW, Suite 900
Washington, DC 20037
Attention: Mitchell Presser; David Slotkin; Aly El Hamamsy
Email: mpresser@mofo.com; dslotkin@mofo.com; aelhamamsy@mofo.com

SECTION 10.02 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and any corresponding definitions set forth in Article I, and (c) any rights of the SPAC to seek and obtain recovery of damages arising out of or relating to Fraud, which rights shall in no event expire or be terminated, waived, or otherwise affected by operation of this Section 10.02.

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SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements, and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such party. Except to the extent a party

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to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or Representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the SPAC, or Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

SECTION 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in accordance with the provisions of Section 10.06 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the SPAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANZU SPECIAL ACQUISITION CORP I

By	/s/ Whitney Haring-Smith
	Name:	Whitney Haring-Smith
	Title:	Chief Executive Officer

ENVOY MERGER SUB, INC.

By	/s/ Whitney Haring-Smith
	Name:	Whitney Haring-Smith
	Title:	President

ENVOY MEDICAL CORPORATION

By	/s/ Brent Lucas
	Name:	Brent Lucas
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-2

Execution Version

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is entered into as of May 12, 2023, by and among Anzu Special Acquisition Corp I, a Delaware corporation (the “SPAC”), Envoy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Envoy Medical Corporation, a Minnesota corporation (the “Company”). The SPAC, Merger Sub and Company are sometimes referred to herein individually as a “party” and, collectively, as the “parties.” Capitalized terms used but not defined elsewhere herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).

WHEREAS, reference is made to that certain Business Combination Agreement dated as of April 17, 2023 between SPAC, Merger Sub and the Company (as amended, modified or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 9.04 of the Business Combination Agreement, the Business Combination Agreement may be amended in writing by the parties at any time prior to the Effective Time by an instrument in writing signed by each of the parties;

WHEREAS, the parties desire to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

SECTION 1     Amendment of the Business Combination Agreement. The Business Combination Agreement is hereby amended as set forth in this Section 1, in accordance with Section 9.04 of the Business Combination Agreement:

(a) Exhibit B to the Business Combination Agreement is hereby amended and restated in its entirety as set forth in Annex A attached hereto.

SECTION 2     Binding Amendment. This Amendment constitutes a valid amendment of the Business Combination Agreement. In the event of any conflict between the provisions of the Business Combination Agreement and this Amendment, the provisions of this Amendment shall control.

SECTION 3     No Other Amendments. Except for the amendment expressly set forth above, the text of the Business Combination Agreement shall remain unchanged and in full force and effect.

SECTION 4     Reference to and Effect on Business Combination Agreement. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended hereby.

SECTION 5     Miscellaneous. The provisions of Sections 10.01, 10.03 – 10.06 (inclusive) and 10.08 – 10.09 (inclusive) of the Business Combination Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Signature Page Follows.]

A-2-1

IN WITNESS WHEREOF, the SPAC, Merger Sub, and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANZU SPECIAL ACQUISITION CORP I

By	/s/ Whitney Haring-Smith
	Name:	Whitney Haring-Smith
	Title:	Chief Executive Officer

ENVOY MERGER SUB, INC.

By	/s/ Whitney Haring-Smith
	Name:	Whitney Haring-Smith
	Title:	President

ENVOY MEDICAL CORPORATION

By	/s/ Brent Lucas
	Name:	Brent Lucas
	Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]

A-2-2

Annex A

Form of Certificate of Designation

[Attached]

A-2-3

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANZU SPECIAL ACQUISITION CORP I

a Delaware corporation

Anzu Special Acquisition Corp I., a Delaware corporation (the “Company”), hereby certifies that:

1.

The Company was incorporated under the name “Anzu Special Acquisition Corp I.” The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 28, 2020.

2.	The Certificate of Incorporation of the Company was amended and restated by an Amended and Restated Certificate of Incorporation effective March 4, 2021.

3.

The Second Amended and Restated Certificate of Incorporation of the Company attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Company as heretofore amended and restated, has been duly adopted by the Company’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.	This Amended and Restated Certificate of Incorporation of the Company shall be effective when filed.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on [●], 2023 and the foregoing facts stated herein are true and correct.

Anzu Special Acquisition Corp I

By:
Name:
Title:

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANZU SPECIAL ACQUISITION CORP I

a Delaware corporation

ARTICLE I

The name of the corporation is Envoy Medical, Inc. (the “Company”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road Suite C, in the City of Dover, County of Kent, State of Delaware, 19904, and the name of the Corporation’s registered agent at such address is United Corporate Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Class A Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is [●] shares, of which [●] shares are Class A Common Stock, $0.0001 par value per share, and [●] shares are Preferred Stock, $0.0001 par value per share.

Immediately upon the effectiveness of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of the series of common stock of the Corporation designated “Class A Common Stock”, par value $0.0001 per share (“Former Class A Common Stock”) and each share of the series of common stock of the Corporation designated as “Class B Common Stock”, par value $0.0001 per share (“Former Class B Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted into one (1) share of the class of Class A Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Class A Common Stock or Former Class B Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article IV.

Section 2. Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Company (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Second Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Second Amended and Restated Certificate of Incorporation, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Second Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of this Second Amended and Restated Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors or the incorporator of the Company. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. From and after the effectiveness of this Second Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The

Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Section 1. Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

Section 2. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Bylaws of the Company or this Second Amended and Restated Certificate of Incorporation (as either may be amended from time to time), and (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this ARTICLE X. This provision shall be enforceable by any party to a complaint covered by the provisions of this ARTICLE X. For the avoidance of doubt, nothing contained in this ARTICLE X shall apply to any action brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any successor thereto.

ARTICLE X

The Company reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Second Amended and Restated Certificate of Incorporation.

*     *     *     *     *

Annex C

Final Form

Envoy Medical, Inc.

2023 Equity Incentive Plan

Adopted by the Board of Directors: [ ], 2023

Approved by the Stockholders: [ ], 2023

1.General.

(a)Plan Purpose. The purpose of the Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

(b)Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.Shares Subject to the Plan.

(a)Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will be 4,000,000 shares, provided that until such time as the Milestone is achieved the aggregate number of shares of Common Stock that may be issued pursuant to Awards will be 2,500,000 shares.

(b)Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares.

(c)Share Reserve Operation.

(i)Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.Eligibility and Limitations.

(a)Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)Specific Award Limitations.

(i)Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

4.Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)by cash or check, bank draft or money order payable to the Company;

(ii)pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)12 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)12 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, or (iii) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.Awards Other Than Options and Stock Appreciation Rights.

(a)Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)Form of Award.

(1)Restricted Stock Awards. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)RSU Awards. An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)Consideration.

(1)Restricted Stock Awards. A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)RSU Awards. Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)Corporate Transaction. Except as set forth in Section 11, in the event of a Corporate Transaction, a Participant’s Award will be treated, to the extent determined by the Board to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Board in its sole discretion: (i) settle such Awards for an amount (as determined in the sole discretion of the Board) of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such Awards; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Board in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment or service within a specified period after a Corporate Transaction) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Board) after closing or (v) provide that for a period of at least 20 days prior to the Corporate Transaction, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Corporate Transaction will be exercisable as to all shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Corporate Transaction and if the Corporate Transaction does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Corporate Transaction will terminate and be of no further force and effect as of the consummation of the Corporate Transaction. For the avoidance of doubt, in the event of a Corporate Transaction where all Options and SARs are settled for an amount (as determined in the sole discretion of the Corporate Transaction) of cash or securities, the Board may, in its sole discretion, terminate any Option or SAR for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Corporate Transaction without payment of consideration therefor.

(d)Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.Administration.

(a)Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)To settle all controversies regarding the Plan and Awards granted under it.

(iv)To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)To submit any amendment to the Plan for stockholder approval.

(ix)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)Delegation to Committee.

(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.Tax Withholding

(a)Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c)No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.Miscellaneous.

(a)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.Covenants of the Company.

The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.Additional Rules for Awards Subject to Section 409A.

(a)Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)“Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)“Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)“Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)“Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f)“Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)“Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)“Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that adversely affects the Company or its Affiliates; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company or any Affiliate of the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(k)“Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(l)“Common Stock” means the common stock of the Company.

(m)“Company” means Envoy Medical, Inc., a Delaware corporation and any successor entity thereto.

(n)“Compensation Committee” means the Compensation Committee of the Board.

(o)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(p)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(q)“Corporate Transaction” means any of the following transactions, provided, however, that the Board shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)a merger or consolidation in which the Company is not the surviving entity;

(ii)the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)the complete liquidation or dissolution of the Company;

(iv)any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction; or

(v)acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(r)“Director” means a member of the Board.

(s)“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(t)“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(u)“Effective Date” means the Closing Date as defined in the Business Combination Agreement by and among Anzu Special Acquisition Corp I, Envoy Merger Sub, Inc. and Envoy Medical Corporation, dated April [●], 2023.

(v)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(w)“Employer” means the Company or the Affiliate of the Company that employs the Participant.

(x)“Entity” means a corporation, partnership, limited liability company or other entity.

(y)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(aa)“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(bb)“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(cc)“Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(dd)“Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ee)“Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ff)“Milestone” means approval by the Food and Drug Administration of the Company’s Acclaim® Cochlear Implant device.

(gg)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh)“Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(ii)“Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj)“Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk)“Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(nn)“Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp)“Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(qq)“Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr)“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss)“Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt)“Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu)“Performance Criteria” means one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(vv)“Performance Goals” means, for a Performance Period, one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(ww)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx)“Plan” means this Envoy Medical 2023 Equity Incentive Plan, as amended from time to time.

(yy)“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(zz)“Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa)“Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(bbb)“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc)“RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd)“RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(eee)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(fff)“Rule 405” means Rule 405 promulgated under the Securities Act.

(ggg)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(hhh)“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(iii)“Securities Act” means the Securities Act of 1933, as amended.

(jjj)“Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(kkk)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(lll)“SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(mmm)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(nnn)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ooo)“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ppp)“Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(qqq)“Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex D

Final Form

Envoy Medical, Inc.

2023 EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors: [●], 2023

Approved by the Stockholders: [●], 2023

The following constitute the provisions of the 2023 Employee Stock Purchase Plan of Envoy Medical, Inc.

1.Purpose. The purpose of the Plan is to provide Employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan qualifies as an “employee stock purchase plan” under Section 423 of the Code and the applicable regulations thereunder. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.Definitions. As used herein, the following definitions shall apply:

(a)“Administrator” means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

(b)“Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the applicable regulations thereunder, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

(c)“Board” means the Board of Directors of the Company.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Common Stock” means the common stock of the Company.

(f)“Company” means Envoy Medical, Inc., a Delaware corporation.

(g)“Compensation” means, unless otherwise determined by the Administrator, an Employee’s base salary from the Company or one or more Designated Parents or Subsidiaries, including such amounts of base salary as are deferred by the Employee: (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code; or (ii) to a plan qualified under Section 125 of the Code. Unless otherwise determined by the Administrator, “Compensation” does not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, loan forgiveness, fringe benefits (cash or non-cash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(h)“Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)a merger or consolidation in which the Company is not the surviving entity;

(ii)the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)the complete liquidation or dissolution of the Company;

(iv)

any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)

acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

Notwithstanding the foregoing or any other provision of this Plan, the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Any Corporate Transaction shall also comply with the provisions of 1.424-1(a)(3) of the Treasury Regulations.

(i)“Designated Parents or Subsidiaries” means the Parents or Subsidiaries which have been designated by the Administrator from time to time as eligible to participate in the Plan.

(j)“Effective Date” means the Closing Date as defined in the Business Combination Agreement by and among Anzu Special Acquisition Corp I, Envoy Merger Sub, Inc. and Envoy Medical Corporation, dated April [●], 2023. However, should any Parent or Subsidiary become a Designated Parent or Subsidiary after such date, then the Administrator, in its discretion, shall designate a separate Effective Date with respect to the employee-participants of such Designated Parent or Subsidiary.

(k)“Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual’s employer. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the day three (3) months and one (1) day following the start of such leave, for purposes of determining eligibility to participate in the Plan.

(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)“Exercise Date” means the last day of each Purchase Period.

(n)“Fair Market Value” means, as of any date, unless otherwise determined by the Administrator, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)

If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)

In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(o)“New Exercise Date” has the meaning set forth in Section 17(b).

(p)“Offer Period” means an Offer Period established pursuant to Section 4 hereof.

(q)“Offering” means an offer under this Plan of an Option that may be exercised during an Offer Period. For purposes of the Plan, all Employees eligible to participate pursuant to Section 3 will be deemed to participate in the same Offering unless the Administrator otherwise determines that Employees of the Company or one or more Designated Parents or Subsidiaries will be deemed to participate in separate Offerings, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Section 1.423-2(a)(1) of the Treasury regulations issued under Section 423 of the Code, the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of such Treasury regulations.

(r)“Offering Date” means the first day of each Offer Period.

(s)“Option” means, with respect to each Offer Period, a right to purchase shares of Common Stock on the Exercise Date for such Offer Period in accordance with the terms and conditions of the Plan.

(t)“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u)“Participant” means an Employee of the Company or Designated Parent or Subsidiary who has enrolled in the Plan as set forth in Section 5(a).

(v)“Plan” means this Employee Stock Purchase Plan, as may be amended from time to time.

(w)“Purchase Period” means, unless otherwise determined by the Administrator, a period of approximately six (6) months, commencing on June 1 and December 1 of each year and terminating on the next following November 30 or May 31, respectively.

(x)“Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock (i) on the Exercise Date or, if applicable, (ii) on the Offering Date or on the Exercise Date, whichever is lower. Unless determined otherwise by the Administrator, the Purchase Price will be eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

(y)“Reserves” means, as of any date, the sum of (i) the number of shares of Common Stock covered by each then outstanding Option under the Plan which has not yet been exercised and (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but not then subject to an outstanding Option.

(z)“Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.Eligibility.

(a)General. Subject to the further limitations in Sections 3(b) and 3(c), any individual who is an Employee on a given Offering Date shall be eligible to participate in the Plan for the Offer Period commencing with such Offering Date. No individual who is not an Employee shall be eligible to participate in the Plan.

(b)Limitations on Grant and Accrual. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan: (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or (ii) which permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder.

(c)Other Limits on Eligibility. Notwithstanding Subsection (a), above, unless otherwise determined prior to the applicable Offer Date, the following Employees shall not be eligible to participate in the Plan for any relevant Offer Period: (i) Employees whose customary employment is twenty (20) hours or less per week; (ii) Employees whose customary employment is for not more than five (5) months in any calendar year; (iii) Employees who have not been employed for such continuous period preceding the Offering Date as the Administrator may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years; and (iv) Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if his or her participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

4.Offer Periods.

(a)The Plan shall be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section 18 hereof. The maximum duration of an Offer Period shall be twenty-seven (27) months. Unless determined otherwise by the Administrator, the Plan shall initially be implemented through consecutive Offer Periods of six (6) months’ duration commencing each June 1 and December 1 following the Effective Date.

(b)A Participant shall be granted a separate Option for each Offer Period in which he or she participates. The Option shall be granted on the Offering Date and shall be automatically exercised on the Exercise Date ending within the Offer Period.

(c)Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offer Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offer Period.

5.Participation.

(a)An eligible Employee may become a Participant in the Plan by submitting an authorization of payroll deduction (using such form or method (including electronic forms) as the Administrator may designate from time to time) as of a date in advance of the Offering Date for the Offer Period in which such participation will commence, as required by the Administrator for all eligible Employees with respect to a given Offer Period.

(b)Payroll deductions for a Participant shall commence with the first partial or full payroll period beginning on the Offering Date and shall end on the last complete payroll period during the Offer Period, unless sooner terminated by the Participant as provided in Section 10.

6.Payroll Deductions.

(a)At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made during the Offer Period in amounts between one percent (1%) and not exceeding fifteen percent (15%) of the Compensation which the Participant receives during the Offer Period.

(b)All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(c)A Participant may discontinue participation in the Plan as provided in Section 10, or may increase or decrease the rate of payroll deductions during the Offer Period by submitting notice of a change of status (using such form or method (including electronic forms) as the Administrator may designate from time to time) authorizing an increase or decrease in the payroll deduction rate. Any increase or decrease in the rate of a Participant’s payroll deductions shall be effective as soon as administratively practicable following the date of the request. A Participant’s payroll deduction authorization (as modified by any change of status notice) shall remain in effect for successive Offer Periods unless terminated as provided in Section 10. The Administrator shall be authorized to limit the number of payroll deduction rate changes during any Offer Period.

(d)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions shall be decreased to zero percent (0%). Payroll deductions shall recommence at the rate provided in such Participant’s payroll deduction authorization, as amended, when permitted under Section 423(b)(8) of the Code and Section 3(b), unless such participation is sooner terminated by the Participant as provided in Section 10.

7.Grant of Option. On the Offering Date, each Participant shall be granted an Option to purchase (at the applicable Purchase Price) shares of Common Stock; provided: (i) that such Option shall be subject to the limitations set forth in Sections 3(b), 6 and 12 and (ii) that such Option shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis), as the Administrator shall determine from time to time. Exercise of the Option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the Option, to the extent not exercised, shall expire on the last day of the Offer Period with respect to which such Option was granted. Notwithstanding the foregoing, shares subject to the Option may only be purchased with accumulated payroll deductions credited to a Participant’s account in accordance with Section 6. In addition, to the extent an Option is not exercised on each Exercise Date, the Option shall lapse and thereafter cease to be exercisable.

8.Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10, the Participant’s Option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, by applying the accumulated payroll deductions in the Participant’s account to purchase the number of full shares subject to the Option by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price. No fractional shares will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be carried over to the next Purchase Period or Offer Period, whichever applies, or returned to the Participant, if the Participant withdraws from the Plan. In addition, any amount remaining in a Participant’s account following the purchase of shares on the Exercise Date due to the application of Section 423(b)(8) of the Code or Sections 3 or 7, shall be returned to the Participant and shall not be carried over to the next Offer Period or Purchase Period. During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by the Participant.

9.Delivery. Upon receipt of a request from a Participant after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the delivery to such Participant, as soon as administratively practicable, of the shares purchased upon exercise of the Participant’s Option.

10.Withdrawal; Termination of Employment.

(a)A Participant may, by giving notice to the Company (using such form or method (including electronic forms) as the Administrator may designate from time to time), either: (i) withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s Option under the Plan; or (ii) terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the Participant’s Option under the Plan at any time. If the Participant elects withdrawal alternative (i) described above, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal, such Participant’s Option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offer Period. If the Participant elects withdrawal alternative (ii) described above, no further payroll deductions for the purchase of shares will be made during the Offer Period, all of the Participant’s payroll deductions credited to the Participant’s account will be applied to the exercise of the Participant’s Option on the next Exercise Date (subject to Sections 3(b), 6, 7 and 12), and after such Exercise Date, such Participant’s Option for the Offer Period will be automatically terminated and all remaining accumulated payroll deduction amounts shall be returned to the Participant. If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant enrolls in such succeeding Offer Period. The Administrator may, in its discretion and on a uniform and nondiscriminatory basis, specify procedures for withdrawal.

(b)Upon termination of a Participant’s employment relationship (as described in Section 2(k)) prior to the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the Option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto pursuant to the Participant’s will or the laws of descent and distribution, and such Participant’s Option will be automatically terminated without exercise of any portion of such Option.

11.Interest. No interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.

12.Stock.

(a)Subject to adjustment upon changes in capitalization of the Company as provided in Section 17, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be [●] shares. If the Administrator determines that on a given Exercise Date the number of shares with respect to which Options are to be exercised may exceed: (x) the number of shares then available for sale under the Plan; or (y) the number of shares available for sale under the Plan on the

Offering Date(s) of one or more of the Offer Periods in which such Exercise Date is to occur, the Administrator may make a pro rata allocation of the shares remaining available for purchase on such Offering Dates or Exercise Date, as applicable, and shall either continue the Offer Period then in effect or terminate any one or more Offer Periods then in effect pursuant to Section 18, below. Such allocation method shall be “bottom up,” with the result that all Option exercises for one (1) share shall be satisfied first, followed by all exercises for two (2) shares, and so on, until all available shares have been exhausted. Any amount remaining in a Participant’s payroll account following such allocation shall be returned to the Participant and shall not be carried over to any future Purchase Period or Offer Period, as determined by the Administrator.

(b)A Participant will have no interest or voting right in shares covered by the Participant’s Option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

(c)Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.

13.Administration. The Plan shall be administered by the Administrator, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to determine, with respect to each Offer Period, whether the Purchase Price will be equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the (i) Exercise Date or (ii) Offering Date or the Exercise Date (whichever is lower), to adjudicate all disputed claims filed under the Plan, and to designate separate Offerings for the eligible Employees of the Company and one or more Designated Parents or Subsidiaries, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons. Subject to Applicable Laws, no member of the Board or committee of the Board (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Administrator may rely upon, and no member of the Board or committee of the Board (or its delegates) shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that a committee of the Board deems necessary. To the extent not prohibited by Applicable Laws, the Administrator may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom such committee delegates authority pursuant to this Section 13.

14.Transferability. No payroll deductions credited to a Participant’s account, Options granted hereunder, or any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Administrator may, in its sole discretion, treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.

15.Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or hold them exclusively for the benefit of Participants. All payroll deductions received or held by the Company may be subject to the claims of the Company’s general creditors. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall retain at all times beneficial ownership of any investments which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Designated Parent or Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Designated Parent or Subsidiary. The Participants shall have no claim against the Company or any Designated Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

16.Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

17.Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Offer Period or Purchase Period, as well as any other terms that the Administrator determines require adjustment, for: (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock; (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock, including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment, if any, shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

(b)Corporate Transactions. In the event of a proposed Corporate Transaction, each Option under the Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the Offer Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator shortens the Offer Period then in progress in lieu of assumption in the event of a Corporate Transaction, the Administrator shall notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that either:

(i)the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10; or

(ii)the Company shall pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Administrator that is equal to the excess, if any, of (x) the Fair Market Value of the shares subject to the Option over (y) the Purchase Price due had the Participant’s Option been exercised automatically under Subsection (b)(i) above. In addition, all remaining accumulated payroll deduction amounts shall be returned to the Participant.

(c)For purposes of Subsection 17(b), an Option granted under the Plan shall be deemed to be assumed if, in connection with the Corporate Transaction, the Option is replaced with a comparable Option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of Option comparability shall be made by the Administrator prior to the Corporate Transaction and its determination shall be final, binding and conclusive on all persons.

18.Amendment or Termination.

(a)The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 17, no such termination can adversely affect Options previously granted, provided that the Plan or any one or more Offer Periods then in effect may be terminated by the Administrator on any Exercise Date or by the Administrator establishing a new Exercise Date with respect to any Offer Period and/or Purchase Period then in progress if the Administrator determines that the termination of the Plan or one or more Offer Periods is in the best interests of the Company and its stockholders. Except as provided in Section 17 and this Section 18, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b)Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the length of Purchase Periods within any Offer Period, determine the length of any future Offer Period, determine whether future Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish or change Plan or per Participant limits on share purchases, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable and which are consistent with the Plan, in each case to the extent consistent with the requirements of Code Section 423 and other Applicable Laws.

19.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

20.Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws or is otherwise advisable. In addition, no Options shall be exercised or shares issued hereunder before the Plan shall have been approved by stockholders of the Company as provided in Section 22.

21.Term of Plan. Subject to approval by the stockholders of the Company, the Plan shall become effective on the Effective Date. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18.

22.Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

23.No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

24.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent or Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent or Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

25.Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

26.Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, except to the extent the internal laws of the State of Delaware are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

27.Dispute Resolution. The provisions of this Section 27 shall be the exclusive means of resolving disputes arising out of or relating to the Plan. The Company and the Participant, or their respective successors (the “parties”), shall attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 27 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

Annex E

AMENDED AND RESTATED REGISTRATION RIGHTS

AND LOCK-UP AGREEMENT

This Amended and Restated Registration Rights and Lock-Up Agreement (this “Agreement”) dated as of                   , 2023 is among Anzu Special Acquisition Corp I, a Delaware corporation (the “Company”), and the Holders (as defined below). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement dated as of              , 2023 (the “Business Combination Agreement”), among the Company, Envoy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Envoy Medical Corporation, a Minnesota corporation (“Envoy”).

WHEREAS, the Company, Merger Sub and Envoy are parties to the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, Merger Sub will merge (the “Merger”) with and into Envoy, with Envoy surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Company and the SPAC Holders (as defined below), are parties to that certain Registration Rights Agreement, dated as of March 1, 2021 (the “Prior Agreement”) and, pursuant to this Agreement, such parties wish to amend the name of the Prior Agreement to “Amended and Restated Registration Rights and Lock-Up Agreement”;

WHEREAS, in connection with the Closing, the Company’s name shall be changed from “Anzu Special Acquisition Corp I” to “Envoy Medical”;

WHEREAS, the Key Seller Stockholders (as defined below) will receive, directly or indirectly, upon consummation of the Merger shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) or Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of the Company, on the Closing Date pursuant to the Business Combination Agreement; and

WHEREAS, contingent upon Closing and effective as of the Effective Time, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein in order to provide for certain rights and obligations included herein and to include the Key Seller Stockholders as new Holders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Preamble.

“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” shall mean the Transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the Securities Exchange on such date. If the Common Stock is not traded on a Securities Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Converted Common Stock” shall mean shares of Common Stock issued or issuable pursuant to the conversion of any Series A Preferred Stock.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Envoy” shall have the meaning given in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean a Registration Statement on Form S-1 or any comparable successor form or forms thereto.

“Form S-3” shall mean a Registration Statement on Form S-3 or any comparable successor form or forms thereto.

“Holders” shall mean the SPAC Holders, the Key Seller Stockholders and any other holder of Registrable Securities that becomes a party to this Agreement pursuant to Section 7.3.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company or the Holders.

“Key Seller Stockholders” shall mean the Holders designated as “Key Seller Stockholders” on Schedule A and their Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is six (6) months following the Closing Date; provided, however, that, after the Closing Date, the Lock-up Period with respect to all Restricted Securities shall end on the earlier of (A) the date on which the closing price of the Common Stock equals or exceeds $10.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing Date, or (B) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Market Disruption Event” shall mean any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger” shall have the meaning given in the Recitals.

“Merger Sub” shall have the meaning given in the Preamble.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Permitted Transferees” shall mean, prior to the expiration of a Lock-up Period, any person or entity to whom a Holder is permitted to Transfer Restricted Securities prior to the expiration of the Lock-up Period applicable to such Holder pursuant to Section 5.2.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security”, “Registrable Securities” shall mean (a) the SPAC Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such warrants) beneficially owned or owned of record by a Holder, (b) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held beneficially owned or owned of record by a Holder as of the Closing Date (including the shares of Common Stock issued pursuant to the Business Combination Agreement), (c) Converted Common Stock, (d) any shares of Common Stock issued or issuable upon the exercise of any Company Warrant held beneficially owned or owned of record by a Holder as of the Closing Date, and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or evidence of book-entry entitlements for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities, together with all other Registrable Securities held by any Holder, represent less than 1% of the total outstanding Common Stock of the Company; (E) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); or (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration or Underwritten Offering, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders or the majority-in interest of the Takedown Requesting Holders, as applicable.

Notwithstanding the foregoing, under no circumstances shall the Company be obligated to pay any fees, discounts and/or commissions to any Underwriter or broker with respect to the Registrable Securities.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.3.5.

“Relevant Exchange” shall have the meaning set forth in the definition of the term “Market Disruption Event”.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Restricted Securities” shall mean with respect to any Restricted Stockholder and its respective Permitted Transferees:

(a) any Common Stock to be received by such Holder at the Effective Time as Aggregate Closing Merger Consideration;

(b) any Common Stock to be issued to such Holder pursuant to the exercise of any Company Warrant held by such Holder immediately prior to the Effective Time; and

(c) any Common Stock to be issued to such Holder pursuant to the conversion of any Company Convertible Note held by such Holder immediately prior to the Effective Time.

“Restricted Stockholders” shall mean the Holders designated as “Restricted Stockholders” on Schedule A and their Permitted Transferees.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Securities Exchange” shall mean The Nasdaq Capital Market (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE American, the NYSE Arca, The Nasdaq Global Market or The Nasdaq Global Select Market (or any nationally recognized successor to any of the foregoing), then the “Securities Exchange” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

“Series A Preferred Stock” shall have the meaning given in the Recitals.

“SPAC Holders” shall mean the Holders designated as “SPAC Holders” on Schedule A.

“Sponsor” shall mean Anzu SPAC GP I LLC, a Delaware limited liability company.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.5.

“Trading Day” shall mean a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.5.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration.

2.1.1            Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time following the Effective Time (but subject to Article V), (i) Key Seller Stockholders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by all Key Seller Stockholders, or (ii) the Sponsor (such Key Seller Stockholders or the Sponsor, as the case may be, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 initiated by Key Seller Stockholders, or (ii) one (1) Registration pursuant to a Demand Registration under this subsection 2.1.1 initiated by the Sponsor.

2.1.2            Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under subsection 2.1.1 above unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.

2.1.3            Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of each Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, which Underwriter(s) shall be reasonably acceptable to a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5            Demand Registration Withdrawal. A majority-in-interest of the Key Seller Stockholders or the Sponsor, as the case may be, in the case of a Registration under subsection 2.1.1 initiated by the Key Seller Stockholders or the Sponsor, as the case may be, or a majority-in-interest of the Demand Requesting Holders (if any) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any) withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Form S-4 (or any successor form thereto) in connection with a business combination, or (vi) filed in connection with an equity line of credit or at-the-market equity offering, then the Company shall give written notice of such proposed filing to the Holders of Registrable Securities whose applicable Lock-up Period has expired as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to the Holders of Registrable Securities whose applicable Lock-up Period has expired the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by such Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof, and there shall be no limit on the number of Piggyback Registrations.

2.2.5            Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.

Section 2.3 Resale Shelf Registration Rights

2.3.1            Registration Statement Covering Resale of Registrable Securities. The Company shall, as promptly as reasonably practicable, but in no event later than sixty (60) days after the Closing Date (the “Filing Deadline”), use its commercially reasonable efforts to prepare and file or cause to be prepared and filed with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”), which Registration Statement may also include any other securities the Company is required to register pursuant to contractual registration rights. The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form S-3. The Company shall use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in no event later than ninety (90) days following the Filing Deadline (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to one hundred fifty (150) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission; provided, however, that the Company’s obligations to include the Registrable Securities held by a Holder in the Resale Shelf Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided, further, that if the Effectiveness Deadline falls on a day which is not a Business Day or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest of (i) the first date on which the Registrable Securities and other securities covered by such Registration Statement may be resold within ninety (90) days without limitation by the volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which all of the Registrable Securities have actually been sold pursuant to Rule 144 or pursuant to the Registration Statement, (iii) the date which is two years after the Closing Date, and (iv) the date on which all Registrable Securities and other securities covered by such Registration Statement have ceased to be Registrable Securities. The Registration

Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in Section 5.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.

2.3.2            Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent that any of such documents is not available on EDGAR).

2.3.3            Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.4            SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5            Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, the Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such Holder (including those set forth herein). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.

2.3.6            Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other shares of the Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.7            Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Underwritten Shelf Takedowns in any 12-month period.

Section 2.4 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under Section 2.1 if (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective, (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) such time as all Registrable Securities covered by such Registration Statement have been sold and (ii) such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed (which may be satisfied by the issuance of a press release by the Company);

3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11obtain a “comfort letter” from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort letters” as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

3.1.12on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder;

3.1.13in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

3.1.14make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15if a Registration, including an Underwritten Offering, involves the Registration of Registrable Securities involving gross proceeds in excess of $10,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

Section 3.2 Registration Expenses. Including as set forth in Section 2.1.5, all Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not complete and/or execute such documents or does not otherwise provide the Company with such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus covering Registrable Securities of such Holder within two (2) Business Days prior to filing the filing of the applicable “red herring” prospectus or prospectus supplement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information.

Section 3.4 Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed or has received copies of a supplemented or amended Prospectus correcting the Misstatement, provided that the Company hereby covenants promptly to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the Board (which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by the Chairman of the Board) would be materially detrimental to the Company, the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) of this sentence for a period of not more than sixty (60) days, but the Company shall not defer any such filing, initial effectiveness or use of a Registration

Statement pursuant to this Section 3.4 more than twice or for more than a total of 120 days (in each case counting deferrals initiated pursuant to (a), (b) and (c) of this sentence in the aggregate) in any 12-month period.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission on EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Limitations on Registration Rights. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) (as determined by a final and non- appealable judgment, order or decree of a court of competent jurisdiction) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) (as determined by a final and non-appealable judgment, order or decree of a court of competent jurisdiction) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to subsection 4.1.5) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

Section 5.1 Lock-Up. Except as permitted by Section 5.2, each Restricted Stockholder shall not Transfer any Restricted Securities beneficially owned or owned of record by such Restricted Stockholder until the end of the applicable Lock-up Period.

Section 5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1Transfers as a bona fide gift;

5.2.2Transfers to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.3Transfers by will or intestate succession upon the death of the undersigned;

5.2.4Transfers pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.5if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions to partners, limited liability company members or stockholders of the undersigned;

5.2.6Transfers to the Company’s officers, directors or their affiliates;

5.2.7pledges of Restricted Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers;

5.2.8Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Restricted Securities subject to this Agreement shall remain subject to this Agreement;

5.2.9the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan is reasonably acceptable to the Company;

5.2.10Transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards; and

5.2.11Transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; provided, however, that in the case of any Transfer pursuant to Sections 5.2.1 through 5.2.6, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

Section 5.3 Early Release of Lock-Up Restrictions. In the event that any Restricted Stockholder is granted a discretionary waiver or termination of the restrictions set forth in Section 5.1 above by the Board other than those set forth in this Article V, such discretionary release or waiver shall apply pro rata to all Restricted Stockholders based on the number of shares held by such Restricted Stockholder.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate upon the earliest to occur of: (i) the termination of the Business Combination Agreement, and (ii) with respect to each Holder, the date on which such Holder or any of its permitted assignees no longer hold any Registrable Securities.

Section 6.2 Effect of Business Combination Termination. In the event of a termination of this Agreement as a result of the termination of the Business Combination Agreement, this Agreement shall become void and the Prior Agreement shall continue in full force and effect.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7.1.):

If to the Company (prior to the Effective Time), to it at:

Anzu Special Acquisition Corp I
12610 Race Track Road, Suite 250
Tampa, Florida 33626
Attention: Whitney Haring-Smith
E-mail: whs@anzupartners.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

2100 L Street, Suite 900
Washington, DC 20037
Attention: Mitchell Presser; David Slotkin; Aly El Hamamsy
Email: mpresser@mofo.com; dslotkin@mofo.com; aelhamamsy@mofo.com

If to Envoy (following the Effective Time), to it at: Envoy Medical Corporation 4875 White Bear Parkway White Bear Lake, Minnesota 55110 Attention: Brent Lucas Email: blucas@envoymedical.com with a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street; #4000

Minneapolis, MN 55402

Attention: Melodie Rose; Chris Melsha, Andrew Nick

Email: mrose@fredlaw.com; cmelsha@fredlaw.com; anick@fredlaw.com

If to a Holder, to the address or email address set forth for such Holder in the records of the Company.

Section 7.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Any Holder may assign its rights under this Agreement to any Permitted Transferee, provided that such transferee agrees in writing in form and substance reasonably acceptable to the Company to be bound by the terms of this Agreement.

Section 7.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.10 Confidentiality. Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Demand Registration) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

Section 7.11 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 7.12 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. Following the Effective Time, this Agreement may not be amended except by an instrument in writing signed by the Company and Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Holders (provided the Holders or their Permitted Transferees hold Registrable Securities at the time of such amendment); provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 7.13 Waiver. At any time, (i) the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (c) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. At any time, (i) the Holders of a majority of the total Registrable Securities may on behalf of all Holders

(a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to their own obligations contained herein; provided, that any waiver that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 7.14 Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.15 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(Signature pages follow)

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

Anzu Special Acquisition Corp I

By:
	Name:	Dr. Whitney Haring-Smith
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

SPAC HOLDERS:

Anzu SPAC GP I LLC

By:
	Name:	Dr. Whitney Haring-Smith
	Title:	President

Daniel J. Hirsch

Diane L. Dewbrey

Priya Cherian Huskins

Susan J. Kantor

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

KEY SELLER STOCKHOLDERS:

GAT FUNDING, LLC

By:
	Name:	Glen A. Taylor
	Title:	Chief Manager

Brent T. Lucas

Paul Waldon

Al Lenzmeier Revocable Trust dated 11/29/2012

By
	Name:	Allen Lenzmeier
	Title:	Trustee

By
	Name:	Kathleen Lenzmeier
	Title:	Trustee

Allen Lenzmeier and Kathleen Lenzmeier, JTWROS

Allen Lenzmeier

Kathleen Lenzmeier
Title:	Trustee

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

RESTRICTED STOCKHOLDERS:

GAT FUNDING, LLC

By:
	Name:	Glen A. Taylor
	Title:	Chief Manager

Glen A. Taylor

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

Schedule A

SPAC Holders

Anzu SPAC GP I LLC

Daniel J. Hirsch

Diane L. Dewbrey

Priya Cherian Huskins

Susan J. Kantor

Teresa A. Harris

Key Seller Stockholders

GAT Funding, LLC

Paul Waldon

Brent T. Lucas

Al Lenzmeier Revocable Trust dated 11/29/2012

Allen Lenzmeier and Kathleen Lenzmeier, JTWROS

Restricted Stockholders

Glen A. Taylor

GAT Funding, LLC

Annex F

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.0001 PER SHARE,

OF

ENVOY MEDICAL, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Envoy Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

WHEREAS, the second amended and restated certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), authorizes the issuance of [●] shares of capital stock, consisting of [●] shares of Class A common stock, par value $0.0001 per share (“Common Stock”), and [●] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”);

WHEREAS, the Certificate of Incorporation expressly authorizes the Board of Directors of the Company (the “Board”), to the maximum extent permitted by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and

WHEREAS, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on [●], 2023, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:

This Certificate of Designation shall be effective at [●] [a.m.] [p.m.] Eastern Time on [●], 2023.

SECTION 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be [●]. That number from time to time may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to the Common Stock (such Capital Stock, “Junior Stock”).

SECTION 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Certificate of

F-1

Designation the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply to the effect that a Person shall be deemed to be the Beneficial Owner of a security if that Person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes of this Certificate of Designation, the Holder shall at all times be deemed to have Beneficial Ownership of the shares of Series A Preferred Stock or shares of Common Stock issuable upon conversion or repurchase of shares of Series A Preferred Stock directly or indirectly held by such Holder, irrespective of any non-conversion period specified in this Certificate of Designation or any restrictions on transfer or voting contained in this Certificate of Designation.

“Board” shall have the meaning set forth in the recitals above.

“Business Combination Agreement” shall mean the Business Combination Agreement between the Company, Envoy Merger Sub, Inc. a Delaware corporation, and Envoy Medical Corporation, a Minnesota corporation, dated as of April [●], 2023, as it may be amended, supplemented or otherwise modified from time to time.

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” shall mean the bylaws of the Company, as may be amended from time to time.

“Capital Stock” shall mean, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the recitals above.

“close of business” shall mean 5:00 p.m. (New York City time).

“Closing Date” shall have the meaning set forth in the Business Combination Agreement.

“Closing Price” of the Common Stock on any date of determination shall mean the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the Securities Exchange on such date. If the Common Stock is not traded on a Securities Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination shall mean the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the recitals above.

“Company” shall have the meaning set forth in the recitals above.

“Constituent Person” shall have the meaning set forth in Section 11(a)(iii).

“Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Notice” shall have the meaning set forth in Section 8(a)(i).

“Conversion Price” shall mean, for each share of Series A Preferred Stock, a dollar amount equal to $11.50, subject to adjustment as set forth herein.

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“DGCL” shall have the meaning set forth in the recitals above.

“Distributed Entity” shall mean any Subsidiary of the Company distributed in a Distribution Transaction.

“Distribution Transaction” shall mean any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend” shall mean any Regular Dividend, Participating Dividend or dividend on any unpaid Regular Dividend.

“Ex-Dividend Date” shall mean, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Preferred Stock” shall mean a series of convertible preferred stock issued by the Company and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board, to those of the Series A Preferred Stock, except that the Original Issuance Price and the Conversion Price thereof will be determined as provided herein.

“Exchange Property” shall have the meaning set forth in Section 11(a)(iii).

“Exempt Issuance” shall have the meaning set forth in Section 10(b).

“Holder” shall mean a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, however that, to the fullest extent permitted by law, (i) no Person that has received shares of Series A Preferred Stock in violation of the Registration Rights Agreement and of any transfer restrictions set forth therein shall be a Holder, (ii) the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and (iii) the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company.

“Intended Tax Treatment” shall have the meaning set forth in Section 18(b).

“Issuance Date” shall mean, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” shall have the meaning set forth in Section 2.

“Mandatory Conversion” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Price” shall mean, for each share of Series A Preferred Stock, a dollar amount equal to $15.00, subject to adjustment as set forth herein.

“Market Disruption Event” shall mean any of the following events:

(a)any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange and whether by reason of

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movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(b)any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Mirror Preferred Stock” shall mean a series of convertible preferred stock issued by the Distributed Entity and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board, to those of the Series A Preferred Stock, except that the Original Issuance Price and the Conversion Price thereof will be determined as provided herein.

“Notice of Mandatory Conversion” shall have the meaning set forth in Section 7(b).

“Officer’s Certificate” shall mean a certificate executed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Original Issuance Date” shall mean the Closing Date.

“Original Issuance Price” shall mean, with respect to any share of Series A Preferred Stock, as of any date, $10.00 per share (subject to equitable adjustment in the event of a stock split, stock consolidation, subdivision, reclassification, reorganization or other event of a similar nature (other than a redemption or a conversion pursuant to the terms of this Certificate of Designation) that increases or decreases the number of shares of Series A Preferred Stock outstanding).

“Participating Dividend” shall have the meaning set forth in Section 4(b).

“Participating Dividend Payment Date” shall mean each date on which any declared Participating Dividend is scheduled to be paid on the Series A Preferred Stock with respect to a Participating Dividend.

“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Preferred Stock” shall have the meaning set forth in the recitals above.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register” shall mean the securities register maintained in respect of the Series A Preferred Stock by the Transfer Agent.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights and Lock-Up Agreement, dated as of [●], 2023, by and among the Company and the other parties thereto.

“Regular Dividend” shall have the meaning set forth in Section 4(a)(i).

“Regular Dividend Payment Date” shall mean, with respect to any share of Series A Preferred Stock, March 31, June 30, September 30 and December 31 of each year, commencing on [●], 2023; provided that if any such Regular Dividend Payment Date is not a Business Day, then the Regular Dividend which would otherwise have been payable on such Regular Dividend Payment Date will be paid on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Regular Dividend Payment Date.

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“Regular Dividend Record Date” shall mean: (i) March 15 in the case of a Regular Dividend Payment Date occurring on March 31; (ii) June 15 in the case of a Regular Dividend Payment Date occurring on June 30; (iii) September 15 in the case of a Regular Dividend Payment Date occurring on September 30; and (iv) December 15 in the case of a Regular Dividend Payment Date occurring on December 31; provided that if any such Regular Dividend Record Date would otherwise occur on a day that is not a Business Day, such Regular Dividend Record Date shall instead be the immediately succeeding Business Day.

“Regular Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Regular Dividend Period (other than the initial Regular Dividend Period, which shall commence on the Original Issuance Date and end on and include [●], 2023).

“Regular Dividend Rate” shall mean 12% per annum.

“Relevant Exchange” shall have the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” shall have the meaning set forth in Section 11(a)(iii).

“Securities Exchange” means The Nasdaq Capital Market (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, NYSE American, the NYSE Arca, The Nasdaq Global Market or The Nasdaq Global Select Market, (or any nationally recognized successor to any of the foregoing), then the “Securities Exchange” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Trading Day” shall mean a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trading Period” shall have the meaning set forth in Section 7(a).

“Transfer Agent” shall mean the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be the Company.

“Transfer Taxes” shall have the meaning set forth in Section 18(a).

“Unpaid Cash Dividends” shall mean, as of any date, with respect to any share of Series A Preferred Stock, all cash Dividends (including Regular Dividends (whether or not authorized or declared) and Participating Dividends) that have accrued on such share, but that have not, as of such date, been paid in cash.

“Voting Stock” shall mean (i) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

SECTION 4. Dividends.

(a)Regular Dividends.

(i)Generally. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to the Regular Dividend Rate on the Original Issuance Price, from and including the issuance date of such share, whether or not declared and whether or not assets are legally available for their payment, and shall be cumulative (such dividends, “Regular Dividends”). Regular Dividends shall be payable in cash quarterly in arrears on each Regular Dividend Payment Date to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Regular Dividend Record Date,

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if, as and when authorized by the Board, or any duly authorized committee thereof. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a Regular Dividend with respect to any Regular Dividend Record Date equal to the Regular Dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. Solely with respect to the first four (4) Regular Dividends after the Original Issuance Date, the Company shall maintain the funds allocated for such Regular Dividends, to the extent that such funds are available immediately following the Closing after paying expenses related to the transactions contemplated by the Business Combination Agreement, in a separate account for the purpose of paying such Regular Dividends timely on the applicable Regular Dividend Payment Date. If the Company fails to pay any Regular Dividend in full in cash on the applicable Regular Dividend Payment Date, then an additional dividend on the amount of the unpaid portion of such Regular Dividend shall automatically accrue at a rate equal to the Regular Dividend Rate, whether or not declared and whether or not assets are legally available for their payment.

(ii)Computation of Regular Dividends. Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b)Participating Dividends.

(i) Generally. No dividend or other distribution on any Junior Stock (whether in cash, securities (including rights or options) or other property, or any combination of the foregoing) will be declared or paid on any Junior Stock (an “Extraordinary Dividend”) unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Series A Preferred Stock (such a dividend or distribution on the Series A Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Junior Stock, the “Junior Stock Participating Dividend”), such that: (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Junior Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Series A Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Junior Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 6) in respect of one (1) share of Series A Preferred Stock if such share of Series A Preferred Stock was converted as of a Conversion Date occurring immediately prior to such Record Date (subject to the same arrangements, if any, in such Junior Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Series A Preferred Stock held by such Holder on such Record Date).

(ii) Reorganization Events. Section 4(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid on the Series A Preferred Stock in respect of a Reorganization Event, as to which Section 11 will apply.

(c)Waivers. Any right related to the payment of Dividends under this Section 4 or otherwise set forth in this Certificate of Designation may be waived as to such rights for all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the then-outstanding shares of Series A Preferred Stock.

SECTION 5. Liquidation Rights.

(a)Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Original Issuance Price plus any Unpaid Cash Dividends up to, but excluding, the date of payment, and (ii) the amount a Holder would have received had such Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such share of Series A Preferred Stock into Common Stock (pursuant to Section 6). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b)Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders, the amounts distributed to the Holders shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

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(c)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6. Right of the Holders to Convert.

(a)Each Holder shall have the right, at any time and at such Holder’s option, subject to the conversion procedures set forth in Section 8, to (1) convert each share of such Holder’s Series A Preferred Stock into the number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date and (2) receive a cash amount equal to any Unpaid Cash Dividends as of such date. The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time.

(b)The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

SECTION 7. Right of Company to Convert.

(a)At any time from and after 90 days following the Original Issuance Date, if the Closing Price per share of Common Stock is greater than the Mandatory Conversion Price for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (such thirty (30) Trading Day period, the “Trading Period”), the Company may elect, in its discretion, to convert (a “Mandatory Conversion”) all, but not less than all, of the then-outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, (1) each share of Series A Preferred Stock then outstanding shall be converted into the number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price divided by (B) the Conversion Price as of the Mandatory Conversion Date, and (2) any Unpaid Cash Dividends as of such date shall be settled in cash.

(b)Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within twenty (20) Business Days following the completion of the applicable Trading Period referred to in Section 7(a) above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than thirty (30) Business Days and no more than forty-five (45) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state the Mandatory Conversion Date selected by the Company.

SECTION 8. Conversion Procedures and Effect of Conversion.

(a)Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock:

(i)in the case of a conversion pursuant to Section 6(a), complete and execute the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided, however that a Conversion Notice may be conditional on the completion of a change of control or other corporate transaction;

(ii)follow the applicable procedures of the Conversion Agent or The Depositary Trust Company, as applicable, to surrender to the Conversion Agent the shares of Series A Preferred Stock to be converted;

(iii)if required, furnish appropriate endorsements and transfer documents in a form reasonably acceptable to the Company; and

(iv)if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.

The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not to the Mandatory Conversion of the

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shares of Series A Preferred Stock on the Mandatory Conversion Date, which such Mandatory Conversion shall be deemed to occur automatically on the applicable Conversion Date). The Holder may, in respect of a Mandatory Conversion, deliver a notice to the Conversion Agent specifying, in respect of the deliverable shares of Common Stock, a delivery method of either book-entry basis or through the facilities of The Depositary Trust Company (if eligible). If no such notice is delivered, the Holder shall be deemed to have chosen delivery by book-entry.

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.

(b)Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Regular Dividends shall no longer accrue on any such shares of Series A Preferred Stock.

(c)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than five (5) Trading Days thereafter; provided, however that, if a written notice from the Holder in accordance with Section 8(a) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice (or such later date, not to exceed the fifth (5th) Business Day immediately following the date of such notice, if, prior to the Conversion Date, the Transfer Agent has delivered written notice to the Holders of Series A Preferred Stock that it is unable deliver shares of Common Stock within two (2) Business Days following any Conversion Date) and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder or through the facilities of The Depositary Trust Company (if eligible). Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company (if eligible), or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company (or, if no such manner is shown on the records of the Company, in the manner chosen in good faith by the Board).

(d)Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designation, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof and shall not be reissued as shares of such series. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated by the Board as part of a particular series pursuant to the provisions of the Certificate of Incorporation.

SECTION 9. [Reserved].

SECTION 10. Adjustments to the Conversion Price.

(a)Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Price if a Holder of the Series A Preferred Stock participates, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 10(a), without having to convert its Series A

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Preferred Stock, as if it held a number of shares of Common Stock equal to the Original Issuance Price of each share of Series A Preferred Stock held by such Holder divided by the then-current Conversion Price:

(i)Stock Splits and Combinations. If the Company effects a stock split or a stock combination of the Common Stock (in each case, excluding an issuance solely pursuant to a Reorganization Event, as to which Section 11 will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the effective date of such stock split or stock combination, as applicable;

CP1 = the Conversion Price in effect immediately after the close of business on such effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately before the close of business on such effective date, as applicable, without giving effect to such stock split or stock combination; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such stock split or stock combination.

If any stock split or stock combination of the type described in this Section 10(a)(i) is declared or announced, but not so made, then the Conversion Price will be readjusted, effective as of the date the Board, or any Officer acting pursuant to authority conferred by the Board, determines not to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such stock split or stock combination not been declared or announced.

(ii)Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan) entitling such holders, for a period of not more than forty-five (45) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on such Record Date;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

OS = the number of shares of Common Stock outstanding immediately before the close of business on such Record Date;

Y = a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Closing Price per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants;

provided, however, that (A) the Conversion Price will not be adjusted pursuant to this Section 10(a)(ii) solely as a result of an Exempt Issuance and (B) the issuance of shares of Common Stock issuable pursuant to the exercise, vesting or conversion of such rights, options or warrants will not constitute an additional issuance or sale of Common Stock.

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To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 10(a)(ii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board.

(iii)Distribution Transactions and Other Distributed Property.

(A)Distributions Other than Distribution Transactions. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(I)rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 10(a)(i) or Section 10(a)(ii);

(II)dividends or distributions paid exclusively in cash;

(III)rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 10(c);

(IV)Distribution Transactions for which an adjustment to the Conversion Price is required pursuant to Section 10(a)(iii)(B);

(V)a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 10(a)(iv) will apply; and

(VI)a distribution solely pursuant to a Reorganization Event, as to which Section 11 will apply,

then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the Record Date for such distribution;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

SP = the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Series A Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such

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Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 6) in respect of one (1) share of Series A Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such distribution not to issue or deliver a fractional portion of any Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Series A Preferred Stock held by such Holder on such Record Date).

To the extent such distribution is not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(B)Distribution Transactions. If the Company engages in a Distribution Transaction in which it distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Reorganization Event, as to which Section 11 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 10(a)(iv) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange, then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the Record Date for such Distribution Transaction;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

SP = the average of the Closing Prices per share of Common Stock for each Trading Day in the Distribution Transaction Valuation Period (as defined below); and

FMV = the product of (x) the average of the Closing Prices per share or unit of the Capital Stock or equity interests distributed in such Distribution Transaction over the ten (10) consecutive Trading Day period (the “Distribution Transaction Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Distribution Transaction (such average to be determined as if references to Common Stock in the definitions of “Closing Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests) and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Distribution Transaction;

provided, however, that in the event of a Distribution Transaction where the Majority Holders (as defined below) elect to engage in a Spin-Off Exchange Offer (as defined below), and such Spin-Off Exchange Offer is completed pursuant to Section 10(d), then no adjustment to the Conversion Price shall be made pursuant to this Section 10(a)(iii)(B).

The adjustment to the Conversion Price pursuant to this Section 10(a)(iii)(B) will be calculated as of the close of business on the last Trading Day of the Distribution Transaction Valuation Period that will be given effect immediately after the close of business on the Record Date for the Distribution Transaction, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs during the Distribution Transaction Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Distribution Transaction Valuation Period.

To the extent any dividend or distribution of the type described in Section 10(a)(iii)(B) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time (as defined below) by the Board) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or

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exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CP1 = the Conversion Price in effect immediately after the Expiration Time;

SP = the average of the Closing Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC = the aggregate value (determined as of the Expiration Time by the Board) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 10(a)(iv), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 10(a)(iv) will be calculated as of the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(b)No Adjustments in Certain Cases. Without limiting the operation of Section 6(a), the Company will not be required to adjust the Conversion Price except pursuant to this Section 10. For the avoidance of doubt, no adjustment to the Conversion Price will be made (the following, each an “Exempt Issuance”):

(i)upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(ii)upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director, consultant or officer equity incentive plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(iii)except as otherwise provided in Section 10(a), upon the issuance of any shares of Common Stock pursuant to exercise, vesting or conversion of any option, warrant, right, restricted stock unit or exercisable, exchangeable or convertible security;

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(iv)for dividends or distributions declared or paid to holders of Common Stock in which the Holders participate;

(v)for a change in the par value of the Common Stock; or

(vi)upon the offer or the issuance of any shares of Series A Preferred Stock in exchange for shares of Common Stock.

(c)Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Series A Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Series A Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 10(a)(iii)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 10(a)(iii)(A) to all holders of Common Stock, subject to readjustment pursuant to Section 10(a)(iii)(A) if such rights expire, terminate or are redeemed. For the avoidance of doubt, if the rights issued or otherwise distributed pursuant to any such stockholder rights plan have previously been issued to the Holders of Series A Preferred Stock, then the foregoing sentence of this Section 10(c) shall not apply.

(d)Distribution Transactions.

(i)In the event the Company proposes to effect a Distribution Transaction, then, by written notice of the Holders constituting at least a majority of the then-outstanding voting power of the Series A Preferred Stock (the “Majority Holders”) delivered to the Company prior to the relevant Record Date, the Company will negotiate in good faith with such Majority Holders the terms and conditions of an exchange offer described herein (the “Spin-Off Exchange Offer”), and in the event the Spin-Off Exchange Offer is completed, then no adjustment to the Conversion Price shall be made pursuant to Section 10(a)(iii)(B).

(ii)In connection with the Spin-Off Exchange Offer, each share of Series A Preferred Stock will be exchanged by the Company for one (1) share of Mirror Preferred Stock and one (1) share of Exchange Preferred Stock. The Original Issuance Price of the Series A Preferred Stock will be allocated between the shares of Mirror Preferred Stock and Exchange Preferred Stock in accordance with the relative fair market value of the assets and businesses to be held by the Distributed Entity and the assets and businesses to be retained by the Company, as determined in good faith by the Board after consultation with the Majority Holders.

(iii)The Company and the Majority Holders will negotiate reasonably and in good faith and each will use its reasonable best efforts to agree on mutually agreeable terms for the Spin-Off Exchange Offer, including, without limitation, the certificate of designation with respect to the Mirror Preferred Stock and the certificate of designation with respect to the Exchange Preferred Stock, to reflect the fact that following the completion of the Spin-Off Exchange Offer the adjustments to the Conversion Price will be based upon the common stock of the Company and the common stock of the Distributed Entity, and that the rights, benefits, obligations and economic characteristics of the Series A Preferred Stock will not be expanded or diminished as a result of the exchange of shares of Series A Preferred Stock for shares of Mirror Preferred Stock and Exchange Preferred Stock. The exchange of Series A Preferred Stock for Exchange Preferred Stock in the Spin-Off Exchange Offer shall be structured in a manner so as to qualify as a tax-free recapitalization within the meaning of Section 368(a) of the Code to the maximum extent permitted by applicable law. The Company agrees for U.S. federal and applicable state and local income tax purposes the shares of Mirror Preferred Stock and Exchange Preferred Stock shall be structured in a way not to be classified as “preferred stock” within the meaning of Section 305 or Section 306 of the Code (or similar or analogous state or local income tax law) or “nonqualified preferred stock” within the meaning of Section 351(g) of the Code.

(e)Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(a), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distributions on shares of Common Stock held in its treasury).

(f)Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded downward).

(g)Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), the Company will promptly send notice to the Holders containing (1) a brief description of the

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transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(h)Voluntary Conversion Price Decreases.

(i)Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in any income tax imposed on holders of Series A Preferred Stock shall require the affirmative vote, election or approval of the Majority Holders.

(ii)Notice of Voluntary Decrease. If the Board determines to decrease the Conversion Price pursuant to Section 10(h)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(h)(i), the Company will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(i)Successive Adjustments. After an adjustment to the Conversion Price under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Price as so adjusted.

(j)Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(k)Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)compute the adjusted applicable Conversion Price in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Price, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

(l)Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 10(l) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.

(m)Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of any fractional shares to which the Holders would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded down to the nearest whole share. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

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SECTION 11. Adjustment for Reorganization Events.

(a)Reorganization Events. In the event of:

(i)any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii)any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities; (each of which is referred to as a “Reorganization Event”);

then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the approval or election of the Holders and subject to Section 13, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Original Issuance Price applicable at the time of such subsequent conversion; provided, however that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.

(c)Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

SECTION 12. Voting Rights. Holders shall not be entitled to vote at or receive notice of any meeting of stockholders, except as provided in Section 13 or as required by law.

SECTION 13. Consent Rights. For so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, and shall cause its Subsidiaries not to, unless the Majority Holders otherwise approve, vote for or authorize, or otherwise waive any provision of this Section 13:

(a)create or authorize the creation of, or issue any equity or debt securities of the Company or any of its Subsidiaries (or rights exercisable into equity securities of the Company or any of its Subsidiaries) that rank senior or pari passu to the rights of the Series A Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; or

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(b)permit any adverse change (including as a result of a merger, consolidation or other similar or extraordinary transaction) to the powers, preferences or special rights of the Series A Preferred Stock set forth in the Certificate of Incorporation or bylaws, including by amendment, modification or in any other manner that fails to give effect to the rights of the Holders as set forth in this Certificate of Designation, the Certificate of Incorporation or bylaws, or otherwise required by applicable law.

SECTION 14. Term. Except as expressly provided in this Certificate of Designation, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 15. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 16. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be the Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

SECTION 17. Replacement Certificates.

(a)Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b)Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.

SECTION 18. Taxes.

(a)Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes (“Transfer Taxes”) that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a Beneficial Owner other than the Beneficial Owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such Transfer Tax or has established, to the satisfaction of the Company, that such Transfer Tax has been paid or is not payable.

(b)Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes (i) the shares of Series A Preferred Stock are not intended to be classified as “preferred stock” within the meaning of Code Section 305, Treasury Regulation Section 1.305-5 or Code Section 306 (or similar or analogous state or local income tax law), (ii) if a conversion of shares of Series A Preferred Stock into Common Stock is effected, such transaction is intended to be treated as a “reorganization” within the meaning of Section 368(a)(l)(E) of the Code (or similar or analogous state or local income tax law) whereby the Holder of each exchanged share of Series A Preferred Stock is intended to be treated as transferring such share to the Company in exchange for Common Stock (such tax treatment described in clauses (i) and (ii), together, the “Intended Tax Treatment”). The Company and each Holder shall file all applicable income tax returns in accordance with the Intended Tax Treatment and not take any reporting position with respect to applicable income taxes inconsistent with the Intended Tax Treatment unless otherwise required in connection with the good faith settlement or resolution of any tax audit, contest or other procedure with a taxing authority or a change in law after the date hereof.

SECTION 19. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if

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sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its principal executive offices, (ii) if to any Holder, to such Holder at the mail or email address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other mail or email address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 20. Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 21. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the then-outstanding shares of Series A Preferred Stock.

SECTION 22. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed this               day of                         , 2023.

Envoy Medical, Inc.

By:
Name:
Title:

[Signature page to Certificate of Designation]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Proposed Charter and Proposed Bylaws will limit the liability of Envoy’s directors to the fullest extent permitted by the DGCL, and will provide that Envoy will indemnify its directors to the fullest extent permitted by the DGCL. In connection with the Business Combination, Envoy will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Envoy will indemnify each of its directors and such officers to the fullest extent permitted by law and the Proposed Charter and the Proposed Bylaws, and will provide for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Envoy will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Envoy arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description
2.1†

Business Combination Agreement, dated as of April 17, 2023, by and among Anzu Special Acquisition Corp I, Envoy Merger Sub, Inc. and Envoy Medical Corporation (incorporated by reference to Exhibit 2.1 to Anzu’s Current Report on Form 8-K, filed on April 18, 2023).

2.2**	Amendment No. 1 to the Business Combination Agreement, dated May 12, 2023, by and among Anzu Special Acquisition Corp I, Envoy Merger Sub, Inc. and Envoy Medical Corporation.
3.1	Amended and Restated Certificate of Incorporation of Anzu (incorporated by reference to Exhibit 3.1 to Anzu’s Current Report on Form 8-K, filed on March 4, 2021).
3.2	Amendment to Amended and Restated Certificate of Incorporation of Anzu (incorporated by reference to Exhibit 3.1 to Anzu’s Current Report on Form 8 K, filed on March 2, 2023).
3.3	Bylaws of Anzu (incorporated by reference to Exhibit 3.3 to Anzu’s Registration Statement on Form S-1 (File No. 333-252861) filed on February 8, 2021).
3.4**	Form of Certificate of Incorporation of Envoy Medical, Inc.
3.5*	Form of Bylaws of Envoy Medical, Inc.
3.6**	Form of Certificate of Designation of Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Envoy Medical, Inc.
4.1	Specimen Unit Certificate of Anzu (incorporated by reference to Exhibit 4.1 to Anzu’s Registration Statement on Form S-1 (File No. 333-252861) filed on February 8, 2021).
4.2	Specimen Share of Class A Common Stock Certificate of Anzu (incorporated by reference to Exhibit 4.2 to Anzu’s Registration Statement on Form S-1 (File No. 333-252861) filed on February 8, 2021).
4.3	Specimen Warrant Certificate of Anzu (incorporated by reference to Exhibit 4.3 to Anzu’s Registration Statement on Form S-1 (File No. 333-252861) filed on February 8, 2021).
4.4

Warrant Agreement, dated March 1, 2021, between Anzu and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 10.1 to Anzu’s Current Report on Form 8-K, filed on March 4, 2021).

5.1	Opinion of Morrison & Foerster LLP as to the validity of the securities being registered.
8.1	Opinion of Morrison & Foerster LLP regarding certain federal income tax matters.
10.1

Letter Agreement, dated March 1, 2021, among Anzu, the Sponsor and Anzu’s officers and directors (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on March 4, 2021).

10.2

Investment Management Trust Agreement between Anzu Special Acquisition Corp I and American Stock Transfer & Trust Company, LLC, dated as of March 1, 2021 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on March 1, 2021).

10.3

Registration Rights Agreement between Anzu Special Acquisition Corp I, Anzu SPAC GP I LLC and certain other security holders named therein, dated as of March 1, 2021 (incorporated by reference to Exhibit 10.4 to Anzu’s Current Report on Form 8-K, filed on March 4, 2021).

10.4*	Form of Indemnification Agreement.
10.5

Promissory Note, dated December 30, 2020, issued to the Sponsor (incorporated by reference to Exhibit 10.1 to Anzu’s Registration Statement on Form S-1 (File No. 333-252861) filed on February 8, 2021).

10.6	Administrative Services Agreement, dated March 1, 2021, between Anzu and Anzu Partners, LLC (incorporated by reference to Exhibit 10.5 to Anzu’s Current Report on Form 8-K, filed on March 4, 2021).
10.7	Sponsor Warrant Purchase Agreement, dated March 1, 2021, between Anzu and the Sponsor (incorporated by reference to Exhibit 10.6 to Anzu’s Current Report on Form 8-K, filed on March 4, 2021).
10.8

Securities Subscription Agreement, dated December 30, 2020, between Anzu and the Sponsor (incorporated by reference to Exhibit 10.5 to Anzu’s Registration Statement on Form S-1 (File No. 333-252861) filed on February 8, 2021).

10.9	Promissory Note, dated March 29, 2022 (incorporated by reference to Exhibit 10.1 to Anzu’s Quarterly Report on Form 10-Q, filed on May 16, 2022).
10.10	Form of Extension Support Agreement (incorporated by reference to Exhibit 10.1 to Anzu’s Current Report on Form 8-K filed on February 24, 2023).
10.11	Amendment No. 1 to Promissory Note, dated March 21, 2023 (incorporated by reference to Exhibit 10.13 to Anzu’s Annual Report on Form 10-K filed on April 3, 2023).
10.12	Promissory Note, dated March 21, 2023 (incorporated by reference to Exhibit 10.14 to Anzu’s Annual Report on Form 10-K filed on April 3, 2023).
10.13	Subscription Agreement, dated as of April 17, 2023 (incorporated by reference to Exhibit 10.1 to Anzu’s Current Report on Form 8-K filed on April 18, 2023).
10.14**	Amendment No. 1 to the Subscription Agreement, dated May 12, 2023, by and among Anzu Special Acquisition Corp I and Anzu SPAC GP I LLC.
10.15	Sponsor Support and Forfeiture Agreement, dated as of April 17, 2023 (incorporated by reference to Exhibit 10.2 to Anzu’s Current Report on Form 8-K filed on April 18, 2023).

Exhibit Number	Description
10.16	Form of Shareholder Support Agreement, dated as of April 17, 2023 (incorporated by reference to Exhibit 10.3 to Anzu’s Current Report on Form 8-K filed on April 18, 2023).
10.17	Forward Purchase Agreement, dated as of April 17, 2023 (incorporated by reference to Exhibit 10.4 to Anzu’s Current Report on Form 8-K filed on April 18, 2023).
10.18**	Form of Letter Agreement Amendment.

10.19**	Convertible Promissory Note, dated April 17, 2023, by and between Envoy Medical Corporation and GAT Funding, LLC.
10.20**	Fourth Amended and Restated Promissory Note, dated July 15, 2022, by and between Envoy Medical Corporation and GAT Funding, LLC.
10.21**	Third Amended and Restated Credit Agreement, dated July 15, 2022, by and between Envoy Medical Corporation and GAT Funding, LLC.
10.22**	Third Amended and Restated Convertible Promissory Note, dated May 31, 2019, by and between Envoy Medical Corporation and Allen Lenzmeier Revocable Trust.
10.23**	Third Amended and Restated Convertible Promissory Note, dated May 31, 2019, by and between Envoy Medical Corporation and CBR Holdings, LLC.
10.24**	Convertible Note Amendment Agreement, dated April 17, 2023, by and between Envoy Medical Corporation and GAT Funding, LLC.
10.25**	Convertible Note Amendment Agreement, dated April 17, 2023, by and between Envoy Medical Corporation and Allen Lenzmeier Revocable Trust.
10.26**	Convertible Note Amendment Agreement, dated April 17, 2023, by and between Envoy Medical Corporation and CBR Holdings, LLC.
10.27**	Amendment No. 1 to Forward Purchase Agreement, dated as of May 25, 2023.

10.28*	Amendment No. 2 to the Subscription Agreement, dated August 23, 2023, by and among Anzu Special Acquisition Corp I and Anzu SPAC GP I LLC.
10.29*	Amendment No. 1 to Convertible Promissory Note, dated August 23, 2023, by and between Envoy Medical Corporation and GAT Funding, LLC.
21.1*	List of subsidiaries of Anzu.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Anzu.
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm for Envoy.
23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 hereto).
23.4	Consent of Morrison & Foerster LLP (included in Exhibit 8.1 hereto).
24.1**	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1*	Form of Proxy Card for Special Meeting.
99.2**	Consent of Brent Lucas as Director Nominee.
99.3**	Consent of Glen A.Taylor as Director Nominee.
99.4**	Consent of Charles Brynelsen as Director Nominee.
99.5	Consent of Mona Patel as Director Nominee.
99.6	Consent of Janis Smith-Gomez as Director Nominee.
99.7*	Form of Notice of Guaranteed Delivery.
99.8*	Form of Letter of Transmittal.
99.9*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.10*	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table.
*	To be filed by amendment.
**	Previously filed.
†

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on the 23rd day of August, 2023.

ANZU SPECIAL ACQUISITION CORP I

By:	/s/ Dr. Whitney Haring-Smith
Name: Dr. Whitney Haring-Smith
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dr. Whitney Haring-Smith	Chairman and Chief Executive Officer	August 23, 2023
Dr. Whitney Haring-Smith	(Principal Executive Officer)

/s/ Daniel J. Hirsch	Chief Financial Officer,	August 23, 2023
Daniel J. Hirsch	Corporate Secretary and Director (Principal Financial Officer and Principal Accounting Officer)

*	Director	August 23, 2023
Priya Cherian Huskins

*	Director	August 23, 2023
Susan J. Kantor

*	Director	August 23, 2023
Diane L. Dewbrey

*By: /s/ Dr. Whitney Haring-Smith
Dr. Whitney Haring-Smith Attorney-in-Fact